Form 10-K, Exhibit 13
period 1995-12-31
INDIANA UNITED BANCORP
filed 1996-04-01
CIK 720002

Growing
                               Relationships



                          Indiana United Bancorp
                            1995 Annual Report

Contents
Financial Highlights                   1

Message to Shareholders                2

Management's Discussion and Analysis   4

Report of Management on Responsibility
  for Financial Information           17

Report of Independent Certified
  Public Accountants                  17

Financial Statements                  18

Notes to Financial Statements         21

Management Directory                  28

Shareholder Information              IBC

Indiana United Bancorp ("Company") is a registered bank holding company incorporated under the laws of Indiana in 1983, commensurate with its acquisition of Union Bank and Trust Company of Greensburg, Indiana. The Company acquired The Peoples Bank, Portland, Indiana in 1987, and Regional Federal Savings Bank, New Albany, Indiana ("Regional Bank") at the end of 1991. With the latter, Indiana United Bancorp became one of a small group of holding companies throughout the nation to operate both commercial banking and thrift subsidiaries. Union Bank and Trust Company of Indiana ("Union Bank") was created by the consolidation of the Greensburg and Portland operations in 1994. It's history traces back to 1873, and it holds Indiana state banking charter #1. At December 31, 1995, Union Bank held assets totaling $208 million and through its nine banking offices, ranked first in market share in Decatur County and second in Jay County. Regional Bank's assets totalled $105 million, held by three banking offices in Floyd and Clark counties. Both subsidiaries offer competitive commercial and consumer loan and deposit related services. Union Bank also operates a general line insurance agency and offers a broad range of personal and business trust services.

Financial Highlights
(Dollar amounts in thousands                              Percent
except per share data)                1995      1994       Change

For the Year
  Net interest income              $10,983   $11,301        (2.8)
  Provision for loan losses             30       115       (73.9)
  Net income                         2,529     2,870       (11.9)
  Common dividends paid                863       683        26.4

Per Common Share
  Net income                         $1.91     $2.17       (12.0)
  Dividends paid                       .69       .60        15.0
  Book value-end of period
    Excluding SFAS No. 115
    adjustment                       20.83     19.60         6.3
    Including SFAS No. 115
    adjustment                       20.98     17.49        20.0
  Market price-end of period         25.00     21.00        19.0

At Year End
  Total assets                    $313,067  $306,047         2.3
  Total loans                      201,355   194,736         3.4
  Allowance for loan losses          2,754     2,784        (1.1)
  Total Deposits                   262,346   261,371         0.4
  Long-term debt                     6,000     7,500       (20.0)
  Preferred stock                    2,000     2,400       (16.7)
  Shareholders' equity              28,245    24,282        16.3

Financial Ratios
  Return on average assets             .82%      .86%       (4.7)
  Return on everage common
   shareholders' equity               9.71%    12.18%      (20.3)
  Allowance for loan losses
   to total loans (year end)          1.33%     1.43%       (7.0)
  Shareholders' equity to
   total assets (year end)            9.02%     7.93%       13.7
  Tier 1 capital to total
   assets                             8.84%     8.69%        1.7
  Total capital to risk-
   adjusted assets                   16.57%    17.11%       (3.2)
Number of common shares
 outstanding                     1,250,897 1,250,897
Number of common shareholders        1,452     1,475        (1.6)
Number of employees (FTE)              154       157        (1.9)

Planning for Growth


   (picture)

Since 1988...the annual
total return of Indiana
United common stock
averaged 18.3%...


   (picture)

 ...Indiana United's
management team now
has the greatest depth and
experience in its history...


   (picture)

 ...we intend to pursue
merger and acquisition
opportunities more
aggressively than ever...



   (picture)

 ...I expect 1996 earnings
to outperform 1995 by a
sizeable margin.

Message to Shareholders

I am pleased to report our financial performance in 1995 produced a 19% gain in income from recurring operations over 1994. But even more importantly, we also sustained our momentum in fully attaining the primary objectives of strategies implemented in 1994. A year ago, my message identified our strategic objectives as eliminating marginal business segments, improving our net interest margin, and redirecting resources into our highest potential markets. Our objectives were advanced in 1994 by merging two of our subsidiaries, divesting three banking offices, and reducing expensive, non-core, deposits.

We completed this strategic transition in 1995 by opening a fully-staffed supermarket branch in Greensburg and expanding into Jeffersonville with a new full service banking office. The $500,000 renovation of Regional Bank's main office, completed in October, has greatly enhanced customer service and improved operating efficiency. In addition, our net interest margin soared 20 basis points, far exceeding the minimal gains projected for peer banks.

The September appointment of Mike Bauer as President and Chief Executive Officer of Regional Bank further strengthens our competitive position in southern Indiana. Mike is a successful career banking executive with keen insights gained from leading a high performance bank in the fiercely competitive greater Chicago market. Both Indiana United subsidiaries are now led by results-driven bankers who share a vision of excellence and a commitment to high asset quality and responsive customer service. We believe Indiana United's management team now has the greatest depth and experience in its history.

One of the greatest challenges to our planning effort is the accelerating velocity of change occurring within the banking industry. Our future performance will greatly depend on our continued ability to accurately assess and quickly respond to the forces of change. That is why planning remains a critical and constantly evolving process at Indiana untied.

A major force driving change is technology. Once confined to backroom operations, technology now touches every product and service we offer. Continued expansion of our information infrastructure and delivery systems are top priorities as we prepare to enter the 21st century. We believe this commitment to technology investment is integral to attaining our growth, service and performance goals.

The recent trend of consolidation among the nation's largest and best performing banks is also influencing our planning priorities. Most of these transactions are strategic alliances formed from positions of strength...not weakness. Many appear to be influenced by the increasing capital demands of technology investment and the redundancy of banking offices. Most appear to anticipate expanded interstate banking in mid 1997.

Expansion through merger and acquisition has long been a priority of indiana United, and has been a significant factor in our growth. I believe the advantages of merging well managed community banks far exceed the limited opportunities available to smaller, less visionary organizations. The added benefit of sharing the increased costs of today's technology lends even greater importance to such transactions. While we continue to target growth within the markets we now serve, we intend to pursue merger and acquisition opportunities more aggressively than ever. We will not, however, enter into any transaction not offering clear advantages to our shareholders and customers.

The banking industry has shown extraordinary resolve in responding to the serious problems it faced only a few years ago. It's self help philosophy has succeeded far beyond the most optimistic forecasts. Unfortunately, the thrift industry now appears unable to repay its 1989 taxpayer funded bailout and still remain competitive. Congress is expected to enact further corrective thrift legislation once the budget stalemate is resolved.

One proposal now under consideration eliminates thrift charters and regulators, converts thrifts to commercial banks, combines the FDIC deposit insurance funds, and transfers to banks the liability for repayment of interest on bonds issued in the bailout. It also eliminates the special thrift tax accounting treatment for loan losses and waives any resulting tax liability. A nonrecurring deposit-based assessment would be levied against all thrifts by the FDIC.

Even though Indiana united would incur an assessment of about $700,000 under this proposal, I strongly favor its passage. The long-term advantages to indiana united would more than offset its high initial cost. In fact, we project the full recapture of this expense in less than three years.

During 1995, we implemented an internal sales training program promoting a service-based sales culture. Employees are now learning communication techniques to discover and effectively respond to the needs of present and prospective customers. By preparing our staff to confidently suggest appropriate products and services, we hope to maximize the mutual benefits of relationship banking. This commitment to service excellence is the defining difference at Indiana United, and a major reason why we're...:the Bank For All Of You".

The introduction of our new Foundation Checking Account in January and The Check Card later in the quarter are expected to propel our growth in 1996. The Foundation Account earns an above market interest rate on checking balances, has no minimum balance requirement, and accesses many other products and services at reduced or fully waived fees. The Check Card is a debit card accessed through any ATM or merchant accepting Visa.

Our growing array of services is extremely competitive and is virtually unconstrained by geographic boundaries. We would be pleased to assist you in discovering the benefits of our loan, deposit or trust services, and welcome your inquiry through the return of the enclosed response card.

There is growing expectation of further reductions in interest rates in 1996 which, if accurate, could also favorably impact our performance. Excluding any special FDIC assessment, or any unforeseen event such as a steep downturn in the economy, I expect 1996 earnings to outperform 1995 by a sizable margin. This gain is expected to be fueled by asset and deposit growth, an improved net interest margin, continued high asset quality and tight rein of noninterest expenses.

Since paying out initial common dividend in 1988, dividends have increased at least 15% each year. The annual total return of Indiana United Bancorp common stock during this period averaged 18.3%, assuming reinvestment of dividends. We expect to continue both of these strong records of performance in 1996 and, if effort and commitment are barometers of achievement, I am confident we will succeed.



Robert E. Hoptry
Chairman and President
January 22, 1996

Management's Discussion and Analysis

Overview

Indiana United Bancorp ("Company") operates under the broad tenets of a long-term strategic plan (" Plan") designed to improve the Company's financial performance, expand its competitive ability and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that the Company can best promote long-term shareholder interests by continuing as an independently owned community banking organization

In conformance with the Plan, during 1994, the Company consolidated the operations of its two commercial banking subsidiaries to form Union Bank and Trust Company of Indiana ("Union Bank"), and sold three underperforming branches of Regional Federal Savings Bank
("Regional Bank").    The Company believes each of those actions
increased its operating efficiency and the latter improved its net interest margin. The Plan also focused on improving net interest margin by reducing the Company's dependence on expensive, non-core deposits. As anticipated, these strategies resulted in a substantial decline in deposits based upon year end comparisons of 1994 and 1993.

During 1995, the Company initiated actions which are expected to build a stronger customer base in its primary markets. The Company invested approximately $500,000 to renovate Regional Bank's main office and $500,000 to open two new branch offices. The renovation allows for direct lobby access of all customer service and loan personnel, and greatly improves drive-up and electronic banking service.

The Allison Lane branch in Jeffersonville was opened by Regional Bank to provide greater access to present and prospective customers in Clark County. Due to the recent completion of ongoing road improvements near this branch, management considers 1996 to be the appropriate period to measure the success of this branch. Union Bank opened the IGA supermarket branch in Greensburg, exclusively providing seven-day banking and extended hours to the community. Entry into new markets will be pursued through exploration of acquisition opportunities.

A continuing tenet of the Plan is to establish and cultivate more pro-active relationships with financial analysts and market makers in the Company's stock. In 1995, management met with prominent financial analysts to share Indiana United Bancorp's success story. Continued contacts with potential market makers and other financial analysts are planned in 1996.

Also in 1995, the Company initiated a sales philosophy supported by a performance-based employee incentive program. The initial phase of this program included sales-oriented training for all customer service personnel. During 1996, sales training will be provided to all personnel, and customer service personnel will receive advanced sales training. During 1996, many technological improvements will be initiated. Certain of these improvements, such as upgrading communication lines, will provide faster response time for customer transactions. Others represent capital investments which will allow the Company to continue to effectively compete in the financial services industry. The dynamics of the Plan assure continually evolving objectives, and the extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

Results of Operations

Annual net income, excluding the effect of a change in accounting method in 1993, has ranged between $2,472,000 and $2,870,000 for the last three years. The year 1994 included a $1,229,000 gain on the sale of three underperforming Regional Bank branches and a loss of $154,000 on the sale of securities. These non-recurring items resulted in additional net income of $650,000. There were no significant non-recurring income or expense items in 1995.

Non-interest income in 1995 reflected a decline in the volume of insurance commissions related to the disruptions of restructuring and relocating the Company's Jay County insurance operations in 1994. Non-interest expense in 1995 reflects reduced Federal Deposit Insurance Corporation ("FDIC") assessments due to a lower deposit insurance assessment rate and full year benefits from the 1994 subsidiary consolidation and branch sale. Professional fees also decreased in 1995 as compared to the prior year.

Net income per common share from recurring operations equaled $1.91 in 1995, compared to $1.58 in 1994, and $1.83 in 1993. Including an accounting method change for income taxes, 1993 earnings equaled $2.19 per share. The gain realized on the sale of Regional Bank's branches increased 1994 earnings per share to $2.17 (see Table 1).

The Company's return on average total assets was .82% in 1995, .86% in 1994, and .81% in 1993. Return on average common shareholders' equity was 9.71% in 1995, 12.18% in 1994, and 12.61% in 1993.

Net Interest Income

Net interest income is influenced by the volume and yield of earning assets and the cost of interest-bearing liabilities. Net interest margin reflects the mix of interest-bearing and noninterest-bearing liabilities that fund earning assets, as well as interest spreads between the rates earned on these assets and the rates paid on interest-bearing liabilities. Net interest income of $11,095,000 in 1995 decreased 3% from $11,436,000 in
1994, which was 5% below 1993 (see Tables 2 and 5).

Throughout 1994 and much of 1995, many of the Company's local competitors offered interest rates on long-term certificates of deposit significantly above national market averages. The Company believes this strategy will depress future years earnings of these competitors and elected not to engage in such activity. The Company instead employed a deposit pricing strategy focused on retaining and attracting shorter-term funds in anticipation of a lower interest rate environment in 1995 and 1996. The Company believes its ability to reprice these deposits in the near term will improve its net interest margin relative to average peer performance. As expected, deposits declined during 1994 and the early part of 1995. By mid 1995, many of these competitors had reduced or eliminated rate premiums on long-term deposits and, by year end, the Company's competitive disadvantage in attracting these funds was minimal.

Although many of the Company's peer group competitors are expected to report flat or marginally changed net interest margins in 1995, the Company increased its net interest margin by 20 basis points. During 1994 and 1995, the Company increased its net interest margin by 25 basis points, compared to latest available data indicating peer average gains of only 4 basis points.

The Company retained an outside investment advisor in early 1994 to assist in the administration of the investment portfolio. Several changes in the investment portfolio were made, primarily during the first half of 1994, resulting in net losses of $154,000 on the sale of securities. Although many of the changes were designed to improve portfolio duration and reduce extension risk, yields also improved. The average yield on investment securities increased 65 basis points in 1995 compared to 1994 and now closely parallels the Company's peer group average.

The changes in interest income and interest expense resulting from changes in volume and rate are summarized in Tables 2 and 3.
Variances have been allocated on the basis of the absolute relationship between volume and rate.

Provision for Loan Losses

This topic is discussed under the heading "Loans, Credit Risk and the Allowance and Provision for Possible Loan Losses"

Non-interest Income

Non-interest income normalized in 1995 after benefiting from a gain of $1,229,000 from the sale of branches in 1994. Excluding the sale, non-interest income in 1995 exceeded 1994 by $97,000 or 7%. Securities transactions in 1995 resulted in a gain of $16,000 versus a loss of $154,000 in 1994.

Insurance commissions continue to represent the largest component of recurring non-interest income, equaling 32%, 37% and 36% in the years 1995, 1994 and 1993. Declines of $36,000 in 1995 and
$71,000 in 1994 reflect reorganization and relocation disruptions of insurance operations in Jay County. Insurance income is expected to increase in 1996. Service charges on deposit accounts decreased in 1995 and 1994, primarily reflecting reduced interest-bearing demand deposits and higher earnings credits offsetting activity charges on commercial accounts. Deposit growth and interest rate variables are expected to generate greater service charge income in 1996.

Non-interest Expense

The largest component of non-interest expense is personnel expense. Personnel expenses declined in 1995 by $86,000, or 1.9%, following a $60,000 decline in 1994. Both of these declines were impacted by the sale of branches and the consolidation of commercial banking subsidiaries. The average number of full-time equivalent employees in 1995 was 15 persons less than the average 1994 staffing level, even with the opening of two new branches during this year. Normal staff salary adjustments and increased benefit costs were incurred in 1995, including $53,000 earned by employees in connection with the performance incentive compensation plan. Personnel expenses in 1993 included a nonrecurring expense of $100,000 associated with attaining long-term strategic objectives. Personnel expenses in 1996 are not expected to change materially from 1995.

Effective January 1, 1995, the Company adopted SFAS No.106, Employers' Accounting for Postretirement Benefits Other Than Pensions, which focuses principally on postretirement health care benefits. SFAS No.106 requires the accrual of these benefits over the period the employee performs the service to earn the benefits rather than the prior practice of accounting for these benefits on the cash basis. The adoption of SFAS No.106 did not have any material effect on operations or financial condition in 1995.

Expenses related to premises and equipment declined 3.4% in 1995 and 5.8% in 1994, due to the sale of branches. Professional fees in 1994 were elevated by expenses incurred to an investment advisor. The investment advisory service was discontinued in early 1995.

Deposit insurance was $271,000 less in 1995, than the prior year due to a lower rate and lower volume of deposits on which the insurance premium is calculated. In mid 1995, the FDIC reduced deposit insurance premiums paid by soundly managed commercial banks, including Union Bank, by 83%. Since the bank insurance fund reached a mandated funding level in 1995, the assessment rate for the Company's commercial bank has been further reduced to the $2,000 minimum level permissable in 1996. The FDIC has also decided to retain the current premium rates paid by thrift institutions, and is currently evaluating several proposals for the recapitalization of the Savings Association Insurance Fund ("SAIF"). It is possible Congress will pass legislation to merge the bank and thrift components of the FDIC insurance fund, ultimately mandating the conversion of thrifts to commercial bank charters. Such legislation is likely to result in a one-time assessment of all thrift institutions, which, if based upon deposit balances as of March 31, 1995 as now proposed, would result in a nonrecurring pre-tax charge of approximately $700,000 for Regional Bank. Subsequent to the one-time charge, Regional Bank's assessment rate should decrease to the current level of commercial banks. Other operating expenses decreased 11% in 1995 with no significant dollar change in any individual expense item.

Income Taxes

Income tax expense for 1995 was $1,651,000 compared to $1,864,000 for 1994, and the effective rate was 40% for 1995, 39% in 1994 and 37% in 1993. The Company and its subsidiaries will file a consolidated federal income tax return for 1995. The Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, was adopted by the Company effective January 1, 1993. The change resulted in a nonrecurring increase of $450,000 in 1993 earnings.

Financial Condition

Total average assets and their components reflect decreases attributable to the sale of Regional Bank's branches in late October, 1994. In connection with the sale, total assets were reduced by approximately $24,000,000 consisting of loans of $13,350,000, fixed assets of $1,150,000 and securities of $9,500,000 sold to fund the sale. Total deposits were affected by a comparable aggregate amount. Total average assets for 1994 would have been reduced by approximately $20,000,000 had the branch sale occurred on January 1, 1994.

Year-end assets increased to $313,067,000 from $306,047,000 at December 31, 1994. Cash and cash equivalents and short-term investments increased to provide funding for loans scheduled to close shortly after December 31, 1995 and in anticipation of customary January withdrawals of public funds. Securities sales, maturities and repayments were used to fund loan growth in 1995.

Average earning assets have represented 95% of average total assets for the past three years. Average loans represented 65% of average assets in 1995 compared to 62% in 1994 and 57% in 1993. Management intends to continue its emphasis on loan growth in 1996.

Average interest-bearing deposits decreased in 1995 compared to 1994, as a result of previously mentioned deposit pricing strategies and the sale of branches. Although total deposits increased only slightly in 1995 compared to 1994, the components changed dramatically. Noninterest-bearing deposits increased approximately $2,000,000. Interest-bearing demand deposits decreased approximately $10,000,000 reflecting transfers to short-term certificates of deposit and a premium passbook savings account introduced in 1995. Savings, certificates of deposit and other time deposits increased approximately $9,000,000 in 1995.

Long-term debt is the Company's loan for the purchase of Regional Bank and Union Bank, and is secured by the capital stock of the Company's subsidiaries. Interest adjusts quarterly to the lender's prime rate, less 25 basis points. The Company successfully renegotiated the rate with the lender in mid 1995 and the new rate became effective July 1, 1995. The Company believes it has complied with all terms and covenants of the loan agreement. The Company prepaid $750,000 on long-term debt in 1995, and intends to make additional prepayments in 1996.

Shareholders' equity was $28,245,000 on December 31, 1995 compared to $24,282,000 in 1994. Book value per common share increased to $20.98 or 20% from $17.49 at year end 1994. The unrealized gain on securities available for sale, net of taxes, totaled $195,000 or $.15 per share in 1995 compared to an unrealized loss of $2,641,000 or $2.11 per share in 1994. Excluding the net unrealized gains or losses on securities available for sale, book value per share was $20.83 or an increase of 6% over the comparable book value at year
end 1994.   A 10% common stock dividend was issued to shareholders
of record in December 1994. The Company redeemed $400,000 of its preferred stock in 1995 and $300,000 in 1994. The Company may redeem additional preferred stock in 1996.

Loans, Credit Risk and the Allowance and Provision for Possible
Loan Losses

Loans remain the Company's largest concentration of assets and continue to represent the greatest risk. The loan underwriting standards observed by each of the Company's subsidiaries are viewed by management as a deterrent to the emergence of an abnormal level of problem loans and a subsequent increase in net chargeoffs. The Company's conservative loan underwriting standards have historically resulted in higher loan quality and lower levels of net chargeoffs than peer bank averages. The Company also believes credit risks are elevated by undue concentrations of loans in specific industry segments and loans to out of area borrowers. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its restrictive loan allocation policy.

Total loans increased 3%, primarily reflecting the expansion of the consumer loan portfolio and management's emphasis on indirect automobile financing during 1995. Consumer loans increased 32% in 1995 compared to 1994. The Company intends to continue this emphasis on increasing consumer loans in 1996 to provide greater diversification within the portfolio and to generate higher yields than residential real estate loans. Although the Company limits its exposure to long-term fixed rate residential mortgage loans and generally observes 20% downpayment guidelines, it will begin originating both fixed rate loans and loans with little or no downpayment for a non-competing mortgage lender during 1996. This program will assist the Company in serving all segments of the community without incuring unacceptable levels of credit exposure or interest rate risk. The origination of these loans will also provide additional fee income.

The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed in a nonaccruing status when in management's judgment the collateral value and/or the borrower's financial condition does not justify accruing interest. As a general rule, commercial and real estate mortgage loans are reclassified to nonaccruing status at or before becoming 90 days past due. Interest previously recorded but not deemed collectible is reversed and charged against current income. Subsequent interest income on non-accrual loans is thereafter recognized only when collected. Non-real estate secured consumer loans are not placed in non-accruing status, but are charged-off when policy- determined delinquent status is reached.

Net chargeoffs were $60,000 in 1995, $13,000 in 1994 and $361,000 in 1993.  As a percentage of average loans, net chargeoffs equaled
 .03%, .08% and .18% in 1995, 1994 and 1993.  In each of these years, the Company significantly outperformed its peer group's net loan loss average.

Management maintains a listing of loans warranting either the assignment of a specific reserve amount or other special administrative attention. This listing, together with a listing of all classified loans, nonaccrual loans and loans delinquent 30 days or more, is reviewed monthly by the board of directors of each subsidiary.

The ability to absorb loan losses promptly when problems are identified is invaluable to a banking organization. Most often, losses incurred as a result of quick collection action are much lower than losses incurred after prolonged legal proceedings. Accordingly, the Company observes the practice of quickly initiating stringent collection efforts in the very early stages of loan delinquency.

The adequacy of the allowance for loan losses in each subsidiary is reviewed at least monthly. The determination of the provision amount in any period is based on management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio, current economic conditions, the amount of loans presently outstanding, and the amount and composition of growth expectations. The allowance for loan losses as of December 31, 1995, is considered adequate by management. See Tables 6, 7, 10, 11 and 12, for quantitative support of this narrative loan analysis.

The Company adopted SFAS No.114 and No.118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, on January 1, 1995. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. The amount of impaired loans at December 31, 1995 was not material.

Investment Securities

Investment securities offer flexibility in the Company's management of interest rate risk, and is the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high risk derivative products or junk bonds.

Effective January 1, 1994, the Company adopted new accounting rules for securities. The rules require that each security must be individually designated as a "held to maturity" (HTM) security or as an "available for sale" (AFS) security.

Late in 1995, the Financial Accounting Standards Board allowed an unprecendented "one time" transition reclassification. While the vast majority of the Company's investments were already designated AFS, the Company took this opportunity to reclassify all remaining HTM securities to AFS to provide even greater management flexibility in responding to changes within financial markets.

As of December 31, 1995, all investment securities are classified as AFS and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $195,000 was recorded to adjust the AFS portfolio to current market value at December 31, 1995, compared to a net unrealized loss of $2,641,000 at December 31, 1994.

At year end 1995, the yield of the investment securities portfolio was 6.33%, representing a substantial increase over the 6.16% at year end 1994, and 5.56% at year end 1993. In 1993, mortgage-backed securities experienced accelerated paydowns, thereby decreasing the effective yield for the year. An investment advisor was retained in early 1994, and a substantial restructuring of the portfolio occurred. This restructuring was the primary source of a $154,000 loss on the sale of securities, which also included the liquidation of securities to fund the sale of branches in the fourth quarter. These actions, together with a general increase in interest rates, produced the yield gain in 1994. Securities were liquidated to provide a primary funding source for the sale of Regional Bank's branches on October 28, 1994.

Commencing in 1994, management reduced the variable portion of the investment securities portfolio. Variable rate securities comprised 55% of the total portfolio on December 31, 1995 compared to 65% for December 31, 1993. The reduction of variable rate securities extended the weighted average life of the portfolio to
1.14 years as compared to .84 years in 1993.

SFAS No.119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, requires disclosures about derivative financial instruments - futures, forward swap and option contracts, and other financial instruments with similar characteristics was effective for 1995 for the Company. During 1995, the Company did not have any derivative financial instruments as defined in SFAS No.119.
Sources of Funds

The Company relies primarily on customer deposits and securities sold under repurchase agreements, along with shareholders' equity to fund earning assets. On an infrequent basis, Federal Home Loan Bank ("FHLB) advances are used to provide additional funds. The Company is not aware of any recommendations by regulatory authorities which would materially affect liquidity, capital resources or operations.

Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 88% and 89% of total earning assets in 1995 and 1994. Total interest-bearing deposits averaged 90%, 92% and 93% of average total deposits during 1995, 1994 and 1993. Management intends to continue trying to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

Securities sold under repurchase agreements ("repos") are high denomination investments utilized by public entities and commercial customers as an element of their cash management programs. Repos are not subject to FDIC assessment so they are less costly than large certificates of deposit. With the reduction in the FDIC assessment, repos will not have the cost advantage previously held. Management expects large denomination certificates of deposit to become more widely used in 1996 to replace a portion of the funds previously invested in repos.

Short-term borrowings increased 23% at year end 1995 compared to 1994. FHLB advances represented most of this increase. FHLB advances were used to fund loans and other earning assets. Depending upon the level of loan demand, management may elect to use additional FHLB advances in 1996.

The Company continued to prepay long-term debt in 1995. Long-term debt decreased $1,500,000 in 1995, of which $750,000 represented
reductions in excess of scheduled repayment.    Management expects
to continue its history of accelerated payments in 1996.

Capital Resources

Total shareholders' equity was $28,245,000 at December 31, 1995, and includes $2,000,000 of preferred stock. The Company redeemed
$400,000 of preferred stock in 1995 and $300,000 in both 1993 and 1994. It expects to redeem an additional amount in 1996.

The Federal Reserve Board has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The Company's core capital (Tier 1) consists of shareholders' equity less goodwill, while total capital consists of core capital, certain debt instruments and a portion of the allowance for credit losses. At December 31, 1995, Tier 1 capital to total assets was 8.84%. Total capital to risk-adjusted assets was 16.57%. Both ratios substantially exceed all regulatory definitions of a well-capitalized institution.

1994 shareholders' equity was impacted by the Company's initial decision to categorize a large portion of its securities portfolio as AFS under accounting rules adopted January 1, 1994. Securities in this category are carried at fair value, and shareholders' equity is adjusted to reflect unrealized gains and losses, net of taxes. On November 29, 1995, in accordance with the transition reclassification allowed by the Financial Accounting Standards Board, securities previously classified as held to maturity were transferred to available for sale. As of December 31, 1995, 100% of the investment portfolio is designated as availabe for sale. No adjustment to shareholders' equity is recorded prior to 1994.

The Company declared and paid common dividends of $.69 per share in 1995, and $.60 in 1994. Book value per common share increased 20% to $20.98 from $17.49 in 1994. The net adjustment for AFS securities increased book value by $.15 and decreased book value by $2.11 at December 31, 1995 and 1994. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity. The dividend payment rate on preferred stock was 6.34% during each of the last three years. A 10% common stock dividend was issued prior to year end 1994.

Liquidity

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors, and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquird earning assets, and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, money market instruments, and securities maturing within one year. In addition, the Company holds $74,803,000 of AFS securities maturing after one year which can be sold to meet liquidity needs.

Liquidity is reinforced by maintaining a relatively stable funding base, which is achieved by diversifying funding sources, extending the contractual maturity of liabilities, and limiting reliance on volatile short-term purchased funds. The Company's stategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable and low-cost funds. Average core deposits funded approximately 86% of total earning assets at December 31, 1995. Short-term funding needs can arise from declines in deposits or other funding sources, drawdowns of loan commitments, and requests for new loans.

Shareholders' equity and long-term debt also contribute to liquidity by reducing the need to continually rely on short-term purchased funds. At the end of 1995, long-term debt totalled 2% of total assets and 21% of total shareholders' equity versus 2% of total assets and 31% of total shareholders' equity at December 31, 1994.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment.

Interest Rate Risk

At year end 1995, the Company held approximately $193,159,000 in assets, comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 1995 appears in Table 14. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricings characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. It is the policy of the Company that rate-sensitive assets less rate-sensitive liabilites to total assets be kept within a range of 80% to 130%. The Company's strategy is to remain near neutral when rates are likely to remain stable and shifting slightly toward a negative gap when rates are expected to decline and a positive gap when rates are expected to rise.

The Company is continuing to pursue a strategy to attain a neutral to a slightly negative gap position in the belief that the current interest rate cycle has peaked. In any event, the Company does not anticipate that its earnings will be materially impacted in 1996 regardless of the direction interest rates may trend.

Effects of Changing Prices

The Company's asset and liability structure is substantially different from that of an industrial company in that most of its assets and liabilities are monetary in nature. Management believes the impact of inflation on financial results depends upon the Company's ability to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction at the same time, or at the same magnitude, as the prices of other goods and services. As discussed previously, management relies on its ability to manage the relationship between interest-sensitive assets and liabilities to protect against wide interest rate fluctuations, including those resulting from inflation.

Future Accounting Changes

The FASB has issued SFAS No.121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of. This Statement establishes guidance for recognizing and measuring impairment loses and requires that the carrying amount of impaired assets be reduced to fair value. Long-lived assets and certain identifiable intangibles must be reviewed for impairment whenever events indicate that the carrying amount of the assets may not be recoverable.

SFAS No.121 is effective in 1996 for the Company. Management does not believe the adoption of SFAS No.121 will have any material effect on results of operation or financial condition in 1996.

SFAS No.122, Accounting for Mortgage Servicing Rights, pertains to mortgage banking and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. The Statement eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under this Statement, if the Company enters into mortgage banking activities and sells or securitizes loans and retains the mortgage servicing rights, the Company must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the rights) based on their relative fair values.

SFAS No.122 is effective for the Company in 1996. Since the Company does not currently engage in mortgage banking activities, it does not expect adoption of this Statement to have any material effect on 1996 operations or financial position.

SFAS No.123, Stock Based Compensation, is effective for the Company in 1996. This Statement requires expanded disclosures rather than recognition of compensation cost as was originally required by the exposure draft of this Statement for fixed, at the money, options. However, employers are encouraged to recognize the cost of stock-based compensation plans in their financial statements. Currently, the Company has no stock-based compensation plans and adoption of SFAS No. 123 is not expected to have any effect on 1996 financial statements.

Tables included in Annual Report
(Table dollar amounts in thousands)

Table 1 -- Selected Financial Data Summary*
                       1995    1994     1993    1992    1991
Results of Operations
For the year
Net interest income     $10,983 $11,301  $11,881 $12,484  $7,308
Provision for loan
 losses                      30     115      357     686     102
Non-interest income       1,456   2,588    1,628   1,572   1,321
Non-interest expense      8,229   9,040    9,243   8,834   5,687
Income before income
 tax and accounting
 method change            4,180   4,734    3,909   4,536   2,840
Income tax                1,651   1,864    1,438   1,674     940
Income before accounting
 method change            2,529   2,870    2,472   2,862   1,900
Accounting method change                     450
Net income                2,529   2,870    2,922   2,862   1,900
Dividends paid on common
 stock                      863     683      580     478     257
Dividends paid on
 preferred stock            139     157      185     190     190
Per Common Share
Income before accounting
 method change            $1.91   $2.17    $1.83   $2.14   $2.05
Net income                 1.91    2.17     2.19    2.14    2.05
Dividends paid              .69     .60      .51     .42     .34
Book value--end of period
 Excluding SFAS No. 115
   adjustment             20.83   19.60    17.99   16.27   14.51
 Including SFAS No. 115
   adjustment             20.98   17.49
Market price--end of
period                    25.00   21.00    22.28   19.80   13.39
At Year End
Total assets           $313,067$306,047 $355,992$368,924$373,764
Securities and other
 investments             94,110  96,270  133,747 146,593 145,737
Total loans             201,355 194,736  205,508 204,000 206,597
Allowance for loan
 losses                   2,754   2,784    2,682   2,686   3,008
Total deposits          262,346 261,371  310,063 323,777 323,522
Long-term debt            6,000   7,500    9,375  10,645  14,705
Preferred stock           2,000   2,400    2,700   3,000   3,000
Shareholders' equity     28,245  24,282   25,203  23,347  21,154
Financial Ratios
Return on average
  assets                   .82%    .86%     .81%    .79%    .92%
Return on average
 common shareholders'
 equity                    9.71   12.18    12.61   13.88   14.65
Allowance for loan
 losses to total
 loans (year end)          1.37    1.43     1.31    1.32    1.46
Shareholders' equity to
 total assets (year end)   9.02    7.93     7.08    6.33    5.66
Tier I capital to total
 assets                    8.84    8.69     7.01    6.25    5.51
Total capital to risk-
 adjusted assets          16.57   17.11    14.12   13.34   11.72
Average equity to average
 total assets              8.70    7.39     6.83    6.11    7.09
Dividend payout ratio     39.64   25.15    21.16   17.89   15.03

* The Company acquired Regional Bank effective December 31, 1991 and sold three of Regional Bank's branches in October, 1994. The acquisition and sale affects comparative analysis in certain information in this table.

Table 2 -- Changes in Net Interest Income and Net Interest Margin
          (Taxable Equivalent Basis)*
                                               Percent Change
                  1995     1994     1993      1995/94   1994/93
Interest income
Loans          $16,938  $15,941  $16,536        6.3      (3.6)
Securities       5,655    6,265    7,572       (9.7)    (17.3)
Federal funds
 sold              305      116      242      162.9     (52.1)
Short-term
 investments        49       15       37      226.7     (59.5)
Total interest
 income         22,947   22,337   24,387        2.7      (8.4)
Interest expense
NOW and super NOW
 accounts          833      832      847        0.1      (1.8)
Money market
 investment
 accounts        1,297    1,216    1,367        6.7     (11.0)
Savings deposits   894      742      750       20.5      (1.1)
Certificates of
 deposit and
 other time
 deposits        7,284    6,997    8,429        4.1     (17.0)
Borrowings       1,544    1,114      952       38.6      17.0
Total interest
 expense        11,852   10,901   12,345        8.7     (11.7)
Net interest
 income        $11,095  $11,436  $12,042       (3.0)     (5.0)
Net interest
 margin          3.77%    3.57%    3.52%        5.6       1.4

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 3 -- Volume/Rate Analysis of Changes in Net Interest Income
          (Taxable Equivalent Basis)*

                     1995 vs. 1994             1994 vs. 1993
                 Volume   Rate   Total    Volume   Rate    Total
Interest income
Loans            $(505) $1,502    $997       $64  $(659)  $(595)
Investment
 securities     (1,270)    660    (610)     (941)  (366) (1,307)
Federal funds
 sold              131      58     189      (200)    74    (126)
Short-term
 investments        17      17      34       (13)    (9)    (22)
Total interest
 income         (1,627)  2,237     610    (1,090)  (960) (2,050)
Interest expense
NOW and super
 NOW accounts     (114)    115       1        (2)   (13)    (15)
Money market
 investment
 accounts         (255)    336      81      (175)    24    (151)
Savings deposits   (38)    190     152        19    (27)     (8)
Certificates of
 deposit          (886)  1,173     287      (942)  (489) (1,431)
Borrowings          60     370     430       (83)   244     161
Total interest
 expense        (1,233)  2,184     951    (1,183)  (261) (1,444)
Change in net
 interest income$ (394)    $53    (341)      $93  $(699)   (606)
Change in
 taxable
 equivalent
 adjustments                        23                       26
Change in net
 interest income
 after taxable
 equivalent
 adjustments                   $  (318)                   $(580)

*Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 4 -- Non-interest Income and Expense
                                                   Percent Change
                           1995    1994   1993   1995/94   1994/93
Non-interest income
Insurance commissions      $473    $509   $580     (7.1)    (12.2)
Trust fees                  189     200    196     (5.5)      2.0
Service charges on deposit
  accounts                  450     475    542     (5.3)    (12.4)
Securities gains (losses)    16    (154)    15
Gain on sale of branches          1,229
Other income                328     329    295     (0.3)     11.5
 Total non-interest
  income                 $1,456  $2,588 $1,628    (43.7)     59.0

Non-interest expense
Salaries and employee
 benefits                $4,467  $4,553 $4,613     (1.9)     (1.3)
Premises and equipment
 expense                  1,469   1,521  1,615     (3.4)     (5.8)
Professional fees           205     395    258    (48.1)     53.1
Amortization of
 intangibles                 40      46     54    (13.0)    (14.8)
FDIC insurance              395     666    639    (40.7)      4.2
Other expense             1,653   1,859  2,064    (11.1)     (9.9)
 Total non-interest
  expense                $8,229  $9,040 $9,243     (9.0)     (2.2)
Net non-interest expense
 as a percent of average
 assets                   2.20%   1.93%  2.11%

Table 5 -- Average Balance Sheet and Net Interest Analysis
           (Taxable Equivalent Basis)*
                                   DECEMBER 31, 1995
                                      Average             Yield/
                                      Balance   Interest    Rate
Assets
 Short-term investments                $812       $49      6.03%
 Federal funds sold                   5,196       305      5.87
 Securities
  Taxable                            85,421     5,326      6.24
  Tax-exempt                          4,327       329      7.60
    Total securities                 89,748     5,655      6.30
 Loans:**
  Commercial                         64,589     6,116      9.47
  Real estate mortgage              116,314     8,815      7.58
  Consumer                           15,760     1,807     11.47
  Government guaranteed loans         2,383       200      8.39
    Total loans                     199,046    16,938      8.51
    Total earning assets            294,802    22,947      7.79
 Allowance for loan losses           (2,732)
 Unrealized losses on securities     (1,054)
 Cash and due from banks              7,744
 Premises and equipment               5,799
 Other assets                         3,104
    Total assets                   $307,663

Liabilities
 Interest-bearing deposits:
  NOW and super NOW accounts        $30,906       833       2.70
  Money market investment accounts   35,369     1,297       3.67
  Savings                            26,979       894       3.31
  Certificates of deposit and other
   time deposits                    136,952     7,284       5.32
    Total interest-bearing deposits 230,206    10,308       4.48
 Short-term borrowings               15,947       932       5.84
 Long-term debt                       6,950       612       8.81
    Total interest-bearing
      liabilities                   253,103    11,852       4.68
 Noninterest-bearing demand
  deposits                           24,545
 Other liabilities                    3,243
    Total liabilities               280,891
Shareholders' equity                 26,772
 Total liabilities and shareholders'
    equity                         $307,663   $11,852       4.02***
 Net interest income                          $11,095       3.77%
Conversion of tax exempt income
to a fully taxable equivalent
basis using a marginal rate of 34%               $112

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.
** Nonaccruning loans have been included in the average balances. *** Total interest expense divided by total earnings assets.

Table 5 -- Average Balance Sheet and Net Interest Analysis
           (Taxable Equivalent Basis)*
                                   DECEMBER 31, 1994
                                      Average             Yield/
                                      Balance   Interest    Rate
Assets
 Short-term investments                $451       $15      3.33%
 Federal funds sold                   2,751       116      4.22
 Securities
  Taxable                           105,941     5,871      5.54
  Tax-exempt                          4,916       394      8.01
    Total securities                110,857     6,265      5.65
 Loans:**
  Commercial                         66,002     5,697      8.63
  Real estate mortgage              123,423     8,521      6.90
  Consumer                           14,179     1,530     10.79
  Government guaranteed loans         3,064       193      6.30
    Total loans                     206,668    15,941      7.71
    Total earning assets            320,727    22,337      6.97
 Allowance for loan losses           (2,760)
 Unrealized losses on securities     (1,471)
 Cash and due from banks              7,633
 Premises and equipment               6,297
 Other assets                         4,425
    Total assets                   $334,851

Liabilities
 Interest-bearing deposits:
  NOW and super NOW accounts        $35,435       832       2.35
  Money market investment accounts   43,527     1,216       2.79
  Savings                            28,357       742       2.62
  Certificates of deposit and other
   time deposits                    155,317     6,997       4.50
    Total interest-bearing deposits 262,636     9,787       3.73
 Short-term borrowings               11,694       483       4.13
 Long-term debt                       8,835       631       7.14
    Total interest-bearing
      liabilities                   283,165    10,901       3.85
 Noninterest-bearing demand
  deposits                           23,678
 Other liabilities                    3,250
    Total liabilities               310,093
Shareholders' equity                 24,758
 Total liabilities and shareholders'
    equity                         $334,851   $10,901       3.40***
 Net interest income                          $11,436       3.57%
Conversion of tax exempt income
to a fully taxable equivalent
basis using a marginal rate of 34%               $135

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.
** Nonaccruning loans have been included in the average balances. *** Total interest expense divided by total earnings assets.

Table 5 -- Average Balance Sheet and Net Interest Analysis
           (Taxable Equivalent Basis)*
                                   DECEMBER 31, 1993
                                      Average             Yield/
                                      Balance   Interest    Rate
Assets
 Short-term investments                $782       $37      4.73%
 Federal funds sold                   8,083       242      2.99
 Securities
  Taxable                           121,413     7,099      5.85
  Tax-exempt                          5,781       473      8.18
    Total securities                127,194     7,572      5.95
 Loans:**
  Commercial                         60,974     5,246      8.60
  Real estate mortgage              125,896     9,416      7.48
  Consumer                           15,658     1,677     10.71
  Government guaranteed loans         3,537       197      5.57
    Total loans                     206,065    16,536      8.02
    Total earning assets            342,124    24,387      7.13
 Allowance for loan losses           (2,708)
 Unrealized losses on securities
 Cash and due from banks              8,565
 Premises and equipment               6,862
 Other assets                         5,439
    Total assets                   $360,282

Liabilities
 Interest-bearing deposits:
  NOW and super NOW accounts        $35,538       847       2.38
  Money market investment accounts   49,806     1,367       2.74
  Savings                            27,651       750       2.71
  Certificates of deposit and other
   time deposits                    175,772     8,428       4.80
    Total interest-bearing deposits 288,767    11,392       3.95
 Short-term borrowings               11,239       323       2.87
 Long-term debt                      10,313       630       6.10
    Total interest-bearing
      liabilities                   310,319    12,345       3.98
 Noninterest-bearing demand
  deposits                           21,672
 Other liabilities                    3,671
    Total liabilities               335,662
Shareholders' equity                 24,620
 Total liabilities and shareholders'
    equity                         $360,282   $12,345       3.61***
 Net interest income                          $12,042       3.52%
Conversion of tax exempt income
to a fully taxable equivalent
basis using a marginal rate of 34%               $161

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.
** Nonaccruning loans have been included in the average balances. *** Total interest expense divided by total earnings assets.

Table 6 -- Underperforming Loans
                         1995   1994   1993   1992   1991
Nonaccruing loans      $1,569 $1,030 $1,208 $2,543 $3,564
Accruing loans
 contractually past due
 90 days or more as to
 principal or interest
 payments                  34    113                1,866
Restructured loans                       16    267  2,287
  Total                $1,603 $1,143 $1,224 $2,810 $7,717
  Percent of total
   loans                  .8%    .6%    .6%   1.4%   3.7%

Table 7 -- Summary of Allowance for Loan Losses
                        1995    1994    1993    1992    1991
Balance at January 1  $2,784  $2,682  $2,686  $3,008  $1,682
Chargeoffs
 Commercial               91       6     239   1,123      57
 Real estate mortgage     38      65     189      44      25
 Consumer                 31      21      17      95     151
    Total chargeoffs     160      92     445   1,262     233
Recoveries
 Commercial               61      37      52     199      57
 Real estate mortgage     27      15               7      29
 Consumer                 12      27      32      47      96
    Total recoveries     100      79      84     253     182
Net chargeoffs            60      13     361   1,009      51
Addition resulting
 from acquisition                                      1,275
Provision for loan
 losses                   30     115     357     687     102
Balance at
  December 31         $2,754  $2,784  $2,682  $2,686  $3,008
Net chargeoffs to
  average loans         .03%    .01%    .18%    .48%    .05%
Provision for loan
 losses to average
 loans                  .02%    .06%    .17%    .33%    .10%
Allowance to total
 loans at year end     1.37%   1.43%   1.31%   1.32%   1.46%

Table 8 -- Average Deposits
                    1995             1994            1993
              Amount    Rate    Amount   Rate   Amount   Rate
Demand       $24,545           $23,678         $21,672
NOW and super
 NOW accounts 30,906   2.70%    35,435  2.35%   35,538  2.38%
Money market
 investment
 accounts     35,369   3.67     43,527  2.79    49,806  2.74
Savings       26,979   3.31     28,357  2.62    27,651  2.71
Certificates
 of deposit
 and other
 time
 deposits    136,952   5.32    155,317  4.50   175,772  4.80
   Totals   $254,751   4.05%  $286,314  3.42% $310,439 3.66%

As of December 31, 1995, certificates of deposit of $100,000 or more mature as follows:

                     3 Months   3 - 6   6 - 12   Over 12
                      or Less  Months   Months    Months   Total
Certificates of
 deposit              $8,989   $6,953   $4,974    $2,596 $23,512
Percent                  38%      30%      21%       11%    100%

Table 9  -- Short-term Borrowings
                                 1995           1994         1993
Repurchase Agreements
Balance at December 31        $10,735         $9,977       $6,654
Maximum outstanding at any
 month end                     15,174         16,384       13,013
Daily average amount
 outstanding                   10,162          9,041        9,767
Weighted daily average
 interest rate                  5.67%          3.99%        2.86%
Weighted daily interest
 rate at December 31            5.28%          5.39%        2.79%

Information related to repurchase agreements is shown in the table above and information on other short-term borrowings is not required since the average balances outstanding during the periods were less than 30% of shareholders' equity.

Table 10 -- Loan Portfolio
                               December 31
                  1995     1994     1993     1992     1991
Types of loans
 Commercial     $7,796   $7,595  $11,028  $16,300  $14,671
 Agricultural
  production
  financing and
  othe loans to
  farmers        9,996    7,859    8,845    7,471    7,994
 Commercial
  real estate
  mortgage      24,129   25,619   27,036   32,645   35,633
 Residential
  real estate
  mortgage     103,239  101,455  111,600  101,953  101,556
 Farm real
  estate        28,910   28,358   25,483   22,064   15,024
 Construction
  and
  development    6,863    7,161    3,455    1,786    4,792
 Consumer       18,342   13,870   14,752   17,992   22,491
 Government
  guaranteed
  loans          2,080    2,819    3,309    3,789    4,436
 Total loans  $201,355 $194,736 $205,508 $204,000 $206,597

Table 11 -- Maturities and Sensitivities of Commercial,
            Construction and Certain Other Loans to
            Changes in Interest Rates at December 31, 1995

                    Within         1 - 5        Over
                    1 Year         Years      5 Years      Total
Loan type
 Commercial         $6,189        $1,490        $117      $7,796
 Agricultural
  production
  financing and
  other loans to
  farmers            9,364           205         427       9,996
 Construction        6,863                                 6,863
 Government
  guaranteed loans                   187       1,893       2,080
    Totals         $22,416        $1,882      $2,437     $26,735
 Percent             83.9%          7.0%        9.1%      100.0%
Rate sensitivity
 Fixed rate         $2,875        $1,372        $543      $4,790
 Variable rate      19,541           510       1,894      21,945
    Totals         $22,416        $1,882      $2,437     $26,735

Table 12 -- Allocation of the Allowance for Loan Losses
                       1995             1994            1993
December 31        Amount Percent  Amount  Percent Amount  Percent
Real estate
 Residential        $134      5%    $146      5%    $142      5%
 Farm real estate     14              14      1
 Commercial          575     21      702     25      468     18
 Construction and
  development         75      3       52      2       35      1
   Total real estate 798     29      914     33      645     24
Commercial
 Agribusiness        117      4      151      5      182      7
 Other commercial    445     16      131      5      226      8
   Total commercial  562     20      282     10      408     15
Consumer             131      5       66      2       83      3
Unallocated        1,263     46    1,522     55    1,546     58
   Total          $2,754    100%  $2,784    100%  $2,682    100%

Table 12 -- Allocation of the Allowance for Loan Losses
                       1992             1991
December 31        Amount Percent  Amount  Percent
Real estate
 Residential        $ 87      3%    $202      7%
 Farm real estate
 Commercial          705     26      963     32
 Construction and
  development         16      1      124      4
   Total real estate 808     30    1,289     43
Commercial
 Agribusiness        191      7      273      9
 Other commercial    323     12      291     10
   Total commercial  514     19      564     19
Consumer             109      4      152      5
Unallocated        1,255     47    1,003     33
   Total          $2,686    100%  $3,008    100%

The allocation is based primarily on previous credit loss experience, adjusted for changes in the risk characteristics of each category. Additional amounts are allocated based on an evaluation of the loss potential of individual troubled loans and the anticipated effect of economic conditions on both individual loans and loan categories. Because the allocation is based on estimates and subjective judgement, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

Table 13  -- Investment Securities
             (Carrying Values at December 31)
                                                   Beyond
                       Within    1 - 5   5 - 10        10    Total
                       1 Year    Years   Years      Years     1995
Available for sale
 U.S. Treasury        $   999   $ 2,019                    $ 3,018
 Federal agencies       3,968     6,163  $2,281             12,412
 State and municipal      774     1,695   1,225      $340    4,034
 Mortgage-backed
  securities              107     5,470   3,143    52,047   60,767
 Corporate obligations                                420      420
  Total available for
   sale                $5,848   $15,347  $6,649   $52,807  $80,651
 Weighted average
   yield*               5.21%     5.36%   7.66%     6.49%    6.33%

Amounts in the table above are based on scheduled maturity dates. Variable interest rates are subject to change not less than annually based upon certain interest rate indexes. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

As of December 31, 1995, there are no corporate bonds and other securities which represent more than 10% of shareholders' equity.

*Adjusted to reflect income related to securities exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 14 -- Rate Sensitivity Analysis at December 31, 1995

                                  Maturing or Repricing

                              3 Months   1 Year     3 Years
Rate-sensitive assets (RSA)   $100,487  $92,672     $40,055
Rate-sensitive
   liabilities (RSL)            92,435   87,631      49,622
Rate sensitivity gap
  (assets less liabilities)     $8,052   $5,041     $(9,567)
Rate sensitivity gap
  (cumulative)                  $8,052  $13,093      $3,526
Percent of total assets
  (cumulative)                    2.6%     4.2%        1.1%
Rate-sensitive assets/
  liabilities (cumulative)      108.7%   107.3%      101.5%

Table 14 -- Rate Sensitivity Analysis at December 31, 1995

                                  Maturing or Repricing

                                            Over 5
                                           Years or
                              5 Years    Insensitive    Total
Rate-sensitive assets (RSA)   $ 24,094     $55,759    $313,067
Rate-sensitive
   liabilities (RSL)            21,433      61,946     313,067
Rate sensitivity gap
  (assets less liabilities)     $2,661     $(6,187)
Rate sensitivity gap
  (cumulative)                  $6,187
Percent of total assets
  (cumulative)                    2.0%
Rate-sensitive assets/
  liabilities (cumulative)      102.5%

Table 15 -- Quarterly Financial Information
                                          1995
                               Fourth    Third     Second    First
Total interest income          $5,908   $5,784     $5,658   $5,485
Total interest expense          3,047    3,060      2,986    2,758
Net interest income             2,861    2,724      2,672    2,727
Provision for loan losses          12        9          6        3
Net interest income after
 provision for loan losses      2,849    2,715      2,666    2,724
Non-interest income               343      334        430      350
Non-interest expense            1,961    2,003      2,103    2,163
Income before income tax        1,231    1,046        993      911
Income tax                        485      417        392      357
Net income                        746      629        601      554
Net income per common share       .57      .47        .45      .41
Dividends paid per common
 share                            .20      .17        .16      .16

                                              1994
                               Fourth    Third     Second    First
Total interest income          $5,504   $5,660     $5,566   $5,472
Total interest expense          2,691    2,768      2,702    2,740
Net interest income             2,813    2,892      2,864    2,732
Provision for loan losses                   30         42       43
Net interest income after
 provision for loan losses      2,813    2,862      2,822    2,689
Non-interest income             1,593      369        231      393
Non-interest expense            2,074    2,304      2,364    2,297
Income before income tax        2,332      927        689      785
Income tax                        929      358        272      304
Net income                      1,403      569        417      481
Net income per common share      1.08      .43        .30      .36
Dividends paid per common
 share                            .16      .15        .15      .14

               GRAPHS INCLUDED IN THE ANNUAL REPORT

Common Dividend Payout Ratio             Dividends Per Common Share
         (Percent)                              (Dollars)

  YEAR            PERCENT                  YEAR           DOLLARS
  1991             15.03%                  1991             .34
  1992             17.89%                  1992             .42
  1993             21.16%                  1993             .51
  1994             25.15%                  1994             .60
  1995             36.12%                  1995             .69

     Long Term Debt                         Net Interest Margin
 (Millions of Dollars)                           (Percent)

  YEAR          DOLLARS                     YEAR        PERCENT
  1991           14.7                       1991          3.78%
  1992           10.6                       1992          3.66%
  1993            9.4                       1993          3.52%
  1994            7.5                       1994          3.57%
  1995            6.0                       1995          3.77%

Long Term Debt/Equity                      Book Value Per Share
      (Percent)

  YEAR      PERCENT                          YEAR
  1991       69.51%                          1991        14.51
  1992       45.59%                          1992        16.27
  1993       37.20%                          1993        17.99
  1994       30.89%                          1994        17.49
  1995       21.24%                          1995        20.98

Overhead Expense to                          Tier 1 Capital to
  Average Assets                                Total Assets
    (Percent)                                     (Percent)
                PEER
YEAR    IUB  GROUP AVG.                      YEAR       PERCENT
1991   2.75%    3.68%                        1991          5.51%
1992   2.43%    3.76%                        1992          6.25%
1993   2.57%    3.64%                        1993          7.01%
1994   2.70%    3.42%                        1994          8.69%
1995   2.76%    3.38%*                       1995          8.84%

(*through 9-30-95)

 Net Loan Losses to                       Nonperforming Assets to
   Average Loans                               Total Assets
     (Percent)                                   (Percent)
                PEER                                        PEER
YEAR    IUB  GROUP AVG.                    YEAR    IUB   GROUP AVG.
1991   .05%     .78%                       1991   1.76%     2.48%
1992   .48%     .62%                       1992   1.13%     1.88%
1993   .18%     .39%                       1993    .81%     1.25%
1994   .01%     .25%                       1994    .41%      .98%
1995   .03%     .19%*                      1995    .52%      .85%*

(*through 9-30-95)                         (*through 9-30-95)

           Net Income
     (Thousand of Dollars)
        OPERATING    NON-RECURRING
YEAR     INCOME         INCOME
1991     1,900
1992     2,862
1993     2,472            450
1994     2,125            745
1995     2,529

Report of Management on Responsibility for Financial Information

The consolidated financial statements and related financial information presented in this annual report have been prepared by the management of Indiana united Bancorp in accordance with generally accepted accounting principles, and include amounts based on management's best estimates and judgements at the time of preparation. In presenting this financial information, management is responsible for its integrity, content and consistency of preparation.

To meet this responsibility, management maintains a system on internal controls, policies, and administrative procedures designed to provide reasonable assurance that transactions are recorded accurately. As an integral part of the internal control structure, the Company maintains a professional staff of internal auditors who monitor compliance with regulations, policies and procedures, and assess the effectiveness of the internal control structure. In addition, the Company's audit committee, which is comprised entirely of outside directors, meets periodically with management, internal auditors and/or independent auditors to review the scope and results of audit activities and the responses thereto by management. Internal auditors, independent auditors and banking regulators have unrestricted access to the audit committee. Management believes the Company's system provides a basis for the preparation of reliable financial statements.

The Company's consolidated financial statements have been audited by Geo. S. Olive & Co. LLC. Their Responsibility is to express an opinion as to the integrity of the Company's consolidated financial statements and, in performing their audit, to evaluate the Company's internal control structure to the extent they deem necessary in order to issue such opinion. As described further in their report that follows, their opinion is based on their audit, which was conducted in accordance with generally accepted auditing standards and is believed by them to provide a reasonable basis for their opinion. The selection of Geo. S. Olive & Co. LLC was approved by the Board of Directors and ratified by shareholders.

/s/Robert E. Hoptry                      /s/Jay B. Fager
   Robert E. Hoptry                         Jay B. Fager
   Chief Executive Officer                  Chief Financial Officer

Report of Independent Certified Public Accountants

To the Shareholders and
Board of Directors
Indiana United Bancorp
Greensburg, Indiana

We have audited the consolidated balance sheet of Indiana United Bancorp and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Indiana United Bancorp and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for investments in securities in 1994 and income taxes in 1993.

/s/Geo. S. Olive & Co.
   Indianapolis, Indiana
   January 26, 1996

Consolidated Balance Sheet

December 31                              1995                1994
Assets
 Cash and due from banks        $  11,707,236       $   8,549,379
 Interest-bearing demand
  deposits                             71,698             156,242
 Federal funds sold                 7,150,000           2,875,000
  Cash and cash equivalents        18,928,934          11,580,621
 Short-term investments             5,100,000             147,157
 Investment securities
  Available for sale               80,650,912          83,838,926
  Held to maturity                                      8,114,803
   Total investment securities     80,650,912          91,953,729
 Loans                            201,354,517         194,735,848
 Allowance for loan losses         (2,754,227)         (2,783,889)
  Net loans                       198,600,290         191,951,959
 Premises and equipment             6,024,994           5,459,802
 Federal Home Loan Bank stock       1,137,815           1,137,815
 Income receivable                  1,974,331           1,895,961
 Core deposit intangibles             141,638             182,106
 Other assets                         508,094           1,737,994
   Total assets                  $313,067,008        $306,047,144

Liabilities
 Deposits
  Noninterest bearing           $  30,335,037       $  28,360,361
  Interest bearing                232,011,066         233,010,316
    Total deposits                262,346,103         261,370,677
  Short-term borrowings            13,240,300          10,800,874
  Long-term debt                    6,000,000           7,500,000
  Interest payable                  1,388,635             864,340
  Other liabilities                 1,846,551           1,229,195
    Total liabilities             284,821,589         281,765,086

Commitments and Contingencies
Shareholders' Equity
 Preferred stock
  Authorized-400,000 shares
  Issued and outstanding-20,000
   and 24,000 Series M-1987
   convertible preferred shares     2,000,000          2,400,000
 Common stock, $1 par value
  Authorized-3,000,000 shares
  Issued and outstanding-
   1,250,897 shares                 1,250,897          1,250,897
 Paid-in capital                   10,677,045         10,677,045
 Retained earnings                 14,122,382         12,595,589
 Net unrealized gain (loss) on
  securities available for sale       195,095         (2,641,473)
    Total shareholders' equity     28,245,419         24,282,058
    Total liabilities and
     shareholders' equity        $313,067,008       $306,047,144

See notes to consolidated financial statements.

Consolidated Statement of Income

Year Ended December 31                 1995            1994            1993
Interest Income
   Loans receivable             $16,938,330     $15,940,601     $16,536,492
   Investment securities
    Taxable                       5,326,297       5,871,583       7,099,319
    Tax exempt                      216,816         259,772         311,778
   Federal funds sold               304,619         115,626         241,834
   Short-term investments            49,002          15,075          36,686
      Total interest income      22,835,064      22,202,657      24,226,109

Interest Expense
   Deposits                      10,307,724       9,787,434      11,392,325
   Short-term borrowings            931,944         482,907         323,341
   Long-term debt                   611,978         630,901         629,475
      Total interest expense     11,851,646      10,901,242      12,345,141

Net Interest Income              10,983,418      11,301,415      11,880,968
   Provision for loan losses         30,000         115,000         357,000
Net Interest Income After
Provision for Loan Losses        10,953,418      11,186,415      11,523,968

Noninterest Income
   Insurance commissions            472,998         508,935         580,370
   Fiduciary activities             189,417         200,241         195,553
   Service charges on deposit
     accounts                       450,060         474,896         541,608
   Securities gains (losses), net    16,296        (154,297)         15,192
   Gain on sale of branches                       1,228,751
   Other income                     328,032         329,346         295,348
     Total noninterest income     1,456,803       2,587,872       1,628,071

Noninterest Expense
   Salaries and employee benefits 4,467,408       4,552,848       4,612,984
   Net occupancy expenses           804,977         835,351         888,867
   Equipment expenses               664,109         685,805         726,458
   Professional fees                204,578         395,383         258,090
   Deposit insurance expense        394,672         666,402         639,404
   Amortization of core deposit
     intangibles                     40,468          45,527          53,854
   Other expenses                 1,653,251       1,858,864       2,063,202
     Total noninterest expense    8,229,463       9,040,180       9,242,859

Income Before Income Tax and
  Cumulative Effect of Change in
  Accounting Method               4,180,758       4,734,107       3,909,180
    Income tax expense            1,651,366       1,863,756       1,437,625

Income Before Cumulative Effect
  of Change in Accounting Method  2,529,392       2,870,351       2,471,555
  Cumulative Effect of Change in
  Method of Accounting for
  Income Taxes                                                      450,000

Net Income                       $2,529,392    $  2,870,351    $  2,921,555

Per Common Share
  Income before cumulative
  effect of change in
  accounting method             $      1.91    $       2.17    $       1.83
  Net income                           1.91            2.17            2.19
Weighted Average Shares
  Outstanding                     1,250,897       1,250,897       1,250,897

See notes to consolidated financial statements

Consolidated Statement of Changes in Shareholders' Equity

                              Preferred Stock     Common Stock
                             Shares    Amount    Shares    Amount
Balances,
   January 1, 1993          30,000  $3,000,000 1,137,578 $1,137,578

  Net income for 1993
  Cash dividends
    Preferred stock-
      $6.34 per share
    Common stock-
      $.51 per share
Redemption of preferred
  stock                    (3,000)    (300,000)

Balances,
   December 31, 1993       27,000    2,700,000 1,137,578  1,137,578

  Net income for 1994
  Cash dividends
    Preferred stock-
      $6.34 per share
    Common stock-
      $.60 share
  10% stock dividend                             113,319    113,319
  Adjustment for cash paid
    in lieu of issuing
    fractional shares
  Cumulative effect of
    change in method of
    accounting for
    securities, net of
    taxes of $555,129
  Net change in unrealized
    loss on securities
    available for sale,
    net of taxes of
    $2,287,561
  Redemption of preferred
    stock                   (3,000)  (300,000)

Balances,
   December 31, 1994        24,000  2,400,000 1,250,897 1,250,897

  Net income for 1995
  Cash dividends
    Preferred stock-
      $6.34 per share
    Common stock-
      $.69 share
Net change in unrealized
  loss on securities
  available for sale,
  net of taxes of
  $1,860,514
Redemption of preferred
  stock                    (4,000)  (400,000)

Balances,
   December 31, 1995       20,000 $2,000,000  1,250,897  $1,250,897

See notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
                                                           Net
                                                    Unrealized
                                                   Gain (Loss)
                                                 On Securities
                            Paid-In   Retained   Available For
                            Capital   Earnings            Sale         Total
Balances, January 1,
  1993                   $8,099,038  $11,110,504                 $23,347,120
 Net income for 1993                   2,921,555                   2,921,555
 Cash dividends
  Preferred stock-
    $6.34 per share                     (185,445)                   (185,445)
  Common stock-
    $.51 per share                      (580,165)                   (580,165)
Redemption of preferred
  stock                                                             (300,000)
Balances, December 31,
  1993                    8,099,038   13,266,449                  25,203,065
 Net income for 1994                   2,870,351                   2,870,351
 Cash dividends
  Preferred stock-
    $6.34 per share                     (156,915)                   (156,915)
  Common stock-
    $.60 share                          (682,546)                   (682,546)
 10% stock dividend       2,578,007   (2,691,326)
 Adjustment for cash paid
  in lieu of issuing
  fractional shares                      (10,424)                    (10,424)
 Cumulative effect of
  change in method of
  accounting for
  securities, net of
  taxes of $555,129                                  $846,177        846,177
 Net change in unrealized
  loss on securities
  available for sale, net
  of taxes of $2,287,561                           (3,487,650)    (3,487,650)
 Redemption of preferred
  stock                                                             (300,000)
Balances, December 31,
  1994                   10,677,045   12,595,589   (2,641,473)     24,282,058
 Net income for 1995                   2,529,392                    2,529,392
 Cash dividends
  Preferred stock-
    $6.34 per share                     (139,480)                    (139,480)
  Common stock-
    $.69 share                          (863,119)                    (863,119)
 Net change in unrealized
  loss on securities
  available for sale, net
  of taxes of $1,860,514                            2,836,568       2,836,568
 Redemption of preferred
  stock                                                              (400,000)
Balances, December 31,
 1995                   $10,677,045  $14,122,382     $195,095     $28,245,419

See notes to consolidated financial statements.

Consolidated Statement of Cash Flows

Year Ended December 31                   1995        1994           1993
Operating Activities
 Net income                      $  2,529,392  $ 2,870,351    $ 2,921,555
 Adjustments to reconcile net
  income to net cash provided by
  operating activities
  Provision for loan losses            30,000      115,000        357,000
  Depreciation and amortization       623,686      621,777        710,620
  Deferred income tax                 (60,950)   (158,955)       (511,761)
  Securities amortization, net        105,445     128,563         119,710
  Amortization of fair value
   adjustments on loans and deposits   81,544     (34,768)       (182,942)
  Amortization of core deposit
   intangibles                         40,468      45,527          53,854
  Securities (gains) losses           (16,296)    154,297         (15,192)
  Net change in
   Income receivable                  (78,370)     68,069         524,479
   Interest payable                   524,295      52,213         (32,175)
  Gain on sale of branches                     (1,228,751)
  Other adjustments                    44,534     152,967         410,832
   Net cash provided by operating
    activities                      3,823,748   2,786,290       4,355,980
Investing Activities
  Net change in short-term
   investments                     (4,952,843)    100,825         100,418
  Purchases of securities available
   for sale                        (5,738,936)(24,219,400)
  Proceeds from maturities and
   paydowns of securities available
   for sale                        11,841,444  27,871,655
  Proceeds from sales of securities
   available for sale               9,369,943  26,477,204
  Purchases of securities held to
   maturity                          (324,520) (2,429,679)    (58,876,397)
  Proceeds from maturities and
   paydowns of securities held to
   maturity                           752,427     791,211      61,756,230
  Proceeds from sales of securities
   held to maturity                                             2,279,420
  Net change in loans              (6,833,403) (2,475,422)     (2,719,668)
  Purchases of premises and
   equipment                       (1,195,505)   (454,942)       (372,033)
  Proceeds from sale of other real
   estate                              63,177   1,579,817       1,260,253
  Net cash and cash equivalents paid
   in branch sales                             (9,019,963)
  Other investing activities           10,000      17,573         (26,953)
     Net cash provided by investing
      activities                    2,991,784  18,238,879       3,401,270
Financing Activities
  Net change in
   Noninterest-bearing, NOW, money
    market and savings deposits    (3,040,069) (7,872,722)     (2,945,321)
   Certificates of deposit          4,036,023 (16,212,020)    (10,682,445)
   Short-term borrowings              439,426   2,331,938        (826,000)
  Repayment of long-term debt      (1,500,000) (1,875,000)     (1,270,000)
  FHLB advances                     5,190,000
  Repayment of FHLB advances       (3,190,000)
  Cash dividends                   (1,002,599)   (839,461)       (765,610)
  Redemption of preferred stock      (400,000)   (300,000)       (300,000)
  Other financing activities                      (10,424)
   Net cash provided (used) by
    financing activities              532,781  (24,777,689)   (16,789,376)
Net Increase (Decrease) in Cash and
  Cash Equivalents                  7,348,313   (3,752,520)    (9,032,126)
Cash and Cash Equivalents, Beginning
  of Year                          11,580,621   15,333,141     24,365,267
Cash and Cash Equivalents, End of
  Year                            $18,928,934  $11,580,621    $15,333,141
Additional Cash Flows Information
 Interest paid                    $11,327,351  $10,931,300    $12,377,300
 Income tax paid                    1,943,281    1,628,500      1,568,800

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Indiana United Bancorp ("Company"), and its wholly owned subsidiaries, ("Banks"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the Banks. Union Bank and Trust Company of Indiana ("Union Bank") headquartered in Greensburg, Indiana operates under a state charter and is subject to regulation by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation ("FDIC"). Regional Federal Savings Bank ("Regional Bank"), headquartered in New Albany, Indiana is a federally-chartered thrift and is subject to regulation by the Office of Thrift Supervision and the FDIC.

The Banks generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Decatur, Floyd and Jay Counties, Indiana, and surrounding counties. The Banks' loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Banks have diversified loan portfolios, a substantial portion of their debtors' ability to honor their contracts is dependent upon economic conditions in the agricultural industry.

Consolidation-The consolidated financial statements include the accounts of the Company and the Banks after elimination of all material intercompany transactions and accounts.

Investment Securities-The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting For Certain Investments in Debt and Equity Securities, on January 1, 1994.

Debt securities are classified as held to maturity ("HTM") when the Company has the positive intent and ability to hold the securities to maturity. Securities HTM are carried at amortized cost.

Debt securities not classified as HTM are classified as available for sale ("AFG"). Securities AFS are carried at fair value with unrealized gains and losses reported separately through shareholders' equity, net of tax.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

At January 1, 1994, investment securities with an approximate carrying value of $125,081,000 were reclassified as AFS. This reclassification resulted in an increase in total shareholders' equity, net of tax, of $846,177.

Prior to the adoption of SFAS No. 115, investment securities were carried at cost, adjusted for amortization of premiums and discounts. Realized gains and losses on sales were included in other income. Gains and losses on the sales of securities were determined on the specific-identification method.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. Loans are placed in a nonaccrual status when the collection of interest becomes doubtful. Interest income previously accrued but not deemed collectible is reversed and charged against current income. Interest on these loans is then recognized as income when collected. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Provision for loan losses and the adequacy of the allowance for loan losses are based on management's continuing review and evaluation of the loan portfolio, current economic conditions, past loss experience and other pertinent factors. Impaired loans are measured by the present value of expected cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1995, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method for premises and the declining-balance method for equipment based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank ("FHLB") system. The required investment in the common stock is based on a predetermined formula.

Core deposit intangibles resulting from the value of the future stream of income allocated to customer deposits acquired in acquisitions is being amortized over a period of 15 years using accelerated methods.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Advertising costs are expensed as incurred.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

Earnings per share have been computed based upon the weighted average common shares and common equivalent shares outstanding during each year, after retroactive adjustment for the 10% stock dividend in 1994.

RESTRICTION ON CASH AND DUE FROM BANKS

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1995, was $1,313,000.

INVESTMENT SECURITIES

December 31, 1995

                                           Gross        Gross
                            Amortized Unrealized   Unrealized      Fair
                                 Cost      Gains       Losses     Value
Available for sale
  U.S. Treasury               $ 3,016       $ 12        $  10    $3,018
  Federal agencies             12,257        259          104    12,412
  State and municipal           3,955         80            1     4,034
  Mortgage-backed securities   60,610        582          425    60,767
  Corporate obligations           480                      60       420

    Total investment
      securities              $80,318       $933         $600   $80,651

December 31, 1994

Available for sale
  U.S. Treasury                $3,221                 $   138  $  3,083
  Federal agencies              9,921        $ 6          629     9,298
  State and municipal           2,064         11           15     2,060
  Mortgage-backed securities   70,281         35        3,421    66,895
  Corporate obligations         2,590          2           89     2,503
    Total available for sale   88,077         54        4,292    83,839

Held to maturity
  Federal agencies              1,100                      32     1,068
  State and municipal           3,012                      76     2,936
  Mortgage-backed securities    4,003                     307     3,696
    Total held to maturity      8,115                     415     7,700

    Total investment
     securities               $96,192        $54       $4,707   $91,539

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

The amortized cost and fair value of securities AFS at December 31, 1995 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturity Distribution at December 31
                                        Amortized           Fair
                                             Cost          Value
Within one year                           $ 5,771       $  5,741
Two through five years                      9,920          9,877
Six through ten years                       3,213          3,506
After ten years                               804            760
                                           19,708         19,884
Mortgage-backed securities                 60,610         60,767

   Totals                                 $80,318        $80,651

Securities with a carrying value of $23,621,600 and $25,552,000 were pledged at December 31, 1995 and 1994 to secure certain deposits and for other purposes as permitted or required by law.

On November 29, 1995, the Company transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $7,794,116 and a fair value of $7,906,261.

Proceeds from sales of securities available for sale during 1995 and 1994 were $9,369,943 and $26,477,204. Gross gains of $160,945 and $71,348 and gross losses of $144,649 and $225,645 were realized on those sales in 1995 and 1994, respectively.

Proceeds from sales of securities HTM during 1993 were $2,279,420. Gross gains of $15,192 were realized on those sales.

The tax expense (benefit) for gains (losses) on security transactions for each of the three years in the period ended December 31, 1995 was $6,400, $(61,100) and $6,100.

LOANS AND ALLOWANCE

December 31                              1995          1994
Commercial and industrial loans     $   7,796     $   7,595
Agricultural production financing       9,996         7,859
Farm real estate                       28,910        28,358
Commercial real estate                 24,129        25,619
Residential real estate               103,239       101,455
Construction and development            6,863         7,161
Consumer                               18,342        13,870
Government guaranteed loans             2,080         2,819
     Total loans                     $201,355      $194,736

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

December 31                         1995       1994      1993
Allowance for loan losses
 Balances, January 1              $2,784     $2,682    $2,686
 Provision for losses                 30        115       357
 Recoveries on loans                 100         79        84
 Loans charged off                  (160)       (92)     (445)

 Balances, December 31            $2,754     $2,784    $2,682

The Company adopted SFAS No. 114 and No. 118, Accounting by Creditors for Impairment of a Loan and Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, on January 1, 1995. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. The amount of impaired loans at December 31, 1995 was not material. Underperforming loans, other than impaired, consisting primarily of nonaccrual loans were $1,603,000, $1,143,000 and $1,224,000 at December 31, 1995, 1994 and 1993,
respectively.

The Banks have entered into transactions with certain directors, executive officers, significant shareholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties was as follows:

                                              1995          1994
Balances, January 1                         $5,124        $5,805
Changes in composition of related parties     (399)        1,174
New loans, including renewals                2,382         1,276
Payments, etc., including renewals          (1,166)       (3,131)

Balances, December 31                       $5,941        $5,124

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

PREMISES AND EQUIPMENT

December 31                  1995         1994
Land                    $     909     $    720
Buildings                   7,054        6,516
Equipment                   4,720        4,422
     Total cost            12,683       11,658
Accumulated depreciation   (6,658)      (6,198)

     Net                   $6,025       $5,460

DEPOSITS

December 31                            1995              1994
Noninterest bearing               $  30,335         $  28,360
Interest-bearing demand              64,649            74,635
Savings deposits                     28,828            23,857
Certificates and other time
  deposits of $100,000 or more       23,512            16,420
Other certificates and time
  deposits                          115,022           118,099
      Total deposits               $262,346          $261,371

Certificates maturing in years ending after December 31, 1995:
1996           $  87,655
1997              25,046
1998              15,957
1999               4,907
2000               4,131
Thereafter           838

                $138,534

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

SHORT-TERM BORROWINGS

December 31                                     1995        1994
FHLB advances                               $  2,000
Securities sold under repurchase agreements   10,735     $ 9,977
U. S. Treasury demand notes                      505         824

      Total short-term borrowings            $13,240     $10,801

Securities sold under agreement to repurchase consist of obligations of the Company to other parties. The obligations are secured by U. S. Treasury securities and Federal agencies, and such collateral is held by a safekeeping agent. The following table summarizes certain information on these repurchase agreements.

As of and for the Year Ended December 31                1995       1994
Book value                                           $10,735    $ 9,977
Collateral amortized cost                             20,494     22,529
Collateral market value                               20,761     21,504
Average balance of agreements during year             10,270      9,832
Highest month-end balance during year                 15,174     16,384
Interest payable at end of year                           19         21
Weighted average interest rate at end of year           5.19%      5.39%

The Company has a FHLB advance of $2,000,000 outstanding at December 31, 1995. The advance is due March 20, 1996 with interest payable monthly at a rate of 5.841%. The FHLB advance is secured by first-mortgage loans. The advance is subject to restrictions or penalties in the event of prepayment.

LONG-TERM DEBT

Long-term debt at December 31, 1995 consisted of a $6,000,000 secured term loan. In January, 1992, the Company converted a line of credit to an $11,200,000 six-year secured term loan. Interest is payable quarterly and was at the lender's base rate through June 30, 1995. Commencing July 1, 1995, the interest rate converted to the lender's base rate, less .25%. Principal payments are due semiannually. The loan is secured by all Bank stock and the loan agreement contains restrictions on debt, guarantees and mergers, in addition to other affirmative and negative covenants.

Annual principal payment requirements are $750,000 in 1996 and $5,250,000 in 1997.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

INCOME TAX

Year Ended December 31               1995       1994        1993
Income tax expense
 Currently payable
   Federal                         $1,317     $1,560      $1,127
   State                              395        463         372
                                    1,712      2,023       1,499
 Deferred
   Federal                            (50)      (128)        (49)
   State                              (11)       (31)        (12)

     Total income tax expense      $1,651     $1,864      $1,438

Year Ended December 31               1995       1994        1993

Reconciliation of federal
statutory to actual tax expense
 Federal statutory income
   tax at 34%                      $1,421     $1,610      $1,329
 Tax exempt interest                 (63)       (77)       (102)
 Effect of state income taxes        253        285         238
 Other                                40         46         (27)

                                  $1,651     $1,864      $1,438

A cumulative net deferred tax liability is included in other liabilities at December 31, 1995, and a cumulative net deferred tax asset is included in other assets at December 31, 1994. The components of the asset (liability) are as follows:

December 31                                           1995        1994
Differences in accounting for loans                  $(263)      $(301)
Differences in accounting for securities               (49)        (62)
Differences in accounting for premises and equipment  (730)       (786)
Differences in depreciation methods                   (160)       (130)
Differences in accounting for loan losses              506         497
Differences in accounting for securities available
  for sale                                            (138)      1,712
State income tax                                        13          15
Other                                                  (11)         12

                                                     $(832)       $957

Assets                                                $519      $2,236
Liabilities                                         (1,351)     (1,279)

                                                     $(832)     $  957

During 1993, the Company adopted SFAS No. 109, Accounting for Income Taxes.
As a result, the beginning deferred tax liability was reduced by $450,000, which is reported as the cumulative effect of a change in accounting method.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                        1995      1994
Commitments to extend credit         $21,097   $20,380
Standby letters of credit                155        61

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

The Company and Banks may from time to time to be subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is presently not aware of any such claims.

The deposits of Regional Bank are insured by the Savings Association Insurance Fund ("SAIF") which, together with the Bank Insurance Fund ("BIF"), is administered by the FDIC. SAIF members are presently subject to substantially higher deposit insurance premiums because SAIF has not yet achieved its required level of reserves. A proposed SAIF recapitalization plan provides for a special assessment of approximately .85% of deposits on all SAIF-insured institutions to enable SAIF to achieve its required level of reserves. Based on Regional Bank's deposits as of March 31, 1995, as originally proposed, this assessment equates to approximately $700,000 before taxes. Accordingly, this special assessment would significantly increase non-interest expense and adversely affect the Company's results of operations. Conversely, assuming continuation of Regional Bank's present capital ratio and most recent supervisory rating, and assuming the insurance premium for BIF and SAIF members again equalize, future deposit insurance premiums are expected to decrease and significantly reduce future period non-interest expenses.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

PREFERRED SHARES

In 1987, the Company issued 30,000 shares of no-par value, $100 stated value, preferred stock whose holders are entitled to receive preferential and cumulative quarterly dividends at an annual rate that provides an assumed corporate shareholder an after-tax return of 5.7%. For 1993 through 1995, cash dividends were paid at the rate of 6.34% per annum. The shares are entitled to a preference in liquidation in the amount of $100 per share plus accrued and unpaid dividends, but are not entitled to vote except upon the occurrence of certain specified events.

The Company has the right to redeem the preferred shares at any time in the amount of $100 per share plus accrued and unpaid dividends. The preferred shares are convertible into common stock, but not redeemable, at the holder's option if the Company has not redeemed them within 10 years from the date of their issuance, or upon the occurrence of certain other specified events.
The preferred shares are convertible at 115% of the net book value per common share at the date of conversion. The Company redeemed 4,000 shares of preferred stock in 1995 and 3,000 shares in each 1994 and in 1993. The total redemption price was $400,000 in 1995, $300,000 in 1994 and $300,000 in 1993.

The Company's Articles of Incorporation permit the board of directors, without further shareholder approval, to establish the relative rights, designations, preferences and limitations or restrictions of the Company's preferred stock prior to the issuance thereof.

RESTRICITONS ON DIVIDENDS

Without prior approval, Union Bank is restricted by Indiana law and regulations of the Department of Financial Institutions, State of Indiana, and the FDIC as to the maximum amount of dividends they can pay to the parent to the balance of the undivided profits account, adjusted for defined bad debts and subject to capital maintenance requirements.

The Office of Thrift Supervision ("OTS") regulations provide that a savings bank which meets fully phased-in 1994 capital requirements and is subjected only to "normal supervision", such as Regional Bank, may pay out 100% of net income to date over the calendar year and 50% surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to OTS.

At December 31, 1995, total shareholder's equity of Banks was $32,325,000 of which $20,872,000 was restricted from dividend distribution to the Company. As a practical matter, the Banks restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying financial statements. The unpaid balances of these loans consist of the following:

December 31                                   1995     1994
Mortgage loan portfolios serviced for
 FHLMC                                    $   851   $  984
 FNMA                                       1,451    1,753

                                           $2,302   $2,737

EMPLOYEE BENEFITS

The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matched employees' contributions at the rate of $.65 for 1995, and $.60 for 1994 and 1993 for each dollar contributed.

In addition, the Company contributed 6.5% of total compensation plus an additional 5.7% of each participant's compensation in excess of $61,200 in 1995, $60,600 in 1994 and $57,600 in 1993. Expense for the plan was $295,862 in 1995, $273,053 in 1994, and $266,709 in 1993.

The Company has determined it has no material postretirement benefit liability.


FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents-The fair value of cash and cash equivalents approximates carrying value.

Short-term Investments-The fair value of short-term investments approximates carrying value.

Securities-Fair values are based on quoted market prices.

Loans-For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Income Receivable/Interest Payable-The fair value of these amounts approximates carrying values.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

FHLB Stock-Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits-The fair values of noninterest-bearing, interest-bearing demand, and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings-The interest rates for short-term borrowings approximate market rates, thus the fair value approximates carrying value.

Long-term Debt-Long-term debt consists of an adjustable instrument tied to a variable market interest rate. Fair value approximates carrying value.

The estimated fair values of the Company's financial instruments are as follows:

                                           1995                1994
                                   Carrying     Fair   Carrying     Fair
                                     Amount    Value     Amount    Value
Assets
 Cash and cash equivalents          $18,929  $18,929    $11,581  $11,581
 Short-term investments               5,100    5,100        147      147
 Securities available for sale       80,651   80,651     83,839   83,839
 Securities held to maturity                              8,115    7,700
 Loans, net                         198,600  199,316    191,952  191,602
 Stock in FHLB                        1,138    1,138      1,138    1,138
 Income receivable                    1,974    1,974      1,896    1,896

Liabilities
 Deposits                           262,346  262,831    261,371  257,391
 Borrowings
   Short-term                        13,240   13,240     10,801   10,801
   Long-term                          6,000    6,000      7,500    7,500
 Interest payable                     1,389    1,389        864      864

OTHER MATTERS

Effective July 1, 1994, the Company merged Union Bank and Trust Company of Greensburg into Peoples Bank, Portland and renamed the combined bank, Union Bank and Trust Company of Indiana. All customer services continue in both markets, while streamlining back-room operations is expected to maximize internal efficiencies.

In October, 1994, the Company sold three underperforming branches of Regional Bank including loans, deposits and fixed assets in order to concentrate Regional Bank's resources in its primary market area. The sale resulted in a gain of $1,228,751 which is shown separately in the consolidated statement of income.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

CONDENSED FINANCIAL INFORMATION
(Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheet

December 31                                     1995        1994
Assets
 Cash on deposit and repurchase agreements  $  1,940    $  1,607
 Investment in subsidiaries                   32,325      30,161
 Other assets                                    128         118

     Total assets                            $34,393     $31,886

Liabilities
 Long-term debt                             $  6,000    $  7,500
 Other liabilities                               148         104
     Total liabilities                         6,148       7,604

Shareholders' Equity                           28,245      24,282

     Total liabilities and shareholders'
        equity                                $34,393     $31,886

Condensed Statement of Income

Year Ended December 31               1995       1994      1993
Income
 Dividends from subsidiaries       $4,000     $2,425    $3,800
 Fees from subsidiaries                55         88       340
 Other income                          73         77        85
     Total income                   4,128      2,590     4,225
Expenses
 Interest expense                     612        631       620
 Salaries and benefits                506        413       454
 Professional fees                     84        117       100
 Other expenses                       236        210       248
     Total expenses                 1,438      1,371     1,422
Income before income tax and
 equity in undistributed
 Income of subsidiaries             2,690      1,219     2,803
 Income tax benefit                   511        463       388
Income before equity in
  undistributed income of
  subsidiaries                      3,201      1,682     3,191
Equity in undistributed
  income of subsidiaries             (672)     1,188      (269)

Net Income                         $2,529     $2,870    $2,922

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Condensed Statement of Cash Flows

Year Ended December 31                           1995     1994     1993
Operating Activities
 Net income                                    $2,529   $2,870   $2,922
 (Undistributed) income of subsidiaries           672   (1,188)     269
 Other adjustments                                 52       13      (15)
     Net cash provided by operating activities  3,253    1,695    3,176

Investing Activities
 Purchase of equipment                            (17)     (34)     (15)
 Proceeds from sale of equipment                            18
     Net cash used by investing activities        (17)     (16)     (15)

Financing Activities
 Payments on long-term debt                    (1,500)  (1,800)  (1,200)
 Cash dividends                                (1,003)    (839)    (765)
 Redemption of preferred stock                   (400)    (300)    (300)
 Other financing activities                                (10)
     Net cash used by financing activities     (2,903)  (2,949)  (2,265)

Net Increase (Decrease) in Cash and Cash
  Equivalents                                     333   (1,270)     896

Cash on Deposit and Repurchase Agreements,
 Beginning of Year                              1,607    2,877    1,981

Cash on Deposit and Repurchase Agreements,
 End of Year                                   $1,940   $1,607   $2,877

Indiana United Bancorp Directory

Directors
William G. Barron
  Chariman and president
  Barron Homes, Inc.

Philip A. Frantz
  Attorney; Partner
  Coldren and Frantz

Glenn D. Higdon
  President
  Marlin Enterprises, Inc.

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

Martin G. Wilson
  Farmer

Edward J. Zoeller
  President
  E.M. Cummings Veneer

Officers
Robert E. hoptry
  Chairman and President

Daryl R. Tressler
  Vice President

Michael K. Bauer
  Vice President

Sue Fawbush
  Vice President and Secretary

Jay B. Fager
  Treasurer and Chief Financial
  Officer

Dennis M. Flack
  Vice PResident, Director of
  Marketing and Training

Dawn M. Schwering
  Marketing Coordinator

Suzanne Kendall
  Auditor



Subsidiaries Directory

Union Bank and Trust Company

Directors
William G. Barron
  Chairman and President
  Barron Homes, Inc.

Philip A. Frantz
  Attorney; Partner
  Coldren and Frantz

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

Lawrence R. Rueff, D.V.M.
  Veterinarian

Daryl R. Tressler
  Chairman and President
  Union Bank and Trust Company

John G. Young
  Chairman and Chief Executive Officer
  Jay Garment Co.
Executive Administration
Daryl R. Tressler
  Chairman and President

Division Managers
W. Brent Hoptry
  Senior Vice PResident
  Lending Division

Glenn R. Raver
  Senior Vice President
  Retail Services and Operations Divisions

Dee M. Knueven
  Senior Insurance Officer and Manager
  Insurance Division

Daniel F. Anderson
  Senior Trust Officer
  Trust Division

James L. Green
  Controller
  Financial Planning and Controll



Regional Federal Savings Bank

Directors
William G. Barron
  Chairman and President
  Barron Homes, Inc.

Michael K. Bauer
  President and Chief Executive Officer
  Regional Federal Savings Bank

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

Michael J. Kapfhammer
  President
  Buckhead Grill

Charles E. MacGregor
  Attorney
  Wyatt, Tarrant, Combs and Orbison

Marvin L. Slung
  Sales Representative
  Jeb Advertising

Edward J. Zoeller
  President
  E.M. Cummings Veneer

Executive Administration
Michael K. Bauer
  President and Chief Executive Officer

Robert E. Hoptry
  Chairman

Division Managers
Dennis R. Morrison
  Senior Vice President
  Lending Division

Carmen L. Glenn
  Vice President and Treasurer
  Financial Planning and Operations
  Division

Michael P. Kempf
  Vice President
  Wholesale Banking Division

James S. Honour, Jr.
  Vice President
  Retail Services Division

Indiana United Bancorp Board of Directors


     (picture)                (picture)               (picture)


  William G. Barron       Philip A. Frantz        Glenn D. Higdon




     (picture)                (picture)               (picture)


  Robert E. Hoptry        Martin G. Wilson        Edward J. Zoeller


Shareholder Information

Annual Meeting
Tuesday, May 21, 1996, 10:00 AM
Conference Center, Second Floor
Union Bank and Trust Company
201 N. Broadway Street
Greensburg, Indiana 47240


Corporate Address
Indiana United Bancorp
201 N. Broadway Street
Post Office Box 87
Greensburg, Indiana 47240
Form 10-K
Copies of the Company's 1995 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to Jay B. Fager, Treasurer and Chief
Financial Officer.

Transfer Agent
Securities Transfer Department
Mid America Bank of Louisville
Post Office Box 1497
Louisville, Kentucky 40201-1497
(800)925-0810

Common Shares
The common shares of the Company are listed on the NASDAQ National Market System. In newspaper listings.
Company shares are frequently listed as IndUtd.
The trading symbol is IUBC.

Market Makers
Market Makers in the Company's common stock include:

J.J.B.  Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

1995            Q4        Q3        Q2        Q1
High            28        27 1/2    23        23
Low             25        19 1/2    20        19 1/2
Last Sale       25        27        20 1/2    22 1/2

1994

High            22 3/4    21 7/8    22 1/2    23
Low             19 1/8    20        19 3/4    21 7/8
Last Sale       21        21 7/8    20        23