Form 10-K, Exhibit 13
period 1996-12-31
INDIANA UNITED BANCORP
filed 1997-03-31
CIK 720002

FRONT COVER


World class banking . . .
 . . . hometown service


Indiana United Bancorp
1996 Annual Report

INSIDE FRONT COVER
Contents
Financial Highlights                        1
Message to Shareholders                     2
Management's Discussion and Analysis        4
Report of Management on Responsibility
  for Financial information                17
Report of Independent Certified
  Public Accounts                          17
Financial Statements                       18
Notes to Financial Statements              21
Management Directory                       28
Shareholder Information                   IBC

Indiana United Bancorp ("Company") is a registered bank holding company incorporated under the laws of Indiana in 1983, commensurate with its acquisition of Union Bank and Trust Company of Greensburg, Indiana. The Company acquired The Peoples Bank, Portland, Indiana in 1987, and Regional Federal Savings Bank, New Albany, Indiana ("Regional Bank") at the end of 1991. Union Bank and Trust Company of Indiana ("Union Bank") was created by the consolidation of the Greensburg and Portland operations in 1994. It's history traces back to 1873, and it holds Indiana state banking charter #1.
As of December 31, 1996, Union Bank held assets totaling $221 million and through its nine banking offices, ranked first in market share in Decatur County and second in Jay County. Regional Bank's assets totaled $107 million, held by three banking offices in Floyd and Clark counties. Both subsidiaries offer competitive commercial and consumer loan and deposit related services. Union Bank also operates general line insurance agencies in both Decatur and Jay counties and offers a broad range of personal and business trust services.

Financial Highlights
(Dollar amounts in thousands,                                  Percent
  except per share data)                  1996        1995      Change
For the Year
  Net interest income                  $11,961     $10,983        8.9
  Provision for loan losses                150          30      400.0
  Net income                             2,693       2,529        6.5
  Common dividends paid                  1,038         863       20.3

Per Common Share
  Net income                             $2.11       $1.91       10.5
  Dividends paid                           .83         .69       20.3
  Book value - end of period
    Excluding SFAS No. 115 adjustment    22.11       20.83        6.1
    Including SFAS No. 115 adjustment    22.18       20.98        5.7
  Market price - end of period           29.06       25.00       16.2

At Year End
  Total assets                        $328,346    $313,067        4.9
  Total loans                          219,483     201,355        9.0
  Allowance for loan losses              2,506       2,754       (9.0)
  Total deposits                       276,402     262,346        5.4
  Long-term debt                         5,000       6,000      (16.7)
  Preferred stock                                    2,000
  Shareholders' equity                  27,749      28,245       (1.8)

Financial Ratios
  Return on average assets                .85%        .82%        3.7
  Return on average common
    shareholders' equity                 9.86        9.71         1.5
  Allowance for loan losses to
     total loans (year end)              1.14        1.37        16.8)
  Shareholders' equity to
    total assets (year end)              8.45        9.02        (6.3)
  Tier 1 capital to total assets         8.33        8.84        (5.8)
  Total capital to risk-
    adjusted assets                     15.60       16.57        (5.9)

Number of common
  shares outstanding                  1,250,897    1,250,897
Number of common shareholders           1,438        1,452       (1.0)
Number of full-time
 equivalent employees                     143          154       (7.1)

WORLD CLASS BANKING . . . HOMETOWN SERVICE

[Picture of Robert Hoptry]
_____________________________________
" . . . . our vision of world class banking is quickly
becoming a reality within the communities we serve."
_____________________________________

Dear Shareholders and Friends:

   If my message included a headline, it would be: Indiana United Bancorp Exceeded Every Significant Performance Objective It Targeted For 1996.

   Our performance steadily improved throughout the year, and finished with a strong fourth quarter. And like most strong finishes, it was shaped by a well-conceived strategy, nurtured by a dedicated and focused management team.

   A significant event reducing 1996 income was the passage of legislation in the third quarter which materially diminishes the disparate laws and regulations between the thrift and banking industries. This legislation provided for one-time assessments to the thrift industry to recapitalize the deposit insurance fund and to standardize the tax accounting treatment between banks and thrifts for the reserve for loan losses.

   As a result, Regional Bank's 1996 after-tax earnings were reduced by $474,000, or $.38 per common share. However, deposit insurance premiums are greatly reduced in 1997 and beyond and we are very pleased this long-awaited legislation was finally enacted.

   These one-time charges are reflected in financial data throughout the pages that follow in this report, so my discussion of our performance will focus on normalized operating results, excluding the effect of these charges.

   On this basis, net income increased by 25.3%, fueled by a 23 basis point gain in our net interest margin. Net income was also favorably impacted by improving our efficiency ratio from 66.24% to 59.97% Return on average assets gained 18 basis points while return on average equity increased from 9.71% to 11.58% While these ratios do not yet meet our long-term expectations, we are pleased that 1996 provided the second consecutive year of progress toward long-term objectives since we refocused the Company in 1994.

   This performance translates to net earnings of $2.49 per common share and represents an increase of 30.4% over 1995. Dividends in 1996 increased from $.69 to $.83 per share, marking the eighth consecutive year dividends have increased by 15% or more. The Company redeemed the remaining $2,000,000 of its preferred stock in 1996, allowing all future earnings to accrue exclusively to common shareholders.

   During the first quarter, deposits and loans reflected larger than normal seasonal declines. Thereafter, balance sheet growth exceeded our projections. Deposit growth was propelled by our new Foundation account, an above-market interest-bearing checking account that accesses other products and services at reduced or fully waived fees. Loan growth reflected gains in commercial lending at Union Bank and non-real estate consumer lending at Regional Bank. These "Growing Relationships" are expected to continue in 1997.

   At Indiana United, technology remains a high priority, and several hundred thousand dollars are budgeted for technology investment in 1997. During the first six months, this investment will improve transaction response times and increase the power and memory of our data systems. Later in the year, customers will also benefit from improved deposit statements, additional ATMs and a new automated voice response system. Future years are likely to include similar investments in technology, targeted primarily at improving and expanding the ways in which products and services are accessed by our customers.

   This focus on technology will enhance the personal service upon which our community banking philosophy is so deeply rooted. Unlike many of the large super regional banks which are closing branches in record numbers, we believe it is important to maintain community banking centers staffed with local lenders, tellers and deposit service personnel. This commitment to service excellence sets us apart from many of our competitors. When combined with our technological expansion, our vision of world class banking is quickly becoming a reality within the communities we serve.

   In November, Stifel, Nicolaus and Company, Inc. became a market maker in Indiana United shares. Based in St. Louis, this highly regarded investment firm specializes in bank and thrift stocks. We look forward to the advantages of this expanded distribution base in Indiana United shares and are complimented by their confidence in our financial future.

   In response to shareholder requests, I am pleased to report that Indiana United will introduce an automatic dividend reinvestment plan during the first quarter. This plan offers an excellent opportunity to acquire additional shares without incurring brokerage commissions or other charges.

   Most economists agree an economy comprised of modest growth and subdued inflation is sustainable throughout 1997. Such an outlook suggests interest rates will fluctuate within a narrow range throughout the year. Indiana United is well positioned to prosper in such an environment. But more importantly, even if interest rate volatility is greater than currently forecast, our risk aversion and liquidity strategies should still provide improved earnings.

   I believe 1997 will be a very important year in Indiana United's history, with the potential to add significantly to shareholder value.

Management's Discussion and Analysis (Table Dollar Amounts in
Thousands)

Forward-Looking Statements

Except for historical information contained herein, the discussion in this Annual Report includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition the Company's loan and investment portfolios.

The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Overview

The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive ability and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that the Company can best promote long-term shareholder interests by pursuing strategies which will continue to preserve it's community-focused philosophy.

In conformance with the Plan, during 1994, the Company consolidated the operations of its two commercial banking subsidiaries to form Union Bank, and sold three underperforming branches of Regional Bank. The Company believes each of those actions increased its operating efficiency and the latter improved its net interest margin. The Plan also focused on improving net interest margin by reducing the Company's dependence on expensive, non-core deposits.

During 1995, the Company initiated actions intended to build a stronger customer base in its primary markets. The Company invested approximately $500,000 to renovate Regional Bank's main office, providing direct lobby access of all deposit and loan service personnel, and greatly improving drive-up
and electronic banking services.   Unlike many of the large super regional
banks, which are closing branches in record numbers, the Company believes it is important to maintain community banking centers. Accordingly, an additional $500,000 was invested to create two new branch offices. The Allison Lane branch in Jeffersonville was opened by Regional Bank to provide greater access to present and prospective customers in Clark County. Union Bank opened the IGA supermarket branch in Greensburg, exclusively providing seven-day banking and extended hours to the community. In an effort to make its services more accessible and convenient, the Company intends to relocate the Grantline Branch of Regional Bank. The Company is also considering the relocation of certain Union Bank branches. These potential changes will increase visibility, enhance drive-thru banking and ATM accessibility, and improve ingress and egress.

A continuing tenet of the Plan is to establish and cultivate more proactive relationships with financial analysts and market makers in the Company's stock. As a result of our relationship-building efforts, Stifel, Nicolaus & Company, Incorporated, based in St. Louis, Missouri, became a market maker in Indiana United Bancorp shares in November, 1996, joining current market makers J.J.B. Hilliard/W.L. Lyons, Inc. and NatCity Investments, Inc..

The Company initiated a sales philosophy in 1995 supported by a performance-based employee incentive program. The initial phase of this program included sales training for all customer service personnel. In 1996, sales training evolved to encompass all customer contact personnel. Customer service personnel have now received advanced training, and have become more effective in cross-selling techniques. The performance-based employee incentive program earned over $121,000 in 1996 for employees engaged in all facets of the Company.

During 1996, many technological improvements were initiated. Certain of these improvements, such as upgrading communication lines, have provided faster response time for customer transactions. Others represent capital investments which allow the Company to continue to effectively compete within a financial services industry that is becoming increasingly dependent upon technology. In 1997, several hundred thousand dollars are budgeted for additional technology enhancements, such as an automated voice response information system, additional ATMs, laser printed deposit statements, optical disk storage, and an increase in the power and memory of the AS400 computer system which will allow for improved efficiency in the management of computer resources.

The dynamics of the Plan assure continually evolving goals, and the extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

Results of Operations

Annual net income ranged between $2,529,000 and $2,870,000 for the past three years. Significant non-recurring items impacted net income in 1994 and 1996. In 1994, earnings included a $1,229,000 gain on the sale of three under-performing Regional Bank branches and a loss of $154,000 on the sale of securities. These non-recurring items resulted in additional net income of $650,000. The Federal omnibus spending package enacted on September 30, 1996, together with companion legislation enacted earlier in the year, resulted in a $474,000 reduction of 1996 net income. The legislation imposed a special assessment on thrift institutions to recapitalize the Savings Association Insurance Fund ("SAIF"), resulting in a pre-tax charge of $545,000. Additionally, a tax advantage thrift institutions enjoyed in the calculation of allowable tax bad debt reserves was substantially eliminated (see heading "Income Taxes" for further discussion). Excluding these non-recurring charges, net income for 1996 was $3,166,727, a 25% increase over the prior year. There were no significant non-recurring income or expense items in 1995.

Non-interest income in 1996 reflects a decline in insurance commissions due mainly to lower levels of profit sharing received from participating companies based on claims experience for the year. Trust income and service charge income increased over the prior year. Non-interest expense reflects reduced Federal Deposit Insurance Corporation ("FDIC") assessments, excluding the special assessment mentioned previously, due to a lower deposit insurance assessment rate. Professional fees increased in 1996 as compared to the prior year.

Net income per common share from recurring operations equaled $2.49 in 1996, compared to $1.91 in 1995, and $1.58 in 1994. Including the FDIC special assessment and bad debt recapture, 1996 earnings equaled $2.11 per share.
The gain realized on the sale of Regional Banks branches increased 1994 earnings per share by $0.59.

The Company's return on average total assets was .85% in 1996, .82% in 1995, and .86% in 1994. Excluding non-recurring charges, return on average assets for 1996 was 1.00%. Return on average common shareholders' equity during these three years was 9.86%, 9.71%, and 12.18%, respectively. Excluding non-recurring charges, return on average common shareholders' equity for 1996 was 11.58%.

Net Interest Income

Net interest income is influenced by the volume and yield of earning assets and the cost of interest-bearing liabilities. Net interest margin reflects the mix of interest-bearing and noninterest-bearing liabilities that fund earning assets, as well as interest spreads between the rates earned on these assets and the rates paid on interest-bearing liabilities. Net interest income of $12,056,000 in 1996 increased 9% from $11,095,000 in 1995, which was 3% below 1994 (see Tables 2 and 5).

Throughout 1996, the Company employed a deposit-pricing strategy focused on retaining and attracting lower cost short-to-moderate term funds. Management correctly anticipated a relatively flat rate environment throughout 1996 and into 1997. The Company believes this strategy greatly enhanced 1996 net interest income and will also have a positive effect on 1997 earnings.
Although many of the Company's peer group competitors reported flat or marginally changed net interest margins for the full year 1996, the Company increased its net interest margin by 23 basis points. Since year-end 1993, the Company has increased its net interest margin by 48 basis points.

The changes in interest income and interest expense resulting from changes in volume and rate are summarized in Tables 2 and 3. Variances have been allocated on the basis of the absolute relationship between volume and rate.

Provision for Loan Losses

This topic is discussed under the heading "Loans, Credit Risk and the Allowance and Provision for Possible Loan Losses".

Non-interest Income

Non-interest income normalized in 1996 and 1995 after benefiting from a gain of $1,229,000 from the sale of branches in 1994. Non-interest income in 1996 exceeded 1995 by $45,000 or 3%. Excluding the sale of branches, non-interest income in 1995 exceeded 1994 by $98,000 or 7%. There were no security gains or losses in 1996, versus a $16,000 gain in 1995 and a loss of $154,000 in 1994.

Insurance commissions continue to represent the largest component of recurring non-interest income, equaling 29%, 32% and 37% in 1996, 1995 and 1994. Declines of $36,000 and $71,000 in 1995 and 1994 primarily reflected reorganization and relocation disruptions of insurance operations in Jay County. The current year decline of $35,000 represents the loss of year-end profit sharing programs from primary carriers due to 1996 claims experience. Trust income increased $43,000 over 1995, fueled by a $12,000 increase in estate income and a strong stock market in 1996. The level of estate assets administered may cause trust income to fluctuate significantly from year to year. Service charges on deposit accounts increased in 1996 by $70,000, or 16%, primarily due to the strong growth in a new interest-bearing checking account introduced in early 1996. Service charges on deposit accounts decreased in both 1995 and 1994 compared to prior years. Deposit growth and interest rate variables also affected service charge income in 1996. It is anticipated that in 1997 the Company will experience additional deposit growth, generating even higher service charge income.

Non-interest Expense

The largest component of non-interest expense is personnel expense. Personnel expenses increased in 1996 by $15,000, or less than 1%, after declining by $86,000 in 1995. The average number of full-time equivalent employees in 1996 was four persons less than the average 1995 staffing level, which was fifteen persons less than 1994. Improvements in technology implemented throughout
1996 enabled the Company to effectively control staffing levels. Normal staff salary adjustments and increased benefit costs were incurred in both 1996 and 1995, including $121,000 and $53,000 in 1996 and 1995, respectively, earned by employees in connection with the performance incentive compensation plan. Although certain employee benefit costs increased in 1996, health care benefit costs decreased. Personnel expenses in 1997 are not expected to change materially from 1996.

Deposit insurance, excluding the $545,000 special assessment, was $205,000 less in 1996 than the prior year, due to a lower rate on which the insurance premium was calculated. In mid 1995, the FDIC reduced deposit insurance premiums paid by soundly managed banks, including Union Bank, by 83%. Since the bank insurance fund reached a mandated funding level in 1995, the assessment rate for the Company's commercial bank was further reduced to the $2,000 minimum level permissible in 1996.

After two long years of debate, Congress finally agreed to a legislative package to adequately capitalize the SAIF. This legislation was included in the Federal omnibus spending package enacted on September 30, 1996. It required the thrift industry to recapitalize the SAIF with a one-time assessment and delayed a pro rata sharing of the Financing Corp. bond interest payments for three years. The one-time assessment imposed on Regional Bank equaled approximately $545,000.

For the next three years, thrift institutions will pay approximately five times higher assessment rates than commercial banks (6.44 cents versus 1.29 cents per $100 of deposits), but this is a significant reduction from the 23 cents per $100 of deposits assessed prior to September 30, 1996. After the three year period, commercial banks and thrifts will pay the same assessment rate of 2.43 cents per $100 of deposits. Based on current deposit levels and projected growth, Regional Bank will save approximately $540,000 in the next three years due to the lower assessment rate.

Income Taxes

On August 20, 1996 President Clinton signed into law the Small Business Job Protection Act of 1996. Included within this tax legislation was the repeal of certain tax advantages to thrifts applicable to tax bad debt provision calculations. The bill eliminated the percent-of-taxable-income method for computing tax liability on additions to thrift's bad debt reserves for years beginning after December 31, 1995. The bill also required that thrift institutions recapture all or a portion of their tax bad debt reserves added since December 31, 1987. Accordingly, income tax expense of $145,000 was recorded on the tax bad debt recapture in 1996, resulting primarily from the decrease in loans included in the sale of Regional Bank's branches in 1994. The unrecaptured base year tax reserve will not be subject to recapture, as long as the institution continues to carry on the business of banking and meets other criteria.

The effective tax rate was 40% for 1996, 40% in 1995 and 39% in 1994. The Company and its subsidiaries will file consolidated income tax returns for 1996.

Financial Condition

Total average assets in 1996 increased $9,244,000 over the prior year. Average assets declined by $27,188,000 in 1995 as compared to 1994, primarily due to deposit pricing strategies and the sale of branches in October, 1994. For comparability, average assets in 1994 would have been $20,000,000 less if the branch sale had occurred on January 1, 1994. Changes in average assets in 1995 and 1996 reflect normalized operations.

Year-end assets increased to $328,346,000 from $313,067,000 at December 31, 1995. Cash, cash equivalents and short-term investments increased at year-end 1995 to provide funding for loans scheduled to close shortly after December 31, 1995. Securities maturities and repayments, as well as increased levels of interest-bearing deposits, were used to fund loan growth in 1996.

Average earning assets have represented 95% of average total assets for the past three years. Average loans represent approximately 66% of average assets in 1996 compared to 65% in 1995 and 62% in 1994. Management intends to continue it's emphasis on loan growth in 1997.

Average noninterest-bearing deposits increased less than 1% in 1996 compared to a 4% increase in 1995. Average interest-bearing deposits increased $11,981,000 or 5% in 1996 compared to 1995. Average interest-bearing demand deposits increased $1,924,000, primarily due to the success of a new interest-bearing checking account introduced early in 1996. Average savings accounts increased 8% due to the continued success of a premium passbook savings account introduced in 1995. Average money market investment accounts decreased 11% as compared to the prior year due to the shifting of funds to the new interest-bearing demand deposit and the premium savings passbook. Average certificates of deposit and other time deposits increased approximately $11,557,000 in 1996, primarily in certificates of deposits of $100,000 and over.

Long-term debt is primarily the Company's loan for the purchase of Regional
Bank and is secured by the capital stock of the Company's subsidiaries. The Company successfully renegotiated the rate with the lender, effective July 1, 1995. Interest adjusts quarterly to the lender's prime rate, less 25 basis points. The Company believes it has complied with all terms and covenants of the loan agreement. The Company prepaid $250,000 on long-term debt in 1996, and $750,000 in 1995. A principal payment of $375,000 is due June 30, 1997 and the balance of the loan is due December 31, 1997. Prior to that time, the Company intends to negotiate the refinancing of its long-term borrowing needs.

Shareholders' equity was $27,749,000 on December 31 1996 compared to $28,245,000 on December 31, 1995. Book value per common share increased to $22.18 or 6% from $20.98 at year end 1995. The unrealized gain on securities available for sale, net of taxes, totaled $95,000 or $.07 per share at December 31, 1996 compared to an unrealized gain of $195,000 or $.15 at December 31, 1995. Excluding the net unrealized gains or losses on securities available for sale, book value per share was $22.11 at December 31, 1996, or an increase of 6% over the comparable book value at year end 1995. The Company redeemed the remaining $2,000,000 of its preferred stock in 1996. In 1995, $400,000 of preferred stock was redeemed. All future earnings will now accrue solely to the common shareholders.

Loans, Credit Risk and the Allowance and Provision for
Possible Loan Losses

Loans remain the Company's largest concentration of assets and continue to represent the greatest risk. The loan underwriting standards observed by each of the Company's subsidiaries are viewed by management as a deterrent to the emergence of an abnormal level of problem loans and a subsequent increase in net chargeoffs. The Company's conservative loan underwriting standards have historically resulted in higher loan quality and lower levels of net chargeoffs than peer bank averages. The Company also believes credit risks may be elevated if undue concentrations of loans in specific industry segments and to out of area borrowers are incurred. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its restrictive loan allocation policy. The Company believes it has no undue concentrations of loans.

Total loans increased 9%, primarily reflecting the expansion of the consumer loan portfolio and management's emphasis on indirect automobile financing which began in late 1995 and has continued to the present. Consumer loans increased 50% in 1996. The Company's emphasis on increasing consumer loans provides greater diversification within the portfolio and generate higher yields than residential real estate loans. Although the Company limits its exposure to long-term fixed rate residential mortgage loans and generally observes 20% minimum downpayment guidelines, it originated both fixed rate loans and loans with little or no downpayment for a noncompeting mortgage lender during 1996. This program assisted the Company in serving all segments of the community without incurring unacceptable levels of credit exposure or interest rate risk. The origination of these loans provides fee income.

The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed in a nonaccruing status when in management's judgment the collateral value and/or the borrower's financial condition does not justify accruing interest. As a general rule, commercial and real estate loans are reclassified to nonaccruing status at or before becoming 90 days past due. Interest previously recorded but not deemed collectible is reversed and charged against current income. Subsequent interest payments collected on nonaccrual loans may thereafter be recognized as interest income or may be applied as a reduction of the loan balance, as circumstances warrant. Non-real estate secured consumer loans are not placed in nonaccruing status, but are charged off when policy-determined delinquent status is reached.

Net chargeoffs were $398,000 in 1996, $60,000 in 1995 and $13,000 in 1994.  As
a percentage of average loans, net chargeoffs equaled .19%, .03% and .01% in 1996, 1995 and 1994. The increase in 1996 was caused primarily by the $334,000 chargeoff of portions of two loans currently held by Regional Bank. In each of the previous two periods, the Company significantly outperformed its peer group's net loan loss average. Peer group data for year-end 1996 is not yet available.

Foreclosed real estate held by the Company at December 31, 1996 consisted of a single property. The property is expected to be sold by mid-year 1997 with minimal gain or loss realized. After the sale, foreclosed real estate will decrease to a level more closely mirroring prior years.

Management maintains a listing of loans warranting either the assignment of a specific reserve amount or other special administrative attention. This listing, together with a listing of all classified loans, nonaccrual loans and loans delinquent 30 days or more, is reviewed monthly by the board of directors of each subsidiary.

The ability to absorb loan losses promptly when problems are identified is invaluable to a banking organization. Most often, losses incurred as a result of prompt, aggressive collection actions are much lower than losses incurred after prolonged legal proceedings. Accordingly, the Company observes the practice of quickly initiating stringent collection efforts in the early stages of loan delinquency.

The adequacy of the allowance for loan losses in each subsidiary is reviewed at least monthly. The determination of the provision amount in any period is based on management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio, current economic conditions, the amount of loans presently outstanding, and the amount and composition of growth expectations. The allowance for loan losses as of December 31, 1996, is considered adequate by management. See Tables 8, 9, 10, 11 and 12 for quantitative support of this narrative loan analysis.

Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, pertains to mortgage banking and financial institutions that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. The Statement eliminates the accounting distinction between mortgage servicing rights that are acquired through loan origination activities and those acquired through purchase transactions. Under this Statement, if the Company enters into mortgage banking activities and sells or securitizes loans and retains the mortgage servicing rights, the Company must allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the rights) based on their relative fair values.

SFAS No. 122 was effective for the Company in 1996. Since the Company does not currently engage in mortgage banking activities, the adoption of this Statement did not have any material effect on 1996 operations or financial position.

Investment Securities

Investment securities offer flexibility in the Company's management of interest rate risk, and is the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high risk derivative products or junk bonds.

In 1994, the Company adopted new accounting rules for securities. The rules require that each security must be individually designated as a held to maturity ("HTM") security or as an available for sale ("AFS") security. Late in 1995, the Financial Accounting Standards Board ("FASB") allowed an unprecedented "one time" transition reclassification. While more than 90% of the Company's investments were already designated AFS, the Company took this opportunity to reclassify all remaining HTM securities to AFS to provide even greater management flexibility in responding to changes within financial markets.

As of December 31, 1996, all investment securities are classified as AFS and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $95,000 was recorded to adjust the AFS portfolio to current market value at December 31, 1996, compared to a net unrealized gain of $195,000 at December 31, 1995.

At year end 1996, the tax equivalent yield of the investment securities portfolio was 6.45%, representing an increase from 6.33% at year end 1995, and 6.16% at year end 1994.

In 1994, management began to reduce the variable portion of the investment securities portfolio. Variable rate securities comprised 50% of the total portfolio on December 31, 1996 compared to 55% and 65% on December 31, 1995 and 1994. The reduction of variable rate securities extended the year end weighted average repriceable life of the portfolio to 2.06 years compared to
1.14 years in 1995.

Sources of Funds

The Company relies primarily on customer deposits and securities sold under repurchase agreements, along with shareholders' equity to fund earning assets. On an infrequent basis, Federal Home Loan Bank ("FHLB") advances are used to provide additional funds.

Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 88% and 86% of total earning assets in 1996 and 1995. Total interest-bearing deposits averaged 91%, 90% and 92% of average total deposits during 1996, 1995 and 1994. Management is continuing efforts to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

Securities sold under repurchase agreements ("repos") are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. Repos are not subject to FDIC assessment so they are less costly than large certificates of deposit. With the reduction in the FDIC assessment, repos do not offer as much cost advantage as previously experienced. Management utilized large denomination certificates of deposit in 1996 to replace a portion of customer funds previously invested in repos.

Even though short-term borrowings temporarily increased 18% at year end 1996 compared to 1995, the Company decreased average repos and other short-term borrowings in 1996 to $13,316,000 or 17% below 1995. FHLB advances which matured in early 1996 represented most of the decrease. The FHLB advances were used to fund loans and other earnings assets of Regional Bank in 1995. Depending upon the level of loan demand, management may again elect to use FHLB advances in 1997 as part of its cash management strategy.

The Company continued to prepay long-term debt in 1996. Long-term debt decreased $1,000,000 in 1996 of which $250,000 represented reductions in excess of scheduled payments. On December 31, 1997 the remaining balance is due. Prior to that time, the Company intends to negotiate the refinancing of its long-term borrowing needs.

Capital Resources

Common shareholders' equity increased $1,504,000 to $27,749,000 at December 31, 1996. Total shareholders' equity declined by $496,000 due primarily to the early redemption of $2,000,000 of preferred stock in 1996. Redemptions in 1995 and 1994 totaled $400,000 and $300,000. All of the preferred shares have now been redeemed.

The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The Company's core capital ("tier 1") consists of shareholders' equity less goodwill, while total capital consists of core capital, certain debt instruments and a portion of the allowance for credit losses. At
December 31, 1996, tier 1 capital to total assets was 8.33%. Total capital to risk-adjusted assets was 15.60%. Both ratios substantially exceed all required ratios established for bank holding companies. Risk-adjusted capital levels of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

Shareholders' equity is impacted by the Company's decision to categorize its entire securities portfolio as AFS under accounting rules adopted January 1, 1994. Securities in this category are carried at fair value, and shareholders' equity is adjusted to reflect unrealized gains and losses, net of taxes.

The Company declared and paid common dividends of $.83 per share in 1996 and $.69 in 1995. Book value per common share increased to $22.18 from $20.98 in 1995. The net adjustment for AFS securities increased book value by $.07 and $.15 at December 31, 1996 and 1995. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity. The dividend payment rate on preferred stock was 6.34% during each of the past two years.

Liquidity

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors, and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets, and higher interest expense involved in extending liability maturities. Liquid assets total $47,810,000, and include cash and cash equivalents, loans and securities maturing within one year, and money market instruments. In addition, the Company holds $75,667,000 of AFS securities maturing after one year which can be sold to meet liquidity needs.

Liquidity is supported by maintaining a relatively stable funding base, which is achieved by diversifying funding sources, extending the contractual maturity of liabilities, and limiting reliance on volatile short-term purchased funds. Short-term funding needs can arise from declines in deposits or other funding sources, drawdowns of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable and low-cost funds. Average core deposits funded approximately 89% of total earning assets at December 31 in each of the last three years.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment. The Company has not received any recommendations from regulatory authorities which would materially affect liquidity, capital resources or operations.

Interest Rate Risk

At year end 1996, the Company held approximately $169,349,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 1996 appears in Table 14. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricing characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. It is the policy of the Company that rate-sensitive assets less rate-sensitive liabilities to total assets be kept within a range of 80% to 130%.

The Company will seek to attain a more neutral gap position in 1997 based upon its the belief that the current interest rate environment will remain relatively stable throughout 1997. In any event, the Company does not anticipate that its earnings will be materially impacted in 1997, regardless of the direction interest rates may trend.

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

Accounting Changes

The FASB has issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of. This Statement establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value. Long-lived assets and certain identifiable intangibles must be reviewed for impairment whenever events indicate that the carrying amount of the assets may not be recoverable.

SFAS No. 121 was effective in 1996 for the Company.  The adoption of SFAS
No. 121 did not have any material effect on results of operation or financial condition in 1996.

SFAS No. 123, Stock Based Compensation, was effective for the Company in 1996. This Statement requires expanded disclosures rather than recognition of compensation cost as was originally required by the exposure draft of this Statement for fixed, at the money, options. However, employers are encouraged to recognize the cost of stock-based compensation plans in their financial statements. Currently, the Company has no stock-based compensation plans and adoption of SFAS No. 123 did not have any effect on 1996 financial statements.

SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are considered secured borrowings.

A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The transferor has surrendered control over transferred assets only if certain conditions are met.

This statement provides detailed measurement standards for assets and liabilities included in these transactions. It also includes implementation guidance for assessing isolation of transferred assets and for accounting for transfers of many specific types of transactions.

Except as amended by SFAS No. 127, this statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996 and is to be applied prospectively. Earlier or retroactive application is not permitted. SFAS No. 127 defers for one year the effective date (a) of paragraph 15 of SFAS No. 125 and (b) for repurchase agreement, dollar-roll, securities lending, and similar transactions, of paragraphs 9-12 and 237(b) of SFAS No. 125.

SFAS No. 127 provides additional guidance on the types of transactions for which the effective date of SFAS No. 125 has been deferred. It also requires that if it is not possible to determine whether a transfer occurring during calendar-year 1997 is part of a repurchase agreement, dollar-roll,securities lending, or similar transaction, then paragraphs 9-12 of SFAS No. 125 should be applied to that transfer.

Management does not expect adoption of these statements to have any material effect on 1997 financial statements.

Table 1 - Selected Financial Data Summary*
                                  1996      1995      1994      1993      1992
RESULTS OF OPERATIONS
FOR THE YEAR
  Net interest income          $11,961   $10,983   $11,301   $11,881   $12,484
  Provision for loan losses        150        30       115       357       686
  Non-interest income            1,502     1,456     2,588     1,628     1,572
  Non-interest expense           8,619     8,229     9,040     9,243     8,834
  Income before income tax
    and accounting method
    change                       4,694     4,180     4,734     3,909     4,536
  Income tax                     2,001     1,651     1,864     1,438     1,674
  Income before accounting
    method change                2,693     2,529     2,870     2,472     2,862
  Accounting method change                                       450
  Net income                     2,693     2,529     2,870     2,922     2,862
  Dividends paid on
    common stock                 1,038       863       683       580       478
  Dividends paid on
    preferred stock                 50       139       157       185       190

PER COMMON SHARE
  Income before accounting
    method change**              $2.11     $1.91     $2.17     $1.83     $2.14
  Net income**                    2.11      1.91      2.17      2.19      2.14
  Dividends paid                   .83       .69       .60       .51       .42
  Book value - end of period**
    Excluding SFAS No. 115
      adjustment                 22.11     20.83     19.60     17.99     16.27
    Including SFAS No. 115
      adjustment                 22.18     20.98     17.49
  Market price - end
    of period**                  29.06     25.00     21.00     22.28     19.80

AT YEAR END
  Total assets                $328,346  $313,067 $306,047   $355,992  $368,924
  Securities and other
    investments                 88,384    94,110   96,270    133,747   146,593
  Total loans                  219,483   201,355  194,736    205,508   204,000
  Allowance for loan losses      2,506     2,754    2,784      2,682     2,686
  Total deposits               276,402   262,346  261,371    310,063   323,777
  Long-term debt                 5,000     6,000    7,500      9,375    10,645
  Preferred stock                          2,000    2,400      2,700     3,000
  Shareholders' equity          27,749    28,245   24,282     25,203    23,347

FINANCIAL RATIOS
  Return on average assets        .85%      .82%     .86%       .81%      .79%
  Return on average common
    shareholders' equity         9.86      9.71    12.18      12.61     13.88
  Allowance for loan losses
    to total loans (year end)    1.14      1.37     1.43       1.31      1.32
  Shareholders' equity to
    total assets (year end)      8.45      9.02     7.93       7.08      6.33
  Tier I capital to
    total assets                 8.33      8.84     8.69       7.01      6.25
  Total capital to risk-
     adjusted assets            15.60     16.57    17.11      14.12     13.34
  Average equity to
    average total assets         8.69      8.70     7.39       6.83      6.11
  Dividend payout ratio         39.29     36.12    25.15      21.16     17.89

* The Company sold three of Regional Bank's branches in October, 1994. The sale affects comparative analysis of certain information in this table.
**Amounts prior to 1994, excluding dividends paid, have been adjusted for the 10% stock dividend in 1994.

Table 2 - Changes in Net Interest Income and Net Interest Margin
(Taxable Equivalent Basis)*

                                                          Percent Change
                               1996     1995     1994    1996/95   1995/94
Interest income
  Loans                      $18,266  $16,938  $15,941     7.8       6.3
  Investment securities        5,403    5,655    6,265    (4.5)     (9.7)
  Federal funds sold             380      305      116    24.6     162.9
  Short-term investments          13       49       15   (73.5)    226.7
    Total interest income     24,062   22,947   22,337     4.9       2.7
Interest expense
  Interest-bearing
    demand accounts              868      833      832     4.2       0.1
  Money market
     investment accounts       1,133    1,297    1,216   (12.6)      6.7
  Savings deposits               944      894      742     5.6      20.5
  Certificates of deposit
    and other time deposits    7,918    7,284    6,997     8.7       4.1
  Borrowings                   1,143    1,544    1,114   (26.0)     38.6
    Total interest expense    12,006   11,852   10,901     1.3       8.7
Net interest income          $12,056  $11,095  $11,436     8.7      (3.0)

Net interest margin            4.00%    3.77%    3.57%     6.1       5.6

*Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 3 - Changes in Net Interest Income and Net Interest Margin
(Taxable Equivalent Basis)*

                                  1996 vs.1995              1995 vs. 1994
                             Volume   Rate   Total     Volume   Rate   Total
Interest income
  Loans                       $ 904  $ 424  $1,328   $  (505) $1,502 $  997
  Investment securities        (259)     7    (252)   (1,270)    660   (610)
  Federal funds sold            104    (29)     75       131      58    189
  Short-term investments        (29)    (7)    (36)       17      17     34
    Total interest income       720    395   1,115    (1,627)  2,237    610
  Interest expense
  Interest-bearing
    demand accounts              51    (16)     35     (114)     115      1
  Money market
     investment accounts       (136)   (28)   (164)    (255)      33     81
  Savings deposits               74    (24)     50      (38)     190    152
  Certificates of deposit
    and other time deposits     616     18     634     (886)   1,173    287
  Borrowings                   (255)  (146)   (401)      60      370    430
 Total interest expense         350   (196)    154   (1,233)   2,184    951
Changes in net
  interest income             $ 370  $ 591   $ 961   $ (394)     $53  $(341)
Change in taxable
  equivalent adjustments                        17                       23
Change in net interest
  income after taxable
  equivalent adjustments                    $  978                    $(318)

*Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 4 - Non-interest Income and Expense
                                                           Percent Change
                                1996     1995     1994   1996/95    1995/94
Non-interest income
  Insurance commissions       $  438   $  190   $  200     (7.4)      (7.1)
  Fiduciary activities           233      190      200     22.6       (5.0)
  Service charges on
     deposit accounts            520      450      475     15.6       (5.3)
  Securities gains (losses)                16     (154)
  Gain on sale of branches                       1,229
  Other income                   311      328      329     (5.2)      (0.3)
    Total non-
      interest income         $1,502   $1,457   $2,588      3.1      (43.7)

Non-interest expense
  Salaries and
    employee benefits         $4,482   $4,467   $4,553      0.3       (1.9)
  Premises and
    equipment expense          1,477    1,469    1,521      0.5       (3.4)
  Professional fees              222      205      395      8.3      (48.1)
  Deposit insurance              190      395      666    (51.9)     (40.7)
  FDIC special
    assessment                   545
  Amortization
    of intangibles                35      40       46     (12.5)     (13.0)
  Other expense                1,667   1,653    1,859       0.8      (11.1)
    Total non-
      interest expense        $8,618  $8,229   $9,040       4.7       (9.0)
Net non-interest expense,
  excluding non-recurring
  items, as a percent of
  average assets               2.07%   2.20%    2.29%

Table 5 - Average Balance Sheet and Net Interest Analysis
          (Taxable equivalent basis)*
                                             December 31, 1996
                                   Average           Yield/
                                   Balance         Interest       Rate
ASSETS
Short-term investments            $    257        $    13         5.06%
Federal funds sold                   7,094            380         5.36
Securities
   Taxable                          81,971          5,123         6.25
   Tax-exempt                        3,755            280         7.46
     Total securities               85,726          5,403         6.30
Loans**
   Commercial                       62,983          6,059         9.62
   Real estate mortgage            121,232          9,660         7.97
   Instalment                       22,349          2,392        10.70
   Govt. guaranteed loans            1,948            155         7.96
     Total loans                   208,512         18,266         8.76
   Total earning assets            301,589         24,062         7.98
Allowance for loan losses          (2,760)
Unrealized losses on securities      (224)
Cash and due from banks             9,456
Premises and equipment              5,953
Other assets                        2,893
     Total assets                $316,907

LIABILITIES
Interest-bearing deposits
   Interest-bearing demand
     accounts                    $ 32,830             868         2.64
   Money market investment
     accounts                      31,584           1,133         3.59
   Savings                         29,264             944         3.23
   Certificates of deposit
     and other time deposits      148,509           7,918         5.33
     Total interest-
       bearing deposits           242,187          10,863         4.49
Short-term borrowings              13,316             689         5.17
Long-term debt                      5,606             454         8.10
     Total interest-
       bearing liabilities        261,109          12,006         4.60
Noninterest-bearing
  demand deposits                  24,714
Other liabilities                   3,540
     Total liabilities            289,363
Shareholders' equity               27,544
     Total liabilities and
       shareholders' equity      $316,907          12,006         3.98***
Net interest income                               $12,056         4.00%

Adjustment to convert tax exempt
  securities and loans to a fully
  taxable equivalent basis using
  a marginal rate of 34%                             $ 95

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**  Nonaccruing loans have been included in the average balances.
*** Total interest expense divided by total earning assets.

 Table 5 - Average Balance Sheet and Net Interest Analysis
           (Taxable equivalent basis)*
                                              December 31, 1995
                                   Average           Yield/
                                   Balance         Interest       Rate
ASSETS
Short-term investments            $    812        $    49         6.03%
Federal funds sold                   5,196            305         5.87
Securities
   Taxable                          85,421          5,326         6.24
   Tax-exempt                        4,327            329         7.60
     Total securities               89,748          5,655         6.30
Loans**
   Commercial                       64,589          6,116         9.47
   Real estate mortgage            116,314          8,815         7.58
   Instalment                       15,760          1,807        11.47
  Govt. guaranteed loans             2,383            200         8.39
     Total loans                   199,046         16,938         8.51
   Total earning assets            294,802         22,947         7.79
Allowance for loan losses           (2,732)
Unrealized losses on securities     (1,054)
Cash and due from banks              7,744
Premises and equipment               5,799
Other assets                         3,104
     Total assets                 $307,663

LIABILITIES
Interest-bearing deposits
   Interest-bearing
     demand accounts              $ 30,906            833         2.70
   Money market investment
     accounts                       35,369          1,297         3.67
   Savings                          26,979            894         3.31
   Certificates of deposit
     and other time deposits       136,952          7,284         5.32
     Total interest-
       bearing deposits            230,206         10,308         4.48
Short-term borrowings               15,947            932         5.84
Long-term debt                       6,950            612         8.81
     Total interest-
       bearing liabilities         253,103         11,852         4.68
Noninterest-bearing
  demand deposits                   24,545
Other liabilities                    3,243
     Total liabilities             280,891
Shareholders' equity                26,772
     Total liabilities and
       shareholders' equity       $307,663         11,852         4.02***
Net interest income                               $11,095         3.77%

Adjustment to convert tax exempt
  securities and loans to a fully
  taxable equivalent basis using
  a marginal rate of 34%                            $ 112

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**  Nonaccruing loans have been included in the average balances.
*** Total interest expense divided by total earning assets.

Table 5 - Average Balance Sheet and Net Interest Analysis
          (Taxable equivalent basis)*
                                           December 31, 1994
                                   Average           Yield/
                                   Balance         Interest       Rate
ASSETS
Short-term investments            $    451        $    15         3.33%
Federal funds sold                   2,751            116         4.22
Securities
   Taxable                         105,941          5,871         5.54
   Tax-exempt                        4,916            394         8.01
     Total securities              110,857          6,265         5.65
Loans**
   Commercial                       66,002          5,697         8.63
   Real estate mortgage            123,423          8,521         6.90
   Instalment                       14,179          1,530        10.79
   Govt. guaranteed loans            3,064            193         6.30
     Total loans                   206,668         15,941         7.71
   Total earning assets            320,727         22,337         6.97
Allowance for loan losses           (2,760)
Unrealized losses on securities     (1,471)
Cash and due from banks              7,633
Premises and equipment               6,297
Other assets                         4,425
     Total assets                 $334,851

LIABILITIES
Interest-bearing deposits
   Interest-bearing
     demand accounts              $ 35,435            832         2.35
   Money market
     investment accounts            43,527          1,216         2.79
   Savings                          28,357            742         2.62
   Certificates of deposit
     and other time deposits       155,317          6,997         4.50
     Total interest-
       bearing deposits            262,636          9,787         3.73
Short-term borrowings               11,694            483         4.13
Long-term debt                       8,835            631         7.14
     Total interest-
       bearing liabilities         283,165         10,901         3.85
Noninterest-bearing
  demand deposits                   23,678
Other liabilities                    3,250
     Total liabilities             310,093
Shareholders' equity                24,758
     Total liabilities and
       shareholders' equity       $334,851         10,901         3.40***
Net interest income                               $11,436         3.57%

Adjustment to convert tax exempt
  securities and loans to a fully
  taxable equivalent basis using
  a marginal rate of 34%                            $ 135

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**  Nonaccruing loans have been included in the average balances.
*** Total interest expense divided by total earning assets.

Table 6 - Average Deposits
                                 1996                1995            1994
                           Amount   Rate    Amount   Rate    Amount   Rate
Non-interest bearing     $ 24,714         $ 24,545         $ 23,678
Interest-bearing
  accounts                 32,830   2.64%   30,906   2.70%   35,435   2.35%
Money market
  investment accounts      31,584   3.59    35,369   3.67    43,527   2.79
Savings                    29,264   3.23    26,979   3.31    28,357   2.62
Certificates of
  deposit and other
  time deposits           148,509   5.33   136,952   5.32   155,317   4.50
    Totals               $266,901   4.07% $254,751   4.05% $286,314   3.42%

As of December 31, 1996, certificates of deposit of $100,000 or more mature as follows:
                      3 Months      3-6       6-12     Over 12
                       or less    Months     Months     Months      Total
Amount                 $18,001    $6,463     $4,441     $3,178    $32,083
Percent                    56%       20%        14%        10%       100%

Table 7 - Short-term Borrowings
                                          1996      1995      1994
Repurchase Agreements
Balance at December 31                  $12,989   $10,735   $ 9,977
Maximum outstanding
  at any month end                       15,903    15,174    16,384
Daily average amount outstanding         11,564    10,162     9,041
Weighted daily average interest rate      5.14%     5.67%     3.99%
Weighted daily interest rate
  at December 31                          5.12      5.28      5.39

Information related to repurchase agreements is shown in the table above and information on other short-term borrowings is not required since the average balances outstanding during the periods were less than 30% of shareholders' equity.

Table 8 - Loan Portfolio
                                                December 31
                                1996      1995      1994      1993        1992
Types of Loans
   Commercial               $  7,834  $  7,796  $  7,595  $ 11,028  $ 16,300
   Agricultural production
     financing and other
     loans to farmers         11,178     9,996     7,859     8,845     7,471
  Commercial real
     estate mortgage          27,691    24,129    25,619    27,036    32,645
  Residential real
     estate mortgage         109,962   103,239   101,455   111,600   101,953
  Farm real estate            26,843    28,910    28,358    25,483    22,064
  Construction and
    development                6,589     6,863     7,161     3,455     1,786
  Consumer                    27,567    18,342    13,870    14,752    17,992
  Government guaranteed
    loans purchased            1,819     2,080     2,819     3,309     3,789
     Total loans            $219,483  $201,355  $194,736  $205,508  $204,000

Table 9 - Maturities and Sensitivities of Commercial and Construction Loans
to Changes in Interest Rates at December 31, 1996
                                       Within      1-5      Over
                                       1 Year     Years   5 Years     Total
Maturities by loan type
  Commercial                          $ 6,554    $  817    $  463   $ 7,834
  Agricultural production financing
    and other loans to farmers         10,130       598       450    11,178
  Construction                          6,310       135       144     6,589
  Government guaranteed loans               0       461     1,358     1,819
    Totals                            $22,994    $2,011    $2,415   $27,420

  Percent                                 84%        7%        9%      100%

Rate Sensitivity
  Fixed rate                         $ 2,445     $1,160   $1,057   $ 4,662
  Variable rate                       20,549        851    1,358    22,758
    Totals                           $22,994     $2,011   $2,415   $27,420

TABLE 10 - Underperforming Loans

                                  1996     1995     1994     1993     1992
Nonaccruing loans               $1,245   $1,569   $1,030   $1,208   $2,543
Accruing loans con-
   tractually past due
   90 days or more                   5       34      113
Restructured loans                                             16      267
     Total                      $1,250   $1,603   $1,143   $1,224   $2,810
     Percent of
       total loans                 .6%      .8%      .6%      .6%     1.4%

TABLE 11 - Summary of Allowance for Loan Losses

                                 1996      1995     1994     1993     1992
Balance at January 1           $2,754    $2,784   $2,682   $2,686   $3,008
Chargeoffs
   Commercial                     352        91        6      239    1,123
   Real estate mortgage                      38       65      189       44
   Consumer                       104        31       21       17       95
      Total chargeoffs            456       160       92      445    1,262
Recoveries
   Commercial                      33        61       37       52      199
   Real estate mortgage             1        27       15                 7
   Consumer                        24        12       27       32       47
      Total recoveries             58       100       79       84      253
Net chargeoffs                    398        60       13      361    1,009
Provision for loan losses         150        30      115      357      687
Balance at December 31         $2,506    $2,754   $2,784   $2,682   $2,686

Net chargeoffs to
  average loans                  .19%      .03%     .01%     .18%     .48%
Provision for loan losses
  to average loans               .07       .02      .06      .17      .33
Allowance to total loans at
   year end                     1.14      1.37     1.43     1.31     1.32

Table 12 - Allocation of the Allowance for Loan Losses
                                1996             1995            1994
December 31               Amount  Percent  Amount  Percent  Amount  Percent
Real estate
  Residential            $  144      6%   $  134      5%   $  146      5%
  Farm real estate           13      1        14               14      1
  Commercial                313     12       575     21       702     25
  Construction and
    development              71      3        75      3        52      2
      Total real estate     541     22       798     29       914     33
Commercial
  Agribusiness              151      6       117      4       151      5
  Other commercial          203      8       445     16       131      5
      Total commercial      354     14       562     20       282     10
Consumer                    207      8       131      5        66      2
Unallocated               1,404     56     1,263     46     1,522     55
      Total              $2,506    100%   $2,754    100%   $2,784    100%

Table 12 - Allocation of the Allowance for Loan Losses
                               1993             1992
December 31               Amount  Percent  Amount  Percent
Real estate
  Residential            $  142      5%   $   87      3%
  Farm real estate
  Commercial                468     18       705     26
  Construction and
    development              35      1        16      1
      Total real estate     645     24       808     30
Commercial
  Agribusiness              182      7       191      7
  Other commercial          226      8       323     12
      Total commercial      408     15       514     19
Consumer                     83      3       109      4
Unallocated               1,546     58     1,255     47
      Total              $2,682    100%   $2,686    100%

The allocation is based primarily on previous credit loss experience, adjusted for changes in the risk characteristics of each category. Additional amounts are allocated based on an evaluation of the loss potential of individual troubled loans and the anticipated effect of economic conditions on both individual loans and loan categories. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of the specific amounts or loan categories in which losses may ultimately occur.

Table 13 - Investment Securities
           (Carrying Values at December 31)
                                                             Beyond
                                   Within    1-5      5-10     10
                                   1 Year   Years    Years    Years   Totals
Available for sale
   U.S. Treasury                  $2,004                             $ 2,004
   Federal Agencies                3,087  $10,048  $11,689            24,824
   State and Municipal               396    1,586    1,765  $   328    4,075
   Mortgage-backed securities         33    4,670    3,304   42,035   50,042
   Corporate and other
     securities                                        242               242
     Total available for sale     $5,520  $16,304  $17,000  $42,363  $81,187
Weighted average yield*            5.14%    5.87%    6.94%    6.66%    6.45%

Amounts in the table above are based on scheduled maturity dates. Variable interest rates are subject to change not less than annually based upon certain interest rate indexes. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

As of December 31, 1996, there are no corporate bonds and other securities which represent more than 10% of shareholders' equity.

*Adjusted to reflect income related to securities exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 14 - Rate Sensitivity Analysis at December 31, 1996
                                    Maturing or Repricing
                                                              Over 5
                                                            Years or
                                                             Insens-
                     3 Months   1 Year    3 Years   5 Years   itive     Total
Rate-sensitive
   assets            $ 88,660  $ 80,689  $ 42,413  $ 36,530  $80,054  $328,346
Rate-sensitive
   liabilities        109,123    79,800    53,989    22,258   63,176  $328,346
Rate sensitivity gap
  (assets less
     liabilities)    $(20,463) $    889  $(11,576) $ 14,272  $16,878
Rate sensitivity gap
  (cumulative)       $(20,463) $(19,574) $(31,150) $(16,878)
Percent of total
assets (cumulative)     (6.2%)    (6.0%)    (9.5%)    (5.1%)
Rate-sensitive
   assets/
   liabilities
   (cumulative)         81.2%     89.6%     87.2%     93.6%

Table 15 - Quarterly Financial Information
                                                     1996
                                     Fourth     Third    Second     First
  Total interest income              $6,275    $6,070    $5,884    $5,737
  Total interest expense              3,138     3,068     2,921     2,879
  Net interest income                 3,137     3,002     2,963     2,858
  Provision for loan losses              60        30        33        27
  Net interest income after
    provision for loan losses         3,077     2,972     2,930     2,831
  Non-interest income                   409       359       413       321
  Non-interest expense                2,010     2,562     2,045     2,001
  Income before income tax            1,476       769     1,298     1,151
  Income tax                            582       451       514       454
  Net income                            894       318       784       697
  Net income per common share           .71       .25       .61       .54
  Dividends paid per common share       .22       .21       .20       .20

Table 15 - Quarterly Financial Information
                                                     1995
                                     Fourth     Third    Second     First
  Total interest income              $5,908    $5,784    $5,658    $5,485
  Total interest expense              3,047     3,060     2,986     2,758
  Net interest income                 2,861     2,724     2,672     2,727
  Provision for loan losses              12         9         6         3
  Net interest income after
    provision for loan losses         2,849     2,715     2,666     2,724
  Non-interest income                   343       334       430       350
  Non-interest expense                1,961     2,003     2,103     2,163
  Income before income tax            1,231     1,046       993       911
  Income tax                            485       417       392       357
  Net income                            746       629       601       554
  Net income per common share           .57       .47       .45       .41
  Dividends paid per common share       .20       .17       .16       .16

Graphs Included in the Annual Report

Dividends Per Common Share    Common Dividend Payout Ratio
       (Dollars)                       (Percent)
    Year      Dollars              Year        Percent
    1992       .42                 1992         17.9%
    1993       .51                 1993         21.2
    1994       .60                 1994         25.2
    1995       .69                 1995         36.1
    1996       .83                 1996         39.3

Common Share Market Value         Net Interest Margin
       (Dollars)                       (Percent)
    Year       Dollars             Year        Percent
    1992       19.80               1992         3.66%
    1993       22.28               1993         3.52
    1994       21.00               1994         3.57
    1995       25.00               1995         3.77
    1996       29.06               1996         4.00

    Overhead Expense to              Net Loan Losses to
       Average Assets                  Average Loans
         (Percent)                       (Percent)
    Year   IUB     Peer            Year    IUB     Peer
    1992   2.43    3.76            1992    .48     .62
    1993   2.57    3.64            1993    .18     .39
    1994   2.70    3.42            1994    .01     .25
    1995   2.67    3.39            1995    .03     .20
    1996   2.72      *             1996    .19       *
    (*1996 Peer Group Data         (*1996 Peer Group Data
          unavailable                    unavailable

     Non-Performing Assets          Comparison of Income
       to Total Assets                ($ Millions)
         (Percent)                           Net    Recurring
    Year    IUB    Peer           Year     Income     Income
    1992   1.13   1.88            1992      2.862      2.862
    1993    .81   1.25            1993      2.922      2.472
    1994    .41    .98            1994      2.870      2.125
    1995    .52    .75            1995      2.529      2.529
    1996    .69      *            1996      2.693      3.167
   (*1996 Peer Group Data
         unavailable)

Tier 1 Capital to Total Assets          Long-Term Debt
         (Percent)                       ($ Million)
     Year        Percent             Year         Dollars
     1992         6.25               1992          10.6
     1993         7.01               1993           9.4
     1994         8.69               1994           7.5
     1995         8.84               1995           6.0
     1996         8.33               1996           5.0

Report of Management on Responsibility for Financial Information

The consolidated financial statements and related financial information presented in this annual report have been prepared by the management of Indiana United Bancorp in accordance with generally accepted accounting principles, and include amounts based on management's best estimates and judgments at the time of preparation. In presenting this financial information, management is responsible for its integrity, content and consistency of preparation.

To meet this responsibility, management maintains a system of internal controls, policies, and administrative procedures designed to provide reasonable assurance that transactions are recorded accurately. As an integral part of the internal control structure, the Company maintains a professional staff of internal auditors who monitor compliance with regulations, policies and procedures, and assess the effectiveness of the internal control structure. In addition, the Company's audit committee, which is comprised entirely of outside directors, meets periodically with management, internal auditors and/or independent auditors to review the scope and results of audit activities and the responses thereto by management, internal auditors, independent auditors and banking regulators have unrestricted access to the audit committee. Management believes the Company's system provides a basis for the preparation of reliable financial statements.

The Company's consolidated financial statements have been audited by Geo. S. Olive & Co. LLC. Their responsibility is to express an opinion as to the integrity of the Company's consolidated financial statements and, in performing their audit, to evaluate the Company's internal control structure to the extent they deem necessary in order to issue such opinion. As described further in their report that follows, their opinion is based on their audit, which wads conducted in accordance with generally accepted auditing standards and is believed by them to provide a reasonable basis for their opinion. The selection of Geo. S. Olive & Co. LLC was approved by the Board of Directors and ratified by shareholders.

/s/ Robert E. Hoptry              /s/ Jay B. Fager
Robert E. Hoptry                  Jay B. Fager
Chief Executive Officer           Chief Financial Officer

Report of Independent Certified Public Accountants

To the Shareholders and Board of Directors
Indiana United Bancorp
Greensburg, Indiana

We have audited the consolidated balance sheet of Indiana United Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Indiana United Bancorp and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in the notes to the financial statements, the Company changed its method of accounting for investments in securities in 1994.

/s/ Geo. S. Olive & Co. LLC
Geo. S. Olive & Co. LLC

Indianapolis, Indiana
February 3, 1997

  Consolidated Balance Sheet
  December 31                         1996            1995
  Assets
  Cash and due from banks     $ 13,236,256    $ 11,707,236
  Interest-bearing demand
    deposits                        59,658          71,698
  Federal funds sold             5,900,000       7,150,000
  Cash and cash equivalents     19,195,914      18,928,934
  Short-term investments           100,000       5,100,000
  Investment securities
    available for sale          81,186,867      80,650,912
  Loans                        219,483,489     201,354,517
  Allowance for loan losses     (2,505,853)     (2,754,227)
  Net loans                    216,977,636     198,600,290
  Premises and equipment         5,918,643       6,024,994
  Federal Home Loan Bank
    stock                        1,137,815       1,137,815
  Income receivable              1,951,803       1,974,331
  Core deposit intangibles         106,228         141,638
  Foreclosed real estate         1,000,000          45,000
  Other assets                     771,242         463,094
  Total assets                $328,346,148    $313,067,008

  Liabilities
  Deposits
  Noninterest bearing         $ 29,001,245    $ 30,335,037
  Interest bearing             247,400,928     232,011,066
  Total deposits               276,402,173     262,346,103
  Short-term borrowings         13,240,300      15,683,491
  Long-term debt                 5,000,000       6,000,000
  Interest payable               1,271,737       1,388,635
  Other liabilities              2,239,784       1,846,551
  Total liabilities            300,597,185     284,821,589
  Commitments and
  Contingencies
  Shareholders' Equity
  Preferred stock
  Authorized-400,000 shares
  Issued and
  outstanding-20,000 shares
  Series M-1987 convertible
  preferred shares                               2,000,000
  Common stock, $1 par value
  Authorized-3,000,000
  Issued and
  outstanding-1,250,897
  shares                          1,250,897      1,250,897
  Paid-in capital                10,677,045     10,677,045
  Retained earnings              14,122,382     15,726,495
  Net unrealized gain on
  securities available for
  sale                               94,526        195,095
  Total shareholders' equity     28,245,419     27,748,963
  Total liabilities and
  shareholders' equity         $328,346,148   $313,067,008

  See notes to consolidated financial statements.

  Consolidated Statement of Income
  Year Ended December 31           1996         1995         1994
  Interest Income
  Loans receivable            $18,266,420  $16,938,330  $15,940,601
  Investment securities
  Taxable                       5,122,743    5,326,297    5,871,583
  Tax exempt                      185,231      216,816      259,772
  Federal funds sold              379,965      304,619      115,626
  Short-term investments           12,469       49,002       15,075
  Total interest income        23,966,828   22,835,064   22,202,657
  Interest Expense
  Deposits                     10,862,835   10,307,724    9,787,434
  Short-term borrowings           689,789      931,944      482,907
  Long-term debt                  453,527      611,978      630,901
  Total interest expense       12,006,151   11,851,646   10,901,242
  Net Interest Income          11,960,677   10,983,418   11,301,415
  Provision for loan losses       150,000       30,000      115,000
  Net Interest Income After
  Provision for Loan Losses    11,810,677   10,953,418   11,186,415
  Noninterest Income
  Insurance commissions           438,405      472,998      508,935
  Fiduciary activities            232,494      189,417      200,241
  Service charges on deposit
  accounts                        519,609      450,060      474,896
  Net realized gains (losses)
  on securities                                 16,296     (154,297)
  Gain on sale of branches                                1,228,751
  Other income                    311,204      328,032      329,346
  Total noninterest income      1,501,712    1,456,803    2,587,872
  Noninterest Expense
  Salaries and employee
  benefits                      4,481,548    4,467,408    4,552,848
  Net occupancy expenses          764,086      804,977      835,351
  Equipment expenses              712,683      664,109      685,805
  Professional fees               221,927      204,578      395,383
  Deposit insurance expense       735,576      394,672      666,402
  Amortization of core
    deposit intangibles            35,410       40,468       45,527
  Other expenses                1,667,259    1,653,251    1,858,864
  Total noninterest expense     8,618,489    8,229,463    9,040,180
  Income Before Income Tax      4,693,900    4,180,758    4,734,107
  Income tax expense            2,001,351    1,651,366    1,863,756
  Net Income                   $2,692,549   $2,529,392   $2,870,351

  Net income per  common
    share                           $2.11        $1.91        $2.17
  Weighted Average Shares
  Outstanding                   1,250,897    1,250,897    1,250,897

  See notes to consolidated financial statements.

  Consolidated Statement of Cash Flows
  Year Ended December 31          1996         1995         1994
  Operating Activities
  Net income                   $2,692,549   $2,529,392   $2,870,351
  Adjustments to reconcile
  net income to net cash
  provided by operating
  activities
  Provision for loan losses       150,000       30,000      115,000
  Depreciation and
  amortization                    644,673      623,686      621,777
  Deferred income tax             188,387      (60,950)    (158,955)
  Securities amortization,
  net                              72,066      105,445      128,563
  Amortization of fair value
  adjustments on loans and
  deposits                         90,600       81,544      (34,768)
  Amortization of core
  deposit intangibles              35,410       40,468       45,527
  Investment securities
    (gains) losses                             (16,296)     154,297
  Net change in
  Income receivable                22,528      (78,370)      68,069
  Interest payable               (116,898)     524,295       52,213
  Gain on sale of branches                               (1,228,751)
  Other adjustments              (496,966)      44,534      152,967
  Net cash provided by
  operating activities          3,282,349    3,823,748    2,786,290

  Investing Activities
  Net change in short-term
    investments                 5,000,000   (4,952,843)     100,825
  Purchases of securities
    available for sale        (16,850,769)  (5,738,936) (24,219,400)
  Proceeds from maturities
    and paydowns of
    securities available
    for sale                   16,531,638   11,841,444   27,871,655
  Proceeds from sales of
    securities available for
    sale                                     9,369,943   26,477,204
  Purchases of securities
    held to maturity                          (324,520)  (2,429,679)
  Proceeds from maturities
    and paydowns of securities
    held to maturity                           752,427      791,211
  Net change in loans         (19,617,946)  (6,833,403)  (2,475,422)
  Purchases of premises and
    equipment                    (556,117)  (1,195,505)    (454,942)
  Proceeds from sale of other
    real estate                    50,000       63,177    1,579,817
  Net cash and cash
    equivalents paid in branch
    sales                                                (9,019,963)
  Other investing activities       17,000       10,000       17,573
    Net cash provided
    (used) by investing
    activities                (15,426,194)   2,991,784   18,238,879

  Financing Activities
  Net change in
  Noninterest-bearing, NOW,
  money market and savings
  deposits                      1,534,086   (3,040,069)  (7,872,722)
  Certificates of deposit      12,521,984    4,036,023  (16,212,020)
  Short-term borrowings         4,443,191      439,426    2,331,938
  Repayment of long-term debt  (1,000,000)  (1,500,000)  (1,875,000)
  Proceeds from FHLB advances                5,190,000
  Repayment of FHLB advances   (2,000,000)  (3,190,000)
  Cash dividends               (1,088,436)  (1,002,599)    (839,461)
  Redemption of preferred
    stock                      (2,000,000)    (400,000)    (300,000)
  Other financing activities                                (10,424)
  Net cash provided (used) by
    financing activities       12,410,825      532,781  (24,777,689)
  Net Change in Cash and Cash
    Equivalents                   266,980    7,348,313   (3,752,520)
  Cash and Cash Equivalents,
    Beginning of Year          18,928,934   11,580,621   15,333,141
  Cash and Cash Equivalents,
    End of Year               $19,195,914  $18,928,934  $11,580,621

  Additional Cash Flows
    Information
      Interest paid           $12,123,049  $11,327,351  $10,931,300
      Income tax paid           1,885,288    1,943,281    1,628,500
  Loan balances transferred
  to foreclosed real estate     1,000,000

  See notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity
                                   Preferred Stock          Common Stock
                                Shares        Amount     Shares       Amount
Balances, January 1, 1994       27,000    $2,700,000   1,137,578   $1,137,578
Net income for 1994
Cash dividends
  Preferred stock-$6.34
    per share
  Common stock-$.60 per
    share
10% stock dividend                                       113,319      113,319
Adjustment for cash
  paid in lieu of
  issuing fractional
  shares
Cumulative effect of
  change in method of
  accounting for
  securities
Net change in
  unrealized gain
  (loss) on securities
  available for sale
Redemption of
  preferred stock               (3,000)     (300,000)
Balances, December 31, 1995     24,000     2,400,000   1,250,897    1,250,897

Net income for 1995
Cash dividends
  Preferred stock -
    $6.34 per share
  Common stock - $.69
    per share
Net change in
  unrealized gain
  (loss) on securities
  available for sale
Redemption of
  preferred stock               (4,000)     (400,000)
Balances, December 31, 1995     20,000     2,000,000   1,250,897    1,250,897

Net income for 1996
Cash dividends
  Preferred stock-$6.34
    per share
  Common stock-$.83
    per share
Net change in
  unrealized gain
  (loss) on securities
  available for sale
Redemption of
  preferred stock              (20,000)   (2,000,000)
Balances, December 31, 1996                            1,250,897   $1,250,897

See notes to consolidated financial statements.

Consolidated Statement of Changes in Shareholders' Equity

                                                        Net
                                                     Unrealized
                                                     Gain (Loss)
                                                    on Securities
                               Paid-in    Retained   Available
                               Capital    Earnings    For Sale      Total
Balances, January 1, 1994    $8,099,038 $13,266,449              $25,203,065
Net income for 1994                       2,870,351                2,870,351
Cash dividends
  Preferred stock-$6.34
    per share                              (156,915)                (156,915)
  Common stock-$.60 per
    share                                  (682,546)                (682,546)
10% stock dividend            2,578,007  (2,691,326)
Adjustment for cash
  paid in lieu of
  issuing fractional
  shares                                    (10,424)                 (10,424)
Cumulative effect of
  change in method of
  accounting for
  securities                                           $846,177      846,177
Net change in
  unrealized gain
  (loss) on securities
  available for sale                                 (3,487,650)  (3,487,650)
Redemption of
  preferred stock                                                   (300,000)
Balances, December 31, 1994  10,677,045  12,595,589  (2,641,473)  24,282,058

Net income for 1995                       2,529,392                2,529,392
Cash dividends
  Preferred stock -
    $6.34 per share                        (139,480)                (139,480)
  Common stock - $.69
    per share                              (863,119)                (863,119)
Net change in
  unrealized gain
  (loss) on securities
  available for sale                                  2,836,568    2,836,568
Redemption of
  preferred stock                                                   (400,000)
Balances, December 31, 1995  10,677,045  14,122,382     195,095   28,245,419

Net income for 1996                       2,692,549                2,692,549
Cash dividends
  Preferred stock-$6.34
    per share                               (50,192)                 (50,192)
  Common stock-$.83
    per share                            (1,038,244)              (1,038,244)
Net change in
  unrealized gain
  (loss) on securities
  available for sale                                   (100,569)    (100,569)
Redemption of
  preferred stock                                                 (2,000,000)
Balances, December 31, 1996 $10,677,045 $15,726,495     $94,526  $27,748,963

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

The Company is a bank holding company whose principal activity is the ownership and management of the Banks. Union Bank and Trust Company of Indiana ("Union Bank") headquartered in Greensburg, Indiana operates under a state charter and is subject to regulation by the Indiana Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Regional Federal Savings Bank ("Regional Bank"), headquartered in New Albany, Indiana is a federally-chartered thrift and is subject to regulation by the Office of Thrift Supervision ("OTS") and the FDIC.

The Banks generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Decatur, Floyd, Clark and Jay Counties, Indiana, and surrounding counties. The Banks' loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Banks have diversified loan portfolios, a substantial portion of their debtors' ability to honor their contracts is dependent upon economic conditions in the agricultural industry.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Consolidation-The consolidated financial statements include the accounts of the Company and the Banks after elimination of all material intercompany transactions and accounts.

Investment securities-Debt securities are classified as held to maturity ("HTM") when the Company has the positive intent and ability to hold the securities to maturity. Securities HTM are carried at amortized cost.

Debt securities not classified as HTM are classified as available for sale ("AFS"). Securities AFS are carried at fair value with unrealized gains and losses reported separately through shareholders' equity, net of tax.

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

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received unless such amounts are applied to principal amounts outstanding. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Provision for loan losses and the adequacy of the allowance for loan losses are based on management's continuing review and evaluation of the loan portfolio, current economic conditions, past loss experience and other pertinent factors. Impaired loans are measured by the present value of expected cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1996, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Foreclosed real estate is carried at the lower of cost or fair value less estimated selling costs. When foreclosed real estate is acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

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

Earnings per share have been computed based upon the weighted average common shares outstanding during each year.

RESTRICTION ON CASH AND DUE FROM BANKS
The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1996, was $1,565,000.

INVESTMENT SECURITIES
Securities with a carrying value of $25,009,600 and $23,621,600 were pledged at December 31, 1996 and 1995 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities AFS during 1995 and 1994 were $9,369,943 and $26,477,204. Gross gains of $160,945 and $71,348 and gross losses of $144,649 and $225,645 were realized on those sales in 1995 and 1994, respectively.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

INVESTMENT SECURITIES
                                                      1996
                                                 Gross       Gross
                                 Amortized  Unrealized  Unrealized       Fair
December 31                           Cost       Gains      Losses      Value
Available for sale
U.S. Treasury                      $ 2,006        $  3        $  5    $ 2,004
Federal agencies                    24,556         416         148     24,824
State and municipal                  4,057          35          17      4,075
Mortgage-backed securities          50,157         489         604     50,042
Corporate obligations                  244                       2        242
Total investment securities        $81,020        $943        $776    $81,187

                                                      1995
                                                  Gross      Gross
                                  Amortized  Unrealized Unrealized       Fair
December 31                            Cost       Gains     Losses      Value
Available for sale
U.S. Treasury                      $ 3,016        $ 12        $ 10    $ 3,018
Federal agencies                    12,257         259         104     12,412
State and municipal                  3,955          80           1      4,034
Mortgage-backed securities          60,610         582         425     60,767
Corporate obligations                  480                      60        420
Total investment securities        $80,318        $933        $600    $80,651

The amortized cost and fair value of securities AFS at December 31, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Maturity Distribution at December 31, 1996
                                  Amortized Cost      Fair Value
Within one year                       $ 5,509           $ 5,487
Two through five years                 11,703            11,634
Six through ten years                  13,327            13,696
After ten years                           324               328
  Subtotal                             30,863            31,145
Mortgage-backed securities             50,157            50,042
Totals                                $81,020           $81,187

The tax expense (benefit) for gains (losses) on security transactions for the years ended December 31, 1995 and 1994 was $6,400 and $(61,100).

LOANS AND ALLOWANCE
December 31                                 1996          1995
Commercial and industrial loans         $  7,834      $  7,796
Agricultural production financing         11,178         9,996
Farm real estate                          26,843        28,910
Commercial real estate                    27,691        24,129
Residential real estate                  109,962       103,239
Construction and development               6,589         6,863
Consumer                                  27,567        18,342
Government guaranteed loans                1,819         2,080
Total loans                             $219,483      $201,355

December 31                          1996        1995        1994
Allowance for loan losses
Balances, January 1                 $2,754      $2,784      $2,682
Provision for losses                   150          30         115
Recoveries on loans                     58         100          79
Loans charged off                     (456)       (160)        (92)
Balances, December 31               $2,506      $2,754      $2,784

Information on impaired loans is summarized below.

December 31                                         1996      1995
Impaired loans with an allowance                  $  535    $  573
Impaired loans for which the discounted cash
flows or collateral value exceeds the carrying
value of the loan                                    613
Total impaired loans                              $1,148      $573
Allowance for impaired loans (included in the
Company's allowance for loan losses)                $120      $250

Year Ended December 31                              1996      1995
Average balance of impaired loans                 $1,996      $148
Interest income recognized on impaired loans         112        20
Cash-basis interest included above                   112        20

The Banks have entered into transactions with certain directors, executive officers, significant shareholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

                                                   1996         1995
Balances, January 1                              $5,941       $5,124
Changes in composition of related parties          (416)        (399)
New loans, including renewals                     2,986        2,382
Payments, etc., including renewals                 (547)      (1,166)
Balances, December 31                            $7,964       $5,941

PREMISES AND EQUIPMENT
December 31                                        1996         1995
Land                                            $   909      $   909
Buildings                                         7,030        7,054
Equipment                                         5,115        4,720
Total cost                                       13,054       12,683
Accumulated depreciation                         (7,135)      (6,658)
Net                                             $ 5,919      $ 6,025

DEPOSITS
December 31                                        1996         1995
Noninterest-bearing                            $ 29,001     $ 30,335
Interest-bearing demand                          67,726       64,649
Savings deposits                                 28,619       28,828
Certificates and other time deposits of
  $100,000 or more                               32,083       23,512
Other certificates and time deposits            118,973      115,022
Total deposits                                 $276,402     $262,346

Certificates and other time deposits maturing in years ending after December 31, 1996

1997                  $ 98,392
1998                    36,087
1999                     9,803
2000                     4,839
2001                     1,462
Thereafter                 473
  Total               $151,056

SHORT-TERM BORROWINGS
December 31                              1996       1995
Federal funds purchased               $   750
FHLB advances                                   $  2,000
Securities sold under repurchase
  agreements                           12,989     10,735
U. S. Treasury demand notes             1,944        505
Total short-term borrowings           $15,683    $13,240

Securities sold under agreements to repurchase consist of obligations of the Company to other parties. The obligations are secured by U. S. Treasury securities and Federal agencies, and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 1996 and 1995 totaled $15,903,000 and $15,174,000 and the daily average of such agreements totaled $11,564,000 and $10,270,000. The weighted average yield was 5.12% and 5.19% at December 31, 1996 and 1995 while the weighted average yield during 1996 and 1995 was approximately 5.14% and 5.84%.

The Company had a FHLB advance of $2,000,000 outstanding at December 31, 1995 which was repaid during 1996.

LONG-TERM DEBT
Long-term debt at December 31, 1996 consisted of a $5,000,000 secured term loan. In January, 1992, the Company converted a line of credit to an $11,200,000 six-year secured term loan. Interest is payable quarterly and was at the lender's base rate through June 30, 1995. Commencing July 1, 1995, the interest rate converted to the lender's base rate, less .25%. Principal payments are due semiannually. The loan is secured by all stock of the Banks and the loan agreement contains restrictions on debt, guarantees and mergers, in addition to other affirmative and negative covenants.

A principal payment of $375,00 is due June 30, 1997 with the remaining loan balance due December 31, 1997. Management intends to refinance all or a portion of the remaining balance during 1997.

INCOME TAX
Year Ended December 31               1996      1995      1994
Income tax expense
Currently payable
  Federal                          $1,408    $1,317    $1,560
  State                               405       395       463
Deferred
  Federal                             179       (50)     (128)
  State                                 9       (11)      (31)
Total income tax expense           $2,001    $1,651    $1,864

Reconciliation of federal statutory
to actual tax expense
Federal statutory income
  tax at 34%                       $1,596   $1,421     $1,610
Tax exempt interest                   (57)     (63)       (77)
Effect of state income taxes          273      253        285
Change in tax law                     144
Other                                  45       40         46
Actual tax expense                 $2,001   $1,651     $1,864

A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

December 31                                  1996           1995
Differences in accounting for loans         $(223)         $(263)
Differences in accounting for securities      (39)           (49)
Differences in accounting for premises
  and equipment                              (675)          (730)
Differences in depreciation methods          (210)          (160)
Differences in accounting for loan
  losses                                      289            506
Differences in accounting for securities
  available for sale                          (72)          (138)
State income tax                               15             13
Other                                         (39)           (11)
  Total                                     $(954)         $(832)

Assets                                      $ 304          $ 519
Liabilities                                (1,258)        (1,351)
   Total                                    $(954)         $(832)

No valuation allowance was necessary at anytime during 1996, 1995 and 1994.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Retained earnings include approximately $2,162,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount at December 31, 1996 was approximately $735,000.

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                  1996         1995
Commitments to extend
  credit                       $26,694      $21,097
Standby letters of credit          222          155

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

The Company and Banks may from time to time be subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is presently not aware of any such claims.

PREFERRED SHARES
In 1987, the Company issued 30,000 shares of no-par value, $100 stated value, convertible preferred stock. The Company redeemed 20,000 shares of preferred stock in 1996, 4,000 shares in 1995 and 3,000 shares in 1994. The total redemption price was $2,000,000 in 1996, $400,000 in 1995 and $300,000 in
1994. For 1994 through 1996, cash dividends were paid at the rate of 6.34% per annum.

The Company's Articles of Incorporation permit the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences and limitations or restrictions of the Company's preferred stock prior to the issuance thereof.

RESTRICTIONS ON DIVIDENDS
Without prior approval, Union Bank is restricted by Indiana law and regulations of the DFI, and the FDIC as to the maximum amount of dividends Union Bank can pay to the parent in any calendar year to Union Bank's retained net profits (as defined) for that year and the two preceding years.

The OTS regulations provide that a savings bank which meets fully phased-in 1994 capital requirements and is subjected only to "normal supervision", such as Regional Bank, may pay out 100% of net income to date over the calendar year and 50% of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to OTS. As a result of limitations relating to tax bad debt deductions, Regional Bank's nontaxable dividends to the Company are limited to an amount approximately equal to net income commencing in 1997.

At December 31, 1996, total shareholders' equity of the Banks was $31,075,000 of which $29,504,000 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

REGULATORY CAPITAL
The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate actions by the regulatory agencies that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of the Company's and Banks' assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

At December 31, 1996, management of the Company believes that it meets all capital adequacy requirements to which it is subject. The most recent notification from the regulatory agencies categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed this categorization.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

The Company's and Banks' actual and required capital amounts and ratios are as follows:

                                                   1996
                                              Required for       To Be Well
                                Actual      Adequate Capital(1)  Capitalized
December 31                 Amount  Ratio     Amount  Ratio     Amount  Ratio
Indiana United Bancorp
Total capital (1)
  (to risk-weighted
  assets)                  $29,934  15.6%    $15,312   8.0%               N/A
Tier I capital (1)
  (to risk-weighted
  assets)                   27,540  14.4       7,656   4.0                N/A
Tier I capital (1)
  (to average assets)       27,540   8.4      13,152   4.0                N/A

Union Bank
Total capital (1)
  (to risk-weighted
  assets)                   21,224  15.8      10,718   8.0     $13,398  10.0%
Tier I capital (1)
 (to risk-weighted
  assets)                   19,547  14.6       5,359   4.0       8,039   6.0
Tier I capital (1)
 (to average assets)        19,547   9.0       8,708   4.0      10,885   5.0

Regional Bank
Total risk-based
  capital (1)
  (to risk-weighted
  assets)                   12,076  19.2       5,021   8.0      6,277  10.0
Core capital (1)
 (to adjusted
tangible assets)            11,415  10.6       3,219   3.0      6,437   6.0
Core capital (1)
 (to adjusted total
assets)                     11,415  10.6       3,219   3.0      5,369   5.0

(1) As defined by regulatory agencies

Regional Bank's tangible capital at December 31, 1996 was $11,415,000, which amount was 10.6 percent of tangible assets and exceeded the required ratio of 1.5 percent.

LOAN SERVICING
Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of mortgage loans serviced for others totaled $2,960,000 and $2,302,000 at December 31, 1996 and 1995.

EMPLOYEE BENEFIT PLANS
The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matched employees' contributions at the rate of $.70 for 1996, $.65 for 1995, and $.60 for 1994 for each dollar contributed. In addition, the Company contributed 6.5% of total compensation plus an additional 5.7% of each participant's compensation in excess of $62,700 in 1996, $61,200 in 1995 and $60,600 in 1994. Expense for the plan was $283,518 in 1996, $295,862 in 1995 and $273,053 in 1994.

DEPOSIT INSURANCE EXPENSE
Regional Bank's deposits are presently insured by the Savings Association Insurance Fund ("SAIF"). A recapitalization plan for the SAIF was signed into law on September 30, 1996, which provided for a special assessment on all SAIF-insured institutions to enable the SAIF to achieve the required level of reserves. The assessment of .065% was based on March 31, 1995 deposits. Regional Banks' special assessment totaled $545,000 before taxes, and was charged against current income and included with deposit insurance expense.

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

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Long-term Debt-Long-term debt consists of an adjustable instrument tied to a variable market interest rate. Fair value approximates carrying value.

The estimated fair values of the Company's financial instruments are as follows:

December 31                             1996                1995
                                Carrying     Fair    Carrying    Fair
                                 Amount     Value     Amount    Value
Assets
Cash and cash
  equivalents                   $ 19,196   $ 19,196    $ 18,929  $ 18,929
Short-term investments               100        100       5,100     5,100
Securities available
  for sale                        81,187     81,187      80,651    80,651
Loans, net                       216,978    217,690     198,600   199,316
Stock in FHLB                      1,138      1,138       1,138     1,138
Income receivable                  1,952      1,952       1,974     1,974

Liabilities
Deposits                         276,402    277,180     262,346   262,831
Borrowings
  Short-term                      15,683     15,683      13,240    13,240
  Long-term                        5,000      5,000       6,000     6,000
Interest payable                   1,272      1,272       1,389     1,389

OTHER MATTERS
In October, 1994, the Company sold three underperforming branches of Regional Bank including loans, deposits and fixed assets in order to concentrate Regional Bank's resources in its primary market area. The sale resulted in a gain of $1,228,751 which is shown separately in the consolidated statement of income.

CONDENSED FINANCIAL INFORMATION
(PARENT COMPANY ONLY)
Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheet
December 31                               1996          1995

Assets
Cash on deposit and repurchase
  agreements                           $ 1,584       $ 1,940
Investment in subsidiaries              31,171        32,325
Other assets                               186           128
  Total assets                         $32,941       $34,393

Liabilities
Long-term debt                         $ 5,000       $ 6,000
Other liabilities                          192           148
  Total liabilities                      5,192         6,148
Shareholders' Equity                    27,749        28,245
Total liabilities
and shareholders' equity               $32,941       $34,393

Condensed Statement of Income
Year Ended December 31                 1996       1995       1994

Income
Dividends from subsidiaries          $4,500     $4,000     $2,425
Fees from subsidiaries                   33         55         88
Other income                            102         73         77
  Total income                        4,635      4,128      2,590

Expenses
Interest expense                        454        612        631
Salaries and benefits                   682        506        413
Professional fees                        94         84        117
Other expenses                          224        236        210
  Total expenses                      1,454      1,438      1,371

Income before income tax and
  equity in undistributed income
  of subsidiaries                     3,181      2,690      1,219
Income tax benefit                      565        511        463

Income before equity in
  undistributed income of
  subsidiaries                        3,746      3,201      1,682
Equity in undistributed
income ofsubsidiaries                (1,053)      (672)     1,188
Net Income                           $2,693     $2,529     $2,870

Condensed Statement of Cash Flows
Year Ended December 31                 1996       1995       1994

Operating Activities
Net income                           $2,693     $2,529     $2,870
(Undistributed) income
  of subsidiaries                     1,053        672     (1,188)
Other adjustments                        71         52         13
  Net cash provided by
    operating activities              3,817      3,253      1,695

Investing Activities
Purchase of equipment                  (102)       (17)       (34)
Proceeds from sale of equipment          17                    18
  Net cash used by investing
    activities                          (85)       (17)       (16)

Financing Activities
Payments on long-term debt           (1,000)    (1,500)    (1,800)
Cash dividends                       (1,088)    (1,003)      (839)
Redemption of preferred stock        (2,000)      (400)      (300)
Other financing activities                                    (10)
  Net cash used by
    financing activities             (4,088)    (2,903)    (2,949)

Net Change in Cash on
  Deposit and Repurchase
  Agreements                           (356)       333     (1,270)

Cash on Deposit and
Repurchase Agreements,
Beginning of Year                     1,940      1,607      2,877

Cash on Deposit and
Repurchase Agreements,
End of Year                          $1,584     $1,940     $1,607

Indiana United Bancorp Directory


Directors

William G. Barron
  Chairman and President
  Barron Homes, Inc.

Philip A. Frantz
  Attorney; Partner
  Coldren and Frantz

Glenn D. Higdon
  President
  Marlin Enterprises, Inc.

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

Martin G. Wilson
  Farmer

Edward J. Zoeller
  President
  E.M. Cummings Veneer


Officers

Robert E. Hoptry
  Chairman and President

Jay B. Fager
  Treasurer and Chief Financial Officer

Michael K. Bauer
  Vice President

Sue Fawbush
  Vice President and Secretary

Dennis M. Flack
  Vice President

Dawn M. Schwering
  Marketing Coordinator

Daryl R. Tressler
  Vice President

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

Glenn R. Raver
  Senior Vice President
  Retail Services and Operation Division

Dee M. Knueven
  Senior Insurance Officer and Manager
  Insurance Division

Daniel F. Anderson
  Senior Trust Officer
  Trust Division

James L. Green
  Controller
  Financial Planning and Control


Regional Federal Savings Bank

Directors

William G. Barron
  Chairman and President
  Barron Homes, Inc.

Michael K. Bauer
  President and Chairman
  Regional Federal Savings Bank

D.J. Hines
  President
  Schuler Realty, Inc.

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

Michael J. Kapfhammer
  President
  Buckhead Grill

Charles E. MacGregor
  Attorney
  Wyatt, Tarrant, Combs and Orbison

Marvin L. Slung
  Sales Representative
  Jeb Advertising

Edward J. Zoeller
  President
  E.M. Cummings Veneer

Executive Administration

Michael K. Bauer
  Chairman and President

Division Managers

Dennis R. Morrison
  Senior Vice President
  Lending Division

Carmen L. Glenn
  Vice President and Treasurer
  Financial Planning and Operations Division

James S. Honour, Jr.
  Vice President
  Retail Services Division

Inside Back Cover

Indiana United Bancorp Board of Directors

(Picture)           (Picture)           (Picture)

William G. Barron   Philip A. Frantz    Glenn D. Higdon


(Picture)           (Picture)           (Picture)

Robert E. Hoptry    Martin G. Wilson    Edward J. Zoeller


Shareholder Information
Annual Meeting
Tuesday, May 20, 1997, 10:00AM
Conference Center, Second Floor
Union Bank and Trust Company
201 N. Broadway
Greensburg, Indiana  47240

Corporate Address
Indiana United Bancorp
201 N. Broadway Street
Post Office Box 87
Greensburg, Indiana  47240

Form 10-K
Copies of the Company's 1996 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to Jay B. Fager, Treasurer and Chief Financial Officer.

Transfer Agent
Securities Transfer Department
Mid America Bank of Louisville
Post Office Box 1497
Louisville, Kentucky  40201-1497
(800) 925-0810

Common Shares
The common shares of the Company are listed on the NASDAQ National Market System. In newspaper listings, company shares are frequently listed as IndUtd. The trading symbol is IUBC.

Market Makers
Market Makers in the Company's common stock include:

J.J.B. Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.
Stifel, Nicolaus & Company, Inc.

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

1996           Q4        Q3        Q2        Q1
High           29 1/16   27        25 1/2    26 1/4
Low            25        25        23 1/4    24 1/4
Last Sale      29 1/16   25 3/4    24 1/2    24 1/4

1995           Q4        Q3        Q2        Q1
High           28        27 1/2    23        23
Low            25        19 1/2    20        19 1/2
Last Sale      25        27        20 1/2    22 1/2


BACK COVER

Indiana United Bancorp
201 N. Broadway   P.O. Box 87
Greensburg, Indiana  47240


