Form 10-K, Exhibit 13
period 1997-12-31
INDIANA UNITED BANCORP
filed 1998-04-10
CIK 720002

FRONT COVER
Indiana United Bancorp
1997 Annual Report

INSIDE FRONT COVER
Contents
Financial Highlights                                   1
Message to Shareholders                                2
Management's Discussion and Analysis                   4
Report of Management on Responsibility
  for Financial Information                           19
Report of Independent Certified Public Accountants    19
Financial Statements                                  20
Notes to Financial Statements                         23
Management Directory                                  31
Shareholder Information                              IBC

Indiana United Bancorp ("Company") is a registered bank holding company incorporated under the laws of Indiana in 1983, concurrent with its acquisition of Union Bank and Trust Company of Greensburg, Indiana. The Company acquired The Peoples Bank, Portland, Indiana in 1987, and Regional Federal Savings Bank, New Albany, Indiana ("Regional Bank") at the end of 1991. Union Bank and Trust Company of Indiana ("Union Bank") was created by the consolidation of the Greensburg and Portland operations in 1994. It's history traces back to 1873, and it holds Indiana state banking charter #1. As of December 31, 1997, Union Bank held assets totaling $234 million and through its nine banking offices, ranked first in market share in Decatur County and second in Jay County. Regional Bank's assets totaled $135 million, held by three banking offices in Floyd and Clark counties. Both subsidiaries offer competitive commercial and consumer loan and deposit related services. Union Bank also operates general line insurance agencies in both Decatur and Jay counties and offers a broad range of personal and business trust services.

Financial Highlights
(Dollar amounts in thousands,                                  Percent
except per share data)                        1997      1996   Change
For the Year
  Net interest income                       $13,144   $11,961    9.9
  Provision for loan losses                     283       150   88.7
  Net income                                  3,775     2,693   40.2

Per Common Share
  Net income                                  $3.02     $2.11   43.1
  Dividends paid                               1.01       .83   21.7
  Book value - end of period
    Excluding SFAS No. 115 adjustment         24.12     22.11    9.1
    Including SFAS No. 115 adjustment         24.60     22.18   10.9
  Market price - end of period                45.50     29.06   56.6

At Year End
  Total assets                             $371,751  $328,346   13.2
  Total loans                               247,454   219,483   12.7
  Allowance for loan losses                   2,731     2,506    9.0
  Total deposits                            289,821   276,402    4.9
  Common shareholders' equity                30,777    27,749   10.9

Financial Ratios
  Return on average assets                     1.11%      .85%  30.6
  Return on average common
   shareholders' equity                       12.97      9.86   31.5
  Net interest margin                          4.12      4.00    3.0
  Tier 1 capital to total assets              10.71      8.36   28.1
  Total capital to risk-adjusted assets       24.00     15.60   53.8

Number of common shares outstanding       1,250,897 1,250,897
Number of common shareholders                 2,032     1,888    7.6
Number of full-time equivalent employees        148       143    3.5

World Class Banking...Hometown Service

[Picture of Robert Hoptry]

"...our strategic initiatives are expected to ignite the greatest period of growth in the history of our Company"

Dear Shareholders and Friends:

By any measure, 1997 was an exciting and rewarding year for Indiana United Bancorp. The most obvious measurement of our success was our ability to again exceed every short-term financial objective we established. And from a strategic perspective, a more important accomplishment was our success in launching major initiatives to enhance the long range performance of the Company.

A Solid Performance

Net income of $3,775,232 and earnings per share of $3.02 both established new records for Indiana United. Earnings per share increased by $.91 or 43.1% in 1997 and total shareholder return for the year was 60.1% These strong gains supported a 21.7% increase in common dividends, marking the ninth consecutive year dividends have increased by 15% or more.

Excellence in Asset Quality

Our financial performance was fueled by continued gains in our net interest margin, efficiency ratio, return on average assets and return on average equity. These four ratios are generally regarded as the most critical to the success of any banking organization. While I subscribe to the importance of these criteria, I believe that asset quality is equally important. Our exceptionally high asset quality is a hallmark of our Company and ranks among the best of any banking organization in the country. As of December 31, 1997, our year end ratio of non-performing assets to total assets equaled only .06% compared to the latest peer group average of .67%.

Focused on Growth

Looking ahead, our strategic initiatives are expected to ignite the greatest period of growth in the history of our Company.

In October, we entered into a merger agreement with P.T.C. Bancorp ("PTC") which will nearly double the asset totals of Indiana United. PTC is a one bank holding company headquartered in Brookville, Indiana, with assets exceeding
$320 million. The merger, which is expected to be completed by April 30, 1998, will significantly strengthen our market share in eastern and southern Indiana. The consolidated organization will operate 29 banking offices in 12 Indiana counties.

We view the transaction as a merger of equals, and five PTC directors will join the board of Indiana United. James Saner, PTC's President and Chief Executive Officer, will become President and Chief Operating Officer of Indiana United. I will continue to serve as Chairman and Chief Executive Officer. Shareholders, customers and employees of both organizations are expected to benefit from this new partnership.

In December, we raised over $22 million in regulatory capital through a public offering of 8.75% trust preferred securities. The issue was very successful, with nearly a 50% over-subscription. A portion of these funds were used to prepay all of the Company's long-term debt outstanding on December 31, 1997.
The remaining proceeds will be used for general business purposes and will be held in temporary investments until needed to support our aggressive growth strategy. This additional capital will strengthen our position to negotiate as a potential acquirer of branches from one or more large regional banking organizations which have publicly announced plans to curtail or eliminate retail operations in smaller communities. These opportunities are likely to occur within a narrow time frame and will probably not extend materially beyond 1998.

World Class Banking . . . Hometown Service

As many large banks direct their focus toward urban and suburban markets, the need for strong service driven community banks has never been greater. I believe Indiana United is better prepared and more dedicated to preserving community banking ideals than many of our competitors. Our people are deeply involved in our communities and are empowered with high levels of decision making authority and strong capital support. Simply stated, we are dedicated to making our communities a better place in which to raise our families and improving our quality of life.

Other accomplishments in 1997 include the relocation of Regional Bank's Grant Line office, the purchase of land to relocate Union Bank's Westport office, and the introduction of telebanking services in both banking subsidiaries. Both relocations will greatly enhance customer service and will provide increased growth opportunities. Telebanking services provide customers with 24 hour access to vital account information, while offering the added convenience of a variety of transfer options. These service enhancements, together with the dedication and involvement of our employees, is what World Class Banking . . . Hometown Service is all about.

A Promising Outlook

During 1997, inflation was moderate, most areas of the country attained nearly full employment, and consumer confidence soared to its highest level in three decades. Most economists, however, view 1998 cautiously. They believe interest rates may nudge upward, inflationary pressures may intensify and the Asian financial crisis will negatively affect the U.S. economy. Whether or not these assumptions prove correct, I expect Indiana United to prosper. Our high asset quality should comfortably withstand any impact of higher unemployment and higher interest rates. In addition, we do not speculate in foreign currencies or hold foreign assets, and the economies of the communities we serve are dominated by domestic enterprises.

On behalf of our entire staff, thank you for your trust and confidence in our vision. We will diligently strive to earn your continued support.


Robert E. Hoptry
Chairman and President
January 16, 1998

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

Overview

Strategic Plan

The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive ability and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that the Company can best promote long-term shareholder interests by pursuing strategies which will continue to preserve it's community-focused philosophy. The dynamics of the Plan assure continually evolving goals and the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

Business Strategy

The Company holds either first or second market share positions as measured by total deposits in two of the three markets it serves and intends to pursue growth strategies that result in meaningful market share positions in other rural or suburban communities. The Company has sought to identify potential acquisitions in markets that offer prospects of benefiting from its community banking philosophy and will likely result in meaningful market share.

In conformity with this strategy, the Company has entered into an agreement to acquire P.T.C. Bancorp ("PTC"), a bank holding company headquartered in Brookville, Indiana with total assets of $322 million. The transaction is regarded by both companies as a merger of equals and will integrate management and directors of both organizations. The merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes and is subject to various conditions, including requisite shareholder and regulatory approvals.

PTC would become a wholly owned subsidiary of the Company, and each outstanding share of PTC at the effective time of the merger would be converted into the right to receive 1.075 shares of common stock of the Company. The Company expects to issue in the aggregate up to 1,136,417 shares of common stock in the merger. The merger is to be completed by the end of April 1998.

PTC is also community focused, serving rural communities with populations of 10,000 or less in markets contiguous to the Company's existing locations. PTC conducts its banking business through 17 offices located in the Indiana counties of Dearborn, Franklin, Jefferson, Ripley, Rush, Fayette, Decatur, Switzerland and Wayne.

Many larger midwest banking companies have begun an accelerated program of branch divestitures. The Company believes many of these branch locations will be in communities that are compatible with its growth strategies. The Company intends to bid competitively in seeking to expand through branch acquisitions.

The Company was recently informed it has been selected, on the basis of a bidding process, as the purchaser of two such branches in Madison County, Indiana. Consummation of the branch acquisitions was subject to due diligence review of the assets of the branches and execution of a definitive agreement. The definitive agreement, executed in March 1998, contains customary conditions for transactions of this type. While there can be no assurance that these branch acquisitions will occur, the Company expects consummation late in the second quarter 1998. The branch acquisitions will be integrated into the operations of the Company's subsidiary, Union Bank, and will include approximately $13.6 million of loans and approximately $32.2 million of deposits.

Management realized that if the Company was successful in increasing assets significantly through branch acquisitions, the regulatory capital of the Company would have been below levels acceptable to management and regulatory authorities. In preparation for significant growth, the Company issued $22,425,000 of cumulative trust preferred securities in December 1997. These securities can be used to meet regulatory capital requirements within prescribed limits. The Company has utilized a portion of the net proceeds received to retire its long-term debt and intends to employ remaining funds to finance growth which may include branch acquisitions, the establishment of de novo branches, acquisitions of other financial institutions and various other corporate purposes.

Should the Company be unsuccessful in achieving the growth levels anticipated or be unable otherwise to substantially deploy the regulatory capital these funds represent, the interest cost will have an adverse affect on 1998 results of operations. Even if management achieves its short-term goals, it is likely that 1998 results of operations will be adversely affected since the cost of the trust preferred securities will not be fully offset immediately.

Management believes its growth goals are attainable in the near term and that the issuance of the trust preferred securities is in the long-term best interests of shareholders.

Facilities

Unlike many of the large super regional banks, which are closing branches in record numbers, the Company believes it is important to maintain community-banking centers. In conformance with this portion of the Plan, starting in 1995, the Company invested approximately $500,000 to renovate Regional Bank's main office, providing direct lobby access of all customer service and loan personnel, and greatly improving drive-up and electronic banking services. Also in 1995, two new branch offices were opened at a cost of $500,000. The Allison Lane branch in Jeffersonville was opened by Regional Bank to provide greater access to present and prospective customers in Clark County. Union Bank opened the IGA supermarket branch in Greensburg, exclusively providing seven-day banking and extended hours to the community. In an effort to make its services more accessible and convenient, Regional Bank expended over $600,000 in 1997 to relocate its Grantline Branch. In 1998, the Company will relocate the Westport branch of Union Bank to increase visibility, provide drive-thru banking and ATM accessibility, and improve ingress and egress. Additional property improvements are being considered.

Technology

During the past two years, many technological improvements were initiated. Certain of these improvements, such as upgrading communication lines, have provided faster response time for customer transactions. Others represent capital investments that allow the Company to continue to effectively compete within a financial service industry that is becoming increasingly dependent upon technology. The installation of Anytime Access, an automated voice response information system which allows balance inquiries, transfers, transaction verification, accesses interest rate and other product information, was completed in 1997. Also, additional ATMs, laser printers, optical disk storage and an increase in the power and memory of the AS400 computer system were acquired.

Year 2000 Computer Issues

In the next two years, many businesses will face a potentially serious information systems (computer) problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force computers to either shut down or provide incorrect data or information. In early 1997, in consultation with software and hardware providers and bank regulators, the Company began the process of identifying any changes that may be required to its computer programs and hardware to become year 2000 compliant. While the Company believes it is taking all appropriate steps to assure year 2000 compliance, it is dependent on vendor compliance to some extent. The Company is requiring its systems and software vendors to represent that the services and products provided are, or will be, year 2000 compliant, and contemplates a program of testing compliance. The Company estimates that its costs related to year 2000 compliance will not be material.

The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. Consequently, no assurance can be given that year 2000 compliance can be achieved without costs and uncertainties that might affect future financial results or cause reported financial information not to be necessarily indicative of future operating results or future financial condition.

Dividend Reinvestment Plan

In response to shareholder requests, the Company introduced an Automatic Dividend Reinvestment Plan in early 1997. The plan enables shareholders to elect to have their cash dividends on all or a portion of shares held automatically reinvested in additional shares of the Company's common stock. The stock is purchased on the open market by the Company's transfer agent and credited to participant accounts at fair value. Dividends are reinvested on a quarterly basis.

Results of Operations

Net income for 1997 was $3,775,000 compared to $2,693,000 for 1996 and $2,529,000 for 1995. Significant non-recurring items impacted net income in 1996. The Federal omnibus spending package enacted on September 30, 1996, together with companion legislation enacted earlier in the year, resulted in a $474,000 reduction of 1996 net income. The legislation imposed a special assessment on thrift institutions to recapitalize the Savings Association Insurance Fund ("SAIF"), resulting in a pre-tax charge of $545,000. Additionally, a tax advantage thrift institutions enjoyed in the calculation of allowable tax bad debt reserves was substantially eliminated (see heading "Income Taxes" for further discussion).

Excluding these nonrecurring charges, net income for 1996 was $3,167,000, a 25% increase over the prior year. Noninterest income in 1997 reflects approximately $179,000 of nonrecurring income due to sale of real estate acquired in lieu of foreclosure.

Noninterest income in 1997 reflects continued decline in insurance commissions due mainly to lower levels of profit sharing received from participating companies based on claims experience for the year. Trust income and service charge income increased over the prior year. Noninterest expense reflects increased salaries and employee benefits and reduced Federal Deposit Insurance Corporation ("FDIC") assessments, excluding the special assessment mentioned previously, due to a lower deposit insurance assessment rate. Professional fees decreased in 1997 as compared to the prior year.

Net income per common share from recurring operations equaled $3.02 in 1997, compared to $2.49 in 1996, and $1.91 in 1995. Including the FDIC special assessment and bad debt recapture, 1996 earnings equaled $2.11 per share.

The Company's return on average total assets was 1.11% in 1997, .85% in 1996, and .82% in 1995. Excluding non-recurring charges, return on average assets for 1996 was 1.00%. Return on average common shareholders' equity during these three years was 12.97%, 9.86%, and 9.71%, respectively. Excluding non-recurring charges, return on average common shareholders' equity for 1996 was 11.58%.

Net Interest Income

Net interest income is influenced by the volume and yield of earning assets and the cost of interest-bearing liabilities. Net interest margin reflects the mix of interest-bearing and noninterest-bearing liabilities that fund earning assets, as well as interest spreads between the rates earned on these assets and the rates paid on interest-bearing liabilities. Tax equivalent net interest income of $13,241,000 in 1997 increased 10% from $12,056,000 in 1996, which was
9% above 1995 (see Tables 2 and 5).

Throughout the past two years, the Company employed a deposit-pricing strategy focused on retaining and attracting lower cost short-to-moderate term funds. Management correctly anticipated a relatively flat rate environment throughout 1996 and 1997. The Company believes this strategy greatly enhanced net interest income and will also have a positive effect on 1998 earnings. Although many of the Company's peer group competitors reported flat or marginally changed net interest margins for the full year 1997, the Company increased its net interest margin by 12 basis points. Since year-end 1994, the Company has increased its net interest margin by 55 basis points.

The changes in interest income and interest expense resulting from changes in volume and rate are summarized in Tables 2 and 3. Variances have been allocated on the basis of the absolute relationship between volume and rate.

Provision for Loan Losses

This topic is discussed under the heading "Loans, Credit Risk and the Allowance and Provision for Possible Loan Losses".

Noninterest Income

Noninterest income in 1997 exceeded the prior year by $254,000 or 17%. Nonrecurring noninterest income of $179,000 was realized on the sale of real estate acquired at the end of 1996 in lieu of foreclosure. Security losses of $80,000 were realized in 1997 compared to no gain or loss in 1996 and a $16,000 gain in 1995.

Service charges on deposit accounts represented the largest component of recurring non-interest income, equaling 36%, 35% and 31% in 1997, 1996 and 1995. Service charges on deposit accounts increased in 1997 by $104,000, or 20%, primarily due to continued strong growth in an interest-bearing checking account introduced in early 1996. Service charges on deposit accounts increased $70,000, or 16% in 1996 after declining slightly in 1995. Deposit growth and interest rate variables also affected service charge income in 1997. It is anticipated that in 1998 the Company will experience additional deposit growth, generating higher service charge income. Insurance commissions have declined in each of the past three years. The most recent declines of $22,000 and $35,000 in 1997 and 1996, represent the loss of year-end profit sharing bonuses from primary carriers due to claims experience and to an overall lower level of premiums written. The decline of $36,000 in 1995 primarily reflected reorganization and relocation disruptions of insurance operations in Jay County. Trust income increased $11,000 over 1996 after increasing $43,000 or 23% in 1996. Estate income and a strong stock market fueled increases in 1997 and 1996. The level of estate assets administered may cause trust income to fluctuate significantly from year to year.

Noninterest Expense

The largest component of noninterest expense is personnel expense. Personnel expenses increased in 1997 by $272,000, or 6%, after increasing by $15,000 in 1996. The average number of full-time equivalent employees in 1997 was one person less than the average 1996 staffing level, which was four persons less than 1995. Improvements in technology implemented throughout 1997 and 1996 enabled the Company to effectively control staffing levels. Normal staff salary adjustments and increased benefit costs were incurred in both 1997 and 1996, including $180,000 and $121,000 in 1997 and 1996, respectively, earned by employees in connection with the performance incentive compensation plan.

In the third quarter of 1997, to avert a significant healthcare premium increase, the Company changed from a "claims paid" plan to a "partially self-funded" plan. Although the Company-paid portion of the premium increased, the increase is significantly less than what would have been absorbed if the old plan were continued. Personnel expenses in 1998 are expected to increase due to a corporate-wide initiative to restructure salary ranges.

The 1997 omnibus-spending package enacted on September 30, 1996 required the thrift industry to recapitalize SAIF with a one-time assessment and delayed a pro rata sharing of the Financing Corp. bond interest payments for three years. The one-time assessment imposed on Regional Bank equaled approximately $545,000, and was recorded against 1996 third quarter earnings.

Deposit insurance premiums (excluding the $545,000 special assessment in 1996) were $107,000 less in 1997 than the prior year due to an overall lower rate on which the insurance premium was calculated. Since the Bank Insurance Fund ("BIF") reached a mandated funding level in 1995, the assessment rate for the Company's commercial bank was reduced to the $2,000 minimum level permissible in 1996, and increased to 1.29 cents per $100 of deposits in 1997, which was the lowest prevailing assessment rate.

Through the year 1999, thrift institutions will pay approximately five times higher assessment rates than commercial banks (6.44 cents versus 1.29 cents per $100 of deposits), but this is a significant reduction from the 23 cents per $100 of deposits assessed against thrifts prior to September 30, 1996. After the period ending in 1999, commercial banks and thrifts will pay the same assessment rate, currently calculated to be 2.43 cents per $100 of deposits.

A ratio frequently used to measure the efficiency of a financial institution is computed by dividing noninterest expense by the total of net interest income plus noninterest income excluding securities gains or losses. The lower the ratio, the more efficient the Company is in managing net interest margin, noninterest income and noninterest expense. The Company's efficiency ratios were 55.9% for 1997, 60.0% for 1996 and 66.2% for 1995. The Company's ratio for 1996 has been adjusted to exclude the one-time SAIF assessment of $545,000.
The efficiency ratio for the Company's peer group was 61.4% at September 30, 1997 (most recent information available), 63.4% for 1996 and 64.8% for 1995.

Income Taxes

In 1996 the Small Business Job Protection Act of 1996 was signed into law. Included within this tax legislation was the repeal of certain tax advantages to thrifts applicable to tax bad debt provision calculations. The bill, among other provisions, required that thrift institutions recapture all or a portion of their tax bad debt reserves added since December 31, 1987. Accordingly, the Company recorded a $145,000 income tax expense in the third quarter of 1996, related to the bad debt reserve recapture for Regional Bank. The base year amount at December 31, 1987 will not be subject to recapture, as long as the institution continues to carry on the business of banking.

The effective tax rate (excluding the aforementioned bad debt reserve recapture) was 40% for 1997, 1996 and 1995. The Company and its subsidiaries will file consolidated income tax returns for 1997.

Financial Condition

Total average assets in 1997 increased $22,289,000 over the prior year. Average assets increased by $9,244,000 in 1996 as compared to 1995.

Year-end assets increased to $371,751,000 from $328,346,000 at December 31, 1996. Securities maturities and repayments, as well as increased levels of interest-bearing deposits, funded loan growth in 1997.

Average earning assets have represented 95% of average total assets for the past three years. Average loans represent approximately 70% of average assets in 1997 compared to 66% in 1996 and 65% in 1995. Management intends to continue its emphasis on loan growth in 1998.

Average noninterest-bearing deposits increased 7% in 1997 compared to less than a 1% increase in 1996. Average interest-bearing deposits increased $19,438,000 or 8% in 1997 compared to 1996. Average interest bearing demand deposits increased $6,385,000 or 19%, primarily due to the continued success of an interest-bearing checking account introduced early in 1996. Average savings accounts decreased 1%. Average money market investment accounts decreased 3% as compared to the prior year due to the shifting of funds to the interest-bearing demand deposit. Average certificates of deposit and other time deposits increased approximately $14,231,000 in 1997, primarily in certificates of deposits of $100,000 and over. A significant portion of the growth in certificates of deposit of $100,000 and over was a result of reducing the use of securities sold under repurchase agreements ("Repos").

Long-term debt was the Company's loan for the purchase of Regional Bank. A principal payment of $375,000 was paid on June 30, 1997 and the remaining balance of $4,625,000 was paid on December 31,1997. The Company had negotiated the refinancing of the remaining balance of $4,625,000, but elected to pay off the long-term debt with a portion of the proceeds from the issuance of the trust preferred securities.

Guaranteed preferred beneficial interests in Company's subordinated debentures ("Trust Preferred Securities") in the amount of $22,425,000 were issued on December 9, 1997. The holders of the Trust Preferred Securities are entitled to receive preferential cumulative cash distributions, payable quarterly, at the annual rate of 8.75% of the liquidation amount of $10 per security. The Company has the right, so long as no default has occurred, to defer payment of interest at any time, or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period. Currently, management has no intention of deferring the payment of interest. The Trust Preferred Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the common stock. The holders of the Trust Preferred Securities have no voting rights except in limited circumstances. The Trust Preferred Securities are traded on the NASDAQ National Market under the symbol "IUBCP". The Trust Preferred Securities are not insured by the BIF, SAIF or FDIC, or by any other governmental agency. The Trust Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk based capital guidelines established by the Federal Reserve. Under such guidelines, the Trust Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company. The amount of Trust Preferred Securities in excess of the 25% limitation will constitute Tier 2 capital, or supplementary capital, of the Company.

Shareholders' equity was $30,777,000 on December 31, 1997 compared to $27,749,000 on December 31, 1996. Book value per common share increased to $24.60 or 11% from $22.18 at year-end 1996. The unrealized gain on securities available for sale, net of taxes, totaled $611,000 or $.48 per share at December 31, 1997 compared to an unrealized gain of $95,000 or $.07 per share at December 31, 1996. Excluding the net unrealized gains or losses on securities available for sale, book value per share was $24.12 at December 31, 1997 or an increase of 9% over the comparable book value at year-end 1996. The Company redeemed the remaining $2,000,000 of its preferred stock in 1996. Commencing October 1, 1996 earnings accrue solely to the common shareholders.

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

Total loans increased $27,971,000 or 13% since December 31, 1996, primarily reflecting the expansion of the consumer loan portfolio and management's emphasis on indirect automobile financing that began in late 1995 and has continued to the present. Consumer loans increased 61% in 1997 following a 50% increase in 1996. The Company's emphasis on increasing consumer loans provides greater diversification within the portfolio and generates higher gross yields than residential real estate loans. Residential real estate loans continue to represent a significant portion of the total loan portfolio. Such loans represented 48.6% and 50.1% of total loans at December 31, 1997 and 1996. Of the total residential real estate portfolio, approximately 53% are fixed rate and 47% are variable rate loans at December 31, 1997. The Company has traditionally made loans only for its own portfolio and has not followed the practice of many other financial institutions of originating loans for sale in the secondary market. Although the Company limits its exposure to long-term fixed rate residential mortgage loans and generally observes 20% minimum downpayment guidelines, it originated fixed rate loans and loans with little or no downpayment for a noncompeting mortgage lender during 1997 and 1996. This program assisted the Company in serving all segments of the community without incurring unacceptable levels of credit exposure or interest rate risk and provided additional fee income. To meet its commitment to serve all segments of the community, the Company intends to continue originating similar residential mortgage loans for, and on behalf of, noncompeting lenders.

The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed in a nonaccruing status when in management's judgment the collateral value and/or the borrower's financial condition do not justify accruing interest. As a general rule, commercial and real estate loans are reclassified to nonaccruing status at or before becoming 90 days past due. Interest previously recorded but not deemed collectible is reversed and charged against current income. Subsequent interest payments collected on nonaccrual loans may thereafter be recognized as interest income or may be applied as a reduction of the loan balance, as circumstances warrant. Non-real estate secured consumer loans are not placed in nonaccruing status, but are charged off when policy-determined delinquent status is reached.

The provision for loan losses was $283,000 in 1997 compared to $150,000 in 1996 and $30,000 in 1995. Increases in 1997 and 1996 reflected both overall loan growth and an increase in greater risk-profile consumer loans.

Net chargeoffs were $58,000 in 1997, $398,000 in 1996 and $60,000 in 1995. As a
percentage of average loans, net chargeoffs equaled .02%, .19% and .03% in 1997, 1996 and 1995. The increase in 1996 was caused primarily by the $334,000 chargeoff of portions of two loans held by Regional Bank. In 1996 and 1995, the Company outperformed its peer group's net loan loss average and that trend is expected to continue in 1997. Management is not aware of any trend which is likely to cause the level of net chargeoffs in 1998 to materially exceed the level of chargeoffs experienced in 1997, beyond the impact of loans acquired as the result of the proposed PTC merger or the purchase of branches.

There was no foreclosed real estate at December 31, 1997. Foreclosed real estate held by the Company at December 31, 1996 consisted of a single property. The property was sold in the second quarter of 1997 and a $179,000 gain was recognized.

Management maintains a listing of loans warranting either the assignment of a specific reserve amount or other special administrative attention. The Board of Directors of each subsidiary reviews this listing monthly, together with a listing of all classified loans, nonaccrual loans and loans delinquent 30 days or more.

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

The adequacy of the allowance for loan losses in each subsidiary is reviewed at least monthly. The determination of the provision amount in any period is based on management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio, current economic conditions, the amount of loans presently outstanding, and the amount and composition of growth expectations. The allowance for loan losses as of December 31, 1997 is considered adequate by management. See Tables 8, 9, 10, 11 and 12 for quantitative support of this narrative loan analysis.

Investment Securities

Investment securities offer flexibility in the Company's management of interest rate risk, and is an important source of liquidity as a response to changing characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high-risk derivative products, junk bonds or foreign investments.

As of December 31, 1997, all investment securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $1,023,000 was recorded to adjust the AFS portfolio to current market value at December 31, 1997, compared to a net unrealized gain of $167,000 at December 31, 1996.

At year end 1997, the tax equivalent yield of the investment securities portfolio was 6.63%, representing an increase from 6.45% at year end 1996, and 6.33% at year end 1995. The increase in 1997 was primarily the result of selling certain lower-yielding securities at a loss and lengthening the maturity of 1997 purchases compared to the balance of the portfolio.

Variable rate securities comprised 47% of the total portfolio on December 31, 1997 compared to 50% and 55% on December 31,1996 and 1995. The reduction of variable rate securities extended the year-end weighted average repriceable life of the portfolio to 2.28 years compared to 2.06 years in 1996.

Sources of Funds

The Company relies primarily on customer deposits, Repos and shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are also used to provide additional funding.

Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 90% and 88% of total earning assets in 1997 and 1996. Total interest-bearing deposits averaged 91%, 91% and 90% of average total deposits during 1997, 1996 and 1995. Management constantly strives to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

Repos are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. Repos are not subject to FDIC assessment so they are less costly than large certificates of deposit. With the reduction in the FDIC assessment, Repos do not offer as much cost advantage as previously experienced. Management utilized large denomination certificates of deposit in 1997 to replace a portion of customer funds previously invested in Repos.

Even though short-term borrowings temporarily increased 57% at year-end 1997 compared to 1996, the Company decreased average Repos and other short-term borrowings in 1997 to $12,025,000 or 10% below 1996. FHLB advances that mature in early 1999 represented most of the increase at year-end. The FHLB advances were used to fund loans and other earnings assets of Regional Bank in 1997. Depending upon the level of loan demand, management may again elect to use FHLB advances in 1998 as part of its cash management strategy.

The Company paid off its long-term debt on December 31, 1997. Long-term debt decreased $1,000,000 in 1996 of which $250,000 represented reductions in excess of scheduled payments.

Capital Resources

Total shareholders' equity increased $3,028,000 to $30,777,000 at December 31, 1997.

The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items. The Company's core capital ("Tier 1") consists of shareholders' equity less goodwill, while total capital consists of core capital, certain debt instruments and a portion of the allowance for credit losses. At December 31, 1997, Tier 1 capital to total average assets was 10.71%. Total capital to risk-adjusted assets was 24.00%. Both ratios substantially exceed all required ratios established for bank holding companies. Risk-adjusted capital levels of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

The Trust Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, capital received from the proceeds of the sale of Trust Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company. Consequently, the amount of Trust Preferred Securities in excess of the 25% limitation will constitute Tier 2 capital of the Company.

The Company declared and paid common dividends of $1.01 per share in 1997 and $.83 in 1996. Book value per common share increased to $24.60 from $22.18 in 1997. The net adjustment for AFS securities increased book value by $.48 and $.07 at December 31, 1997 and 1996. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.

Liquidity

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors, and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets, and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year, and money market instruments. In addition, the Company holds $67,937,000 of AFS securities maturing after one year, which can be sold to meet liquidity needs.

Liquidity is supported by maintaining a relatively stable funding base, which is achieved by diversifying funding sources, extending the contractual maturity of liabilities and limiting reliance on volatile short-term purchased funds. Short-term funding needs arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits that provide a sizable source of relatively stable and low-cost funds. Average core deposits funded approximately 90% of total earning assets at December 31, 1997 and approximately 89% in 1996 and 1995.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor, and creditor needs in the present economic environment. The Company has not received any recommendations from regulatory authorities that would materially affect liquidity, capital resources or operations.

Rate Sensitivity and Interest Rate Risk

At year end 1997, the Company held approximately $191,929,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 1997 appears in Table 14. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricing characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. It is the policy of the Company that rate-sensitive assets less rate-sensitive liabilities to total assets are kept within a range of 80% to 130%. The Company will seek to attain a neutral gap position in 1998 based upon its the belief that the current interest rate environment will remain relatively stable throughout 1998. In any event, the Company does not anticipate that its earnings will be materially impacted in 1998, regardless of the extent or the direction interest rates may vary.

Asset/liability management strategies are developed by the Company to manage market risk. Market risk is the risk of loss in financial instruments including investments, loans, deposits and borrowings arising from adverse changes in prices/rates. Interest rate risk is the Company's primary market risk exposure, and represents the sensitivity of earnings to changes in market interest rates. Stategies are developed that impact asset/liability committee activities based on interest rate risk sensitivity, board policy limits, desired sensitivity gaps and interest rate trends.

Table 15 provides information about the Company's significant financial instruments at December 31, 1997 that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by maturity dates.

The table presents only a static measurement of asset and liability volumes based on maturity, cash flow estimates and interest rates. It does not reflect the differences in the timing and degree of repricing of assets and liabilities due to interest rate changes. In analyzing interest rate sensitivity, management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk. The Company cannot make any assurances as to the outcome of these assumptions, nor can it assess the impact of customer product preference changes and competitive factors as well as other internal and external variables. In addition, this analysis cannot reflect actions taken by the asset/liability management committees; therefore, this analysis should not be relied upon as indicative of expected operating results.

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

ACCOUNTING CHANGES

During 1997 the Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income, establishing standards for the reporting of comprehensive income and its components in financial statements. Statement No. 130 is applicable to all entities that provide a full set of financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement.

Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. The Company will adopt Statement No. 130 during fiscal year 1998.

Also in 1997, the FASB issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which supersedes Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. Statement No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance.

This standard is effective for financial statement periods beginning after December 15, 1997, and requires comparative information for earlier years to be restated. Due to the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on the Company's future financial statement disclosures.

OTHER

The Securities and Exchange Commission ("Commission") maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. That address is http://www.sec.gov.

Table 1 - Selected Financial Data Summary*

                                    1997       1996     1995      1994      1993
RESULTS OF OPERATIONS
FOR THE YEAR
  Net interest income            $13,144    $11,961  $10,983   $11,301   $11,881
  Provision for loan losses          283        150       30       115       357
  Non-interest income              1,756      1,502    1,456     2,588     1,628
  Non-interest expense             8,374      8,619    8,229     9,040     9,243
  Income before income tax and
    accounting method change       6,243      4,694    4,180     4,734     3,909
  Income tax                       2,468      2,001    1,651     1,864     1,438
  Income before accounting
    method change                  3,775      2,693    2,529     2,870     2,472
  Accounting method change                                                   450
  Net income                       3,775      2,693    2,529     2,870     2,922
  Dividends paid on common stock   1,263      1,038      863       683       580
  Dividends paid on
    preferred stock                              50      139       157       185

PER COMMON SHARE
  Income before accounting
    method change**                $3.02     $2.11     $1.91     $2.17     $1.83
  Net income**                      3.02      2.11      1.91      2.17      2.19
  Dividends paid                    1.01       .83       .69       .60       .51
  Book value - end of period**
    Excluding SFAS No. 115
      adjustment                   24.12     22.11     20.83     19.60     17.99
    Including SFAS No. 115
      adjustment                   24.60     22.18     20.98     17.49
  Market price - end of period**   45.50     29.06     25.00     21.00     22.28

AT YEAR END
  Total assets                  $371,751  $328,346  $313,067  $306,047  $355,992
  Securities and other
  Investments                    102,992    88,384    94,110    96,270   133,747
  Total loans                    247,454   219,483   201,355   194,736   205,508
  Allowance for loan losses        2,731     2,506     2,754     2,784     2,682
  Total deposits                 289,821   276,402   262,346   261,371   310,063
  Long-term debt                             5,000     6,000     7,500     9,375
  Trust preferred securities      22,425
  Preferred stock                                      2,000     2,400     2,700
  Common shareholders' equity     30,777    27,749    28,245    24,282    25,203

FINANCIAL RATIOS
  Return on average assets          1.11%      .85%      .82%      .86%     .81%
  Return on average common
    shareholders' equity           12.97      9.86      9.71     12.18    12.61
  Allowance for loan losses to total
    loans (year end)                1.10      1.14      1.37      1.43     1.31
  Shareholders' equity to total assets
    (year end)                      8.28      8.45      9.02      7.93     7.08
  Tier 1 capital to total assets   10.71      8.36      8.84      8.69     7.01
  Total capital to risk-
     adjusted assets               24.00     15.60     16.57     17.11    14.12
  Average equity to
    average total assets            8.58      8.69      8.70      7.39     6.83
  Dividend payout ratio            33.47     39.29     36.12     25.15    21.16

*The Company sold three of Regional Bank's branches in October, 1994 and there was a special SAIF assessment in 1996. These transactions affect comparative analysis of certain information in this table.

**Amounts prior to 1994, excluding dividends paid, have been adjusted for the 10% stock dividend in 1994.

Table 2 - Changes in Net Interest Income and Net Interest
               Margin (Taxable Equivalent Basis)*

                                                          Percent Change
                                1997     1996     1995   1997/96  1996/95
Interest income
  Loans                      $20,889  $18,266  $16,938     14.4     7.8
  Investment securities        4,994    5,403    5,655     (7.6)   (4.5)
  Federal funds sold             442      380      305     16.3    24.6
  Short-term investments           2       13       49    (84.6)  (73.5)
    Total interest income     26,327   24,062   22,947      9.4     4.9
Interest expense
  Interest-bearing
     demand accounts           1,110      868     833      27.9     4.2
  Money market
     investment accounts       1,130    1,133   1,297      (0.3)  (12.6)
  Savings deposits               920      944     894      (2.5)    5.6
  Certificates of deposit
    and other time deposits    8,796    7,918   7,284      11.1     8.7
  Borrowings                   1,025    1,143   1,544     (10.3)  (26.0)
  Trust preferred securities     105
    Total interest expense    13,086   12,006  11,852       9.0     1.3

Net interest income          $13,241  $12,056 $11,095       9.8     8.7

Net interest margin             4.12%    4.00%   3.77%      3.0     6.1

*Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 3 - Changes in Net Interest Income and Net Interest
               Margin (Taxable Equivalent Basis)*

                               1997 vs.1996              1996 vs. 1995
                           Volume  Rate    Total      Volume   Rate   Total
Interest income
  Loans                    $2,683  ($60)  $2,623       $ 904  $ 424  $1,328
  Investment securities      (580)  171     (409)       (259)     7    (252)
  Federal funds sold           48    14       62         104    (29)     75
  Short-term investments       (6)   (5)     (11)        (29)    (7)    (36)
    Total interest income   2,145   120    2,265         720    395   1,115
  Interest expense
  Interest-bearing
    demand accounts           178    64      242          51    (16)     35
  Money market
    investment accounts       (30)   27       (3)       (136)   (28)   (164)
  Savings deposits            (11)  (13)     (24)         74    (24)     50
  Certificates of deposit
    and other time deposits   768   110      878         616     18     634
  Borrowings                 (133)   15     (118)       (255)  (146)   (401)
  Trust preferred securities  105            105
    Total interest expense    877   203    1,080         350   (196)    154
Changes in net
 interest income           $1,268  ($83)   1,185        $370   $591     961
Change in taxable
equivalent adjustments                        (2)                        17
Change in net interest
  income after taxable
  equivalent adjustments                  $1,183                       $978

*Adjusted to reflect income related to securities and loans exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 4 - Noninterest Income and Expense

                                                               Percent Change
                                    1997      1996     1995   1997/96  1996/95
Noninterest income
  Insurance commissions           $  416    $  438   $  473     (5.0)    (7.4)
  Fiduciary activities               243       233      190      4.3     22.6
  Service charges on
    deposit accounts                 624       520      450     20.0     15.6
  Securities gains (losses)          (80)                16
  Other income                       553       311      328     77.8     (5.2)
    Total non-
      interest income             $1,756    $1,502   $1,457     16.9      3.1

Noninterest expense
  Salaries and
    employee benefits             $4,754    $4,482   $4,467     6.1       0.3
  Premises and
  equipment expense                1,525     1,477    1,469     3.2       0.5
  Professional fees                  217       222      205    (2.3)      8.3
  Deposit insurance                   83       190      395   (56.3)    (51.9)
  FDIC special
    assessment                                 545
  Amortization
    of intangibles                    30        35       40   (14.3)    (12.5)
  Other expense                    1,765     1,667    1,653     5.9       0.8
    Total non-
       interest expense           $8,374    $8,618   $8,229    (2.8)      4.7
Net noninterest expense,
  excluding non-recurring
  items, as a percent of
  average assets                    1.95%     2.07%   2.20%

Table 5 - Average Balance Sheet and Net Interest Analysis
         (Taxable equivalent basis)*

                                                December 31, 1997
                                        Average                   Yield/
                                        Balance     Interest       Rate
ASSETS
Short-term investments                 $     98      $     2       2.04%
Federal funds sold                        7,962          442       5.55
Securities
   Taxable                               72,840        4,707       6.46
   Tax-exempt                             3,833          287       7.49
     Total securities                    76,673        4,994       6.51
Loans**
   Commercial                            71,238        6,876       9.65
   Real estate mortgage                 125,885       10,123       8.04
   Instalment                            37,770        3,769       9.98
   Govt. guaranteed loans                 1,489          121       8.13
     Total loans                        236,382       20,889       8.84
   Total earning assets                 321,115       26,327       8.20
Allowance for loan losses                (2,593)
Unrealized gains on securities              339
Cash and due from banks                  10,101
Premises and equipment                    6,204
Other assets                              4,030
     Total assets                      $339,196

LIABILITIES
Interest-bearing deposits
Interest-bearing demand accounts       $ 39,215        1,110       2.83
Money market investment accounts         30,752        1,130       3.67
Savings                                  28,918          920       3.18
Certificates of deposit and
  other time deposits                   162,740        8,796       5.40
     Total interest-bearing deposits    261,625       11,956       4.57
Short-term borrowings                    12,025          645       5.36
Trust preferred securities                1,229          105       8.54
Long-term debt                            4,797          380       7.92
     Total interest-bearing liabilities 279,676       13,086       4.68
Noninterest-bearing demand deposits      26,431
Other liabilities                         3,975
     Total liabilities                  310,082
SHAREHOLDERS' EQUITY                     29,114
     Total liabilities and
       shareholders' equity            $339,196       13,086       4.08%***
Net interest income                                  $13,241       4.12%
Adjustment to convert tax exempt
 securities and loans to a fully
 taxable equivalent basis using a
 marginal rate of 34%                                $    97

*Adjusted to reflect income related
 to securities and loans exempt from
 Federal income taxes.
**Nonaccruing loans have been included in the average
  balances.
***Total interest expense divided by
    total earning assets.

Table 5 - Average Balance Sheet and Net Interest Analysis
                 (Taxable equivalent basis)*

                                                December 31, 1996
                                        Average                   Yield/
                                        Balance     Interest       Rate
ASSETS
Short-term investments                 $    257      $    13       5.06%
Federal funds sold                        7,094          380       5.36
Securities
   Taxable                               81,971        5,123       6.25
   Tax-exempt                             3,755          280       7.46
     Total securities                    85,726        5,403       6.30
Loans**
   Commercial                            62,983        6,059       9.62
   Real estate mortgage                 121,232        9,660       7.97
   Instalment                            22,349        2,392      10.70
   Govt. guaranteed loans                 1,948          155       7.96
     Total loans                        208,512       18,266       8.76
   Total earning assets                 301,589       24,062       7.98
Allowance for loan losses                (2,760)
Unrealized losses on securities            (224)
Cash and due from banks                   9,456
Premises and equipment                    5,953
Other assets                              2,893
     Total assets                      $316,907

LIABILITIES
Interest-bearing deposits
Interest-bearing demand accounts       $ 32,830          868       2.64
   Money market investment accounts      31,584        1,133       3.59
   Savings                               29,264          944       3.23
   Certificates of deposit and
     other time deposits                148,509        7,918       5.33
     Total interest-bearing deposits    242,187       10,863       4.49
Short-term borrowings                    13,316          689       5.17
Long-term debt                            5,606          454       8.10
     Total interest-bearing liabilities 261,109       12,006       4.60
Noninterest-bearing demand deposits      24,714
Other liabilities                         3,540
     Total liabilities                  289,363
SHAREHOLDERS' EQUITY                     27,544
     Total liabilities and
       shareholders' equity            $316,907       12,006       3.98%***
 Net interest income                                 $12,056       4.00%
Adjustment to convert tax exempt
  securities and loans to a fully
  taxable equivalent basis using
  a marginal rate of 34%                             $    95

*Adjusted to reflect income related to
 securities and loans exempt from
 Federal income taxes.
** Nonaccruing loans have been included
   in the average balances.
***Total interest expense divided by
   total earning assets.

 Table 5 - Average Balance Sheet and Net Interest Analysis
                 (Taxable equivalent basis)*

                                                December 31, 1995
                                        Average                   Yield/
                                        Balance     Interest       Rate
ASSETS
Short-term investments                 $    812      $    49       6.03%
Federal funds sold                        5,196          305       5.87
Securities
   Taxable                               85,421        5,326       6.24
   Tax-exempt                             4,327          329       7.60
     Total securities                    89,748        5,655       6.30
Loans**
   Commercial                            64,589        6,116       9.47
   Real estate mortgage                 116,314        8,815       7.58
   Instalment                            15,760        1,807      11.47
   Govt. guaranteed loans                 2,383          200       8.39
     Total loans                        199,046       16,938       8.51
   Total earning assets                 294,802       22,947       7.79
Allowance for loan losses                (2,732)
Unrealized losses on securities          (1,054)
Cash and due from banks                   7,744
Premises and equipment                    5,799
Other assets                              3,104
     Total assets                      $307,663

LIABILITIES
Interest-bearing deposits
Interest-bearing demand accounts       $ 30,906          833       2.70
   Money market investment accounts      35,369        1,297       3.67
   Savings                               26,979          894       3.31
   Certificates of deposit and
     other time deposits                136,952        7,284       5.32
     Total interest-bearing deposits    230,206       10,308       4.48
Short-term borrowings                    15,947          932       5.84
Long-term debt                            6,950          612       8.81
     Total interest-bearing liabilities 253,103       11,852       4.68
Noninterest-bearing demand deposits      24,545
Other liabilities                         3,243
     Total liabilities                  280,891
SHAREHOLDERS' EQUITY                     26,772
     Total liabilities and
       shareholders' equity            $307,663       11,852       4.02%***
Net interest income                                  $11,095       3.77%
Adjustment to convert tax exempt
  securities and loans to a fully
  taxable equivalent basis using
  a marginal rate of 34%                             $   112

*Adjusted to reflect income related to
 securities and loans exempt from Federal income taxes.
**Nonaccruing loans have been included
  in the average balances.
***Total interest expense divided by
   total earning assets.

Table 6 - Average Deposits

                                1997            1996             1995
                           Amount  Rate    Amount  Rate     Amount  Rate
Non-interest bearing     $ 26,431        $ 24,714         $ 24,545
Interest-bearing
  accounts                 39,215  2.83%   32,830  2.64%    30,906  2.70%
Money market
  investment accounts      30,752  3.67    31,584  3.59     35,369  3.67
Savings                    28,918  3.18    29,264  3.23     26,979  3.31
Certificates of
  deposit and other
  time deposits           160,740  5.40   148,509  5.33    136,952  5.32
    Totals               $288,056  4.15% $266,901  4.07%  $254,751  4.05%

As of December 31, 1997, certificates of deposit and other time deposits of $100,000 or more mature as follows:
                   3 Months         3-6         6-12        Over 12
                    or less       Months       Months        Months      Total
     Amount         $13,923       $4,635       $3,195        $4,036    $25,789
     Percent             54%          18%          12%           16%       100%

Table 7 - Short-term Borrowings

                                            1997      1996      1995
Repurchase Agreements

Balance at December 31                   $11,825   $12,989   $10,735
Maximum outstanding
  at any month end                        12,489    15,903    15,174
Daily average amount outstanding           9,394    11,564    10,162
Weighted daily average interest rate        5.22%     5.14%     5.67%
Weighted daily interest rate
  at December 31                            5.22      5.12      5.28

Information related to repurchase agreements is shown in the table above and information on other short-term borrowings is not required since the average balances outstanding during the periods were less than 30% of shareholders' equity.

Table 8 - Loan Portfolio

                                                December 31
                                 1997      1996      1995      1994      1993
Types of Loans
   Commercial                $ 10,473  $  7,834  $  7,796  $  7,595  $ 11,028
   Agricultural production
     financing and other
     loans to farmers          10,551    11,178     9,996     7,859     8,845
   Commercial real
     estate mortgage           27,538    27,691    24,129    25,619    27,036
   Residential real
     estate mortgage          120,342   109,962   103,239   101,455   111,600
   Farm real estate            27,652    26,843    28,910    28,358    25,483
   Construction and
     development                5,288     6,589     6,863     7,161     3,455
   Consumer                    44,269    27,567    18,342    13,870    14,752
   Government guaranteed
     loans purchased            1,341     1,819     2,080     2,819     3,309
      Total loans            $247,454  $219,483  $201,355  $194,736  $205,508

Table 9 - Maturities and Sensitivities of Commercial and Construction Loans to
Changes in Interest Rates at December 31, 1997

                                       Within      1-5        Over
                                       1 Year     Years     5 Years      Total
Loan Type
  Commercial                          $ 8,451     $1,220     $  802    $10,473
  Agricultural production financing
    and other loans to farmers          9,491        671        389     10,551
  Construction                          4,997        128        163      5,288
  Government guaranteed loans               0        133      1,208      1,341
    Totals                            $22,939     $2,152     $2,562    $27,653

  Percent                                  83%         8%         9%       100%

Rate Sensitivity
  Fixed rate                          $ 1,874     $1,644     $1,342    $ 4,860
  Variable rate                        21,065        508      1,220     22,793
    Totals                            $22,939     $2,152     $2,562    $27,653

TABLE 10 - Underperforming Loans

                                    1997     1996    1995    1994    1993
Nonaccruing loans                   $255   $1,245  $1,569  $1,030  $1,208
Accruing loans con-
  tractually past due
  90 days or more                      8        5      34     113       0
Restructured loans                                                     16

     Total                          $263   $1,250  $1,603  $1,143  $1,224
     Percent of total loans          0.1%     0.6%    0.8%    0.6%    0.6%

TABLE 11 - Summary of Allowance for Loan Losses

                                   1997    1996    1995    1994    1993
Balance at January 1             $2,506  $2,754  $2,784  $2,682  $2,686
Chargeoffs
   Commercial                        26      18      91       6     112
   Commercial real
    estate mortgage                         334                     242
   Residential real
    estate mortgage                  26              38      65      74
   Consumer                         197     104      31      21      17
      Total chargeoffs              249     456     160      92     445
Recoveries
   Commercial                       108      33      61      37      52
   Residential real
    estate mortgage                  25       1      27      15
   Consumer                          58      24      12      27      32
      Total recoveries              191      58     100      79      84
Net chargeoffs                       58     398      60      13     361
Provision for loan losses           283     150      30     115     357
Balance at December 31           $2,731  $2,506  $2,754  $2,784  $2,682

Net chargeoffs to
  average loans                     .02%    .19%    .03%    .01%    .18%
Provision for loan losses
  to average loans                  .12     .07     .02     .06     .17
Allowance to total loans at
   year end                        1.10    1.14    1.37    1.43    1.31

Table 12 - Allocation of the Allowance for Loan Losses

December 31                     1997               1996             1995
                                  Percent of         Percent of       Percent of
                                   Loans in           Loans in         Loans in
                                 Category to        Category to      Category to
                                    Total              Total              Total
                          Amount    Loans    Amount    Loans    Amount    Loans
Real estate
  Residential             $  137       49%     $  144      50%    $  134    51%
  Farm real estate            14       11          13      12         14    15
  Commercial                 300       11         313      13        575    12
  Construction and
    development               55        2          71       3         75     3
  Total real estate          506       73         541      78        798    81
Commercial
  Agribusiness               142        4         151       5        117     5
  Other commercial           169        4         203       4        445     4
      Total commercial       311        8         354       9        562     9
Consumer                     369       18         207      12        131     9
Government guaranteed
  loans purchased                       1                   1                1
Unallocated                1,545                1,404              1,263
      Total               $2,731      100%     $2,506     100%    $2,754    100%

December                          1994               1993
                                    Percent of         Percent of
                                     Loans in           Loans in
                                   Category to        Category to
                                      Total              Total
                            Amount    Loans     Amount   Loans
Real estate
  Residential             $  146       52%     $  142      55%
  Farm real estate            14       15                  12
  Commercial                 702       13         468      13
  Construction and
    development               52        4          35       2
      Total                  914       84         645      82
Commercial
  Agribusiness               151        4         182       4
  Other commercial           131        4         226       5
      Total commercial       282        8         408       9
Consumer                      66        7          83       7
Government guaranteed
  loans purchased                       1                   2
Unallocated                1,522                1,546
      Total               $2,784      100%     $2,682     100%

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

Table 13 - Investment Securities
(Carrying Values at December 31)
                                                      Beyond
                           Within     1-5      5-10     10
                           1 Year    Years    Years    Years     Totals
Available for sale
   Federal agencies        $1,998  $ 8,815  $13,018             $23,831
   State and municipal        372    2,236      894  $   227      3,729
   Mortgage-backed
     securities               139    3,731    5,184   32,709     41,763
   Corporate and
     other securities                            36    1,087      1,123
 Total available for sale  $2,509  $14,782  $19,132  $34,023    $70,446

 Weighted average yield*     5.43%    6.04%    6.85%    6.85%      6.63%

Amounts in the table above are based on scheduled maturity dates. Variable interest rates are subject to change not less than annually based upon certain interest rate indices. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. As of December 31, 1997, there are no corporate bonds and other securities which represent more than 10% of shareholders' equity.

*Adjusted to reflect income related to securities exempt from Federal income taxes reduced by nondeductible portion of interest expense.

Table 14 - Rate Sensitivity Analysis at December 31, 1997
                                    Maturing or Repricing
                                                             Over 5
                                                            Years or
                        3 Months  1 Year  3 Years  5 Years Insensitive  Total
Interest-earning assets
  Loans                 $ 54,930 $ 65,585 $ 36,303 $ 33,440 $ 57,196 $247,454
  Securities              28,206   10,662    9,633    6,175   15,770   70,446
  Federal funds sold      31,350                                       31,350
  Interest-bearing
   deposits in banks          58                                           58
  FHLB stock               1,138                                        1,138
    Total interest-
      earning assets     115,682   76,247   45,936   39,615   72,966   350,446
  Other assets                                                24,036    24,036
  Allowance for
     loan losses                                              (2,731)   (2,731)
       Total assets     $115,682 $ 76,247 $ 45,936  $39,615 $ 94,271  $371,751
Interest-bearing
 liabilities
  Interest-bearing
   demand               $ 16,781 $ 8,254  $  8,254  $ 8,255           $ 41,544
  Savings                  8,209   5,473     6,840    6,841             27,363
  Money market            14,828  14,828                                29,656
  Certificate of deposit  40,865  61,469    39,827   11,167    $ 528   153,856
  Funds borrowed          14,589  10,080                                24,669
  Trust preferred
   securities                                                 22,425    22,425
    Total interest-
     bearing liabilities  95,272  100,104   54,921   26,263   22,953   299,513
  Demand deposits                                             37,402    37,402
  Other liabilities                                            4,059     4,059
  Stockholders' equity                                        30,777    30,777
       Total liabilities
        and Shareholders'
        equity          $ 95,272 $100,104  $54,921  $26,263  $95,191  $371,751

Rate-sensitive gap (assets
  less liabilities)     $ 20,410 ($23,857) ($8,985) $13,352  (  $920)
Rate-sensitive gap
     (cumulative)       $ 20,410 ( $3,447)($12,432)    $920
Percent of total
 assets (cumulative)       17.6%    (1.8%)   (5.2%)    0.3%
Rate-sensitive assets/
 liabilities (cumulative) 121.4%    98.2%    95.0%   100.3%

Table 15 - Principal Cash Flows and Weighted Average Interest Rates By
           Maturity Dates

                                                         There          Fair
December 31       1998    1999    2000    2001    2002   after   Total  value
                                 (Maturity date)
Assets

Investment
 securities

Fixed rate     $ 2,509 $ 2,734 $ 1,791 $ 4,360 $ 1,737 $24,054 $ 37,185 $ 37,185
 Average
  interest rate  5.43%   5.69%   6.97%   6.21%   7.39%   7.16%    6.82%

Variable rate          $    23 $ 3,962     $61   $ 114 $29,101  $33,261  $33,261
 Average
  interest rate          7.00%   5.01%   7.00%   7.63%   6.63%    6.44%

Loans

Fixed rate     $ 4,754 $ 4,471 $ 7,192 $11,987 $20,251 $78,624 $127,279 $128,060
 Average
  interest rate  9.51%   8.83%   8.94%   8.17%   8.67%   8.26%    8.42%

Variable rate  $15,490 $ 1,669 $ 3,040 $ 2,234 $ 2,225 $95,517 $120,175 $120,175
 Average
  interest rate  9.41%   9.16%   8.83%   9.27%   8.38%   8.44%    8.60%

Liabilities

Deposits

NOW, money
market and
savings
deposits

Variable rate $135,965                                         $135,965 $135,965
 Average
  interest rate  3.24%                                            3.24%

Certificates
 of deposit

Fixed rate    $102,376 $31,461 $11,647 $ 4,740 $ 3,160   $ 472 $153,856 $154,800
 Average
  interest rate  5.36%   5.71%   5.82%   6.02%   6.02%   6.78%    5.51%

Borrowings

Fixed rate    $ 21,825                                          $21,825 $ 21,825
 Average
  interest rate  5.27%                                            5.27%

Variable rate  $ 2,844                                           $2,844 $  2,844
 Average
  interest rate  6.00%                                            6.00%

Trust
preferred
securities

Fixed rate                                               $22,425 $22,425 $22,705
 Average
  interest rate                                            8.75%   8.75%

Table 16 - Quarterly Financial Information

                                                 1997
                                 Fourth     Third    Second     First
  Total interest income          $6,832    $6,632    $6,544    $6,222
  Total interest expense          3,447     3,320     3,243     3,076
  Net interest income             3,385     3,312     3,301     3,146
  Provision for loan losses         100        58        80        45
  Net interest income after
    provision for loan losses     3,285     3,254     3,221     3,101
  Non-interest income               387       343       641       385
  Non-interest expense            2,173     2,097     2,090     2,014
  Income before income tax        1,499     1,500     1,772     1,472
  Income tax                        591       594       703       580
  Net income                        908       906     1,069       892
  Net income per common share       .73       .72       .86       .71
  Dividends paid per common share   .27       .26       .25       .23

Table 16 - Quarterly Financial Information

                                                 1996
                                 Fourth     Third    Second     First
  Total interest income          $6,275    $6,070    $5,884    $5,737
  Total interest expense          3,138     3,068     2,921     2,879
  Net interest income             3,137     3,002     2,963     2,858
  Provision for loan losses          60        30        33        27
  Net interest income after
    provision for loan losses     3,077     2,972     2,930     2,831
  Non-interest income               409       359       413       321
  Non-interest expense            2,010     2,562     2,045     2,001
  Income before income tax        1,476       769     1,298     1,151
  Income tax                        582       451       514       454
  Net income                        894       318       784       697
  Net income per common share       .71       .25       .61       .54
  Dividends paid per common share   .22       .21       .20       .20

Graphs Included in the Annual Report

Dividends Per Common Share          Common Dividend Payout Ratio

  Year       Dollars                     Year        Percent
  1993       $ .51                       1993         21.2%
  1994         .60                       1994         25.2
  1995         .69                       1995         36.1
  1996         .83                       1996         39.3
  1997        1.01                       1997         33.5

   Year End Market Value
    Of Common Shares                    Net Interest Margin

  Year       Dollars                    Year         Percent
  1993       $22.28                     1993          3.52%
  1994        21.00                     1994          3.57
  1995        25.00                     1995          3.77
  1996        29.06                     1996          4.00
  1997        45.50                     1997          4.12

    Overhead Expense to                Net Loan Losses to
       Average Assets                    Average Loans
         (Percent)                         (Percent)

  Year   IUB     Peer*                 Year    IUB     Peer*
  1993   2.57    3.64                  1993    .18     .39
  1994   2.70    3.42                  1994    .01     .25
  1995   2.67    3.39                  1995    .03     .20
  1996   2.72    3.34                  1996    .19     .23
  1997   2.47    3.18                  1997    .02     .19
  *1997 Peer as of 9/30/97             *Peer as of 9/30/97

  Non-Performing Assets
     to Total Assets
        (Percent)

            IUB   Peer
  1993     .81    1.25
  1994     .41     .98
  1995     .52     .75
  1996     .69     .71
  1997     .07     .67
  *Peer as of 9/30/97

    Efficiency Ratio                 Long-Term Debt
                                       ($ Million)

  Year      Percent                Year         Dollars
  1993       68.79                 1993          $9.4
  1994       64.37                 1994           7.5
  1995       66.24                 1995           6.0
  1996       63.63                 1996           5.0
  1997       55.89                 1997           0.0

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

/s/ Robert E. Hoptry              /s/ Jay B. Fager
    Robert E. Hoptry                  Jay B. Fager
    Chief Executive Officer           Chief Financial Officer


Report of Independent Certified Public Accountants

  To the Shareholders and
  Board of Directors
  Indiana United Bancorp
  Greensburg, Indiana

  We have audited the consolidated balance sheet of Indiana United Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

  In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Indiana United Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



  /s/ Geo. S. Olive & Co. llc

  Indianapolis, Indiana
  February 24, 1998

                      Consolidated Balance Sheet

December 31                                           1997          1996
Assets
  Cash and due from banks                        $ 12,609,136  $ 13,236,256
  Interest-bearing demand deposits                     57,860        59,658
  Federal funds sold                               31,350,000     5,900,000
    Cash and cash equivalents                      44,016,996    19,195,914
  Short-term investments                                            100,000
  Investment securities available for sale         70,445,918    81,186,867
  Loans                                           247,453,905   219,483,489
  Allowance for loan losses                        (2,730,642)   (2,505,853)
  Net loans                                       244,723,263   216,977,636
  Premises and equipment                            6,402,379     5,918,643
  Federal Home Loan Bank stock                      1,137,815     1,137,815
  Income receivable                                 2,074,336     1,951,803
  Foreclosed real estate                                          1,000,000
  Other assets                                      2,950,019       877,470

    Total assets                                 $371,750,726  $328,346,148

Liabilities
  Deposits
    Noninterest bearing                          $ 37,401,710  $ 29,001,245
    Interest bearing                              252,419,171   247,400,928
      Total deposits                              289,820,881   276,402,173
  Short-term borrowings                            14,669,262    15,683,491
  Federal Home Loan Bank advances                  10,000,000
  Note payable                                                    5,000,000
  Interest payable                                  1,429,623     1,271,737
  Other liabilities                                 2,629,044     2,239,784
    Total liabilities                             318,548,810   300,597,185

Guaranteed preferred beneficial interests in
 Company's subordinated debentures                22,425,000

Commitments and Contingencies

Shareholders' Equity
  Preferred stock, no-par value
   Authorized-400,000 shares
   Issued and outstanding-none
  Common stock, $1 stated value
   Authorized-3,000,000
   Issued and outstanding-1,250,897 shares          1,250,897     1,250,897
  Paid-in capital                                  10,677,045    10,677,045
  Retained earnings                                18,238,321    15,726,495
  Net unrealized gain on securities available
   for sale                                           610,653        94,526
    Total shareholders' equity                     30,776,916    27,748,963

    Total liabilities and shareholders' equity   $371,750,726  $328,346,148

  See notes to consolidated financial statements.

                          Consolidated Statement of Income

Year Ended December 31                      1997         1996         1995
Interest Income
  Loans receivable                     $20,888,868  $18,266,420  $16,938,330
  Investment securities
  Taxable                                4,707,789    5,122,743    5,326,297
  Tax exempt                               189,732      185,231      216,816
  Federal funds sold                       442,117      379,965      304,619
  Short-term investments                     1,777       12,469       49,002
    Total interest income               26,230,283   23,966,828   22,835,064

Interest Expense
  Deposits                              11,956,128   10,862,835   10,307,724
  Short-term borrowings                    629,959      689,789      931,944
  Trust preferred securities               105,266
  Long-term debt                           395,138      453,527      611,978
    Total interest expense              13,086,491   12,006,151   11,851,646
Net Interest Income                     13,143,792   11,960,677   10,983,418
  Provision for loan losses                283,000      150,000       30,000
Net Interest Income After Provision
  for Loan Losses                       12,860,792   11,810,677   10,953,418

Noninterest Income
  Insurance commissions                    416,208      438,405      472,998
  Fiduciary activities                     243,000      232,494      189,417
  Service charges on deposit accounts      624,290      519,609      450,060
  Net realized gains (losses)
   on securities                           (79,758)                   16,296
  Other income                             552,534      311,204      328,032
    Total noninterest income             1,756,274    1,501,712    1,456,803

Noninterest Expense
  Salaries and employee benefits         4,753,519    4,481,548    4,467,408
  Net occupancy expenses                   757,790      764,086      804,977
  Equipment expenses                       767,036      712,683      664,109
  Professional fees                        217,032      221,927      204,578
  Deposit insurance expense                 83,342      735,576      394,672
  Other expenses                         1,795,369    1,702,669    1,693,719
    Total noninterest expense            8,374,088    8,618,489    8,229,463

Income Before Income Tax                 6,242,978    4,693,900    4,180,758
  Income tax expense                     2,467,746    2,001,351    1,651,366

Net Income                             $ 3,775,232  $ 2,692,549  $ 2,529,392

Net Income Per Common Share                  $3.02        $2.11        $1.91
Weighted Average Shares Outstanding      1,250,897    1,250,897    1,250,897

  See notes to consolidated financial statements.

         Consolidated Statement of Changes in Shareholders' Equity

                                     Preferred Stock         Common Stock
                                    Shares     Amount     Shares      Amount
Balances, January 1, 1995           24,000  $2,400,000  1,250,897  $1,250,897
  Net income for 1995
  Cash dividends
   Preferred stock-$6.34 per share
   Common stock-$.69 per share
  Net change in unrealized gain
   on securities available for
   sale
  Redemption of preferred stock     (4,000)   (400,000)

Balances, December 31, 1995         20,000   2,000,000  1,250,897   1,250,897
  Net income for 1996
  Cash dividends
   Preferred stock-$6.34 per share
   Common stock-$.83 per share
  Net change in unrealized gain
   on securities available for
   sale
  Redemption of preferred stock    (20,000) (2,000,000)

Balances, December 31, 1996                             1,250,897   1,250,897
  Net income for 1997
  Cash dividends-$1.01 per share
  Net change in unrealized gain
   on securities available for
   sale

Balances, December 31, 1997              0  $        0  1,250,897  $1,250,897

  See notes to consolidated financial statements.

<CAPTIONS>
         Consolidated Statement of Changes in Shareholders' Equity

                                                      Net Unrealized
                                                       Gain(Loss) on
                                                         Securities
                                  Paid-in    Retained    Available
                                  Capital    Earnings     For Sale      Total
Balances, January 1, 1995      $10,677,045 $12,595,589 $(2,641,473) $24,282,058
  Net income for 1995                        2,529,392                2,529,392
  Cash dividends
   Preferred stock-$6.34
    per share                                 (139,480)                (139,480)
   Common stock-$.69 per share                (863,119)                (863,119)
  Net change in unrealized gain
   on securities available for
   sale                                                  2,836,568    2,836,568
  Redemption of preferred stock                                        (400,000)

Balances, December 31, 1995     10,677,045  14,122,382     195,095   28,245,419
  Net income for 1996                        2,692,549                2,692,549
  Cash dividends
   Preferred stock-$6.34
    per share                                  (50,192)                 (50,192)
   Common stock-$.83 per share              (1,038,244)              (1,038,244)
  Net change in unrealized gain
   on securities available for
   sale                                                   (100,569)    (100,569)
  Redemption of preferred stock                                      (2,000,000)

Balances, December 31, 1996     10,677,045  15,726,495      94,526   27,748,963
  Net income for 1997                        3,775,232                3,775,232
  Cash dividends-$1.01 per share            (1,263,406)              (1,263,406)
  Net change in unrealized gain
   on securities available for
   sale                                                    516,127      516,127

Balances, December 31, 1997    $10,677,045 $18,238,321 $   610,653  $30,776,916

  See notes to consolidated statements.

                   Consolidated Statement of Cash Flows

Year Ended December 31                            1997        1996        1995
Operating Activities
  Net income                               $  3,775,232$  2,692,549 $ 2,529,392
  Adjustments to reconcile net income to net
    cash provided by operating activities
    Provision for loan losses                   283,000     150,000      30,000
    Depreciation and amortization               695,343     644,673     623,686
    Deferred income tax                        (170,590)    188,387     (60,950)
    Securities amortization, net                 51,525      72,066     105,445
    Amortization of fair value adjustments
     on loans and deposits                       90,600      90,600      81,544
    Investment securities (gains) losses         79,758                 (16,296)
    Foreclosed real estate gains               (179,375)
    Net change in
     Income receivable                         (122,533)     22,528     (78,370)
     Interest payable                           157,886    (116,898)    524,295
    Other adjustments                          (573,046)   (461,556)     85,002
      Net cash provided
       by operating activities                4,087,800   3,282,349   3,823,748

Investing Activities
  Net change in short-term investments          100,000   5,000,000  (4,952,843)
  Purchases of securities
   available for sale                        (3,006,972)(16,850,769) (5,738,936)
  Proceeds from maturities and paydowns of
   securities available for sale             12,901,562  16,531,638  11,841,444
  Proceeds from sales of securities
   available for sale                         1,574,319               9,369,943
  Purchases of securities
   held to maturity                                                    (324,520)
  Proceeds from maturities and paydowns
   of securities held to maturity                                       752,427
  Net change in loans                       (28,183,535)(19,617,946) (6,833,403)
  Purchases of premises and equipment        (1,361,765)   (556,117) (1,195,505)
  Proceeds from sale of other real estate     1,227,507      50,000      63,177
  Other investing activities                    143,000      17,000      10,000
    Net cash provided (used)
     by investing activities                (16,605,884)(15,426,194)  2,991,784

Financing Activities
  Net change in
    Noninterest-bearing, NOW,
     money market and savings deposits       10,619,014   1,534,086  (3,040,069)
    Certificates of deposit                   2,799,694  12,521,984   4,036,023
    Short-term borrowings                    (1,014,229)  4,443,191     439,426
  Repayment of long-term debt                (5,000,000) (1,000,000) (1,500,000)
  Proceeds from FHLB advances                12,500,000               5,190,000
  Repayment of FHLB advances                 (2,500,000) (2,000,000) (3,190,000)
  Cash dividends                             (1,263,406) (1,088,436) (1,002,599)
  Redemption of preferred stock                          (2,000,000)   (400,000)
  Net proceeds from issuance of trust
   preferred securities                      21,198,093
     Net cash provided by
      financing activities                   37,339,166  12,410,825     532,781

Net Change in Cash and Cash Equivalents      24,821,082     266,980   7,348,313

Cash and Cash Equivalents,
  Beginning of Year                          19,195,914  18,928,934  11,580,621

Cash and Cash Equivalents,
  End of Year                               $44,016,996 $19,195,914 $18,928,934

Additional Cash Flows Information
  Interest paid                             $12,928,605 $12,123,049 $11,327,351
  Income tax paid                             2,608,182   1,885,288   1,943,281
  Loan balances transferred to
    foreclosed real estate                                1,000,000

  See notes to consolidated financial statements.

              Notes to Consolidated Financial Statements
                  (Table Dollar Amounts in Thousands)

Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Indiana United Bancorp ("Company"), its wholly owned bank subsidiaries ("Banks") and its subsidiary, IUB Capital Trust, conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

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

IUB Capital Trust is a business trust formed in 1997 to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Trust Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust.

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

Consolidation-The consolidated financial statements include the accounts of the Company, Banks and IUB Capital Trust after elimination of all material intercompany transactions.

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

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification of evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received unless such amounts are applied to principal amounts outstanding. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Provision for loan losses and the adequacy of the allowance for loan losses are based on management's continuing review and evaluation of the loan portfolio, current economic conditions, past loss experience and other pertinent factors. Impaired loans are measured by the present value of expected cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1997, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Company operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

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

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Proposed Merger

The Company is a party to an Agreement and Plan of Merger with P.T.C. Bancorp ("PTC") dated as of October 8, 1997 pursuant to which PTC would merge with and into the Company. PTC's commercial bank subsidiary, People's Trust Company, Brookville, Indiana, a commercial bank organized under the laws of Indiana, would become a wholly owned subsidiary of the Company, and each outstanding share of PTC at the effective time of the merger would be converted into the right to receive 1.075 shares of common stock of the Company. The Company expects to issue in the aggregate up to 1,136,417 shares of common stock in the merger.

It is expected that the merger will be accounted for under the pooling of interests method of accounting. Consolidated assets, deposits and shareholders' equity of PTC approximated $322.0 million, $293.8 million and $24.2 million at December 31, 1997. Costs related to the merger incurred by the Company through December 31, 1997 totaling $176,000, and any additional costs incurred subsequent to December 31, 1997, will be charged against net income upon consummation. The proposed transaction is subject to various regulatory approvals and the approvals of the shareholders of both organizations. Although the Company expects the merger to be completed by May 1998, there can be no assurance that the transaction will be consummated.

Branch Acquisitions

On February 24, 1998, the Company was informed that it had been selected, on the basis of competitive bidding, to acquire two branches in Madison County, Indiana. Consummation is subject to a due diligence review and execution of a definitive agreement. The acquisitions include assumption of deposits of approximately $32.2 million and purchase of loans of approximately $13.6 million. A premium of 9.25% will be paid on the deposits acquired.
Consummation is expected to occur late in the second quarter or early in the third quarter of 1998.

Restriction on Cash and Due From Banks

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1997, was $2,495,000.

Investment Securities
                                                       1997
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
December 31                           Cost       Gains       Losses    Value
Available for sale
  Federal agencies                   $23,061     $  813        $ 43    $23,831
  State and municipal                  3,656         76           3      3,729
  Mortgage-backed securities          41,583        530         350     41,763
  Corporate obligations                1,123                             1,123

    Total investment securities      $69,423     $1,419        $396    $70,446

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

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

The amortized cost and fair value of securities AFS at December 31, 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Amortized    Fair
                                                       Cost      Value
Within one year                                      $ 2,375   $ 2,370
Two through
five years                                            10,976    11,051
Six through ten years                                 13,187    13,948
After ten years                                        1,302     1,314
                                                      27,840    28,683
Mortgage-backed securities                            41,583    41,763

  Totals                                             $69,423   $70,446

Securities with a carrying value of $25,207,600 and $25,009,600 were pledged at December 31, 1997 and 1996 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities AFS during 1997 and 1995 were $1,574,319 and $9,369,943. Gross gains of $3,474 and $160,945 and gross losses of $83,232 and $144,649 were realized on those sales in 1997 and 1995, respectively.

The tax expense (benefit) for gains (losses) on security transactions for the years ended December 31, 1997 and 1995 was $(31,592) and $6,400.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

<CAPTIONS>
Loans and Allowance

December 31                                          1997      1996
Commercial and industrial loans                   $ 10,473   $  7,834
Agricultural production financing                   10,551     11,178
Farm real estate                                    27,652     26,843
Commercial real estate                              27,538     27,691
Residential real estate                            120,342    109,962
Construction and development                         5,288      6,589
Consumer                                            44,269     27,567
Government guaranteed loans                          1,341      1,819
  Total loans                                     $247,454   $219,483

December 31                                  1997     1996     1995
Allowance for loan losses
  Balances, January 1                      $2,506   $2,754   $2,784
  Provision for losses                        283      150       30
  Recoveries on loans                         191       58      100
  Loans charged off                          (249)    (456)    (160)

  Balances, December 31                    $2,731   $2,506   $2,754

Information on impaired loans is summarized below.

December 31                                                 1997     1996
Impaired loans with an allowance                            $113     $535
Impaired loans for which the discounted cash flows or
collateral value exceeds the carrying value of the loan               613

    Total impaired loans                                    $113   $1,148

Allowance for impaired loans (included in the Company's
allowance for loan losses)                                   $20     $120


Year Ended December 31                                      1997     1996

Average balance of impaired loans                           $374   $1,996
Interest income recognized on impaired loans                  29      112
Cash-basis interest included above                            29      112

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

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

                                                            1997     1996
Balances, January 1                                       $7,964   $5,941

Changes in composition of related parties                 (5,776)    (416)
New loans, including renewals                                552    2,986





Payments, etc., including renewals                          (747)    (547)

Balances, December 31                                     $1,993   $7,964

Premises and Equipment
December 31                                                 1997     1996
Land                                                      $  774   $  909
Buildings                                                  7,490    7,030
Equipment                                                  5,635    5,115
  Total cost                                              13,899   13,054
Accumulated depreciation                                  (7,497)  (7,135)

  Net                                                     $6,402   $5,919

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Deposits

December 31                                          1997       1996
Noninterest-bearing                                $ 37,402  $ 29,001
Interest-bearing demand                              70,929    67,726
Savings deposits                                     27,634    28,619
Certificates and other time deposits of
 $100,000 or more                                    25,789    32,083
Other certificates and time deposits                128,067   118,973

    Total deposits                                 $289,821  $276,402

Certificates and other time deposits maturing in years ending after December 31, 1997

1998                                               $101,018
1999                                                 32,578
2000                                                 11,799
2001                                                  3,589
2002                                                  4,399
Thereafter                                              473

                                                   $153,856

Short-Term Borrowings

December 31                                            1997     1996
Federal funds purchased                                       $   750
Securities sold under repurchase agreements         $11,825    12,989
U. S. Treasury demand notes                           2,844     1,944

  Total short-term borrowings                       $14,669   $15,683

Securities sold under agreements to repurchase ("agreements") consist of obligations of the Company to other parties. The obligations are secured by U.S. Treasury and Federal agency securities, and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 1997 and 1996 totaled $12,489,000 and $15,903,000 and the daily average of such agreements totaled $9,394,000 and $11,564,000. The weighted average yield was 5.22% and 5.12% at December 31, 1997 and 1996 while the weighted average yield during 1997 and 1996 was approximately 5.22% and 5.14%. The majority of the agreements at December 31, 1997 mature within 30 days.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Federal Home Loan Bank Advances

The Company had an FHLB advance of $10,000,000 outstanding at December 31, 1997. The advance has an interest rate of 5.35% and matures on December 30, 2002. The FHLB advance is secured by first mortgage loans and investment securities totaling $53,407,000. The advance is subject to restrictions or penalties in the event of prepayment.

Guaranteed Preferred Beneficial Interests in Company's Subordinated Debentures

On December 12, 1997, Trust Preferred Securities totaling $22,425,000 were issued. On such date, IUB Capital Trust completed the public offering of 2,242,500 shares of Trust Preferred Securities with a liquidation preference of $10 per security. The proceeds of the offering were loaned to the Company in exchange for subordinated debentures with terms that are similar to the Trust Preferred Securities, which subordinated debentures are the sole asset of IUB Capital Trust. Issuance costs paid from the proceeds of $1,227,000 are being amortized over the life of the securities. The securities and distributions are guaranteed by the Company. Distributions on the securities are payable quarterly in arrears at the annual rate of 8.75% of the liquidation preference and are included in interest expense in the consolidated statement of income.

The Trust Preferred Securities, which mature December 31, 2027, are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date at the option of the Company on or after December 31, 2002. The subordinated debentures are also redeemable in whole at any time or in part from time to time, or at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.

Note Payable

Long-term debt at December 31, 1996 consisting of a $5,000,000 secured term loan was paid during 1997. The Company paid $375,000 in June and $4,625,00 in December.

The loan was a secured term loan with interest payable quarterly. The loan was secured by all stock of the Banks, and the loan agreement contained restrictions on debt, guarantees and mergers, in addition to other affirmative and negative covenants.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Income Tax

Year Ended December 31                           1997     1996     1995
Income tax expense
  Currently payable
    Federal                                    $2,042   $1,408   $1,317
    State                                         597      405      395
  Deferred
    Federal                                      (131)     179      (50)
    State                                         (40)       9      (11)

      Total income tax expense                 $2,468   $2,001   $1,651

Reconciliation of federal statutory to actual tax expense
  Federal statutory income tax at 34%          $2,123   $1,596   $1,421
  Tax exempt interest                             (58)     (57)     (63)
  Effect of state income taxes                    368      273      253
  Change in tax law                                        144
  Other                                            35       45       40

    Actual tax expense                         $2,468   $2,001   $1,651

A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

December 31                                              1997    1996
Assets
  Allowance for loan losses                           $   380  $   289
  State income tax                                          2       15
    Total assets                                          382      304

Liabilities
  Depreciation                                           (250)    (210)
  Fair value adjustments in accounting for loans         (182)    (223)
  Fair value adjustments in accounting for securities     (27)     (39)
  Fair value adjustments in accounting for
   premises and equipment                                (563)    (675)
  Other                                                   (71)     (39)
  Unrealized gain on securities AFS                      (412)     (72)
    Total liabilities                                  (1,505)  (1,258)

                                                      $(1,123) $  (954)

No valuation allowance was necessary at anytime during 1997, 1996 and 1995.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Retained earnings include approximately $2,162,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount at December 31, 1997 was approximately $735,000.

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                      1997       1996
Commitments to extend credit                       $39,784    $26,694
Standby letters of credit                              362        222

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

Preferred Shares

In 1987, the Company issued 30,000 shares of no-par value, $100 stated value, convertible preferred stock. The Company redeemed 20,000 shares of preferred stock in 1996 and 4,000 shares in 1995. The total redemption price was $2,000,000 in 1996 and $400,000 in 1995. For 1996 and 1995, cash dividends were paid at the rate of 6.34% per annum.

The Company's Articles of Incorporation permit the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences and limitations or restrictions of the Company's preferred stock prior to the issuance thereof.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Dividends and Capital Restrictions

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

At December 31, 1997, total shareholders' equity of the Banks was $32,804,000 of which $30,320,000 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Dividend Reinvestment Plan

The Company approved an Automatic Dividend Reinvestment Plan in February 1997. The plan enabled shareholders to elect to have their cash dividends on all or a portion of shares held automatically reinvested in additional shares of the Company's common stock. The stock is purchased by the Company's transfer agent on the open market and credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis commencing with the March 1997 dividend payment.

Regulatory Capital

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 1997 and 1996, the Company and its Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1997 that management believes have changed the Company's or Banks' classification.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

The Company's and Banks' actual and required capital amounts and ratios are as follows:

                                                    1997

                                               Required for         To Be Well
                                  Actual     Adequate Capital 1    Capitalized 1
December 31                    Amount  Ratio   Amount  Ratio     Amount   Ratio
Indiana United Bancorp
  Total capital 1 (to risk-
   weighted assets)          $55,246  24.0%   $18,416   8.0%       N/A
  Tier 1 capital 1 (to risk-
   weighted assets)           40,120   17.4     9,208   4.0        N/A
  Tier 1 capital 1 (to
    average assets)           40,120   10.7    14,979   4.0        N/A

Union Bank
  Total capital 1 (to risk-
   weighted assets)           23,074  16.2     11,392   8.0      $14,240   10.0%
  Tier 1 capital 1 (to risk-
   weighted assets)           21,294  15.0      5,696   4.0        8,544    6.0
  Tier 1 capital 1 (to
   average assets)            21,294   9.5      8,992   4.0       11,240    5.0

Regional Bank
  Total risk-based capital 1
   (to risk-weighted assets)  12,376  14.5      6,811   8.0        8,514   10.0
  Core capital 1 (to adjusted
   tangible assets)           11,433   8.4      4,082   3.0        8,165    6.0
  Core capital 1 (to adjusted
   total assets               11,433   8.4      4,082   3.0        6,804    5.0

Regional Bank's tangible capital at December 31, 1997 was $11,433,000, which amount was 8.4 percent of tangible assets and exceeded the required ratio of
1.5 percent.

                                                 1996

                                            Required for           To Be Well
                                   Actual   Adequate Capital 1     Capitalized 1
December 31                    Amount  Ratio   Amount  Ratio     Amount   Ratio
Indiana United Bancorp
  Total capital 1 (to risk-
   weighted assets)          $29,934  15.6%   $15,312   8.0%       N/A
  Tier 1 capital 1 (to risk-
   weighted assets)           27,540  14.4      7,656   4.0        N/A
  Tier 1 capital 1 (to
   average assets)            27,540   8.4     13,152   4.0        N/A

Union Bank
  Total capital 1 (to risk-
   weighted assets)           21,224  15.8     10,718   8.0      $13,398   10.0%
  Tier 1 capital 1 (to risk-
   weighted assets)           19,547  14.6      5,359   4.0        8,039    6.0
  Tier 1 capital 1 (to
   average assets)            19,547   9.0      8,708   4.0       10,885    5.0

Regional Bank
  Total risk-based capital 1
   (to risk-weighted assets)  12,076  19.2      5,021   8.0        6,277   10.0
  Core capital 1 (to adjusted
   tangible assets)           11,415   10.6     3,219   3.0        6,437    6.0
  Core capital 1 (to adjusted
   total assets)              11,415   10.6     3,219   3.0        5,369    5.0

1 As defined by regulatory agencies

Regional Bank's tangible capital at December 31, 1996 was $11,415,000, which amount was 10.6 percent of tangible assets and exceeded the required ratio of
1.5 percent.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Employee Benefit Plans

The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matched employees' contributions at the rate of $.75 for 1997, $.70 for 1996, and $.65 for 1995 for each dollar contributed. In addition, the Company contributed 6.5% of total compensation plus an additional 5.7% of each participant's compensation in excess of $65,400 in 1997, $62,700 in 1996, and $61,200 in 1995. Expense for the plan was $346,279 in 1997, $283,518 in 1996 and $295,862 in 1995.

Deposit Insurance Expense

Regional Bank's deposits are presently insured by the Savings Association Insurance Fund ("SAIF"). A recapitalization plan for the SAIF was signed into law on September 30, 1996, which provided for a special assessment on all SAIF-insured institutions to enable the SAIF to achieve the required level of reserves. The assessment of.065% was based on March 31, 1995 deposits. Regional Bank's special assessment in 1996 totaled $541,000 before taxes, and was charged against current income and included with deposit insurance expense.

Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents-The fair value of cash and cash equivalents approximates carrying value.

Short-term Investments-The fair value of short-term investments approximates carrying value.

Securities-The fair values are based on quoted market prices.

Loans-For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock-The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Income Receivable/Interest Payable-The fair value of these amounts approximates carrying values.

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


Deposits-The fair values of noninterest-bearing, interest-bearing demand, and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings-The interest rates for short-term borrowings approximate market rates, thus the fair value approximates carrying value.

FHLB Advances-The fair value of this borrowing is established using a discounted cash flow calculation, based on current rates for similar debt. Fair value approximates carrying value.

Note Payable-The note consists of an adjustable instrument tied to a variable market interest rate. Fair value approximates carrying value.

Trust Preferred Securities-The fair value is based on quoted market values.

The estimated fair values of the Company's financial instruments are as follows:

                                       1997                 1996

                               Carrying    Fair    Carrying      Fair
December 31                     Amount     Value    Amount       Value
Assets
Cash and cash equivalents      $ 44,017  $ 44,017  $ 19,196   $ 19,196
Short-term investments                                  100        100
Securities available for sale    70,446    70,446    81,187     81,187
Loans, net                      244,723   245,504   216,978    217,690
Stock in FHLB                     1,138     1,138     1,138      1,138
Income receivable                 2,074     2,074     1,952      1,952

Liabilities
Deposits                        289,821   290,765   276,402    277,180
Borrowings
Short-term                       14,669    14,669    15,683     15,683
FHLB advances                    10,000    10,000
Note payable                                          5,000      5,000
Interest payable                  1,430     1,430     1,272      1,272

Trust preferred securities       22,425    22,705

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                          Condensed Balance Sheet
December 31                                          1997         1996
Assets
  Cash on deposit and repurchase agreements       $17,588      $ 1,584
  Investment security-AFS                           1,087
  Investment in subsidiaries                       34,110       31,171
  Other assets                                      1,629          186

    Total assets                                  $54,414      $32,941

Liabilities
  Subordinated debentures payable to
   IUB Capital Trust                              $23,119
  Other long-term debt                                         $ 5,000
  Other liabilities                                   518          192
    Total liabilities                              23,637        5,192

Shareholders' Equity                               30,777       27,749
    Total liabilities and shareholders' equity    $54,414      $32,941

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

                       Condensed Statement of Income

Year Ended December 31                         1997        1996        1995
Income
  Dividends from subsidiaries                $2,925      $4,500      $4,000
  Fees from subsidiaries                         45          33          55
  Other income                                  137         102          73
  Total income                                3,107       4,635       4,128

Expenses
  Interest expense                              488         454         612
  Salaries and benefits                         786         682         506
  Professional fees                              91          94          84
  Other expenses                                260         224         236
  Total expenses                              1,625       1,454       1,438

Income before income tax and equity in
  undistributed income of subsidiaries        1,482       3,181       2,690
  Income tax benefit                            564         565         511

Income before equity in undistributed income
 of subsidiaries                              2,046       3,746       3,201

Equity in undistributed income
 of subsidiaries                              1,729      (1,053)       (672)

Net Income                                   $3,775      $2,693      $2,529

Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)

                     Condensed Statement of Cash Flows

Year Ended December 31                             1997       1996       1995
Operating Activities
  Net income                                    $ 3,775    $ 2,693    $ 2,529
  (Undistributed) income of subsidiaries         (1,729)     1,053        672
  Other adjustments                                 125         71         52
    Net cash provided by operating activities     2,171      3,817      3,253

Investing Activities
  Purchase of equipment                             (15)      (102)       (17)
  Proceeds from sale of equipment                               17
  Purchase of security AFS                       (1,087)
    Net cash used by investing activities        (1,102)       (85)       (17)

Financing Activities
  Payments on long-term debt                     (5,000)    (1,000)    (1,500)
  Cash dividends                                 (1,263)    (1,088)    (1,003)
  Redemption of preferred stock                             (2,000)      (400)
  Net proceeds from issuance of debentures       21,892
  Purchase of IUB Capital Trust common shares      (694)
    Net cash provided (used) by financing
     activities                                  14,935     (4,088)    (2,903)

Net Change in Cash on Deposit
 and Repurchase Agreements                       16,004       (356)       333

Cash on Deposit and Repurchase Agreements,
Beginning of Year                                 1,584      1,940      1,607

Cash on Deposit and Repurchase Agreements,
End of Year                                     $17,588    $ 1,584    $ 1,940

Indiana United Bancorp Directory

Directors

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

William G. Barron
  Chairman and President
  Barron Homes, Inc.

Philip A. Frantz
  Attorney; Partner
  Coldren and Frantz

Martin G. Wilson
  Farmer

Edward J. Zoeller
  President
  E.M. Cummings Veneer

Executive Administration

Robert E. Hoptry
  Chairman and President

Officers

Jay B. Fager
  Treasurer and Chief Financial Officer

Sue Fawbush
  Vice President and Secretary

Michael K. Bauer
  Vice President

Dennis M. Flack
  Vice President

Daryl R. Tressler
  Vice President

Suzanne Kendall
  Auditor

Union Bank and Trust Company of Indiana

Directors

Daryl R. Tressler
  Chairman and President
  Union Bank and Trust Company

William G. Barron
  Chairman and President
  Barron Homes, Inc.

Phillip A. Frantz
  Attorney; Partner
  Coldren and Frantz

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

David L. Miers
  Manager
  Miers Farm Corporation

Lawrence R. Rueff, D.V.M.
  Veterinarian

John G. Young
  Chairman
  Jay Garment Co.

Executive Administration

Daryl R. Tressler
  Chairman and President

Division Managers

W. Brent Hopty
  Senior Vice President
  Lending Division

Glenn R. Raver
  Senior Vice President
  Retail Services and Operations Divisions

Daniel F. Anderson
  Vice President and
  Senior Trust Officer

Regional Federal Savings Bank

Directors

Michael K. Bauer
  Chairman and President
  Regional Federal Savings Bank

William G. Barron
  Chairman and President
  Barron Homes, Inc.

D.J. Hines
  President
  Schuler Realty, Inc.

Robert E. Hoptry
  Chairman and President
  Indiana United Bancorp

Michael J. Kapfhammer
  President
  Buckhead Mountain Grill

Charles E. MacGregor
  Attorney
  Wyatt, Tarrant & Combs

Marvin L. Slung
  Sales Representative
  Jeb Advertising

Edward J. Zoeller
  President
  E.M. Cummings Veneer

Executive Administration

Michael K. Bauer
  Chairman and President

Division Managers

Larry W. Brumley
  Senior Vice President
  Commercial Lending Division

Dennis R. Morrison
  Senior Vice President
  Consumer Lending Division

Carmen L. Glenn
  Vice President and Treasurer
  Financial Planning and Operations Division

James S. Honour, Jr.
  Vice President
  Retail Services Division

Indiana United Bancorp Board of Directors


    (Picture)                                    (Picture)

 William G. Barron                            Philip A. Frantz
Director since 1989                          Director since 1987


                            (Picture)

                         Robert E. Hoptry
                        Director since 1983


    (Picture)                                    (Picture)

 Martin G. Wilson                            Edward J. Zoeller
Director since 1983                         Director since 1994

Inside Back Cover

Shareholder Information

Annual Meeting
Tuesday, June 23, 1998, 10:00AM
Conference Center, Second Floor
Union Bank and Trust Company
201 N. Broadway
Greensburg, Indiana  47240

Corporate Address

Indiana United Bancorp
201 N. Broadway Street
Post Office Box 87
Greensburg, Indiana  47240

Form 10-K

Copies of the Company's 1997 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to Jay B. Fager, Treasurer and Chief Financial Officer.

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

Market Makers

Market Makers in the Company's common stock include:

  J.J.B. Hilliard/W.L. Lyons, Inc.
  NatCity Investments, Inc.
  Stifel, Nicolaus & Company, Inc.

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

1997             Q4        Q3        Q2        Q1
High           46 1/4    41 1/2    41        34
Low            40 1/2    37 1/2    31 3/4    28 1/2
Last Sale      45 1/2    41        38        33 1/4

1996             Q4        Q3        Q2        Q1
High           29 1/16   27        25 1/2    26 1/4
Low            25        25        23 1/4    24 1/4
Last Sale      29 1/16   25 3/4    24 1/2    24 1/4

BACK COVER

Indiana United Bancorp
201 N. Broadway
P.O. Box 87
Greensburg, Indiana  47240