Form 10-K, Exhibit 13
period 1998-12-31
INDIANA UNITED BANCORP
filed 1999-03-29
CIK 720002

Indiana United Bancorp                                    1998 Annual Report
                             Blueprint for Success

Indiana United Bancorp ("Company") is a registered bank holding company incorporated under the laws of Indiana in 1983, concurrent with its acquisition of Union Bank and Trust Company of Greensburg, Indiana.

The Company acquired The Peoples Bank, Portland, Indiana in 1987,and Regional Federal Savings Bank, New Albany, Indiana at the end of 1991. In 1994, Peoples Bank merged with Union Bank to form Union Bank and Trust Company of Indiana, retaining state banking charter #1. On April 30, 1998, the Company completed a merger of equals with P.T.C. Bancorp, Brookville, Indiana. Through its three banking subsidiaries, the Company operates 35 offices in 14 Indiana counties (see map).

      All three banking subsidiaries offer a full array of competitive commercial and consumer loan and deposit related services. The Company provides 28 ATMs as well as 24-hour, 7 day a week telephone banking services. In addition, the Company operates two general line, independent insurance agencies and a full-service trust division.

      IUB stock trades on the NASDAQ exchange under the symbol IUBC. There are 4,774,628 shares outstanding, held by 2,517 shareholders residing in 38 states and two foreign countries.

CONTENTS
Letter to Shareholders                       2
Building for the Future                      4
Management's Discussion and Analysis         7
Management's Report                         21
Auditor's Report                            21
Financial Statements                        22
Notes to Financial Statements               26
Directors and Officers                      40
Corporate and Investor Information          41


Map of the state of Indiana appears here. Within the state the various locations of Union Bank Offices, People's Trust Company Offices and Regional Bank Offices are shown.

Financial Highlights

----------------------------------------------------------------------------------------------------
(Dollar amounts in thousands except per share data)           1998         1997      Percent Change
----------------------------------------------------------------------------------------------------
Results of Operations
      Gross revenues                                        $59,837      $54,104          10.60
      Net interest income                                    25,892       24,606           5.23
      Provision for loan losses                               1,218        1,789        (31.92)
      Net income                                              6,448        7,205        (10.51)

Per Common Share*
      Earnings per share (basic)                              $1.36        $1.53        (11.11)
      Earnings per share (diluted)                             1.35         1.52        (11.18)
      Dividends paid**                                         0.59         0.51          15.69
      Book value - end of period
            Excluding SFAS No. 115 adjustment                 12.25        11.52           6.34
            Including SFAS No. 115 adjustment                 12.40        11.68           6.16
      Market price - end of period                            22.13        22.75         (2.73)

At Year End
      Total assets                                         $827,945     $693,168          19.44
      Total loans                                           539,404      472,627          14.13
      Allowance for loan losses                               6,099        5,451          11.89
      Total deposits                                        709,871      583,168          21.73
      Common shareholders' equity                            59,196       55,006           7.62

Financial Ratios
      Return on average assets                                 0.89%       1.13%        (20.87)
      Return on average common shareholders' equity           11.23        13.83        (18.84)
      Tier 1 capital to average assets                         8.31        10.71        (22.41)
      Total capital to risk-adjusted assets                   13.70        24.00        (42.92)
----------------------------------------------------------------------------------------------------
Shares outstanding at year end                            4,774,628    4,708,556           1.40
Number of common shareholders                                 2,517        2,604         (3.34)
Number of full-time equivalent employees                        360          299          20.40
----------------------------------------------------------------------------------------------------

 * Adjusted for stock split and dividends
** Dividends paid by Indiana United Bancorp
Note: Prior amounts have been restated as appropriate to reflect a pooling-of-interests transaction with P.T.C. Bancorp.

[CHARTS]

                                      THE
                                   FOUNDATION
                                    IS SET.

Dear Shareholders and Friends:

      1998 was a very special year for Indiana United Bancorp. Last year's annual shareholder message described 1998 as a critical period in an ambitious growth strategy.

Our plan heavily relied on attaining two goals: completing the merger of P.T.C. Bancorp into Indiana United and; investing the $22.4 million of newly issued trust preferred securities in branch acquisitions, complimentary to our community banking philosophy. We are pleased to report each of these priorities in our Blueprint for Success has been achieved. The merger was completed on April 30, 1998 and, during the remainder of the year, seven branches with deposits totaling $121.3 million were integrated into Indiana United subsidiaries.

      Even though our corporate focus in 1998 was primarily on revenue growth and market expansion, our banking subsidiaries did not lose sight of net earnings growth. As a result, net income from our banking subsidiaries increased more than $600,000, or 7.5% over the prior year. However, when corporate overhead, including the one time expenses of the merger and the annual expense of the trust preferred securities, is factored into results, consolidated net income per share declined to $1.35, which was in line with expected results. We expect 1999 to produce a solid gain over 1998 earnings, setting the stage for our return to high performance banking in the new millennium.

      We are also very pleased that our financial performance in 1998 supported a 15.7% increase in common dividends paid per share, marking the tenth consecutive year dividends have increased by at least 15%.

      Our emphasis on growth was not, and is not, without risk. The annual pre-tax interest cost of our new securities equals $.42 per share. If we had not correctly anticipated the intentions of our large competitors to retreat from many small communities, or if we had bid timidly on key branch acquisition opportunities, we could have incurred a negative arbitrage on these funds for five page two
years or more. That risk has now been eliminated by our success in acquiring targeted branches. The risk we face over the next twelve to eighteen months relates to the level of success we can attain in leveraging these deposits into high quality loan growth to offset acquired deposit premiums. In this regard, we believe we have an excellent staff of lenders capable of realizing this goal without undermining our long history of maintaining a high performance loan portfolio.

      Our focus in 1998 was, and again in 1999 will be, on achieving revenue growth. By expanding our top line growth now, we are confident that our bottom line performance will accelerate in the years ahead. In 1998, gross revenues increased by $5.7 million or 10.6%,and we expect another significant increase in 1999.

      In our continued pursuit of this objective, our top line growth will be boosted during the first quarter of 1999 by four additional branch acquisitions with deposits totaling in excess of $100 million. It is also our intent to open two de novo branches by early spring. When completed, Indiana United will operate 40 banking offices in 15 Indiana counties, and will have assets totaling approximately $925 million. While these actions will complete our branch expansion strategy until the new millennium, we will continue to consider other appropriate bank acquisitions or mergers, as opportunities may occur.

      Our growth in 1999 will not be limited to increases in loans and deposits. As of January 1, all trust services have been consolidated into The Trust Investment Group under the leadership of Dan Anderson. During 1999, we expect to introduce a full range of trust and money management services throughout our organization. Experienced trust officers will provide local services in many of the communities we serve. This is in sharp contrast to many of our larger competitors who have moved their trust administration to Chicago or Cleveland or some other distant city.

      In 1999, you will also see a significant expansion of insurance products and services. Our plans include expanding our insurance division by 200% and adding a broad range of new insurance products. These services will be available through our newly created subsidiary, The Insurance Group, and will be locally available in many of our banking subsidiaries' larger locations. And finally, plans are underway to offer investment brokerage services in the third or fourth quarter.

      Technology will play a large role in our expansion of markets, products and services. Before year-end, customers will have access to a range of delivery channels rivaling our large city competitors. We will offer internet and telephone banking options, as well as continue our commitment to personal service. This means customer friendly lobby and drive-up hours, quick responses and customized approvals for loan requests, a full range of insurance and money management services and a willingness to "bring the bank to you" if an in-bank visit is not convenient. In addition, depositors throughout Indiana United will have unlimited free access to the ATMs of any Indiana United banking subsidiary.

      We enthusiastically embrace the changes now impacting the banking industry and we are confident our responses to these new challenges and opportunities portend a bright future for Indiana United Bancorp. We believe attainment of our goal to establish "one stop" financial centers in small communities will differentiate us positively from all of our competitors, large or small.

      A vital element of our success is the support of our shareholders. On behalf of all of our officers, directors and employees, we appreciate and thank you for your trust and confidence in our vision of the future.


/s/ Robert E. Hoptry

Robert E. Hoptry,
Chairman and CEO


/s/ James L. Saner, Sr.
James L. Saner, Sr.,
President and COO

                              [PHOTO APPEARS HERE]
Robert E. Hoptry, Chairman and James L. Saner, Sr., President


                                   page three

1998 was a period of change and opportunity! It was a year of increased volatility in the banking industry. And it was also a year of opportunity for Indiana United Bancorp.

Mergers across the industry were completed to create the critical volume necessary to offset the costs of creating alternative delivery channels. But, in the process, many large competitors forgot one critical element... THE CUSTOMER!

The very large super-regional and nationwide banks appear to be reducing their commitment to service in favor of electronic delivery systems. Increasingly, these banks are selling branches in small communities across America. IUB chose to seize this opportunity. Our increase in size, resulting from strategically targeted branch acquisitions, provided the deposit base needed to explore new advances in technology while remaining steadfast in our commitment to superior customer service and participation as an active community business partner.

A Carefully Planned Balance...
Short-Term Commitments and
Long-Term Earnings Growth

The Indiana United approach involves a carefully planned balance of expansion and commitment to core values. The plan was to use technology not as a substitute but as an enhancement to customer service. The decisions were tough. We had to make major short-term financial commitments to assure strong long-term earnings growth. The considerable short-term expenses relative to branch acquisitions has created the critical mass desired to effectively implement new technologies like internet banking, and the introduction or refinement of a broad range of non-banking services. At the same time, we have not wavered in our commitment to those who helped get us where we are... the communities, the shareholders and the customers we serve.

[PHOTO APPEARS HERE]

"During 1998, we entered a new and exciting market for Union Bank. Expanding into both Madison and Hancock counties allows us the chance to preserve community banking values that are quickly being abandoned by larger institutions currently operating in this market."

Daryl R. Tressler, Chairman, President and CEO, Union Bank and Trust Company of Indiana

Union Bank and Trust
Company of Indiana

Main Office Address:
201 North Broadway
P.O. Box 87
Greensburg, IN 47240-0087

Tel: 812-663-4711
Fax: 812-663-4904

Number of Offices: 12
Number of Employees: 146
Total Deposits: $255,094,000
Total Loans: $174,578,000
Total Assets: $301,758,000


                                   page four

That commitment became the basis of our Blueprint for Success!

The Right Fit

The defining event in launching our Blueprint for Success was the merger of Indiana United Bancorp and P.T.C. Bancorp. The time was right... the geography was right... the people were right, and most importantly, the philosophies were right. After months of careful planning, this one step nearly doubled the size of IUB, bringing us closer to the critical mass we were seeking.

      Simultaneously, we initiated an aggressive campaign to identify and acquire small branches being sold by large regional banks. As always, we looked for "The Right Fit" in locations, people, financial strength and potential. Through the end of 1998, we acquired seven branches across the state, with four more scheduled for the first quarter of 1999.

Product... Price... Promotion...
Place... People!

To assure success in the future, we have identified and are concentrating on five specific operational areas:

Product:

Our goal is to continuously improve upon existing products, refine them when necessary, and add new ones, including internet banking and a variety of improved and new non-banking services. The market for our products and services is an increasingly complex one and, with our growth comes the capacity to respond more quickly with products and services that serve our customers' ever changing needs.

Price:

Our continuous focus on our customers means that we will strive to provide the BEST VALUE of financial services in our communities. We will deliver the services our customers want at rates which will make us the obvious choice to be their primary financial institution.

Promotion:

There's no question that, today, making the right banking decisions is more complicated. There are more options... more products and services. More than ever before, our customers rely on us for the information they need to make the right choices. We also know that, for most people, time is at a premium. That's why we focus on the needs of our customers and develop the products that

[PHOTO APPEARS HERE]

"We are determined to offer a variety of innovative products that meet the needs of our customers and quickly respond to changes in the Southern Indiana market that we serve. Managing the growth we have encountered in 1998 will be our primary focus in 1999."

Michael K. Bauer, Chairman,
President and CEO, Regional Federal
Savings Bank

Regional Federal Savings Bank

Main Office Address:
100 East Spring Street
P.O. Box 1207
New Albany, IN 47151-1207

Tel: 812-948-5500
Fax: 812-948-5537

Number of Offices: 6
Number of Employees: 63
Total Deposits: $155,582,000
Total Loans: $116,562,000
Total Assets: $187,373,000


                                   page five
meet those needs. We're the "solution" people. That means that we strive to take a much more proactive approach. We listen. Then we respond by providing a complete package of product and service options and the information our customers need to make decisions, all available from the one convenient source they know and trust.

Place:

Planning for IUB expansion involves a careful selection of locations. As we expand, the geography must make sense from an operational standpoint, and the locations must make sense from a customer service standpoint. Upgrades and relocations, such as the new Union Bank facility in Westport, Indiana, that opened during the summer of 1998, have resulted in increased deposits and customer traffic. We will continuously strive to be where we can best serve our customers.

People:

Our plan for the future is aggressive and our people are up to the challenge. We are where we are today because, unlike large, impersonal financial competitors, when our customers do business with us, they are dealing with people they know and trust. We will always maintain our emphasis on customer service and supplement that effort with the new product and service training our people need to get the job done.

The Future...

1999 and beyond will be a time of further CHANGE... and OPPORTUNITY! The industry is evolving at an unprecedented pace. While it is impossible to predict exactly what it will take to meet the needs of our customers in the future, we have all the pieces in place. Our plans for fiscally responsible growth will make it possible to implement the technology required to deliver the right banking products and services in the future. At the same time, we'll always be "customer driven". We'll use technology not to replace, but to enhance the customer service that helped get us where we are today. Our strong management team, along with a committed, knowledgeable team of associates, will deliver what our customers want, when and where they want it at rates which will assure profitable growth for IUB.

For our customers, shareholders, associates and the communities in which we operate, our Blueprint for Success defines an exciting future for 1999... and beyond!

[PHOTO APPEARS HERE]

"People's Trust Company has a strong commitment to community banking ideals. Our partnership with Indiana United provides an even better opportunity to expand that philosophy into the next millennium."

Lynn T. Gordon, President and CEO,
People's Trust Company

People's Trust Company

Main Office Address:
9014 State Road 101
P.O. Box 7
Brookville, IN 47012-0007

Tel: 765-647-3591
Fax: 765-647-3531

Number of Offices: 17
Number of Employees: 184
Total Deposits: $305,326,000
Total Loans: $259,236,000
Total Assets: $337,294,000


                                    page six

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Table Dollar Amounts in Thousands)

FORWARD-LOOKING STATEMENTS

Except for historical information contained herein, the discussion in this Annual Report includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

OVERVIEW

The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive ability and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that the Company can best promote long-term shareholder interests by pursuing strategies which will continue to preserve its community-focused philosophy.

In conformance with the Plan, the Company issued $22.425 million of cumulative trust preferred security in December, 1997. The net proceeds received by the Company were anticipated to be used for financing growth which would include branch acquisitions, the establishment of de novo branches and/or acquisitions of other financial institutions, and for general corporate purposes. To that end, the Company immediately deployed these funds to payoff its long-term loan and acquired seven branch facilities and their correlating deposits in the third and fourth quarters of 1998. The Company integrated three of these branches into its Regional Bank subsidiary and four were integrated into its Union Bank subsidiary. In all, more than $121 million in deposits were acquired, together with approximately $21 million in consumer and small business loans.

These acquisitions allowed Regional Bank to improve its market share and penetration within its two-county geographical area of Floyd and Clark counties in Indiana. Union Bank entered two new counties with its purchases and spread its geographical boundaries to Madison and Hancock counties in addition to its traditional base of Decatur and Jay counties in Indiana.

The Company, through its Union Bank subsidiary, also agreed to purchase two existing facilities in Madison County and will renovate these buildings to create two de novo branches which are expected to be operational in the second quarter of 1999.

In April, 1998, the Company merged with P.T.C. Bancorp, a one bank holding company headquartered in Brookville, Indiana with total assets of more than $300 million. People's Trust Company, the wholly owned subsidiary of P.T.C. Bancorp had seventeen office locations spread throughout eight counties in eastern and southeastern Indiana. These counties were contiguous to the Company's existing locations. The transaction was regarded by both companies as a merger of equals and the management and directors of both organizations have been integrated. This transaction was accounted for as a "pooling of interests" for accounting and financial reporting purposes.

During the past two years, many technological improvements were initiated. Certain of these improvements, such as upgrading communication lines, have provided faster response time for customer transactions. Others represent capital investments which allow the Company to continue to effectively compete within a financial services industry that is becoming increasingly dependent upon technology. In 1997, a significant investment was made in technology enhancements, such as an automated voice response information system, additional ATMs, laser printed deposit statements, optical disk storage, and an increase in the power and memory of the AS400 computer system which allows for improved efficiency in the management of computer resources. In 1998, additional investments were made to expand and upgrade the use of personal computers throughout the Company as well as upgrading communication lines for speed of data delivery. These improvements allow the Company to improve efficiency as well as provide quality services to its customers.

The dynamics of the Plan assure continually evolving goals, and the extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

YEAR 2000 ("Y2K") COMPUTER ISSUES

In the next year, many large companies will face a potentially serious information systems (computer) problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force computers to either shut down or provide incorrect data or information. The Company began the process of identifying page seven

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Table Dollar Amounts in Thousands Except Share Data)

TABLE 1 - SELECTED FINANCIAL DATA SUMMARY
-------------------------------------------------------------------------------------------------------------------------
December 31                                                     1998         1997         1996         1995        1994
-------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
      Net interest income                                     $25,892      $24,606      $22,260      $20,568     $19,984
      Provision for loan losses                                 1,218        1,789          978          770         565
      Non-interest income                                       5,122        4,501        3,974        3,358       4,464
      Non-interest expense                                     19,672       16,203       15,722       14,868      15,669
      Income before income tax                                 10,124       11,115        9,534        8,288       8,214
      Income tax                                                3,676        3,910        3,565        2,852       2,943
      Net income                                                6,448        7,205        5,969        5,436       5,271
      Dividends paid on common stock                            2,721        2,105        1,717        1,406       1,075
      Dividends paid on preferred stock                                                      50          139         157
-------------------------------------------------------------------------------------------------------------------------

PER COMMON SHARE *
      Earnings per share (basic)                                $1.36        $1.53        $1.25        $1.13       $1.12
      Earnings per share (diluted)                               1.35         1.52         1.25         1.12        1.11
      Dividends paid **                                          0.59         0.51         0.42         0.35        0.30
      Book value - end of period
            Excluding SFAS No.115 adjustment                    12.25        11.52        10.44        10.05        8.79
            Including SFAS No.115 adjustment                    12.40        11.68        10.50        10.13        8.03
      Market price - end of period                              22.13        22.75        14.53        12.50       10.50

AT YEAR END
      Total assets                                           $827,945     $693,168     $624,922        $577,779  $547,624
      Investment securities                                   197,599      126,104      151,978         152,037   152,195
      Loans                                                   539,404      472,627      416,016         374,534   353,832
      Allowance for loan losses                                 6,099        5,451        4,506           4,476     4,385
      Total deposits                                          709,871      583,168      547,529         504,080   483,670
      Long-term debt                                                                      5,500           7,000     8,908
      Federal Home Loan Bank advances                          10,000       10,000
      Trust preferred securities                               22,425       22,425
      Preferred stock                                                                                     2,000     2,400
      Shareholders' equity                                     59,196       55,006       49,402          47,463    40,049
-------------------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
      Return on average assets                                   0.89%        1.13%        1.02%           0.98%     0.94%
      Return on average common
            shareholders' equity                                11.23        13.83        12.57           12.55     14.00
      Allowance for loan losses to total
            loans (year end)                                     1.13         1.15         1.08            1.20      1.24
      Shareholders' equity to total assets (year end)            7.15         7.94         7.91            8.21      7.31
      Average equity to average total assets                     7.96         8.16         8.17            8.02      6.99
      Dividend payout ratio                                     42.20        29.22        29.01           26.54     21.02
-------------------------------------------------------------------------------------------------------------------------

  * Adjusted for stock split and dividends
**  Dividends paid by Indiana United Bancorp
Note: Prior amounts have been restated as appropriate to reflect a pooling-of-interests transaction with P.T.C. Bancorp.


                                   page eight
the changes required to its computer programs and hardware, in consultation with software and hardware providers and bank regulators, in early 1997. The Company has developed and implemented a Y2K Plan calling for a review of all computer-based equipment, software and services. While the Company is taking all appropriate steps to assure Y2K compliance, it is dependent on vendor compliance to some extent. The Company has required its systems and software vendors to represent that the services and products provided are Y2K compliant. The Company has begun a testing program for its own compliance satisfaction. The Company has allocated hundreds of man-hours over the past two years to ensure compliance. The Company expended $30 thousand in capital expenditures in 1997 and 1998 to ensure all systems are compliant and expects to spend an additional $120 thousand in 1999 to complete the process.

The Company's subsidiaries have been reviewed by their regulators to ensure the Company's plan and testing is timely and addressing all systems.

The Y2K problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. Consequently, no assurance can be given that Y2K compliance can be achieved without costs and uncertainties that might affect future financial results or cause reported financial information not to be necessarily indicative of future operating results or future financial condition.

BUSINESS STRATEGY

The Company holds first or second market share positions as measured by total deposits in five of the fourteen counties it serves and intends to pursue growth strategies that result in meaningful market share positions in other rural or suburban communities. The Company is seeking to identify potential whole bank acquisitions in markets that offer opportunities to benefit from its community banking philosophy and that will likely result in meaningful market share. In addition, the Company believes it needs to expand other financial services and products in an attempt to offer a full array of financial services to its customer base.

In conformance with this strategy, the Company has entered into an agreement with Bank One to purchase four bank branches located in Cambridge City in Wayne County and Knightstown and New Castle in Henry County, Indiana. The purchase is for more than $100 million in deposits and $2 million in loans. These four locations will be integrated into the People's Trust Company subsidiary and will allow it to expand its market share in Wayne County and penetrate the Henry County area.

The Company has also formed The Trust Investment Group which operates as a division of Union Bank. The Trust Investment Group is comprised of the former Union Bank trust department and the trust business acquired from People's Trust Company. The Trust Investment Group plans to expand its services through-out 1999 and beyond into larger market areas of the Company including Madison, Henry, Wayne, Jefferson, Floyd, and Clark counties.


[CHART APPEARS HERE]


RESULTS OF OPERATIONS

Annual net income was $6.448 million in 1998 compared to $7.205 million in 1997 and $5.969 million in 1996. Significant non-recurring merger expense of $700 thousand net of taxes impacted 1998 earnings. The Company recorded $118 thousand after-tax non-recurring income in 1997 from the sale of real estate property acquired in lieu of foreclosure and a $329 thousand after-tax charge in 1996 to recapitalize the Savings Association Insurance Fund (SAIF). Excluding these non-recurring items, net income of $7.148 million would have been recorded in 1998, $7.087 million in 1997 and $6.298 million in 1996.

Net income per common share from recurring operations equaled $1.50 in 1998 and 1997 and $1.33 in 1996. Including the merger expenses for 1998, the special real estate owned income for 1997and the SAIF assessment for 1996, the earnings per share were$1.35 for 1998, $1.52 for 1997 and $1.25 for 1996.

The Company's return on average total assets was .89% in 1998, 1.13% in 1997 and 1.02% in 1996. Excluding non-recurring items for the three years, return on average assets for 1998 was.99%, 1.11% for 1997 and 1.07% for 1996. Return on average common shareholders' equity during these years were 11.23% for 1998, 13.83% for 1997 and 12.57% for 1996. Excluding non-recurring items, the ratio for 1998 was 12.44%, 13.60% for 1997 and 13.27% for 1996.

NET INTEREST INCOME

Net interest income is influenced by the volume and yield of earning assets and the cost of interest-bearing liabilities. Net interest margin reflects the mix of interest-bearing and noninterest-bearing liabilities that fund earning assets, as well as interest spreads between the rates earned on these assets and the rates paid on interest-bearing liabilities. Tax equivalent total interest income of $55.730 million in 1998 increased 10.0% from $50.646 million in 1997, which was 9.7% above 1996 (see Table 5). The largest amount of this increase (76.2%) was directly attributed to the increased volume of loans held within the Company's portfolio. The remaining 23.8% of the increase over 1997 was the volume page nine

TABLE 2 - VOLUME/RATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
(Taxable Equivalent Basis)*
-----------------------------------------------------------------------------------------------------------
                                                   1998 over 1997                    1997 over  1996
-----------------------------------------------------------------------------------------------------------
                                             Volume     Rate       Total      Volume      Rate       Total
-----------------------------------------------------------------------------------------------------------
INTEREST INCOME
      Loans                                  $4,591    $(716)     $3,875      $5,193     $(232)     $4,961
      Securities                                451     (113)        338        (757)      171        (586)
      Federal funds sold                        944      (64)        880         116        23         139
      Short-term investments                    (16)       7          (9)        (44)       (9)        (53)
-----------------------------------------------------------------------------------------------------------
            Total interest income             5,970     (886)      5,084       4,508       (47)      4,461
-----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
      Interest-bearing demand accounts          221      (19)        202         305        63         368
      Money market investment accounts            0        0           0           0         0           0
      Savings deposits                          166      (92)         74          31       (23)          8
      Certificates of deposit                 1,817     (104)      1,713       1,726        37       1,763
      Borrowings                                184     (266)        (82)       (160)       10        (150)
      Trust preferred securities              1,913        5       1,918         106         0         106
-----------------------------------------------------------------------------------------------------------
            Total interest expense            4,301     (476)      3,825       2,008        87       2,095
-----------------------------------------------------------------------------------------------------------
Changes in net interest income               $1,669    $(410)      1,259      $2,500      $(134)     2,366
Change in taxable equivalent adjustments                              27                               (20)
-----------------------------------------------------------------------------------------------------------
Change in net interest income
      after taxable equivalent adjustments                        $1,286                            $2,346
-----------------------------------------------------------------------------------------------------------

*Adjusted to reflect income related to securities and loans exempt from Federal income taxes.

increase in the investment securities portfolio and federal funds sold which was directly attributed to the increase of deposits purchased through acquisitions. The increase in 1997 over 1996 was also due to loan volume.

Throughout the past two years, the Company employed a deposit-pricing strategy focused on retaining and attracting lower cost short-to-moderate term funds. In addition, the Company has competed more aggressively for high quality loans. While management correctly anticipated a relatively flat to lower rate environment throughout 1996, 1997,and 1998, the Company's net interest margin decreased 30 basis points from 1997 to 3.95%. The decrease in this margin was caused by two factors: 1) The Company's purchase of $121.3 million of deposits, and 2) The twelve months of interest expense related to the Trust Preferred Securities. The Company's net interest margin had increased from 4.17% to 4.25% from 1996 to 1997. The Company believes that continued growth in loans throughout 1999 will permit the net interest margin to improve by year end.

The changes in interest income and interest expense resulting from changes in volume and rate are summarized in Table 2. Variances have been allocated on the basis of the absolute relationship between volume and rate.

PROVISION FOR LOAN LOSSES

The Company expensed $1.218 million in provision for loan losses throughout 1998. This level of provision allowed the Company to maintain its allowance for loan losses in proportion to its risk and growth of gross loans. This topic is discussed in detail under the heading "Loans, Credit Risk and the Allowance and Provision for Loan Losses".

NON-INTEREST INCOME

Non-interest income increased from $4.501 million in 1997 to $5.122 million in 1998, an increase of $621 thousand or 13.8%. Of this total, $115 thousand was attributable to service charges on newly acquired deposit relationships. The primary increase was a direct result of increased mortgage banking activity and the selling of residential mortgages into the secondary market. The Company holds the servicing rights on these mortgages. Mortgage banking income increased $240 thousand over 1997. The Company also experienced a $205 thousand increase from other income which includes fee income from its debit cards, surcharges of foreign card users on its ATMs and fees generated from several cash dispensers distributed throughout the Company's trade area.

Non-interest income increased by $527 thousand from 1996 to 1997 primarily due to increases in mortgage banking and service charge income.

INTEREST EXPENSE

Total interest expense increased from $22.903 million in 1996 to $24.997 million in 1997 and $28.823 million in 1998. The majority of the increase from 1997 to 1998 was the result of the deposit acquisitions made by the Company in the third and fourth quarters of the year. The Company also absorbed the page ten
interest expense on the Trust Preferred Securities for twelve months in 1998 as compared to less than a month in 1997.

NON-INTEREST EXPENSE

The largest component of non-interest expense is personnel and benefits cost. The Company experienced an increase of $1.6 million, or 17.3% in this area over 1997 after increasing by $634 thousand or 7.4% over 1996. The 1998 increase was a direct result of purchasing the seven new branch facilities and retaining all the personnel associated with them. The number of full-time equivalent employees at year end in 1998 was 360 compared to 299 in 1997 and 292 in 1996.

All other areas of non-interest expense increased in 1998 over 1997. All of these expenses were a direct result of expanding facilities and personnel related to the acquisitions made through-out 1998. Total non-interest expense to average assets for 1998 was 2.73% compared to 2.54% in 1997 and 2.68% in 1996. The Company historically has been able to control its overhead costs when compared to its peers (see Table 3 and graph).

INCOME TAXES

The effective tax rate was 36.3% for 1998, 35.2% for 1997 and 37.4% for 1996. Generally, the change in income tax expense reflects the change in income before income tax as the level of tax-exempt income remained relatively constant from 1996 to 1998. The Company and its subsidiaries file consolidated income tax returns.

FINANCIAL CONDITION

Total average assets in 1998 increased $83.607 million over the prior year. Average assets increased by $50.923 million in 1997 as compared to 1996.

Year-end assets increased to $827.945 million in 1998 from $693.168 million for 1997. Acquired deposits, repayments of loans, as well as internal growth of interest-bearing deposits, funded loan and securities growth in 1998.

Average non-interest bearing deposits increased 17.2% in 1998 compared to an 11.1% increase in 1997. Average interest-bearing deposits increased $45.707 million or 8.9% in 1998 compared to 9.0% in 1997. The majority of this growth is attributable to deposit acquisitions made during the third and fourth quarters of 1998.

When comparing deposit growth from December 31, 1998 to December 31, 1997, the Company experienced a total deposit growth of $126.703 million or a 21.7% increase (see Table 4).

Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures ("Preferred Securities") in the amount of $22.425 million were issued on December 9,1997. The holders of the Preferred Securities are entitled to receive preferential cumulative cash distributions, payable quarterly, at the annual rate of 8.75% of the liquidation amount of $10 per Preferred Security. The Company has the right, so long as no default has occurred, to defer payment of interest

TABLE 3 - NON-INTEREST INCOME AND EXPENSE

-------------------------------------------------------------------------------------------------------
                                                                                        Percent Change
-------------------------------------------------------------------------------------------------------
                                                           1998      1997      1996    1998/97  1997/96
-------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
       Insurance commissions                             $   530   $   515   $   540      2.9     (4.6)
       Fiduciary activities                                  261       278       264     (6.1)     5.3
       Mortgage banking income                             1,356     1,116       795     21.5     40.4
       Service charges on deposit accounts                 1,895     1,780     1,656      6.5      7.5
       Securities gains (losses)                             (13)      (76)      104     82.9   (173.1)
       Other income                                        1,093       888       615     23.1     44.4
                                                        -----------------------------
                       Total non-interest income         $ 5,122   $ 4,501   $ 3,974     13.8     13.3
                                                        =============================
-------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
       Salaries and employee benefits                    $10,852   $ 9,252   $ 8,618     17.3      7.4
       Net occupancy expenses                              1,382     1,284     1,185      7.6      8.4
       Equipment expenses                                  1,457     1,323     1,124     10.1     17.7
       Data processing expense                               855       797       654      7.3     21.9
       Deposit insurance expense                             129       109       738     18.3    (85.2)
       Intangible amortization                               459       238       229     92.9      3.9
       Stationery, printing, and supplies                    635       503       438     26.2     14.8
       Merger expense                                        806                            -        -
       Other expense                                       3,097     2,697     2,736     14.8     (1.4)
                                                        -----------------------------
                       Total non-interest expense        $19,672   $16,203   $15,722     21.4      3.1
                                                        =============================
-------------------------------------------------------------------------------------------------------

                                  page eleven

TABLE 4 - AVERAGE DEPOSITS

-----------------------------------------------------------------------------------
                                 1998                1997                1996
-----------------------------------------------------------------------------------
                            Amount    Rate     Amount     Rate     Amount     Rate
-----------------------------------------------------------------------------------
Demand                     $ 58,407           $ 49,817            $ 44,850
Interest-bearing demand     131,263   3.01%    123,914    3.03%    113,816    2.97%
Savings                      64,990   2.91      59,386    3.06      58,385    3.10
Certificates of deposit     360,295   5.55     327,541    5.58     296,594    5.57
      Totals               $614,955   4.20%   $560,658    4.25%   $513,645    4.23%
-----------------------------------------------------------------------------------

As of December 31, 1998, certificates of deposit and other time deposits of $100,000 or more mature as follows:

-----------------------------------------------------------------------------------
         3 Months or Less   3 - 6 Months   6 -12 Months  Over 12 Months    Total
-----------------------------------------------------------------------------------
Amount        $24,884         $17,798        $13,343         $12,796      $68,821
Percent            36%             26%            19%             19%         100%
-----------------------------------------------------------------------------------

at anytime, or from time to time, for a period not to exceed 20 consecutive quarters with respect to each deferral period. Currently, management has no intention of deferring the repayment of interest. The Preferred Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise of the common stock. The holders of the Preferred Securities have no voting rights except in limited circumstances. The Preferred Securities are traded on the NASDAQ National Market under the symbol "IUBCP" and are not insured by the BIF, SAIF or FDIC, or by any other government agency. The Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company. Consequently, the amount of Preferred Securities in excess of the 25% limitation will constitute Tier 2 capital, or supplementary capital, of the Company.

[CHART APPEARS HERE]

Common Shareholders' Equity was $59.196 million on December 31, 1998 compared to $55.006 million at December 31, 1997. Book value per common share increased to $12.40 or 6.2% from $11.68 at year end 1997.

LOANS, CREDIT RISK AND THE ALLOWANCE AND
PROVISION FOR LOAN LOSSES.

Loans remain the Company's largest concentration of assets and continue to represent the greatest risk. The loan underwriting standards observed by each of the Company's subsidiaries are viewed by management as a deterrent to the emergence of an abnormal level of problem loans and a subsequent increase in net chargeoffs.

The Company's conservative loan underwriting standards have historically resulted in higher loan quality and lower levels of net charge offs than peer bank averages. (see graph) The Company also believes credit risks may be elevated if undue concentrations of loans in specific industry segments and to out-of-area borrowers are incurred. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its restrictive loan allocation policy. The Company believes it has no undue concentrations of loans.

Total loans increased $66.777 million or 14.1% over year-end 1997, primarily reflecting the growth and development of real estate mortgages, both commercial and residential. The Company increased its commercial real estate portfolio by $14.251 million or 17.5% and increased its residential portfolio by $38.164 million or 18.3% compared to year-end 1997. The Company also increased its construction and development loans from $15.797 million to $30.772 million or 94.8% from December 31, 1997 to December 31, 1998. The Company experienced a moderate growth in consumer loans over 1997, showing a 6.9% increase. The Company decreased its outstanding loans by $1.896 million or 4.9% in farm real estate and $1.008 million or 6.3% in agricultural production financing compared to 1997 (see graph).


                                  page twelve

TABLE 5 - AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(Taxable Equivalent Basis)*

-----------------------------------------------------------------------------------------------------------------------------------
                                               1998                              1997                              1996
-----------------------------------------------------------------------------------------------------------------------------------
                                   Average               Average     Average               Average     Average              Average
                                   Balance   Interest    Rate        Balance   Interest    Rate        Balance   Interest   Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Short-term investments            $  1,431   $     81     5.66%     $   1,713  $     90     5.25%    $   2,531     $130      5.14%
Federal funds sold                  33,713      1,832     5.43         16,414       952     5.80        14,411      813      5.64
Securities
      Taxable                      116,262      7,408     6.37        106,557     6,865     6.44       120,195    7,576      6.30
      Non-taxable                   27,783      1,992     7.17         30,122     2,197     7.29        28,504    2,085      7.31
-----------------------------------------------------------------------------------------------------------------------------------
            Total securities       144,045      9,400     6.53        136,679     9,062     6.63       148,699    9,661      6.50

Loans**
      Commercial                   200,693     18,266     9.10        180,903    17,063     9.43       159,016   15,223      9.57
      Mortgage                     238,594     19,898     8.34        208,869    17,417     8.34       188,040   15,467      8.23
      Installment                   62,423      6,253    10.02         59,493     6,062    10.19        45,908    4,891     10.65
-----------------------------------------------------------------------------------------------------------------------------------
            Total loans            501,710     44,417     8.85        449,265    40,542     9.02       392,964   35,581      9.05
-----------------------------------------------------------------------------------------------------------------------------------
            Total earning assets   680,899     55,730     8.18        604,071    50,646     8.38       558,605   46,185      8.27
-----------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks             19,189                             18,464                           16,448
Unrealized gains (losses) on
 securities                          1,657                                562                             (249)
Allowance for loan losses           (5,806)                            (4,621)                          (4,736)
Premises and equipment, net         11,045                             10,014                            9,199
Intangible assets                    2,957                              1,664                            1,678
Accrued interest receivable and
 other assets                       11,836                              8,016                            6,302
------------------------------------------                         ----------                        ---------
            Total assets          $721,777                           $638,170                         $587,247
==========================================                         ==========                        =========

LIABILITIES
      Interest-bearing deposits
      Interest-bearing demand
       accounts                   $131,263     $3,953     3.01       $123,914  $  3,751     3.03      $113,816  $ 3,383      2.97
      Savings                       64,990      1,892     2.91         59,386     1,818     3.06        58,385    1,810      3.10
      Certificates of deposit      360,295     19,983     5.55        327,541    18,271     5.58       296,594   16,507      5.57
-----------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing
             deposits              556,548     25,828     4.64        510,841    23,840     4.67       468,795   21,700      4.63
Short-term borrowings                9,307        429     4.61         12,349       630     5.10        14,098      690      4.89
Trust preferred securities          22,425      2,024     9.03          1,229       105     8.54
Long-term debt                      10,000        542     5.42          4,797       423     8.82         5,606      513      9.15
-----------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing
             liabilities           598,280     28,823     4.82        529,216    24,998     4.72       488,499   22,903      4.69
Demand deposits                     58,407                             49,817                           44,850
Other liabilities                    7,647                              7,032                            5,936
-----------------------------------------------------------------------------------------------------------------------------------
            Total liabilities      664,334                            586,065                          539,285
Shareholders' equity                57,443                             52,105                           47,957
-----------------------------------------------------------------------------------------------------------------------------------
            Total liabilities
             and shareholders'
             equity               $721,777     28,823     4.23***    $638,170    24,998     4.13***   $587,242   22,903      4.10***
                                 ==========------------------------===========-----------------------==========--------------------
            Net interest income               $26,907     3.95                  $25,648     4.25                $23,282      4.17
-----------------------------------------------------------------------------------------------------------------------------------

Conversion of tax exempt income
 to a fully taxable equivalent
 basis using a marginal rate
 of 34%                                       $ 1,015                          $  1,042                          $1,022
-----------------------------------------------------------------------------------------------------------------------------------

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
** Non accruing loans have been included in the average balances. The mortgage category includes primarily residential mortgages.
*** Total interest expense divided by total earning assets.

TABLE 6 - LOAN PORTFOLIO

---------------------------------------------------------------------------------------------
December 31                                  1998      1997      1996      1995       1994
---------------------------------------------------------------------------------------------
Types of loans
Commercial                                 $ 29,084  $ 33,101  $ 30,929  $ 28,162   $ 20,513
Agricultural production financing and
 other loans to farmers                      14,983    15,991    16,073    15,167     13,538
Commercial real estate mortgage              95,800    81,549    62,501    52,843     55,007
Residential real estate mortgage            246,491   208,327   188,716   170,590    164,988
Farm real estate                             36,906    38,802    35,145    36,188     34,843
Construction and development                 30,772    15,797    20,239    16,446     13,092
Consumer                                     70,966    66,357    52,106    44,651     42,333
State and political                          13,249    11,362     8,488     8,407      6,699
Government guaranteed loans                   1,153     1,341     1,819     2,080      2,819
---------------------------------------------------------------------------------------------
      Total loans                          $539,404  $472,627  $416,016  $374,534   $353,832
---------------------------------------------------------------------------------------------

                                 page thirteen

TABLE 7 - MATURITIES AND SENSITIVITIES OF COMMERCIAL AND CONSTRUCTION LOANS TO CHANGES IN INTEREST RATES AT DECEMBER 31, 1998

------------------------------------------------------------------------------------------------
                                             Within 1 Year   1-5 Years   Over 5 Years    Total
------------------------------------------------------------------------------------------------
LOAN TYPE
      Commercial                                 $17,205      $ 7,885      $3,994       $29,084
      Agricultural production financing and
       other loans to farmers                     10,593        2,676       1,714        14,983
      Construction                                30,326          446           -        30,772
      Government guaranteed loans                     70          303         780         1,153
------------------------------------------------------------------------------------------------
            Totals                               $58,194      $11,310      $6,488       $75,992
------------------------------------------------------------------------------------------------

      Percent                                         77%          15%          8%          100%
------------------------------------------------------------------------------------------------

RATE SENSITIVITY
      Fixed rate                                 $13,462      $ 7,672      $2,332       $23,466
      Variable rate                               44,732        3,638       4,156        52,526
------------------------------------------------------------------------------------------------
            Totals                               $58,194      $11,310      $6,488       $75,992
------------------------------------------------------------------------------------------------

Residential real estate loans continue to represent the largest portion of the total loan portfolio. Such loans represented 45.7% and 44.1% of total loans at December 31, 1998 and 1997, respectively. Of the total residential real estate portfolio, 54.58% are fixed rate and 45.42% are variable rate loans at December 31, 1998. The Company also originates and sells loans into the secondary market but maintains the portfolio's servicing rights. The Company's mortgage banking activity non-interest income increased $240 thousand from 1997 representing a 21.5% increase and $321 thousand in 1997 from 1996 or a 40.4% increase.

The Company limits its exposure to long-term fixed rate residential mortgage loans and generally observes 20% minimum down payment guidelines. The Company held some of the shorter term fixed rate mortgages in its own portfolio during 1997 and 1998 to help offset the growth in deposits through new products and acquisitions. This strategy assisted the Company in obtaining its profit goals for 1998. The Company intends to continue its plan of holding some fixed rate mortgages without incurring unacceptable levels of interest rate risk.

[CHART APPEARS HERE]

The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed in a nonaccruing status when in management's judgment the collateral value and/or the borrower's financial condition does not justify accruing interest.

As a general rule, commercial and real estate loans are reclassified to nonaccruing status at or before becoming 90 days past due. Interest previously recorded but not deemed collectible is reversed and charged against current income. Subsequent interest payments collected on nonaccrual loans may thereafter be recognized as interest income or may be applied as a reduction of the loan's principal balance, as circumstances warrant.

The provision for loan losses was $1.218 million in 1998 compared to $1.789 million in 1997 and $978 thousand in 1996. A portion of the increase from 1996 to 1997 was to more closely align the level of the allowance of the Company's new subsidiary under the Company's procedures based on the composition of its loan portfolio and did not reflect any significant loan quality deterioration. The additional provisions for 1996 through 1998 reflect increases in the allowance primarily due to the Company's overall loan growth and to replenish the allowance for chargeoffs incurred.

Net chargeoffs were $570 thousand in 1998, $844 thousand in 1997 and $948 thousand in 1996. As a percentage of average loans, net chargeoffs equaled .11%,
 .19% and .24% in 1998, 1997 and 1996. The Company has outperformed its peer group's net loan loss average and that trend is expected to continue in 1999. Management is not aware of any trend which is likely to cause the level of net chargeoffs in 1999 to materially exceed the average level of chargeoffs over the past three years (see graph).

Management maintains a list of loans warranting either the assignment of a specific reserve amount or other special administrative attention. This list, together with a listing of all classified loans, nonaccrual loans and delinquent loans, is reviewed monthly by the board of directors of each subsidiary.

The ability to absorb loan losses promptly when problems are identified is invaluable to a banking organization. Most often, losses incurred as a result of prompt, aggressive collection actions are much lower than losses incurred after prolonged page fourteen

TABLE 8 - UNDERPERFORMING LOANS

----------------------------------------------------------------------------------------
                                         1998      1997      1996      1995      1994
----------------------------------------------------------------------------------------
Nonaccruing loans                       $3,709    $  755    $3,039    $2,198    $1,229
Accruing loans contractually past due
 90 days or more                           195       375        39       174       210
Restructured loans
            Total                       $3,904    $1,130    $3,078    $2,372    $1,439
----------------------------------------------------------------------------------------
            % of total loans              0.72%     0.24%     0.74%     0.63%     0.41%
----------------------------------------------------------------------------------------

TABLE 9 - SUMMARY OF ALLOWANCE FOR LOAN LOSSES

--------------------------------------------------------------------------------------------
                                              1998      1997      1996      1995      1994
--------------------------------------------------------------------------------------------
Balance at January 1                         $5,451    $4,506    $4,476    $4,385    $4,041
Chargeoffs
      Commercial                                191       695       315       339        17
      Commercial real estate mortgage             0         0       334       166        18
      Residential real estate mortgage           99        32        10        54        95
      Consumer                                  582       452       523       456       349
--------------------------------------------------------------------------------------------
            Total chargeoffs                    872     1,179 1   1,182     1,015       479
--------------------------------------------------------------------------------------------
Recoveries
      Commercial                                 83       134        47       121        91
      Residential real estate mortgage           25        25        17        46        29
      Consumer                                  194       176       170       169       138
--------------------------------------------------------------------------------------------
            Total recoveries                    302       335       234       336       258
--------------------------------------------------------------------------------------------
Net chargeoffs                                  570       844       948       679       221
Provision for loan losses                     1,218     1,789       978       770       565
--------------------------------------------------------------------------------------------
Balance at December 31                       $6,099    $5,451    $4,506    $4,476    $4,385
--------------------------------------------------------------------------------------------

Net chargeoffs to average loans                0.11%     0.19%     0.24%     0.19%     0.06%
Provision for loan losses to average loans     0.24      0.40      0.25      0.21      0.16
Allowance to total loans at year end           1.13      1.15      1.08      1.19      1.24
--------------------------------------------------------------------------------------------

TABLE 10 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

------------------------------------------------------------------------------------------------------------------------------
                                          1998              1997               1996               1995                1994
                                          Percent           Percent            Percent            Percent             Percent
                                          of loans          of loans           of loans           of loans            of loans
                                          to total          to total           to total           to total            to total
December 31                     Amount     loans   Amount     loans   Amount     loans   Amount     loans   Amount     loans
------------------------------------------------------------------------------------------------------------------------------
Real estate
      Residential               $  294       46%   $  181       44%   $  223       45%   $  181       45%   $  222       47%
      Farm real estate             275        7        20        8        21        9        20       10        20       10
      Commercial                   715       18       327       18       348       15       327       14       723       15
      Construction and
        development                830        6        66        3       139        5        66        4        56        4
------------------------------------------------------------------------------------------------------------------------------
            Total real estate    2,114       77       594       73       731       74       594       73     1,021       76
------------------------------------------------------------------------------------------------------------------------------
Commercial
      Agribusiness                 912        3       186        3       224        4       186        4       206        4
      Other commercial             316        5       441        7       677        7       441        8       277        6
------------------------------------------------------------------------------------------------------------------------------
            Total Commercial     1,228        8       627       10       901       11       627       12       483       10
------------------------------------------------------------------------------------------------------------------------------
Consumer                         1,155       13       611       14       514       13       612       12       412       12
Other                                2        3         2        3         2
Unallocated                      1,602    3,619     2,360    2,643     2,469
------------------------------------------------------------------------------------------------------------------------------
            Total               $6,099      100    $5,451      100    $4,506      100    $4,476      100    $4,385      100
------------------------------------------------------------------------------------------------------------------------------


                                 page fifteen

TABLE 11 - INVESTMENT SECURITIES
(Carrying Values at December 31)

-----------------------------------------------------------------------------------------------
                                                                          Beyond 10     Total
                                        1 Year     2-5 Yrs    6-10 Yrs      Years        1998
-----------------------------------------------------------------------------------------------
Available for sale
      Federal agencies                 $  4,019    $ 73,110   $ 20,846    $     --    $ 97,975
      State and municipal                   726       6,440      2,606          50       9,822
      Mortgage-backed securities            251       1,017     14,463      25,098      40,829
      Corporate obligations               2,035      10,537         --      15,633      28,205
      Other securities                       --          98        156         173         427
      Equity securities                      --          --         --         750         750
-----------------------------------------------------------------------------------------------
            Total available for sale   $  7,031    $ 91,202   $ 38,071    $ 41,704    $178,008
-----------------------------------------------------------------------------------------------

      Weighted average yield*              5.84%       5.90       6.34%       7.09%       6.26%

Held to maturity
-----------------------------------------------------------------------------------------------
      State and municipal              $  5,255    $ 13,067   $    276    $     11    $ 18,609
      Corporate obligations                  --         497         --          --         497
      Other securities                       --          --        485          --         485
-----------------------------------------------------------------------------------------------
            Total held to maturity     $  5,255    $ 13,564   $    761    $     11    $ 19,591
-----------------------------------------------------------------------------------------------

      Weighted average yield*              6.89%       6.85%      7.80%       7.58%       6.90%
-----------------------------------------------------------------------------------------------

Amounts in the table above are based on scheduled maturity dates. Variable interest rates are subject to change not less than annually based upon certain interest rate indexes. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

As of December 31, 1998, there are no corporate bonds and other securities which represent more than 10% of shareholders' equity.

*Adjusted to reflect income related to securities exempt from Federal income taxes.

legal proceedings. Accordingly, the Company observes the practice of quickly initiating stringent collection efforts in the early stages of loan delinquency.

The adequacy of the Allowance for Loan Losses in each subsidiary is reviewed at least quarterly. The determination of the provision amount in any period is based on management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio with general allocations made by loan type, classified loans including non-accrual and impaired loans, current economic conditions, the amount of loans presently outstanding, and the amount and composition of loan growth. The Allowance for Loan Losses as of December 31, 1998, is considered adequate by management. See Tables 6, 7, 8, 9, and 10 for quantitative support of this narrative loan analysis.

INVESTMENT SECURITIES

Investment securities offer flexibility in the Company's management of interest rate risk, and are the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high risk derivative products or junk bonds.

As of December 31, 1998, 90% of the investment securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $704 thousand was recorded to adjust the AFS portfolio to current market value at December 31, 1998, compared to a net unrealized gain of $762 thousand at December 31, 1997. The remaining 10% of the investment portfolio is classified as "held to maturity" ("HTM") and is carried at book value. The majority of the Company's HTM portfolio consists of tax-exempt municipal bonds.

For 1998, the tax equivalent yield of the investment securities portfolio was 6.53%, compared to 6.63% and 6.50% at year end 1997 and 1996, respectively.

Variable rate securities comprised 20.17% of the total portfolio on December 31, 1998 with the remaining 79.83% invested in fixed rate investments.


                                 page sixteen

SOURCES OF FUNDS

The Company relies primarily on customer deposits and securities sold under repurchase agreements ("REPOs"),along with shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are used to provide additional funding. The Company also purchased $121.3 million of local deposits during the last half of 1998 from major regional banks exiting smaller markets.

Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 90% and 93% of total average earning assets in 1998 and 1997. Total interest-bearing deposits averaged 91% of average total deposits during 1998, 1997 and 1996. Management is continuing efforts to increase the percentage of transaction-related deposits to total deposits due to the positive affect on earnings.

REPOs are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. REPOs are not subject to FDIC assessment so they are less costly than large certificates of deposit. With the reduction in the FDIC assessment, REPOs do not offer as much cost advantage as previously experienced. Management utilized large denomination certificates of deposit in 1997 and 1998 to replace a portion of customer funds previously invested in REPOs.

Even though short-term borrowings temporarily increased 32% at year end 1998 compared to 1997, the Company decreased average REPOs and other short-term borrowings in 1998 to $9.307 million or 25% below 1997. REPOs comprised 98% of short-term borrowings on December 31, 1998.

CAPITAL RESOURCES

Total common shareholders' equity increased $4.190 million to $59.196 million at December 31, 1998.

The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The Company's core capital ("tier 1") consists of common shareholders' equity plus limited amounts of Preferred Securities less core deposit and goodwill intangibles. Total capital consists of core capital, certain debt instruments and a portion of the allowance for loan losses. At December 31, 1998, tier 1 capital to average assets was 8.3%. Total capital to risk-adjusted assets was 13.7%.Both ratios substantially exceed all required ratios established for bankholding companies. Risk-adjusted capital levels of each of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

The Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, capital received from the proceeds of the sale of these securities cannot constitute more than 25% of the total Tier 1 capital of the Company. Consequently, the amount of Preferred Securities in excess of the 25% limitation will constitute Tier 2 capital, or supplementary capital, of the Company.


[CHART APPEARS HERE]

Common shareholders' equity is impacted by the Company's decision to categorize a portion of its securities portfolio as AFS under accounting rules adopted January 1, 1994. Securities in this category are carried at fair value, and common shareholders' equity is adjusted to reflect unrealized gains and losses, net of taxes.

The Company declared and paid common dividends of $.59 per share in 1998, $.51 in 1997 and $.42 in 1996. Book value per common share increased to $12.40 from $11.68 in 1997. The net adjustment for AFS securities increased book value by $.15 and $.16 at December 31, 1998 and 1997. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.

The Company declared a 2 for 1 common stock split for those shareholders of record as of August 17, 1998. All financial information used throughout this report has been adjusted to reflect this stock split.

LIQUIDITY

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year and money market instruments. In addition, the Company holds $170.977 million of AFS securities maturing after one year, which can be sold to meet liquidity needs.

Liquidity is supported by maintaining a relatively stable funding base, which is achieved by diversifying funding sources, extending the contractual maturity of liabilities, and limiting reliance on volatile short-term purchased funds. Short-term funding needs can arise from declines in deposits page seventeen
or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable low-cost funds. Average core deposits funded approximately 90%of total earning assets at December 31, 1998 and approximately 93% in 1997 and 92% in 1996.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. The Company has not received any directives from regulatory authorities which would materially affect liquidity, capital resources or operations.

INTEREST RATE RISK

At year end 1998, the Company held approximately $381.4 million in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 1998 appears in Table 12. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricing characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. It is the policy of the Company that the ratio of rate-sensitive assets to rate-sensitive liabilities be kept within a range of 80% to 130%.

The Company will continue to strive for a more neutral gap position in 1999 based upon its the belief that the current interest rate environment will remain relatively stable throughout 1999. In any event, the Company does not anticipate that its earnings will be materially impacted in 1999, regardless of the direction interest rates may trend.

Asset/liability management strategies are developed by the Company to manage market risk. Market risk is the risk of loss in financial instruments including investments, loans, deposits and borrowings arising from adverse changes in prices/ rates. Interest rate risk is the Company's primary market risk exposure and represents the sensitivity of earnings to changes in market interest rates. Strategies are developed that

TABLE 12 - RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1998

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Over 5
                                                                                                            Years or
                                                      3 Months       1 Year       2 Years       5 Years    Insensitive     Total
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
      Loans                                          $ 125,456     $ 153,441     $  51,654     $  99,856     $ 108,997   $ 539,404
      Securities                                        43,131        35,912        26,897        63,278        28,381     197,599
      Federal funds sold                                19,855                                                              19,855
      Interest-bearing deposits in banks                 1,498                                                               1,498
      FHLB stock                                         2,120                                                               2,120
----------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets                  192,060       189,353        78,551       163,134       137,378     760,476
----------------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                                    73,568      73,568
Allowance for loan losses                                                                                       (6,099)     (6,099)
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                         $ 192,060     $ 189,353     $  78,551     $ 163,134     $ 204,847   $ 827,945
----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
      Interest-bearing demand                        $  50,188     $  25,094     $  25,094     $  25,095                 $ 125,471
      Savings                                           22,580        15,054        18,819        18,819                    75,272
      Money market                                      17,095        17,095                                                34,190
      Certificates of deposit                          131,686       188,853        58,398        29,225     $     674     408,836
      Short term borrowings                             20,032        20,032
      Federal Home Loan Bank advances                                               10,000                                  10,000
      Trust preferred securities                                                                                22,425      22,425
----------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities             241,581       246,096       112,311        73,139        23,099     696,226
----------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                                                                                 66,102      66,102
Other liabilities                                                                                                6,421       6,421
Stockholders' equity                                                                                            59,196      59,196
----------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity   $ 241,581     $ 246,096     $ 112,311     $  73,139     $ 154,818   $ 827,945
----------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap (assets less liabilities)       $ (49,521)    $ (56,743)    $ (33,760)    $  89,995
----------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap (cumulative)                      (49,521)     (106,264)     (140,024)      (50,029)
----------------------------------------------------------------------------------------------------------------------------------
Percent of total assets (cumulative)                     (5.98)%      (12.83)%      (16.91)%       (6.04)%
Rate sensitive assets/liabilities (cumulative)           79.50%        78.21%        76.66%        92.57%


                                 page eighteen

TABLE 13 - PRINCIPAL CASH FLOWS AND WEIGHTED AVERAGE INTEREST RATES BY MATURITY DATES

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                       There               Fair
December 31                                         1999      2000      2001      2002      2003       after     Total     Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Investment securities
        Fixed rate                                 $12,300   $18,906   $33,006   $23,327   $23,617    $45,608   $156,764   $157,577
            Average interest rate                     5.11%     5.36%     5.67%     5.66%     5.74%      6.73%      5.91%
        Variable rate                              $    10    $4,006   $ 1,512   $    23   $    30    $34,030   $ 39,611    $40,447
            Average interest rate                     5.21%     5.02%     5.36%     5.19%     6.19%      6.57%      6.37%
  Loans
        Fixed rate                                 $24,544    $9,554   $17,002   $25,968   $23,116   $162,820   $263,004   $264,810
            Average interest rate                     8.84%     9.81%     9.01%     8.80%     8.50%      7.69%      8.14%
        Variable rate                              $44,747    $6,424   $ 4,708   $ 4,555    $5,552   $221,386    287,372    287,708
            Average interest rate                    8.56%      8.13%     8.91%     8.66%     8.42%      8.15%      8.24%

LIABILITIES
  Deposits
        NOW, money market and savings deposits
            Fixed rate
                 Average interest rate
            Variable rate                        $234,933                                                       $234,933   $234,933
                 Average interest rate               2.62%                                                          2.62%
        Certificates of deposit
            Fixed rate                           $287,861    $61,589   $22,392   $ 7,363   $ 6,356   $    713   $386,274   $389,815
                 Average interest rate               5.36%      5.54%     5.60%     6.08%     5.67%      5.99%      5.43%
            Variable rate                        $ 13,603    $ 5,275   $ 2,795   $   476   $   311   $    102    $22,562   $ 22,562
                 Average interest rate               5.67%      5.20%     5.47%     5.73%     5.09%      5.65%      5.32%
  Borrowings
        Fixed rate                               $  1,540                                                        $ 1,540   $  1,540
            Average interest rate                    4.38%                                                          4.38%
        Variable rate                            $ 18,492                                                        $18,492   $ 18,492
            Average interest rate                    4.15%                                                          4.15%
  Federal Home Loan Bank advances
        Fixed rate                                                               $10,000                         $10,000   $ 10,270
            Average interest rate                                                   5.35%                           5.35%
  Trust Preferred Securities
        Fixed rate                                                                                    $22,425    $22,425   $ 23,827
            Average interest rate                                                                        8.75%      8.75%
-----------------------------------------------------------------------------------------------------------------------------------

impact asset/liability committee activities based on interest rate risk sensitivity, board policy limits, desired sensitivity gaps and interest rate trends.

Table 13 provides information about the Company's significant financial instruments at December 31, 1998 that are sensitive to changes in interest rates. The table presents principal cashflows and related weighted average interest rates by maturity dates.

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


                                 page nineteen

NEW ACCOUNTING MATTERS

REPORTING COMPREHENSIVE INCOME

The Financial Accounting Standards Board ("FASB") issued Statement No. 130, Reporting Comprehensive Income, establishing standards for the reporting of comprehensive income and its components in financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement.

Statement No. 130 stipulates that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement, but does require that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

Upon implementing this new statement, an enterprise will classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. The Company adopted Statement No. 130 for 1998.

DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE
AND RELATED INFORMATION

Statement No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers.

Statement No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operation decision-maker in deciding how to allocate resources and in assessing performance.

Statement No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company was not required to report segment information.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS
AND HEDGING ACTIVITIES

Statement No. 133 requires companies to record derivatives on the balance sheet at their fair value. Statement No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designed as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an AFS security, or a foreign-currency-denominated forecasted transaction.

The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

Statement No. 133 amends Statement No. 52 and supercedes Statement Nos. 80, 105, and 119. Statement No. 107 is amended to include the disclosure provision about the concentrations of credit risk from Statement No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of Statement No.133.

Statement No. 133 will be effective for all fiscal years beginning after June 15, 1999.

TABLE 14 - QUARTERLY FINANCIAL INFORMATION

--------------------------------------------------------------------------------------------------------------
                                                                   1998                                 1997
--------------------------------------------------------------------------------------------------------------
                                       Fourth    Third    Second   First  Fourth     Third    Second    First
--------------------------------------------------------------------------------------------------------------
Total interest income                 $14,388   $13,826  $13,468  $13,033  $13,085  $12,498  $12,312   $11,708
Total interest expense                  7,833     7,245    6,907    6,838    6,682    6,301    6,166     5,848
Net interest income                     6,555     6,581    6,561    6,195    6,403    6,197    6,146     5,860
Net income                              1,806     1,728    1,066    1,848    1,636    1,868    1,934     1,767
Earnings per share (basic)               0.38      0.36     0.22     0.39     0.35     0.40     0.41      0.37
Earnings per share (diluted)             0.38      0.36     0.22     0.39     0.35     0.39     0.41      0.37
--------------------------------------------------------------------------------------------------------------

The above quarterly amounts reflect reclassifications which increased net interest income by $275 for 1998 and $284 for 1997 on an annual basis from amounts previously reported.


                                  page twenty

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

      To meet this responsibility, management maintains a system of internal control, policies and administrative procedures designed to provide reasonable assurance that transactions are recorded accurately. As an integral part of the internal control, the Company maintains a professional staff of internal auditors who monitor compliance with regulations, policies and procedures, and assess the effectiveness of internal control. In addition, the Company's audit committee, which is comprised entirely of outside directors, meets periodically with management, internal auditors and/or independent auditors, and banking regulators have unrestricted access to the audit committee. Management believes the Company's system provides a basis for the preparation of reliable financial statements.

      The Company's consolidated financial statements have been audited by Olive LLP. Their responsibility is to express an opinion as to the integrity of the Company's consolidated financial statements and, in performing their audit, to evaluate the Company's internal control to the extent they deem necessary in order to issue such an opinion. As described further in their report that follows, their opinion is based on their audit, which was conducted in accordance with generally accepted accounting standards and is believed by them to provide a reasonable basis for their opinion. The selection of Olive LLP was approved by the Board of Directors and ratified by shareholders.



/s/ Robert E. Hoptry
Robert E. Hoptry
Chief Executive Officer


/s/ James L. Saner, Sr.
James L. Saner, Sr.
President and Chief Operating Officer

INDEPENDENT AUDITOR'S REPORT

To the Shareholders and Board of Directors
Indiana United Bancorp
Greensburg, Indiana

      We have audited the consolidated balance sheet of Indiana United Bancorp and subsidiaries as of December 31, 1998 and 1997,and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      The consolidated financial statements as of December 31,1997, and for the two years then ended have been restated to reflect the pooling of interest with P.T.C. Bancorp as described in Note2 to the consolidated financial statements. We did not audit the 1997 financial statements of P.T.C. Bancorp, which statements reflect total assets of $321,993 as of December 31, 1997, and total revenues of $26,118 and $23,668 for the two years then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for P.T.C. Bancorp as of December 31, 1997,and for the two years then ended, is based solely on the report of the other auditors.

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

      In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Indiana United Bancorp and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Olive LLP
Indianapolis, Indiana
January 29, 1999

                                page twenty-one

CONSOLIDATED BALANCE SHEET

-----------------------------------------------------------------------------
December 31 (In Thousands Except Share Data)                1998       1997
-----------------------------------------------------------------------------
ASSETS
   Cash and due from banks                               $  25,549   $ 22,405
   Interest-bearing demand deposits                             31         58
   Federal funds sold                                       19,855     50,750
-----------------------------------------------------------------------------
         Cash and cash equivalents                          45,435     73,213
   Interest-bearing time deposits                            1,498        999
   Investment securities
         Available for sale                                178,008    101,922
         Held to maturity (fair value of $20,016
          and $24,575)                                      19,591     24,182
-----------------------------------------------------------------------------
             Total investment securities                   197,599    126,104
   Loans held for sale                                      10,972      1,580
   Loans, net of allowance for loan losses of
    $6,099 and $5,451                                      533,305    467,176
   Premises and equipment                                   12,498     10,384
   Federal Home Loan Bank stock                              2,120      2,024
   Income receivable                                         7,044      5,681
   Intangible assets                                        12,818      1,705
   Other assets                                              4,656      4,302
-----------------------------------------------------------------------------
             Total assets                                 $827,945   $693,168
-----------------------------------------------------------------------------

LIABILITIES
   Deposits
         Noninterest bearing                              $ 66,102   $ 63,204
         Interest bearing                                  643,769    519,964
-----------------------------------------------------------------------------
             Total deposits                                709,871    583,168
   Short-term borrowings                                    20,032     15,164
   Federal Home Loan Bank advances                          10,000     10,000
   Interest payable                                          4,032      3,681
   Other liabilities                                         2,389      3,724
-----------------------------------------------------------------------------
             Total liabilities                             746,324    615,737
-----------------------------------------------------------------------------
Guaranteed preferred beneficial interests in
 Company's subordinated debentures                          22,425     22,425
-----------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

Shareholders' Equity
   Preferred stock, no-par value
         Authorized - 400,000 shares
         Issued and outstanding - none
   Common stock, $.50 stated value
         Authorized - 10,000,000 shares
         Issued and outstanding -  4,774,628 and
         4,708,556 shares                                    2,387      2,354
   Paid-in capital                                          21,742     21,254
   Retained earnings                                        34,363     30,636
   Accumulated other comprehensive income                      704        762
-----------------------------------------------------------------------------
             Total shareholders equity                      59,196     55,006
-----------------------------------------------------------------------------
             Total liabilities and shareholders' equity   $827,945   $693,168
-----------------------------------------------------------------------------

                See notes to consolidated financial statements.


                                page twenty-two

CONSOLIDATED STATEMENT OF INCOME

--------------------------------------------------------------------------------
Year Ended December 31 (In Thousands Except Share Data)
                                                       1998      1997      1996
--------------------------------------------------------------------------------
INTEREST INCOME
      Loans receivable
            Taxable                                  $43,423   $39,674   $34,661
            Tax exempt                                   656       572       607
      Investment securities
            Taxable                                    7,408     6,865     7,576
            Tax exempt                                 1,315     1,450     1,376
      Federal funds sold                               1,832       952       813
      Deposits with financial institutions                81        90       130
--------------------------------------------------------------------------------
            Total interest income                     54,715    49,603    45,163
--------------------------------------------------------------------------------
INTEREST EXPENSE
      Deposits                                        25,828    23,839    21,700
      Short-term borrowings                              429       630       690
      Trust preferred securities                       2,024       105
      Long-term debt                                     542       423       513
--------------------------------------------------------------------------------
            Total interest expense                    28,823    24,997    22,903
--------------------------------------------------------------------------------
NET INTEREST INCOME                                   25,892    24,606    22,260
      Provision for loan losses                        1,218     1,789       978
--------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES   24,674    22,817    21,282
--------------------------------------------------------------------------------
NON-INTEREST INCOME
      Insurance commissions                              530       515       540
      Mortgage banking                                 1,356     1,116       795
      Fiduciary activities                               261       278       264
      Service charges on deposit accounts              1,895     1,780     1,656
      Net realized gains (losses) on securities          (13)      (76)      104
      Other income                                     1,093       888       615
--------------------------------------------------------------------------------
            Total non-interest income                  5,122     4,501     3,974
--------------------------------------------------------------------------------
NON-INTEREST EXPENSE
      Salaries and employee benefits                  10,852     9,252     8,618
      Net occupancy expenses                           1,382     1,284     1,185
      Equipment expenses                               1,457     1,323     1,124
      Data processing fees                               855       797       654
      Deposit insurance expense                          129       109       738
      Intangibles amortization                           459       238       229
      Stationery, printing and supplies                  635       503       438
      Merger expenses                                    806
      Other expenses                                   3,097     2,697     2,736
--------------------------------------------------------------------------------
            Total non-interest expense                19,672    16,203    15,722
--------------------------------------------------------------------------------
Income Before Income Tax                              10,124    11,115     9,534
      Income tax expense                               3,676     3,910     3,565
--------------------------------------------------------------------------------
Net Income                                          $  6,448   $ 7,205   $ 5,969
--------------------------------------------------------------------------------
Basic Earnings per Share                            $   1.36   $  1.53   $  1.25
Diluted Earnings per Share                              1.35      1.52      1.25
--------------------------------------------------------------------------------

                See notes to consolidated financial statements.

                               page twenty-three

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                        Preferred Stock       Common Stock
                                        ---------------       ------------     Paid-in   Comprehensive   Retained
(In Thousands Except Share Data)        Shares   Amount    Shares     Amount   Capital      Income       Earnings
-------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1996               20,000   $2,000   4,488,542   $2,244   $18,517                    $24,330
   Net income                           $5,969    5,969                                                     5,969
   Unrealized losses on securities,
      net of reclassification
      adjustment                                                                                (80)
                                                                                            -------
           Total comprehensive income                                                        $5,889
                                                                                            =======
   Cash dividends
         Preferred stock-$6.34 per share                                                                      (50)
         Common stock-$.42 per share                                                                       (1,717)
   Redemptions
         Preferred stock               (20,000)  (2,000)
         Common stock                                       (48,662)     (24)     (666)
   Stock dividend                                           199,784      100     2,896                     (2,996)
   Stock issued                                              61,166       31       455                        486
   Exercise of stock options                                  3,158        1        20                         21
--------------------------------------------------------------------------------------                  ---------

Balances, December 31, 1996                  -        -   4,703,988    2,352    21,222                     25,536
   Net income                                                                                $7,205         7,205
   Unrealized gains on securities,
         net of reclassification
         adjustment                                                                             470
                                                                                            -------
           Total comprehensive income                                                        $7,675
                                                                                            =======
   Cash dividends-$.51 per share                                                                           (2,105)
   Exercise of stock options                                  4,568        2        32
--------------------------------------------------------------------------------------                  ---------

Balances, December 31, 1997                               4,708,556    2,354    21,254                     30,636
   Net income                                                                                $6,448         6,448
   Unrealized losses on securities,
         net of reclassification
         adjustment                                                                             (58)
                                                                                            -------
           Total comprehensive income                                                        $6,390
                                                                                            =======
   Cash dividends-$.59 per share                                                                           (2,721)
   Exercise of stock options                                 66,072       33       488
--------------------------------------------------------------------------------------                  ---------

Balances, December 31, 1998                               4,774,628   $2,387   $21,742                    $34,363
--------------------------------------------------------------------------------------                  ---------

                                          Accumulated
                                             Other
                                         Comprehensive
(In Thousands Except Share Data)            Income       Total
----------------------------------------------------------------
Balances, January 1, 1996                    $372       $47,463
   Net income
   Unrealized losses on securities,
      net of reclassification
      adjustment                              (80)          (80)
           Total comprehensive income
   Cash dividends
         Preferred stock-$6.34 per share                    (50)
         Common stock-$.42 per share                     (1,717)
   Redemptions
         Preferred stock                                 (2,000)
         Common stock                                      (690)
   Stock dividend
   Stock issued
   Exercise of stock options                                486
                                                             21
                                          ----------------------

Balances, December 31, 1996                   292        49,402
   Net income                                             7,205
   Unrealized gains on securities,
         net of reclassification
         adjustment                           470           470
           Total comprehensive income
   Cash dividends-$.51 per share                         (2,105)
   Exercise of stock options                                 34
                                          ----------------------

Balances, December 31, 1997                   762        55,006
   Net income                                             6,448
   Unrealized losses on securities,
         net of reclassification
         adjustment                           (58)          (58)
           Total comprehensive income
   Cash dividends-$.59 per share                         (2,721)
   Exercise of stock options                                521
                                          ----------------------

Balances, December 31, 1998                  $704       $59,196
                                          ----------------------

                See notes to consolidated financial statements.


                                page twenty-four

CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------
Year Ended December 31 (In Thousands)                            1998      1997      1996
-------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                   $ 6,448   $ 7,205   $ 5,969
  Adjustments to reconcile net income to net cash provided
   (used) by operating activities
        Provision for loan losses                                1,218     1,789       978
        Depreciation and amortization                            1,198     1,062       927
        Deferred income tax                                         79      (441)      200
        Securities amortization, net                               181       155       187
        Amortization of fair value adjustments
         and intangibles                                           746       322       310
        Investment securities (gains) losses                        13        76      (104)
        Foreclosed real estate gains                                        (179)
        Net loans sold gains                                      (590)     (323)     (246)
        Mortgage loans originated for sale                     (91,194)  (38,277)  (28,690)
        Proceeds from sale of mortgage loans                    82,392    37,450    30,623
        Net change in
           Income receivable                                    (1,363)     (420)     (759)
           Interest payable                                        351       633       (98)
           Other adjustments                                    (2,192)     (431)     (432)
-------------------------------------------------------------------------------------------
                Net cash provided (used) by
                 operating activities                           (2,713)    8,621     8,865
-------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
  Net change in short-term investments                            (499)      998     5,489
  Purchases of securities available for sale                  (109,618)  (10,426)  (34,466)
  Proceeds from maturities and paydowns of
   securities available for sale                                27,219    20,577    30,453
  Proceeds from sales of securities available
   for sale                                                      6,040     7,075     3,737
  Purchases of securities held to maturity                      (2,189)   (4,021)  (12,807)
  Proceeds from maturities and paydowns of
   securities held to maturity                                   6,732     4,997     7,121
  Net change in loans                                          (45,976)  (57,609)  (45,639)
  Purchases of premises and equipment                           (1,851)   (2,199)   (1,283)
  Proceeds from sale of other real estate                          146     1,228        50
  Cash received in branch acquisitions                          86,802
  Other investing activities                                        58       143        17
-------------------------------------------------------------------------------------------
               Net cash used by investing
                activities                                     (33,136)  (39,237)  (47,328)
-------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Net change in
     Noninterest-bearing, NOW, money market and
      savings deposits                                           6,033     4,870     9,853
     Certificates of deposit                                      (630)   30,964     3,595
     Short-term borrowings                                       4,868    (1,014)    3,943
      Repayment of long-term debt                                         (5,500)   (1,000)
      Proceeds from FHLB advances                                         12,500
      Repayment of FHLB advances                                          (2,500)   (2,000)
      Cash dividends                                            (2,721)   (2,104)   (1,767)
      Redemption of preferred stock                                                 (2,000)
      Redemption of common stock                                                      (690)
      Proceeds from issuance of stock                              521        34       507
      Net proceeds from issuance of trust
       preferred securities                                               21,198
-------------------------------------------------------------------------------------------
               Net cash provided by financing
                activities                                       8,071    58,448    40,441
-------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                        (27,778)   27,832     1,978
Cash and Cash Equivalents, Beginning of Year                    73,213    45,381    43,403
-------------------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                        $ 45,435  $ 73,213  $ 45,381
-------------------------------------------------------------------------------------------
ADDITIONAL CASH FLOWS INFORMATION
      Interest paid                                           $ 28,472  $ 24,364  $ 23,002
      Income tax paid                                            4,019     4,028     3,607
      Loan balances transferred to foreclosed
       real estate                                                                   1,000

                See notes to consolidated financial statements.


                                page twenty-five

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands Except Share Data)

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Indiana United Bancorp("Company"), its wholly owned bank subsidiaries("Banks") and its subsidiary, IUB Capital Trust, conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the Banks. People's Trust Company ("People's"), headquartered in Brookville, Indiana, and Union Bank and Trust Company of Indiana("Union Bank"), headquartered in Greensburg, Indiana, operate under state charters and are subject to regulation by the Indiana Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation("FDIC"). Regional Federal Savings Bank ("Regional Bank"), headquartered in New Albany, Indiana, is a federally chartered thrift and is subject to regulation by the Office of Thrift Supervision ("OTS") and the FDIC.

IUB Capital Trust is a business trust formed in 1997 to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Trust Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust.

The Banks generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Clark, Dearborn, Decatur, Fayette, Floyd, Franklin, Hancock, Jay, Jefferson, Madison, Ripley, Rush, Switzerland and Wayne counties, Indiana, and surrounding counties. The Banks' loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

CONSOLIDATION-The consolidated financial statements include the accounts of the Company, Banks and IUB Capital Trust after elimination of all material intercompany transactions.

INVESTMENT SECURITIES-Debt securities are classified as held to maturity ("HTM") when the Company has the positive intent and ability to hold the securities to maturity. Securities HTM are carried at amortized cost. Debt securities not classified as HTM are classified as available for sale ("AFS"). Securities AFS are carried at fair value with unrealized gains and losses reported separately as accumulated other comprehensive income.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS HELD FOR SALE are carried at the lower of aggregate cost or market. Market is determined using the aggregate method.Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

LOANS are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delay snot exceeding 90 days outstanding are not considered impaired. Certain non accrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification of evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received unless such amounts are applied to principal amounts outstanding. Certain net loan fees are being deferred and amortized as an adjustment of yield on the loans.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1998 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Banks operate would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.


                                page twenty-six

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining-balance methods based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK STOCK is a required investment for institutions that are members of the Federal Home Loan Bank ("FHLB") system. The required investment in the common stock is based on a predetermined formula.

FORECLOSED ASSETS are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

INTANGIBLE ASSETS consist of core deposit intangibles and goodwill. Core deposit intangibles are being amortized using accelerated and straight-line methods over 10 to 15 years; goodwill is being amortized using the straight-line method over 15 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

MORTGAGE SERVICING RIGHTS on originated loans are capitalized by allocating the total costs of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues.

STOCK OPTIONS were granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounted for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognized no compensation expense for the stock option grants.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiaries.

EARNINGS PER SHARE have been computed based upon the weighted average common and potential common shares outstanding during each year.

RECLASSIFICATIONS of certain amounts in the 1997 and 1996 consolidated financial statements have been made to conform to the 1998 presentation.

NOTE 2 -- BUSINESS COMBINATION

On April 30, 1998, the Company completed a merger with P.T.C. Bancorp ("PTC"), Brookville, Indiana, in which PTC was merged with and into the Company. The transaction was accounted for using the pooling-of-interests method of accounting. The Company issued 1,136,417 (or 2,272,834 after stock split)shares of its common stock to the shareholders of PTC. Each outstanding share of PTC at the effective date of the merger was exchanged for 1.075 shares of common stock of the Company. Merger and related costs were charged against net income during 1998.

The financial information contained herein reflects the merger and reports the financial condition and results of operations as though the merger occurred as of January 1, 1996. Separate operating results of the combined enterprises for the periods prior to the merger were as follows:

----------------------------------------------------------------------------------------
Year Ended December 31                                        1998      1997      1996
----------------------------------------------------------------------------------------
Net interest income
      Indiana United Bancorp                                $21,835   $13,144   $11,961
      P.T.C. Bancorp                                          4,057    11,462    10,299
----------------------------------------------------------------------------------------
            Combined                                        $25,892   $24,606   $22,260
----------------------------------------------------------------------------------------
Net income
      Indiana United Bancorp                                $  4,979  $ 3,775   $ 2,693
      P.T.C. Bancorp                                           1,469    3,430     3,276
----------------------------------------------------------------------------------------
            Combined                                        $  6,448  $ 7,205   $ 5,969
----------------------------------------------------------------------------------------
Basic earnings per share
      Indiana United Bancorp                                $   1.05  $   .80   $   .56
      P.T.C. Bancorp                                             .31      .73       .69
----------------------------------------------------------------------------------------
            Combined                                        $   1.36  $  1.53   $  1.25
----------------------------------------------------------------------------------------
Diluted earnings per share
      Indiana United Bancorp                                $   1.04  $   .80   $   .56
      P.T.C. Bancorp                                             .31      .72       .69
----------------------------------------------------------------------------------------
            Combined                                        $   1.35  $  1.52   $  1.25
----------------------------------------------------------------------------------------


                               page twenty-seven

(In Thousands Except Share Data)

NOTE 3 -- BRANCH ACQUISITIONS

During 1998, the Company purchased seven branches within target market areas. These branch acquisitions were accounted for using the purchase method of accounting. Total assets acquired, including cash of $86,802 and loans of $21,300, and total liabilities assumed, including deposits of $121,300, amounted to $121,880. The results of operations of the branches have been included since their acquisition dates. Intangible assets are being amortized over estimated useful lives.

The Company has further agreed to purchase an additional four branches within target market areas. Consummation is expected to occur in early 1999. Deposits expected to be purchased are estimated at $105,000.

NOTE 4 -- RESTRICTION ON CASH AND DUE FROM BANKS

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1998, was $4,889.

NOTE 5 -- INVESTMENT SECURITIES

---------------------------------------------------------------------------------------------
                                                               Gross        Gross
                                               Amortized  Unrealized   Unrealized       Fair
December 31, 1998                                   Cost       Gains       Losses      Value
---------------------------------------------------------------------------------------------
Available for sale
      Federal agencies                         $  96,903     $1,451      $   379    $  97,975
      State and municipal                          9,627        210           15        9,822
      Mortgage-backed securities                  40,665        421          257       40,829
      Corporate obligations                       28,428        370          593       28,205
      Other securities                               412         16            1          427
      Equity securities                              750                                  750
---------------------------------------------------------------------------------------------
            Total available for sale             176,785      2,468        1,245      178,008
---------------------------------------------------------------------------------------------

Held to maturity
      State and municipal                         18,609       327                     18,936
      Corporate obligations                          497        23                        520
      Other securities                               485        75                        560
---------------------------------------------------------------------------------------------
            Total held to maturity                19,591       425                     20,016
---------------------------------------------------------------------------------------------
            Total investment securities         $196,376    $2,893        $1,245     $198,024
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
                                                               Gross        Gross
                                               Amortized  Unrealized   Unrealized       Fair
December 31, 1997                                   Cost       Gains       Losses      Value
---------------------------------------------------------------------------------------------
Available for sale
      Federal agencies                         $ 45,036      $  972       $   54     $ 45,954
      State and municipal                         7,063         145            3        7,205
      Mortgage-backed securities                 45,179         598          383       45,394
      Corporate obligations                       2,621                        2        2,619
      Equity securities                             750                                   750
---------------------------------------------------------------------------------------------
            Total available for sale            100,649       1,715          442      101,922
---------------------------------------------------------------------------------------------

Held to maturity
      State and municipal                        22,741         272            1       23,012
      Corporate obligations and other
       securities                                 1,441         122                     1,563
---------------------------------------------------------------------------------------------
            Total held to maturity               24,182         394            1       24,575
---------------------------------------------------------------------------------------------
            Total investment securities        $124,831      $2,109       $  443     $126,497
---------------------------------------------------------------------------------------------


                               page twenty-eight

The amortized cost and fair value of securities HTM and AFS at December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

---------------------------------------------------------------------------------------
                                             Held to Maturity      Available for Sale
---------------------------------------------------------------------------------------
                                             Amortized    Fair    Amortized     Fair
                                                  Cost    Value        Cost     Value
---------------------------------------------------------------------------------------
Within one year                                $ 5,255   $ 5,282   $  6,763   $  6,780
Two through five years                          13,564    13,863     89,821     90,087
Six through ten years                              276       294     22,413     23,453
After ten years                                     11        17     15,961     15,682
---------------------------------------------------------------------------------------
                                                19,106    19,456    134,958    136,002
Mortgage backed securities                                           40,665     40,829
Other securities                                   485       560        412        427
Equity securities                                                       750        750
---------------------------------------------------------------------------------------
            Total investment securities        $19,591   $20,016   $176,785   $178,008
---------------------------------------------------------------------------------------

Securities with a carrying value of $28,853 and $26,839 were pledged at December 31, 1998 and 1997 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities AFS during 1998, 1997 and 1996 were $6,040, $7,075, and $3,737. Gross gains of $40, $18, and $122 and gross losses of $53, $94, and $18 were realized on those sales in 1998, 1997 and 1996, respectively.

The tax expense (benefit) for gains (losses) on security transactions for the years ended December 31, 1998, 1997 and 1996 was $(5), $(30), and $41.

NOTE 6 -- LOANS AND ALLOWANCE

--------------------------------------------------------------------
December 31                                       1998      1997
--------------------------------------------------------------------
Commercial and industrial loans                 $ 29,084  $ 33,101
Agricultural production financing                 14,983    15,991
Farm real estate                                  36,906    38,802
Commercial real estate                            95,800    81,549
Residential real estate                          246,491   208,327
Construction and development                      30,772    15,797
Consumer                                          70,966    66,357
State and political                               13,249    11,362
Government guaranteed loans                        1,153     1,341
--------------------------------------------------------------------
            Total loans                          539,404   472,627
Allowance for loan losses                         (6,099)   (5,451)
--------------------------------------------------------------------
            Net loans                           $533,305  $467,176
--------------------------------------------------------------------

--------------------------------------------------------------------
December 31                                 1998     1997     1996
--------------------------------------------------------------------
Allowance for loan losses
      Balances, January 1                  $5,451   $4,506   $4,476
      Provision for losses                  1,218    1,789      978
      Recoveries on loans                     302      335      234
      Loans charged off                      (872)  (1,179)  (1,182)
--------------------------------------------------------------------
      Balances, December 31                $6,099   $5,451   $4,506
--------------------------------------------------------------------

                               page twenty-nine

(In Thousands Except Share Data)

Information on impaired loans is summarized below.

----------------------------------------------------------------------------
December 31                                                  1998    1997
----------------------------------------------------------------------------
Impaired loans with an allowance                            $2,635  $  113
Impaired loans for which the discounted cash flows
 or collateral value exceeds the carrying value of
 the loan                                                      607     238
----------------------------------------------------------------------------
            Total impaired loans                            $3,242  $  351
----------------------------------------------------------------------------
Allowance for impaired loans (included in the
 Company's allowance for loan losses)                       $  600  $   20
----------------------------------------------------------------------------

Year Ended December 31                                       1998    1997
----------------------------------------------------------------------------
Average balance of impaired loans                           $  990  $1,351
Interest income recognized on impaired loans                    57      92
Cash-basis interest included above                              57      92

NOTE 7 -- PREMISES AND EQUIPMENT

----------------------------------------------------------------------------
December 31                                                1998      1997
----------------------------------------------------------------------------
Land                                                     $  1,943  $  1,326
Buildings                                                  12,542    11,378
Equipment                                                   9,457     8,589
----------------------------------------------------------------------------
            Total cost                                     23,942    21,293
Accumulated depreciation                                  (11,444)  (10,909)
----------------------------------------------------------------------------
            Net                                          $ 12,498  $ 10,384
----------------------------------------------------------------------------

NOTE 8 -- DEPOSITS

----------------------------------------------------------------------------
December 31                                                1998       1997
----------------------------------------------------------------------------
Noninterest-bearing                                      $ 66,102   $ 63,204
Interest-bearing demand                                   159,661    129,043
Savings deposits                                           75,272     58,102
Certificates and other time deposits of
 $100,000 or more                                          68,821     59,140
Other certificates and time deposits                      340,015    273,679
----------------------------------------------------------------------------
            Total deposits                               $709,871   $583,168
----------------------------------------------------------------------------

Certificates and other time deposits
maturing in years ending after December 31, 1998
      1999                                                          $315,656
      2000                                                            52,771
      2001                                                            25,199
      2002                                                             7,839
      2003                                                             6,622
      Thereafter                                                         749
----------------------------------------------------------------------------
                                                                    $408,836
----------------------------------------------------------------------------

NOTE 9 -- SHORT-TERM BORROWINGS
----------------------------------------------------------------------------
December 31                                                   1998     1997
----------------------------------------------------------------------------
Securities sold under repurchase agreements                 $19,607  $12,320
U. S. Treasury demand notes                                     425    2,844
----------------------------------------------------------------------------
Total short-term borrowings                                 $20,032  $15,164
----------------------------------------------------------------------------

Securities sold under agreements to repurchase ("agreements") consist of obligations of the Company to other parties. The obligations are secured by U.
S. Treasury and Federal agency securities, and such collateral is held by a safekeeping agent. The maximum amount of outstanding agreements at any month-end during 1998 and 1997 totaled $19,607 and 12,533 and the daily average of such agreements totaled $8,627 and $9,516. The weighted average yield was 4.15% and 5.21% at page thirty

December 31, 1998 and 1997, while the weighted average yield during 1998 and 1997 was approximately 4.40% and 5.21%. The majority of the agreements at December 31, 1998 mature within 30 days.

NOTE 10 -- FEDERAL HOME LOAN BANK ADVANCES

The Company had an FHLB advance of $10,000 outstanding at December 31, 1998. The advance has an interest rate of 5.35% and matures on December 30, 2002.

The FHLB advance is secured by first mortgage loans and investment securities totaling $99,113. The advance is subject to restrictions or penalties in the event of prepayment.

NOTE 11 -- GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY'S SUBORDINATED DEBENTURES

On December 12, 1997, Trust Preferred Securities totaling $22,425 were issued. On such date, IUB Capital Trust completed the public offering of 2,242,500 shares of Trust Preferred Securities with a liquidation preference of $10 per security. The proceeds of the offering were loaned to the Company in exchange for subordinated debentures with terms that are similar to the Trust Preferred Securities, which subordinated debentures are the sole asset of IUB Capital Trust. Issuance costs of $1,227 paid from the proceeds are being amortized over the life of the securities. The securities and distributions are guaranteed by the Company. Distributions on the securities are payable quarterly in arrears at the annual rate of 8.75% (with an effective rate of 9.03%) of the liquidation preference and are included in interest expense in the consolidated statement of income.

The Trust Preferred Securities, which mature December 31, 2027, are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date at the option of the Company on or after December 31, 2002. The subordinated debentures are also redeemable in whole at any time or in part from time-to-time, or at any time, in whole, but not in part, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time-to-time for a period not to exceed 20 consecutive quarters.

NOTE 12 -- LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $150,523, $110,341 and $89,455 at December 31, 1998, 1997 and 1996.

The fair value of capitalized mortgage servicing rights at December 31, 1998 and 1997 is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type and interest rates.

---------------------------------------------------------------------------
                                                    1998    1997    1996
---------------------------------------------------------------------------
Mortgage servicing rights
      Balances, January 1                          $  529  $  225
      Servicing rights capitalized                    690     469  $  258
      Amortization of servicing rights               (295)   (165)    (33)
---------------------------------------------------------------------------
      Balances, December 31                        $  924  $  529  $  225
---------------------------------------------------------------------------

NOTE 13 -- INCOME TAX

---------------------------------------------------------------------------
Year Ended December 31                              1998    1997    1996
---------------------------------------------------------------------------
Income tax expense
Currently payable
      Federal                                      $2,642  $3,271  $2,541
      State                                           955   1,080     824
Deferred
      Federal                                         119    (343)    188
      State                                           (40)    (98)     12
---------------------------------------------------------------------------
            Total income tax expense               $3,676  $3,910  $3,565
---------------------------------------------------------------------------

Reconciliation of federal statutory to actual
 tax expense
      Federal statutory income tax at 34%          $3,442  $3,779  $3,242
      Tax exempt interest                            (573)   (558)   (509)
      Effect of state income taxes                    604     648     552
      Non-deductible expenses                         234      58      52
      Change in tax law                                               144
      Other                                           (31)    (17)     84
---------------------------------------------------------------------------
            Actual tax expense                     $3,676  $3,910  $3,565
---------------------------------------------------------------------------


                                page thirty-one

A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

-----------------------------------------------------------------------------
December 31                                                 1998      1997
-----------------------------------------------------------------------------
Assets
      Allowance for loan losses                           $ 1,602   $ 1,215
      Core deposit intangibles                                100        81
      Deferred compensation                                    21        77
      State income tax                                                    2
-----------------------------------------------------------------------------
            Total assets                                    1,723     1,375
-----------------------------------------------------------------------------

Liabilities
      Accretion on securities                                 (22)      (19)
      Depreciation                                           (427)     (328)
      Fair value adjustments in accounting for
       assets acquired                                       (586)     (772)
      Goodwill                                                (48)
      Mortgage servicing rights                              (393)
      State income tax                                        (67)
      Unrealized gain on securities AFS                      (481)     (511)
      Other                                                   (76)      (73)
-----------------------------------------------------------------------------
            Total liabilities                              (2,100)   (1,703)
-----------------------------------------------------------------------------
                                                          $  (377)  $  (328)
-----------------------------------------------------------------------------

No valuation allowance was necessary at anytime during 1998, 1997 and 1996.

Retained earnings include approximately $2,162 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only.

Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of "bank" status, would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount at December 31, 1998 was approximately $735.

NOTE 14 -- OTHER COMPREHENSIVE INCOME

                                           Before-Tax                Tax   Net-of-Tax
Year Ended December 31, 1998                   Amount  (Expense)/Benefit      Amount
--------------------------------------------------------------------------------------
Unrealized losses on securities
  Unrealized holding losses arising
   during the year                            $(109)           $43           $(66)
  Less: reclassification adjustment
   for losses realized in net income            (13)             5             (8)
--------------------------------------------------------------------------------------
        Other comprehensive income-net
         unrealized losses on securities      $ (96)           $38           $(58)
--------------------------------------------------------------------------------------

                                           Before-Tax                Tax   Net-of-Tax
Year Ended December 31, 1997                   Amount  (Expense)/Benefit      Amount
--------------------------------------------------------------------------------------
Unrealized gains on securities
  Unrealized holding gains arising
   during the year                            $ 702          $(278)          $424
  Less: reclassification adjustment
   for losses realized in net income            (76)            30            (46)
--------------------------------------------------------------------------------------
        Other comprehensive income-net
         unrealized gains on securities       $ 778          $(308)          $470
--------------------------------------------------------------------------------------

                                           Before-Tax                Tax   Net-of-Tax
Year Ended December 31, 1996                   Amount  (Expense)/Benefit      Amount
--------------------------------------------------------------------------------------
Unrealized losses on securities
  Unrealized holding losses arising
   during the year                            $ (28)         $  11           $(17)
  Less: reclassification adjustment
   for gains realized in net income             104            (41)            63
--------------------------------------------------------------------------------------
        Other comprehensive income-net
         unrealized losses on securities      $(132)           $52           $(80)
--------------------------------------------------------------------------------------

                                page thirty-two

NOTE 15 -- COMMITMENTS AND CONTINGENT LIABILITIES

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                                      1998      1997
-----------------------------------------------------------------------
Commitments to extend credit                        $84,352   $67,375
Standby letters of credit                               517       736

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies, but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

The Company and Banks may, from time to time, be subject to claims and lawsuits which arise primarily in the ordinary course of business. Management is presently not aware of any such material claims.

NOTE 16 -- AUTHORIZED SHARES AND STOCK SPLIT

In June 1998, the Company's shareholders approved an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 3,000,000 to 10,000,000 shares.

On July 31, 1998, the Company approved a 2-for-1 stock split in which each share of its common stock outstanding at the close of business on August 17, 1998, was converted into two shares of common stock. The additional 2,387,314 shares were distributed to shareholders on August 31, 1998. The stated value of shares was changed from $1 to $.50. Share, per share and stock option data have been restated for the 2-for-1 stock split.

NOTE 17 -- PREFERRED SHARES

In 1987, the Company issued 30,000 shares of no-par value, $100 stated value, convertible preferred stock. The Company redeemed the remaining 20,000 shares of preferred stock in 1996. Cash dividends for 1996 were paid at the rate of 6.34% per annum.

The Company's Articles of Incorporation permit the Board of Directors, without further shareholder approval, to establish the relative rights, designations, preferences and limitations or restrictions of the Company's preferred stock prior to the issuance thereof.

NOTE 18 -- YEAR 2000

Like all entities, the Company and subsidiaries are exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors, and other entities; and equipment dependent upon microchips. The Company has begun, but not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which the Company and subsidiaries do business. If remediation efforts of the Company or third parties with which the Company and subsidiaries do business are not successful, the Year 2000 Issue could have negative effects on the Company's financial condition and results of operations in the near term.

The Company has not estimated the ultimate cost of addressing the Year 2000 Issue. It is reasonably possible that the Company's belief that it will recover the carrying amount of certain existing hardware and software could change materially in the near term as a result of the Company's Year 2000 resolution decisions.

NOTE 19 -- DIVIDENDS AND CAPITAL RESTRICTIONS

Without prior approval, People's and Union Bank are restricted by Indiana law and regulations of the DFI and the FDIC as to the maximum amount of dividends People's and Union Bank can pay to the parent in any calendar year to People's and Union Bank's retained net profits (as defined) for that year and the two preceding years.

The OTS regulations provide that a savings bank which meets fully phased-in 1994 capital requirements and is subjected only to "normal supervision," such as Regional Bank, may payout 100% of net income to date over the calendar year and 50% of surplus capital existing at the beginning of the calendar year without supervisory approval, but with 30 days prior notice to OTS. As a result of limitations relating to tax bad debt deductions, Regional Bank's nontaxable dividends to the Company are limited to an amount approximately equal to net income commencing in 1997.

At December 31, 1998, total shareholders' equity of the Banks was $71,030 of which $59,540 was restricted or limited from dividend distribution to the Company. As a practical matter,


                                page thirty-three

(In Thousands Except Share Data)

The Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

NOTE 20 -- DIVIDEND REINVESTMENT PLAN

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

NOTE 21 -- REGULATORY CAPITAL

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 1998 and 1997, the Banks are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1998 that management believes have changed the Company's or Banks' classification.

The Company's and Banks' capital amounts and ratios are as follows:

---------------------------------------------------------------------------------------------------------------------------
                                                                                     Required for              To Be Well
                                                                     Actual       Adequate Capital(1)      Capitalized(1)
---------------------------------------------------------------------------------------------------------------------------
December 31, 1998                                              Amount     Ratio   Amount      Ratio      Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
      Total capital(1) (to risk-weighted assets)              $74,199     13.7%   $43,285      8.0%                    N/A
      Tier 1 capital(1) (to risk-weighted assets)              65,171     12.1     21,642      4.0                     N/A
      Tier 1 capital(1) (to average assets)                    65,171      8.3     31,365      4.0                     N/A

People's
      Total capital(1) (to risk-weighted assets)               28,324     12.5     18,102      8.0      $22,628      10.0%
      Tier 1 capital(1) (to risk-weighted assets)              25,495     11.2      9,051      4.0       13,577       6.0
      Tier 1 capital(1) (to average assets)                    25,495      7.8     13,006      4.0       16,258       5.0

Union Bank
      Total capital(1) (to risk-weighted assets)               20,969     11.4     14,707      8.0       18,384      10.0
      Tier 1 capital(1) (to risk-weighted assets)              18,993     10.3      7,354      4.0       11,030       6.0
      Tier 1 capital(1) (to average assets)                    18,993      6.9     11,063      4.0       13,829       5.0

Regional Bank
      Total risk-based capital(1) (to risk-weighted assets)    14,174     12.9      8,792      8.0       10,990      10.0
      Core capital(1) (to adjusted tangible assets)            13,135      7.3      7,240      4.0       10,860       6.0
      Core capital(1) (to adjusted total assets)               13,135      7.3      7,240      4.0        9,050       5.0
---------------------------------------------------------------------------------------------------------------------------

Regional Bank's tangible capital at December 31, 1998 was $13,135, which amount was 7.3 percent of tangible assets and exceeded the required ratio of 1.5 percent.

(1) As defined by regulatory agencies


                                page thirty-four

---------------------------------------------------------------------------------------------------------------------------
                                                                                     Required for              To Be Well
                                                                     Actual       Adequate Capital(1)      Capitalized(1)
---------------------------------------------------------------------------------------------------------------------------
December 31, 1997                                              Amount     Ratio   Amount      Ratio      Amount      Ratio
---------------------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
      Total capital(1) (to risk-weighted assets)              $55,246     24.0%   $18,416      8.0%                   N/A
      Tier 1 capital(1) (to risk-weighted assets)              40,120     17.4      9,208      4.0                    N/A
      Tier 1 capital(1) (to average assets)                    40,120     10.7     14,979      4.0                    N/A

P.T.C. Bancorp
      Total capital(1) (to risk-weighted assets)               25,099     11.8     16,961      8.0                    N/A
      Tier 1 capital(1) (to risk-weighted assets)              22,449     10.6      8,481      4.0                    N/A
      Tier 1 capital(1) (to average assets)                    22,449      7.0     12,813      4.0                    N/A

People's
      Total capital(1) (to risk-weighted assets)               24,219     11.3     17,097      8.0       $21,371     10.0%
      Tier 1 capital(1) (to risk-weighted assets)              21,547     10.1      8,548      4.0        12,823      6.0
      Tier 1 capital(1) (to average assets)                    21,547      6.7     12,766      4.0        15,958      5.0

Union Bank
      Total capital(1) (to risk-weighted assets)               23,074     16.2     11,392      8.0        14,240     10.0
      Tier 1 capital(1) (to risk-weighted assets)              21,294     15.0      5,696      4.0         8,544      6.0
      Tier 1 capital(1) (to average assets)                    21,294      9.5      8,992      4.0        11,240      5.0

Regional Bank
      Total risk-based capital(1) (to risk-weighted assets)    12,376     14.5      6,811      8.0         8,514     10.0
      Core capital(1) (to adjusted tangible assets)            11,433      8.4      4,082      3.0         8,165      6.0
      Core capital(1) (to adjusted total assets)               11,433      8.4      4,082      3.0         6,804      5.0
---------------------------------------------------------------------------------------------------------------------------

Regional Bank's tangible capital at December 31, 1997 was $11,433, which amount was 8.4 percent of tangible assets and exceeded the required ratio of 1.5 percent. 1 As defined by regulatory agencies

NOTE 22 -- EMPLOYEE BENEFIT PLANS

The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matches a portion of employees' contributions and makes additional Company contributions based on employee compensation. Expense was $736 in 1998, $529 in 1997 and $442 in 1996.

NOTE 23 -- RELATED PARTY TRANSACTIONS

The Company has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 1998                                   $  3,245
Changes in composition of related parties                       (470)
New loans, including renewals                                  1,766
Payments, etc., including renewals                            (1,541)
---------------------------------------------------------------------
Balances, December 31, 1998                                 $  3,000
---------------------------------------------------------------------

Deposits from related parties held by the Company at December 31, 1998 and 1997 totaled $763 and $700.

NOTE 24 -- STOCK OPTION PLANS

Under the stock option plans effective through April 30, 1998 which were accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, options were page thirty-five

(In Thousands Except Share Data)

granted to selected executive officers and directors which vested and became fully exercisable generally at the end of four years of continued employment. The exercise price of each option was equal to the fair value of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Company has elected to follow APB No. 25, Statement of Financial Accounting Standards (SFAS) No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:


--------------------------------------------------------------------------
                                                                 1996
--------------------------------------------------------------------------
Risk-free interest rates                                         6.50%
Dividend yields                                                  2.31%
Volatility factors of expected market price of common stock      1.00%

Weighted-average expected life of the options                   9 years
--------------------------------------------------------------------------

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

------------------------------------------------------------------------
                                              1998     1997      1996
------------------------------------------------------------------------
Net income                     As reported  $6,448    $7,205    $5,969
                               Pro forma     6,433     7,194     5,957
Basic earnings per share       As reported    1.36      1.53      1.25
                               Pro forma      1.35      1.53      1.25
Diluted earnings per share     As reported    1.35      1.52      1.25
                               Pro forma      1.35      1.52      1.24
------------------------------------------------------------------------

The following is a summary of the status of the stock option plans and changes in the plans as of and for the years ended December 31, 1998, 1997, and 1996.

------------------------------------------------------------------------------------------------------------------
Year Ended December 31                           1998                     1997                    1996
------------------------------------------------------------------------------------------------------------------
                                                        Weighted                 Weighted                Weighted
                                                         Average                  Average                 Average
Options                                   Shares  Exercise Price   Shares  Exercise Price   Shares Exercise Price
------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year            66,072       $7.88       70,640       $7.77       68,714      $7.36
Granted                                                                                      5,084      12.68
Exercised                                (66,072)       7.88       (4,568)       6.78       (3,158)      6.78
                                         -------                   ------                   ------
Outstanding, end of year                       0                   66,072        7.88       70,640       7.77
                                         -------                   ------                   ------
Options exercisable at year end                                    56,818                   47,382
Weighted-average fair value of options
      granted during the year                                                                $3.23
------------------------------------------------------------------------------------------------------------------

                                page thirty-six

NOTE 25 -- EARNINGS PER SHARE

Earnings per share were computed as follows:

                                                                       Weighted
                                                                        Average   Per-Share
Year Ended December 31, 1998                                Income       Shares      Amount
--------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders               $  6,448     4,753,268     $1.36
Effect of dilutive stock options                                          12,446
                                                        -------------------------
Diluted Earnings Per Share
Net income available to common shareholders and
 assumed conversions                                      $  6,448     4,765,714     $1.35
                                                        ====================================

                                                                       Weighted
                                                                        Average   Per-Share
Year Ended December 31, 1997                                Income       Shares      Amount
--------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders               $  7,205     4,705,699     $1.53
Effect of dilutive stock options                                          32,596
                                                        -------------------------
Diluted Earnings Per Share
Net income available to common shareholders and
 assumed conversions                                      $  7,205     4,738,295     $1.52
                                                        ====================================

                                                                       Weighted
                                                                        Average   Per-Share
Year Ended December 31, 1996                                Income       Shares      Amount
--------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income                                                  $5,969
      Less: Preferred stock dividends                          (50)
                                                          --------
Net income available to common shareholders                 $5,919     4,720,426     $1.25
Effect of dilutive stock options                                          31,102
                                                          ----------------------
Diluted Earnings Per Share
Net income available to common shareholders and
 assumed conversions                                        $5,919     4,751,528     $1.25
--------------------------------------------------------------------------------------------


                               page thirty-seven

(In Thousands Except Share Data)


NOTE 26 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS -- The fair value of cash and cash equivalents approximates carrying value.

SHORT-TERM INVESTMENTS -- The fair value of short-term investments approximates carrying value.

SECURITIES -- The fair values are based on quoted market prices.

LOANS -- For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB STOCK -- The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

INCOME RECEIVABLE/INTEREST PAYABLE -- The fair value of these amounts approximates carrying values.

DEPOSITS -- The fair values of noninterest-bearing, Interest-bearing demand, and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

SHORT-TERM BORROWINGS -- The interest rates for short-term borrowings approximate market rates, thus the fair value approximates carrying value.

FHLB ADVANCES -- The fair value of this borrowing is established using a discounted cash flow calculation, based on current rates for similar debt. Fair value approximates carrying value.

TRUST PREFERRED SECURITIES -- The fair value is based on quoted market values.


The estimated fair values of the Company's financial instruments are as follows:

------------------------------------------------------------------------------------------
                                                      1998                  1997
------------------------------------------------------------------------------------------
                                               Carrying              Carrying
December 31                                    Amount    Fair Value  Amount    Fair Value
------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                      $ 45,435   $ 45,435   $ 73,213   $ 73,213
Interest-bearing time deposits                    1,498      1,498        999        999
Securities available for sale                   178,008    178,008    101,922    101,922
Securities held to maturity                      19,591     20,016     24,182     24,575
Loans including loans held for sale, net        544,277    546,419    468,756    469,793
Stock in FHLB                                     2,120      2,120      2,024      2,024
Income receivable                                 7,044      7,044      5,681      5,681

Liabilities
Deposits                                        709,871    713,412    583,168    585,060
Borrowings
      Short-term                                 20,032     20,032     15,164     15,164
      FHLB advances                              10,000     10,270     10,000     10,000
Interest payable                                  4,032      4,032      3,681      3,681
Trust preferred securities                       22,425     23,827     22,425     22,705
------------------------------------------------------------------------------------------

NOTE 27 -- CONDENSED FINANCIAL INFORMATION
(PARENT COMPANY ONLY)

Presented on the opposite page is condensed financial information as to financial position, results of operations and cash flows of the Company:


                               page thirty-eight

CONDENSED BALANCE SHEET
December 31                                                    1998      1997
------------------------------------------------------------------------------
ASSETS
      Cash on deposit and repurchase agreements              $ 2,467   $17,901
      Short-term investments with subsidiaries                 5,700
------------------------------------------------------------------------------
            Total cash and cash equivalents                    8,167    17,901
      Investment security-AFS                                    750     1,837
      Investment in subsidiaries                              71,724    57,043
      Other assets                                             1,946     2,133
------------------------------------------------------------------------------
            Total assets                                     $82,587   $78,914
------------------------------------------------------------------------------
LIABILITIES
      Subordinated debentures payable to IUB Capital Trust   $23,119   $23,119
      Other liabilities                                          272       789
------------------------------------------------------------------------------
            Total liabilities                                 23,391    23,908
Shareholders' Equity                                          59,196    55,006
------------------------------------------------------------------------------
            Total liabilities and shareholders' equity       $82,587   $78,914
------------------------------------------------------------------------------

CONDENSED STATEMENT OF INCOME
Year Ended December 31                                  1998    1997    1996
------------------------------------------------------------------------------
INCOME
      Dividends from subsidiaries                     $   975  $4,275  $5,963
      Fees from subsidiaries                              139      45      33
      Other income                                        971     216     307
------------------------------------------------------------------------------
            Total income                                2,085   4,536   6,303
------------------------------------------------------------------------------
EXPENSES
      Interest expense                                  2,085     513     514
      Salaries and benefits                             1,015     786     682
      Professional fees                                   149     126     119
      Other expenses                                    1,255     373     337
------------------------------------------------------------------------------
            Total expenses                              4,504   1,798   1,652
------------------------------------------------------------------------------
Income (loss) before income tax and equity in
 undistributed income of subsidiaries                  (2,419)  2,738   4,651
      Income tax benefit                                1,129     600     553
------------------------------------------------------------------------------
Income (loss) before equity in undistributed
 income of subsidiaries                                (1,290)  3,338   5,204
Equity in undistributed income of subsidiaries          7,738   3,867     765
------------------------------------------------------------------------------
Net Income                                            $ 6,448  $7,205  $5,969
------------------------------------------------------------------------------

CONDENSED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------
Year Ended December 31                                  1998    1997    1996
------------------------------------------------------------------------------
OPERATING ACTIVITIES
      Net income                                      $ 6,448  $7,205  $5,969
      (Undistributed) income of subsidiaries           (7,738) (3,867)   (765)
      Other adjustments                                  (177)    120     128
------------------------------------------------------------------------------
            Net cash provided (used) by
             operating activities                      (1,467)  3,458   5,332
------------------------------------------------------------------------------
INVESTING ACTIVITIES
      Capital contributed to subsidiary                (7,000)
            Purchase of equipment                        (154)    (15)   (102)
      Proceeds from sale of equipment                                      17
      Proceeds from sale of security AFS                1,087             135
      Purchase of security AFS                                 (1,087)
------------------------------------------------------------------------------
            Net cash provided (used) by
             investing activities                      (6,067) (1,102)     50
------------------------------------------------------------------------------
FINANCING ACTIVITIES
      Payments on long-term debt                               (5,500) (1,500)
      Cash dividends                                   (2,721) (2,104) (1,767)
      Redemptions of stock                                             (2,690)
      Net proceeds from issuance of debentures                 21,892
      Purchase of IUB Capital Trust common shares                (694)
      Proceeds from issuance of stock                     521      34     507
------------------------------------------------------------------------------
            Net cash provided (used) by financing
             activities                                (2,200) 13,628  (5,450)
------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                (9,734) 15,984     (68)
Cash and Cash Equivalents, Beginning of Year           17,901   1,917   1,985
------------------------------------------------------------------------------
Cash and Cash Equivalents, End of Year                $ 8,167 $17,901  $1,917
------------------------------------------------------------------------------


                                page thirty-nine

OFFICERS AND DIRECTORS

INDIANA UNITED BANCORP

DIRECTORS                          OFFICERS

Robert E. Hoptry                   Robert E. Hoptry
Chairman and CEO                   Chairman and CEO
Indiana United Bancorp
                                   James L. Saner, Sr.
James L. Saner, Sr.                President and COO
President and COO
Indiana United Bancorp             Michael K. Bauer
                                   Vice President
John E. Back
Retired                            Jay B. Fager
                                   Treasurer and CFO
William G. Barron
Chairman and President             B. Sue Fawbush
Wm. G. Barron Enterprises          Vice President and Secretary,
                                   Director of Human Resources
Dale J. Deffner
Partner                            Dennis M. Flack
Deffner and Tebbe Accounting Firm  Vice President, Director of
                                   Training and Sales
Robert S. Dunevant
Vice Chairman                      Lynn T. Gordon
Indiana United Bancorp             Vice President
President
Unity Company                      Daryl R. Tressler
                                   Vice President
Philip A. Frantz
Attorney at Law; Partner           Suzanne Kendall
Coldren and Frantz                 Corporate Auditor

Dale E. Smith                      Dawn M. Schwering
Owner                              Director of Marketing
Smith's Realty and Insurance

Martin G. Wilson
Farmer

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.


REGIONAL BANK

DIRECTORS

Michael K. Bauer                   Marvin L. Slung
Chairman, President and CEO        Sales Representative
Regional Federal Savings Bank      Jeb Advertising

William G. Barron                  Edward J. Zoeller
Chairman and President             President
Wm. G. Barron Enterprises          E.M. Cummings Veneer, Inc.

D.J. Hines                         DIVISION MANAGERS
President
Schuler Realty Inc.                Larry W. Brumley
                                   Senior Vice President
Robert E. Hoptry                   Commercial Lending Division
Chairman and CEO
Indiana United Bancorp             Dennis R. Morrison
                                   Senior Vice President
Michael J. Kapfhammer              Retail Lending Division
President
Buckhead Mountain Grill            James S. Honour, Jr.
                                   Vice President
Charles E. MacGregor               Retail Services Division
Attorney at Law
Wyatt, Tarrant and Combs


UNION BANK

DIRECTORS                          DIVISION MANAGERS

Daryl R. Tressler                  W. Brent Hoptry
Chairman, President and CEO        Senior Vice President
Union Bank and Trust Company       Lending Division
of Indiana
                                   Glenn R. Raver
William G. Barron                  Senior Vice President
Chairman and President             Retail Services and Operations
Wm. G. Barron Enterprises          Divisions

Philip A. Frantz                   Daniel F. Anderson
Attorney at Law; Partner           Vice President
Coldren and Frantz                 Senior Trust Officer

Robert E. Hoptry                   Dee M. Knueven
Chairman and CEO                   Manager
Indiana United Bancorp             Insurance Division

David L. Miers                     Duane D. Sautbine
Manager                            President
Miers Farm Corporation             Jay County Division

Lawrence R. Rueff, D.V.M.
President
Swine Veterinary Services

John G. Young
Chairman
Jay Garment Corporation

PEOPLE'S TRUST COMPANY

DIRECTORS

Dale J. Deffner                    Dale E. Smith
Chairman                           Owner
People's Trust Company             Smith's Realty and Insurance
Partner
Deffner and Tebbe                  Norman Winkler
Accounting Firm                    Farmer

Lynn T. Gordon                     DIVISION MANAGERS
President and CEO
People's Trust Company             Elaine Cook
                                   Senior Vice President
John E. Back                       Retail /Deposit Services Division
Retired
                                   Mark W. Dunevant
Mark W. Dunevant                   Senior Vice President
Senior Vice President,             Retail Lending Division
Retail Lending
People's Trust Company             L. Les Estep
                                   Senior Vice President
Dieter Johnsen                     Commercial Lending Division
Owner
Dieter K.H. Johnsen, Inc.          John C. Parker
                                   Senior Vice President
Larry A. Johnson                   Data Processing and
Retired                            Operations Division

James L. Saner, Sr.
President and COO
Indiana United Bancorp

John G. Seale
Partner
Rettig, Blankman, Mack and
Seale Accounting Firm


                                   page forty

SHAREHOLDER INFORMATION

ANNUAL MEETING
Tuesday, May 18, 1999, 10:00 AM
Conference Center, Second Floor
Union Bank and Trust Company
201 N. Broadway
Greensburg, IN

CORPORATE ADDRESS
Indiana United Bancorp
201 N. Broadway
PO Box 87
Greensburg, IN 47240-9979

FORM 10-K
Copies of the Company's 1998 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to the attention of the Chief Financial Officer.

TRANSFER AGENT
Reliance Trust Company
3295 Northcrest Road, NE
Atlanta, GA 30340-4099

COMMON SHARES
The Common shares of the Company are listed on the NASDAQ National Market system. In newspaper listings, Company shares are frequently listed as IndUtd. The trading symbol is IUBC.

MARKET MAKERS
Market Makers in the Company's common stock include: Stifel, Nicolaus & Company, Inc. J.J.B. Hilliard/W.L. Lyons, Inc. NatCity Investments, Inc.

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

1998             Q4       Q3       Q2       Q1
-------------------------------------------------
High           $26.50   $28.00   $30.38   $32.47
Low            $21.00   $23.00   $26.75   $21.25
Last Sale      $22.13   $25.75   $27.63   $29.06

1997             Q4       Q3       Q2       Q1
-------------------------------------------------
High           $23.13   $20.75   $20.50   $17.00
Low            $20.25   $18.75   $15.88   $14.25
Last Sale      $22.75   $20.50   $19.00   $16.63

The following dividends per share were paid by Indiana United Bancorp.

1998             Q4       Q3       Q2       Q1
-------------------------------------------------
               $ .155   $ .145   $ .145   $ .140

1997             Q4       Q3       Q2       Q1
-------------------------------------------------
               $ .135   $ .130   $ .125   $ .115

Amounts have been adjusted to reflect a 2 for 1 stock split to shareholders of record as of August 17, 1998.

Indiana
United
Bancorp

201 North Broadway
P.O. Box 87
Greensburg, Indiana 47240