Form 10-K, Exhibit 13
period 1999-12-31
INDIANA UNITED BANCORP
filed 2000-03-30
CIK 720002

Exhibit 13


Indiana United Bancorp 1999 Annual Report


Hometown Service World Class Banking

Indiana United Bancorp is a registered financial services holding company incorporated under the laws of Indiana. Through its three banking subsidiaries, People's Trust Company, Brookville, Indiana; Regional Bank, New Albany, Indiana; and Union Bank, Greensburg, Indiana, it operates 40 offices in 15 eastern and southeastern Indiana counties. All three banking subsidiaries offer a full array of competitive commercial and consumer loans and deposit related services, as well as a full-service trust division. Through its insurance subsidiary, it operates a total of three agencies in Greensburg and Portland, Indiana as well as Owensboro, Kentucky.

Contents

Letter to Shareholders                   2    [LOCATION MAP APPEARS HERE]
How Are We Different?                    4
Management's Discussion and Analysis     9
Management's Report                     21
Auditor's Report                        21
Financial Statements                    22
Notes to Financial Statements           26
Directors and Officers                  40
Corporate and Investor Information      41

Financial Highlights
(Dollar amounts in thousands except share and                                                                Percent
 per share data)                                                         1999                1998             Change
----------------------------------------------------------------------------------------------------------------------
Results of Operations
   Net interest income                                                  $31,247             $25,892            20.68%
   Provision for loan losses                                              1,641               1,218            34.73
   Net income                                                             7,082               6,448             9.83

Per Common Share *
    Earnings per share (basic)                                            $1.47               $1.36             8.09%
    Earnings per share (diluted)                                           1.47                1.35             8.89
    Cash earnings per share (basic)**                                      1.71                1.42            20.42
    Cash earnings per share (diluted)**                                    1.71                1.42            20.42
   Dividends paid ***                                                      0.64                0.59             8.47
   Book value - end of period
      Excluding SFAS No.115 adjustment                                    13.15               12.25            7.35%
      Including SFAS No.115 adjustment                                    12.19               12.40           (1.69)
   Market price - end of period                                           18.75               22.13          (15.27)
----------------------------------------------------------------------------------------------------------------------
At Year End
   Total assets                                                        $978,893            $827,945            18.23%
   Loans, excluding held for sale                                       643,227             539,404             19.25
   Allowance for loan losses                                              7,049               6,099             15.58
   Total deposits                                                       824,385             709,871             16.13
   Common shareholders' equity                                           59,209              59,196              0.02
----------------------------------------------------------------------------------------------------------------------
Financial Ratios
   Return on average assets                                               0.76%               0.89%           (14.61%)
   Return on average common
      shareholders' equity                                                11.85               11.23              5.57
   Tier one capital to average assets***                                   6.50                8.30            (21.69)
   Total capital to risk-adjusted assets***                               10.90               13.71            (20.50)
----------------------------------------------------------------------------------------------------------------------
Shares outstanding at year end                                        4,855,541           4,774,628              1.69
Number of common shareholders                                             2,662               2,517              5.76
Number of full-time equivalent employees                                    404                 360             12.22

     * Adjusted for stock split and dividends
    ** Net income plus the after tax effect of the amortization of intangible assets for the period.
   *** Dividends paid by Indiana United Bancorp without restatement for pooling of interests
  **** As defined by regulatory agencies


                              [GRAPHS APPEAR HERE]

Dear Shareholders and Friends:

        Several key events over the course of 1999 have laid the foundation for the future success of Indiana United Bancorp.

[PHOTO OF JAMES L. SANER, SR. APPEARS HERE]

[PHOTO OF ROBERT E. HOPTRY APPEARS HERE]


        There is no doubt that 1999 was filled with growth and expansion for our Company as we continued our journey toward becoming a complete financial service provider. In reviewing this report, you will quickly see that every area of the Company grew.

         Branch acquisition and expansion activities filled the first two quarters of 1999. People's Trust Company completed its acquisition of four Indiana banking offices in Henry and Wayne counties in February, and Union Bank opened two de novo banking facilities in Madison County, Indiana in April. These transactions completed our strategic objective of acquiring a total of eleven offices from various large regional banks, which began back in the third quarter of 1998. The Company now operates a total of 40 banking offices in 15 Indiana counties, and ended the year with $979 million in total assets.

        We also began the process of expanding our insurance division. Early in the second quarter, the Company formed a new subsidiary - The Insurance Group, Inc., which purchased the Anderson Insurance Company, headquartered in Owensboro, Kentucky. The new agency, combined with the two other agencies already operated by the Company, doubled its total premium for The Insurance Group, Inc. over the previous year. As we move into the year 2000, we envision broadening our pursuit of offering more non-traditional financial services to our customers, such as: life insurance, health insurance, and long term care insurance. The expansion of the existing commercial and personal lines of our property and casualty insurance business is also part of our strategic planning for 2000.

         This year's growth, while fueled by branch acquisitions on the deposit side, was outstanding on the loan side as well. Total loans grew by more than $103 million, which represented a 19.2% increase over the previous year. It is important to note that with this tremendous amount of growth, the asset quality remains strong.

        As you will see elsewhere in this report, Indiana United continues its long history of outperforming its peers in both non-performing assets and chargeoffs. We anticipate no change in this trend for the future. While many times growth and expansion can stall increased earnings, our Company increased its overall net profits to $7.082 million compared to $6.448 million for 1998; representing a 9.8% increase. Earnings per share were $1.47 compared to $1.35 for the 1998 year, an increase of more than 8.8%. We see this bottom line earnings increase continuing into the next year. Our strategic plan projects our bottom line earnings to increase a minimum of 10% for each year through at least 2002.

Indiana United just marked its twelfth consecutive year of increasing dividends. Our 1999 dividend rose to $.64 per share compared to $.59 per share for 1998, an 8.5% increase.


        Indiana United just marked its twelfth consecutive year of increasing dividends. Our 1999 dividend rose to $.64 per share compared to $.59 per share for 1998, an 8.5% increase.

        Then, there was the Y2K issue that seemed to be in every headline and on everyone's mind as we approached that eventful day of December 31, 1999. Our Company as well as our entire industry was extremely well prepared and the New Year came without issue. Our management and employees worked many months to ensure that smooth transition.

        Our Company continues to focus on the future and will be introducing Internet banking products to both commercial and retail customers during the second quarter of 2000. This, as well as other product enhancements, will continue to deploy technology to allow our Company to offer various products and services through many different delivery channels; thus allowing our customers access to our services through the Internet, telephone, or ATM's, and yet still provide personal contact through our extensive branch network.

         Indiana United's continued success will include various other acquisitions and opportunities, such as the acquisition of First Affiliated Bancorp and its wholly owned subsidiary, Capstone Bank, which is headquartered in Watseka, Illinois. This $130 million asset, five-office acquisition will propel the Company to $1.1 billion in assets by the end of the second quarter, 2000. This acquisition also provides entry into the state of Illinois, which has more independent community bank charters than all of Indiana, Kentucky, and Ohio combined. Capstone Bank will become the fourth banking affiliate in our Company and will allow us the opportunity to strategically build a several hundred million-dollar affiliate in Illinois with additional acquisitions.

        We experienced a changing of the guard in May of 1999 as I was appointed President and Chief Executive Officer of Indiana United Bancorp replacing the founder of this corporation, Bob Hoptry. While Bob continues to serve as the Chairman of our Board, he retired officially on June 30, 1999. Bob's wisdom and strong credit savvy will be difficult to replace in the day-to-day management of the Company. We wish he and his wife, Norma, well after serving not only this Company since 1983 but also his many years in the banking industry.

        We stand poised for the future. We have an excellent management team in place. We have laid the foundation for our future success. We have the support of loyal shareholders. So on behalf of my management staff, officers, directors and employees, we wish to thank you for your support, trust and confidence in our company and our vision.


        James L. Saner, Sr.
        President and Chief Executive Officer

As Indiana United Bancorp continues to grow and expand, it's important to remain focused on what has sustained us over the past sixteen years: our commitment to community values and our desire to differentiate ourselves from mega-banking organizations.


         How are we different? The growth of our organization is not dependent on acquisitions into a larger whole - but, through partnerships with other independent community banks committed to preserving the elements associated with home-town service: quality products, local decision making, local loan servicing, quick response-time - just to name a few. Indiana United Bancorp ("IUB") offers the opportunity for these partners to retain those elements which are so important while providing the benefits of increased capital and technological resources.

         The increase in mergers and acquisitions within the banking industry has resulted in a decline in the number of banks with roots in their communities. This shouldn't mean that the citizens and business interests of small and medium-sized communities no longer have the right to expect state-of-the-art banking products and services. The challenge today is not so much in providing these contemporary conveniences as it is to provide them without compromising the core values, local flavor and decision-making autonomy that have traditionally been so important to the clients of these community-based banks.

         IUB is able to offer a strong foundation of resources within our corporate structure that allows smaller independent banks to eliminate the red-tape hassles of backroom functions and remain focused on the people and communities that they so vehemently want to support. Each of these communities has unique aspects requiring specialized banking products or services to meet the local needs. Our independent partners can continue to be a major force in fostering community prosperity. Our strength lies not with the sum of each of our parts; but, within the diversity and interdependence of each of our banking and non-banking partners.


People's Trust Company -

People's Trust Company, ("People's"), is IUB's single largest banking subsidiary. People's is a family of 20 banking offices in nine Indiana counties. Built through a

[SIDEBAR]

"People's Trust Company prides itself in getting to know its communities and the people who live there. Because we truly focus on the needs of our customers, I believe we are able to lift customer service to a new level of excellence and to offer products that meet the financial needs of those that bank with us. In exchange, People's Trust Company has gained strong customer relation-ships and a true belonging in the communities that we serve."

Lynn T. Gordon, President and CEO,
People's Trust Company

People's Trust Company
Main Office Address: 9014 State Road 101
P.O. Box 7
Brookville, IN 47012-0007
Tel: 765-647-3591
Fax: 765-647-3531
www.peoplestrustco.com

Number of Offices: 20
Number of Employees: 220
Total Deposits: $401,931,000
Total Loans: $307,497,
000 Total Assets: $455,541,000
         series of partnerships with small community banks, this organization prides itself on building and fostering strong, long-term relationships with its customers.

         People's success comes from offering customers solutions they do not get anywhere else. By taking the time to understand each customer's entire financial picture, People's professionals can respond with complete and formative financing and investment strategies. This is a primary reason that People's continues to work with customers who have done business here for many decades. Some families and businesses have been with People's for generations. Every day, People's is driven to exceed the expectations of its customers in terms of value delivered. This is accomplished by strategy, investment and execution along two paths: 1.) A commitment to listening to customers and asking the right questions, resulting in the recommendation of specific alternatives and solutions to their individualized situations, and 2.) Diversification of products and services that are rich in features and flexibility tailored to meet the needs and desires of its customers. In addition to the traditional banking role of facilitating commerce in its communities, People's delivers value in other ways. People's and its associates contribute both their time and resources to their communities. Officers are expected to take leadership roles in local organizations and requests for volunteers are typically met with an overwhelming response throughout the organization. People's makes charitable contributions to a broad array of community services and programs with the majority being allocated to local community enhancements at all levels. Vital, growing communities with a high quality of life are essential for People's to continue to excel.

Union Bank and Trust Company of Indiana -

Union Bank and Trust Company of Indiana, ("Union Bank"), is IUB's oldest banking subsidiary. Union Bank was the first bank purchased by IUB commensurate with the holding company's inception in 1983. However, Union Bank's history dates back to 1873 with the distinction of having Indiana State Banking Charter #1, issued on March 1st of the same year. Union Bank's home office is located in Greensburg, Indiana, along I-74, approximately 55 miles between Indianapolis, Indiana and Cincinnati, Ohio. Concentrated in three distinct clusters, Union Bank operates five offices in Decatur County, in southeastern Indiana; three offices in Jay County, in northeastern Indiana; and six offices in Madison and Hancock counties, in east central Indiana. Local leadership with the power to make local decisions makes this unique grouping work.

         Small and mid-sized businesses find that Union Bank can serve as a tremendous resource. Working as a team, branch managers, loan officers, trust officers and insurance agents strive to meet virtually any financial need a client may present.

[SIDEBAR]

"With the creation of The Trust Investment Group, Union Bank will be able to expand our customer service as we continue to become a full service financial provider with a community based focus. That added benefit definitely brings our organization to a new level by offering even more financial services without losing the local orientation vital for community success."

Daryl R. Tressler, Chairman, President
and CEO, Union Bank and Trust
Company of Indiana

Union Bank and Trust
Company of Indiana
Main Office Address:
201 North Broadway
P.O. Box 87
Greensburg, IN 47240-0087
Tel: 812-663-4711
Fax: 812-663-4904
www.2unionbank.com

Number of Offices: 14
Number of Employees: 135
Total Deposits: $260,048,000
Total Loans: $200,733,000
Total Assets: $320,881,000.

         From business banking services to investments to employee benefit plans, Union Bank's team of professionals can respond with the flexible, innovative and personalized solutions that its business clients have come to expect.

        At mid-year, Union Bank expanded its trust department and created The Trust Investment Group. The re-formation of this division allows Union Bank to take advantage of the expertise of qualified trust professionals in the area of trust and investment services and to focus on growth in that area throughout its various markets. The Trust Investment Group administers assets with a market value in excess of $90 million. Serving as a financial partner to individuals and families as well as small to mid-sized businesses, public funds and foundations, The Trust Investment Group provides integrated solutions from one trusted source.

        Union Bank has long enjoyed strong partnerships with the communities it serves. Union Bank employees enthusiastically support the whole life of their communities - from being involved with youth sports to "walking" in support of a good cause to serving on the boards of various civic, philanthropic and business organizations. Union Bank is truly a community-oriented organization with character and history.

Regional Federal Savings Bank -

Regional Federal Savings Bank, ("Regional Bank"), is IUB's most concentrated banking subsidiary. With six offices in Clark and Floyd counties, Regional Bank serves Southern Indiana just across the Ohio River from Louisville, Kentucky.

        Chartered as a thrift, Regional Bank has struggled to shake its image of being strictly a mortgage lender and savings bank. During 1999, Regional Bank adopted a "We Mean Business" marketing campaign. Devised to draw attention to the competencies of its commercial lending division, this campaign canvassed the market area with newspaper advertising, direct mail and billboards. The success of this campaign has seen the formation of new and exciting commercial relationships which are continuing to change the perception of Regional Bank in both the business and personal sectors. Looking forward, some of the key areas of revenue synergies that will propel Regional Bank into the new millennium include middle-market commercial banking as well as its existing strength in residential mortgage lending. Regional Bank's customers can benefit greatly from local decision making by local people. While its size dictates personalized service on every level, its partnership with Indiana United Bancorp creates the ability to handle large corporate funding requests with the same attention to detail and efficiency that is expected with even the smallest loan request. The end result is always quick credit decisions and personal attention.


[SIDEBAR]

"Regional Bank's decision to devise a strategic marketing campaign has gained our organization a more positive reputation as being a full service financial institution. Our strong commitment to local, personalized service has not waned with our more aggressive approach, but has strengthened our organization against its competition."

Michael K. Bauer, Chairman,
President and CEO, Regional Federal
Savings Bank

Regional Federal Savings Bank
Main Office Address:
100 East Spring Street
P.O. Box 1207
New Albany, IN 47151-1207
Tel: 812-948-5500
Fax: 812-948-5537
www.regionalbank.com

Number of Offices: 6
Number of Employees: 70
Total Deposits: $164,518,000
Total Loans: $134,998,000
Total Assets: $197,947,000.

         The hard work and dedication of Regional Bank's nearly 70 employees is not exhausted at the workplace. Directors, executive management, officers, department supervisors and front-line associates can all be found volunteering their time to support various community organizations. The education of area youth and fund-raising for local and nation research organizations are just a few of the areas in which Regional Bank employees choose to devote countless hours of volunteer service.

        Doing business with Regional Bank offers a combination of business savvy, a determination to understand the needs of the customer and a dose of true Southern Indiana hospitality. You will find that at Regional Bank a friendly smile and a warm handshake are still the most important part of closing any deal.

The Insurance Group, Inc. -

In 1999, Indiana United Bancorp announced the acquisition of The Anderson Group, a full-service, independent insurance agency located in Owensboro, Kentucky. This acquisition presented the opportunity to expand IUB's insurance operations. This new venture saw the formation of The Insurance Group, Inc. - a financial services subsidiary of Union Bank, which consists of three member agencies:
Union Insurance in Greensburg, Indiana; Union Insurance in Portland, Indiana; and The Anderson Group in Owensboro, Kentucky.

        Union Insurance has established a solid insurance line. With the acquisition of The Anderson Group and the formation of The Insurance Group, Inc., IUB hopes to expand its non-banking financial services lines of business. Services provided through The Insurance Group, Inc. and its member agencies include: property and casualty coverage, consisting of personal lines for home and auto; commercial lines, including business package policies; worker's compensation; business auto; employee benefit packages; life; disability; senior care and many other financial services. The Insurance Group, Inc. is actively seeking to partner with other independent insurance agencies throughout the market areas already serviced by the banking subsidiaries of IUB. This enhancement of products and services and the leadership provided by the management team of The Anderson Group will create synergies between IUB's banking and non-banking financial services divisions that will benefit personal and business customers alike well into the new millennium.


[SIDEBAR]

"The Anderson Group's decision to align with Indiana United Bancorp has helped our newly formed organization, The Insurance Group to offer a wider array of services while maintaining our existing level of customer service. Our overlapping customer oriented philosophies have provided a unique bond that creates a win-win situation for not only our corporation, but for our customers as well."

C. Todd Anderson, President and CEO,
The Insurance Group, Inc.

The Insurance Group, Inc.
Main Office Address:
1925 Frederica Street
P.O. Box 1627
Owensboro, KY 42302
Tel: 270-926-4550
Fax: 603-761-1698

Member Agencies: 3
Number of Employees: 35
Partial Listing of Companies Represented:
Reliance Ins. Co., Ohio Casualty,
Indiana Insurance Company,
Cincinnati Ins.,
St. Paul/USF&G, Meridian Mutual Ins.,
Westfield, State Auto, Progressive,
Hastings Mutual, Auto Owners, SAFECO,
and many others.

A Year in Review

February 19 -
o People's Trust Company purchases three banking offices in Henry County and one office in Wayne County. Total deposits acquired in the purchase equaled $104 million.

March 19 -
o The Board of Directors of IUB paid a $.16 per share dividend for the first quarter.

April 1 -
o IUB announces that it purchased The Anderson Group - an independent insurance agency in Owensboro, Kentucky.

April 16 -
o Union Bank and Trust Company of Indiana opens a de novo banking facility in Chesterfield, Indiana. This brings their total offices in Madison County to four.

April 23 -
o Union Bank and Trust Company of Indiana opens a second de novo banking facility in Anderson, Indiana. The Madison County offices now total five.

April 29 -
o Don Benziger is named CFO of Indiana United Bancorp.

May 18 -
o IUB holds its 16th Annual Meeting of Shareholders.

o Following the retirement of Charter Board Member, Martin G. Wilson, after 16 years of service, IUB elects Eric E. Anderson to the Board of Directors.

o IUB promotes James L. Saner, Sr., President and COO to President and CEO pursuant to the retirement of Robert E. Hoptry on June 30, 1999.

June 21 -
o The Board of Directors of IUB paid a $.16 per share dividend for the second quarter.

June 30 -
o IUB announces the retirement of President and CEO, Robert E. Hoptry. Hoptry remains as Chairman of the Board.

September 1 -
o IUB establishes Captive Re-Insurance Company for accident/health and credit life insurance.

o IUB establishes corporate Information Technology (IT) Department.

September 20 -
o The Board of Directors of IUB paid a $.16 per share dividend for the third quarter.

November 9 -
o IUB announces that it has entered into a definitive agreement to purchase First Affiliated Bancorp of Watseka, Illinois and its wholly-owned banking subsidiary, Capstone Bank.

December 1 -
o IUB chooses a new transfer agent - Registrar and Transfer Company

December 20 -
o The Board of Directors of IUB paid a $.16 per share dividend for the fourth quarter.


[SIDEBAR]

Donald A. Benziger,
Senior Vice President and CFO,
Indiana United Bancorp.

Management's Discussion and Analysis
(Dollar Amounts in Thousands except Per Share Data)

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

Overview

The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive ability and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that the Company can best promote long-term shareholder interests by pursuing strategies which will continue to preserve its community- focused philosophy.

In conformance with the Plan, the Company issued $22,425 of cumulative trust preferred securities in December 1997. The net proceeds received by the Company were anticipated to be used for financing growth, which would include branch acquisitions, the establishment of de novo branches and/or acquisitions of other financial institutions and for general corporate purposes. To that end, the Company immediately deployed these funds to pay off its long-term loan and acquired seven branch facilities and related deposits in the third and fourth quarters of 1998. The Company integrated three of these branches into its Regional Bank subsidiary and four were integrated into its Union Bank subsidiary. In all, more than $121,000 in deposits were acquired, together with approximately $21,000 in consumer and small business loans.

These acquisitions allowed Regional Bank to improve its market share and penetration within its two-county geographical area of Floyd and Clark counties in Indiana. Union Bank entered two new counties with its purchases and spread its geographical boundaries to include Madison and Hancock counties in addition to its traditional base of Decatur and Jay counties in Indiana.

In April 1998, the Company merged with P.T.C. Bancorp, a one-bank holding company headquartered in Brookville, Indiana with total assets of more than $300,000. People's Trust Company, the wholly owned subsidiary of P.T.C. Bancorp had seventeen office locations spread throughout eight counties in eastern and southeastern Indiana. These counties were contiguous to the Company's existing locations. The transaction was regarded by both companies as a merger of equals and the management and directors of both organizations have been integrated. This transaction was accounted for as a "pooling of interests" and the Company's financial statements include P.T.C. Bancorp for all periods presented.

During 1999, the Company purchased four branches within its target market areas. These four branches were integrated into People's Trust Company during the first quarter of 1999 and resulted in the purchase of $104,000 in deposits. The offices are located in Cambridge City in Wayne County, and Knightstown and New Castle (2) in Henry County. This acquisition expands People's Trust Company's Wayne County market share and makes Henry County the bank's ninth county of operation.

The Company, through its Union Bank subsidiary, purchased two facilities in Anderson and Chesterfield. The newly renovated structures were opened de novo and became operational branches in April 1999. The branches will help solidify the Madison County position for Union Bank.

During the past three years, many technological improvements were initiated. Certain of these improvements, such as upgrading communication lines, have provided faster response time for customer transactions. Others represent capital investments that allow the Company to continue to effectively compete within the financial services industry that is becoming increasingly dependent upon technology. In 1997, a significant investment was made in technology enhancements, such as an automated voice response information system, additional ATMs, laser printed deposit statements, optical disk storage, and an increase in the power and memory of the AS400 computer system which allows for improved efficiency in the management of computer resources. In 1998, additional investments were made to expand and upgrade the use of personal computers throughout the Company as well as upgrading communication lines for speed of data delivery. These improvements allow the Company to improve efficiency as well as provide better quality services to its customers.

In 1999, the decision was made to utilize the company's existing software and mainframe for all affiliates. This decision necessitates conversion of People's Trust Company's data processing system from a service bureau environment to the Company's in-house system. This conversion will occur in the fourth quarter of 2000, but planning and certain upgrades have already occurred and staff training and orientation will accelerate in the months ahead.

2000 will witness the introduction of Internet banking at all of the Company's affiliates. The company views the Internet as another distribution channel to provide a wide range of products and services to its customers. By the second quarter of this year the Company will introduce Corporate Cash Management to all of its commercial customers via this medium.

The dynamics of the Plan assure continually evolving goals, and the extent of the Company's success will depend upon how well

Management's Discussion and Analysis
(Dollar Amounts in Thousands except Per Share Data)

Table 1 - Selected Financial Data

----------------------------------------------------------------------------------------------------------------------------
December 31                                         1999                1998            1997           1996           1995
----------------------------------------------------------------------------------------------------------------------------
Results of Operations
   Net interest income                            $ 31,247           $ 25,892        $ 24,606       $ 22,260       $ 20,568
   Provision for loan losses                         1,641              1,218           1,789            978            770
   Noninterest income                                6,108              5,122           4,501          3,974          3,358
   Noninterest expense                              25,036             19,672          16,203         15,722         14,868
   Income before income tax                         10,678             10,124          11,115          9,534          8,288
   Income tax                                        3,596              3,676           3,910          3,565          2,852
   Net income                                        7,082              6,448           7,205          5,969          5,436
   Dividends paid on common stock                    3,095              2,721           2,104          1,717          1,406
   Dividends paid on preferred stock                     -                  -               -             50            139

----------------------------------------------------------------------------------------------------------------------------
Per Common Share *
    Earnings per share (basic)                      $ 1.47             $ 1.36          $ 1.53         $ 1.25         $ 1.13
    Earnings per share (diluted)                      1.47               1.35            1.52           1.25           1.12
    Cash earnings per share (basic)**                 1.71               1.42            1.57           1.29           1.14
    Cash earnings per share (diluted)**               1.71               1.42            1.56           1.28           1.13
   Dividends paid ***                                 0.64               0.59            0.51           0.42           0.35
   Book value - end of period
      Excluding SFAS No.115 adjustment               13.15              12.25           11.52          10.44          10.05
      Including SFAS No.115 adjustment               12.19              12.40           11.68          10.50          10.13
   Market price - end of period                      18.75              22.13           22.75          14.53          12.50

----------------------------------------------------------------------------------------------------------------------------
At Year End
   Total assets                                  $ 978,893          $ 827,945       $ 693,168      $ 624,922      $ 577,779
   Investment securities                           243,274            197,599         126,104        151,978        152,037
   Loans, excluding held for sale                  643,227            539,404         472,627        416,016        374,534
   Allowance for loan losses                         7,049              6,099           5,451          4,506          4,476
   Total deposits                                  824,385            709,871         583,168        547,529        504,080
   Notes payable                                     6,885                  -               -          5,500          7,000
   Federal Home Loan Bank advances                  19,900             10,000          10,000              -              -
   Trust preferred securities                       22,425             22,425          22,425              -              -
   Preferred stock                                       -                  -               -              -          2,000
   Shareholders' equity                             59,209             59,196          55,006         49,402         47,463

----------------------------------------------------------------------------------------------------------------------------
Financial Ratios
   Return on average assets                          0.76%              0.89%           1.13%          1.02%          0.98%
   Return on average common
      shareholders' equity                           11.85              11.23           13.83          12.57          12.55
   Allowance for loan losses to total
      loans (year end,excluding held for sale)        1.10               1.13            1.15           1.08           1.20
   Shareholders' equity to total assets
      (year end)                                      6.05               7.15            7.94           7.91           8.21
   Average equity to average total assets             6.45               7.96            8.18           8.11           8.01
   Dividend payout ratio                             43.70              42.20           29.22          29.01          26.54

     * Adjusted for stock split and dividends
    ** Net income plus the after tax effect of the amortization of intangible assets for the period.
   *** Dividends paid by Indiana United Bancorp without restatement for pooling of interests
it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

Year 2000 ("Y2K") Computer Issues

The Company did not encounter any Y2K related problems nor is management aware of any customers who encountered significant Y2K problems. The effort to assure such success did not go unnoticed in terms of our employee's time, effort and dedication to a task. We commend those individuals for their diligence. The Company incurred approximately $150 in capital and other expenditures for Y2K preparations. Management is not aware of any remaining uncertainties or contingencies with respect to Y2K.

Business Strategy

The Company holds first or second market share positions as measured by total deposits in five of the fifteen counties it serves and intends to pursue growth strategies that result in meaningful market share positions in other rural or suburban communities. The Company is seeking to identify potential whole bank acquisitions in markets that offer opportunities to benefit from its community banking philosophy and that will likely result in meaningful market share. In addition, the Company believes it needs to expand other financial services and products in an attempt to offer a full array of financial services to its customer base.

Effective April 1, 1999, the Company acquired the property and casualty insurance business lines of The Anderson Group of Owensboro, Kentucky ("The Anderson Group"). The acquisition was effected by the purchase of assets and expertise. The property and casualty insurance business lines of The Anderson Group were integrated into a newly formed subsidiary of the Company, The Insurance Group, Inc., ("The Insurance Group") a wholly owned subsidiary of Union Bank. The general lines insurance business previously managed by Union Bank in Greensburg and Portland, Indiana will be directed through The Insurance Group subsidiary as the Company expands its insurance offering capabilities. This expansion means an increased book of business and additional management expertise, immediately, and later an increased product line. With this base the Company anticipates additional insurance acquisitions throughout its marketing area.

The Company plans to enter the brokerage services arena during 2000 by integrating brokers into the mainstream of its banking operations.

The Company has also formed The Trust Investment Group that operates as a division of Union Bank. The Trust Investment Group is comprised of the former Union Bank trust department and the trust business acquired from People's Trust Company. The Trust Investment Group plans to expand its services throughout 2000 and beyond into larger market areas of the Company.

On November 9, 1999 the Company announced a definitive agreement to acquire First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank N. A. The transaction will be accounted for using the pooling-of-interests method of accounting. The Company will issue approximately 1,020,000 shares of its common stock to the shareholders of First Affiliated Bancorp. The conversion rate will be 4.4167 shares of Company stock for each outstanding common share of First Affiliated.

As of December 31, 1999 First Affiliated had $131,000 in assets, $116,000 in deposits with four banking offices in Illinois and one in Indiana. It is anticipated that this transaction will be concluded in the second quarter of 2000.

Results of Operations

Annual net income was $7,082 in 1999 compared to $6,448 in 1998 and $7,205 in 1997. The major factors impacting 1999's earnings were the purchase of the branches and deposits and the de novo branch openings. Significant non-recurring merger expenses of $700 net of taxes impacted 1998 earnings and the Company recorded $118 after-tax non-recurring income in 1997 from the sale of real estate property acquired in lieu of foreclosure. Excluding these non-recurring items, net income of $7,148 would have been recorded in 1998 and $7,087 in 1997.

Net income per common share from recurring operations equaled $1.47 in 1999 and $1.50 in 1998 and 1997. Including the merger expenses for 1998 and the special real estate owned income for 1997, actual earnings per share were $ 1.47 for 1999, $1.35 for 1998, and $1.52 for 1997.

Another measure of an organization's performance is "cash earnings per share". Cash earnings are defined as net income plus the after tax effect of the amortization of intangible assets for the period. Per share (basic) cash earnings for 1999 equaled $1.71. For 1998 and 1997 cash earnings per share were $1.42 and $1.57, respectively.

The Company's return on average total assets was .76% in 1999 compared to .89% in 1998, and 1.13% in 1997. In planning for the future, management understood there would be such an impact in the short term, however, they feel that this expansion will provide greater future earnings potential for the Company.

Table 2 - Non-interest Income and Expense

--------------------------------------------------------------------------------------------------------------------
                                                                                                  Percent Change
--------------------------------------------------------------------------------------------------------------------
                                                     1999            1998           1997        1999/98     1998/97
--------------------------------------------------------------------------------------------------------------------
 Non-interest income
   Insurance commissions                           $ 1,166           $ 530          $ 515        120.0%        2.9%
   Fiduciary activities                                310             261            278         18.8        (6.1)
   Mortgage banking                                  1,016           1,356          1,116        (25.1)        21.5
   Service charges on deposit accounts               2,316           1,895          1,780         22.2          6.5
   Securities losses                                    (8)            (13)           (76)       (38.5)       (82.9)
   Other                                             1,308           1,093            888         19.7         23.1
                                                   --------------------------------------
 Total non-interest income                         $ 6,108         $ 5,122        $ 4,501         19.3         13.8
                                                   ======================================

--------------------------------------------------------------------------------------------------------------------
 Non-interest expense
   Salaries and employee benefits                  $13,707        $ 10,852        $ 9,252         26.3%        17.3%
   Net occupancy                                     1,556           1,382          1,284         12.6          7.6
   Equipment                                         1,818           1,457          1,323         24.8         10.1
   Data processing                                     758             855            797        (11.3)         7.3
   Deposit insurance                                   136             129            109          5.4         18.3
   Intangible amortization                           1,775             459            238        286.7         92.9
   Stationary, printing, and supplies                  805             635            503         26.8         26.2
   Merger                                                -             806              -       (100.0)       100.0
   Other                                             4,481           3,097          2,697         44.7         14.8
                                                   --------------------------------------
     Total non-interest expense                    $25,036        $ 19,672       $ 16,203         27.3         21.4
                                                   ======================================



Net Interest Income

Net interest income and net interest margin are influenced by the volume and yield on earning assets and the cost of interest-bearing liabilities. Tax equivalent net interest income of $32,449 in 1999 increased 20.6% from $26,907 in 1998, which was 4.9% above 1997 (See Table 3). This increase is: (1) due to the increased volume of earning assets obtained with funds received in our branch acquisitions and (2) to the lower cost of deposits.

Tax equivalent interest income increased $10,795 or 19.4% from 1998 to 1999 and $5,084 or 10.0% from 1997 to 1998.

Interest expense increased $5,253 or 18.2% from 1998 to 1999 and $3,826 or 15.3% from 1997 to 1998.

The Company's interest expense as a percent of earning assets was 3.95% in 1999 compared to 4.23% in 1998 or a 6.6% decrease. From 1997 to 1998 the same factor increased 2.4% from 4.13% to 4.23%.

Throughout the past three years, the Company has employed a deposit-pricing strategy focused on retaining and attracting lower cost short-to-moderate term funds. In addition, the Company has competed more aggressively for high quality loans to fully deploy the deposits purchased over the last 18 months. With the rapid influx of deposits due to the branch purchases, the Company's net interest margin decreased to 3.76% in 1999 from 3.95% in 1998 and 4.25% in 1997. In spite of this annual decrease in margin, the Company experienced an increase in net interest margin during the final two quarters of 1999, and the Company foresees maintaining or improving upon that level in 2000.

Provision for Loan Losses

The Company expensed $1,641 in provision for loan losses in 1999. This level of provision allowed the Company to maintain its allowance for loan losses in proportion to its risk and growth of gross loans. This topic is discussed in detail under the heading "Loans, Credit Risk and the Allowance and Provision for Loan Losses".

Non-interest Income

        The increase in mortgage rates over the last six months has slowed the housing market and has affected the company's volume of saleable new loans. This increase in rates has impacted our mortgage banking activity to the detriment of our non-interest income. The increase in non-interest income in 1998 was largely a result of increased mortgage banking activity, while mortgage banking income declined $340 in 1999. In spite of this, total non-interest income increased to $6,108 from $5,122 in 1998 and $4,501 in 1997. The increase in 1999 over 1998 was $986 or 19.3%. Of this increase, $636 was due to our expanded insurance business as discussed earlier and $421 was attributable to service charges on newly acquired deposit relationships. The Company also experienced a $215 increase from other income which includes fee income from its debit cards, surcharges of foreign card users on its ATMs and fees generated from several cash dispensers distributed throughout the Company's trade area.

Non-interest income increased by $621 from 1997 to 1998 primarily due to increases in mortgage banking and service charge income and other income increases as outlined in the previous paragraph.

Interest Expense

Total interest expense increased from $24,997 in 1997 and $28,823 in 1998 to $34,076 in 1999. The majority of the increases was the result of the deposit acquisitions made by the Company in the third and fourth quarters of 1998 and the first quarter of 1999. The Company also absorbed the interest expense on the Trust Preferred Securities for twelve months in 1998 as compared to less than a month in 1997.

Non-interest Expense

The largest component of non-interest expense is personnel and benefits cost. The Company experienced an increase of $2,855 or 26.3% over 1998's total and $1,600, or 17.3% in this area over 1997. The 1999 increase was a direct result of a full year of staffing the seven new branch facilities acquired in 1998, nine months of the six branches acquired and/or started in 1999 and the acquisition of the Anderson Group. The number of full-time equivalent employees at year-end 1999 was 404 compared to 360 in 1998 and 299 in 1997.

All but one area of non-interest expense increased in 1999 over 1998 and in 1998 over 1997. Total non-interest expense to average assets for 1999 was 2.70% compared to 2.73% in 1998 and 2.54% in 1997. The increases were a direct result of expanding facilities and personnel related to the acquisitions made throughout 1999 and 1998. Another impact of expansion is the amortization of premiums paid for the deposits. In 1999, 1998 and 1997, respectively, the intangible amortization was $1,775, $459 and $238. Total non-interest expense reduced by intangible amortization and merger costs expressed as percent-age of average assets would have been 2.51% for 1999, 2.55% for 1998 and 2.50% for 1997.

The Company historically has been able to control its overhead costs when compared to its peers (see Table 2 and graph).

Income Taxes

The effective tax rate was 33.7% for 1999, 36.3% for 1998, and 35.2% for 1997. Generally, the change in income tax expense reflects the change in income before income tax adjusted for tax-exempt income and non-deductible expenses, such as certain merger costs. During 1999, tax-exempt income from state and municipal securities increased. In 1998 the Company incurred $806 in merger expenses of which nearly $700 were non-deductible. The Company and its subsidiaries file consolidated income tax returns.

Financial Condition

Total average assets in 1999 increased $204,833 over the prior year and 1998 increased $83,607 over 1997.

Assets increased to $978,893 at year-end 1999 compared to $827,945 at year-end 1998, which compared to $693,168 for 1997. Acquired deposits, repayments of loans, as well as internal growth of interest-bearing deposits, funded loan and securities growth in 1999 and 1998.

Average non-interest bearing deposits increased 32.2% in 1999 following a 17.2% increase in 1998. Average interest-bearing deposits increased $165,711 or 29.8% in 1999 compared to 8.9% in 1998. The majority of this growth is attributable to deposit acquisitions made during the third and fourth quarters of 1998 and the first quarter of 1999.

When comparing deposit growth from December 31, 1998 to December 31, 1999, the Company experienced a total deposit growth of $114,514 or a 16.1% increase.

Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures ("Preferred Securities") in the amount of $22,425 were issued on December 9, 1997. The holders of the Preferred Securities are entitled to receive preferential cumulative cash distributions, payable quarterly, at the annual rate of 8.75% of the liquidation amount of $10 per Preferred Security. The Company has the right, so long as no default has occurred, to defer payment of interest at any time or from time to time, for a period not to exceed 20 consecutive quarters with respect to each deferral period. Currently, management has no intention of deferring the payment of interest. The Preferred Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise of the common stock. The holders of the Preferred Securities have no voting rights except in limited circumstances. The Preferred Securities are traded on the NASDAQ National Market under the symbol "IUBCP" and are not insured by the BIF, SAIF or FDIC, or by any other government agency. The Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, the Preferred Securities cannot constitute more than 25% of the total Tier 1 capital of the Company. Consequently, the amount of Preferred Securities in excess of the 25% limitation constitutes Tier 2 capital, or supplementary capital, of the Company.

Common Shareholders' Equity was $59,209 on December 31, 1999 compared to $59,196 at December 31, 1998. Book value per common share decreased to $12.19 or 1.7% from $12.40 at year-end 1998.


[CHART APPEARS HERE]

Overhead As Percent of Average Assets
(1999 as of 9/30)
                           1995  1996  1997  1998  1999
                           ----------------------------
Peer Group Average         2.68  2.68  2.54  2.73  2.70
Indiana United Bancorp     3.44  3.35  3.32  3.26  3.24

Loans, Credit Risk and the Allowance and Provision for Loan Losses.

Loans remain the Company's largest concentration of assets and, by their nature, carry a higher degree of risk. The loan underwriting standards observed by the Company's subsidiaries are viewed by management as a means of controlling problem loans and the resulting chargeoffs.

The Company's conservative loan underwriting standards have historically resulted in higher loan quality and lower levels of net chargeoffs than peer bank averages (see graph). The Company also recognizes credit risk is increased if undue concentrations of loans in specific industry segments and to out-of-area borrowers are incurred. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its loan concentration policy. The Company believes it has no undue concentrations of loans.

Total loans increased $103,823 or 19.2% over year-end 1998, largely reflecting the growth and development of real estate mortgages, both commercial and residential. The Company experienced modest growth in its commercial real estate portfolio of $3,014 or 3.1% and increased its residential portfolio by $61,141 or 24.8% compared to year-end 1998. The increase was largely the result of continuing strength in the economy and expansion into new and existing markets. Non-real estate related commercial lending increased 30.8% as the Company expanded its efforts in that sector. The Company also increased its construction and development loans from $30,772 to $50,721 or 64.8% from December 31, 1998 to December 31, 1999. The Company also experienced an increase in consumer loans over 1998, with an 11.5% increase. The Company increased its out-standing loans by $5,698 or 15.4% in farm real estate and decreased its agricultural production financing slightly compared to 1998. The decrease in tax-free loans is a function of the market's demand for tax-exempt products rather than any change in philosophy on the Company's part. (table 4 and graph).

Residential real estate loans continue to represent the largest portion of the total Management's Discussion and Analysis (Continued) loan portfolio. Such loans represented 47.8% and 45.7% of total loans at December 31, 1999 and 1998, respectively. Of the total residential real estate portfolio, 52.2% are fixed rate and 47.8% are variable rate loans as of December 31, 1999. The Company also originates and sells loans into the secondary market but retains the portfolio's servicing rights. As previously discussed, the Company's mortgage banking non-interest income decreased $340 from 1998 to 1999 having increased $240 or 21.5% from 1997 to 1998.

The Company limits its exposure to long-term fixed rate residential mortgage loans and generally observes 20% minimum down payment guidelines. The Company held some shorter term fixed rate mortgages in its own portfolio during 1997, 1998 and 1999 to help deploy the deposits gained through new products and acquisitions. This strategy assisted the Company in obtaining its profit goals for 1999. The Company intends to continue its plan of holding some fixed rate mortgages without incurring unacceptable levels of interest rate risk.

The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed on "non-accrual status" when, in management's judgment, the collateral value and/or the borrower's financial condition does not justify accruing interest.

As a general rule, commercial and real estate loans are reclassified to nonaccrual status at or before becoming 90 days past due. Interest previously recorded but not deemed collectible is reversed and charged against current income. Subsequent interest payments collected on nonaccrual loans may thereafter be recognized as interest income or may be applied as a reduction of the loan's principal balance, as circumstances warrant.

The provision for loan losses was $1,641 in 1999 compared to $1,218 in 1998 and $1,789 in 1997. The additional provisions for 1997 through 1999 reflect increases in the allowance primarily due to the Company's overall loan growth and to replenish the allowance for chargeoffs incurred.

Net charges were $691 in 1999, $570 in 1998,and $844 in 1997. As a percentage of average loans, net charges equaled .12%, .11% and .19% in 1999, 1998 and 1997, respectively. The Company has outperformed its peer group's net loan loss average and that trend is expected to continue in 2000 (see graph)

Table 3-Average Balance Sheet and Net Interest Analysis
(Taxable Equivalent Basis)*

                                                               1999                                      1998
                                               Average                      Average       Average                     Average
Assets                                         Balance        Interest       Rate         Balance       Interest       Rate
------------------------------------------------------------------------------------------------------------------------------
Short-term investments                            $ 1,057           $ 60        5.68%        $ 1,431          $ 81        5.66%
Federal funds sold                                 22,451          1,070        4.77          33,713         1,832        5.43
Securities
    Taxable                                       214,727         12,767        5.95         116,262         7,408        6.37
    Non-taxable*                                   35,131          2,697        7.68          27,783         1,992        7.17
------------------------------------------------------------------------------------------------------------------------------
         Total securities                         249,858         15,464        6.19         144,045         9,400        6.53
Loans **
    Commercial                                    245,074         21,246        8.67         200,693        18,266        9.10
    Residential real estate                       275,457         21,801        7.91         238,594        19,898        8.34
    Consumer                                       68,698          6,884       10.02          62,423         6,253       10.02
------------------------------------------------------------------------------------------------------------------------------
        Total loans                               589,229         49,931        8.47         501,710        44,417        8.85
------------------------------------------------------------------------------------------------------------------------------
        Total earning assets                      862,595         66,525        7.71         680,899        55,730        8.18
------------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                            23,934                                     19,189
Unrealized gains (losses) on securities            (2,352)                                     1,657
Allowance for loan losses                          (6,590)                                    (5,806)
Premises and equipment,net                         14,044                                     11,045
Intangible assets                                  22,375                                      2,957
Accrued interest receivable
and other assets                                   12,604                                     11,836
----------------------------------------------------------                           ----------------
         Total assets                           $ 926,610                                  $ 721,777
==========================================================                           ================

Liabilities
     Interest-bearing deposits
        Interest-bearing demand accounts        $ 179,427        $ 4,713        2.63       $ 131,263       $ 3,953        3.01
        Savings                                   105,170          3,044        2.89          64,990         1,892        2.91
       Certificates of deposit                    437,662         22,429        5.12         360,295        19,983        5.55
------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing deposits       722,259         30,186        4.18         556,548        25,828        4.64
Short-term borrowings                              20,087            883        4.40           9,307           429        4.61
Trust preferred securities                         22,425          2,004        8.94          22,425         2,024        9.03
Notes payable and FHLB borrrowings                 16,352          1,003        6.13          10,000           542        5.42
------------------------------------------------------------------------------------------------------------------------------
            Total interest-bearing liabilities    781,123         34,076        4.36         598,280        28,823        4.82
Demand deposits                                    77,210                                     58,407
Other liabilities                                   8,525                                      7,647
----------------------------------------------------------                           ----------------
Total liabilities                                 866,858                                    664,334
Shareholders' equity                               59,752                                     57,443
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity      $ 926,610         34,076      3.95***      $ 721,777        28,823     4.23***
                                           ===============---------------------------================-------------------------
Net interest income                                             $ 32,449      3.76****                    $ 26,907    3.95****
  and net interest margin
------------------------------------------------------------------------------------------------------------------------------

Conversion of tax exempt income to a
fully taxable equivalent basis using a
marginal rate of 34%                                             $ 1,202                                   $ 1,015



                                                                  1997
                                                  Average                     Average
Assets                                            Balance       Interest       Rate
----------------------------------------------------------------------------------------
Short-term investments                                $ 1,713          $ 90        5.25%
Federal funds sold                                     16,414           952        5.80
Securities
    Taxable                                           106,557         6,865        6.44
    Non-taxable*                                       30,122         2,197        7.29
----------------------------------------------------------------------------------------
         Total securities                             136,679         9,062        6.63
Loans **
    Commercial                                        180,903        17,063        9.43
    Residential real estate                           208,869        17,417        8.34
    Consumer                                           59,493         6,062       10.19
----------------------------------------------------------------------------------------
        Total loans                                   449,265        40,542        9.02
----------------------------------------------------------------------------------------
        Total earning assets                          604,071        50,646        8.38
----------------------------------------------------------------------------------------

Cash and due from banks                                18,464
Unrealized gains (losses) on securities                   562
Allowance for loan losses                              (4,621)
Premises and equipment,net                             10,014
Intangible assets                                       1,664

Accrued interest receivable
and other assets                                        8,016
--------------------------------------------------------------
         Total assets                               $ 638,170
==============================================================

Liabilities
     Interest-bearing deposits
        Interest-bearing demand accounts            $ 123,914       $ 3,751        3.03
        Savings                                        59,386         1,818        3.06
       Certificates of deposit                        327,541        18,270        5.58
----------------------------------------------------------------------------------------
            Total interest-bearing deposits           510,841        23,839        4.67
Short-term borrowings                                  12,349           630        5.10
Trust preferred securities                              1,229           105        8.54
Notes payable and FHLB borrrowings                      4,797           423        8.82
----------------------------------------------------------------------------------------
            Total interest-bearing liabilities        529,216        24,997        4.72
Demand deposits                                        49,817
Other liabilities                                       7,032
--------------------------------------------------------------
Total liabilities                                     586,065
Shareholders' equity                                   52,105
--------------------------------------------------------------
Total liabilities and shareholders' equity          $ 638,170        24,997      4.13***
                                           ===================--------------------------
Net interest income                                                $ 25,649     4.25****
  and net interest margin
----------------------------------------------------------------------------------------

Conversion of tax exempt income to a
fully taxable equivalent basis using a
marginal rate of 34%                                                $ 1,042

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**   Nonaccruing loans have been included in the average balances.
***  Total interest expense divided by total earning assets.
**** Net interest income divided by total earning assets.

Table 4 - Loan Portfolio
-------------------------------------------------------------------------------------------------------------------------
December 31                            1999               1998               1997               1996              1995
-------------------------------------------------------------------------------------------------------------------------
Types of loans
Commercial                            $39,539            $30,237            $34,442            $32,748           $30,242
Agricultural production
   financing and other
   loans to farmers                    14,863             14,983             15,991             16,073            15,167
Commercial real estate
   mortgage                            98,814             95,800             81,549             62,501            52,843
Residential real estate
   mortgage                           307,632            246,491            208,327            188,716           170,590
Farm real estate                       42,604             36,906             38,802             35,145            36,188
Construction and development           50,721             30,772             15,797             20,239            16,446
Consumer                               79,154             70,966             66,357             52,106            44,651
State and political                     9,900             13,249             11,362              8,488             8,407
-------------------------------------------------------------------------------------------------------------------------
    Total loans                     $ 643,227           $539,404           $472,627           $416,016          $374,534
-------------------------------------------------------------------------------------------------------------------------

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

The adequacy of the Allowance for Loan Losses in each subsidiary is reviewed at least quarterly. The determination of the provision amount in any period is based on management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio with general allocations made by loan type, classified loans including non-accrual and impaired loans, current economic conditions, the amount of loans presently outstanding, and the amount and composition of loan growth. The Allowance for Loan Losses as of December 31, 1999 is considered adequate by management. See Tables 4, 5, and 6 for quantitative support of this narrative loan analysis.

Investment Securities

Investment securities offer flexibility in the Company's management of interest rate risk, and are the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high-risk derivative products or junk bonds.

As of December 31, 1999, 92.7% of the investment securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of share-holders' equity. A net unrealized loss of $7,560 is recorded to adjust the AFS portfolio to current market value at December 31, 1999 compared to a net unrealized gain of $1,223 at December 31, 1998. The remaining 7.3% of the investment portfolio is classified as "held to maturity" ("HTM") and is carried at book value. The majority of the Company's HTM portfolio consists of tax-exempt municipal bonds.

Variable rate securities comprised 13.6% of the total portfolio on December 31, 1999 with the remaining 86.4% invested in fixed rate investments.

Sources of Funds

The Company relies primarily on customer deposits and securities sold under agreement to repurchase ("repurchase agreements"), along with shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are used to provide additional funding. The Company also purchased $104,000 and $121,000 of local deposits during the first quarter of 1999 and the last half of 1998 respectively, from major regional banks exiting smaller markets.

Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 92.7% and 90.3% of total average earning assets in 1999 and 1998. Total interest-bearing deposits averaged 90.3% and 90.5% of average total deposits during 1999 and 1998, respectively. Management is continuing efforts to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

Repurchase agreements are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. Repurchase agreements are not subject to FDIC assessment so they are less costly than large certificates of deposit.

During 1999, short-term borrowings averaged $20,087 with repurchase agreements representing $17,221 of the total as the strong economy continued and the demand for short term investments increased combined with the Company's funding needs. At year-end 1999 the short-term borrowings were $40,064. Even though short-term borrowings temporarily increased 32% at year-end 1998 compared to 1997, the Company decreased average repurchase agreements and other short-term borrowings in 1998 to $9,307 or 25% below 1997. Repurchase agreements comprised 98% of short-term borrowings on December 31, 1998 and 63.6% of short-term borrowings on December 31, 1999.

Another source of funding is the Federal Home Loan Bank (FHLB). The Company had FHLB advances of $19,900 out-standing at December 31, 1999. One $10,000 advance has a quarterly floating interest rate which was 6.18% at year-end and matures on December 30, 2002. The other two advances of $4,900 and $5,000 have interest rates of 5.13% and 5.54% and mature on January 7, 2000. The Company averaged $10,241 in FHLB advances during 1999 compared to $10,000 during 1998 and $4,797 in 1997.

Table 5 - Non-Performing Loans

------------------------------------------------------------------------------------------------------------------------
                                                           1999          1998          1997          1996          1995
------------------------------------------------------------------------------------------------------------------------
Non-accrual loans                                        $3,465        $3,709          $755        $3,039        $2,198
Accruing loans contractually past due 90 days or more       373           195           375            39           174
------------------------------------------------------------------------------------------------------------------------
              Total                                      $3,838        $3,904        $1,130        $3,078        $2,372
------------------------------------------------------------------------------------------------------------------------
               % of total loans                           0.60%         0.72%         0.24%         0.74%         0.63%
------------------------------------------------------------------------------------------------------------------------

Table 6 - Summary of Allowance for Loan Losses
---------------------------------------------------------------------------------------------------------------------
                                                     1999           1998          1997           1996           1995
---------------------------------------------------------------------------------------------------------------------
Balance at January 1                               $6,099         $5,451        $4,506         $4,476         $4,385
Chargeoffs
      Commercial                                       88            191           695            315            339
      Commercial real estate mortgage                 458              0             0            334            166
      Residential real estate mortgage                 72             99            32             10             54
      Consumer                                        461            582           452            523            456
---------------------------------------------------------------------------------------------------------------------
              Total chargeoffs                      1,079            872         1,179          1,182          1,015
---------------------------------------------------------------------------------------------------------------------
Recoveries
       Commercial                                      15             83           134             47            121
       Residential real estate mortgage                21             25            25             17             46
       Consumer                                       352            194           176            170            169
---------------------------------------------------------------------------------------------------------------------
               Total recoveries                       388            302           335            234            336
---------------------------------------------------------------------------------------------------------------------
Net chargeoffs                                        691            570           844            948            679
Provision for loan losses                           1,641          1,218         1,789            978            770
---------------------------------------------------------------------------------------------------------------------
Balance at December 31                             $7,049         $6,099        $5,451         $4,506         $4,476
---------------------------------------------------------------------------------------------------------------------
Net chargeoffs to average loans                      .12%          0.11%         0.19%          0.24%          0.19%
Provision for loan losses to average loans            .28           0.24          0.40           0.25           0.21
Allowance to total loans at year end                 1.10           1.13          1.15           1.08           1.20
---------------------------------------------------------------------------------------------------------------------




In February of 1999 the Company borrowed $8,000 from National City Bank at a floating rate based upon LIBOR. In July, the Company reduced its debt by $1,300 in order to obtain a more favorable interest rate. In addition, the Company established a $3,000 line of credit as a cash management tool.

Capital Resources

The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items. The Company's core capital ("Tier 1") consists of common shareholders' equity adjusted for unrealized gains or losses on available for sale (AFS) securities plus limited amounts of Preferred Securities less core deposit and goodwill intangibles. Total capital consists of core capital, certain debt instruments and a portion of the allowance for loan losses. At December 31, 1999, Tier 1 capital to average assets was 6.5%. Tier 1 capital to risk-weighted assets was 9.7%. Total capital to risk-weighted assets was 11.0%. All ratios substantially exceed required ratios established for bank holding companies. Risk-adjusted capital levels of each of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

The Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, capital received from the proceeds of the sale of these securities cannot constitute more than 25% of the total Tier 1 capital of the Company. Consequently, the amount of Preferred Securities in excess of the 25% limitation constitutes Tier 2 capital, or supplementary capital, of the Company.

Common shareholders' equity is impacted by the Company's decision to categorize a portion of its securities portfolio as available for sale (AFS). Securities in this category are carried at fair value, and common shareholders' equity is adjusted to reflect unrealized gains and losses, net of taxes.

The Company declared and paid common dividends of $.64 per share in 1999, $.59 in 1998 and $.51 in 1997. Book value per common share decreased to $12.19 from $12.40 in 1998. The net adjustment for AFS securities decreased book value by $.95 and increased book value by $.15 at December 31, 1999 and 1998, respectively. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.

The Company declared a 2 for 1 common stock split for those shareholders of record as of August 17, 1998. All financial information used throughout this report has been adjusted to reflect this stock split.

Liquidity

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year and money market instruments. In addition, the Company holds $203,791 of AFS securities maturing after one year, which can be sold to meet liquidity needs.

Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, supports liquidity, extends the contractual maturity of liabilities, and limits reliance on volatile short-term purchased funds. Short-term funding needs can arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable low-cost funds. Average core deposits funded approximately 85% of total earning assets during 1999 and approximately 90% in 1998.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. The Company has not received any directives from regulatory authorities which would materially affect liquidity, capital resources or operations.

Interest Rate Risk

At year end 1999, the Company held approximately $388,000 in assets comprised of securities, loans, short-term investments and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 1999 appears in Table
7. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricing characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. It is the policy of the

Table 7- Rate Sensitivity Analysis at December 31, 1999
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                          Over 5
                                                                                                         Years or
                                                3 Months       1 Year       2 Years       5 Years       Insensitive     Total
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
Loans                                            $170,234      $160,822      $45,921       $131,973       $134,277     $643,227
Securities                                         36,633        16,879       37,165         85,219         67,378      243,274
Federal funds sold                                    400             -            -              -              -          400
Interest-bearing deposits in banks                  1,028             -            -              -              -        1,028
FHLB Stock                                          2,231             -            -              -              -        2,231
--------------------------------------------------------------------------------------------------------------------------------
Total Interest-earning assets                     210,526       177,701       83,086        217,192        201,655      890,160
--------------------------------------------------------------------------------------------------------------------------------
Other assets                                            -             -            -              -         95,782       95,782
Allowance for loan losses                               -             -            -              -         (7,049)      (7,049)
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                     $210,526      $177,701      $83,086       $217,192       $290,388     $978,893
--------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities
Interest-bearing demand                           $53,520       $26,760      $26,760        $26,760              -     $133,800
Savings                                            22,296        14,864       18,580         18,580              -       74,320
Money market                                       43,234        43,234            -              -              -       86,468
Certificates of deposit                           108,641       189,927       99,218         40,001          7,542      445,329
Short term borrowings                              40,064             -            -              -              -       40,064
Notes payable                                       6,750            75           60              -              -        6,885
Federal Home Loan Bank advances                    19,900             -            -              -              -       19,900
Trust preferred securities                              -             -            -              -         22,425       22,425
--------------------------------------------------------------------------------------------------------------------------------
Total Interest-bearing liabilities                294,405       274,860      144,618         85,341         29,967      829,191
--------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                                                                             84,468       84,468
Other liabilities                                                                                            6,025        6,025
Stockholders equity                                                                                         59,209       59,209
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and stockholders' equity       $294,405      $274,860     $144,618        $85,341       $179,669     $978,893
--------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap
  (assets less liabilities)                      ($83,879)     ($97,159)    ($61,532)      $131,851
--------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap(cumulative)                  (83,879)     (181,038)    (242,570)       (49,998)
--------------------------------------------------------------------------------------------------------------------------------
Percent of total assets (cumulative)                (8.57)%      (18.49)%     (24.78)%        (5.11)%
Rate sensitive assets/liabilities
  (cumulative)                                     71.51%        68.20%       66.02%         86.15%
--------------------------------------------------------------------------------------------------------------------------------

Company that the cumulative GAP divided by total assets shall be plus or minus 20% at the 3-month, 6-month, and 1-year time horizon.

The Company continues to strive to increase its amount of variable rate assets in what is generally perceived to be a period of rising interest rates. While interest rates have trended upward since July 1999, the increases have been relatively mild and have allowed the company the opportunity to react to the higher rates. Management believes that the company is well positioned in the current rate environment and does not foresee its earnings materially impacted in 2000 regardless of the direction interest rates may take.

Asset/liability management strategies are developed by the Company to manage market risk. Market risk is the risk of loss in financial instruments including investments, loans, deposits and borrowings arising from adverse changes in prices/rates. Interest rate risk is the Company's primary market risk exposure and represents the sensitivity of earnings to changes in market interest rates. Strategies are developed that impact asset/liability committee activities based on interest rate risk sensitivity, board policy limits, desired sensitivity gaps and interest rate trends.

Table 8 provides information about the Company's significant financial instruments at December 31, 1999 that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by maturity dates. The table presents only a static measurement of asset and liability volumes based on maturity, cash flow estimates and interest rates. It does not reflect the differences in the timing and degree of repricing of assets and liabilities due to interest rate changes.

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

New Accounting Matters

Disclosures about Segments of an Enterprise and Related Information

Statement No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial reports issued to shareholders. Statement No. 131 is effective for financial statements for periods beginning after December 15, 1997, but the Company operates only one reportable segment, banking.

Accounting for Derivative Instruments and Hedging Activities

In June, 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("Statement") No. 133, "Accounting For Derivative Instruments and Hedging Activities" which requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for hedges. Statement No. 133 is effective for 2001. The Company believes that the adoption of Statement No. 133 will not have material impact on the Company's financial condition or results of operations.

Table 8 Principal Cash Flows
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                There                  Fair
December 31                                2000       2001       2002       2003      2004      after      Total      Value
-----------------------------------------------------------------------------------------------------------------------------
Assets
   Investment securities
      Fixed rate                          20,621     37,505     19,887     26,798    41,319     71,348    217,478    210,189
         Average interest rate             5.20%      5.51%      5.40%      5.59%     5.56%      6.08%      5.75%
      Variable rate                        4,000      1,490          -         16         -     27,850     33,356     32,929
         Average interest rate             5.03%      6.35%          -      7.00%         -      6.53%      6.34%

   Loans
      Fixed rate                          31,445     17,920     21,673     34,421    13,528    169,494    288,481    283,939
         Average interest rate             8.53%      9.09%      8.74%      8.12%     7.94%      7.72%      8.02%
      Variable rate                       62,675      5,420      3,333      4,152     5,910    281,137    362,627    360,487
         Average interest rate             9.10%      9.01%      8.97%      8.52%     8.34%      7.94%      8.18%

Liabilities
   Deposits
      NOW, money market and
         savings deposits
            Fixed rate
               Average interest rate
            Variable rate                294,588                                                          294,588    294,588
               Average interest rate       2.76%                                                            2.76%

      Certificates of deposit
            Fixed rate                   287,138     93,164     27,637      9,440     8,123        556    426,058    431,656
               Average interest rate       5.01%      5.36%      5.78%      5.74%     5.43%      4.60%      5.14%
            Variable rate                 11,433      6,054      1,054        276       409         45     19,271     19,271
               Average interest rate       5.14%      5.01%      5.48%      4.95%     4.84%      4.69%      5.11%

   Borrowings
      Fixed rate                          12,926                                                           12,926     12,926
         Average interest rate             5.38%                                                            5.38%
      Variable rate                       27,138                                                           27,138     27,138
         Average interest rate             4.73%                                                            4.73%

   Federal Home Loan Bank advances
      Variable rate                        9,900                10,000                                     19,900     19,900
         Average interest rate             5.34%                 5.35%                                      5.35%

    Notes payable
      Variable rate                        6,885                                                            6,885      6,885
         Average interest rate             7.10%                                                            7.10%

   Trust Preferred Securities
      Fixed rate                                                                                22,425     22,425     18,781
         Average interest rate                                                                   8.75%      8.75%
-----------------------------------------------------------------------------------------------------------------------------

TABLE  9 - QUARTERLY FINANCIAL INFORMATION
---------------------------------------------------------------------------------------------------------------------------------
                                                                           1999                                            1998
                                 ------------------------------------------------------------------------------------------------
                                    Fourth      Third       Second        First        Fourth     Third       Second      First
---------------------------------------------------------------------------------------------------------------------------------
Total interest income              $17,449     $16,754     $15,937      $15,183      $14,388     $13,826      $13,468    $13,033
Total interest expense               8,846       8,565       8,514        8,151        7,833       7,245        6,907      6,838
Net interest income                  8,603       8,189       7,423        7,032        6,555       6,581        6,561      6,195
Net income                           1,930       1,850       1,682        1,620        1,806       1,728        1,066      1,848
Earnings per share (basic)            0.40        0.38        0.35         0.34         0.38        0.36         0.23       0.39
Earnings per share (diluted)          0.40        0.38        0.35         0.34         0.38        0.36         0.22       0.39
---------------------------------------------------------------------------------------------------------------------------------

The above quarterly amounts reflect reclassifications which increased net interest income by $275 for 1998 on an annual basis from amounts previously reported.

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

To meet this responsibility, management maintains a system of internal control, policies and administrative procedures designed to provide reasonable assurance that transactions are recorded accurately. As an integral part of the internal control, he Company maintains a professional staff of internal auditors who monitor compliance with regulations, policies and procedures, and assess the effectiveness of internal control. In addition, the Company's audit committee, which is comprised entirely of outside directors, meets periodically with management, internal auditors and/or independent auditors and banking regulators, have unrestricted access to the audit committee. Management believes the Company's system provides a basis for the preparation of reliable financial statements.

The Company's consolidated financial statements have been audited by Crowe, Chizek and Company LLP. Their responsibility is to express an opinion as to the integrity of the company's consolidated financial statements and, in performing their audit, to evaluate the Company's internal control to the extent they deem necessary in order to issue such an opinion. As described further in their report that follows, their opinion is based on their audit, which was conducted in accordance with generally accepted accounting standards and is believed by them to provide a reasonable basis for their opinion. The selection of Crowe, Chizek and Company LLP was approved by the Board of Directors and ratified by shareholders.


James L. Saner, Sr.
President and Chief Executive Officer


Donald A. Benziger
Senior Vice President and Chief Financial Officer



Independent Auditor's Report
To the Shareholders and Board of Directors
Indiana United Bancorp
Greensburg, Indiana

We have audited the consolidated balance sheet of Indiana United Bancorp as of December 31, 1999, and the related consolidated statements of income, shareholder's equity and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

The consolidated financial statements as of December31, 1998, and for the two years then ended, except for amounts included for P.T.C. Bancorp for the year ended December 31, 1997, were audited by other auditors whose report dated January 29, 1999 expressed an unqualified opinion on those statements. The financial statements for the year ended December 31, 1997 were restated to reflect the pooling of interests with P.T.C. Bancorp as described in Note 2 to the financial statements. We audited the 1997 financial statements of P. T. C. Bancorp, which statements reflected net income of $3,430 for the year ended December 31, 1997, and our report dated January 22, 1998 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 financial statements referred to above present fairly, in all material respects, the financial position of Indiana United Bancorp as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

Crowe, Chizek and Company LLP.
Indianapolis, Indiana
February 4, 2000.22

Consolidated Balance Sheets
-------------------------------------------------------------------------------------------------
December 31 (In thousands except share and per share data)
-------------------------------------------------------------------------------------------------

Assets                                                                     1999           1998
-------------------------------------------------------------------------------------------------
  Cash and due from banks                                                $ 33,530       $ 25,549
  Interest-bearing demand deposits                                             30             31
  Federal funds sold                                                          400         19,855
-------------------------------------------------------------------------------------------------
    Cash and cash equivalents                                              33,960         45,435
  Interest bearing time deposits                                              998          1,498
  Investment securities
    Available for sale                                                    225,486        178,008
    Held to maturity (fair value of $17,632 and $20,016)                   17,788         19,591
-------------------------------------------------------------------------------------------------
            Total investment securities                                   243,274        197,599
  Loans held for sale                                                       7,881         10,972
  Loans, net of allowance for loan losses of $7,049 and $6,099            636,178        533,305
  Premises and equipment (net)                                            155,015         12,498
  Federal Home Loan Bank stock                                              2,231          2,120
  Income receivable                                                         8,532          7,044
  Intangible assets                                                        24,135         12,818
  Other assets                                                              6,689          4,656
-------------------------------------------------------------------------------------------------
    Total assets                                                        $ 978,893      $ 827,945

Liabilities
  Deposits
      Non-interest bearing                                               $ 84,468       $ 66,102
      Interest bearing                                                    739,917        643,769
-------------------------------------------------------------------------------------------------
           Total deposits                                                 824,835        709,871
  Short-term borrowings                                                    40,064         20,032
  Federal Home Loan Bank advances                                          19,900         10,000
  Notes payable                                                             6,885              -
  Interest payable                                                          4,010          4,032
  Other liabilities                                                         2,015          2,389
-------------------------------------------------------------------------------------------------
    Total liabilities                                                     897,259        746,324
-------------------------------------------------------------------------------------------------

Guaranteed preferred beneficial interests in
  company's subordinated debentures                                        22,425         22,425

Shareholders' equity
    Preferred stock no par value
      Authorized - 400,000
      Issued and outstanding - none                                             -              -
  Common stock $.50 stated value:
  Authorized--10,000,000 shares, Issued and
     outstanding, 4,855,541 and 4,774,628 shares                            2,428          2,387
  Paid-in capital                                                          23,065         21,742
  Retained Earnings                                                        38,350         34,363
  Accumulated other comprehensive income                                   (4,634)           704
-------------------------------------------------------------------------------------------------
    Total shareholders' equity                                             59,209         59,196
-------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                         $ 978,893      $ 827,945
-------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statements of Income
-----------------------------------------------------------------------------------------------------
Years Ended December 31 (In thousands                          1999            1998           1997
   except share and per share data)
-----------------------------------------------------------------------------------------------------
Interest income:
  Loans receivable
     Taxable                                                 $ 49,095        $ 43,423       $ 39,674
     Tax exempt                                                   551             656            572
  Investment securities
     Taxable                                                   12,767           7,408          6,865
     Tax exempt                                                 1,780           1,315          1,450
   Federal funds sold                                           1,070           1,832            952
   Deposits with financial institutions                            60              81             90
-----------------------------------------------------------------------------------------------------
    Total interest income                                      65,323          54,715         49,603
-----------------------------------------------------------------------------------------------------
Interest expense:
  Deposits                                                     30,186          25,828         23,839
  Short-term borrowings                                         1,412             429            630
  Trust preferred securities                                    2,004           2,024            105
  Other borrowings                                                474             542            423
-----------------------------------------------------------------------------------------------------
    Total interest expense                                     34,076          28,823         24,997
-----------------------------------------------------------------------------------------------------
Net interest income                                            31,247          25,892         24,606
  Provision for loan losses                                     1,641           1,218          1,789
-----------------------------------------------------------------------------------------------------
Net interest income after
  Provision for loan losses                                    29,606          24,674         22,817
-----------------------------------------------------------------------------------------------------
Non-interest income:
  Insurance commissions                                         1,166             530            515
  Mortgage banking                                              1,016           1,356          1,116
  Fiduciary activities                                            310             261            278
  Service charges on deposit accounts                           2,316           1,895          1,780
  Net realized losses on securities                                (8)            (13)           (76)
  Other income                                                  1,308           1,093            888
-----------------------------------------------------------------------------------------------------
    Total non-interest income                                   6,108           5,122          4,501
-----------------------------------------------------------------------------------------------------

Non-interest expense
  Salaries and employee benefits                               13,707          10,852          9,252
  Net occupancy expenses                                        1,556           1,382          1,284
  Equipment expenses                                            1,818           1,457          1,323
  Data processing fees                                            758             855            797
  Deposit insurance expense                                       136             129            109
  Intangibles amortization                                      1,775             459            238
  Stationery printing and supplies                                805             635            503
  Merger expenses                                                   -             806              -
  Other expenses                                                4,481           3,097          2,697
-----------------------------------------------------------------------------------------------------
    Total non-interest expense                                 25,036          19,672         16,203
-----------------------------------------------------------------------------------------------------
Income before income tax                                       10,678          10,124         11,115
-----------------------------------------------------------------------------------------------------
  Income tax expense                                            3,596           3,676          3,910
-----------------------------------------------------------------------------------------------------
Net income                                                    $ 7,082         $ 6,448        $ 7,205
=====================================================================================================

Net income per share (basic)                                   $ 1.47          $ 1.36         $ 1.53
Net income per share (diluted)                                 $ 1.47          $ 1.35         $ 1.52

See notes to consolidated financial statements

Consolidated Statements of Shareholders' Equity
--------------------------------------------------------------------------------------------------------------------------------
                                                                                           Accumulated
                                                                                              Other         Total     Comprehen-
(In Thousands Except Share and Per Share Data)     Common Stock     Paid - in   Retained  Comprehensive  Shareholder's   sive
                                                Shares      Amount   Capital    Earnings      Income        Equity      Income
--------------------------------------------------------------------------------------------------------------------------------
Balance, January 1,1997                        4,703,988    $ 2,352  $ 21,222   $25,536        $292         $49,402
  Net income                                                                      7,205                       7,205      $7,205
    Unrealized gains on securities net of
      reclassification adjustment                                                               470             470         470
                                                                                                                         ------
        Total comprehensive income                                                                                       $7,675
                                                                                                                         ======
Cash dividends -$ .51 per share                                                  (2,105)                     (2,105)
Exercise of stock options                          4,568          2        32                                    34
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,1997                      4,708,556      2,354    21,254    30,636         762          55,006
  Net income                                                                      6,448                       6,448      $6,448
    Unrealized gains on securities net of
      reclassification adjustment                                                               (58)            (58)        (58)
                                                                                                                         ------
           Total comprehensive income                                                                                    $6,390
                                                                                                                         ======
Cash dividends -$ .59 per share                                                  (2,721)                     (2,721)
Exercise of stock options                         66,072         33       488                                   521
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                     4,774,628      2,387    21,742    34,363         704          59,196
  Net income                                                                      7,082                       7,082      $7,082
     Unrealized gains (losses)  net of
      reclassification adjustment                                                            (5,338)         (5,338)     (5,338)
                                                                                                                         ------
             Total  comprehensive income                                                                                 $1,744
                                                                                                                         ======
Cash dividends -$ .64 per share                                                  (3,095)                     (3,095)
Additional shares issued                          80,913         41     1,323                                 1,364
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,1999                      4,855,541    $ 2,428  $ 23,065   $38,350    $ (4,634)       $ 59,209
--------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

Consolidated Statement of Cash Flows
--------------------------------------------------------------------------------------------------
Years Ended December 31 (In Thousands)                           1999         1998          1997
--------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                    $ 7,082      $ 6,448       $7,205
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for loan losses                                      1,641        1,218        1,789
   Depreciation and amortization                                  1,852        1,198        1,062
   Capitalize mortgage servicing rights                            (470)        (690)        (469)
   Securities amortization, net                                     172          181          155
   Amortization of intangibles                                    1,775          746          322
   Investment securities losses                                       8           13           76
   Foreclosed real estate gains                                       -            -         (179)
   Net loans sold gains                                            (149)        (590)        (323)
   Mortgage loans originated for sale                           (58,480)     (91,194)     (38,277)
   Proceeds from sale of mortgage loans                          61,720       82,392       37,450
   Net change in
          Income receivable                                      (1,488)      (1,363)        (420)
          Interest payable                                          (22)         351          633
   Change on other assets and liabilities                           615       (1,423)        (403)
--------------------------------------------------------------------------------------------------
       Net cash provided (used) by operating activities          14,256       (2,713)       8,621
--------------------------------------------------------------------------------------------------

Investing Activities
   Net change in short term investments                             500         (499)         998
   Purchases of securities held-to-maturity                           -       (2,189)      (4,021)
   Proceeds from maturities and payments
     on securities held-to-maturity                               1,766        6,732        4,997
   Purchases of securities available for sale                  (110,734)    (109,618)     (10,426)
   Proceeds from maturities and payments
     on securities available for sale                            43,369       27,219       20,577
   Proceeds from sales of securities available for sale          11,073        6,040        7,075
   Purchasing of FHLB Stock                                        (111)
   Net change in loans                                         (104,814)     (45,976)     (57,609)
   Purchases of premises and equipment                           (3,878)      (1,851)      (2,199)
   Proceeds from sale of other real estate                          260          146        1,228
   Cash received from acquisitions                               91,134       86,802            -
   Other investment activities                                                    58          143
--------------------------------------------------------------------------------------------------
        Net cash (used) by investing activities                 (71,435)     (33,136)     (39,237)
--------------------------------------------------------------------------------------------------

Financing Activities
   Net change in deposits                                        12,167        5,403       35,834
   Short-term borrowings                                         20,032        4,868       (1,014)
   Proceeds from notes payable                                    8,000            -
   Repayment of notes payable                                    (1,300)           -       (5,500)
   Proceeds from FHLB advances                                    9,900            -       12,500
   Repayment of FHLB advances                                         -            -       (2,500)
   Proceeds from issuance of stock                                    -          521                   34
   Cash dividends                                                (3,095)      (2,721)      (2,104)
   Net proceeds from issuance of trust preferred securities           -            -       21,198
--------------------------------------------------------------------------------------------------
        Net cash provided by financing activities                45,704        8,071       58,448
Net change in cash and cash equivalents                         (11,475)     (27,778)      27,832
Cash and cash equivalents, beginning of period                   45,435       73,213       45,381
--------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                        $33,960      $45,435      $73,213
==================================================================================================

Additional Cash Flows Information
       Interest paid                                           $ 34,054     $ 28,472     $ 24,364
       Income tax paid                                            3,541        4,019        4,028
       Loan balances transferred to foreclosed real estate          300            -            -

See notes 2 and 3 regarding noncash transactions included in business combinations and branch acquisitions

See notes to consolidated condensed financial statements.

Notes to Consolidated Financial Statements
(In Thousands Except Per Share Data)

Note 1 -- Nature of Operations and Summary of Significant Accounting Policies Nature of Operations Indiana United Bancorp ("Company") is a bank holding company whose principal activity is the ownership and management of its three wholly owned subsidiary banks ("Banks"). People's Trust Company ("People's"), headquartered in Brookville, Indiana, and Union Bank and Trust Company of Indiana ("Union Bank"), headquartered in Greensburg, Indiana, operate under state charters and are subject to regulation by the Indiana Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Regional Federal Savings Bank ("Regional Bank"), headquartered in New Albany, Indiana, is a federally chartered thrift and is subject to regulation by the Office of Thrift Supervision ("OTS") and the FDIC. The Insurance Group ("The Insurance Group") is a wholly owned subsidiary of Union Bank operating agencies in Greensburg and Portland, Indiana and Owensboro, Kentucky subject to regulation by the Kentucky and Indiana Commissioners of Insurance.

IUB Capital Trust is a business trust formed in 1997 to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Trust Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust.

The Banks generate commercial, mortgage and consumer loans and receive deposits from customers located primarily in Clark, Dearborn, Decatur, Fayette, Floyd, Franklin, Hancock, Henry, Jay, Jefferson, Madison, Ripley, Rush, Switzerland and Wayne counties, Indiana, and surrounding counties. The Banks' loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Company, the Banks and IUB Capital Trust conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

Consolidation - The consolidated financial statements include the accounts of the Company, Banks, The Insurance Group and IUB Capital Trust after elimination of all material inter-company transactions.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions based upon available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Investment securities - Securities are classified as held to maturity ("HTM") when the Company has the positive intent and ability to hold the securities to maturity. Securities HTM are carried at amortized cost. Securities not classified as HTM are classified as available for sale ("AFS"). Securities AFS are carried at fair value with unrealized gains and losses reported separately as accumulated other comprehensive income. Restricted stocks such as Federal Home Loan Bank stock and other securities without readily determinable fair values are carried at cost.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method. Securities are written down to fair value when a decline in fair value is not temporary.

Cash Flows - Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Loans held for sale are carried at the lower of aggregate cost or fair value. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated fair value and aggregate cost.

Loans are carried at the principal amount outstanding. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loans with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and consumer loans to be homogeneous and therefore excluded from separate identification of evaluation of impairment. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received unless such amounts are applied to principal amounts outstanding. Certain net loan fees are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. Allocations of the allowance may be made for a specific loan, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

Intangible assets consist of core deposit intangibles and goodwill. Core deposit intangibles are being amortized using accelerated and straight-line methods over 10 to 15 years; goodwill is being amortized using the straight-line method over 15 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line and declining-balance methods based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Mortgage servicing rights on originated loans are capitalized by allocating the total costs of the mortgage loans between the mortgage servicing rights and the loans based on their relative fair values. Capitalized servicing rights are amortized in proportion to and over the period of estimated servicing revenues. Impairment is evaluated based on the fair value of the rights using groupings of the underlying loans as to interest rates and other prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Income Taxes - Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces tax assets to the amount expected to be realized. The Company files consolidated income tax returns with its subsidiaries.

Comprehensive Income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

New Accounting Pronouncements - Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise record-ed. This is not expected to have a material effect but the effect will depend on derivative holdings when this standard applies.

Loss Contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Dividend Restriction - Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Earnings per share have been computed based upon the weighted average common and potential common shares outstanding during each year.

Industry Segments - Internal financial information is reported and aggregated in one line of business, banking.

Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.

Note 2 -- Business Combinations

On April 30, 1998, the Company completed a merger with P.T.C. Bancorp ("PTC"), Brookville, Indiana, in which PTC was merged with and into the Company. The transaction was accounted for using the pooling-of-interests method of accounting. The Company issued 2,272,834 shares (adjusted for stock split) of its common stock to the shareholders of PTC. Each outstanding share of PTC at the effective date of the merger was exchanged for 1.075 shares of common stock of the Company. Merger and related costs were charged against net income during 1998. The financial information contained herein includes PTC for all periods presented.

Effective April 1, 1999, the Company acquired the property and casualty insurance business lines of Andy Anderson Insurance Agency, Inc. d/b/a/ The Anderson Group, Owensboro, Kentucky ("The Anderson Group"). The results of operations have been included in these financial statements since the acquisition date under the purchase method of accounting. The acquisition was effected by the purchase of net assets and expertise in which The Anderson Group was integrated into a newly formed subsidiary of the Company, The Insurance Group, Inc. ("The Insurance Group"). The Company issued 80,913 shares of its common stock to The Anderson Group shareholders. Assets acquired totaled $2,180

(including cash of $250) and liabilities assumed totaled $780. Assets acquired included goodwill of $1,628, which is being amortized over 15 years under the straight-line method. Under the agreement, the acquirees will obtain additional shares of company stock as defined in the agreement if certain financial targets are attained during the measurement period, which ends March 31, 2002.

Subsequently, the Company caused The Insurance Group to become a wholly owned subsidiary of Union Bank by transfer-ring its ownership in The Insurance Group to that bank subsidiary. The general lines insurance business previously conducted by Union Bank in Greensburg and Portland, Indiana will be conducted through The Insurance Group subsidiary.

On November 9, 1999 the Company announced a definitive agreement to acquire First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank N. A. The transaction will be accounted for using the pooling-of-interests method of accounting. The Company will issue approximately 1,020,000 shares of its common stock to the shareholders of First Affiliated Bancorp. The conversion rate will be 4.4167 shares of Company stock for each outstanding share of First Affiliated.

As of December 31, 1999 First Affiliated had $131,358 in assets and $116,520 in deposits with four banking offices in Illinois and one in Indiana.

These financial statements exclude the effects of the merger. Unaudited pro forma results of operations including First Affiliated are as follows:

----------------------------------------------------------------------------------------------
Year Ended December 31                           1999               1998               1997
----------------------------------------------------------------------------------------------
Net interest income
     Indiana United Bancorp                     $31,247             $25,892           $24,606
     First Affiliated Bancorp                     4,570               4,175             4,040
----------------------------------------------------------------------------------------------
          Combined                               35,817              30,067            28,646
----------------------------------------------------------------------------------------------
Net income
     Indiana United Bancorp                       7,082               6,448             7,205
     First Affiliated Bancorp                       820               1,106             1,024
----------------------------------------------------------------------------------------------
          Combined                                7,902               7,554             8,229
----------------------------------------------------------------------------------------------
Basic earnings per share
     Indiana United Bancorp                        1.47                1.36              1.53
     First Affiliated Bancorp                       n/a                 n/a               n/a
----------------------------------------------------------------------------------------------
          Combined                                 1.35                1.32              1.44
----------------------------------------------------------------------------------------------
Diluted earnings per share
     Indiana United Bancorp                        1.47                1.35              1.52
     First Affiliated Bancorp                       n/a                 n/a               n/a
----------------------------------------------------------------------------------------------
          Combined                                 1.34                1.31              1.43
----------------------------------------------------------------------------------------------

* First Affiliated net income and earnings per share for 1998 and 1997 reflects the adjustment of First Affiliated income taxes from S-corporation election method to C-corporation election method

Note 3 -- Branch Acquisitions

During 1999, the Company purchased four branches within target market areas. These branch acquisitions were accounted for using the purchase method of accounting. Total fair value of assets acquired and liabilities assumed was $104,700 including cash of $90,800, loans of $1,900 and deposits of $104,100. The results of operations of the branches have been included since their acquisition dates. Intangible assets of $11,400 were recorded and are being amortized over estimated useful lives using the straight-line method.

During 1998, the Company purchased seven branches within target market areas. These branch acquisitions were accounted for using the purchase method of accounting. Total fair value of assets acquired, and liabilities assumed was $121,900 including cash of $86,800, loans of $21,300 and deposits of $121,300. The results of operations of the branches have been included since their acquisition dates. Intangible assets are being amortized over estimated useful lives.

Note 4 -- Restriction on Cash and Due From Banks

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 1999 and 1998 was $7,488 and $4,889, respectively.

Note 5 -- Investment Securities

Securities with a carrying value of $45,697 and $28,853 were pledged at December 31, 1999 and 1998 to secure certain deposits and for other purposes as permitted or required by law.

-----------------------------------------------------------------------------------------------------
                                                                     Gross        Gross
                                                    Amortized   Unrealized   Unrealized         Fair
December 31, 1999                                        Cost        Gains       Losses        Value
-----------------------------------------------------------------------------------------------------
Available for sale
     Federal Agencies                                $142,194        $ 132     $ (3,916)    $138,410
     State and municipal                               24,870           66       (1,616)      23,320
     Mortgage-backed securities                        41,468          243         (900)      40,811
     Corporate obligations                             19,399            7       (1,216)      18,190
     Equity and other securities                        5,115                      (360)       4,755
-----------------------------------------------------------------------------------------------------
             Total available for sale                 233,046          448       (8,008)     225,486
-----------------------------------------------------------------------------------------------------

Held to maturity
     State and municipal                               16,753           44         (241)      16,556
     Corporate obligations                                497                        (3)         494
     Other securities                                     538           44                       582
-----------------------------------------------------------------------------------------------------
            Total held to maturity                     17,788           88         (244)      17,632
-----------------------------------------------------------------------------------------------------
            Total investment securites               $250,834        $ 536     $ (8,252)    $243,118
-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                                                     Gross        Gross
                                                    Amortized   Unrealized   Unrealized         Fair
December 31, 1998                                        Cost        Gains       Losses       Values
-----------------------------------------------------------------------------------------------------
Available for sale
     Federal agencies                                $ 96,903      $ 1,451       $ (379)    $ 97,975
     State and municipal                                9,627          210          (15)       9,822
     Mortgage-backed securities                        40,665          421         (257)      40,829
     Corporate obligations                             28,428          370         (593)      28,205
     Equity and other securities                        1,162           16           (1)       1,177
-----------------------------------------------------------------------------------------------------
             Total available for sale                 176,785        2,468       (1,245)     178,008
-----------------------------------------------------------------------------------------------------

Held to maturity
     State and municipal                               18,609          327            -       18,936
     Corporate obligations                                497           23            -          520
     Other securities                                     485           75            -          560
           Total held to maturity                      19,591          425            -       20,016
-----------------------------------------------------------------------------------------------------
           Total investment securities               $196,376      $ 2,893     $ (1,245)    $198,024
-----------------------------------------------------------------------------------------------------

Contractual maturities of securities for 1999 were as follows. Securities not due at a single maturity date, primarily mortgage back securities, are shown separately.

---------------------------------------------------------------------------  ------------------------
                                                       Held to Maturity            Available for Sale
                                        -----------------------------------  ------------------------
                                                    Amortized         Fair    Amortized         Fair
                                                         Cost        Value         Cost        Value
---------------------------------------------------------------------------  ------------------------
Within one year                                       $ 4,995      $ 5,007     $ 19,758     $ 19,694
Two through five years                                  9,765        9,745      116,406      113,280
Six through ten years                                   1,713        1,699       34,399       32,538
After ten years                                         1,315        1,181       15,900       14,408
---------------------------------------------------------------------------  ------------------------
                                                       17,788       17,632      186,463      179,920
Mortgage backed securites                                   -            -       41,468       40,811
Equity and other securities                                 -            -        5,115        4,755
---------------------------------------------------------------------------  ------------------------
          Total investment securities                $ 17,788     $ 17,632     $233,046     $225,486
---------------------------------------------------------------------------  ------------------------

Gross proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $11,073, $6,040,and $7,075. Gross gains of $8, $40,and $18 and gross losses of $16, $53, and $94 were realized on those sales in 1999, 1998 and 1997, respectively.

The tax expense (benefit) for gains (losses) on security transactions for the years ended December 31, 1999, 1998 and 1997 was $ (3), $(5), and $(30).30

(In Thousands Except Per Share Data)

Note 6 Loans and Allowance
-----------------------------------------------------------------------------------------------
December 31                                                               1999            1998
-----------------------------------------------------------------------------------------------
Commercial and industrial loans                                       $ 39,539        $ 30,237
Agricultural production financing                                       14,863          14,983
Farm real estate                                                        42,604          36,906
Commercial real estate                                                  98,814          95,800
Residential real estate                                                307,632         246,491
Construction and development                                            50,721          30,772
Consumer                                                                79,154          70,966
State and political                                                      9,900          13,249
-----------------------------------------------------------------------------------------------
           Total loans                                                 643,227         539,404
Allowance for loan lossess                                              (7,049)         (6,099)
-----------------------------------------------------------------------------------------------
           Net loans                                                 $ 636,178       $ 533,305
-----------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------
December 31                                                               1999            1998            1997
---------------------------------------------------------------------------------------------------------------

Allowance for loan losses
     Balances, January 1                                               $ 6,099         $ 5,451         $ 4,506
     Provision for losses                                                1,641           1,218           1,789
     Recoveries on loans                                                   388             302             335
     Loans charged off                                                  (1,079)           (872)         (1,179)
---------------------------------------------------------------------------------------------------------------
     Balances, December 31                                             $ 7,049         $ 6,099         $ 5,451
---------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------
December 31                                                               1999            1998
-----------------------------------------------------------------------------------------------

Impaired loans with an allowance                                       $ 2,611         $ 2,635
Impaired loans with no allocated allowances.                                 -             607
-----------------------------------------------------------------------------------------------
          Total impaired loans                                         $ 2,611         $ 3,242
-----------------------------------------------------------------------------------------------
Allowance allocated for impaired loans                                    $ 77           $ 600
-----------------------------------------------------------------------------------------------
Average balance of impaired loans                                      $ 2,933             990
Interest income recognized on impaired loans                                 -              57
Cash basis interest included above                                           -              57

Note 7 Premises & equipment
-------------------------------------------------------------------
December 31                              1999                 1998
-------------------------------------------------------------------

Land                                  $ 2,906              $ 1,943
Buildings                              13,973               12,542
Equipment                              10,958                9,457
-------------------------------------------------------------------
              Total cost               27,837               23,942
Accumulated depreciation              (12,822)             (11,444)
-------------------------------------------------------------------
              Net                    $ 15,015             $ 12,498
-------------------------------------------------------------------

Note 8 --  Deposits

---------------------------------------------------------------------------------------------------------------------------
December 31                                                                                        1999               1998
---------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                                                            $ 84,468           $ 66,102
Interest-bearing demand                                                                         220,268            159,661
Savings deposits                                                                                 74,320             75,272
Certificates and other time deposits of $100,000 or more                                         99,074             68,821
Other certificates and time deposits                                                            346,255            340,015
---------------------------------------------------------------------------------------------------------------------------
             Total deposits                                                                    $824,385          $ 709,871
---------------------------------------------------------------------------------------------------------------------------

Certificates and other time deposits maturing in years ending after December 31, 1999
         2000                                                                                  $298,573
         2001                                                                                    99,218
         2002                                                                                    27,696
         2003                                                                                     9,715
         2004                                                                                     8,566
         Thereafter                                                                               1,561
--------------------------------------------------------------------------------------------------------
                                                                                               $445,329
--------------------------------------------------------------------------------------------------------

Note 9 Short Term Borrowings
------------------------------------------------------------------------------------------------
December 31                                                           1999                 1998
------------------------------------------------------------------------------------------------
Fed funds purchased                                               $ 13,200                  $ -
Securities sold under repurchase agreements                         25,487               19,607
U.S. Treasury demand notes                                           1,377                  425
------------------------------------------------------------------------------------------------
Total short-term borrowings                                       $ 40,064             $ 20,032
------------------------------------------------------------------------------------------------

Note 9 -- Short-Term Borrowings

Securities sold under agreements to repurchase ("agreements") consist of obligations secured by U. S. Treasury and Federal agency securities, and a safekeeping agent holds such collateral. The maximum amount of outstanding agreements at any month-end during 1999 and 1998 totaled $25,487 and $19,607. The daily average of such agreements totaled $17,221 and $8,627. The weighted average rate was 4.75% and 4.15% at December 31, 1999 and 1998, while the weighted average rate during 1999 and 1998 was approximately 4.70% and 4.32%,respectively. The majority of the agreements at December 31, 1999 mature within 30 days.

Note 10 -- Federal Home Loan Bank Advances

The Company had FHLB advances of $19,900 and $10,000 outstanding at December 31, 1999 and 1998. One $10,000 advance outstanding at both year ends has a floating interest rate which was 6.18% at December 31, 1999 and matures on December 30, 2002. The other two advances outstanding at December 31,1999 of $4,900 and $5,000 have interest rates of 5.13% and 5.54% and mature on January 7, 2000. The FHLB advances are secured by first mortgage loans and investment securities totaling approximately 160% of the advance under a blanket security agreement. The advance is subject to restrictions or penalties in the event of prepayment.

Note 11 -- Notes payable

include a term note secured by 100% of the common stock of the bank subsidiaries with a balance of $6,700.The note requires semi-annual principal payments of $800 plus quarterly interest payments. Interest accrues at LIBOR+1.2%, which resulted in a rate of 7.10% at year-end. The loan matures July 1, 2005. The scheduled annual principal reductions will be $1,600 per year in years 2000 through 2003 with a final payment of $300 in 2004.

The Company had a revolving credit facility for $3,000 with a maturity of December 31, 1999 as a standby for future funding needs. The agreement was convertible to a five year term loan at the same rate as the loan discussed previously and had an interest rate of 1/8 of 1% per year on the unused portion. There was no outstanding balance at December 31, 1999.

The Company has a $200 note payable on demand with $95 outstanding at 12/31/99. The note requires quarterly interest payments and interest accrues at the prime rate plus .50%, which resulted in a rate of 9% at year end. The loan is unsecured.

The Company has various installment loans secured by equipment. Balances outstanding at 12/31/99 totaled $90. The loans call for monthly payments totaling $4, with interest accruing at rates ranging from 8.25% to 9.45%. Maturities range from March 2001 through January 2004. Required principal payments of $37, $29, $12, $11 and $1 are due in 2000, 2001, 2002, 2003, and
2004.

Note 12 -- Guaranteed Preferred Beneficial Interests in Company's Subordinated Debentures

On December 12, 1997, Trust Preferred Securities totaling $22,425 were issued. On such date, IUB Capital Trust completed the public offering of 2,242,500 shares of Trust Preferred

(In Thousands Except Per Share Data)

Securities with a liquidation preference of $10 per security. The proceeds of the offering were loaned to the Company in exchange for subordinated debentures with terms that are similar to the Trust Preferred Securities, which subordinated debentures are the sole asset of IUB Capital Trust. Issuance costs of $1,227 paid from the proceeds are being amortized over the life of the securities. The securities and distributions are guaranteed by the Company. Distributions on the securities are payable quarterly in arrears at the annual rate of 8.75% (with an effective rate of 8.94%) of the liquidation preference and are included in interest expense in the consolidated statement of income.

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

Note 13 -- Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $181,150 and $150,523 at December 31, 1999 and 1998. The fair value of capitalized mortgage servicing rights at December 31, 1999 and 1998 is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type and interest rates.

-----------------------------------------------------------------------
                                       1999         1998        1997
-----------------------------------------------------------------------
Mortgage servicing rights
Balance, January 1                    $ 924        $ 529       $ 225
Servicing rights capitalized            470          690         469
Amortization of servicing rights       (399)        (295)       (165)
-----------------------------------------------------------------------
Balance, December 31                  $ 995        $ 924       $ 529
-----------------------------------------------------------------------

Note 14 -- Income Tax

No valuation allowance was necessary at anytime during 1999, 1998 and 1997. Retained earnings of Regional Bank include approximately $2,162 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of Regional Federal Savings Bank stock or excess dividends, or loss of "bank" status for Regional Federal Savings Bank would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for Regional Federal Savings Bank at December 31, 1999 was approximately $735.

Note 14 -- Income Tax
----------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                         1999          1998          1997
----------------------------------------------------------------------------------------------------------------
Income tax expense
Currently payable
     Federal                                                                $ 3,355       $ 2,642       $ 3,271
     State                                                                    1,009           955         1,080
Deferred
     Federal                                                                   (705)          119          (343)
     State                                                                      (63)          (40)          (98)
----------------------------------------------------------------------------------------------------------------
           Total income tax expense                                         $ 3,596       $ 3,676       $ 3,910
----------------------------------------------------------------------------------------------------------------

Reconciliation of federal statutory to actual tax expense
      Federal statutory income tax at 34%                                   $ 3,631       $ 3,442       $ 3,779
      Tax exempt interest                                                      (671)         (573)         (558)
      Effect of state income taxes                                              625           604           648
      Non-deductible expenses                                                    74           234            58
      Other                                                                     (63)          (31)          (17)
----------------------------------------------------------------------------------------------------------------
            Actual tax expense                                              $ 3,596       $ 3,676       $ 3,910
----------------------------------------------------------------------------------------------------------------

The components of the net deferred tax asset are as follows:
--------------------------------------------------------------------------------------------------
December 31                                                                    1999          1998
--------------------------------------------------------------------------------------------------
Assets
       Allowance for loan losses                                            $ 2,078       $ 1,602
       Core deposit intangibles                                                 200           100
       Deferred compensation                                                    124            21
       Unrealized loss on securities AFS                                      2,964             -
--------------------------------------------------------------------------------------------------
            Total assets                                                    $ 5,366       $ 1,723
--------------------------------------------------------------------------------------------------

Liabilities
       Appreciation on securities                                               (85)          (22)
       Depreciation                                                            (441)         (427)
       Fair value adjustments in accounting for assets acquired                (482)         (586)
       Goodwill                                                                 (65)          (48)
       Mortgage servicing rights                                               (394)         (393)
       Unrealized gain on securities AFS                                          -          (481)
       Other                                                                    (63)         (143)
--------------------------------------------------------------------------------------------------
             Total liabilities                                             $ (1,530)     $ (2,100)
--------------------------------------------------------------------------------------------------
                                                                            $ 3,836        $ (377)
--------------------------------------------------------------------------------------------------

Note 15 -- Other Comprehensive Income

---------------------------------------------------------------------------------------------------------------------------
                                                                         Before-Tax      Tax (Expense)/      Net-of-Tax
Year Ended December 31, 1999                                               Amount            Benefit           Amount
---------------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
     Unrealized holding losses arising during the year                         $ (8,791)          $ 3,448         $ (5,343)
     Less: reclassification adjustment for losses realized in net income             (8)                3               (5)
---------------------------------------------------------------------------------------------------------------------------
            Other comprehensive income                                           (8,783)            3,445           (5,338)
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                         Before-Tax      Tax (Expense)/      Net-of-Tax
Year Ended December 31, 1998                                               Amount            Benefit           Amount
---------------------------------------------------------------------------------------------------------------------------

Unrealized losses on securities
     Unrealized holding losses arising during the year                           $ (109)             $ 43            $ (66)
     Less: reclassification adjustment for losses realized in net income            (13)                5               (8)
---------------------------------------------------------------------------------------------------------------------------
            Other comprehensive income                                            $ (96)             $ 38            $ (58)
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                                                         Before-Tax      Tax (Expense)/      Net-of-Tax
Year Ended December 31, 1997                                               Amount            Benefit           Amount
---------------------------------------------------------------------------------------------------------------------------

Unrealized gains on securities
     Unrealized holding gains arising during the year                             $ 702            $ (278)           $ 424
     Less: reclassification adjustment for losses realized in net income            (76)               30              (46)
---------------------------------------------------------------------------------------------------------------------------
            Other comprehensive income                                            $ 778            $ (308)           $ 470
---------------------------------------------------------------------------------------------------------------------------

Note 16 -- Commitments and Contingent Liabilities

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

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

---------------------------------------------------------------------
                                        1999                1998
---------------------------------------------------------------------
Commitments to extend credit         $92,942             $84,352
Standby letters of credit                624                 517

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments are normally short-term and variable in rate. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies, but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

The Company and Banks may, from time to time, be subject to claims and lawsuits that arise primarily in the ordinary course of business. Management is presently not aware of any such material claims.

Note 17 -- Stock Split

On July 31, 1998, the Company approved a 2-for-1 stock split n which each share of its common stock outstanding at the close of business on August 17, 1998, was converted into two shares of common stock. The additional 2,387,314 shares were distributed to shareholders on August 31, 1998. The stated value of shares was changed from $1 to $.50. Share, per share and stock option data have been restated for the 2-for-1 stock split.

Note 18 -- Dividends and Capital Restrictions

Without prior approval, the Banks are restricted by Indiana law and regulatory agencies as to the maximum amount of dividends the Banks can pay to the parent in any calendar year to their retained net profits (as defined) for that year and the two preceding years.

At December 31, 1999, total shareholders' equity of the Banks was $82,279 of which $72,775 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Note 19 -- Dividend Reinvestment Plan

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

Note 20 -- Regulatory Capital

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 1999 and 1998, the Banks are categorized as well capitalized and met all subject capital adequacy requirements.

Note 20 -- Regulatory Capital

                                                                            Required for           To Be Well
                                                           Actual         Adequate Capital         Capitalized
------------------------------------------------------------------------------------------------------------------
December 31, 1999                                     Amount     Ratio     Amount    Ratio        Amount    Ratio
------------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
Total capital  (to risk-weighted assets)              68,941      10.9     50,641      8.0           N/A      N/A
Tier 1 capital  (to risk-weighted assets)             60,678       9.6     25,320      4.0           N/A      N/A
Tier 1 capital  (to average assets)                   60,678       6.5     37,502      4.0           N/A      N/A

People's
Total capital  (to risk-weighted assets)              32,798      11.7     22,444      8.0        28,055     10.0
Tier 1 capital  (to risk-weighted assets)             29,410      10.5     11,222      4.0        16,833      6.0
Tier 1 capital  (to average assets)                   29,410       6.8     17,246      4.0        21,558      5.0

Union Bank
Total capital  (to risk-weighted assets)              22,810      11.0     16,596      8.0        20,745     10.0
Tier 1 capital  (to risk-weighted assets)             20,656      10.0      8,298      4.0        12,447      6.0
Tier 1 capital  (to average assets)                   20,656       6.7     12,395      4.0        15,494      5.0

Regional
Total risk-based capital  (to risk-weighted assets)   14,213      10.9     10,410      8.0        13,012     10.0
Core capital  (to adjusted tangible assets)           12,707       6.5      7,806      4.0        11,709      6.0
Core capital  (to adjusted total assets)              12,707       6.5      7,806      4.0         9,758      5.0

------------------------------------------------------------------------------------------------------------------
Regional Bank's tangible capital at December 31, 1999 was $12,707, which amount was 6.5 percent of tangible assets and exceeded the required ratio of 1.5 percent

                                                                            Required for            To Be Well
                                                           Actual         Adequate Capital          Capitalized
------------------------------------------------------------------------------------------------------------------
December 31, 1998                                     Amount     Ratio     Amount    Ratio        Amount    Ratio
------------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
Total capital  (to risk-weighted assets)              74,199      13.7     43,285      8.0           N/A      N/A
Tier 1 capital  (to risk-weighted assets)             65,171      12.1     21,642      4.0           N/A      N/A
Tier 1 capital  (to average assets)                   65,171       8.3     31,365      4.0           N/A      N/A

People's
Total capital  (to risk-weighted assets)              28,324      12.5     18,102      8.0        22,628     10.0
Tier 1 capital  (to risk-weighted assets)             25,495      11.2      9,051      4.0        13,577      6.0
Tier 1 capital  (to average assets)                   25,495       7.8     13,006      4.0        16,258      5.0

Union Bank
Total capital  (to risk-weighted assets)              20,969      11.4     14,707      8.0        18,384     10.0
Tier 1 capital  (to risk-weighted assets)             18,993      10.3      7,354      4.0        11,030      6.0
Tier 1 capital  (to average assets)                   18,993       6.9     11,063      4.0        13,829      5.0

Regional
Total risk-based capital  (to risk-weighted assets)   14,174      12.9      8,792      8.0        10,990     10.0
Core capital  (to adjusted tangible assets)           13,135       7.3      7,240      4.0        10,860      6.0
Core capital  (to adjusted total assets)              13,135       7.3      7,240      4.0         9,050      5.0

------------------------------------------------------------------------------------------------------------------
Regional Bank's tangible capital at December 31, 1998 was $13,135, which amount was 7.3 percent of tangible assets and exceeded the required ratio of 1.5 percent

Note 21 -- Employee Benefit Plans

The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matches a portion of employees' contributions and makes additional Company contributions based on employee compensation. Expense was $951 in 1999, $736 in 1998, and $529 in 1997.

Note 22 -- Related Party Transactions

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

The aggregate amount of loans, as defined, to such related parties were as follows:

------------------------------------------------------
Balances, January 1, 1999                    $3,000
Changes in composition of related parties      (161)
New loans, including renewals and advances    1,133
Payments etc., including renewals            (1,926)
------------------------------------------------------
Balances, December 31, 1999                  $2,046
------------------------------------------------------

Deposits from related parties held by the company at December 31, 1999 and 1998 totaled $1,126 and $763

Note 23 -- Stock Option Plans

Under the stock option plans effective through April 30, 1998 which were accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, options were granted to selected executive officers and directors which vested and became fully exercisable generally at the end of four years of continued employment. The exercise price of each option was equal to the fair value of the Company's stock on the date of grant; therefore, no compensation expense was recognized. Although the Company has elected to follow APB No. 25, Statement of Financial Accounting Standards (SFAS) No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:

-------------------------------------------------------------------------------------
Assumptions applicable to options in 1996
-------------------------------------------------------------------------------------
Risk-free interest rates                                                       6.50%
Dividend yields                                                                2.31%
Volatility factors of expected market price of commons stock                   1.00%

Weighted-average expected life of the options                                9 years
Fair value of options granted in 1996                                          $3.23

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense of the options vesting period. The pro forma effect on net income and earnings per share of this statement as follows:

-------------------------------------------------------------------------------------------------------
                                                           1999               1998              1997
-------------------------------------------------------------------------------------------------------
Net income                        As reported             $ 7,082           $ 6,448            $ 7,205
                                  Pro forma                 7,082             6,433              7,194
Basic earnings per share          As reported                1.47              1.36               1.53
                                  Pro forma                  1.47              1.35               1.53
Diluted earnings per share        As reported                1.47              1.35               1.52
                                  Pro forma                  1.47              1.35               1.52
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Year Ended December 31                                     1999                             1998
-------------------------------------------------------------------------------------------------------
                                                         Weighted                          Weighted
                                                          Average                           Average
Options                                  Shares        Exercise Price       Shares       Exercise Price
-------------------------------------------------------------------------------------------------------

Outstanding, beginning of year                   -              -            66,072             7.88
Granted                                          -              -                 -
Exercised                                        -              -           (66,072)            7.88
                                     --------------
                                                                     ---------------
Outstanding, end of year                         -

Options exercisable at year end                  -
-------------------------------------------------------------------------------------------------------

Note 24 - Earnings Per Share Earnings per share were computed as follows:

---------------------------------------------------------------------------------------------------------------------
                                                                                          Weighted
                                                                                           Average         Per- Share
Year Ended December 31, 1999                                                 Income        Shares            Amount
---------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                                  $ 7,082      4,822,069           $ 1.47
Effect of dilutive stock options                                                                  -
                                                                                     ---------------

Diluted Earnings Per Share
Net income available to common  shareholders
 and assumed conversions                                                     $ 7,082      4,822,069           $ 1.47
                                                                  ---------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1998
---------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                                  $ 6,448      4,753,268           $ 1.36
Effect of dilutive stock options                                                             12,446
                                                                                     ---------------

Diluted Earnings Per Share
Net income available to common  shareholders
 and assumed conversions                                                     $ 6,448      4,765,714           $ 1.35
                                                                  ---------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
Year Ended December 31, 1997
---------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                                  $ 7,205      4,705,699           $ 1.53
Effect of dilutive stock options                                                             32,596
                                                                                     ---------------

Diluted Earnings Per Share
Net income available to common  shareholders
 and assumed conversions                                                     $ 7,205      4,738,295           $ 1.52
                                                                  ---------------------------------------------------

Note 25 -- Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents - The fair value of cash and cash equivalents approximates carrying value.

Short-term Investments - The fair value of short-term investments approximates carrying value.

Securities - The fair values are based on quoted market prices.

Loans - For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair value for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FHLB Stock - The fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Income Receivable/Interest Payable - The fair value of these amounts approximates carrying values.

Deposits - The fair values of non-interest-bearing, interest-bearing demand, and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Short-term Borrowings and Notes Payable - The interest rates for short-term borrowings and variable rate notes payable approximate market rates; thus the fair value approximates carrying value.

FHLB Advances - The fair value of this borrowing is established using a discounted cash flow calculation, based on current rates for similar debt. Fair value approximates carrying value for 1999.

Trust Preferred Securities - The fair value is based on quoted market values. The estimated fair values of the Company's financial instruments are as follows:

Note 25 Fair Values of Financial Instruments

----------------------------------------------------------------------------------------------------------------------------
                                                                       1999                               1998
----------------------------------------------------------------------------------------------------------------------------
                                                             Carrying           Fair            Carrying            Fair
                                                              Amount            Value            Amount             Value
----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                    $ 33,960          $ 33,960          $ 45,435        $45,435.00
Interest-bearing time deposits                                    998               998             1,498             1,498
Securities available for sale                                 225,486           225,486           178,008           178,008
Securities held to maturity                                    17,788            17,632            19,591            20,016
Loans including loans held for sale, net                      644,059           637,377           544,277           546,419
Stock in FHLB                                                   2,231             2,231             2,120             2,120
Income receivable                                               8,532             8,532             7,044             7,044


Deposits                                                     (824,385)         (829,983)         (709,871)         (713,412)
Borrowings
     Short-term                                               (40,064)          (40,064)          (20,032)          (20,032)
     FHLB advances                                            (19,900)          (19,900)          (10,000)          (10,270)
     Long term                                                 (6,885)           (6,885)                -                 -
Interest payable                                               (4,010)           (4,010)           (4,032)           (4,032)
Trust preferred secutities                                    (22,425)          (18,781)          (22,425)          (23,827)

Note 26 -- Condensed Financial Information (Parent only) Presented on the opposite page is condensed financial information as to financial position, results of operations and cash flows of the Company:.

Condensed Statement of Cash Flows Parent Only

Year Ended December 31 (In Thousands)                        1999       1998         1997
--------------------------------------------------------------------------------------------
Operating Activities
  Net income                                               $ 7,082     $ 6,448       $7,205
  (Undistributed) income of subidiaries                     (1,724)     (7,738)      (3,867)
  Changes in other assets and liabilities                   (1,589)       (177)         120
                                                         -----------------------------------
       Net cash provided (used) by operating activities      3,769      (1,467)       3,458

Investing Activities
   Capital contributed to subsidiary                       (13,500)     (7,000)           -
   Purchases of equipment                                     (218)       (154)         (15)
   Proceeds from sale of equipment                              14           -            -
   Proceeds from sale of security AFS                            -       1,087            -
   Purchase of security AFS                                      -           -       (1,087)
                                                         -----------------------------------
        Net cash provided (used) by investing activities   (13,704)     (6,067)      (1,102)

Financing Activities
  Payments on notes payable                                 (1,300)          -       (5,500)
  Proceeds from notes payable                                8,000           -            -
  Net proceeds from issuance of debentures                       -           -       21,892
  Purchase of IUB  Capital Trust  common shares                  -           -         (694)
   Proceeds from issuance of stock                               -         521           34
   Cash dividends                                           (3,095)     (2,721)      (2,104)
                                                         -----------------------------------
        Net cash provided (used) by financing activities     3,605      (2,200)      13,628
Net change in cash and cash equivalents                     (6,330)     (9,734)      15,984
Cash and cash equivalents, beginning of period               8,167      17,901        1,917
                                                         -----------------------------------
                                                         -----------------------------------
Cash and cash equivalents, end of period                    $1,837      $8,167      $17,901
                                                         ===================================

Officers and Directors

Indiana United Bancorp

Directors
Robert E. Hoptry
Chairman
Indiana United Bancorp

Robert S. Dunevant
Vice Chairman
Indiana United Bancorp
President
Unity Company

James L. Saner, Sr.
President and CEO
Indiana United Bancorp

Eric E. Anderson
President and CEO
Anderson Insurance and
Financial Services

John E. Back
Retired

William G. Barron
Chairman and President
Wm. G. Barron Enterprises, Inc.

Dale J. Deffner
Retired

Philip A. Frantz
Attorney at Law; Partner
Coldren and Frantz

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.


Officers

Robert E. Hoptry
Chairman

James L. Saner, Sr.
President and CEO

Michael K. Bauer
Vice President

Donald A. Benziger
Senior Vice President and CFO

C. Brian Coy
Chief Information Officer

B. Sue Fawbush
Vice President,
Director of Human Resources

Dennis M. Flack
Vice President, Director of
Training and Sales Management

Lynn T. Gordon
Vice President

Suzanne Kendall
Corporate Auditor

Dawn M. Schwering
Director of Marketing

Daryl R. Tressler
Vice President

Union Bank

Directors

Daryl R. Tressler
Chairman, President and CEO
Union Bank and Trust Company
of Indiana

William G. Barron
Chairman and President
Wm. G. Barron Enterprises

Philip A. Frantz
Attorney at Law; Partner
Coldren and Frantz

Robert E. Hoptry
Chairman
Indiana United Bancorp

David L. Miers
Manager
Miers Farm Corporation

Lawrence R. Rueff, D.V.M.
President
Swine Veterinary Services

John G. Young
Retired
Division Managers

W. Brent Hoptry
Senior Vice President
Lending Division

Glenn R. Raver
Senior Vice President
Retail Services Divisions

Daniel F. Anderson
Vice President
Senior Trust Officer


People's Trust Company

Directors

Dale J. Deffner
Chairman
People's Trust Company
Retired

Lynn T. Gordon
President and CEO
People's Trust Company

Mark W. Dunevant
Senior Vice President,
Retail Lending
People's Trust Company

Dieter Johnsen
Owner
Dieter K.H. Johnsen, Inc.

Larry A. Johnson
Retired

James L. Saner, Sr.
President and CEO
Indiana United Bancorp

John G. Seale
Partner
Rettig, Blankman, Mack and Seale
Accounting Firm

Norman Winkler
Farmer

Division Managers

Elaine Cook
Senior Vice President
Retail /Deposit Services Division

Mark W. Dunevant
Senior Vice President
Retail Lending Division

L. Les Estep
Senior Vice President
Commercial Lending Division

John C. Parker
Senior Vice President
Data Processing and
Operations Division


Regional Bank

Directors
Michael K. Bauer
Chairman, President and CEO
Regional Federal Savings Bank

William G. Barron
Chairman and President
Wm. G. Barron Enterprises

D.J. Hines
President
Schuler Bauer Realty

Michael J. Kapfhammer
President
Buckhead Mountain Grill

Charles E. MacGregor
Attorney at Law
Wyatt, Tarrant and Combs

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.

Division Managers

Larry W. Brumley
Senior Vice President
Lending Division

James S. Honour, Jr.
Vice President
Retail Services Division


The Insurance Group, Inc.

Directors

James L. Saner, Sr.
Chairman
The Insurance Group, Inc.
President and CEO
Indiana United Bancorp

C. Todd Anderson
President
The Insurance Group, Inc.

Daryl R. Tressler
Chairman, President and CEO
Union Bank and Trust Company
of Indiana

Michael K. Bauer
Chairman, President and CEO
Regional Federal Savings Bank

Lynn T. Gordon
President and CEO
People's Trust Company

Division Managers

Doug Loy
Coordinator
Union Insurance Agency -
Portland, IN

Dee Knueven
Coordinator
Union Insurance Agency -
Greensburg, IN

Lisa Rudd
Coordinator
The Anderson Group -
Owensboro, KY.

Report designed by Black & White Design, Louisville, Kentucky

Shareholder Information

Annual Meeting

Wednesday, May 31, 2000, 10:00 AM
Conference Center, Second Floor
Union Bank and Trust Company
201 N. Broadway
Greensburg, IN 47240

Corporate Address

Indiana United Bancorp
201 N. Broadway
PO Box 87
Greensburg, IN 47240-9979
Tel: 812-663-0157
Fax: 812-663-4812
www.2iub.com

Form 10-K
Copies of the Company's 1999 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to the attention of the Chief Financial Officer.

Transfer Agent
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948

Common Shares
The Common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is IUBC. In newspaper listings, Company shares are frequently listed as IndUtd.

Market Makers
Market Makers in the Company's common stock include:
Stifel, Nicolaus & Company, Inc.
J.J.B. Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.
Sandler O'Neill & Partners, L.P.

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.


1999              Q4         Q3            Q2          Q1
-------------------------------------------------------------
High           $20.69      $23.00       $21.13       $23.50
Low            $17.13      $18.13       $17.00       $21.00
Last Sale      $18.75      $20.63       $18.88       $21.00

1998              Q4         Q3            Q2          Q1
-------------------------------------------------------------
High          $26.50       $28.00       $30.38       $32.47
Low           $21.00       $23.00       $26.75       $21.25
Last Sale     $22.13       $25.75       $27.63       $29.06

The following dividends per share were paid by Indiana United Bancorp.

1999              Q4           Q3             Q2            Q1
-----------------------------------------------------------------
                $ .160       $ .160         $ .160        $ .160

1998              Q4           Q3             Q2            Q1
-----------------------------------------------------------------
                $ .155       $ .145         $ .145        $ .140

Amounts have been adjusted to reflect a 2 for 1 stock split to shareholders of record as of August 17, 1998.

Indiana
United
Bancorp
201 North Broadway
P.O. Box 87
Greensburg, Indiana 47240
Tel: 812-663-0157
Fax: 812-663-4812
www.2iub.com201