Form 10-K, Exhibit 13
period 2000-12-31
INDIANA UNITED BANCORP
filed 2001-03-30
CIK 720002

PROGRESS






Indiana United Bancorp Annual Report 2000

Indiana United Bancorp is a registered multi-bank holding company incorporated under the laws of Indiana. Through its four banking subsidiaries: Capstone Bank,Watseka, Illinois; People's Trust Company, Brookville, Indiana; Regional Bank, New Albany, Indiana; and Union Bank, Greensburg, Indiana, it operates 47 offices in 17 Indiana counties as well as two in Illinois. All four banking subsidiaries offer a full array of competitive, commercial and consumer loans and deposit related services, as well as a full-service trust division. Through its insurance subsidiary, The Insurance Group, Inc., it operates a total of three agencies in Greensburg and Portland, Indiana as well as Owensboro, Kentucky.


growth advancement improvement


contents
 2 Vision
 4 Growth
 6 Advancement
 8 Improvement
21 Management's Report
21 Auditor's Report
22 Financial Statements
26 Notes to Financial Statements
40 Directors and Officers
41 Corporate and Investor Information
financial highlights

(Dollar Amounts in Thousands Except Per Share Data)      2000              1999   Percent Change
------------------------------------------------------------------------------------------------
Results of Operations
   Net interest income                         $       39,089    $       35,817        9.14%
   Provision for loan losses                            1,658             1,826       (9.20)
   Net income                                           9,854             8,088       21.83

Per Common Share *
   Earnings per share (basic)                  $         1.60 $            1.32       21.21%
   Earnings per share (diluted)                          1.60              1.32       21.21
   Cash earnings per share (basic)**                     1.80              1.51       19.21
   Cash earnings per share (diluted)**                   1.80              1.51       19.21
   Dividends paid ***                                   0.624             0.610        2.30
   Book value - end of period
     Excluding SFAS No.115 adjustment                   12.81             11.91        7.56%
     Including SFAS No.115 adjustment                   12.65             11.08       14.17
   Market price - end of period                         14.75             17.86      (17.41)

At Year End
   Total assets                                $    1,216,936    $    1,110,252        9.61%
   Loans, excluding held for sale                     790,550           710,661       11.24
   Allowance for loan losses                            8,716             7,718       12.93
   Total deposits                                   1,053,570           940,905       11.97
   Common shareholders' equity                         78,005            68,172       14.42

Financial Ratios
   Return on average assets                              0.85%             0.76%      11.84%
   Return on average common
     shareholders' equity                               13.76             11.67       17.91
   Tier one capital to average assets****                6.73              6.61        1.82
   Total capital to risk-adjusted assets****            10.80             11.00       (1.81)
Shares outstanding at year end *                    6,167,048         6,149,991        0.28
Number of common shareholders                           2,762             2,733        1.06
Number of full-time equivalent employees                  481               446        7.85

  *  Adjusted for stock split and dividends
 ** Net income plus the after tax effect of the amortization of intangible assets for the period.
*** Dividends paid by Indiana United Bancorp without restatement for pooling of interests
**** As defined by regulatory agencies

                            [BAR CHARTS APPEAR HERE]

Gross Revenues             Earnings Per Share         Total Assets
($ in millions)            (diluted)                  ($ in millions
1996                58.2   1996                1.16   1996                736
1997                63.4   1997                1.36   1997                810
1998                69.8   1998                1.26   1998                957
1999                81.8   1999                1.32   1999              1,110
2000                95.5   2000                1.60   2000              1,217


Book Value Per Share
(excluding SFAS No. 115)
1996                9.40
1997               10.35
1998               11.05
1999               11.91
2000               12.81
management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Forward-Looking Statements

Except for historical information contained herein, the discussion in this Annual Report includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions, legislative and regulatory initiatives, monetary and fiscal policies of the federal government, deposit flows, the costs of funds, general market rates of interest, interest rates on competing investments, demand for loan products, demand for financial services, changes in accounting policies or guidelines, and changes in the quality or composition of the Company's loan and investment portfolios.

The forward-looking statements included in the Management's Discussion and Analysis ("MD&A") relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to those discussed in the MD&A.

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

In conformance with the Plan, the Company issued $22,425 of cumulative trust preferred securities in December 1997. The net proceeds received by the Company were anticipated to be used for financing growth, which would include branch acquisitions, the establishment of de novo branches and/or acquisitions of other financial institutions, and for general corporate purposes. To that end, the Company immediately deployed these funds to pay off a long-term loan and acquired seven branch facilities and related deposits in the third and fourth quarters of 1998. The Company integrated three of these branches into its Regional Bank subsidiary and four were integrated into its Union Bank subsidiary. In all, more than $121,000 in deposits were acquired, together with approximately $21,000 in consumer and small business loans.

These acquisitions allowed Regional Bank to improve its market share and penetration within its two-county geographical area of Floyd and Clark counties in Indiana. Union Bank entered two new counties with its purchases and spread its geographical boundaries to include Madison and Hancock counties in addition to its traditional base of Decatur and Jay counties in Indiana.

In April 1998, the Company merged with P.T.C. Bancorp, a one-bank holding company headquartered in Brookville, Indiana with total assets of more than $300,000. People's Trust Company, the wholly owned subsidiary of P.T.C. Bancorp had seventeen office locations spread throughout eight counties in eastern and southeastern Indiana. These counties were contiguous to the Company's existing locations. The transaction was regarded by both companies as a merger of equals and the management and directors of both organizations were integrated. This transaction was accounted for as a pooling-of-interests and the Company's financial statements include P.T.C. Bancorp for all periods presented.

During 1999, the Company purchased four branches within its target market area. These four branches were integrated into People's Trust Company during the first quarter of 1999 and resulted in the purchase of $104,000 in deposits. The offices are located in Cambridge City in Wayne County, and Knightstown and New Castle (2) in Henry County. This acquisition expanded People's Trust Company's Wayne County market share and made Henry County the Bank's ninth county of operation.

In April 1999, the Company acquired the property and casualty insurance business lines of The Anderson Group of Owensboro, Kentucky (see Business Strategy section for further details on this transaction).

Also in 1999, the Company, through its Union Bank subsidiary, purchased two facilities in Anderson and Chesterfield. The newly renovated structures were opened de novo and became operational branches in April 1999. The branches helped solidify the Madison County position of Union Bank.

In February 2000, the Company formed a subsidiary of the holding company called IUB Reinsurance Company, Ltd. This subsidiary is incorporated in Turks and Caicos and is a credit life insurance company. Revenues for 2000 for IUB Reinsurance Co. totaled $145 with net operating income of $65.

On May 1, 2000, the Company completed the acquisition of First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank N.A. The transaction was accounted for using the pooling-of-interests method of accounting. To complete the transaction, the Company issued 1,069,277 shares of its common stock to the shareholders of First Affiliated Bancorp. At the date of acquisition, First Affiliated had $133,000 in assets, $117,000 in deposits, and operated four banking offices in Illinois and one in Indiana. This acquisition represented the Company's first penetration into the Illinois market. The Company's financial statements include First Affiliated Bancorp for all periods presented.

In September 2000, the company purchased two branches in Marion County. These two facilities were integrated into Union Bank and resulted in the purchase of over $40,000 in deposits. This purchase pushed Union into its fifth county of operation and represented the Company's first foray into the Indianapolis-area market.

Also in September 2000, the Company formed two investment subsidiaries, People's Investment Company, Ltd. and Union Investment Company, Ltd. Incorporated in Bermuda, these subsidiaries now hold a management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Table 1 - Selected Financial Data
                                                              2000         1999        1998        1997         1996
---------------------------------------------------------------------------------------------------------------------
Results of Operations
   Net interest income                                  $   39,089   $   35,817  $   30,067  $   28,646   $   26,016
   Provision for loan losses                                 1,658        1,826       1,293       1,979        1,139
   Noninterest income                                        9,591        7,605       6,589       5,843        5,317
   Noninterest expense                                      33,168       29,903      23,777      19,991       19,329
   Income before income tax                                 13,854       11,693      11,586      12,519       10,865
   Income tax                                                4,000        3,605       3,955       4,290        3,814
   Net income                                                9,854        8,088       7,631       8,229        7,051
   Dividends paid on common stock                            4,121        3,932       3,181       2,337        1,952

---------------------------------------------------------------------------------------------------------------------
Per Common Share *
   Earnings per share (basic)                           $     1.60   $     1.32   $    1.27  $     1.37   $     1.17
   Earnings per share (diluted)                               1.60         1.32        1.26        1.36         1.16
   Cash earnings per share (basic)**                          1.80         1.51        1.32        1.39         1.19
   Cash earnings per share (diluted)**                        1.80         1.51        1.32        1.38         1.18
   Dividends paid ***                                        0.624        0.610       0.557       0.481        0.395
   Book value - end of period
     Excluding SFAS No.115 adjustment                        12.81        11.91       11.05       10.35         9.40
     Including SFAS No.115 adjustment                        12.65        11.08       11.27       10.54         9.49
   Market price - end of period                              14.75        17.86       21.08       21.67        13.84

---------------------------------------------------------------------------------------------------------------------
At Year End
   Total assets                                         $1,216,936   $1,110,252  $  957,144  $  810,082   $  736,006
   Investment securities                                   294,395      290,337     231,787     156,749      180,885
   Loans, excluding held for sale                          790,550      710,661     607,840     538,388      475,877
   Allowance for loan losses                                 8,716        7,718       6,600       5,972        5,119
   Total deposits                                        1,053,570      940,905     823,769     685,040      647,112
   Notes payable                                             6,510        6,885         425       1,250        6,700
   Federal Home Loan Bank advances                          22,463       24,484      13,710      13,823          920
   Trust preferred securities                               22,425       22,425      22,425      22,425            -
   Shareholders' equity                                     78,005       68,172      69,063      63,147       57,188

---------------------------------------------------------------------------------------------------------------------
Financial Ratios
   Return on average assets                                   0.85%        0.76%       0.89%       1.09%        1.01%
   Return on average common
     shareholders' equity                                    13.76        11.67       11.32       13.57        12.64
   Allowance for loan losses to total
     loans (year end,excluding held for sale)                 1.10         1.09        1.09        1.11         1.08
   Shareholders' equity to total assets
     (year end)                                               6.41         6.14        7.16        7.80         7.77
   Average equity to average total assets                     6.20         6.55        7.90        8.06         8.00
   Dividend payout ratio                                     41.82         48.62      41.69       28.40        27.68

  * Adjusted for stock split and dividends
 ** Net income plus the after tax effect of the amortization of intangible assets for the period.
*** Dividends paid by Indiana United Bancorp without
    restatement for pooling of interests
management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

large portion of both Union Bank's and People's investment portfolios and were formed with the intent to enhance the organization's profitability.

A vital part of the Company's long-term strategic plan is its investment in technology. In accordance with the Plan, the Company has taken an aggressive stance to introduce technological advances in the past several years. The Company focuses on technology that will allow it to increase the efficiency of administrative and operational functions while maintaining a high standard of customer service. In 1998, significant investments were made to expand and upgrade the use of personal computers throughout the Company as well as upgrading communication lines for speed of data delivery. In 1999, the decision was made to utilize the Company's existing software and mainframe for all affiliates. This decision necessitated the conversion of People's data processing system from a service bureau environment to the Company's in-house system. This conversion occurred in the fourth quarter of 2000. 2000 also witnessed the introduction of internet banking at Union and Regional with People's occurring in the first quarter of 2001. The company views the internet as another distribution channel to provide a wide range of products and services to its customers.

The Company believes that the investment in technology will continue in 2001 and beyond. In 2001, the Company plans to convert Capstone Bank's operating systems in order to bring it in line with the other banking affiliates. This conversion is expected to occur in the third quarter of 2001. The Company also anticipates future investments related to document imaging and the upgrade or replacement of its loan and deposit processing systems. The Company also expects to introduce Corporate Cash Management to all of its customers by the end of 2001 through its internet banking system.

The dynamics of the Plan assure continually evolving goals, with the continued enhancement of shareholder value being the constant, overriding objective. The extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

Business Strategy

The Company holds first or second market share positions as measured by total deposits in six of the seventeen Indiana counties it serves and intends to pursue growth strategies that result in meaningful market share positions in other rural or suburban communities. The Company is seeking to identify potential whole bank acquisitions in markets that offer opportunities to benefit from its community banking philosophy and will likely result in meaningful market share. In addition, the Company believes it needs to expand its menu of other financial services and products in an attempt to offer a full array of financial services to its customer base.

The first major step in becoming a full-service financial provider for its customers was the acquisition of The Anderson Group in April 1999. The acquisition was effected by the purchase of assets and expertise. The property and casualty insurance business lines of The Anderson Group were integrated into a newly formed subsidiary of the Company, The Insurance Group, Inc., a wholly owned subsidiary of Union Bank. The general lines insurance business previously managed by Union Bank in Greensburg and Portland, Indiana are now directed through The Insurance Group subsidiary as the Company expands its insurance offering capabilities.

With The Anderson Group as a base, the Company anticipates additional insurance acquisitions throughout its market area. With this goal in mind, the Company signed a letter of intent in December 2000 to acquire the insurance agencies of Vollmer & Associates, Inc. Incorporated in 1996, Vollmer & Associates, Inc. is a community-focused company with four offices servicing Madison, Batesville, Osgood and Brookville, Indiana. The company specializes in property and casualty insurance which will take the combined gross premiums of The Insurance Group to approximately $13 million per year. The transaction is expected to close in the first quarter of 2001.

The Company plans to continue to expand its efforts in the brokerage services arena during 2001. Regional Bank has been very successful in this venture and the Company intends to introduce brokers into its other bank subsidiaries during the next year.

The Company has also formed The Trust Investment Group that operates as a division of Union Bank. The Trust Investment Group is comprised of the former Union Bank trust department and the trust businesses acquired from People's and Capstone Bank. With the addition of Capstone Bank's trust department, the Trust Investment Group's assets under management exceed $116 million. The Trust Investment Group continues to assist the Company's customers in their asset management and wealth formation. During 2001, the Company expects this division to expand its services into all market areas served by the Company.

                            [BAR CHART APPEARS HERE]

                              Net Income
                              ($ in millions)
                              1996           7.1
                              1997           8.2
                              1998           7.6
                              1999           8.1
                              2000           9.9

During 2000, the Company declared a five percent stock dividend to shareholders of record on December 29. This represented the Company's first stock dividend since 1994. It is the Company's intention to establish a consistent practice of awarding periodic stock dividends in addition to its regular cash dividends.

Results of Operations

Annual net income was $9,854 in 2000 compared to $8,088 in 1999 and $7,631 in 1998. Net income per common share on a fully diluted basis was $1.52 (excluding Capstone operations) in 2000 compared to $1.40 originally reported for 1999 and $1.29 for 1998. Accounting for the First Affiliated acquisition, fully diluted earnings per share were $1.60 in 2000 versus $1.32 in 1999 and $1.26 in 1998.

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Table 2 - Non-interest Income and Expense
                                                                                                   Percent Change
                                                              2000         1999        1998       2000/99      1999/98
-----------------------------------------------------------------------------------------------------------------------
Non-interest income
   Insurance commissions                                $    1,344   $    1,166  $      530          15.3%       120.0%
   Fiduciary activities                                        474          455         379           4.2         20.1
   Mortgage banking                                            859        1,016       1,356         (15.5)       (25.1)
   Service charges on deposit accounts                       3,652        2,944       2,502          24.0         17.7
   Securities losses                                           (11)          (7)        (11)         57.1        (36.4)
   Other                                                     3,273        2,031       1,833          61.2         10.8
                                                        -----------------------------------
     Total non-interest income                          $    9,591   $    7,605  $    6,589          26.1         15.4
                                                        ===================================
Non-interest expense
   Salaries and employee benefits                       $   18,117   $   16,615  $   12,792           9.0%        29.9%
   Net occupancy                                             1,995        1,776       1,644          12.3          8.0
   Equipment                                                 2,352        2,077       1,901          13.2          9.3
   Data processing                                             952          986       1,053          (3.4)        (6.4)
   Deposit insurance                                           218          160         152          36.3          5.3
   Intangible amortization                                   1,922        1,834         518           4.8        254.1
   Stationery, printing, and supplies                          957          916         782           4.5         17.1
   Merger                                                      440            -         806           -         (100.0)
   Other                                                     6,215        5,539       4,129          12.2         34.1
                                                        -----------------------------------
     Total non-interest expense                         $   33,168   $   29,903  $   23,777          10.9         25.8
                                                        ===================================

Key measures of the financial performance of the Company are cash earnings per share, which is calculated by taking net income plus the after-tax effect of the amortization of intangible assets, and return on average stockholders' equity. 2000 cash earnings per share were $1.80. For 1999 and 1998 cash earnings per share were $1.51 and $1.32, respectively. Return on average stockholders' equity was 13.76% in 2000, 11.67% in 1999, and 11.32% in 1998.

The Company's return on average assets was .85% in 2000 compared to .76% in 1999, and .89% in 1998. Management was aware that the return on average assets would decline in 1999 as the result of the acquisition of 11 branches, containing $225,000 in deposits, and only $21,000 in loans. Management was committed to deploying these deposits into higher yielding loans and the continued improvement in quarterly earnings per share over previous year's quarters reflects the positive results of that strategy.

Net Interest Income

Net interest income and net interest margin are influenced by the volume and yield or cost of earning assets and interest-bearing liabilities. Tax equivalent net interest income of $39,816 in 2000 increased 6.8% from $37,264 in 1999, which was 19.0% above 1998 (See Table 3). This increase is due to the increased volume of earning assets obtained with funds received in our branch acquisitions. The higher volume of earning assets contributed to the increased net interest income even though net interest margin declined 10 basis points.

Tax equivalent interest income increased $10,948 or 14.5% from 1999 to 2000 and $11,198 or 17.4% from 1998 to 1999.

Interest expense increased $8,396 or 21.9% from 1999 to 2000 and $5,251 or 15.8% from 1998 to 1999.

The Company's cost of funds employed in earning assets was 4.35% in 2000 compared to 3.91% in 1999 or an 11.3% increase. From 1998 to 1999 the same factor decreased 6.5% from 4.18% to 3.91%.

Throughout the past three years, the Company has employed a deposit-pricing strategy focused on retaining and attracting lower cost short-to-moderate term funds. In addition, the Company has competed more aggressively for high quality loans to fully deploy the deposits purchased over the last 30 months. With the rapid influx of deposits due to the branch purchases and the timing differential to lend the funds, the Company's net interest margin decreased to 3.70% in 2000 from 3.80% in 1999 and 3.94% in 1998.

Provision for Loan Losses

The Company expensed $1,658 in provision for loan losses in 2000. This level of provision allowed the Company to maintain its allowance for loan losses in proportion to its risk and growth of gross loans. This topic is discussed in detail under the heading "Loans, Credit Risk and the Allowance and Provision for Loan Losses".

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Non-interest Income

Non-interest income increased 26.1%, or $1,986, from 1999 to 2000. This increase was attributable to several factors. Insurance commissions related to The Anderson Group increased in 2000 as the Company recognized a full year of income versus only nine months in 1999. In addition, service charges on deposit accounts increased due to the acquisition of approximately $150,000 of deposits over the last two years. Also, service charges were adjusted in the first half of 2000 to reflect current market conditions and to be standard throughout the Company's banking subsidiaries. Other income increased from 1999 due to proceeds from a key man life insurance policy, a refund of 1999 state income taxes, the formation of a reinsurance subsidiary and an increase in interchange income. Offsetting these increases in non-interest income was a decrease in mortgage banking activity. The higher level of mortgage rates in 2000 slowed the housing market and affected the company's volume of saleable new loans. With the recent decline in interest rates, the Company expects a significant increase in its mortgage banking activity.

The increase in non-interest income in 1999 over 1998 was $1,016 or 15.4%. Of this increase, $636 was due to our expanded insurance business as discussed earlier and $421 was attributable to service charges on newly acquired deposit relationships. The Company also experienced a $215 increase from other income which includes fee income from its debit cards, surcharges of foreign card users on its ATMs and fees generated from several cash dispensers located throughout the Company's trade area.

Non-interest Expense

The increase in non-interest expense in 2000 is mainly due to the impact of expansion and acquisitions (i.e. personnel, occupancy, equipment, and merger expenses). Overall non-interest expense remained relatively flat as a percentage of average assets with an increase from 2.83% in 1999 to 2.87% in 2000. Other factors that caused the increase in non-interest expense were a change in the company's vacation policy and the impact of aligning Capstone Bank's employee benefit package with the Company's. Also, the Company incurred additional training expenses in 2000 in connection with the systems conversion at People's. The number of full-time equivalent employees at year-end 2000 was 481 compared to 446 in 1999 and 410 in 1998.

Non-interest expense increased 25.8%, or $6,126, from 1998 to 1999. With the acquisition of branch facilities and The Anderson Group, amortization of goodwill increased $1,316 and staffing costs increased approximately $2,500. In addition, the Company paid a non-recurring performance bonus of $750 to a Capstone executive in 1999 based on the bank's operating results. Other areas of non-interest expense increased in direct proportion to the increase in average assets. Non-interest expense as a percentage of average assets increased from 2.80% in 1998 to 2.83% in 1999.

The Company historically has been able to control its overhead costs when compared to its peers (see graph). The Company considers its peer group to be bank holding companies with assets ranging from $1 billion to $3 billion.

Income Taxes

The effective tax rate was 28.9% for 2000, 30.8% for 1999, and 34.1% for 1998. The decrease in the Company's effective rate in 2000 is due to the formation of investment subsidiaries that have favorable state tax treatments and the establishment of a deferred tax asset at Capstone Bank, which was a former S-corporation. In addition, during 1999, tax-exempt income from state and municipal securities increased. In 1998 the Company incurred $806 in merger expenses of which nearly $700 were non-deductible. The Company and its subsidiaries file consolidated income tax returns.

                            [BAR CHART APPEARS HERE]

                    Overhead as a % of
                    Average Assets      Peer Group      IUB
                    1996                     3.35      2.77
                    1997                     3.27      2.65
                    1998                     3.26      2.80
                    1999                     3.34      2.83
                    2000                     2.95      2.87

Financial Condition

Total average assets in 2000 increased $96,522 over the prior year and 1999 increased $209,756 over 1998.

Assets increased to $1,216,936 at year-end 2000 compared to $1,110,252 at year-end 1999 which compares to $957,144 for 1998. Acquired deposits, repayments of loans, as well as internal growth of interest-bearing deposits funded loan and securities growth in 2000 and 1999.

Average non-interest bearing deposits increased 5.9% in 2000 following a 24.6% increase in 1999. Average interest bearing deposits increased $75,786 or 9.2% in 2000 compared to 26.2% in 1999. The majority of the growth for 1999 was attributable to deposit acquisitions made during the third and fourth quarters of 1998 and the first quarter of 1999. In 2000, the Company did not acquire a large amount of deposits. Therefore the deposit growth decreased to normal levels (i.e. the 5-10% range).

When comparing deposit growth from December 31, 1999 to December 31, 2000, the Company experienced a total deposit growth of $112,665 or a 12.0% increase.

Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures ("Preferred Securities") in the amount of $22,425 were issued on December 9, 1997. The holders of the Preferred Securities are entitled to receive preferential cumulative cash distributions, payable quarterly, at the annual rate of 8.75% of the liquidation amount of $10 per Preferred Security. The Company has the right, so long as no default has occurred, to defer payment of interest at any time or from time to time, for a period not to exceed 20 consecutive quarters with respect to each deferral period. Currently, management has no intention of deferring the repayment of interest. The Preferred Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise of the common stock. The holders of the Preferred Securities have no voting rights except in management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

limited circumstances. The Preferred Securities are traded on the NASDAQ National Market under the symbol "IUBCP" and are not insured by the BIF, SAIF or FDIC, or by any other government agency.

Common Shareholders' Equity was $78,005 on December 31, 2000 compared to $68,172 at December 31, 1999. Book value per common share increased to $12.65 or 14.2% from $11.08 at year-end 1999.

Loans, Credit Risk and the Allowance and Provision for Loan Losses.

Loans remain the Company's largest concentration of assets and continue to represent the greatest potential risk. The loan underwriting standards observed by the Company's subsidiaries are viewed by management as a means of controlling problem loans and the resulting charge-offs.

The Company's conservative loan underwriting standards have historically resulted in higher loan quality and lower levels of net charge-offs than peer bank averages (see graph on page 17). The Company also believes credit risks may be elevated if undue concentrations of loans in specific industry segments and to out-of-area borrowers are incurred. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its loan concentration policy. The Company believes it has no undue concentrations of loans.

Total loans, excluding those held for sale, increased $79,889 or 11.2% over year-end 1999 (see graph below). The Company experienced significant growth in its residential real estate and commercial portfolios, both real estate and non-real estate related. Residential real estate loans increased $43,612, or 13.3% over the prior year, while commercial loans secured by real estate increased $21,458, or 20.6% over the prior year. Non-real estate commercial loans increased $18,740, or 28.6% compared to 1999. The increases in these three categories were largely the result of continuing strength in the economy and expansion into new and existing markets.

                            [BAR CHART APPEARS HERE]

                              Total Loans
                              ($ in millions)
                              1996           476
                              1997           538
                              1998           608
                              1999           711
                              2000           791

Residential real estate loans continue to represent the largest portion of the total loan portfolio. Such loans represented 46.8% and 46.0% of total loans at December 31, 2000 and 1999, respectively. Of the total residential real estate portfolio, 39.3% are fixed rate and 60.7% are variable rate loans at December 31, 2000. The Company also originates and sells loans into the secondary market but maintains the portfolio's servicing rights.

The Company limits its exposure to long-term fixed rate residential mortgage loans and generally observes 20% minimum down payment guidelines. The Company held some shorter term fixed rate mortgages in its own portfolio during 1998, 1999 and 2000 to help deploy the deposits gained through new products and acquisitions. This strategy assisted the Company in obtaining its profit goals for 2000. The Company intends to continue its plan of holding some fixed rate mortgages without incurring unacceptable levels of interest rate risk.

The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed on "non-accrual" status when, in management's judgment, the collateral value and/or the borrower's financial condition does not justify accruing interest.

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

The provision for loan losses was $1,658 in 2000 compared to $1,826 in 1999 and $1,293 in 1998. The decline in provision from 1999 to 2000 reflects the trend of lower charge-offs for the period.

Net charge-offs were $660 in 2000, $708 in 1999,and $665 in 1998. As a percentage of average loans, net charge-offs equaled .09%, .11% and .12% in 2000, 1999 and 1998. Additionally, the Company evaluates its consumer and residential real estate loan pools for probable losses incurred based on historical trends, adjusted by current delinquency and non-performing loan levels. Management is not aware of any trend that is likely to cause the level of net charge-offs in 2001 to materially exceed the average level of chargeoffs over the past three years (see graph on page 17).

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

The adequacy of the Allowance for Loan Losses in each subsidiary is reviewed at least quarterly. The determination of the provision amount in any period is based upon management's continuing review and evaluation of loan loss experience, changes in the composition, and risk characteristics, of the loan portfolio, classified loans including non-accrual and impaired loans, current economic conditions, the amount of loans presently outstanding, and the amount and composition of loan growth.

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Table 3-Average Balance Sheet and Net Interest Analysis
(Taxable Equivalent Basis)*
                                                 2000                             1999                              1998
                                   -------------------------------  ---------------------------------  ---------------------------
                                     Average             Average       Average              Average      Average           Average
Assets                               Balance   Interest    Rate        Balance  Interest      Rate       Balance  Interest  Rate
------------------------------------------------------------------  ---------------------------------  ---------------------------
Short-term investments               $ 2,097      $ 74    3.53%        $ 2,164    $ 120      5.55%       $ 1,431     $ 81   5.66%
Federal funds sold and money
    market accounts                   17,217     1,085    6.30          28,140    1,327      4.72         41,559    2,324   5.59
Securities
    Taxable                          272,869    16,864    6.18         250,088   14,985      5.99        141,425    8,919   6.31
    Non-taxable*                      17,867     1,246    6.97          43,628    3,420      7.84         35,841    2,683   7.49
                                  --------------------------------  ---------------------------------  ---------------------------
         Total securities            290,736    18,110    6.23         293,716   18,405      6.27        177,266   11,602   6.54
Loans **
    Commercial                       335,641    30,633    9.13         276,965   24,065      8.69        220,419   20,044   9.09
    Residential real estate          313,058    24,951    7.97         281,326   22,540      8.01        269,616   22,623   8.39
    Consumer                         118,209    11,772    9.96          98,867    9,220      9.33         83,894    7,805   9.30
                                  --------------------------------  ---------------------------------  ---------------------------
        Total loans                  766,908    67,356    8.78         657,158   55,825      8.49        573,929   50,472   8.79
                                  --------------------------------  ---------------------------------  ---------------------------
        Total earning assets       1,076,958    86,625    8.04         981,178   75,677      7.71        794,185   64,479   8.12
                                  --------------------------------  ---------------------------------  ---------------------------

Cash and due from banks               30,609                            29,146                            23,839
Unrealized gains (losses)
    on securities                     (7,467)                           (2,269)                            2,144
Allowance for loan losses             (8,351)                           (7,170)                           (6,305)
Premises and equipment,net            17,199                            16,485                            13,702
Intangible assets                     24,050                            22,380                             2,957
Accrued interest receivable
and other assets                      21,692                            18,418                            17,890
                                  ----------                        ----------                         ---------
         Total assets             $1,154,690                        $1,058,168                         $ 848,412
                                  ================================  =================================  ===========================

Liabilities
     Interest-bearing deposits
        Interest-bearing
            demand accounts        $ 216,303   $ 7,605    3.52       $ 231,633  $ 6,414      2.77      $ 168,123  $ 4,842   2.88
        Savings                      146,102     3,851    2.64         112,839    3,112      2.76         78,333    2,345   2.99
       Certificates of deposit       540,353    30,037    5.56         482,500   24,759      5.13        408,850   22,703   5.55
                                  --------------------------------  ---------------------------------  ---------------------------
            Total interest-bearing
                deposits             902,758    41,493    4.60         826,972   34,285      4.15        655,306   29,890   4.56
Short-term borrowings                 28,611     1,210    4.23          19,925      869      4.36          9,317      498   5.35
Trust preferred securities            22,425     2,023    9.02          22,425    2,004      8.94         22,425    2,024   9.03
Notes payable and FHLB borrrowings    27,292     2,083    7.63          20,693    1,255      6.06         13,755      750   5.45
                                  --------------------------------  ---------------------------------  ---------------------------
            Total interest-bearing
                liabilities          981,086    46,809    4.77         890,015   38,413      4.32        700,803   33,162   4.73
Demand deposits                       93,987                            88,752                            71,242
Other liabilities                      8,003                            10,075                             8,820
                                  --------------------------------  ---------------------------------  ---------
Total liabilities                  1,083,076                           988,842                           780,865
Shareholders' equity                  71,614                            69,326                            67,547
Total liabilities and
     shareholders' equity         $1,154,690    46,809    4.35***   $1,058,168   38,413     3.91***    $ 848,412   33,162   4.18***
                                  ============--------------------  ==========-----------------------  =========------------------
Net interest income                           $ 39,816    3.70****             $ 37,264     3.80****             $ 31,317   3.94****
                                  ================================  =================================  ===========================

Conversion of tax exempt
income to a fully taxable
equivalent basis using a
marginal rate of 35% in 2000
and 34% in 1999 and 1998                         $ 727                           $ 1,447                             $ 1,250

   * Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
  ** Nonaccruing loans have been included in the average balances.
 *** Total interest expense divided by total earning assets.
**** Net interest income divided by total earning assets.

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Table 4 - Loan Portfolio
                                 2000       1999       1998       1997       1996
-----------------------------------------------------------------------------------
Types of loans
Commercial                     $ 84,166   $ 65,426   $ 51,741   $ 49,985   $ 47,074
Agricultural production
    financing and other
    loans to farmers             20,744     22,107     23,653     23,690     21,320
Commercial real estate
    mortgage                    125,608    104,150    101,568     89,938     70,538
Residential real estate
    mortgage                    370,332    326,720    267,404    230,614    207,581
Farm real estate                 49,284     44,367     39,078     41,058     39,227
Construction and development     48,130     50,721     30,881     15,956     20,726
Consumer                         82,527     87,270     80,053     75,647     60,858
State and political               9,759      9,900     13,462     11,500      8,553
                             ------------------------------------------------------
     Total loans               $790,550   $710,661   $607,840   $538,388   $475,877
                             ======================================================

Investment Securities

Investment securities offer flexibility in the Company's management of interest rate risk, and are the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high-risk derivative products or junk bonds.

As of December 31, 2000, 95.7% of the investment securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized loss of $1,590 was recorded to adjust the AFS portfolio to current market value at December 31, 2000 compared to a net unrealized loss of $8,020 at December 31, 1999. The remaining 4.3% of the investment portfolio is classified as "held to maturity" ("HTM") and is carried at book value. The majority of the Company's HTM portfolio consists of tax-exempt municipal bonds.

                            [BAR CHART APPEARS HERE]

                       Net Loans Losses
                       To Average Loans  Peer Group  IUB
                       1996                 .23      .22
                       1997                 .21      .22
                       1998                 .22      .12
                       1999                 .22      .11
                       2000                 .17      .09


For 2000 the tax equivalent yield of the investment securities portfolio was 6.23%, compared to 6.27% and 6.54% for 1999 and 1998, respectively.

Variable rate securities comprised 10.3% of the total portfolio on December 31, 2000 with the remaining 89.7% invested in fixed rate investments.


Sources of Funds

The Company relies primarily on customer deposits and securities sold under agreements to repurchase, along with shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are used to provide additional funding. The Company also purchases local deposits through branch acquisitions from major regional banks exiting smaller markets.

Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 92.6% and 93.3% of total average earning assets in 2000 and 1999. Total interest-bearing deposits averaged 90.6% and 90.3% of average total deposits during 2000 and 1999. Management is continuing efforts to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

Repurchase agreements are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. During 2000, short-term borrowings averaged $28,611 with repurchase agreements representing $19,884 of the total.

Another source of funding is the FHLB. The Company had FHLB advances of $22,463 outstanding at December 31, 2000. These advances have interest rates ranging from 6.20% to 6.95%. The Company has $2,000 of advances maturing in 2001 and $10,000 maturing in both 2005 and 2007. The Company averaged $20,445 in FHLB advances during 2000 compared to $14,144 during 1999.

In February of 1999 the Company borrowed $8,000 from National City Bank at a floating rate based upon LIBOR. At year-end 2000, the balance on this note was $6,400 with an effective interest rate of 8.02%. Based on the current interest rate environment, the Company believes that this rate will decline significantly in 2001. In addition to the aforementioned note, the Company has a $3,000 line of credit with Independent Bankers' Bank of Illinois for use as a cash management tool. There was no outstanding balance on the line of credit as of December 31, 2000.

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Capital Resources

The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items. The Company's core capital ("Tier 1") consists of common shareholders' equity adjusted for unrealized gains or losses on available for sale (AFS) securities plus limited amounts of Preferred Securities less core deposit and goodwill intangibles. Total capital consists of core capital, certain debt instruments and a portion of the allowance for loan losses. At December 31, 2000, Tier 1 capital to average assets was 6.7%. Total capital to risk-weighted assets was 10.8%. Both ratios substantially exceed all required ratios established for bank holding companies. Risk-adjusted capital levels of each of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

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

The Company declared and paid common dividends of $.624 per share in 2000, $.61 in 1999 and $.557 in 1998. Book value per common share increased to $12.65 from $11.08 in 1999. The net adjustment for AFS securities decreased book value by $.16 and $.83 at December 31, 2000 and 1999, respectively. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.

The Company declared a 2 for 1 common stock split for those shareholders of record as of August 17, 1998. In addition, the Company declared a five percent stock dividend for shareholders of record as of December 29, 2000. All financial information used throughout this report has been adjusted to reflect these transactions.

Table 5 - Underperforming Loans
                                                          2000      1999      1998      1997      1996
-------------------------------------------------------------------------------------------------------
Nonaccruing loans                                       $3,454    $4,187    $4,095    $1,362    $4,238
Accruing loans contractually past due 90 days or more      532       978       500     1,376       382
                                                        -----------------------------------------------
     Total                                              $3,986    $5,165    $4,595    $2,738    $4,620
                                                        -----------------------------------------------
     % of total loans                                     0.50%     0.73%     0.76%     0.51%     0.97%

Table 6 - Summary of the Allowance or Loan Losses
                                              2000     1999     1998     1997     1996
---------------------------------------------------------------------------------------
Balance at January 1                         7,718    6,600    5,972    5,119    4,981
Chargeoffs
   Commercial                                  403      321      274      904      390
   Commercial real estate mortgage             107      458       --       --      334
   Agricultural                                 --       --       --        9       --
   Residential real estate mortgage            164       77       99       81       10
   Consumer                                    443      589      732      595      699
                                           --------------------------------------------
     Total Chargeoffs                        1,117    1,445    1,105    1,589    1,433
                                           --------------------------------------------
Recoveries
   Commercial                                  201      278      116      144       53
   Commercial real estate mortgage               7       --       --       19       96
   Residential real estate mortgage             35       63       25       27       17
   Consumer                                    214      396      299      273      266
                                           --------------------------------------------
     Total Recoveries                          457      737      440      463      432
                                           --------------------------------------------
Net Chargeoffs                                 660      708      665    1,126    1,001
 Provision for loan losses                   1,658    1,826    1,293    1,979    1,139
                                           --------------------------------------------
 Balance at December 31                      8,716    7,718    6,600    5,972    5,119
                                           ============================================
Net Chargeoffs to average loans               0.09%    0.11%    0.12%    0.22%    0.22%
Provision for loan losses to average loans    0.22%    0.28%    0.23%    0.39%    0.25%
 Allowance to total loans at year end         1.10%    1.09%    1.09%    1.11%    1.08%
                                           ============================================

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Liquidity

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year and money market instruments. In addition, the Company holds $234,918 of AFS securities maturing after one year, which can be sold to meet liquidity needs.

Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, supports liquidity, extends the contractual maturity of liabilities, and limits reliance on volatile short-term purchased funds. Short-term funding needs may arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable low-cost funds. The Company defines core deposits as all deposits except certificates of deposits greater than $100. Average core deposits funded approximately 80.9% of total earning assets during 2000 and approximately 85.6% in 1999.

Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. The Company has not received any directives from regulatory authorities that would materially affect liquidity, capital resources or operations.

Table 7 - Rate Sensitivity Analysis at December 31, 2000
                                                                                                            Over 5
                                                                                                           Years or
                                                  3 Months       1 Year       2 Years        5 Years     Insensitive      Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Loans                                        $   195,135   $   185,915   $    73,313    $   208,111   $   129,959   $   792,433
   Securities                                        46,728        32,813        28,774        103,882        82,198       294,395
   Federal funds sold and money market fund          22,423            --            --             --            --        22,423
   Interest-bearing deposits in banks                    79           297            --             99           198           673
   Restricted Stock                                   3,267            --            --             --            --         3,267
                                                ---------------------------------------------------------------------
   Total Interest-earning assets                    267,632       219,025       102,087        312,092       212,355     1,113,191
                                                ---------------------------------------------------------------------
   Other assets                                          --            --            --             --       112,461       112,461
   Allowance for loan losses                             --            --            --             --        (8,716)       (8,716)
                                                ---------------------------------------------------------------------
     Total assets                               $   267,632   $   219,025   $   102,087    $   312,092   $   316,100   $ 1,216,936
                                                =====================================================================
Interest-bearing liabilities
   Interest-bearing demand                      $    41,580   $    20,747   $    20,747    $    20,747            --   $   103,821
   Savings                                           43,632        29,089        36,361         36,361            --       145,443
   Money market                                      69,337        69,337            --             --            --       138,674
   Certificates of deposit                          151,796       263,762       108,122         33,029         5,856       562,565
   Short term borrowings                             20,645            --            --             --            --        20,645
   Notes payable                                      6,400            56            42             11             1         6,510
   Federal Home Loan Bank advances                       --        12,000        10,140             --           323        22,463
   Trust preferred securities                            --            --            --             --        22,425        22,425
                                                ---------------------------------------------------------------------
     Total Interest-bearing liabilities             333,390       394,991       175,412         90,148        28,605     1,022,546
                                                ---------------------------------------------------------------------
Demand deposits                                          --            --            --             --       103,067       103,067
Other liabilities                                        --            --            --             --        13,318        13,318
Stockholders equity                                      --            --            --             --        78,005        78,005
                                                ---------------------------------------------------------------------
     Total Liabilities and stockholders' equity $   333,390   $   394,991   $   175,412    $    90,148   $   222,995   $ 1,216,936
                                                =====================================================================
Rate sensitivity gap (assets less liabilities)  $   (65,758)  $  (175,966)  $   (73,325)   $   221,944
                                                ---------------------------------------------------------------------
Rate sensitivity gap(cumulative)                    (65,758)     (241,724)     (315,049)       (93,105)
                                                =====================================================================
Percent of total assets (cumulative)                  (5.40)%      (19.86)%      (25.89)%        (7.65)%
Rate sensitive assets/liabilities (cumulative)         80.28%       66.81%        65.14%         90.63%
                                                ---------------------------------------------------------------------

management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Interest Rate Risk

At year-end 2000, the Company held approximately $486,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 2000 appears in Table
7. Core deposits are distributed or spread among the various repricing categories based upon historical patterns of repricing which are reviewed periodically by management. The assumptions regarding these repricing characteristics greatly influence conclusions regarding interest sensitivity. Management believes its assumptions regarding these liabilities are reasonable.

Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities. In general, it is the policy of the Company that the cumulative GAP divided by total assets shall be plus or minus 20% at the 3-month, 6-month, and 1-year time horizon.

Management believes that the Company has taken steps to position itself to react to changes occurring in the current rate environment. Short-term interest rates have declined dramatically and are expected to fall further during 2001. The Company has attempted to position itself so that it has the ability to reprice its deposits as loan and investment yields decline. The decline in interest rates should spark interest among consumers to refinance their residential mortgages. This generally leads to greater revenues in the mortgage origination area. The Company does not foresee its earnings materially impacted in 2001 regardless of the direction interest rates may trend.

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

Table 8 provides information about the Company's significant financial instruments at December 31, 2000 that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by maturity dates.

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

New Accounting Matters

Accounting for Derivative Instruments
and Hedging Activities

In June, 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("Statement") No. 133, "Accounting For Derivative Instruments and Hedging Activities" which requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for hedges. Statement No. 133 is effective for 2001. Adoption of this standard on January 1, 2001 did not have a material effect on the Company's financial statements.


                            [BAR CHART APPEARS HERE]

                         Dividends Per Common Share
                         (dollars)
                         1996           .395
                         1997           .481
                         1998           .557
                         1999           .610
                         2000           .624
management's discussion and analysis
(Dollar Amounts in Thousands Except Per Share Data)

Table 8 - Principal Cash Flows
                                                                                                   There                     Fair
December 31 (Dollars in Thousands)          2001        2002       2003       2004       2005      after        Total       Value
----------------------------------------------------------------------------------------------------------------------------------
Assets
   Investment securities
      Fixed rate                       $  44,931   $  28,105   $ 42,030   $ 42,359   $  9,780   $ 98,405   $  265,610  $  264,142
         Average interest rate              5.92%       5.95%      6.20%      6.04%      6.63%      6.92%        6.33%
      Variable rate                          188         108         80         63         49     29,887       30,375      30,323
         Average interest rate              6.76%       6.78%      6.83%      6.87%      6.88%      7.16%        7.14%

   Loans
      Fixed rate                          47,867      18,673     26,289     40,183     36,515    175,666      345,193     347,084
         Average interest rate              9.15%       9.12%      8.91%      8.33%      8.85%      7.90%        8.36%
      Variable rate                       75,072       2,290      4,437      3,395      7,832    354,214      447,240     447,160
         Average interest rate              9.97%       9.91%      9.15%      9.38%      9.72%      8.59%        8.86%

Liabilities
   Deposits
      NOW, money market and
         savings deposits
            Variable rate                387,938           -          -          -          -          -      387,938     387,938
               Average interest rate        4.10%          -          -          -          -          -         4.10%

      Certificates of deposit
            Fixed rate                   385,252     107,849     22,499     10,264      5,313        800      531,977     536,808
               Average interest rate        5.90%       6.28%      5.90%      5.40%      6.01%      6.00%        5.97%
            Variable rate                 24,339       3,935      1,171        532        490        121       30,588      30,588
               Average interest rate        5.75%       5.19%      5.62%      4.98%      5.28%      4.80%        5.65%

   Borrowings
      Variable rate                       20,645           -          -          -          -          -       20,645      20,645
         Average interest rate              4.78%          -          -          -          -          -         4.78%

   FHLB advances
      Variable rate                        1,000           -          -          -     10,000     10,000       21,000      21,000
         Average interest rate              6.51%          -          -          -       6.58%      6.27%        6.43%
      Fixed rate                           1,116         112         38         34         31        132        1,463       1,463
         Average interest rate              6.90%       6.48%      6.20%      6.20%      6.20%      6.20%        6.64%

   Long-term debt
      Variable rate                        2,456       1,642      1,611        801          -          -        6,510       6,510
         Average interest rate              8.04%       8.04%      8.02%      8.02%         -          -         8.03%

   Trust preferred securities
      Fixed rate                               -           -          -          -          -     22,425       22,425      20,463
         Average interest rate                 -           -          -          -          -       8.75%        8.75%


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

To meet this responsibility, management maintains a system of internal control, policies and administrative procedures designed to provide reasonable assurance that transactions are recorded accurately. As an integral part of the internal control, the Company maintains a professional staff of internal auditors who monitor compliance with regulations, policies and procedures, and assess the effectiveness of internal control. In addition, the Company's audit committee, which is comprised entirely of outside directors, meets periodically with management, internal auditors and/or independent auditors and banking regulators have unrestricted access to the audit committee. Management believes the Company's system provides a basis for the preparation of reliable financial statements.

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

/s/ JAMES L. SANER, SR.

James L. Saner, Sr.
President and Chief Executive Officer


/s/ DONALD A. BENZIGER

Donald A. Benziger
Senior Vice President and Chief Financial Officer


independent auditor's report

To the Shareholders and Board of Directors
Indiana United Bancorp
Greensburg, Indiana

We have audited the consolidated balance sheets of Indiana United Bancorp as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. We have also audited the 1998 financial statements of First Affiliated Bancorp, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements for the year ended December 31, 1998, prior to the restatement for the pooling of interests with First Affiliated Bancorp, Inc., were audited by other auditors whose report dated January 29, 1999, expressed an unqualified opinion on those statements.

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

In our opinion, the 2000 and 1999 financial statements referred to above present fairly, in all material respects, the financial position of Indiana United Bancorp as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

We have also audited the adjustments described in Note 2 that were applied to restate the financial statements for the year ended December 31, 1998 to reflect the pooling of interests with First Affiliated Bancorp, Inc. In our opinion, such adjustments are appropriate and have been properly applied.


/s/ CROWE, CHIZEK AND COMPANY LLP

Crowe, Chizek and Company LLP
Indianapolis, Indiana
February 2, 2001
consolidated balance sheets

December 31 (Dollar Amounts in Thousands Except Per Share Data)                      2000           1999
------------------------------------------------------------------------------------------------------------
Assets
     Cash and due from banks                                                     $    45,413    $    41,449
     Money market fund                                                                 6,373             --
     Interest-bearing demand deposits                                                     79             30
     Federal funds sold                                                               16,050            400
                                                                                 --------------------------
         Cash and cash equivalents                                                    67,915         41,879
     Interest bearing time deposits                                                      594          2,119
     Investment securities
     Available for sale                                                              281,716        272,589
     Held to maturity (fair vaue of $12,749 and $17,632)                              12,679         17,788
                                                                                 --------------------------
              Total investment securities                                            294,395        290,377
     Loans held for sale                                                               1,883          7,915
     Loans, net of allowance for loan losses of $8,716 and $7,718                    781,834        702,943
     Premises and equipment (net)                                                     17,558         17,340
     Restricted stock, at cost                                                         3,267          2,411
     Intangible assets                                                                23,739         24,203
     Other assets                                                                     25,751         21,065
                                                                                 --------------------------
              Total assets                                                       $ 1,216,936    $ 1,110,252
                                                                                 ==========================

Liabilities
     Deposits
     Noninterest bearing                                                         $   103,067         96,144
Interest bearing                                                                     950,503        844,761
                                                                                 --------------------------
              Total deposits                                                       1,053,570        940,905
     Short-term borrowings                                                            20,645         40,064
     Federal Home Loan Bank advances                                                  22,463         24,484
     Notes payable                                                                     6,510          6,885
     Other liabilities                                                                13.318          7,317
                                                                                 --------------------------
              Total liabilities                                                    1,116,506      1,019,655
                                                                                 --------------------------

Guaranteed preferred beneficial interests in company's subordinated debentures        22,425         22,425

Shareholders' equity
     Preferred stock, no par value
         Authorized - 400,000
         Issued and outstanding - none                                                    --             --
Common stock, $.50 stated value
         Authorized--10,000,000 shares, issued and
         outstanding - 5,873,900 shares and 5,856,639 shares                           2,937          2,928
     Common stock to be distributed, 293,148 shares                                      147             --
     Paid-in capital                                                                  29,739         25,563
     Retained earnings                                                                46,176         44,775
     Accumulated other comprehensive income                                             (994)        (5,094)
                                                                                 --------------------------
              Total shareholders' equity                                              78,005         68,172
                                                                                 --------------------------
              Total liabilities and shareholders' equity                         $ 1,216,936    $ 1,110,252
                                                                                 ==========================

See notes to consolidated financial statements.

consolidated income statements

Years ended December 31
(Dollar Amounts in Thousands Except Per Share Data)  2000        1999        1998
-----------------------------------------------------------------------------------
Interest income:
      Loans receivable
         Taxable                                 $ 66,524    $ 54,990    $ 49,478
         Tax exempt                                   541         551         656
      Investment securities
         Taxable                                   16,864      14,985       8,919
         Tax exempt                                   810       2,257       1,771
     Federal funds sold and money market funds      1,085       1,327       2,264
     Deposits with financial institutions              74         120         141
                                                 ----------------------------------
         Total interest income                     85,898      74,230      63,229
                                                 ----------------------------------
Interest expense:
     Deposits                                      41,493      34,285      29,890
     Short-term borrowings                          1,210       1,420         498
     Trust preferred securities                     2,023       2,004       2,024
     Other borrowings                               2,083         704         750
                                                 ----------------------------------
         Total interest expense                    46,809      38,413      33,162
                                                 ----------------------------------
Net interest income                                39,089      35,817      30,067
     Provision for loan losses                      1,658       1,826       1,293
                                                 ----------------------------------
Net interest income after
     provision for loan losses                     37,431      33,991      28,774
Non-interest income:
     Insurance commissions                          1,344       1,166         530
     Mortgage banking                                 859       1,016       1,356
     Fiduciary activities                             474         455         379
     Service charges on deposit accounts            3,652       2,944       2,502
     Net realized losses on securities                (11)         (7)        (11)
     Other income                                   3,273       2,031       1,833
                                                 ----------------------------------
         Total non-interest income                  9,591       7,605       6,589
                                                 ----------------------------------

Non-interest expense
     Salaries and employee benefits                18,117      16,615      12,792
     Net occupancy expenses                         1,995       1,776       1,644
     Equipment expenses                             2,352       2,077       1,901
     Data processing fees                             952         986       1,053
     Merger expenses                                  440          --         806
     Deposit insurance expense                        218         160         152
     Intangibles amortization                       1,922       1,834         518
     Stationery printing and supplies                 957         916         782
     Other expenses                                 6,215       5,539       4,129
                                                 ----------------------------------
         Total non-interest expense                33,168      29,903      23,777
                                                 ----------------------------------
Income before income tax                           13,854      11,693      11,586
     Income tax expense                             4,000       3,605       3,955
                                                 ----------------------------------
Net income                                       $  9,854    $  8,088    $  7,631
                                                 ==================================

Net income per share (basic)                     $   1.60    $   1.32    $   1.27
Net income per share (diluted)                       1.60        1.32        1.26

See notes to consolidated financial statements.

consolidated statements of stockholders' equity
(Dollar Amounts in Thousands Except Per Share Data)

                                                                                                 Accumulated
                                                                                                    Other
(Dollar Amounts in Thousands Except Per Share Data)      Common Stock      Paid - in  Retained  Comprehensive         Comprehensive
                                                       Shares    Amount     Capital   Earnings      Income     Total      Income
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998 (as previously reported for
  Indiana United Bancorp)                             4,708,556   $2,354    $21,254    $30,636       $762     $55,006
  Retroactive restatement for pooling of interests      976,108      490      2,302      5,533        391       8,716
                                                     ------------------------------------------------------------------------------

Balance, January 1, 1998, as restated                 5,684,664    2,844     23,556     36,169      1,153      63,722
  Net income                                                                             7,631                  7,631     $7,631
    Unrealized gains on securities net of
      reclassification adjustment                                                                     179         179        179
                                                                                                                        --------
           Total comprehensive income                                                                                     $7,810
                                                                                                                        ========
Cash dividends -$ .557 per share (1)                                                    (3,181)                (3,181)
Issuance of common stock                                 26,381       12        224                               236
Retirement of common stock                               (4,178)      (2)       (43)                              (45)
Exercise of stock options                                66,072       33        488                               521
                                                     ------------------------------------------------------------------------------

Balance, December 31, 1998                            5,772,939    2,887     24,225     40,619      1,332      69,063
  Net income                                                                             8,088                  8,088     $8,088
     Unrealized losses on securities net of
      reclassification adjustment                                                                  (6,426)     (6,426)    (6,426)
                                                                                                                        --------
             Total  comprehensive income                                                                                  $1,662
                                                                                                                        ========
Cash dividends -$ .610 per share (1)                                                    (3,932)                (3,932)
Issuance of common stock                                 94,022       46      1,468                             1,514
Retirement of common stock                              (10,322)      (5)      (130)                             (135)
                                                     ------------------------------------------------------------------------------

Balance, December 31,1999                             5,856,639    2,928     25,563     44,775   $ (5,094)   $ 68,172
  Net income                                                                             9,854                  9,854     $9,854
     Unrealized gains on securities net of
      reclassification adjustment                                                                   4,100       4,100      4,100
                                                                                                                        --------
             Total  comprehensive income                                                                                 $13,954
                                                                                                                        ========
Cash dividends -$ .624 per share (1)                                                    (4,121)                (4,121)
Stock dividend                                          293,148      147      4,185     (4,332)                     -
Issuance of common stock to redeem stock options         17,261        9         (9)                                -
                                                     ------------------------------------------------------------------------------

Balance, December 31,2000                             6,167,048    3,084     29,739     46,176     $ (994)   $ 78,005
                                                     ==============================================================================

(1) Dividends per share represent dividends paid by IUB without restatement for pooling of interests.

See notes to consolidated financial statements.

consolidated statement of cash flows
(Dollar Amounts in Thousands)

Years Ended December 31 (In Thousands)                            2000         1999         1998
-------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                 $   9,854    $   8,088    $   7,631
  Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for loan losses                                     1,658        1,826        1,293
   Depreciation and amortization                                 2,215        2,163        1,687
   Securities amortization, net                                    241          300          357
   Amortization of intangibles                                   1,922        1,834          805
   Investment securities losses                                     11            7           11
   Change in loans held for sale                                 6,032        3,057       (9,392)
   Change in other assets and liabilities                       (1,367)      (1,481)      (2,960)
                                                             -----------------------------------
       Net cash provided (used) by operating activities         20,566       15,794         (568)

Investing Activities
   Net change in short term investments                          1,525          602         (603)
   Purchases of securities held to maturity                         --           --       (2,189)
   Proceeds from maturities and payments
     on securities held to maturity                              5,127        1,766        6,732
   Purchases of securities available for sale                  (41,681)    (137,267)    (131,897)
   Proceeds from maturities and payments
     on securities available for sale                           38,030       54,591       45,133
   Proceeds from sales of securities available for sale            622       12,074        6,723
   Purchases of FHLB Stock                                        (856)        (111)          --
   Net change in loans                                         (83,018)    (103,892)     (48,938)
   Purchases of premises and equipment                          (1,786)      (3,935)      (1,940)
   Proceeds from sale of other real estate                       2,265          296          292
   Cash received from acquisitions                              42,037       91,134       86,802
   Other investment activities                                      --           --         (393)
                                                             -----------------------------------
        Net cash used by investing activities                  (37,735)     (84,742)     (40,278)

Financing Activities
   Net change in deposits                                       69,141       14,789       17,429
   Short-term borrowings                                       (19,419)      20,022        4,868
   Proceeds from notes payable                                      --        8,000           --
   Repayment of notes payable                                     (375)      (1,725)        (825)
   Proceeds from FHLB advances                                  22,000       11,900           --
   Repayment of FHLB advances                                  (24,021)      (1,126)        (113)
   Proceeds from issuance of stock                                  --          150          757
   Retirement of common stock                                       --         (135)         (45)
   Cash dividends                                               (4,121)      (3,932)      (3,181)
                                                             -----------------------------------
        Net cash provided by financing activities               43,205       47,943       18,890
                                                             -----------------------------------
Net change in cash and cash equivalents                         26,036      (21,005)     (21,956)
Cash and cash equivalents, beginning of period                  41,879       62,884       84,840
                                                             -----------------------------------
Cash and cash equivalents, end of period                     $  67,915    $  41,879    $  62,884
                                                             ===================================

Additional Cash Flows Information
       Interest paid                                         $  45,380    $  38,472    $  32,808
       Income tax paid                                           5,622        3,664        4,094
       Loan balances transferred to foreclosed real estate       2,491          397          192

See notes 2 and 3 regarding noncash transactions included in business combinations and branch acquisitions.
See notes to consolidated financial statements.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Note 1 - Nature of Operations and Summary of
Significant Accounting Policies

Nature of Operations

Indiana United Bancorp ("Company") is a bank holding company whose principal activity is the ownership and management of its four wholly owned subsidiary banks ("Banks"). People's Trust Company ("People's"), headquartered in Brookville, Indiana, and Union Bank and Trust Company of Indiana ("Union Bank"), headquartered in Greensburg, Indiana, operate under state charters and are subject to regulation by the Indiana Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Regional Federal Savings Bank ("Regional Bank"), headquartered in New Albany, Indiana, is a federally chartered thrift and is subject to regulation by the Office of Thrift Supervision ("OTS") and the FDIC. Capstone Bank, N.A. ("Capstone"), headquartered in Watseka, Illinois, operates under a national charter and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The Insurance Group, Inc. ("The Insurance Group") is a wholly owned subsidiary of Union Bank operating agencies in Greensburg and Portland, Indiana and Owensboro, Kentucky subject to regulation by the Kentucky and Indiana Commissioners of Insurance. During 2000, People's and Union Bank each formed wholly owned subsidiaries to hold investment securities. These investment subsidiaries are incorporated in Bermuda. Additionally, the Company formed IUB Reinsurance Company, Ltd., a credit life insurance company, during 2000.

IUB Capital Trust is a business trust formed in 1997 to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Trust Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust.

The Banks generate commercial, mortgage and consumer loans and receive deposits from customers located in the Banks' market areas in Indiana and Illinois. The Banks' loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

Consolidation of the financial statements includes the accounts of the Company and its subsidiaries after elimination of all material inter-company transactions.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions based upon available information. These estimates and assumptions affect the amounts reported and disclosed in the financial statements, and future results could differ from these estimates. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Investment securities are classified as held to maturity ("HTM") when the Company has the positive intent and ability to hold the securities to maturity. Securities HTM are carried at amortized cost. Securities not classified as HTM are classified as available for sale ("AFS"). Securities AFS are carried at fair value with unrealized gains and losses reported separately as accumulated other comprehensive income. Restricted stocks such as Federal Home Loan Bank stock and other securities without readily determinable fair values are carried at cost.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method. Securities are written down to fair value when a decline in fair value is not temporary.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, money market investment funds, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

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

Allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charged-off loans less recoveries. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent. Allocations of the allowance may be made for a specific loan, but the allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectability of the loan is confirmed.

Intangible assets consist of core deposit intangibles and goodwill. Core deposit intangibles are being amortized using accelerated and straight-line methods over 10 to 15 years; goodwill is being amortized using the straight-line method over 15 to 20 years. Such assets are periodically evaluated as to the recoverability of their carrying value.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

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

Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computing using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. The Company files consolidated income tax returns with its subsidiaries.

Comprehensive Income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

New Accounting Pronouncements effective January 1, 2001, will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the Company's financial statements.

Loss Contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are now such matters that will have a material effect on the financial statements.

Dividend Restrictions may result as banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders.

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

Earnings per share have been computed based upon the weighted average common and potential common shares issuable under stock option plans outstanding during each year. Earnings and dividends per share are restated for all stock dividends and splits through the date of issue of the financial statements.

Industry Segments: Internal financial information is reported and aggregated in one line of business, banking.

Reclassifications of certain amounts in the prior consolidated financial statements have been made to conform to the 2000 presentation.

Note 2 -- Business Combinations

On April 30, 1998, the Company completed a merger with P.T.C. Bancorp ("PTC"), Brookville, Indiana, in which PTC was merged with and into the Company. The transaction was accounted for using the pooling-of-interests method of accounting. The Company issued 2,386,476 shares (adjusted for stock dividend and split) of its common stock to the shareholders of PTC. Each outstanding share of PTC at the effective date of the merger was exchanged for 1.075 shares of common stock of the Company. Merger and related costs were charged against net income during 1998. The financial information contained herein includes PTC for all periods presented.

Effective April 1, 1999, the Company acquired the property and casualty insurance business lines of The Anderson Group of Owensboro, Kentucky ("The Anderson Group"). The property and casualty insurance business lines of The Anderson Group were integrated into a newly formed subsidiary, The Insurance Group, Inc., ("The Insurance Group"). The acquisition was recorded under the purchase method of accounting. In this transaction, the Company issued 84,959 shares of its common stock to The Anderson Group shareholders (adjusted for stock dividend). Assets acquired totaled $2,180 (including cash of $250) and liabilities assumed totaled $780. Assets acquired included goodwill of $1,628, which is being amortized over 15 years under the straight-line method. Under the agreement, the acquirees will obtain additional shares of company stock as defined in the agreement if certain financial targets are attained during the measurement period, which ends March 31, 2002.

Subsequently, The Insurance Group became a wholly owned subsidiary of Union Bank. The general lines insurance business previously conducted by Union Bank and Trust in Greensburg and Portland, Indiana is now conducted through The Insurance Group subsidiary.

On May 1, 2000 the Company consummated its acquisition of First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank N. A. The transaction was accounted for using the pooling-of-interests method of accounting. The Company issued 1,069,277 shares of its common stock to the shareholders of First Affiliated Bancorp (adjusted for stock dividend). This includes shares issued to redeem First Affiliate Bancorp stock options.The conversion rate was 4.4167 shares of Company stock for each outstanding share of First Affiliated at the effective date of the merger. Merger and related costs were charged against net income during 2000. The financial information contained herein includes Capstone for all periods presented.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Year Ended December 31                                  2000              1999              1998
---------------------------------------------------------------------------------------------------
Net interest income
   Indiana United Bancorp                          $  34,352        $   31,247         $  25,892
   First Affiliated Bancorp                            4,737             4,570             4,175
                                                   ---------------------------------------------
     Combined                                         39,089            35,817            30,067
                                                   =============================================
Net income
   Indiana United Bancorp                          $   7,742        $    7,082         $   6,448
   First Affiliated Bancorp                            2,112             1,006             1,183
     Combined                                          9,854             8,088             7,631
Basic earnings per share
   Indiana United Bancorp                          $    1.52        $     1.40         $    1.29
   First Affiliated Bancorp                              n/a               n/a               n/a
                                                   ---------------------------------------------
     Combined                                      $    1.60        $     1.32         $    1.27
                                                   =============================================
Diluted earnings per share
   Indiana United Bancorp                          $    1.52        $     1.40         $    1.29
   First Affiliated Bancorp                              n/a               n/a               n/a
                                                   ---------------------------------------------
     Combined                                      $    1.60        $     1.32         $    1.26
                                                   =============================================

Note 3 - Acquisitions

During 2000, the Company purchased two branches within target market areas.These branch acquisitions were accounted for using the purchase method of accounting. Total fair value of assets acquired and liabilities assumed was $43,794 including cash of $42,037 and deposits of $43,524. The results of operations of the branches have been included since their acquisition dates. Intangible assets of $1,458 were recorded and are being amortized over estimated useful lives using the straight-line method.

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

During 1998, the Company purchased seven branches within target market areas.These branch acquisitions were accounted for using the purchase method of accounting. Total fair value of assets acquired and liabilities assumed was $121,900 including cash of $86,800, loans of $21,300 and deposits of $121,300. The results of operations of the branches have been included since their acquisition dates. Intangible assets are being amortized over estimated useful lives.

In December 2000, the Company signed a letter of intent to acquire the insurance agencies of Vollmer & Associates, Inc. The transaction will be accounted for using the purchase method of accounting and is expected to close in the first quarter of 2001. The purchase price consists of $650 cash and approximately 24,000 shares of Company stock.

Note 4 - Restriction on Cash and Due From Banks

The Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2000 and 1999 was $4,264 and $9,581, respectively.

Note 5 - Investment Securities

Securities with a carrying value of $58,348 and $64,662 were pledged at December 31, 2000 and 1999 to secure certain deposits and for other purposes as permitted or required by law.

                                                                Gross             Gross
                                           Amortized        Unrealized        Unrealized             Fair
December 31, 2000                               Cost            Gains            Losses             Value
-----------------------------------------------------------------------------------------------------------
Available for Sale
   Federal agencies                        $ 167,925        $     842         $    (880)        $ 167,887
   State and municipal                        32,398              504              (655)           32,247
   Mortgage-backed securities                 49,225              229              (446)           49,008
   Corporate obligations                      25,147              117            (1,061)           24,203
   Equity and other securities                 8,611               30              (270)            8,371
                                           --------------------------------------------------------------
     Total available for sale                283,306            1,722            (3,312)          281,716

Held to Maturity
   State and municipal                        11,587               37               (65)           11,559
   Corporate obligations                         498                4                 -               502
   Other securities                              594               94                 -               688
                                           --------------------------------------------------------------
     Total held to maturity                   12,679              135               (65)           12,749
                                           --------------------------------------------------------------
Total investment securities                $ 295,985        $   1,857         $  (3,377)        $ 294,465
                                           ==============================================================

                                       29

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

                                                                Gross             Gross
                                           Amortized        Unrealized        Unrealized             Fair
December 31, 1999                               Cost            Gains            Losses             Value
-----------------------------------------------------------------------------------------------------------
Available for Sale
   Federal agencies                        $ 163,990        $     161         $  (4,329)        $ 159,822
   State and municipal                        35,167              365            (1,711)           33,821
   Mortgage-backed securities                 55,314              266            (1,191)           54,389
   Corporate obligations                      20,649                7            (1,216)           19,440
   Equity and other securities                 5,489                -              (372)            5,117
                                           --------------------------------------------------------------
     Total available for sale                280,609              799            (8,819)          272,589
                                           --------------------------------------------------------------

Held to Maturity
   State and municipal                        16,753               44              (241)           16,556
   Corporate obligations                         497                -                (3)              494
   Other securities                              538               44                 -               582
                                           --------------------------------------------------------------
     Total held to maturity                   17,788               88              (244)           17,632
                                           --------------------------------------------------------------
Total investment securities                $ 298,397        $     887         $  (9,063)        $ 290,221
                                           ==============================================================

Contractual maturities of securities for 2000 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                  Held to Maturity                   Available for Sale
                                           ----------------------------------------------------------------
                                           Amortized             Fair         Amortized              Fair
                                                Cost            Value              Cost             Value
-----------------------------------------------------------------------------------------------------------
 Within one year                           $   4,422        $   4,425         $  46,831         $  46,798
 Two through five years                        5,108            5,128           128,939           128,930
 Six through ten years                         2,417            2,488            29,590            28,744
 After ten years                                 732              708            20,110            19,865
 Mortgage-backed securities                        -                -            49,225            49,008
 Equity and other securities                       -                -             8,611             8,371
                                           ----------------------------------------------------------------
      Total investment securities          $  12,679        $  12,749         $ 283,306         $ 281,716
                                           ================================================================

Gross proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $622, $12,074, and $6,723. Gross gains of $24, $9, and $42 and gross losses of $35, $16, and $53 were realized on those sales in 2000, 1999 and 1998, respectively.

Note 6 - Loans and Allowance

December 31                                            2000              1999
--------------------------------------------------------------------------------
Commercial and industrial loans                   $  84,166        $   65,426
Agricultural production financing                    20,744            22,107
Farm real estate                                     49,284            44,367
Commercial real estate                              125,608           104,150
Residential real estate                             370,332           326,720
Construction and development                         48,130            50,721
Consumer                                             82,527            87,270
State and political                                   9,759             9,900
                                                  ---------------------------
     Total loans                                    790,550           710,661
Allowance for loan losses                            (8,716)           (7,718)
                                                  ---------------------------
     Net loans                                    $ 781,834        $  702,943
                                                  ===========================

December 31                                            2000              1999              1998
-------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1                            $   7,718        $    6,600         $   5,972
   Provision for losses                               1,658             1,826             1,293
   Recoveries on loans                                  457               737               440
   Loans charged off                                 (1,117)           (1,445)           (1,105)
                                                  ---------------------------------------------
   Balances, December 31                          $   8,716        $    7,718         $   6,600
                                                  =============================================

                                       30

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

December 31                                            2000              1999              1998
-------------------------------------------------------------------------------------------------
Impaired loans with an allowance                  $   1,220        $    3,334
Impaired loans with no allocated allowances             198                -
                                                  ---------------------------------------------
     Total impaired loans                         $   1,418        $    3,334
                                                  =============================================
Allowance allocated for impaired loans            $      47        $      197
                                                  =============================================
Average balance of impaired loans                 $   1,779        $    3,526         $   1,420
Interest income recognized on impaired loans              -                97               115
Cash basis interest included above                        -                97               115

Note 7 - Premises & Equipment

December 31                                            2000              1999
--------------------------------------------------------------------------------
Land                                              $   3,128        $    3,153
Buildings                                            17,190            16,448
Equipment                                            14,700            13,807
                                                  ---------------------------
     Total cost                                      35,018            33,408
                                                  ---------------------------
Accumulated depreciation                            (17,460)          (16,068)
                                                  ---------------------------
     Net                                          $  17,558        $   17,340
                                                  ===========================

Depreciation expense was $1,823, $1,727 and $1,209 for 2000, 1999 and 1998.

Note 8 - Deposits

December 31                                 2000              1999
----------------------------------------------------------------------------------------------------
Noninterest-bearing                                                     $  103,067         $96,144
Interest-bearing demand                                                    242,495         276,313
Savings deposits                                                           145,443          81,213
Certificates and other time deposits of $100,000 or more                   113,287         107,487
Other certificates and time deposits                                       449,278         379,748
                                                                        --------------------------
         Total deposits                                                 $1,053,570        $940,905
                                                                        ==========================

Certificates and other time deposits maturing in years ending after December 31, 2000

   2001                                                                 $  409,591
   2002                                                                    111,784
   2003                                                                     23,670
   2004                                                                     10,796
   2005                                                                      5,803
   Thereafter                                                                  921
                                                                        ----------
          Total                                                         $  562,565
                                                                        ==========

Note 9 - Short Term Borrowings

December 31                                                                   2000          1999
----------------------------------------------------------------------------------------------------
Federal funds purchased                                                 $    3,400         $13,200
Securities sold under repurchase agreements                                 17,245          25,487
U.S. Treasury demand notes                                                       -           1,377
                                                                        --------------------------
Total short-term borrowings                                             $   20,645         $40,064
                                                                        ==========================

Securities sold under agreements to repurchase ("agreements") consist of obligations secured by U. S. Treasury and Federal agency securities, and a safekeeping agent holds such collateral. The maximum amount of outstanding agreements at any month-end during 2000 and 1999 totaled $26,676 and $25,487. The daily average of such agreements during 2000 and 1999 totaled $19,884 and $17,229. The weighted average rate was 4.41% and 4.75% at December 31, 2000 and 1999, while the weighted average rate during 2000 and 1999 was approximately 4.78% and 4.70%,respectively. The majority of the agreements at December 31, 2000 mature within 30 days.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Note 10 - Federal Home Loan Bank Advances


Federal Home Loan Bank ("FHLB") advances at year end were:

                                                                               2000          1999
----------------------------------------------------------------------------------------------------
Maturities January 2000 through March 2006,
with rates from 5.1% to 6.7%, averaging 5.7%                             $       -          $24,484

Maturities May 2001 through September 2007,
with rates from 6.2% to 6.9%, averaging 6.5%                                 22,463            -
                                                                         --------------------------
                                                                         $   22,463         $24,484
                                                                         ==========================

The FHLB advances are secured by first mortgage loans and investment securities totaling approximately 145% of the advance under a blanket security agreement. The advances are subject to restrictions or penalties in the event of prepayment.

Maturities over the next five years are:
   2001                                                                  $    2,116
   2002                                                                         112
   2003                                                                          38
   2004                                                                          34
   2005                                                                      10,031
   Thereafter                                                                10,132

Note 11 - Notes payable

Notes payable include a term note secured by 100% of the common stock of the Indiana bank subsidiaries with a balance of $6,400 and $6,700 at December 31, 2000 and 1999. The note requires semi-annual principal payments of $800 plus quarterly interest payments. Interest accrues at LIBOR+1.2%, which resulted in a rate of 8.02% at December 31, 2000. The loan matures July 1, 2004. The scheduled annual principal reductions will be $1,600 per year in years 2001 through 2003 with a final payment of $800 in 2004.

The Company has a revolving credit facility for $3,000 with a maturity of September 1, 2001 as a standby for future funding needs. The interest rate is two percentage points above the 30-day LIBOR rate. There were no outstanding balances at December 31, 2000 or 1999.

The Company has various installment loans secured by equipment. Balances outstanding as of December 31, 2000 and 1999 totaled $110 and $185. The loans call for monthly payments totaling $5, with interest accruing at rates ranging from 8.25% to 9.45%. Maturities range from March 2001 through January 2004. Required principal payments of $56, $42 and $11 and $1 are due in 2001, 2002, 2003 and 2004.

Note 12 - Guaranteed Preferred Beneficial
Interests in Company's Subordinated Debentures

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

Note 13 - Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $201,056 and $181,150 at December 31, 2000 and 1999. The fair value of capitalized mortgage servicing rights at December 31, 2000 and 1999 is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type and interest rates.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

                                                      2000              1999          1998
---------------------------------------------------------------------------------------------
Mortgage servicing rights
   Balances, January 1                           $     995        $      924         $ 529
   Servicing rights capitalized                        278               470           690
   Amortization of servicing rights                   (392)             (399)         (295)
                                                 -----------------------------------------
   Balance, December 31                          $     881        $      995         $ 924
                                                 =========================================

Note 14 - Income Tax

Retained earnings of Regional Bank include approximately $2,162 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of Regional Federal Savings Bank stock or excess dividends, or loss of "bank" status for Regional Federal Savings Bank would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for Regional Federal Savings Bank at December 31, 2000 was approximately $735.

Year ended December 31 2000 1999 1998
-------------------------------------------------------------------------------------------
Income tax expense
    Currently payable                                       $ 5,941     $ 4,373     $ 3,732
    Deferred                                                 (1,541)       (768)         79
    Capstone change in tax status                              (400)         --         144
                                                            -------------------------------
         Total income tax expense                           $ 4,000     $ 3,605     $ 3,955
                                                            ===============================
Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax at                              35%         34%         34%
    Federal statutory income tax                            $ 4,849     $ 3,976     $ 3,939
    Tax exempt interest                                        (766)       (671)       (573)
    Effect of state income taxes                                490         634         604
    Non-deductible expenses                                     186          74         234
    Tax exempt income on life insurance                        (178)         --          --
    Capstone deferred tax asset                                (400)         --         144
    Capstone Subchapter S income                                 --        (345)       (362)
    Other                                                      (181)        (63)        (31)
                                                            -------------------------------
         Actual tax expense                                 $ 4,000     $ 3,605     $ 3,955
                                                            ===============================

The components of the net deferred tax asset are as follows:

December 31                                                          2000       1999
--------------------------------------------------------------------------------------
Assets
       Allowance for loan losses                                  $ 3,081    $ 2,078
       Core deposit intangibles                                       269        200
       Deferred compensation                                          548        124
       Accrued expenses                                               350         --
       Unrealized loss on securities AFS                              596      2,964
       Other                                                          280         --
                                                                  ------------------
            Total assets                                          $ 5,124    $ 5,366
                                                                  ==================

Liabilities
       Appreciation on securities                                     (55)       (85)
       Depreciation                                                  (543)      (441)
       Fair value adjustments in accounting for assets acquired      (413)      (482)
       Goodwill                                                      (140)       (65)
       Mortgage servicing rights                                     (346)      (394)
       Other                                                         (218)       (63)
                                                                  ------------------
             Total liabilities                                    $(1,715)   $(1,530)
                                                                  ------------------
                                                                  $ 3,409    $ 3,836
                                                                  ==================

Note 15 - Other Comprehensive Income

                                                                       Before Tax  Tax (Expense)/   Net-of-Tax
Year Ended December 31, 2000                                              Amount      Benefit          Amount
------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
   Unrealized holding gains arising during the year                      $ 6,419     $(2,326)         $ 4,093
   Less: reclassification adjustment for losses realized in net income       (11)          4               (7)
                                                                         ------------------------------------
     Other comprehensive income                                          $ 6,430     $(2,330)         $ 4,100
                                                                         ====================================

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

                                                                       Before Tax  Tax (Expense)/   Net-of-Tax
Year Ended December 31, 1999                                              Amount      Benefit          Amount
------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
   Unrealized holding gains/losses arising during the year                $  (9,878)  $    3,448       $ (6,430)
   Less: reclassification adjustment for losses realized in net income           (7)           3             (4)
                                                                          -------------------------------------
     Other comprehensive income                                           $  (9,871)  $    3,445       $ (6,426)
                                                                          =====================================

                                                                       Before Tax  Tax (Expense)/   Net-of-Tax
Year Ended December 31, 1998                                              Amount      Benefit          Amount
------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
   Unrealized holding gains/losses arising during the year                $     (72)  $      245       $    173
   Less: reclassification adjustment for losses realized in net income          (11)           5             (6)
                                                                          -------------------------------------
     Other comprehensive income                                           $     (61)  $      240       $    179
                                                                          =====================================

Note 16 - Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of non-performance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                        2000         1999
-----------------------------------------------------------
Commitments to extend credit        $ 86,622    $ 108,467
Standby letters of credit                794        1,821


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments are primarily short-term and variable in rate. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies, but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

The Company and Banks may, from time to time, be subject to claims and lawsuits that arise primarily in the ordinary course of business.
Management is presently not aware of any such material claims.

Note 17 -- Stock Split and Stock Dividend

On July 31, 1998, the Company approved a 2-for-1 stock split in which each share of its common stock outstanding at the close of business on August 17, 1998, was converted into two shares of common stock. The additional 2,506,680 shares were distributed to shareholders on August 31, 1998. The stated value of shares was changed from $1 to $.50. Share, per share and stock option data have been restated for the 2-for-1 stock split.

On December 12, 2000, the Company announced a 5% stock dividend to be paid on January 19, 2001 to shareholders of record as of December 29, 2000. The stock dividend was recorded in 2000, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.

Note 18 - Dividends and Capital Restrictions

Without prior approval, the Banks are restricted by law and regulatory agencies as to the maximum amount of dividends the Banks can pay to the parent in any calendar year to their retained net profits (as defined) for that year and the two preceding years.

At December 31, 2000, total shareholders' equity of the Banks was $100,586 of which $84,529 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

Note 19 - Dividend Reinvestment Plan

The Company maintains an Automatic Dividend Reinvestment Plan. The plan enables shareholders to elect to have their cash dividends on all or a portion of shares held automatically reinvested in additional shares of the Company's common stock. The stock is purchased by the Company's transfer agent on the open market and credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis.

Note 20 - Regulatory Capital

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

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 2000 and 1999, the Banks are categorized as well capitalized and meet all subject capital adequacy requirements.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Note 20 - Regulatory Capital

---------------------------------------------------------------------------------------------------------------
                                                                            Required for         To Be Well
                                                             Actual       Adequate Capital       Capitalized
---------------------------------------------------------------------------------------------------------------
December 31, 2000                                       Amount    Ratio    Amount    Ratio     Amount    Ratio
---------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
   Total capital (to risk-weighted assets)              86,408     10.8    63,920     8.0         N/A      N/A
   Tier 1 capital (to risk-weighted assets)             77,692      9.7    31,960     4.0         N/A      N/A
   Tier 1 capital (to average assets)                   77,692      6.7    46,188     4.0         N/A      N/A

People's
   Total capital (to risk-weighted assets)              34,582     11.3    24,478     8.0      30,597     10.0
   Tier 1 capital (to risk-weighted assets)             30,846     10.1    12,239     4.0      18,358      6.0
   Tier 1 capital (to average assets)                   30,846      6.5    19,072     4.0      23,844      5.0

Union
   Total capital (to risk-weighted assets)              25,671     12.0    17,155     8.0      21,444     10.0
   Tier 1 capital (to risk-weighted assets)             23,214     10.8     8,578     4.0      12,867      6.0
   Tier 1 capital (to average assets)                   23,214      6.6    14,074     4.0      17,592      5.0

Regional
   Total risk-based capital (to risk-weighted assets)   16,317     11.1    11,712     8.0      14,640     10.0
   Core capital (to risk-weighted assets)               14,522      9.8     5,856     4.0       8,784      6.0
   Core capital (to adjusted total assets)              14,522      6.7     8,601     4.0      10,752      5.0

Capstone
   Total risk-based capital (to risk-weighted assets)    9,988     11.1     7,180     8.0       8,975     10.0
   Tier 1 capital (to risk-weighted assets)              9,260     10.3     3,590     4.0       5,385      6.0
   Tier 1 capital (to average assets)                    9,260      6.9     5,398     4.0       6,748      5.0

---------------------------------------------------------------------------------------------------------------
                                                                            Required for         To Be Well
                                                             Actual       Adequate Capital       Capitalized
---------------------------------------------------------------------------------------------------------------
December 31, 1999                                       Amount    Ratio    Amount    Ratio     Amount    Ratio
---------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
   Total capital (to risk-weighted assets)             78,577     11.0     57,012     8.0         N/A      N/A
   Tier 1 capital (to risk-weighted assets)            69,945      9.8     28,605     4.0         N/A      N/A
   Tier 1 capital (to average assets)                  69,945      6.6     42,327     4.0         N/A      N/A

People's
   Total capital (to risk-weighted assets)             32,798     11.7     22,444     8.0      28,055     10.0
   Tier 1 capital (to risk-weighted assets)            29,410     10.5     11,222     4.0      16,833      6.0
   Tier 1 capital (to average assets)                  29,410      6.8     17,246     4.0      21,558      5.0

Union
   Total capital (to risk-weighted assets)             22,810     11.0     16,596     8.0      20,745     10.0
   Tier 1 capital (to risk-weighted assets)            20,656     10.0      8,298     4.0      12,447      6.0
   Tier 1 capital (to average assets)                  20,656      6.9     12,395     4.0      15,494      5.0

Regional
   Total risk-based capital
         (to risk-weighted assets)                     14,213     10.9     10,410     8.0      13,012     10.0
   Core capital (to risk-weighted assets)              12,707      9.8      5,205     4.0       7,807      6.0
   Core capital (to adjusted total assets)             12,707      6.5      7,806     4.0       9,758      5.0

Capstone
   Total risk-based capital
         (to risk-weighted assets)                      9,636     12.1      6,571     8.0       8,214     10.0
   Tier 1 capital (to risk-weighted assets)             9,267     11.3      3,286     4.0       4,928      6.0
   Tier 1 capital (to average assets)                   9,267      6.9      5,355     4.0       6,693      5.0
---------------------------------------------------------------------------------------------------------------

Regional Bank's tangible capital at December 31, 2000 and 1999 was $14,522 and $12,707 which amounts were 6.7% and 6.5% of tangible assets and exceeded the required ratio of 1.5%.

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Note 21 - Employee Benefit Plans

The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matches a portion of employees' contributions and makes additional Company contributions based on employee compensation. Expense was $1,133 in 2000, $1,023 in 1999, and $802 in 1998.

Note 22 - Related Party Transactions

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

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2000                                 $   6,432
Changes in composition of related parties                       345
New loans, including renewals and advances                    4,494
Payments, etc. including renewals                             2,867
                                                          ---------
Balances, December 31, 2000                               $   8,404
                                                          =========

Deposits from related parties held by the company at December 31, 2000 and 1999totaled $3,878 and $2,827.

Note 23 - Stock Option Plans

Under the stock option plans effective through April 30, 1998, options were granted to selected executive officers and directors which vested and became fully exercisable generally at the end of four years of continued employment. The exercise price of each option was equal to the fair value of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Statement of Financial Accounting Standards (SFAS) No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:

Assumptions applicable to options in 1996
Risk-free interest rates                                             6.50%
Dividend yield                                                       2.31%
Volatility factors of expected market price of common stock          1.00%

Weighted-average expected life of the options                        9 years
Fair value of options granted in 1996                               $3.23

Under stock option plans effective through May 1, 2000, options were issued to shareholders of the Company in exchange for shares held in retirement accounts (to facilitate Capstone's 1998 conversion to an S-Corporation), and the pro forma disclosures of SFAS No. 123 regarding stock-based compensation are not applicable.

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense of the options vesting period. The pro forma effect on net income and earnings per share of this statement as follows:

                                            2000      1999      1998
-----------------------------------------------------------------------
Net income            As reported         $ 9,854   $ 8,088   $ 7,631
                      Pro forma             9,854     8,088     7,616
Basic earnings per share
                      As reported            1.60      1.32      1.27
                      Pro forma              1.60      1.32      1.26
Diluted earnings per share
                      As reported            1.60      1.32      1.26
                      Pro forma              1.60      1.32      1.26

Year Ended December 31                           2000                       1999                       1998
----------------------------------------------------------------------------------------------------------------------
                                                        Weighted                   Weighted                   Weighted
                                                         Average                    Average                    Average
Options (restated for stock dividend)    Shares   Exercise Price   Shares    Exercise Price    Shares   Exercise Price
----------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year           50,280           10.13    50,280             10.13   119,656             8.61
Granted                                       -               -         -                 -         -
Exercised or redeemed                   (50,280)          10.13         -                 -   (69,376)            7.50
                                        ------------------------------------------------------------------------------
Outstanding, end of year                      -               -    50,280             10.13    50,280            10.13
Options exercisable at year end               -               -    50,280             10.13    50,280            10.13
                                        ------------------------------------------------------------------------------

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Note 24 - Earnings Per Share
Earnings per share were computed as follows:

                                                                           Weighted
                                                                            Average        Per-Share
Year Ended December 31, 2000                               Income            Shares           Amount
------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders             $   9,854         6,161,056         $   1.60
Effect of dilutive stock options                                              5,992
                                                                          ---------
Diluted Earnings Per Share
Net income available to common shareholders
and assumed conversions                                 $   9,854         6,167,048         $   1.60
                                                        --------------------------------------------

                                                                           Weighted
                                                                            Average        Per-Share
Year Ended December 31, 1999                               Income            Shares           Amount
------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders             $   8,088         6,114,287         $   1.32
Effect of dilutive stock options                                             18,142
                                                                          ---------

Diluted Earnings Per Share
Net income available to common shareholders
   and assumed conversions                              $   8,088         6,132,429         $   1.32
                                                        --------------------------------------------

                                                                           Weighted
                                                                            Average        Per-Share
Year Ended December 31, 1998                               Income            Shares           Amount
------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders             $   7,631         6,024,852         $   1.27
Effect of dilutive stock options                                             31,210
                                                                          ---------

Diluted Earnings Per Share
Net income available to common shareholders
   and assumed conversions                              $   7,631         6,056,062         $   1.26
                                                        --------------------------------------------

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Note 25 - Fair Values of Financial Instruments

December 31                                            2000                          1999
---------------------------------------------------------------------------------------------------
                                             Carrying        Fair          Carrying        Fair
                                              Amount         Value          Amount         Value
Assets
Cash and cash equivalents                  $    67,915    $    67,915    $    41,879    $    41,879
Interest-bearing time deposits                     594            594          2,119          2,119
Securities available for sale                  281,716        281,716        272,589        272,589
Securities held to maturity                     12,679         12,749         17,788         17,632
Loans including loans held for sale, net       783,717        785,527        710,858        702,954
Stock in FHLB                                    3,267          3,267          2,411          2,411
Income receivable                               10,505         10,505          9,824          9,824

Liabilities
Deposits                                    (1,053,570)    (1,058,401)      (940,905)      (946,517)
Borrowings
Short-term                                     (20,645)       (20,645)       (40,064)       (40,064)
   FHLB advances                               (22,463)       (22,463)       (24,484)       (24,484)
   Long term                                    (6,510)        (6,510)        (6,885)        (6,885)
Interest payable                                (5,742)        (5,742)        (4,313)        (4,313)
Trust preferred securities                     (22,425)       (20,463)       (22,425)       (18,781)

Note 26 - Quarterly Financial Data (Unaudited)

                          Interest         Net Interest          Net                 Earnings per Share
                           Income             Income           Income            Basic         Fully Diluted
                           ------             ------           ------            -----         -------------
2000
     First quarter        $ 19,987           $ 9,553          $ 2,336           $ 0.38            $ 0.38
     Second quarter         21,070             9,965            2,461             0.40              0.40
     Third quarter          21,796             9,775            2,473             0.40              0.40
     Fourth quarter         23,045             9,796            2,584             0.42              0.42

1999
     First quarter          17,417             8,183            2,157             0.36              0.36
     Second quarter         18,225             8,649            2,277             0.37              0.37
     Third quarter          19,030             9,403            1,701             0.28              0.28
     Fourth quarter         19,558             9,582            1,953             0.31              0.31

Note 27 - Parent Only Condensed Financial Statements

Presented on the opposite page is condensed financial information as to financial position, results of operations and cash flows of the Company:

notes to consolidated financial statements
(Dollar Amounts in Thousands Except Per Share Data)

Parent Only Condensed Balance Sheets
December 31                                                                    2000              1999
------------------------------------------------------------------------------------------------------
Assets
   Cash on deposit and repurchase agreements                              $   3,878        $    1,837
   Investment securities - AFS                                                  850               750
   Investment in subsidiaries                                               101,356            91,937
   Other assets                                                               2,326             3,897
                                                                          ---------------------------
       Total assets                                                       $ 108,410        $   98,421
                                                                          ===========================
Liabilities
   Subordinated debentures payable to IUB Capital Trust                   $  23,119        $   23,119
   Notes payable                                                              6,400             6,700
   Other liabilities                                                            886               430
                                                                          ---------------------------
       Total liabilities                                                     30,405            30,249
Shareholders' equity                                                         78,005            68,172
                                                                          ---------------------------
       Total liabilities and shareholders' equity                         $ 108,410        $   98,421
                                                                          ===========================

Parent Only Condensed Statement of Income
Year ended December 31                                                         2000              1999          1998
---------------------------------------------------------------------------------------------------------------------
    Income
       Dividends from subsidiaries                                        $   9,883        $    8,702     $   1,435
       Fees from subsidiaries                                                 1,598               438           139
       Other Income                                                             313               205           971
                                                                          -----------------------------------------
             Total income                                                    11,794             9,345         2,545
    Expenses
        Interest expense                                                      2,569             2,514         2,085
        Salaries and benefits                                                 2,456             1,418         1,015
        Professional fees                                                       403               276           149
        Other expenses                                                        1,517               598         1,255
                                                                          -----------------------------------------
              Total expenses                                                  6,945             4,806         4,504
                                                                          =========================================
Income (loss) before income tax and equity in undistributed
   income of subsidiaries                                                     4,849             4,539        (1,959)
   Income tax  expense (benefit)                                             (2,016)           (1,656)       (1,129)
                                                                          -----------------------------------------
Income (loss) before equity in undistributed income of subsidiaries           6,865             6,195          (830)
Equity in undistributed income of subsidiaries                                2,989             1,893         8,461
                                                                          -----------------------------------------
Net income                                                                $   9,854        $    8,088     $   7,631
                                                                          =========================================

Condensed Statement of Cash Flows Parent Only
Year ended December 31                                                         2000              1999          1998
---------------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                              $   9,854        $    8,088     $    7,631
  Undistributed income of subsidiaries                                       (2,989)           (1,893)        (8,461)
  Changes in other assets and liabilities                                     2,453            (1,589)          (177)
                                                                          ------------------------------------------
       Net cash provided (used) by operating activities                       9,318             4,606         (1,007)
Investing
Activities
   Capital contributed to subsidiary                                         (2,300)          (14,879)        (7,191)
   Purchases of equipment                                                      (456)             (218)          (154)
   Proceeds from sale of equipment                                                -                14              -
   Proceeds from sale of security AFS                                             -                 -          1,087
   Purchase of security AFS                                                    (100)                -              -
                                                                          ------------------------------------------
        Net cash used by investing activities                                (2,856)          (15,083)        (6,258)
Financing Activities
  Payments on notes payable                                                    (300)           (1,300)            -
  Proceeds from notes payable                                                     -             8,000             -
  Proceeds from issuance of stock                                                 -             1,514           757
  Retirement of common stock                                                      -              (135)          (45)
  Cash dividends                                                             (4,121)           (3,932)        (3,181)
                                                                          ------------------------------------------
        Net cash provided (used) by financing activities                     (4,421)            4,147         (2,469)
Net change in cash and cash equivalents                                       2,041            (6,330)        (9,734)
   Cash and cash equivalents, beginning of period                             1,837             8,167         17,901
                                                                          ------------------------------------------
   Cash and cash equivalents, end of period                               $   3,878        $    1,837     $    8,167
                                                                          ==========================================

directors and officers

Indiana United Bancorp                  B. Sue Fawbush
                                        Vice President,
Robert E. Hoptry, Chairman              Director of Human Resources
Retired President and CEO
Indiana United Bancorp                  Dennis M. Flack
                                        Vice President, Director of Training
Eric E. Anderson                        and Sales Management
President and CEO
Anderson Insurance and Financial        Lynn T. Gordon
Services                                Vice President

John E. Back                            Suzanne Kendall
Retired                                 Corporate Auditor
Sperry Rubber and Plastics
                                        John C. Parker
William G. Barron                       Senior Vice President of
Chairman and President                  Operations
Wm. G. Barron Enterprises, Inc.
                                        Dawn M. Schwering
Dale J. Deffner                         Director of Marketing
Retired Partner
Deffner and Tebbe                       Daryl R.Tressler
                                        Vice President
Don Dunevant, M.D.
Family Physician
Portage Medical Group                   People's Trust Company

Philip A. Frantz                        Lynn T. Gordon, Chairman
Attorney at Law; Partner                President and CEO
Coldren and Frantz                      People's Trust Company

Rick S. Hartman, CPA                    Dale J. Deffner, Secretary
President                               Retired Partner
The HRH Group, Ltd.                     Deffner and Tebbe

James L. Saner, Sr.                     Dieter Johnsen
President and CEO                       Owner
Indiana United Bancorp                  K.H. Johnsen, Inc.

Edward J. Zoeller                       Larry A. Johnson
President                               Retired Small Business Owner
E.M. Cummings Veneer, Inc.
                                        John G. Seale, CPA
                                        Partner
Officers                                Rettig, Blankman, Mack and Seale
                                        Accounting Firm
James L. Saner, Sr.
President and CEO                       Norman Winkler
                                        Farmer
James M. Anderson
Corporate Controller
                                        Union Bank and Trust Company of Indiana
Michael K. Bauer
Vice President                          Daryl R.Tressler, Chairman
                                        President and CEO
Donald A. Benziger                      Union Bank and Trust Company
Senior Vice President and CFO           of Indiana

C. Brian Coy                            William G. Barron
Chief Information Officer               Chairman and President
                                        Wm. G. Barron Enterprises, Inc.

Philip A. Frantz                        Rick S. Hartman, CPA
Attorney at Law; Partner                President
Coldren and Frantz                      The HRH Group, Ltd.

                                        Adolf Koester
Robert E. Hoptry                        Farmer
Retired President and CEO
Indiana United Bancorp                  George D. Williams
                                        Retired Sales Representative
David L. Miers                          Telescope Casual Furniture
President                               Company
Miers Farm Corporation
                                        James L. Saner, Sr.
Lawrence R. Rueff, D.V.M.               President and CEO
President                               Indiana United Bancorp
Swine Veterinary Services

John G.Young                            The Insurance Group, Inc.
Retired Chairman
Jay Garment Corporation                 James L. Saner, Sr., Chairman
                                        President and CEO
                                        Indiana United Bancorp
Regional Bank
                                        C.Todd Anderson
Michael K. Bauer, Chairman              President
President and CEO                       The Insurance Group, Inc.
Regional Bank
                                        Michael K. Bauer
William G. Barron                       President and CEO
Chairman and President                  Regional Bank
Wm. G. Barron Enterprises, Inc.
                                        Lynn T. Gordon
D.J. Hines                              President and CEO
President                               People's Trust Company
Schuler Bauer Realty
                                        Daryl R.Tressler
Michael J. Kapfhammer                   President and CEO
President                               Union Bank and Trust
Buckhead Mountain Grill                 Company of Indiana

Charles E. MacGregor
Attorney at Law
Wyatt,Tarrant and Combs

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.


Capstone Bank, N.A.

John R. Rodda, Chairman
President and CEO
Capstone Bank, N.A.

Don Geary
Retired
(Mr. Geary passed away in
September 2000)
shareholder information


Annual Meeting
Wednesday, May 23, 2001, 10:00 AM
Greensburg Public Library
1110 East Main Street
Greensburg, IN 47240

Corporate Address
Indiana United Bancorp
201 North Broadway
PO Box 87
Greensburg, Indiana 47240
Tel: 812-663-0157
Fax: 812-663-4812
www.2iub.com

Form 10-K
Copies of the Company's 2000 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to the attention of the Chief Financial Officer.

Transfer Agent
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: 800-368-5948

Common Shares
The Common shares of the Company are listed on The Nasdaq Stock Market(R) The trading symbol is IUBC. In newspaper listings, Company shares are frequently listed as IndUtd.

Market Makers
Market Makers in the Company's common stock include:
Stifel, Nicolaus & Company, Inc.
J.J.B. Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.
Sandler O'Neill & Partners, L.P.
Howe Barnes Investments, Inc.

Report designed by Black & White Design, Louisville, Kentucky locations

        [MAP OF LOCATIONS IN ILLINOIS, INDIANA & KENTUCKY APPEARS HERE]

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

2000           Q4        Q3        Q2        Q1
------------------------------------------------------
High         $15.00    $15.24    $15.95    $18.10
Low          $13.33    $14.05    $14.76    $15.24
Last Sale    $14.75    $14.88    $15.24    $15.95

1999           Q4        Q3        Q2        Q1
------------------------------------------------------
High         $19.70    $21.90    $20.12    $22.38
Low          $16.31    $17.27    $16.19    $20.00
Last Sale    $17.86    $19.65    $17.98    $20.00

The following dividends per share were paid by Indiana United Bancorp.

2000           Q4        Q3        Q2        Q1
------------------------------------------------------
             $ .157    $ .157    $ .157    $ .152

1999           Q4        Q3        Q2        Q1
------------------------------------------------------
             $ .152    $ .152    $ .152    $ .152

Amounts have been adjusted to reflect the 5% stock dividend to shareholders of record as of December 29, 2000.

                                     Indiana
                                     United
                                     Bancorp

                               201 North Broadway
                                   P.O. Box 87
                            Greensburg, Indiana 47240
                                Tel: 812-663-0157
                                Fax: 812-663-4812
                                  www.2iub.com