Form 10-K405, Exhibit 13
period 2001-12-31
INDIANA UNITED BANCORP
filed 2002-03-25
CIK 720002

EXHIBIT 13




Indiana United Bancorp 2001 Annual Report

CORPORATE PROFILE

Indiana United Bancorp (IUB) is an Indiana-based, multi-bank holding company that is focused on providing complete financial services to small-town America. These services go beyond traditional bank products and include such services and products as insurance, investment brokerage, mutual funds, wealth management and financial planning.

At 2001 year end, IUB was operating 43 offices in 17 Indiana counties and four banking centers in two Illinois counties. Subsequent to year-end 2001, IUB acquired a branch in Illinois and reached an agreement to buy four additional branch offices, three in Illinois, and one in Indiana. In addition, IUB also operates six insurance offices, five in Indiana and one in Kentucky.

Effective February 1, 2002, IUB management was authorized by its board of directors to purchase up to 165,000 shares of its common stock as part of a larger strategy to enhance long-term shareholder value.

At year-end 2001,

-    IUB's common stock was quoted at approximately 10.0 times earnings.

- IUB's common stock was paying a cash dividend of $0.63 per share, and the company declared a five percent stock dividend in December 2001.

-    IUB's earnings increased 13.4% in 2001.

The common shares of the company are listed on The Nasdaq Stock Market The trading symbol is IUBC. In newspaper listings, IUB shares are frequently listed as IndUtd. For additional information, log on to our website at www.2iub.com.

FINANCIAL HIGHLIGHTS
DOLLAR AMOUNTS IN THOUSANDS
EXCEPT PER SHARE DATA

----------------------------------------------------------------------------
YEARS ENDED DECEMBER 31                     2001         2000   % CHANGE

Results of Operations
  Net interest income                $    41,768   $   39,089     +  6.9
  Provision for loan losses                2,136        1,658     + 28.8
  Net income                              11,177        9,854     + 13.4
Per Common Share *
  Earnings per share (basic)         $      1.72   $     1.52     + 13.2
  Earnings per share (diluted)              1.72         1.52     + 13.2
  Cash earnings per share (basic)**         1.91         1.71     + 11.7
  Cash earnings per share (diluted)**       1.91         1.71     + 11.7
  Dividends paid ***                       0.633        0.594     +  6.6
  Book value - end of period
    Excluding SFAS No. 115 adjustment      13.30        12.20     +  9.0
    Including SFAS No. 115 adjustment      13.52        12.05     + 12.2
  Market price - end of period             17.55        14.75     + 19.0
At Year End
  Total assets                       $ 1,178,392   $1,216,936     -  3.2
  Loans, excluding held for sale         760,785      790,550     -  3.8
  Mortgage loans serviced                293,640      201,056     + 46.0
  Allowance for loan losses                8,894        8,716     +  2.0
  Total deposits                       1,014,687    1,053,570     -  3.7
  Common shareholders' equity             87,872       78,005     + 12.6
Financial Ratios
  Return on average assets                  0.93%        0.85%    +  8.8
  Return on average common
   shareholders' equity                    13.24        13.76     -  3.8
  Tier one capital to average assets ****   7.37         6.73     +  9.5
  Total capital to risk-adjusted
    assets ****                            12.59        10.80     + 16.6
Shares outstanding at year end *       6,500,794    6,167,048     +  5.4
Number of common shareholders              2,819        2,762     +  2.1
Number of full-time equivalent employees     452          481     -  6.0

*    Adjusted for stock dividends
** Net income plus the after tax effect of the amortization of intangible assets for the period
*** Dividends paid by Indiana United Bancorp without restatement for pooling of interests
**** As defined by regulatory agencies

REPORT TO SHAREHOLDERS

     OUR news is excellent. Earnings increased for the third year in a row--this time by 13 percent to a record $11.2 million, or $1.72 per share, from $1.52 per share in 2000. Return on average equity improved to 13.47 percent from 12.88 percent in 2000. In addition, we increased our net interest margin to 3.87 percent from 3.70 percent; acquired an insurance agency in Indiana; and raised our cash dividend 6.6 percent to $0.63 per share.

     We also made the decision to install a Marketing Customer Information File software program (MCIF). It will help us to reach customers with more precisely-targeted financial products and simultaneously reduce our marketing costs. In addition, we selected a highly sophisticated computer platform system for installation in 2002. It will link all our back office functions together for the first time, reduce our processing costs, and increase our processing and record-keeping capacity. Thus, we anticipate increased operating efficiencies in 2002 and thereafter.

     Our decision to become the community banker to small-town America is being validated every day in the marketplace. In the past four years we've grown to more than 60,000 customers; increased our assets from $350 million to $1.2 billion; and acquired 20 additional banking locations, 16 in Indiana and four in Illinois. In short, we've found our niche: we can prosper where megabanks cannot--acquiring and operating banking offices with assets of $15 million to $150 million in small towns in Indiana and Illinois where a full range of modern financial services is only just in its infancy. At 2001 year-end, we were operating 43 banking centers in 17 Indiana counties and four centers in two Illinois counties. Through our insurance group, we were operating five offices in Indiana and one in Kentucky.

     Subsequent to year-end 2001, we increased our size again. In February 2002, we acquired a branch in Grant Park, Illinois and agreed to buy four branch offices from Old National Bancorp, subject to regulatory approval. Three are in Illinois, and one is in Indiana. These acquisitions illustrate our ongoing drive to add to our presence in the small towns of Indiana and Illinois.

     After several years of market testing a variety of products at several of our banking offices, we have chosen this year to begin the process of transforming them into financial service centers. They will offer much more than a traditional bank and provide products such as insurance, investment brokerage, mutual funds, wealth management and financial planning.

     To reflect this fundamental expansion, we will change the names of two of our four banking affiliates as we merge them together to form MainSource Bank in mid- to late-2002. Our other two banks--Capstone Bank in Watseka, Illinois, and

               Effective February 1, 2002, your board of directors authorized
PHOTO          management to purchase up to 165,000 shares of our common stock
OF             through January 31, 2003. Inasmuch as the company had increased its earnings three years in a row, the board concluded our stock
JAMES L.       was an attractive investment. As of Jan. 31, 2002, it was selling
SANER, SR.     at less than 11.0 times 2001 earnings and paying a dividend of 63 cents a share, plus five percent stock dividends in 2000 and 2001. We believe this stock repurchase plan illustrates our commitment to enhancing long-term shareholder value.

                   -- James L. Saner, Sr., President and Chief Executive Officer


Regional Bank in New Albany, Indiana,-- will retain their present names, as they are well known in their markets. In addition, at the upcoming annual meeting, we will ask our shareholders to approve a change of name for our holding company from Indiana United Bancorp to MainSource Financial Group.

Building Relationships
We intend to build relationships with customers as never before. Putting the customer first in all things is the cornerstone of our relationship strategy. We face two challenges: first, to leverage the trust of customers so they will instinctively turn to us for solutions to their financial needs; and second, to develop products they need and at prices they can afford to achieve their financial goals. On Main Street USA this usually means three things: owning a home, getting children through college, and having enough funds for a comfortable retirement.

     There is no question that we can help our customers achieve these goals, particularly if we know their overall financial picture. Our MCIF system will enable us to introduce customers to financial and insurance products that meet their needs more precisely than they might be able to obtain by shopping at a variety of institutions that offer only partial solutions to their financial requirements.

Independent Auditing
In view of the questions that have arisen following the collapse of Enron Corporation and Global Crossing, our audit committee has met with our external auditors to discuss required audit communications and independence. The report of the audit committee is presented in the 2001 proxy statement provided to shareholders.

Conclusion
What we have long sought is now falling into place. We've achieved a track record where our stock is viewed as a sound currency for acquisitions. We've reached a size where the costs of state-of-the-art computers and sophisticated software can be readily absorbed. We've developed an operating style that provides us with a competitive edge in small-town America. As a result, I am abundantly confident about the future of this company.



James L. Saner, Sr.
March 8, 2002


Our growth during the past several years is the result of the long-term approach we take in all our planning, whether it be facilities, products or services.

Implementation of this philosophy builds slowly at first and then more rapidly as each new component falls into place. This approach should benefit our company for years to come.

Presently, small-town banks in the $30 million to $150 million asset category can be acquired at reasonable prices because the megabanks have little interest in them. Our lower overhead enables us then to operate these smaller banks quite profitably.


In the past three years, the company's net income increased by 47%, net interest income by 39%, and non-interest income by 74%. With the introduction of advanced back office processing systems and more sophisticated market data bases, the company expects to achieve double-digit earnings per share growth in 2002.

                             [GRAPHS APPPEAR HERE]

Net Income*                                Net Interest Income*
($-Millions)                               ($-Millions)
        1999    2000     2001                      1999    2000     2001
        $8.1    $9.9    $11.2                     $35.8   $39.1    $41.8

*3-year compounded growth rate: 13.8%      *3-year compounded growth rate: 11.6%

Non-Interest Income*
($-Millions)
        1999    2000     2001
        $7.6    $9.6    $11.5

*3-year compounded growth rate: 20.4%

1. We have many special services for our mature market customers. Among them are preferred checking accounts, instructions on accessing the Internet, and a very popular group travel program that averages 10 trips a year--in the U.S. and abroad.
2. Offering homeowners' insurance to our bank customers when they get their mortgages is just one of the many ways we expect to increase our revenues and provide a wider array of financial services to customers in 2002 and beyond.


                              [PHOTO APPEARS HERE]

                              [PHOTO APPEARS HERE]

The appeal of small-town banks. Our commercial customers know they don't have to compete with huge conglomerates to get the personal attention they need and the respect they deserve. David Stemler and his wife, Karen, customers of Regional Bank in New Albany, Indiana, are the owner-operators of PC Building Materials, Inc., which has experienced solid growth for many years in the southern Indiana area.


UNDERLYING FORCES THAT DRIVE OUR GROWTH

     OUR TOTAL FOCUS is on small-town America and for some very sound reasons. First, many of our officers and employees grew up in small towns. They understand what goes with the territory. They intuitively grasp what most customers want and will pay for, and what they will not. Thus, our product development can be targeted more accurately and marketed at reduced costs.

     Second, geography favors our small-town, community banking approach. We happen to be in a part of the country where smaller banks are numerous and are struggling with costly federal compliance regulations. They are encountering growing competition for their customers' savings from bank holding companies such as ours, investment brokerage firms, mutual funds and Internet banks. In addition, many small-town banks, which are often family-owned, face estate tax and/or management succession problems. Consequently, many have become receptive to acquisition overtures they previously would have dismissed out of hand.

     As a result, many can be acquired more easily now than perhaps at any other time in the past 30 years. This is especially true in neighboring Illinois, where in an earlier time, branch banking was prohibited and thus sheltered small town bankers from big city banks. Although these regulations were overturned many years ago, they were instrumental in creating the more than 700 small banks that are now operating in Illinois as compared to many less in Indiana. Fortunately for us, the large megabanks presently don't want to operate in small towns. In fact they are selling off branches they may have acquired in earlier acquisition binges as they simply cannot operate branches profitably in the $15 million to $30 million asset category. We can, and we have identified many as prime acquisition candidates.

     Hence we have an opportunity to grow through acquisitions of small banks or branches that can now be purchased at reasonable prices. And, as a $1.2 billion, publicly-traded bank holding company, we have the financial resources to act quickly. We can offer cash or stock to effect the deal. We can pay cash should the seller so desire. Or, we can use our common stock as currency since many sellers prefer to exchange stocks to avoid triggering an immediate taxable event for the seller. By accepting our stock in an acquisition, a capital gain can be postponed, and the seller simultaneously receives dividend income as well as the potential for further capital appreciation should our stock continue to increase in market value.

One of the ways we expect to increase our revenue and earnings is to change our banking offices into one-stop financial service centers that provide many more products to meet the complete financial and insurance needs of our customers.


SOPHISTICATED RESOURCES TO MEET CUSTOMER EXPECTATIONS

Today, bank customers have unprecedented choices, knowledge and power. They expect more from their bank, and if they don't get it, they will move their accounts. Consequently, the banks that will prosper will provide alternate investment products that go well beyond traditional bank CDs and savings accounts. On the other hand, today's two-income families want timesaving conveniences. Thus, the opportunity for a bank to sell insurance and investment products has never been greater.

1. We are presently updating our website in order to provide more timely information to shareholders.
2. Trust services are becoming increasingly important to customers as they seek to tailor their financial strategies to the new changes in the federal tax code, which include substantial tax breaks for those who set aside savings for college tuition costs.


                              [PHOTO APPEARS HERE]

                              [PHOTO APPEARS HERE]

Critical Mass Attained. By the end of 2001, we had reached a size where a major upgrade to our back office computerized processing system would enable us to reduce our per unit processing costs substantially. We are now in the process of installing a technological platform that will not only reduce our back office costs, but also materially expand our capacity.


Our Strategy to Increase Earnings
     OUR PRIMARY GOAL is to increase earnings. They provide the additional funds to improve what we do for customers and the fuel to elevate the price of our stock. One of the ways we expect to increase our future earnings is to change our banking offices into one-stop financial service centers. This will give us many more useful products to sell our customers, thereby expanding our revenue.

     Such a program is already underway. New products and services will include insurance of all types as well as mutual funds, investment brokerage and financial planning services. This is, for example, why we acquired five insurance agencies in the past several years and, in 2001, helped many of our bank officers to obtain their state insurance licenses.

     Now when we provide a mortgage loan, we expect to include a homeowner's insurance policy as part of the total package--and by combining the two together provide the customer with material savings. When we make a car loan, we expect to provide an automobile insurance policy, as well. In addition, the new products and marketing approaches we develop should have greater relevance to our customers. We are installing an MCIF system that will enable us to analyze customer data far more effectively. In turn, this will enable us to develop products tailored to specific customer needs, thereby helping us to reduce marketing and mailing costs and considerably improve customer responses.

     Further, our strategy is to better serve the approximate 60,000 customers we already have doing business with us. And this strategy is based on solid research. Studies show that when a bank develops a relationship with a customer, that person is far more likely to respond favorably to a new product offering than would a customer of another bank.

Developing deep customer relationships is number one on our list with the customer at the absolute center of our world. Even though we will use technology to help our customers, our style will hearken back to an earlier era when bankers knew every customer by name.


     INCREASING REVENUE is one way we plan to boost earnings in 2002 and thereafter; the other is to reduce our back office costs, which have been a drag on earnings in recent years, a fact not immediately apparent as our earnings have increased at an average annual compounded rate of 13.8 percent during the past three years. Even so, we are confident we can improve efficiencies even more with the state-of-the-art processing equipment we are presently installing.

      Thus, we devoted thousands of man hours last year researching and analyzing the market for the optimum technological platform to automate our back office operations. Late in the year we decided on a system that will be implemented in 2002 and should begin to produce substantial savings as early as 2003. Apart from reducing back office operating costs, the new system will increase our capacity. This capacity increase will enable us to increase the volume of business we can do with each customer as well as accommodate future acquisitions.

Outlook
     OUR OUTLOOK IS FAVORABLE. We have found a profitable niche in banking that we can readily expand for many years. We have a plan already in place to increase our revenue and reduce our processing costs. We have a solid balance sheet that will facilitate acquisitions, which are one of the keys to our long-range growth strategy. Presently we are encountering little competition from big city banks. Their higher fixed overhead makes it difficult for them to derive a profit from a small bank, and they find it difficult to staff a small-town bank with the knowledgeable and experienced personnel that we can simply because our people choose to live and develop their entire careers in small towns. Consequently we are very confident that building a powerhouse of small banks is sound and will pay off handsomely.


               [MAP OF ILLINOIS, INDIANA & KENTUCKY APPEARS HERE]

Our bank holding company operates primarily in 17 counties in Indiana and two in Illinois, which are shown at right opposite. A wholly-owned insurance subsidiary operates in Indiana, Illinois and Kentucky. The company is expanding aggressively into small towns chiefly in eastern Illinois because there are five times as many small banks in Illinois as there are in Indiana, thus giving us a greater opportunity to make a sound and profitable acquisition.

SELECTED FINANCIAL DATA
     (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     DECEMBER 31                                            2001          2000          1999          1998          1997
-------------------------------------------------------------------------------------------------------------------------
     Results of Operations
        Net interest income                           $   41,768    $   39,089   $    35,817   $    30,067   $    28,646
        Provision for loan losses                          2,136         1,658         1,826         1,293         1,979
        Noninterest income                                11,486         9,591         7,605         6,589         5,843
        Noninterest expense                               34,311        33,168        29,903        23,777        19,991
        Income before income tax                          16,807        13,854        11,693        11,586        12,519
        Income tax                                         5,630         4,000         3,605         3,955         4,290
        Net income                                        11,177         9,854         8,088         7,631         8,229
        Dividends paid on common stock                     4,114         4,121         3,932         3,181         2,337

-------------------------------------------------------------------------------------------------------------------------
     Per Common Share*
        Earnings per share (basic)                    $     1.72    $     1.52   $      1.26   $      1.21   $      1.30
        Earnings per share (diluted)                        1.72          1.52          1.26          1.20          1.30
        Cash earnings per share (basic)**                   1.91          1.71          1.44          1.26          1.32
        Cash earnings per share (diluted)**                 1.91          1.71          1.44          1.25          1.31
        Dividends paid ***                                 0.633         0.594         0.581         0.531         0.458
        Book value - end of period
           Excluding accumulated other
            comprehensive income                           13.30         12.20         11.34         10.52          9.86
           Including accumulated other
            comprehensive income                           13.52         12.05         10.55         10.73         10.04
        Market price - end of period                       17.55         14.75         17.86         21.08         21.67

-------------------------------------------------------------------------------------------------------------------------
     At Year End
        Total assets                                  $1,178,392    $1,216,936    $1,110,252      $957,144      $810,082
        Investment securities                            276,304       294,395       290,337       231,787       156,749
        Loans, excluding held for sale                   760,785       790,550       710,661       607,840       538,388
        Allowance for loan losses                          8,894         8,716         7,718         6,600         5,972
        Total deposits                                 1,014,687     1,053,570       940,905       823,769       685,040
        Notes payable                                      4,062         6,510         6,885           425         1,250
        Federal Home Loan Bank advances                   20,346        22,463        24,484        13,710        13,823
        Trust preferred securities                        22,425        22,425        22,425        22,425        22,425
        Shareholders' equity                              87,872        78,005        68,172        69,063        63,147

-------------------------------------------------------------------------------------------------------------------------
     Financial Ratios
        Return on average assets                            0.93%         0.85%         0.76%         0.89%         1.09%
        Return on average common shareholders' equity      13.24         13.76         11.67         11.32         13.57
        Allowance for loan losses to total loans
         (year end, excluding held for sale)                1.17          1.10          1.09          1.09          1.11
        Shareholders' equity to total assets (year end)     7.46          6.41          6.14          7.16          7.80
        Average equity to average total assets              7.04          6.20          6.55          7.90          8.06
        Dividend payout ratio                              36.81         41.82         48.62         41.69         28.40

     *    Adjusted for stock split and dividends
     ** Net income plus the after tax effect of the amortization of intangible assets for the period
     *** Dividends paid by Indiana United Bancorp without restatement for pooling of interests

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

FORWARD-LOOKING STATEMENTS
Except for historical information contained herein, the discussion in this Annual Report includes certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the cost of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios.

    The forward-looking statements included in the Management's Discussion and Analysis ("MD&A") relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, and reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to those discussed in the MD&A.

OVERVIEW
Indiana United Bancorp ("Company") is a bank holding company whose principal activity is the ownership and management of its four wholly owned subsidiary banks ("Banks"). People's Trust Company ("People's"), headquartered in Brookville, Indiana, Union Bank and Trust Company of Indiana ("Union Bank"), headquartered in Greensburg, Indiana, and Regional Bank ("Regional"), headquartered in New Albany, Indiana, operate under state charters and are subject to regulation by the Indiana Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Capstone Bank, N.A. ("Capstone"), headquartered in Watseka, Illinois, operates under a national charter and is subject to regulation by the Office of the Comptroller of the Currency (OCC). The Insurance Group, Inc. ("The Insurance Group") is a wholly owned subsidiary of Union Bank operating five offices in Indiana and one in Kentucky and is subject to regulation by the Kentucky and Indiana Commissioners of Insurance. IUB Capital Trust is a business trust formed in 1997 to issue the guaranteed preferred beneficial interests in the Company's Subordinated Debentures ("Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust. During 2000, People's and Union Bank each formed wholly owned subsidiaries to hold investment securities. These investment subsidiaries are incorporated in Bermuda. Additionally, the Company formed IUB Reinsurance Company, Ltd., a credit life insurance company, during 2000.

    The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive ability and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that the Company can best promote long-term shareholder interests by pursuing strategies which will continue to preserve its community-focused philosophy. The dynamics of the Plan assure continually evolving goals, with the continued enhancement of shareholder value being the constant, overriding objective. The extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment, developing and enhancing customer relationships, and other external forces.

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

    Also in 1999, the Company, through its Union Bank subsidiary, purchased two facilities in Anderson and Chesterfield. The newly renovated structures were opened de novo and became operational branches in April 1999. The branches helped solidify the Madison County position for Union Bank.

    In February 2000, the Company formed a subsidiary of the holding company called IUB Reinsurance Company, Ltd. This subsidiary is incorporated in Turks and Caicos and is a credit life insurance company. The reinsurance company's operating results for 2001 included revenues of $225 with net income of $137 compared to 2000 when revenues were $145 with net operating income of $65.

    On May 1, 2000, the Company completed the acquisition of First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank N.A. The transaction was accounted for using the pooling-of-interests method of accounting. To complete the transaction, the Company issued 1,122,741 shares of its common stock to the shareholders of First Affiliated Bancorp. At the date of acquisition, First Affiliated had $133,000 in assets, $117,000 in deposits, and operated four banking offices in Illinois and one in Indiana. This acquisition represented the Company's first penetration into the Illinois market. The Company's financial statements include First Affiliated Bancorp for all periods presented.

    In September 2000, the company purchased two branches in Marion County, Indiana. These two facilities were integrated into Union Bank and resulted in the purchase of over $40,000 in deposits. This purchase pushed Union into its fifth county of operation and represented the Company's first foray into the greater Indianapolis-area market.

    Also in September 2000, the Company formed two investment subsidiaries, People's Investment Company, Ltd. and Union Investment Company, Ltd. Incorporated in Bermuda, these subsidiaries hold a large portion of both Union Bank's and People's Trust's investment portfolios.

BUSINESS STRATEGY
The Company's main focus in 2002 and beyond is its continuing effort to consolidate its operational functions while maintaining a high degree of customer service. During 2002, the Company expects to make two major strides in achieving this goal. The first is the establishment of a state-of-the-art operations center located near its corporate headquarters in Greensburg, Indiana. By consolidating and centralizing a large portion of its operations in one facility, the Company expects to realize improved efficiencies through a more focused use of its physical, human, and technological resources.

    The second major event in 2002 will be the merger of the Company's two largest banking affiliates, People's and Union Bank. Based on the geographic proximity of the two banks, the Company recognized that the merger of these two entities would be beneficial for the Company as well as its customers. The newly formed bank, which will be called MainSource Bank, will provide customers with a significant number of new outlets to utilize the products and services offered. After completion of the merger and upon approval by the Company's shareholders at its annual meeting in April 2002, the holding company expects to change its name to MainSource Financial Group.

    In addition to the initiatives above, the Company anticipates capital investments related to document and check imaging, replacing its loan and deposit processing systems and the installation of customer profile software. These investments are expected to occur in the second and third quarters of 2002.

    The Company holds first, second or third market share positions as measured by total deposits in nine of the seventeen Indiana counties it serves and intends to pursue growth strategies that result in meaningful market share positions in other rural or suburban communities. The Company continues to seek and identify potential whole bank acquisitions in markets that offer opportunities to benefit from its community banking philosophy or additional branch purchases that will likely result in a meaningful market share presence. In addition, the Company believes it needs to expand other financial services and products in an attempt to offer a full array of financial services to its customer base.

    The first major step in becoming a full-service financial provider for its customers was the acquisition of The Anderson Group in April 1999. The acquisition was effected by the purchase of assets and expertise. The property and casualty insurance business lines of The Anderson Group were integrated into a newly formed subsidiary of the Company, The Insurance Group, Inc., ("The Insurance Group") a wholly owned subsidiary of Union Bank. The general lines insurance business previously managed by Union Bank in Greensburg and Portland, Indiana are now directed through The Insurance Group subsidiary as the Company expands its insurance offering capabilities. In addition to the acquisition of The Anderson Group, the Company consummated its acquisition of the insurance agencies of Vollmer & Associates, Inc. ("Vollmer") in April 2001. At the time of acquisition, Vollmer operated four offices servicing Madison, Batesville, Osgood and Brookville, Indiana. Subsequent to the acquisition of Vollmer, the Company closed the Madison, Indiana office.

    The Company has also formed The Trust Investment Group, which operates as a division of Union Bank. The Trust Investment Group is comprised of the former Union Bank trust department and the trust businesses acquired from People's and Capstone. At December 31, 2001, the Trust Investment Group's assets under management exceed $135 million. The Trust Investment Group continues to assist the Company's customers in their asset management and wealth formation.

    During 2000, the Company declared a five percent stock dividend to shareholders of record on December 29. This represented the Company's first stock dividend since 1994. In addition to the 2000 stock dividend, the Company also declared a five percent stock dividend to shareholders of record on December 31, 2001. It is the Company's intention to establish a consistent practice of awarding periodic stock dividends in addition to maintaining and/or increasing its regular cash dividends.

    On January 31, 2002, the Company announced the authorization of a common stock repurchase plan effective February 1, 2002. Under the provisions of the plan, the Company may purchase up to 165,000 shares, or approximately 2.5%, of its common shares over a twelve-month period of time. The purchase of shares will generally occur in the open market but may involve unsolicited negotiated transactions. The shares repurchased will be used for general corporate purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

TABLE 2 - NON-INTEREST INCOME AND EXPENSE

                                                                                                 Percent Change
                                                         2001          2000          1999       01/00       00/99
--------------------------------------------------------------------------------------------------------------------
Non-interest income
   Insurance commissions                              $ 1,993       $ 1,344       $ 1,166        48.3%       15.3%
   Fiduciary activities                                   506           474           455         6.8         4.2
   Mortgage banking                                     2,767           859         1,016       222.1       (15.5)
   Service charges on deposit accounts                  3,835         3,652         2,944         5.0        24.0
   Securities losses                                     (111)          (11)           (7)      909.1        57.1
   Other                                                2,496         3,273         2,031       (23.7)       61.2
                                                   ---------------------------------------
      Total non-interest income                       $11,486       $ 9,591       $ 7,605        19.8        26.1
                                                   ---------------------------------------

Non-interest expense
   Salaries and employee benefits                     $19,061       $18,117       $16,615        5.2%         9.0%
   Net occupancy                                        2,247         1,995         1,776        12.6        12.3
   Equipment                                            2,489         2,352         2,077         5.8        13.2
   Telephone                                              855           791           720         8.1         9.9
   Intangible amortization                              1,966         1,922         1,834         2.3         4.8
   Stationery, printing, and supplies                     839           957           916       (12.3)        4.5
   Other                                                6,854         7,034         5,965        (2.6)       17.9
                                                   ---------------------------------------
      Total non-interest expense                      $34,311       $33,168       $29,903         3.4        10.9
                                                   ---------------------------------------

RESULTS OF OPERATIONS
Annual net income was $11,177 in 2001, $9,854 in 2000 and $8,088 in 1999. Net
income per common share on a fully diluted basis was $1.72 in 2001 compared to $1.52 in 2000, which represents a 13.2% increase. After accounting for the acquisition of First Affiliated Bancorp, earnings per share were $1.26 in 1999. Originally reported earnings per share were $1.33 in 1999. The Company strives for annual double-digit percentage increases in earnings per share.

    Key measures of the financial performance of the Company are cash earnings per share, which is calculated by taking net income plus the after-tax effect of the amortization of intangible assets, and return on average shareholders' equity (excluding accumulated other comprehensive income). 2001 cash earnings per share were $1.91. For 2000 and 1999 cash earnings per share were $1.71 and $1.44, respectively. Return on average shareholders' equity (excluding accumulated other comprehensive income) was 13.47% in 2001, 12.88% in 2000, and 11.44% in 1999.

    The Company's return on average assets was .93% in 2001, .85% in 2000 and ..76% in 1999. The increase is representative of the Company's continuing effort to improve profitability and reap the benefits of the merger of equals with P.T.C. Bancorp in 1998. The Company believes that its steady improvement in performance validates its course of action and will continue to provide increased shareholder value.

NET INTEREST INCOME
Net interest income and net interest margin are influenced by the volume and yield or cost of earning assets and interest-bearing liabilities. Tax equivalent net interest income of $42,979 in 2001 increased 7.9% from $39,816 in 2000, which was 6.8% above 1999 (See Table 3). With the overall interest rate environment declining significantly in 2001, the Company experienced a decrease in the average yield on earning assets from 8.04% in 2000 to 7.72% in 2001. Offsetting the decrease in yield, the Company aggressively repriced its deposits and was able to significantly reduce its cost of funds from 4.77% in 2000 to 4.22% in 2001. The overall effect was an increase in the Company's spread, which represents the difference between the yield on earning assets versus the cost of funds. The Company's spread in 2001 was 3.50% compared to 3.27% in 2000.

PROVISION FOR LOAN LOSSES
The Company expensed $2,136 in provision for loan losses in 2001. This level of provision allowed the Company to maintain its allowance for loan losses in proportion to its risk and growth of gross loans. This topic is discussed in detail under the heading "Loans, Credit Risk and the Allowance and Provision for Loan Losses".

NON-INTEREST INCOME
Non-interest income increased in 2001 to $11,486 compared to $9,591 in 2000, which represents a 19.8% increase. With the rapid decline in interest rates throughout the majority of 2001, the Company realized a significant increase in its mortgage banking activity. Mortgage banking income, which consists of gains and losses on loan sales and service fee income, was $2,767 in 2001 compared to $859 in 2000, an increase of $1,908, or 222.1%. As many customers refinanced their existing loans, the Company elected to sell the majority of these loans while maintaining the servicing rights. Insurance commissions increased to $1,993 in 2001 versus $1,344 in 2000 due to the acquisition of Vollmer in the second quarter of 2001. Offsetting the increases in mortgage banking and insurance commissions was a decrease in other non-interest income.

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

NON-INTEREST EXPENSE
Non-interest expense as a percentage of average assets was 2.86% in 2001, 2.87% in 2000 and 2.83% in 1999.

    Total non-interest expense increased 3.4% in 2001 to $34,311 compared to $33,168 in 2000, or an increase of $1,143. The largest component of non-interest expense is salaries and benefits. These expenses increased 5.2%, or $944, in 2001 due to the acquisition of Vollmer, the full year of the two Union branch acquisitions and normal merit increases (see Table 2 for detail of non-interest expense).

    The increase in non-interest expense in 2000 compared to 1999 is mainly due to the impact of expansion and acquisitions (i.e. personnel, occupancy, equipment, and merger expenses). Other factors that caused the increase in non-interest expense were a change in the company's vacation policy and the impact of aligning Capstone Bank's employee benefit package with the Company's. Also, the Company incurred additional training expenses in 2000 in connection with the systems conversion at People's Trust.

INCOME TAXES
The effective tax rate was 33.5% in 2001, 28.9% in 2000 and 30.8% in 1999. The increase in the Company's effective tax rate in 2001 was a direct result of higher pre-tax income, which was generally taxable at the highest tax rate, and the effect of establishing a deferred tax asset in conjunction with the acquisition of First Affiliated in 2000, which reduced income tax expense in that year. Disregarding the establishment of the deferred tax asset at First Affiliated, the effective tax rate for 2000 would have been 31.8%.

FINANCIAL CONDITION
Assets decreased to $1.18 billion at year-end 2001 compared to $1.22 billion at year-end 2000. The decrease in assets from year-end to year-end was expected given the interest rate environment for 2001. The drop in interest rates during the year caused the Company to have a significant number of investment securities called. A portion of the proceeds from these calls was used to reduce short-term borrowings instead of being reinvested. In addition, the Company allowed higher-rate deposits to mature and not renew. This caused a decrease of approximately $39 million in total deposits from December 31, 2000 to December 31, 2001.

    Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures ("Preferred Securities") in the amount of $22,425 were issued on December 9, 1997 and were still outstanding as of year-end 2001. The holders of the Preferred Securities are entitled to receive preferential cumulative cash distributions, payable quarterly, at the annual rate of 8.75% of the liquidation amount of $10 per Preferred Security. The Company has the right, so long as no default has occurred, to defer payment of interest at any time or from time to time, for a period not to exceed 20 consecutive quarters with respect to each deferral period. Currently, management has no intention of deferring the repayment of interest. The Preferred Securities have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise of the common stock. The holders of the Preferred Securities have no voting rights except in limited circumstances. The Preferred Securities are traded on the NASDAQ National Market under the symbol "IUBCP" and are not insured by the BIF, SAIF or FDIC, or by any other government agency.

    Common Shareholders' Equity was $87,872 on December 31, 2001 compared to $78,005 at December 31, 2000. Book value per common share increased to $13.52 or 12.2% from $12.05 at year-end 2000.

                              [GRAPH APPEARS HERE]

Shareholders' Equity
($-Millions)
        1999    2000    2001
       $68.2   $78.0   $87.9

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

LOANS, CREDIT RISK AND THE ALLOWANCE AND PROVISION FOR LOAN LOSSES
Loans remain the Company's largest concentration of assets and continue to represent the greatest potential risk. The loan underwriting standards observed by the Company 's subsidiaries are viewed by management as a means of controlling problem loans and the resulting charge-offs.

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

    Total loans (excluding those held for sale) decreased $30 million from year-end 2000. The Company experienced a $60 million decrease in its residential real estate portfolio as customers took advantage of the decrease in mortgage interest rates and refinanced their existing loans. The Company, in turn, elected not to retain new fixed rate loans in its own portfolio and instead, sold these in the secondary market while maintaining the servicing. Offsetting this decrease in residential real estate loans was an increase in commercial and construction and development loans. Despite the decrease mentioned above, residential real estate loans continue to represent the largest portion of the total loan portfolio. Such loans represented 43.3% and 49.3% of total loans at December 31, 2001 and 2000, respectively.

    The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed on "non-accrual" status when, in management's judgment, the collateral value and/or the borrower's financial condition does not justify accruing interest.

    As a general rule, commercial and real estate loans are reclassified to non-accrual status at or before becoming 90 days past due. Interest previously recorded but not deemed collectible is reversed and charged against current income. Subsequent interest payments collected on non-accrual loans may thereafter be recognized as interest income or may be applied as a reduction of the loan's principal balance, as circumstances warrant.

    The provision for loan losses was $2,136 in 2001, $1,658 in 2000 and $1,826 in 1999. The increase in the Company's provision is directly related to the increase in non-performing loans and the increase in net charge-offs in 2001. Non-accrual loans increased to $10,406 compared to $3,454 a year ago. During the second quarter of 2001, the Company placed a large commercial credit on non-accrual status. This single credit contributed to approximately $4,000 of the increase in non-accrual loans. Management has reviewed the credit and an allowance allocation has been provided for this loan. Net charge-offs were $1,958 in 2001, $660 in 2000 and $708 in 1999. As a percentage of average loans, net chargeoffs equaled .25%, .09%, and .11% in 2001, 2000 and 1999.

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

    The adequacy of the Allowance for Loan Losses in each subsidiary is reviewed at least quarterly. The determination of the provision amount in any period is based upon management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio, classified loans including non-accrual and impaired loans, current economic conditions, the amount of loans presently outstanding, and the amount and composition of loan growth.

                              [GRAPH APPEARS HERE]

Loan Loss Reserve
($-Millions)
        1999    2000    2001
        $7.7    $8.7    $8.9

TABLE 3 - AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(TAXABLE EQUIVALENT BASIS)*

                                        2001                          2000                         1999
                            ----------------------------   ---------------------------   ---------------------------
                               Average             Avg.      Average             Avg.      Average             Avg.
                               Balance Interest    Rate      Balance Interest    Rate      Balance Interest    Rate
--------------------------------------------------------------------------------------------------------------------
Assets
Short-term investments       $   2,172  $    80    3.68%    $  2,097  $    74    3.53%    $  2,164  $   120    5.55%
Federal funds sold and
 money market accounts          50,534    2,139    4.23       17,217    1,085    6.30       28,140    1,327    4.72
Securities
   Taxable                     227,759   13,683    6.01      272,869   16,864    6.18      250,088   14,985    5.99
   Non-taxable*                 34,933    2,762    7.91       17,867    1,246    6.97       43,628    3,420    7.84
                            ----------------------------------------------------------------------------------------
      Total securities         262,692   16,445    6.26      290,736   18,110    6.23      293,716   18,405    6.27
Loans **
   Commercial                  377,386   31,680    8.39      335,641   30,633    9.13      276,965   24,065    8.69
   Residential real estate     296,709   24,194    8.15      313,058   24,951    7.97      281,326   22,540    8.01
   Consumer                    121,866   11,218    9.21      118,209   11,772    9.96       98,867    9,220    9.33
                            ----------------------------------------------------------------------------------------
      Total loans              795,961   67,092    8.43      766,908   67,356    8.78      657,158   55,825    8.49
                            ----------------------------------------------------------------------------------------
      Total earning assets   1,111,359   85,756    7.72    1,076,958   86,625    8.04      981,178   75,677    7.71
                            ----------------------------------------------------------------------------------------

Cash and due from banks         29,981                        30,609                        29,146
Unrealized gains (losses)
 on securities                   2,102                        (7,467)                       (2,269)
Allowance for loan losses       (9,143)                       (8,351)                       (7,170)
Premises and equipment, net     16,883                        17,199                        16,485
Intangible assets               23,482                        24,050                        22,380
Accrued interest receivable
 and other assets               25,246                        21,692                        18,418
                            ----------                    ----------                    ----------
      Total assets          $1,199,910                    $1,154,690                    $1,058,168
                            ----------------------------------------------------------------------------------------

Liabilities
   Interest-bearing deposits
      DDA, savings and money
       market accounts       $ 401,349  $ 8,728    2.17   $  362,405  $11,456    3.16   $  344,472  $ 9,526    2.77
      Certificates of deposit  545,458   29,716    5.45      540,353   30,037    5.56      482,500   24,759    5.13
                            ----------------------------------------------------------------------------------------
        Total interest-
         bearing deposits      946,807   38,444    4.06      902,758   41,493    4.60      826,972   34,285    4.15
Short-term borrowings           19,149      611    3.19       28,611    1,210    4.23       19,925      869    4.36
Trust preferred securities      22,425    2,023    9.02       22,425    2,023    9.02       22,425    2,023    9.02
Notes payable and FHLB
 borrowings                     26,362    1,699    6.44       27,292    2,083    7.63       20,693    1,236    5.97
                            ----------------------------------------------------------------------------------------
        Total interest-
         bearing liabilities 1,014,743   42,777    4.22      981,086   46,809    4.77      890,015   38,413    4.32
Demand deposits                 85,317                        93,987                        88,752
Other liabilities               15,452                         8,003                        10,075
                            ----------------------------------------------------------------------
Total liabilities            1,115,512                     1,083,076                       988,842
Shareholders' equity            84,398                        71,614                        69,326
                            ----------------------------------------------------------------------
Total liabilities and
 shareholders' equity       $1,199,910   42,777   3.85*** $1,154,690   46,809   4.35*** $1,058,168   38,413    3.91***
                            ----------                    ----------                    ----------
Net interest income                     $42,979   3.87****            $39,816   3.70****            $37,264    3.80****
                            ----------------------------------------------------------------------------------------
Conversion of tax exempt
 income to a fully
 taxable equivalent basis
 using a marginal rate of
 35% in 2001 and 2000 and
 34% in 1999                            $ 1,211                       $   727                       $ 1,447

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**   Nonaccruing loans have been included in the average balances.
***  Total interest expense divided by total earning assets.
**** Net interest income divided by total earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

TABLE 4 - LOAN PORTFOLIO
DECEMBER 31                                           2001          2000          1999          1998           1997
----------------------------------------------------------------------------------------------------------------------
Types of loans
Commercial                                        $ 83,143      $ 77,648      $ 65,426      $ 51,741      $  49,985
Agricultural production financing and other
 loans to farmers                                   20,726        20,744        22,107        23,653         23,690
Commercial real estate mortgage                    149,099       138,132       104,150       101,568         89,938
Residential real estate mortgage                   329,660       389,622       326,720       267,404        230,614
Farm real estate                                    46,549        49,284        44,367        39,078         41,058
Construction and development                        53,753        40,813        50,721        30,881         15,956
Consumer                                            69,957        64,548        87,270        80,053         75,647
State and political                                  7,898         9,759         9,900        13,462         11,500
                                               -----------------------------------------------------------------------
   Total loans                                    $760,785      $790,550      $710,661      $607,840      $ 538,388
                                               -----------------------------------------------------------------------

INVESTMENT SECURITIES
Investment securities offer flexibility in the Company's management of interest rate risk, and are the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company 's investment policy prohibits trading activities and does not allow investment in high-risk derivative products or junk bonds.

    As of December 31, 2001, 97.0% of the investment securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $2,228 was recorded to adjust the AFS portfolio to current market value at December 31, 2001 compared to a net unrealized loss of $1,590 at December 31, 2000. The remaining 3.0% of the investment portfolio is classified as "held to maturity" ("HTM") and is carried at book value. The majority of the Company 's HTM portfolio consists of tax-exempt municipal bonds.

    For 2001 the tax equivalent yield of the investment securities portfolio was 6.26%, compared to 6.23% and 6.27% for 2000 and 1999, respectively.

    Variable rate securities comprised 9.0% of the total portfolio on December 31, 2001 with the remaining 91.0% invested in fixed rate investments.

SOURCES OF FUNDS
The Company relies primarily on customer deposits and securities sold under agreement to repurchase ("repurchase agreements"), along with shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are used to provide additional funding. The Company also attempts to purchase local deposits through branch acquisitions from major regional banks exiting smaller markets.

    Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 92.9% and 92.6% of total average earning assets in 2001 and 2000. Total interest-bearing deposits averaged 91.7% and 90.6% of average total deposits during 2001 and 2000. Management is continuing efforts to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

    Repurchase agreements are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. During 2001, short-term borrowings averaged $19,149 with repurchase agreements representing $15,798 of the total.

    Another source of funding is the Federal Home Loan Bank (FHLB). The Company had FHLB advances of $20,346 outstanding at December 31, 2001. These advances have interest rates ranging from 6.20% to 6.70%. The Company has $10,000 of advances maturing in both 2005 and 2007. The Company averaged $21,078 in FHLB advances during 2001 compared to $20,445 during 2000.

    In February of 1999 the Company borrowed $8,000 from National City Bank at a floating rate based upon LIBOR. At year-end 2001, the balance on this note was $4,000 with an effective interest rate of 4.73%.

                              [GRAPH APPEARS HERE]

Book Value Per Share
        1999    2000    2001
       $10.55  $12.05  $13.52

CAPITAL RESOURCES
The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items. The Company's core capital ("Tier 1") consists of common shareholders' equity adjusted for unrealized gains or losses on available for sale (AFS) securities plus limited amounts of Preferred Securities less core deposit and goodwill intangibles. Total capital consists of core capital, certain debt instruments and a portion of the allowance for loan losses. At December 31, 2001, Tier 1 capital to average assets was 7.4%. Total capital to risk-weighted assets was 12.6%. Both ratios substantially exceed all required ratios established for bank holding companies. Risk-adjusted capital levels of each of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

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

    The Company declared and paid common dividends of $.633 per share in 2001, $.594 in 2000 and $.581 in 1999. Book value per common share increased to $13.52 from $12.05. The net adjustment for AFS securities increased book value by $.22 at December 31, 2001 and decreased book value by $.15 at December 31, 2000. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.

    The Company declared a 2 for 1 common stock split for those shareholders of record as of August 17, 1998. In addition, the Company declared separate five percent stock dividends for shareholders of record as of December 29, 2000 and December 31, 2001. All financial information used throughout this report has been adjusted to reflect these transactions.

TABLE 5 - UNDERPERFORMING LOANS
                                                              2001        2000        1999        1998         1997
---------------------------------------------------------------------------------------------------------------------
Nonaccruing loans                                          $10,406      $3,454      $4,187      $4,095      $ 1,362
Accruing loans contractually past due 90 days or more          766         532         978         500        1,376
                                                        -------------------------------------------------------------
   Total                                                   $11,172      $3,986      $5,165      $4,595      $ 2,738
   % of total loans                                           1.47%       0.50%       0.73%       0.76%        0.51%
                                                        -------------------------------------------------------------

TABLE 6 - SUMMARY OF THE ALLOWANCE OR LOAN LOSSES
                                                              2001        2000        1999        1998         1997
---------------------------------------------------------------------------------------------------------------------
Balance at January 1                                         8,716       7,718       6,600       5,972        5,119
Chargeoffs
   Commercial                                                1,392         403         321         274          904
   Commercial real estate mortgage                             100         107         458          -             -
   Agricultural                                                  -           -           -           -            9
   Residential real estate mortgage                            266         164          77          99           81
   Consumer                                                    621         443         589         732          595
                                                        -------------------------------------------------------------
      Total Chargeoffs                                       2,379       1,117       1,445       1,105        1,589
                                                        -------------------------------------------------------------
Recoveries
   Commercial                                                  127         201         278         116          144
   Commercial real estate mortgage                              24           7           -           -           19
   Residential real estate mortgage                             40          35          63          25           27
   Consumer                                                    230         214         396         299          273
                                                        -------------------------------------------------------------
      Total Recoveries                                         421         457         737         440          463
                                                        -------------------------------------------------------------
Net Chargeoffs                                               1,958         660         708         665        1,126
Provision for loan losses                                    2,136       1,658       1,826       1,293        1,979
                                                        -------------------------------------------------------------
Balance at December 31                                       8,894       8,716       7,718       6,600        5,972
                                                        -------------------------------------------------------------
Net Chargeoffs to average loans                               0.25%       0.09%       0.11%       0.12%        0.22%
Provision for loan losses to average loans                    0.27%       0.22%       0.28%       0.23%        0.39%
Allowance to total loans at year end                          1.17%       1.10%       1.09%       1.09%        1.11%
                                                        -------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

LIQUIDITY
Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year and money market instruments. In addition, the Company holds $252,456 of AFS securities maturing after one year, which can be sold to meet liquidity needs.

    Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, supports liquidity, extends the contractual maturity of liabilities, and limits reliance on volatile short-term purchased funds. Short-term funding needs may arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable low-cost funds. The Company defines core deposits as all deposits except certificates of deposits greater than $100. Average core deposits funded approximately 82.7% of total earning assets during 2001 and approximately 80.9% in 2000.

    Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. The Company has not received any directives from regulatory authorities that would materially affect liquidity, capital resources or operations.

TABLE 7 - RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2001

                                                                                                OVER 5
                                                                                              YEARS OR
                                              3 MONTHS      1 YEAR     2 YEARS    5 YEARS  INSENSITIVE       TOTAL
---------------------------------------------------------------------------------------------------------------------
Interest-earning assets
   Loans                                     $ 207,316   $ 184,572   $ 119,937   $ 144,308   $ 127,908   $  784,041
   Securities                                   19,297      26,539      41,273     103,669     85,526       276,304
   Federal funds sold and money market fund      5,351           -           -           -           -        5,351
   Interest-bearing deposits in banks              599           -           -           -           -          599
   Restricted Stock                              5,109           -           -           -           -        5,109
                                              -----------------------------------------------------------------------
   Total Interest-earning assets               237,672     211,111     161,210     247,977     213,434    1,071,404
                                              -----------------------------------------------------------------------
   Other assets                                      -           -           -           -     115,882      115,882
   Allowance for loan losses                         -           -           -           -      (8,894)      (8,894)
                                              -----------------------------------------------------------------------
    Total assets                             $ 237,672   $ 211,111   $ 161,210   $ 247,977   $ 320,422   $1,178,392
                                              -----------------------------------------------------------------------

Interest-bearing liabilities
   Interest-bearing demand                   $ 212,812   $       -   $       -   $       -   $       -   $  212,812
   Savings                                     223,640           -           -           -           -      223,640
   Certificates of deposit                     105,121     254,288      62,943      49,862       2,630      474,844
   Short term borrowings                        15,478           -           -           -           -       15,478
   Notes payable                                 4,000          50          11           1           -        4,062
   Federal Home Loan Bank advances              20,346           -           -           -           -       20,346
   Trust preferred securities                        -           -           -           -      22,425       22,425
                                              -----------------------------------------------------------------------
    Total Interest-bearing liabilities         581,397     254,338      62,954      49,863      25,055      973,607
                                              -----------------------------------------------------------------------
Demand deposits                                      -           -           -           -     103,391      103,391
Other liabilities                                    -           -           -           -      13,522       13,522
Stockholders' equity                                 -           -           -           -      87,872       87,872
                                              -----------------------------------------------------------------------
    Total Liabilities and stockholders'
      equity                                  $581,397   $ 254,338   $  62,954   $  49,863  $  229,840   $1,178,392
                                              -----------------------------------------------------------------------
Rate sensitivity gap (assets less
  liabilities)                                $(343,725) $ (43,227)  $  98,256   $ 198,114
                                              -----------------------------------------------------------------------
Rate sensitivity gap (cumulative)              (343,725)  (386,952)   (288,696)    (90,582)
                                              -----------------------------------------------------------------------
Percent of total assets (cumulative)             (29.17)%   (32.84)%    (24.50)%     (7.69)%
Rate sensitive assets/liabilities (cumulative)    40.88%     53.70%      67.88%      90.45%
                                              -----------------------------------------------------------------------

INTEREST RATE RISK
At year-end 2001, the Company held approximately $449,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 2001 appears in Table
7. A significant assumption that creates the large negative gap in the 0 to 3 month category is that all interest-bearing demand and savings accounts are subject to immediate repricing. While it is true that, contractually, those accounts are subject to immediate repricing, the rates paid on those accounts are generally not tied to specific indices and are influenced by market conditions and other factors. Accordingly, a general movement in interest rates, either up or down, may not have any immediate effect on the rates paid on these deposit accounts. The foregoing table illustrates only one source of information about sensitivity to interest rate movements, Our asset and liability management process also uses simulations that take into account the time that various assets and liabilities may reprice and the degree to which various categories of such assets and liabilities will respond to general interest rate movements. Interest rate risk can only be represented by a measurement of the effects of changing interest rates given the capacity for and magnitude of change on specific assets and liabilities.

    Effective asset/liability management requires the maintenance of a proper ratio between maturing or repriceable interest-earning assets and interest-bearing liabilities.

    Management believes that the Company has taken steps to position itself to react to changes occurring in the current rate environment. Short-term interest rates are at historically low levels and the Company expects them to remain relatively stable with a possible slight upward bias toward the second half of 2002. The Company has attempted to identify the correlation between the repricing of assets and liabilities so as to maintain an acceptable net interest margin during interest rate fluctuations. Economic forecasts anticipate improving conditions throughout 2002. This would generally indicate higher loan growth rates than levels achieved during the economic downturn experienced in 2001. The Company does not foresee its earnings materially impacted in 2002 regardless of the direction interest rates may trend.

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

    Table 8 provides information about the Company's significant financial instruments at December 31, 2001 that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by maturity dates.

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

NEW ACCOUNTING MATTERS
In June, 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("Statement") No. 133, "Accounting For Derivative Instruments and Hedging Activities" which requires all derivatives to be recorded on the balance sheet at fair value and establishes "special accounting" for hedges. Statement No. 133 is effective for 2001. Adoption of this standard on January 1, 2001 did not have a material effect on the Company's financial statements.

    A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Amounts previously recorded as goodwill from depository institution acquisitions are not presently considered to be goodwill under the new standard and these amounts will continue to be amortized. Management is currently evaluating the impact of this new standard, but management expects to continue amortizing approximately 90% of the Company's intangible assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

TABLE 8 - PRINCIPAL CASH FLOWS
(DOLLARS IN THOUSANDS)
                                                                                       THERE                   FAIR
DECEMBER 31                     2002       2003        2004       2005       2006      AFTER      TOTAL       VALUE
---------------------------------------------------------------------------------------------------------------------
Assets
   Investment securities
     Fixed rate              $ 18,906   $ 18,161   $  23,958  $  35,548   $ 24,554   $128,603   $249,730   $ 251,675
       Average interest rate     5.46%      5.96%       4.77%      5.28%      5.53%      5.68%      5.52%
     Variable rate                  -          -           -          -   $     84   $ 24,420   $ 24,504   $  24,753
       Average interest rate        -          -           -          -       3.58%      4.82%      4.82%

   Loans
     Fixed rate              $  4,476   $ 33,260   $  16,307  $  34,566   $ 31,566   $189,063   $309,238   $ 317,357
       Average interest rate     9.54%      9.53%       9.79%      9.16%      9.07%      7.72%      8.35%
     Variable rate           $  7,352   $ 67,970   $   3,705  $   3,742   $  7,104   $384,930   $474,803   $ 475,378
       Average interest rate     6.59%      5.74%       7.41%      7.80%      7.33%      6.80%      6.66%

Liabilities
   Deposits
     NOW, money market
      and savings deposits
       Variable rate         $436,452          -           -          -          -          -   $436,452   $ 436,452
         Average interest rate   1.24%         -           -          -          -          -       1.24%

   Certificates of deposit
     Fixed rate              $343,642   $ 56,602   $  40,213  $   6,924   $  2,544   $    708   $450,633   $ 456,179
       Average interest rate     4.37%      4.93%       4.65%      6.27%      4.64%      5.02%      4.49%
     Variable rate           $  5,578   $ 12,229   $   4,074  $   1,271   $    622   $    437   $ 24,211   $  24,211
       Average interest rate     3.08%      3.57%       4.59%      4.64%      5.14%      4.81%      3.75%

   Borrowings
     Variable rate           $ 15,478          -           -          -          -          -   $15,478    $  15,478
       Average interest rate     1.64%         -           -          -          -          -      1.64%

   FHLB advances
     Variable rate                  -          -           -  $  10,000          -   $ 10,000   $ 20,000   $  21,047
       Average interest rate        -          -           -       6.58%         -       6.27%
     Fixed rate              $    112   $     38   $      34  $      31   $    131          -   $    346   $     291
       Average interest rate     6.48%      6.20%       6.20%      6.20%      6.20%         -       6.29%

   Long-term debt
     Variable rate           $  1,650   $  1,611   $     801          -          -          -   $  4,062   $   4,062
       Average interest rate     8.04%      8.02%       8.02%         -          -          -       8.03%

   Trust Preferred Securities
     Fixed rate                     -          -           -          -          -   $ 22,425   $22,425    $  22,425
       Average interest rate        -          -           -          -          -       8.75%     8.75%

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

To meet this responsibility, management maintains a system of internal control, policies and administrative procedures designed to provide reasonable assurance that transactions are recorded accurately. As an integral part of internal control, the Company maintains a professional staff of internal auditors who monitor compliance with regulations, policies and procedures, and assess the effectiveness of internal control. In addition, the Company's audit committee, which is comprised entirely of outside directors, meets periodically with management, internal auditors and/or independent auditors and banking regulators have unrestricted access to the audit committee. Management believes the Company's system provides a basis for the preparation of reliable financial statements.

 The Company's consolidated financial statements have been audited by Crowe, Chizek and Company LLP. Their responsibility is to express an opinion as to the integrity of the company's consolidated financial statements and, in performing their audit, to evaluate the Company's internal control to the extent they deem necessary in order to issue such an opinion. As described further in their report that follows, their opinion is based on their audit, which was conducted in accordance with auditing standards generally accepted in the United States of America and is believed by them to provide a reasonable basis for their opinion. The selection of Crowe, Chizek and Company LLP was approved by the Board of Directors and ratified by shareholders.



James L. Saner, Sr.
President and Chief Executive Officer


Donald A. Benziger
Senior Vice President and Chief Financial Officer

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Indiana United Bancorp
Greensburg, Indiana

We have audited the accompanying consolidated balance sheets of Indiana United Bancorp as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Indiana United Bancorp as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


Crowe, Chizek and Company LLP
Indianapolis, Indiana
January 30, 2002

CONSOLIDATED BALANCE SHEETS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     DECEMBER 31                                                                                  2001              2000
--------------------------------------------------------------------------------------------------------------------------
     Assets
        Cash and due from banks                                                             $   54,068       $    45,413
        Money market fund                                                                        5,351             6,373
        Interest bearing demand deposits                                                             -                79
        Federal funds sold                                                                           -            16,050
                                                                                            ----------------------------
           Cash and cash equivalents                                                            59,419            67,915
        Interest bearing time deposits                                                             599               594
        Investment securities
           Available for sale                                                                  268,136           281,716
           Held to maturity (fair value of $8,292 and $12,749)                                   8,168            12,679
                                                                                            ----------------------------
              Total investment securities                                                      276,304           294,395
        Loans held for sale                                                                     23,256             1,883
        Loans, net of allowance for loan losses of $8,894 and $8,716                           751,891           781,834
        Premises and equipment (net)                                                            16,840            17,558
        Restricted stock, at cost                                                                5,109             3,267
        Intangible assets                                                                       22,815            23,739
        Other assets                                                                            22,159            25,751
                                                                                            ----------------------------
              Total assets                                                                  $1,178,392       $ 1,216,936
                                                                                            ----------------------------

     Liabilities
        Deposits
           Noninterest bearing                                                              $  103,391       $   103,067
           Interest bearing                                                                    911,296           950,503
                                                                                            ----------------------------
              Total deposits                                                                 1,014,687         1,053,570
        Short-term borrowings                                                                   15,478            20,645
        Federal Home Loan Bank advances                                                         20,346            22,463
        Notes payable                                                                            4,062             6,510
        Other liabilities                                                                       13,522            13,318
                                                                                            ----------------------------
              Subtotal                                                                       1,068,095         1,116,506
                                                                                            ----------------------------

     Guaranteed preferred beneficial interests in company's subordinated debentures             22,425            22,425

     Shareholders' equity
        Preferred stock, no par value
           Authorized - 400,000
           Issued and outstanding - none                                                             -                 -
        Common stock, $.50 stated value:
           Authorized--10,000,000 shares, issued and
           outstanding, 6,191,232 and 5,873,900 shares                                           3,096             2,937
        Common stock to be distributed, 309,562 and 293,148 shares                                 155               147
        Additional paid-in capital                                                              35,385            29,739
        Retained earnings                                                                       47,806            46,176
        Accumulated other comprehensive income                                                   1,430              (994)
                                                                                            ----------------------------
              Total shareholders' equity                                                        87,872            78,005
                                                                                            ----------------------------
              Total liabilities and shareholders' equity                                    $1,178,392       $ 1,216,936
                                                                                            ----------------------------

See notes to consolidated financial statements.

CONSOLIDATED INCOME STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

     FOR THE YEARS ENDED DECEMBER 31                                                  2001           2000           1999
--------------------------------------------------------------------------------------------------------------------------
     Interest income:
        Loans receivable
           Taxable                                                                 $66,394        $66,524        $54,990
           Tax exempt                                                                  454            541            551
        Investment securities
           Taxable                                                                  13,683         16,864         14,985
           Tax exempt                                                                1,795            810          2,257
        Federal funds sold and money market funds                                    2,139          1,085          1,327
        Deposits with financial institutions                                            80             74            120
                                                                                  --------------------------------------
           Total interest income                                                    84,545         85,898         74,230
                                                                                  --------------------------------------

     Interest expense:
        Deposits                                                                    38,444         41,493         34,285
        Short-term borrowings                                                          611          1,210          1,420
        Trust preferred securities                                                   2,023          2,023          2,023
        Other borrowings                                                             1,699          2,083            685
                                                                                  --------------------------------------
           Total interest expense                                                   42,777         46,809         38,413
                                                                                  --------------------------------------
     Net interest income                                                            41,768         39,089         35,817
        Provision for loan losses                                                    2,136          1,658          1,826
                                                                                  --------------------------------------
     Net interest income after provision for loan losses                            39,632         37,431         33,991

     Non-interest income:
        Insurance commissions                                                        1,993          1,344          1,166
        Mortgage banking                                                             2,767            859          1,016
        Fiduciary activities                                                           506            474            455
        Service charges on deposit accounts                                          3,835          3,652          2,944
        Net realized losses on securities                                             (111)           (11)            (7)
        Other income                                                                 2,496          3,273          2,031
                                                                                  --------------------------------------
           Total non-interest income                                                11,486          9,591          7,605
                                                                                  --------------------------------------

     Non-interest expense:
        Salaries and employee benefits                                              19,061         18,117         16,615
        Net occupancy expenses                                                       2,247          1,995          1,776
        Equipment expenses                                                           2,489          2,352          2,077
        Merger expenses                                                                  -            440              -
        Intangibles amortization                                                     1,966          1,922          1,834
        Telephone                                                                      855            791            720
        Stationery printing and supplies                                               839            957            916
        Other expenses                                                               6,854          6,594          5,965
                                                                                  --------------------------------------
           Total non-interest expense                                               34,311         33,168         29,903
                                                                                  --------------------------------------
     Income before income tax                                                       16,807         13,854         11,693
        Income tax expense                                                           5,630          4,000          3,605

                                                                                  --------------------------------------
     Net income                                                                    $11,177        $9,854        $  8,088
                                                                                  --------------------------------------

     Net income per share (basic and diluted)                                      $  1.72        $  1.52       $   1.26

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                                          ACCUMULATED
                                                                                             OTHER
                                                                      ADDITIONAL            COMPRE-              COMPRE-
                                                      COMMON STOCK      PAID-IN  RETAINED   HENSIVE              HENSIVE
                                                   SHARES     AMOUNT    CAPITAL  EARNINGS   INCOME      TOTAL    INCOME
----------------------------------------------------------------------------------------------------------------------------
     Balance, January 1, 1999                    5,772,939   $ 2,887   $ 24,225  $ 40,619   $ 1,332  $ 69,063
        Net income                                                                  8,088               8,088   $  8,088
           Unrealized losses on securities net
            of reclassification adjustment                                                   (6,426)   (6,426)    (6,426)
                                                                                                                ---------
              Total comprehensive income                                                                        $  1,662
                                                                                                                =========
     Cash dividends - $.581 per share                                              (3,932)             (3,932)
     Issuance of common stock                       94,022        46      1,468                         1,514
     Retirement of common stock                    (10,322)       (5)      (130)                         (135)
                                                ------------------------------------------------------------------------

     Balance, December 31, 1999                  5,856,639     2,928     25,563    44,775    (5,094)   68,172
        Net income                                                                  9,854               9,854   $  9,854
           Unrealized gains on securities net
            of reclassification adjustment                                                    4,100     4,100      4,100
                                                                                                                ---------
              Total comprehensive income                                                                        $ 13,954
                                                                                                                =========
     Cash dividends - $.594 per share                                              (4,121)             (4,121)
     Stock dividend                                293,148       147      4,185    (4,332)                  -
     Issuance of common stock to
      redeem stock options                          17,261        9          (9)                            -
                                                ------------------------------------------------------------------------

     Balance, December 31, 2000                  6,167,048     3,084     29,739    46,176      (994)   78,005
        Net income                                                                 11,177              11,177   $ 11,177
           Unrealized gains on securities net
            of reclassification adjustment                                                    2,424     2,424      2,424
                                                                                                                ---------
              Total comprehensive income                                                                        $ 13,601
                                                                                                                =========
     Cash dividends - $.633 per share                                              (4,114)             (4,114)
     Stock dividend and fractional shares          309,562       155      5,271    (5,433)                 (7)
     Issuance of common stock in
      acquisition                                   24,184        12        375                           387
                                                ------------------------------------------------------------------------
     Balance, December 31, 2001                  6,500,794   $ 3,251   $ 35,385  $ 47,806   $ 1,430   $87,872
                                                ------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLAR AMOUNTS IN THOUSANDS)

     YEARS ENDED DECEMBER 31                                                          2001           2000           1999
--------------------------------------------------------------------------------------------------------------------------
     Operating Activities
        Net income                                                                $ 11,177       $  9,854       $  8,088
        Adjustments to reconcile net income to net cash
         provided by operating activities:
           Provision for loan losses                                                 2,136          1,658          1,826
           Depreciation and amortization                                             1,971          1,823          1,727
           Amortization of mortgage servicing rights                                 1,117            392            399
           Securities amortization, net                                                546            241            300
           Amortization of intangibles                                               1,966          1,922          1,834
           Investment securities losses                                                111             11              7
           Change in loans held for sale                                           (21,373)         6,032          3,057
           Change in other assets and liabilities                                    1,175         (1,367)        (1,444)
                                                                                -----------------------------------------
              Net cash provided (used) by operating activities                      (1,174)        20,566         15,794

     Investing Activities
           Net change in short term investments                                         (5)         1,525            602
           Proceeds from maturities and payments
            on securities held to maturity                                           4,556          5,127          1,766
           Purchases of securities available for sale                             (199,629)       (41,681)      (137,267)
           Proceeds from maturities and payments
            on securities available for sale                                       205,928         38,030         54,591
           Proceeds from sales of securities available for sale                     10,507            622         12,074
           Purchases of FHLB Stock                                                  (1,842)          (856)          (111)
           Loan originations and payments, net                                      27,807        (83,018)      (103,892)
           Purchases of premises and equipment                                      (1,888)        (1,786)        (3,935)
           Proceeds from sale of other real estate                                       -          2,265            296
           Cash (paid) received from acquisitions, net                                (655)        42,037         91,134
           Proceeds from sale of premises and equipment                                635              -              -
                                                                                -----------------------------------------
              Net cash provided (used) by investing activities                      45,414        (37,735)       (84,742)

     Financing Activities
           Net change in deposits                                                  (38,883)        69,141         14,789
           Net change in short-term borrowings                                      (5,167)       (19,419)        20,022
           Proceeds from notes payable                                                   -              -          8,000
           Repayment of notes payable                                               (2,448)          (375)        (1,725)
           Proceeds from FHLB advances                                                   -         22,000         11,900
           Repayment of FHLB advances                                               (2,117)       (24,021)        (1,126)
           Proceeds from issuance of stock                                               -             -             150
           Retirement of common stock                                                    -              -           (135)
           Cash dividends and fractional stock dividends                            (4,121)        (4,121)        (3,932)
                                                                                -----------------------------------------
              Net cash provided (used) by financing activities                     (52,736)        43,205         47,943
                                                                                -----------------------------------------
     Net change in cash and cash equivalents                                        (8,496)        26,036        (21,005)
     Cash and cash equivalents, beginning of period                                 67,915         41,879         62,884
                                                                                -----------------------------------------
     Cash and cash equivalents, end of period                                     $ 59,419       $ 67,915       $ 41,879
                                                                                -----------------------------------------

     Additional Cash Flows Information
        Interest paid                                                             $ 44,435       $ 45,380       $ 38,472
        Income tax paid                                                              6,076          5,622          3,664
        Loan balances transferred to foreclosed real estate                              -          2,491            397

See notes 2 and 3 regarding noncash transactions included in business combinations and branch acquisitions.
See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Principles of Consolidation: The consolidated financial statements include Indiana United Bancorp ("Company") and its wholly-owned subsidiaries, People's Trust Company ("People's"), Union Bank and Trust Company of Indiana ("Union Bank"), Regional Bank ("Regional"), Capstone Bank, N.A. ("Capstone"), and IUB Reinsurance Company, Ltd. The Insurance Group, Inc. ("The Insurance Group") is a wholly owned subsidiary of Union Bank. During 2000, People's and Union Bank each formed wholly owned subsidiaries to hold investment securities. These investment subsidiaries are incorporated in Bermuda.

    IUB Capital Trust is a business trust formed in 1997 to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust.

    The Company provides financial services through its offices in Indiana, Illinois, and Kentucky. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

    Intercompany transactions and balances are eliminated in consolidation.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments, (and status of contingencies) are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

    Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

    Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed

    A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at the lower of cost or fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives on an accelerated basis, except for buildings for which the straight line basis is used.

Servicing Assets: Servicing assets represent purchased rights and the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Intangibles: Purchased intangibles, primarily goodwill and core deposit value, are recorded at cost and amortized over the estimated life. Goodwill amortization is straight-line over 15 to 20 years, and core deposit amortization is accelerated and straight-line methods over 10 to 15 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: Effective January 1, 2001, a new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involving hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Adoption of this standard on January 1, 2001 did not have a material effect on the Company's financial statements.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity.

New Accounting Pronouncements: A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Amounts previously recorded as goodwill from depository institution acquisitions are not presently considered to be goodwill under the new standard and these amounts will continue to be amortized. Management is currently evaluating the impact of this new standard, but management expects to continue amortizing approximately 90% of the Company's intangible assets.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the Company's chief decision-makers monitor the revenue streams of the various Company products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - ACQUISITIONS
Effective April 1, 1999, the Company acquired the property and casualty insurance business lines of The Anderson Group of Owensboro, Kentucky ("The Anderson Group"). The property and casualty insurance business lines of The Anderson Group were integrated into The Insurance Group, Inc. The acquisition was recorded under the purchase method of accounting. In this transaction, the Company issued 89,207 shares of its common stock to The Anderson Group shareholders (adjusted for stock dividends). Assets acquired totaled $2,180 (including cash of $250) and liabilities assumed totaled $780. Assets acquired included goodwill of $1,628, which is being amortized over 15 years under the straight-line method. Under the agreement, the acquirees will obtain additional shares of company stock as defined in the agreement if certain financial targets are attained during the measurement period, which ends March 31, 2002.

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

    On May 1, 2000 the Company consummated its acquisition of First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank, N. A. The transaction was accounted for using the pooling-of-interests method of accounting. The Company issued 1,122,741 shares of its common stock to the shareholders of First Affiliated Bancorp (adjusted for stock dividends). At the effective date of the merger, the conversion rate was 4.4167 shares of Company stock for each outstanding share of First Affiliated. Merger and related costs were charged against net income during 2000. The financial information contained herein includes Capstone for all periods presented.

    During 2000, the Company purchased two branches within target market areas. These branch acquisitions were accounted for using the purchase method of accounting. Total fair value of assets acquired and liabilities assumed was $43,794 including cash of $42,037 and deposits of $43,524. The results of operations of the branches have been included since their acquisition dates. Intangible assets of $1,458 were recorded and are being amortized over estimated useful lives using the straight-line method.

    During 2001, the Company consummated its acquisition of the insurance agencies of Vollmer & Associates, Inc. ("Vollmer"). The transaction was accounted for using the purchase method of accounting. The purchase price consisted of $655 in cash and 25,393 shares of Company stock. The acquisition resulted in goodwill of approximately $1,000. The results of operations have been included since the acquisition date. The Vollmer agencies were subsequently merged into The Insurance Group.

    In October 2001, the Company signed a letter of intent to acquire one branch located in Illinois. The transaction will be accounted for using the purchase method of accounting and is expected to close in the first quarter of 2002. The total fair value of assets acquired and liabilities assumed is estimated at $20,412 including cash of $15,812, loans of $3,199 and deposits of $20,324. A core deposit intangible will be recorded, which is estimated at $525. This branch will be merged into Capstone.

    In February of 2002, the Company was the successful bidder to acquire four branches. The acquisition will be accounted for under the purchase method of accounting. Total assets and liabilities to be acquired are estimated at $50,000. The transaction is expected to close in the second or third quarter of 2002.

NOTE 3 - RESTRICTION ON CASH AND DUE FROM BANKS
The Banks are required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2001 and 2000 was $10,138 and $4,264, respectively.

NOTE 4 - INVESTMENT SECURITIES
The fair value of securities available for sale and related gains/losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                                                              Gross           Gross
                                                                               Fair      Unrealized      Unrealized
                                                                              Value           Gains          Losses
---------------------------------------------------------------------------------------------------------------------
       2001
------------------
Available for Sale
   Federal agencies                                                        $ 97,654        $  2,205      $     (113)
   State and municipal                                                       41,920             558            (600)
   Mortgage-backed securities                                               102,086             970            (505)
   Corporate obligations                                                     18,765             250            (852)
   Equity and other securities                                                7,711             315               -
                                                                          ------------------------------------------
      Total available for sale                                             $268,136        $  4,298      $   (2,070)
                                                                          ------------------------------------------

       2000
------------------
Available for Sale
   Federal agencies                                                        $167,887        $    842      $     (880)
   State and municipal                                                       32,247             504            (655)
   Mortgage-backed securities                                                49,008             229            (446)
   Corporate obligations                                                     24,203             117          (1,061)
   Equity and other securities                                                8,371              30            (270)
                                                                          ------------------------------------------
      Total available for sale                                             $281,716        $  1,722      $   (3,312)
                                                                          ------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 4 - INVESTMENT SECURITIES, CONTINUED
The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                                                              GROSS           GROSS
                                                            CARRYING   UNRECOGNIZED    UNRECOGNIZED            FAIR
                                                              AMOUNT          GAINS          LOSSES           VALUE
---------------------------------------------------------------------------------------------------------------------
       2001
------------------
Held to Maturity
   State and municipal                                      $  7,018       $     68        $    (38)      $   7,048
   Corporate obligations                                         499             14               -             513
   Other securities                                              651             80               -             731
                                                          ----------------------------------------------------------
      Total held to maturity                                $  8,168       $    162        $    (38)      $   8,292
                                                          ----------------------------------------------------------

       2000
------------------
Held to Maturity
   State and municipal                                      $ 11,587       $     37        $   (65)       $  11,559
   Corporate obligations                                         498              4               -             502
   Other securities                                              594             94               -             688
                                                          ----------------------------------------------------------
      Total held to maturity                                $ 12,679       $    135        $   (65)       $  12,749
                                                          ----------------------------------------------------------

Contractual maturities of securities for 2001 were as follows. Securities not due at a single maturity date are shown separately.

                                                                                                          AVAILABLE
                                                                                HELD TO MATURITY           FOR SALE
                                                                         -------------------------------------------
                                                                           CARRYING            FAIR            FAIR
                                                                             AMOUNT           VALUE           VALUE
--------------------------------------------------------------------------------------------------------------------
Within one year                                                            $  3,418        $  3,464       $  15,680
Two through five years                                                        2,016           2,047         100,207
Six through ten years                                                         2,006           2,076          19,841
After ten years                                                                 728             705          22,611
Mortgage-backed securities                                                        -               -         102,086
Equity and other securities                                                       -               -           7,711
                                                                         -------------------------------------------
      Total investment securities                                          $  8,168        $  8,292       $ 268,136
                                                                         -------------------------------------------

Gross proceeds from sales of securities available for sale during 2001, 2000 and 1999 were $10,507, $622, and $12,074. Gross gains of $72, $24, and $9 and gross losses of $232, $35, and $16 were realized on those sales in 2001, 2000 and 1999, respectively. In addition, the Company realized $49 of gains on called securities in 2001.

    Securities with a carrying value of $49,085 and $58,348 were pledged at December 31, 2001 and 2000 to secure certain deposits and for other purposes as permitted or required by law.

NOTE 5 - LOANS AND ALLOWANCE

DECEMBER 31                                                                    2001            2000
----------------------------------------------------------------------------------------------------
Commercial and industrial loans                                            $ 81,808        $ 77,285
Agricultural production financing                                            20,726          20,717
Farm real estate                                                             46,524          49,155
Commercial real estate                                                       96,747          92,077
Hotel                                                                        74,888          60,398
Residential real estate                                                     328,107         387,994
Construction and development                                                 34,130          28,617
Consumer                                                                     69,957          64,548
State and political                                                           7,898           9,759
                                                                           ------------------------
      Total loans                                                           760,785         790,550
Allowance for loan losses                                                    (8,894)         (8,716)
                                                                           ------------------------
      Net loans                                                            $751,891        $781,834
                                                                           ------------------------

DECEMBER 31                                                                    2001            2000            1999
---------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balance, January 1                                                      $  8,716        $  7,718       $   6,600
   Provision for losses                                                       2,136           1,658           1,826
   Recoveries on loans                                                          421             457             737
   Loans charged off                                                         (2,379)         (1,117)         (1,445)
                                                                           ----------------------------------------
   Balance, December 31                                                    $  8,894        $  8,716       $   7,718
                                                                           ----------------------------------------

DECEMBER 31                                                                    2001            2000            1999
---------------------------------------------------------------------------------------------------------------------
Impaired loans with an allowance                                           $  5,989        $  1,220       $   3,334
Impaired loans with no allocated allowances                                       -             198               -
                                                                           ----------------------------------------
      Total impaired loans                                                 $  5,989        $  1,418       $   3,334
                                                                           ----------------------------------------
Allowance allocated for impaired loans                                     $    898        $     47       $     197
                                                                           ----------------------------------------
Average balance of impaired loans                                          $  4,174        $  1,779       $   3,526
Interest income recognized on impaired loans                                      -               -              97
Cash basis interest included above                                                -               -              97

NOTE 6 - PREMISES & EQUIPMENT

DECEMBER 31                                                                                  2001              2000
--------------------------------------------------------------------------------------------------------------------
Land                                                                                   $    2,726        $    3,128
Buildings                                                                                  17,139            17,190
Equipment                                                                                  15,874            14,700
                                                                                       -----------------------------
      Total cost                                                                           35,739            35,018
                                                                                       -----------------------------
Accumulated depreciation                                                                  (18,899)          (17,460)
                                                                                       -----------------------------
      Net                                                                              $   16,840        $   17,558
                                                                                       -----------------------------

Depreciation expense was $1,971, $1,823 and $1,727 for 2001, 2000 and 1999.

NOTE 7 - DEPOSITS

DECEMBER 31                                                                                  2001              2000
--------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                                                    $  103,391        $  103,067
Interest-bearing demand                                                                   212,812           173,495
Savings deposits                                                                          223,640           214,443
Certificates and other time deposits of $100 or more                                       87,480           113,287
Other certificates and time deposits                                                      387,364           449,278
                                                                                       -----------------------------
      Total deposits                                                                   $1,014,687        $1,053,570
                                                                                       -----------------------------

Certificates and other time deposits maturing in years ending after December 31, 2001

   2002                                                          $  359,086
   2003                                                              62,943
   2004                                                              41,585
   2005                                                               7,546
   2006                                                                   -
   Thereafter                                                         3,684
                                                                 ----------
      Total                                                      $  474,844
                                                                 ----------

NOTE 8 - SHORT TERM BORROWINGS

DECEMBER 31                                                                                  2001              2000
--------------------------------------------------------------------------------------------------------------------
Federal funds purchased                                                                $        -        $    3,400
Securities sold under repurchase agreements                                                15,478            17,245
                                                                                       -----------------------------
Total short-term borrowings                                                            $   15,478        $   20,645
                                                                                       -----------------------------

Securities sold under repurchase agreements ("agreements") consist of obligations secured by U.S. Treasury and Federal agency securities, and a safekeeping agent holds such collateral. The maximum amount of outstanding agreements at any month-end during 2001 and 2000 totaled $19,175 and $26,676. The daily average of such agreements during 2001 and 2000 totaled $15,798 and $19,884. The weighted average rate was 1.64% and 4.41% at December 31, 2001 and 2000, while the weighted average rate during 2001 and 2000 was approximately 3.27% and 4.78%, respectively. The majority of the agreements at December 31, 2001 mature within 30 days.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES
Federal Home Loan Bank ("FHLB") advances at year end were:

                                                         2001        2000
--------------------------------------------------------------------------
Maturities May 2001 through September 2007,
 with rates from 6.2% to 6.9%, averaging 6.5%        $      -    $ 22,463

Maturities February 2002 through September 2007,
 with rates from 6.2% to 6.7%, averaging 6.4%          20,346           -
                                                     --------------------
                                                     $ 20,346    $ 22,463
                                                     --------------------

The FHLB advances are secured by first mortgage loans totaling approximately 145% of the advance under a blanket security agreement. The advances are subject to restrictions or penalties in the event of prepayment.

Maturities over the next five years are:
   2002                                                          $   112
   2003                                                               38
   2004                                                               34
   2005                                                           10,031
   2006                                                              131
   Thereafter                                                     10,000

NOTE 10 - NOTES PAYABLE
Notes payable include a term note secured by 100% of the common stock of the bank subsidiaries with a balance of $4,000 and $6,400 at December 31, 2001 and 2000. The note requires semi-annual principal payments of $800 plus quarterly interest payments. Interest accrues at LIBOR+1.2%, which resulted in a rate of 4.73% at December 31, 2001. The loan matures July 1, 2004. The scheduled annual principal reductions will be $1,600 per year in years 2002 and 2003 with a final payment of $800 in 2004.

    The Company has various installment loans secured by equipment. Balances outstanding as of December 31, 2001 and 2000 totaled $62 and $110. The loans call for monthly payments totaling $5, with interest accruing at rates ranging from 8.25% to 9.45%. Maturities range from March 2002 through January 2004. Required principal payments of $42, $11, and $9 are due in 2002, 2003 and 2004.


NOTE 11 - GUARANTEED PREFERRED BENEFICIAL INTERESTS
IN COMPANY'S SUBORDINATED DEBENTURES
On December 12, 1997, Trust Preferred Securities totaling $22,425 were issued. On such date, IUB Capital Trust completed the public offering of 2,242,500 shares of Trust Preferred Securities with a liquidation preference of $10 per security. The proceeds of the offering were loaned to the Company in exchange for subordinated debentures with terms that are similar to the Trust Preferred Securities, which subordinated debentures are the sole asset of IUB Capital Trust. Issuance costs of $1,227 paid from the proceeds are being amortized over the estimated life of the securities. The securities and distributions are guaranteed by the Company, which is reflected in the guaranteed preferred beneficial interest in the Company's subordinated debentures on the balance sheet. Distributions on the securities are payable quarterly in arrears at the annual rate of 8.75% of the liquidation preference and are included in interest expense in the consolidated statement of income.

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

NOTE 12 - LOAN SERVICING
Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $293,640 and $201,056 at December 31, 2001 and 2000. The fair value of capitalized mortgage servicing rights is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type, investor type and interest rates.

                                                   2001       2000       1999
------------------------------------------------------------------------------
Mortgage servicing rights
   Balance, January 1                           $   881     $  995     $  924
   Servicing rights capitalized                   1,341        278        470
   Amortization of servicing rights              (1,117)      (392)      (399)
                                                -----------------------------
   Balance, December 31                         $ 1,105     $  881     $  995
                                                -----------------------------

NOTE 13 - INCOME TAX
Retained earnings of Regional Bank include approximately $2,162 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of Regional Bank stock or excess dividends, or loss of "bank" status for Regional Bank would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for Regional at December 31, 2001 was approximately $735.

YEAR ENDED DECEMBER 31                                                            2001          2000           1999
--------------------------------------------------------------------------------------------------------------------
Income tax expense
   Currently payable                                                            $5,378        $5,941         $4,373
   Deferred                                                                        252        (1,541)          (768)
   Capstone change in tax status                                                     -          (400)             -
                                                                                -----------------------------------
      Total income tax expense                                                  $5,630        $4,000         $3,605
                                                                                -----------------------------------

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax rate                                                35%           35%            34%
   Federal statutory income tax                                                 $5,883        $4,849         $3,976
   Tax exempt interest                                                            (672)         (766)          (671)
   Effect of state income taxes                                                    351           490            634
   Non-deductible expenses                                                         109           186             74
   Tax exempt income on life insurance                                             (66)         (178)             -
   Capstone deferred tax asset                                                       -          (400)             -
   Capstone Subchapter S income                                                      -             -           (345)
   Other                                                                            25          (181)           (63)
                                                                                -----------------------------------
      Actual tax expense                                                        $5,630        $4,000         $3,605
                                                                                -----------------------------------

The components of the net deferred tax asset are as follows:

DECEMBER 31                                                                       2001          2000
-----------------------------------------------------------------------------------------------------
Assets
   Allowance for loan losses                                                    $3,507       $ 3,081
   Core deposit intangibles                                                        320           269
   Deferred compensation                                                           533           548
   Accrued expenses                                                                406           350
   Unrealized loss on securities AFS                                                 -           596
   Other                                                                            60           280
                                                                                --------------------
      Total assets                                                              $4,826       $ 5,124
                                                                                --------------------

Liabilities
   Accretion on securities                                                         (42)          (55)
   Depreciation                                                                   (503)         (543)
   Fair value adjustments in accounting for assets acquired                       (381)         (413)
   Goodwill                                                                       (204)         (140)
   Mortgage servicing rights                                                      (433)         (346)
   Deferred loan fees/costs                                                       (342)         (197)
   Unrealized gain on securities AFS                                              (798)            -
   Other                                                                          (360)          (21)
                                                                                --------------------
      Total liabilities                                                         $(3,063)     $(1,715)
                                                                                --------------------
                                                                                $1,763       $ 3,409
                                                                                --------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 14 - OTHER COMPREHENSIVE INCOME

                                                                            BEFORE-TAX  TAX (EXPENSE)    NET-OF-TAX
YEAR ENDED DECEMBER 31, 2001                                                    AMOUNT      /BENEFIT         AMOUNT
-------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
   Unrealized holding gains arising during the year                             $3,707        $(1,355)      $ 2,352
   Less: reclassification adjustment for losses realized in net income            (111)           39           (72)
                                                                                -----------------------------------
      Other comprehensive income                                                $3,818        $(1,394)      $ 2,424
                                                                                -----------------------------------

                                                                            BEFORE-TAX  TAX (EXPENSE)    NET-OF-TAX
YEAR ENDED DECEMBER 31, 2000                                                    AMOUNT      /BENEFIT         AMOUNT
-------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
   Unrealized holding gains arising during the year                             $6,419        $(2,326)      $ 4,093
   Less: reclassification adjustment for losses realized in net income             (11)            4            (7)
                                                                                -----------------------------------
      Other comprehensive income                                                $6,430        $(2,330)      $ 4,100
                                                                                -----------------------------------

                                                                            BEFORE-TAX  TAX (EXPENSE)    NET-OF-TAX
YEAR ENDED DECEMBER 31, 1999                                                    AMOUNT      /BENEFIT         AMOUNT
-------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
   Unrealized holding losses arising during the year                            $(9,878)      $3,448       $(6,430)
   Less: reclassification adjustment for losses realized in net income              (7)            3            (4)
                                                                                -----------------------------------
      Other comprehensive loss                                                  $(9,871)      $3,445       $(6,426)
                                                                                -----------------------------------

NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES
In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

    Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                       2001        2000
--------------------------------------------------------
Commitments to extend credit       $123,639     $86,622
Standby letters of credit               584         794

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments are predominantly short-term or variable in rate. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies, but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.

    The Company and Banks may, from time to time, be subject to claims and lawsuits that arise primarily in the ordinary course of business. Management is presently not aware of any such material claims.


NOTE 16 - STOCK DIVIDENDS
On December 12, 2000, the Company announced a 5% stock dividend to be paid on January 19, 2001 to shareholders of record as of December 29, 2000. The stock dividend was recorded in 2000, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.

    On December 19, 2001, the Company announced a 5% stock dividend to be paid on January 25, 2002 to shareholders of record as of December 31, 2001. The stock dividend was recorded in 2001, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.


NOTE 17 - DIVIDENDS AND CAPITAL RESTRICTIONS
Without prior approval, the Banks are restricted by Indiana law and regulatory agencies as to the maximum amount of dividends the Banks can pay to the parent in any calendar year to their retained net profits (as defined) for that year and the two preceding years.

    At December 31, 2001, total shareholders' equity of the Banks was $105,096 of which $94,861 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

NOTE 18 - DIVIDEND REINVESTMENT PLAN
The Company maintains an Automatic Dividend Reinvestment Plan. The plan enables shareholders to elect to have their cash dividends on all or a portion of shares held automatically reinvested in additional shares of the Company's common stock. The stock is purchased by the Company's transfer agent on the open market and credited to participant accounts at fair market value. Dividends are reinvested on a quarterly basis.

NOTE 19 - REGULATORY CAPITAL
The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

    There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 2001 and 2000, the Banks are categorized as well capitalized and met all subject capital adequacy requirements.

                                                                                 REQUIRED FOR         TO BE WELL
                                                                ACTUAL         ADEQUATE CAPITAL       CAPITALIZED
                                                           ----------------------------------------------------------
DECEMBER 31, 2001                                           AMOUNT   RATIO       AMOUNT  RATIO       AMOUNT   RATIO
---------------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
   Total capital (to risk-weighted assets)                 $94,946    12.6%     $60,323    8.0%         N/A     N/A
   Tier 1 capital (to risk-weighted assets)                 86,052    11.4       30,161    4.0          N/A     N/A
   Tier 1 capital (to average assets)                       86,052     7.4       46,698    4.0          N/A     N/A

People's
   Total capital (to risk-weighted assets)                 $35,377    11.9%     $23,805    8.0%     $29,757    10.0%
   Tier 1 capital (to risk-weighted assets)                 31,657    10.6       11,903    4.0       17,854     6.0
   Tier 1 capital (to average assets)                       31,657     6.9       18,292    4.0       22,865     5.0

Union Bank
   Total capital (to risk-weighted assets)                 $26,961    11.8%     $18,344    8.0%     $22,931    10.0%
   Tier 1 capital (to risk-weighted assets)                 24,383    10.6        9,172    4.0       13,758     6.0
   Tier 1 capital (to average assets)                       24,383     7.0       13,836    4.0       17,295     5.0

Regional
   Total capital (to risk-weighted assets)                 $16,970    11.5%     $11,820    8.0%     $14,776    10.0%
   Tier 1 capital (to risk-weighted assets)                 15,133    10.2        5,910    4.0        8,865     6.0
   Tier 1 capital (to average assets)                       15,133     7.0        8,652    4.0       10,815     5.0

Capstone
   Total risk-based capital (to risk-weighted assets)      $10,972    14.9%      $5,873    8.0%      $7,341    10.0%
   Tier 1 capital (to risk-weighted assets)                 10,301    14.0        2,936    4.0        4,405     6.0
   Tier 1 capital (to average assets)                       10,301     7.4        5,559    4.0        6,949     5.0



                                       35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 19 - REGULATORY CAPITAL, CONTINUED

                                                                                 REQUIRED FOR         TO BE WELL
                                                                ACTUAL         ADEQUATE CAPITAL       CAPITALIZED
                                                           ----------------------------------------------------------
DECEMBER 31, 2000                                           AMOUNT   RATIO       AMOUNT  RATIO       AMOUNT   RATIO
---------------------------------------------------------------------------------------------------------------------
Indiana United Bancorp
   Total capital (to risk-weighted assets)                 $86,408    10.8%     $63,920    8.0%         N/A     N/A
   Tier 1 capital (to risk-weighted assets)                 77,692     9.7       31,960    4.0          N/A     N/A
   Tier 1 capital (to average assets)                       77,692     6.7       48,181    4.0          N/A     N/A

People's
   Total capital (to risk-weighted assets)                 $34,582    11.3%     $24,478    8.0%     $30,597    10.0%
   Tier 1 capital (to risk-weighted assets)                 30,846    10.1       12,239    4.0       18,358     6.0
   Tier 1 capital (to average assets)                       30,846     6.5       19,072    4.0       23,844     5.0

Union Bank
   Total capital (to risk-weighted assets)                 $25,671    12.0%     $17,155    8.0%     $21,444    10.0%
   Tier 1 capital (to risk-weighted assets)                 23,214    10.8        8,578    4.0       12,867     6.0
   Tier 1 capital (to average assets)                       23,214     6.6       14,074    4.0       17,592     5.0

Regional
   Total risk-based capital (to risk-weighted assets)      $16,317    11.1%     $ 11,712   8.0%     $14,640    10.0%
   Core capital (to risk-weighted assets)                   14,522     9.8        5,856    4.0        8,784     6.0
   Core capital (to adjusted total assets)                  14,522     6.7        8,601    4.0       10,752     5.0

Capstone
   Total risk-based capital (to risk-weighted assets)      $ 9,988    11.1%      $7,180    8.0%      $8,975    10.0%
   Tier 1 capital (to risk-weighted assets)                  9,260    10.3        3,590    4.0        5,385     6.0
   Tier 1 capital (to average assets)                        9,260     6.9        5,398    4.0        6,748     5.0

NOTE 20 - EMPLOYEE BENEFIT PLANS
The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matches a portion of employees' contributions and makes additional Company contributions based on employee compensation. Expense was $1,337 in 2001, $1,133 in 2000, and $1,023 in 1999.

NOTE 21 - RELATED PARTY TRANSACTIONS
The Company has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties).

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2001                                     $ 8,404
Changes in composition of related parties                        (712)
New loans, including renewals and advances                      8,694
Payments, etc. including renewals                               7,187
                                                              -------
Balances, December 31, 2001                                   $ 9,199
                                                              -------

Deposits from related parties held by the company at December 31, 2001 and 2000 totaled $4,495 and $3,878.

NOTE 22 - STOCK OPTION PLANS
Under stock option plans effective through May 1, 2000, options were issued to shareholders of the Company in exchange for shares held in retirement accounts (to facilitate Capstone's 1998 conversion to an S-Corporation), and the pro forma disclosures of SFAS No. 123 regarding stock-based compensation are not applicable. These options were redeemed in the acquisition of First Affiliated Bancorp in 2000, and a stock option plan is no longer maintained.

YEAR ENDED DECEMBER 31                            2001                       2000                       1999
-------------------------------------------------------------------------------------------------------------------
                                                    WEIGHTED                   WEIGHTED                    WEIGHTED
                                                     AVERAGE                    AVERAGE                     AVERAGE
                                                    EXERCISE                   EXERCISE                    EXERCISE
OPTIONS (RESTATED FOR STOCK DIVIDENDS)      SHARES     PRICE           SHARES     PRICE           SHARES      PRICE
-------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                   -         -           52,794    $ 9.65           52,794   $   9.65
Granted                                          -         -                -         -                -          -
Exercised or redeemed                            -         -          (52,794)     9.65                -          -
Outstanding, end of year                         -         -                -         -           52,794       9.65
Options exercisable at year end                  -         -                -         -           52,794       9.65

NOTE 23 - EARNINGS PER SHARE EARNINGS PER SHARE WERE COMPUTED AS FOLLOWS:

                                                                                        WEIGHTED
                                                                                         AVERAGE          PER-SHARE
YEAR ENDED DECEMBER 31, 2001                                            INCOME            SHARES             AMOUNT
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                         $   11,177         6,494,532        $      1.72
Effect of dilutive stock options                                                               -
                                                                                       ---------

Diluted Earnings Per Share
Net income available to common shareholders
 and assumed conversions                                            $   11,177         6,494,532        $      1.72
                                                                    -----------------------------------------------

YEAR ENDED DECEMBER 31, 2000
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                         $    9,854         6,469,109        $      1.52
Effect of dilutive stock options                                                           6,291
                                                                                       ---------

Diluted Earnings Per Share
Net income available to common shareholders
 and assumed conversions                                            $    9,854         6,475,400        $      1.52
                                                                    -----------------------------------------------

YEAR ENDED DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                         $    8,088         6,420,001        $      1.26
Effect of dilutive stock options                                                          19,049
                                                                                       ---------

Diluted Earnings Per Share
Net income available to common shareholders
 and assumed conversions                                            $    8,088         6,439,050        $      1.26
                                                                    -----------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 24 - FAIR VALUES OF FINANCIAL INSTRUMENTS

                                                             DECEMBER 31, 2001                DECEMBER 31, 2000
                                                       ------------------------------------------------------------
                                                          CARRYING           FAIR          CARRYING            FAIR
                                                            AMOUNT          VALUE            AMOUNT           VALUE
-------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                              $    59,149    $    59,149       $    67,915     $    67,915
Interest-bearing time deposits                                 599            599               594             594
Securities available for sale                              268,136        268,136           281,716         281,716
Securities held to maturity                                  8,168          8,292            12,679          12,749
Loans including loans held for sale, net                   775,147        783,841           783,717         785,527
Restricted stock                                             5,109          5,109             3,267           3,267
Income receivable                                            7,970          7,970            10,505          10,505

Liabilities
Deposits                                                (1,014,687)    (1,020,233)       (1,053,570)     (1,058,401)
Borrowings
   Short-term                                              (15,478)       (15,478)          (20,645)        (20,645)
   FHLB advances                                           (20,346)       (21,338)          (22,463)        (22,463)
   Notes payable                                            (4,062)        (4,062)           (6,510)         (6,510)
Interest payable                                            (4,084)        (4,084)           (5,742)         (5,742)
Trust preferred securities                                 (22,425)       (22,425)          (22,425)        (20,463)

The methods and assumptions used to estimate fair value are described as follows.

    Carrying amount is the estimated fair value of cash and cash equivalents, interest-bearing time deposits, restricted stock, accrued interest receivable and payable, demand deposits, short-term borrowings, variable rate notes payable, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. Fair value of trust preferred securities is based on market price. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and are not considered significant.

NOTE 25 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                        INTEREST      NET INTEREST          NET               EARNINGS PER SHARE
                                         INCOME          INCOME           INCOME           BASIC      FULLY DILUTED
-------------------------------------------------------------------------------------------------------------------
2001
   First quarter                        $22,312           $9,854          $2,574          $0.40           $0.40
   Second quarter                        21,407            9,903           2,786           0.42            0.42
   Third quarter                         20,775           10,476           2,843           0.44            0.44
   Fourth quarter                        20,051           11,535           2,974           0.46            0.46

2000
   First quarter                        $19,987           $9,553          $2,336          $0.36           $0.36
   Second quarter                        21,070            9,965           2,461           0.38            0.38
   Third quarter                         21,796            9,775           2,473           0.38            0.38
   Fourth quarter                        23,045            9,796           2,584           0.40            0.40

NOTE 26 - PARENT ONLY CONDENSED FINANCIAL STATEMENTS
Parent Only Condensed Balance Sheets

DECEMBER 31                                                                                    2001            2000
-------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                                              $   4,914       $   3,878
   Investment securities - AFS                                                                  850             850
   Investment in subsidiaries                                                               106,606         101,356
   Other assets                                                                               4,051           2,326
                                                                                          -------------------------
      Total assets                                                                        $ 116,421       $ 108,410
                                                                                          -------------------------
Liabilities
   Subordinated debentures payable to IUB Capital Trust                                   $  23,119       $  23,119
   Notes payable                                                                              4,000           6,400
   Other liabilities                                                                          1,430             886
                                                                                          -------------------------
      Total liabilities                                                                      28,549          30,405
Shareholders' equity                                                                         87,872          78,005
                                                                                          -------------------------
      Total liabilities and shareholders' equity                                          $ 116,421       $ 108,410
                                                                                          -------------------------

Parent Only Condensed Statement of Income
YEAR ENDED DECEMBER 31                                                         2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
   Income
      Dividends from subsidiaries                                         $  11,020       $   9,883       $   8,702
      Fees from subsidiaries                                                  4,016           1,598             438
      Other Income                                                              207             313             205
                                                                          -----------------------------------------
         Total income                                                        15,243          11,794           9,345
   Expenses
      Interest expense                                                        2,395           2,569           2,514
      Salaries and benefits                                                   3,890           2,456           1,418
      Professional fees                                                         503             403             276
      Other expenses                                                          1,967           1,517             598
                                                                          -----------------------------------------
         Total expenses                                                       8,755           6,945           4,806
                                                                          -----------------------------------------
Income (loss) before income tax and equity in undistributed income of
  subsidiaries                                                                6,488           4,849           4,539
   Income tax expense (benefit)                                              (1,844)         (2,016)         (1,656)
                                                                          -----------------------------------------
Income (loss) before equity in undistributed income of subsidiaries           8,332           6,865           6,195
Equity in undistributed income of subsidiaries                                2,845           2,989           1,893
                                                                          -----------------------------------------
Net income                                                                $  11,177       $   9,854       $   8,088
                                                                          -----------------------------------------

Condensed Statement of Cash Flows Parent Only
YEAR ENDED DECEMBER 31                                                         2001            2000            1999
--------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                             $  11,177       $   9,854       $   8,088
   Undistributed income of subsidiaries                                      (2,845)         (2,989)         (1,893)
   Changes in other assets and liabilities                                      989           2,453          (1,589)
                                                                          -----------------------------------------
      Net cash provided by operating activities                               9,321           9,318           4,606

Investing Activities
   Capital contributed to subsidiary                                              -          (2,300)        (14,879)
   Purchases of equipment                                                    (1,764)           (456)           (218)
   Proceeds from sale of equipment                                                -               -              14
   Purchase of security AFS                                                       -            (100)              -
                                                                          -----------------------------------------
      Net cash used by investing activities                                  (1,764)         (2,856)        (15,083)

Financing Activities
   Payments on notes payable                                                 (2,400)           (300)         (1,300)
   Proceeds from notes payable                                                    -               -           8,000
   Proceeds from issuance of stock                                                -               -           1,514
   Retirement of common stock                                                     -               -            (135)
   Cash dividends and fractional stock dividends                             (4,121)         (4,121)         (3,932)
                                                                          -----------------------------------------
      Net cash provided (used) by financing activities                       (6,521)         (4,421)          4,147
Net change in cash and cash equivalents                                       1,036           2,041          (6,330)
Cash and cash equivalents, beginning of period                                3,878           1,837           8,167
                                                                          -----------------------------------------
Cash and cash equivalents, end of period                                  $   4,914       $   3,878       $   1,837
                                                                          -----------------------------------------


DIRECTORS AND OFFICERS

INDIANA UNITED BANCORP:
Robert E. Hoptry, Chairman
Retired President and CEO
Indiana United Bancorp

Eric E. Anderson
President and CEO
Anderson Insurance and Financial Services

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

Dale J. Deffner
Retired Partner
Deffner and Tebbe

Don Dunevant, M.D.
Family Physician
Portage Medical Group

Philip A. Frantz
Attorney at Law; Partner
Coldren and Frantz

Rick S. Hartman, CPA
President, HRH Group, Ltd.

James L. Saner, Sr.
President and CEO
Indiana United Bancorp

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.

INDIANA UNITED BANCORP
SENIOR MANAGEMENT
James L. Saner, Sr.
President and CEO

Donald A. Benziger
Senior Vice President
and CFO

John C. Parker
Senior Vice President of Operations

PEOPLE'S TRUST COMPANY
James L. Saner, Sr., Chairman
President and CEO
Indiana United Bancorp

Dale J. Deffner, Secretary
Retired Partner
Deffner and Tebbe

Dieter K. H. Johnsen
Owner
Dieter K.H. Johnsen, Inc.

Larry A. Johnson
Retired Small Business Owner

John G. Seale, CPA
Partner
Rettig, Blankman, Mack and Seale Accounting Firm

Norman L. Winkler
Farmer

PEOPLE'S TRUST COMPANY
SENIOR MANAGEMENT
James L. Saner, Sr.
Chairman, President & CEO

L. Les Estep
Senior Vice President - Commercial Lending

Mark W. Dunevant
Senior Vice President - Mortgage Lending

UNION BANK
Daryl R. Tressler, Chairman
President and CEO
Union Bank and Trust Company of Indiana

Philip A. Frantz
Attorney at Law; Partner
Coldren and Frantz

Robert E. Hoptry
Retired President and CEO
Indiana United Bancorp

David L. Miers
President
Miers Farm Corporation

Lawrence R. Rueff, D.V.M.
President
Swine Veterinary Services

John G. Young
Retired Chairman
Jay Garment Corporation

UNION BANK SENIOR
MANAGEMENT
Daryl R. Tressler
Chairman, President
and CEO

Glenn Raver
Senior Vice President - Retail Services

Brent Hoptry
Senior Vice President - Commercial Lending

REGIONAL BANK
Michael K. Bauer, Chairman
President and CEO
Regional Bank

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

D.J. Hines
President
Schuler Bauer Realty

Michael J. Kapfhammer
President
Buckhead Mountain Grill

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.

REGIONAL BANK SENIOR MANAGEMENT
Michael K. Bauer
Chairman, President
and CEO

James S. Honour
Vice President -
Retail Services

Larry W. Brumley
Senior Vice President - Commercial Lending

CAPSTONE BANK:
John R. Rodda, Chairman
President and CEO
Capstone Bank

Rick S. Hartman, CPA
President, HRH Group, Ltd.

Roy A. Koester
Farmer

George D. Williams
Retired Sales Representative
Telescope Casual Furniture Company

Dennis F. Nardoni
Owner and CEO
Chicago Steel Tape Co., Inc
and Affiliates

Donald A. Benziger
Senior Vice President and CFO
Indiana United Bancorp

CAPSTONE BANK SENIOR MANAGEMENT
John R. Rodda
Chairman, President and CEO

David West
Senior Vice President -
Commercial Lending

THE INSURANCE GROUP, INC.
James L. Saner, Sr., Chairman
President and CEO
Indiana United Bancorp

C. Todd Anderson
President
The Insurance Group, Inc.

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

Daryl R. Tressler
President and CEO
Union Bank and Trust Company of Indiana

Jerry Vollmer
Insurance Sales Manager - Indiana, The Insurance Group

THE INSURANCE GROUP
SENIOR MANAGEMENT
C. Todd Anderson
President
Sales Manager - Kentucky

Jerry Vollmer
Vice President
Sales Manager - Indiana

SHAREHOLDER INFORMATION

ANNUAL MEETING
Wednesday, April 24th, 2002, 10:00 AM
Knights of St. John
312 S. Wilder
Greensburg, IN 47240

CORPORATE ADDRESS
Indiana United Bancorp
201 North Broadway
P.O. Box 87
Greensburg, Indiana 47240
Tel: 812-663-0157
Fax : 812-663-4812 Fax
www.2iub.com

FORM 10-K
Copies of the Company's 2001 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to the attention of the Chief Financial Officer.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948

COMMON SHARES
The Common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is IUBC. In newspaper listings, Company shares are frequently listed as IndUtd.

MARKET MAKERS
Market Makers in the Company's common stock include:
Stifel, Nicolaus & Company, Inc.
J.J.B. Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.
Sandler O'Neill & Partners, L.P.
Howe Barnes Investments, Inc.
Midwest Research

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

2001                      Q4       Q3       Q2       Q1
-------------------------------------------------------
High                 $ 18.50  $ 17.86   $15.86   $15.95
Low                  $ 15.12  $ 15.38   $15.19   $14.05
Last Sale            $ 17.55  $ 15.52   $15.71   $15.91

2000                      Q4       Q3       Q2       Q1
-------------------------------------------------------
High                 $ 14.29  $ 14.51   $15.19   $17.23
Low                  $ 12.70  $ 13.38   $14.06   $14.51
Last Sale            $ 14.05  $ 14.17   $14.51   $15.19

The following dividends per share were paid by Indiana United Bancorp:

2001                      Q4       Q3       Q2       Q1
--------------------------------------------------------
                     $  .162  $  .157   $ .157   $ .157

2000                      Q4       Q3       Q2       Q1
--------------------------------------------------------
                     $  .150  $  .150   $ .150   $ .144

Amounts have been adjusted to reflect the 5% stock dividends declared in 2000 and 2001.