Form 10-K, Exhibit 13
period 2002-12-31
MAINSOURCE FINANCIAL GROUP
filed 2003-03-28
CIK 720002

EXHIBIT 13


CORPORATE PROFILE

MainSource financial Group (the "Company") is an Indiana-based, multi-bank holding company that is focused on providing complete financial services. These services go beyond just traditional bank products and include such services and products as insurance, investment brokerage, mutual funds, wealth management and financial planning.

At 2002 year-end, MainSource Financial Group owned three affiliate banks:
MainSource Bank with 35 branch offices in central Indiana; Regional Bank with six branch offices in southern Indiana; and Capstone Bank with seven branch offices in central Illinois and one in Indiana. MainSource also owned an insurance agency and an investment and trust operation. MainSource Insurance operated five insurance offices in Indiana and one in Kentucky; MainSource Wealth Management operated three offices in Indiana and one in Illinois. Both operations provide their services to all of the Company's banking offices.

During 2002, MainSource Financial acquired four branches in Illinois and one in Indiana. At year end it also had a signed letter of intent to acquire a bank with 10 branch offices in south central Indiana.

STOCK DATA
The common shares of the Company are listed on The Nasdaq Stock Market. The trading symbol is MSFG. In newspaper listings, MainSource Financial shares are frequently listed as MainSrce. For additional information, log on to our website at www.mainsourcefinancial.com.

CONTENTS
Financial Highlights                           1
Letter to Shareholders                         2
Year in Review                                 4
Selected Financial Data                        9
Management's Discussion and Analysis          10
Independent Auditor's Report                  22
Consolidated Financial Statements             23
Notes to Consolidated Financial Statements    27
Directors and Officers                        40
Shareholder Information                       41

FINANCIAL HIGHLIGHTS
($--THOUSANDS EXCEPT PER SHARE DATA)

                                                                                      PERCENT
      YEARS ENDED DECEMBER 31                            2002           2001          CHANGE
--------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
    Net interest income                              $   45,050     $   41,768     +       7.9
    Provision for loan losses                             2,995          2,136     +      40.2
    Net income                                           14,011         11,177     +      25.4
--------------------------------------------------------------------------------------------------
PER COMMON SHARE *
    Earnings per share (basic)                       $     2.06     $     1.64     +      25.6
    Earnings per share (diluted)                           2.06           1.64     +      25.6
    Dividends paid                                        0.657          0.603     +       9.0
    Book value - end of period                            14.69          12.88     +      14.1
    Market price - end of period                          24.01          16.71     +      43.7
--------------------------------------------------------------------------------------------------
AT YEAR END
    Total assets                                     $1,251,760     $1,178,392     +       6.2
    Loans, excluding held for sale                      740,167        760,785     -       2.7
    Allowance for loan losses                             9,517          8,894     +       7.0
    Total deposits                                    1,034,307      1,014,687     +       1.9
    Shareholders' equity                                 99,771         87,872     +      13.5
--------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
    Return on average assets                               1.16%          0.93%    +      24.7
    Return on average common shareholders' equity         14.90          13.24     +      12.5
    Tier one capital to average assets **                  7.56           7.37     +       2.6
    Total capital to risk-adjusted assets **              14.14          12.59     +      12.3
Shares outstanding at year end *                      6,794,877      6,500,084     +       4.5
Number of common shareholders                             2,984          2,819     +       5.9
Number of full-time equivalent employees                    500            452     +      10.6
--------------------------------------------------------------------------------------------------

 *  Adjusted for stock dividends
**  As defined by regulatory agencies

TO OUR SHAREHOLDERS

THE YEAR 2002 WAS THE BEST EVER FOR BOTH SHAREHOLDERS AND THE COMPANY. SHAREHOLDERS SAW A SIGNIFICANT INCREASE IN THE PRICE OF THEIR STOCK. THE COMPANY ACHIEVED RECORD EARNINGS, ACQUIRED FIVE BRANCH OFFICES, AND CONCLUDED THE YEAR WITH MORE CUSTOMERS, MORE LOCATIONS, MORE ASSETS AND MORE CAPITAL THAN AT ANY OTHER TIME IN ITS HISTORY.

SHAREHOLDER GAINS
Our common stock had soared to $24.01* a share by December 31, 2002. This price amounted to a 43.7 percent increase from its closing price of $16.71* a share twelve months earlier. Cash dividend payments were nine percent higher at 65.7* cents a share compared to 60.3* cents a share in 2001. In addition, the Company declared its third consecutive year-end stock dividend.

    Total shareholder return, which includes the advance in the price of our stock as well as the cash dividend, amounted to 46.7 percent in 2002.

FINANCIAL RESULTS--IN BRIEF

    Net income was a record $14.0 million in 2002, a 25 percent increase over 2001 net income of $11.2 million. On a per share basis, net income rose 25.6 percent to $2.06 in 2002 from $1.64 in 2001.

    Last year's performance marked the fourth consecutive year of increased earnings, which have grown at an annual compounded rate of 16.4 percent during the years 1999-2002.

SHARE REPURCHASES AND
TRUST PREFERRED SECURITIES ISSUE

    Last year our board of directors authorized the repurchase of up to 165,000 shares of our common stock. In January 2003, the board authorized a repurchase of up to 170,000 shares.

    Last December we issued $8 million of 30-year, variable rate Trust Preferred Securities with a current rate of 4.66 percent. This issue can be called any time after five years.

    To offset this new issue, we redeemed $8.4 million, or 38 percent, of an outstanding issue of Trust Preferred Securities, which carried a fixed rate of
8.75 percent. The net effect of these two transactions is expected to result in an interest cost reduction of approximately $365,000 annually.

CORPORATE PURPOSE REVISITED

    Our primary purpose is to reward shareholders while providing top quality service to customers. We've chosen to concentrate in small towns because they have sizable potential, and many customers have needs that are presently underserved.

    Many large, mega-city banks, for example, are focused on major cities and their surrounding suburbs. Their lack of focus on smaller towns gives us a decisive competitive advantage and the ability to implement our strategic plan at an accelerated pace.

    In addition, some smaller communities are experiencing sizable population growth. Large amounts of wealth, once tied up in farmland, are gradually being turned into cash as that land is sold for new housing developments and shopping centers.

    Consequently, we see a growing demand for more sophisticated financial products which many smaller banks cannot meet because of staff limitations and capital restraints.

    While acquiring one or two small community branch offices may seem to be of modest consequence, assembling 50 or more together with a common purpose and operating platform becomes quite meaningful. Economies of scale come into play. Our greater financial strength enables us to turn each traditional bank into a financial services powerhouse by supplying each

*Adjusted for a five percent stock dividend declared in December, 2002.

with more products and wealth management services than any individual small community bank could develop from its own resources.

    Presently, we are doing mostly what many larger banks are doing--selling more products, such as CDs, mutual funds, insurance and internet banking to checking and savings account customers and reducing processing costs through computer technology. That strategy has proved successful, but it's only the first step. Much more can be achieved.

LONG-RANGE VISION

    Only when customers and potential customers instinctively think of us as their main source for financial products and their road map to wealth and financial security will I be satisfied.

    The climate for this change is now at hand. The faith of many investors in other financial institutions, such as Wall Street brokerage firms and most aggressive growth mutual funds, has been shattered. Not only have investors suffered enormous losses in the stock market, they have also been sadly disillusioned by Wall Street's tainted research reports, deficient investment management strategies, as well as revelations of questionable accounting practices by major auditing firms.

    Consequently, the opportunity for our banks to greatly expand their overall financial importance in the minds of customers is quite positive. We are not there yet, but if such a scenario can be conceived, ways can and will be found to achieve it. But it will take ingenuity, patience and persistence.

    The promise of a friendly smile, that tired slogan of many banks, won't achieve our objectives. What matters now is knowledge, the ability to communicate it, and attractive pricing. That translates into more education, improved oral and written communication skills, computer literacy, an in-depth knowledge of the Internet, as well as further reductions in operating costs.

    While our intranet currently provides efficient solutions for internal communications, our website can serve a much wider audience. I believe it should be greatly expanded into a powerful external information and communications tool. I see it becoming a readily accessible source of definitive information about our products, services and current interest rates for savers and borrowers alike.

    In the not too distant future, as access to broadband communication increases, our website might include presentations by industry experts on a variety of financial topics, from credit card use, borrowing versus leasing, retirement planning, and strategies for investing in securities. Such a resource would extend our services into markets that would otherwise be costly to enter.

    Finally, although we remain committed to extending and modernizing our branch office locations, we are also educating customers on the advantages of using the Internet for their banking transactions. My goal is to have a high percentage of our customers transact their business on-line within the next three years. On-line access, which is available on a 24/7 basis, provides a level of convenience unimaginable even five years ago. It gives customers direct control over their accounts, as well as increased privacy. It will also reduce our transaction costs substantially. The savings can go a long way toward increasing our competitive position on product pricing.

CONCLUSION

    The remainder of this report contains much information I believe you will find useful. I am pleased to be able to report on our progress to date, but even more important, I wanted each of you to gain an insider's perspective on the opportunities that lie ahead for our Company.

    As always, I am appreciative of the support you have shown us in the past, and I look to your continued confidence for many years to come.

/s/ JAMES L. SANER SR.

March 7, 2003

YEAR IN REVIEW--FINANCIAL

IN TERMS OF FINANCIAL PERFORMANCE, WE COMPLETED OUR BEST YEAR TO DATE. VIRTUALLY EVERY TRADITIONAL MEASURE OF BANKING PERFORMANCE SURPASSED THE BENCHMARKS OF THE PREVIOUS YEAR, WHICH PREVIOUSLY HAD BEEN OUR BEST YEAR EVER. AS A RESULT, SHAREHOLDERS EXPERIENCED A RECORD TOTAL RETURN OF 46.7 PERCENT ON THEIR INVESTMENT IN 2002, AND A RETURN OF 88.9 PERCENT OVER THE PAST TWO YEARS.

IN 2002, net income advanced 25 percent to $14.0 million from $11.2 million in 2001. Earnings per share rose 25.6 percent to $2.06 from $1.64 the previous year. Excluding the effect of securities and merchant card sales and accounting changes, our operating earnings were $1.92 per share, 17.1 percent above the comparable figure for 2001.

    With interest rates being at a 40-year low last year, we generated $12.2 million less in interest income than we did in 2001. Fortunately, the same low interest rates cut our interest expenses by $15.5 million. This $3.3 million positive difference increased our net interest income by nearly eight percent--to $45.1 million from $41.8 million in 2001.

    In addition, noninterest income grew at an even faster rate--up 25.2 percent to $14.4 million from $11.5 million, a net gain of $2.9 million. This gain was partially offset by a $1.3 million rise in noninterest expense, attributable to additional employee costs related to the acquisition of five banking offices in 2002 as well as other normal operating increases.

    Thus, the $3.3 million gain in net interest income and the $1.6 million positive difference between noninterest income over noninterest expenses were the principal factors that enabled us to deliver record earnings in 2002.

OTHER OPERATING HIGHLIGHTS

With revenue increasing at a faster rate than expenses, our operating ratios showed significant improvement. In the past year:

o    Our net interest margin, on a fully-taxable equivalent basis, increased to
     4.16 percent from 3.87 percent in 2001;

o    Our return on average assets increased to 1.16 percent from 0.93 percent;

o Our return on average shareholders' equity rose to 14.90 percent from 13.24 percent, a 14.9 cent return on every dollar invested by shareholders--considerably better than what the S&P 500 returned to its shareholders last year.

BALANCE SHEET DATA

o    Total assets increased modestly to $1.25 billion from $1.18 billion.

o Total deposits increased fractionally to $1.03 billion from $1.01 billion. The increase was due primarily to the acquisition of five branch offices during 2002.

o Total loans declined 2.7 percent or approximately $20 million in 2002. This decline occurred because we refinanced a large number of customers' variable-rate mortgages into fixed-rate mortgages and then sold them into the secondary market, retaining the servicing rights. Consequently, total loans decreased slightly, but the amount of loans we now service increased by 34 percent, from $294 million to $395 million.

o The Company made considerable progress in addressing non-performing assets, which amounted to $18.4 million at mid-year 2002. By 2002 year-end, these non-performing assets had declined $7.5 million to $10.9 million, which amounted to 0.87 percent of total assets versus 1.01 percent one year earlier.

o    Revenues within our Wealth Management Group increased 11 percent.

o The book value of each shareholder's investment increased to $14.69 per share from $12.88, a 14 percent gain, and is a reflection of the Company's overall improved performance.

[PHOTO CAPTIONS]

Wealth Management. MainSource Wealth Management continues to grow to meet the increased needs of its customers.

Mortgages. (Opposite page) Mortgage banking at MainSource increased by more than 70% in 2002.

[CHART]

RETURN ON AVERAGE ASSETS

        99      00      01      02
0.05%  0.76%   0.85%   0.93%   1.16%

[PHOTO]


[CHARTS]

NET INCOME *                            NET INTEREST INCOME *
$-MILLIONS                              $-MILLIONS


       99    00    01    02                      99     00     01     02
$5.0  $8.1  $9.9  $11.2 $14.0           $25.0  $35.8  $39.1  $41.8  $45.1

*Three-year compounded growth           *Three-year compounded growth
 rate: 20.0%                             rate: 8.0%


NON-INTEREST INCOME *
$-MILLIONS


       99    00    01    02
$5.0  $7.6  $9.6  $11.5 $14.4

*Three-year compounded growth
 rate: 23.7%

[PHOTO CAPTIONS]

New Signage. Last year, MainSource introduced a unifying signage and color scheme (shown above at its branch office in Batesville, Indiana) for all MainSource branch offices. This corporate identity was created last year when the Company combined two of its affiliate banks, Union Bank and Trust Company of Indiana and People's Trust Company, into a single entity with 35 branch locations, and renamed it MainSource Bank. The new look also extends to the signage of the holding company and its wealth management and insurance divisions.

YEAR IN REVIEW---OPERATIONS

FROM AN OPERATIONAL PERSPECTIVE, 2002 WAS A BUSY AND PRODUCTIVE YEAR. WE ACQUIRED FOUR BRANCH OFFICES IN ILLINOIS AND HAVE A FIFTH PENDING. WE PURCHASED ONE BRANCH IN INDIANA AND SIGNED A LETTER OF INTENT TO ACQUIRE FIRST COMMUNITY BANCSHARES, INC., A 10-BRANCH COMMUNITY BANK IN SOUTH CENTRAL INDIANA. IN ADDITION, WE INSTALLED A USER-FRIENDLY LOAN AND DEPOSIT PLATFORM THAT FACILITATES CROSS-SELLING TO CUSTOMERS. WE ALSO OPENED A MODERN OPERATIONS CENTER, AS WELL AS A FULL-TIME TRAINING CENTER IN GREENSBURG, INDIANA.

WE introduced check and document imaging at MainSource Bank last year. This feature will prove to be a decisive efficiency stroke as we move forward. Ultimately it will eliminate one of the most costly aspects to banking--mailing of checks and bank statements. Instead, customers will be able to access their accounts via the internet and review and store their checks electronically. Rather than customers having to endure the bank delays involved in sorting checks, stuffing envelopes and mailing them, their check-writing and check-clearing records, deposits and current balances will be instantly available to all customers who have access to a computer, which is now becoming nearly as commonplace as a television or telephone. Whenever they need to produce a check to verify payment, for example, they can simply print it from their home computer.

    Check and document-imaging are the first steps to on-line banking. As customers become comfortable operating in this environment, the ease and convenience of on-line banking will become manifestly obvious, and we believe few customers will ever go back to the old ways of banking. By the end of 2003, we intend to offer complete on-line financial services throughout the MainSource system.

    From the Company's viewpoint, there are two principal benefits to on-line banking: we remain competitive in the financial services field, and the time and expense saved in back office operations can be used to improve personal customer service, which is at the heart of our philosophy.

OTHER OPERATING ADVANCES

    We also spent the greater part of 2002 installing and fine-tuning our Marketing Customer Information File software. It analyzes pertinent customer data, which is readily available from a mortgage or loan application. In turn, this enables us to provide customers with information about financial services products that meet their needs more precisely. For the most part, we can now eliminate costly, broad-based mass advertising and substitute less costly targeted mailings.

WE completed the new identity for our holding company as well as the signage and branding program for the 35 banking offices in 15 Indiana counties that formerly operated under the names Union Bank and Trust Company of Indiana and People's Trust Company. These offices now bear the name MainSource Bank.

    In addition, we also changed the names of our insurance and trust operations. The Insurance Group, which comprises five offices in Indiana and one in Kentucky, is now known as MainSource Insurance. The Trust and Investment Group became MainSource Wealth Management.

    Because of their strong local identity, we kept intact the names of our other two banking affiliates--Capstone Bank in Illinois, and Regional Bank in southern Indiana. We did, however, apply the MainSource Wealth Management title to all their investment and trust operations.

    Finally, we converted all of our insurance offices to a common operating system. The continued improvements to our insurance operations led to a 8.2 percent increase in gross revenues over 2001.

[PHOTO CAPTION]

Internet Banking. The number of MainSource Financial Group's banking customers transacting a portion of their business on-line has increased substantially during the past two years. On-line access provides many banking conveniences to customers and, at the same time, significantly reduces our processing costs.

MOVING INTO 2003

OUR COMPANY'S OPERATING PHILOSOPHY SEEKS TO PRESERVE THOSE ELEMENTS OF TRADITIONAL COMMUNITY BANKING WHICH MANAGEMENT BELIEVES CREATES A COMPETITIVE ADVANTAGE IN OUR PREDOMINANTLY RURAL MARKETS. ACCORDINGLY, OUR COMPANY EMPLOYS PERSONAL SERVICE, PROMPT RESPONSE TO CUSTOMER NEEDS, CONVENIENCE, CONTINUITY OF PERSONNEL AND MANAGEMENT, AND COMMITMENT TO AND PARTICIPATION IN THE COMMUNITIES. WE DEPLOY TECHNOLOGY AS A MEANS TO INCREASE EFFICIENCIES, NOT ELIMINATE CUSTOMER SERVICE.

Another advance in our community banking network will be the acquisition of First Community Bancshares, Inc., which is expected to occur in the second quarter of 2003. We will gain its 10 branch offices in four south-central Indiana counties, thereby expanding our presence to 52 offices in 22 counties in Indiana. Their locations will enable us to materially strengthen our market thrust into rapidly-growing, smaller communities that lie to the south of Indianapolis.

GOALS--2003

    We have ambitious goals for the next 12 months. Whether we achieve them may depend on many factors beyond our control. Among them are the health of the overall economy, job opportunities in our communities, further changes in interest rates, and the development of other social and political issues around the world.

That said, our goals for 2003 are to:

o Materially increase customers' perception and awareness of MainSource as a total financial services company rather than merely a bank;

o    Increase core deposits;

o    Increase loans;

o    Increase the number of consumer accounts on Internet Banking;

o    Drive the sale of insurance products through our branch banking offices;

o    Establish brokerage services in all three affiliate banks;

o Continue to improve our efficiency ratio by further consolidation of backroom functions; and finally

o    Achieve a double digit percentage increase in operating earnings per share.

    These goals are undeniably ambitious. Achieving them will require more effective marketing and further development of our financial products that better meet the needs of our customer base of 85,000 individuals and families.

[MAP CAPTION]

Our bank holding company operates primarily in smaller communities in 18 counties in Indiana and three in Illinois, which are shown at right. A wholly-owned insurance subsidiary operates in Indiana, Illinois and Kentucky. MainSource is expanding aggressively into smaller towns where mega banks do not operate. Illinois is particularly attractive because there are five times as many small banks in Illinois as there are in Indiana, thus giving us ample opportunities to make sound and profitable acquisitions.

[PHOTO CAPTION]

Insurance Services. MainSource Insurance, our wholly-owned insurance agency, with five offices in Indiana and one in Kentucky, recorded record premium revenues last year. Automobile and homeowners insurance comprised the majority of our insurance business in 2002

SELECTED FINANCIAL DATA
(Dollar amounts in thousands except per share data

DECEMBER 31                                               2002           2001           2000           1999           1998
-------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
    Net interest income                                $   45,050     $   41,768     $   39,089     $   35,817     $   30,067
    Provision for loan losses                               2,995          2,136          1,658          1,826          1,293
    Noninterest income                                     14,379         11,486          9,591          7,605          6,589
    Noninterest expense                                    35,610         34,311         33,168         29,903         23,777
    Income before income tax                               20,824         16,807         13,854         11,693         11,586
    Income tax                                              6,813          5,630          4,000          3,605          3,955
    Net income                                             14,011         11,177          9,854          8,088          7,631
    Dividends paid on common stock                          4,485          4,114          4,121          3,932          3,181

-------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE*
    Earnings per share (basic)                         $     2.06     $     1.64     $     1.45     $     1.20     $     1.15
    Earnings per share (diluted)                             2.06           1.64           1.45           1.20           1.14
    Dividends paid **                                       0.657          0.603          0.566          0.553          0.505
    Book value - end of period                              14.69          12.88          11.48          10.05          10.22
    Market price - end of period                            24.01          16.71          13.38          16.20          19.11

-------------------------------------------------------------------------------------------------------------------------------
AT YEAR END
    Total assets                                       $1,251,760     $1,178,392     $1,216,936     $1,110,252     $  957,144
    Investment securities                                 351,143        276,304        294,395        290,337        231,787
    Loans, excluding held for sale                        740,167        760,785        790,550        710,661        607,840
    Allowance for loan losses                               9,517          8,894          8,716          7,718          6,600
    Total deposits                                      1,034,307      1,014,687      1,053,570        940,905        823,769
    Notes payable                                           2,400          4,062          6,510          6,885            425
    Federal Home Loan Bank advances                        50,235         20,346         22,463         24,484         13,710
    Trust preferred securities                             30,425         22,425         22,425         22,425         22,425
    Shareholders' equity                                   99,771         87,872         78,005         68,172         69,063

-------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
    Return on average assets                                 1.16%          0.93%          0.85%          0.76%          0.89%
    Return on average common shareholders' equity           14.90          13.24          13.76          11.67          11.32
    Allowance for loan losses to total loans
     (year end, excluding held for sale)                     1.29           1.17           1.10           1.09           1.09
    Shareholders' equity to total assets (year end)          7.97           7.46           6.41           6.14           7.16
    Average equity to average total assets                   7.77           7.04           6.20           6.55           7.90
    Dividend payout ratio                                   32.01          36.81          41.82          48.62          41.69

*    Adjusted for stock split and dividends
** Dividends paid by MainSource Financial Group without restatement for pooling of interests

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

OVERVIEW

MainSource Financial Group, Inc. ("Company"), formerly Indiana United Bancorp, is a bank holding company whose principal activity is the ownership and management of its three wholly owned subsidiary banks ("Banks"). MainSource Bank (formerly People's Trust Company and Union Bank and Trust Company of Indiana) headquartered in Greensburg, Indiana, and Regional Bank ("Regional"), headquartered in New Albany, Indiana, operate under state charters and are subject to regulation by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. Capstone Bank, N.A. ("Capstone"), headquartered in Watseka, Illinois, operates under a national charter and is subject to regulation by the Office of the Comptroller of the Currency. MainSource Insurance (formerly The Insurance Group, Inc.) is a wholly owned subsidiary of MainSource Bank operating five offices in Indiana and one in Kentucky and is subject to regulation by the Kentucky and Indiana Departments of Insurance. IUB Capital Trust and MainSource Statutory Trust are business trusts formed to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Trust Preferred Securities"). The Company owns all of the common stock of IUB Capital Trust and MainSource Statutory Trust. The Company also has wholly owned subsidiaries to hold investment securities. These investment subsidiaries are incorporated in Bermuda and Nevada. Additionally, the Company formed IUB Reinsurance Company, Ltd., a credit life reinsurance company, during 2000.

     On May 1, 2002, the Company changed its name from Indiana United Bancorp to MainSource Financial Group, Inc. This change was made to better reflect the Company's expanding geographic territory as well as its current and future array of products and services. With the name change, the ticker symbol of the Company's common stock also changed from IUBC to MSFG. In addition, the Company changed the name of its insurance subsidiary from The Insurance Group, Inc. to MainSource Insurance, Inc.

     In October 2002, the Company merged its two largest banking affiliates, People's Trust Company and Union Bank and Trust Company of Indiana, with the newly-created bank being called MainSource Bank.

BUSINESS STRATEGY

The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive position and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that it can best promote long-term shareholder interests by pursuing strategies which will continue to preserve its community-focused philosophy. The dynamics of the Plan assure continually evolving goals, with the continued enhancement of shareholder value being the constant, overriding objective. The extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.

     The Company continued its history of external growth through acquisitions. In 2002, the Company purchased four branches in Illinois and one in Indiana, which added approximately $64 million in deposits. Three branches were closed in 2002 and the Company is currently reviewing several smaller branches for their viability. As of year end, the Company had entered into an agreement to purchase one branch in Illinois that will add $20 million in deposits and $6 million in loans. In addition, the Company has executed a letter of intent to purchase First Community Bancshares, Inc. ("First Community"). First Community is headquartered in Bargersville, Indiana and operates ten branches in four counties in south central Indiana with total assets of approximately $150 million. This acquisition will be a cash transaction primarily funded by the issuance of up to $10 million of Trust Preferred Securities and up to $10 million of long-term notes payable. The Company is continuously reviewing acquisition targets including branches, whole banks, and other financial service related entities focusing on the four-state Midwest region of Indiana, Illinois, Kentucky, and Ohio.

     In December 2002, the Company issued $8 million of variable rate Trust Preferred Securities. The rate on these securities is tied to the 3-month LIBOR rate and will adjust quarterly. The current rate is 4.66%. These securities mature in 30 years and can be called at par anytime after five years. The Company used these funds to redeem a portion of its current outstanding fixed rate Trust Preferred Securities. These securities, which trade under the symbol MSFGP, carry a fixed rate of 8.75%. The amount redeemed on February 11, 2003 was $8.4 million. In addition, the Company entered into an agreement to issue additional Trust Preferred Securities in order to refinance the remaining $14 million of its fixed rate Trust Preferred Securities. The refinancing is expected to take place in April 2003. The interest rate on the new issuance will be fixed for five years at a rate of 6.65% and then will float at 325 basis points over the 3-month LIBOR. An interest rate swap will be utilized to obtain the initial fixed rate on the issue.

     During 2002, the Company maintained its focus on becoming a complete financial services provider for its customers. The Company invested heavily in the information technology and data processing areas in order to position itself to support more products and services, to allow for future growth, and to stay competitive in the current environment.

     In 2003, the Company expects to utilize these technologies in conjunction with its MCIF system to fuel internal growth through marketing to its existing base of over 85,000 customers. The Company is emphasizing the cross-selling of insurance and annuity products through its branch system. The insurance division of the Company has grown steadily throughout the past several years and the Company views this area as a potential source of increasing non-interest income. In addition to the insurance division, the Company's wealth management division has experienced steady growth. As of December 31, 2002, MainSource Wealth Management, which operates as a division of MainSource Bank, had assets under management of approximately $137 million.

     A major objective of the Company's strategic plan is the implementation of enterprise risk management. Enterprise risk management is defined as a system by which an organization identifies, defines, evaluates, and monitors risk to achieve its strategic goals and objectives. In order to accomplish this objective, the Company has established a Risk Management Committee. A comprehensive matrix is currently being used to identify and prioritize risk throughout the organization to assure implementation of techniques to better mitigate and control all types of risk including interest rate, credit, liquidity, legal, compliance, reputational, operational, price and strategic risks.

TABLE 2 - NON-INTEREST INCOME AND EXPENSE
-------------------------------------------------------------------------------------------------------
                                                                                     PERCENT CHANGE
                                              2002        2001         2000         02/01      01/00
-------------------------------------------------------------------------------------------------------
Non-interest income
     Insurance commissions                  $  2,156    $  1,993     $  1,344         8.2%      48.3%
     Fiduciary activities                        561         506          474        10.9        6.8
     Mortgage banking                          4,757       2,767          859        71.9      222.1
     Service charges on deposit accounts       4,011       3,835        3,652         4.6        5.0
     Securities gains/(losses)                   319        (111)         (11)     (387.4)     909.1
     Other                                     2,575       2,496        3,273         3.2      (23.7)
-------------------------------------------------------------------------------------------------------
        Total non-interest income           $ 14,379    $ 11,486     $  9,591        25.2%      19.8%
-------------------------------------------------------------------------------------------------------

Non-interest expense
     Salaries and employee benefits         $ 20,381    $ 19,061     $ 18,117         6.9%       5.2%
     Net occupancy                             2,414       2,247        1,995         7.4       12.6
     Equipment                                 2,873       2,489        2,352        15.4        5.8
     Telephone                                 1,038         855          791        21.4        8.1
     Intangible amortization                     828       1,966        1,922       (57.9)       2.3
     Stationery, printing, and supplies          973         839          957        16.0      (12.3)
     Other                                     7,103       6,854        7,034         3.6       (2.6)
-------------------------------------------------------------------------------------------------------
        Total non-interest expense          $ 35,610    $ 34,311     $ 33,168         3.8%       3.4%
-------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollar Amounts in thousands except per share data)

RESULTS OF OPERATIONS

Net income was $14,011 in 2002, $11,177 in 2001, and $9,854 in 2000. Earnings
per common share on a fully diluted basis were $2.06 in 2002 compared to $1.64 in 2001, which represents a 25.6% increase. As described in Note 7 to the consolidated financial statements, in 2002 the Company adopted Statements of Financial Accounting Standards (FAS) No. 142 and 147, which changed the method of accounting for intangible assets. The adoption of these standards resulted in a reduction of goodwill amortization in 2002, increasing net income $710, or $0.10 per share. In addition, the Company realized gains related to the sales of investment securities and the merchant credit card program of $.04, net of tax. The change in goodwill and sales of securities and the merchant credit card program contributed $0.14 per share in 2002, representing one-third of the increase in earnings per share from 2001. The Company strives for annual double-digit percentage increases in operating earnings per share. However, the Company believes that another significant downturn in the economy could greatly reduce the chance of achieving this goal.

     Other key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 14.90% in 2002, 13.24% in 2001, and 13.76% in 2000. The
Company's return on average assets was 1.16% in 2002, .93% in 2001, and .85% in 2000. The increase is representative of the Company's continuing effort to improve profitability. The Company believes that its steady improvement in performance validates its strategic course of action and will continue to provide increased shareholder value.

NET INTEREST INCOME

Net interest income and net interest margin are influenced by the volume and yield or cost of earning assets and interest-bearing liabilities. Tax equivalent net interest income of $46,403 in 2002 increased 8.0% from $42,979 in 2001, which was 7.9% above 2000 (See Table 3). With the overall interest rate environment declining significantly in 2001 and 2002, the Company incurred a decrease in the average yield on earning assets from 8.04% in 2000 to 7.72% in 2001 and 6.60% in 2002. Offsetting the decrease in yield, the Company aggressively repriced its deposits and was able to significantly reduce its cost of funds from 4.77% in 2000 to 4.22% in 2001 and 2.70% in 2002. The overall effect was an increase in the Company's spread, which represents the difference between the yield on earning assets versus the cost of funds. The Company's spread in 2002 was 3.90%, 3.50% in 2001 and 3.27% in 2000.

PROVISION FOR LOAN LOSSES

The Company expensed $2,995 in provision for loan losses in 2002. This level of provision allowed the Company to maintain an adequate allowance for loan losses. This topic is discussed in detail under the heading "Loans, Credit Risk and the Allowance and Provision for Loan Losses".

NON-INTEREST INCOME

Non-interest income increased in 2002 to $14,379 compared to $11,486 in 2001, which represents a 25.2% increase. With the low interest rate environment in 2002, the Company realized a significant increase in its mortgage banking activity. Mortgage banking income, which consists of gains and losses on loan sales and service fee income, was $4,757 in 2002 compared to $2,767 in 2001, an increase of $1,990, or 71.9%. As many customers refinanced their existing loans, the Company elected to sell the majority of these loans while maintaining the servicing rights. The Company also realized net gains on sales of investment securities in 2002 of $319 compared to net losses in 2001 of $111.

     Non-interest income increased in 2001 to $11,486 compared to $9,591 in 2000, which represents a 19.8% increase. Similar to 2002, the Company realized a significant increase in its mortgage banking activity. Mortgage banking income was $2,767 in 2001 compared to $859 in 2000, an increase of $1,908, or 222.1%.
Insurance commissions increased to $1,993 in 2001 versus $1,344 in 2000 due primarily to the acquisition of the Vollmer insurance agencies in the second quarter of 2001. Offsetting the increases in mortgage banking and insurance commissions was a decrease in other non-interest income as the Company realized income in 2000 from the death benefit related to a key man life insurance policy and a refund of 1999 state income taxes.

NON-INTEREST EXPENSE

Total non-interest expense increased 3.8% in 2002 to $35,610 compared to $34,311 in 2001, or an increase of $1,299. The largest component of non-interest expense is salaries and benefits. These expenses increased 6.9%, or $1,320, in 2002 due to branch acquisitions, which increased the number of employees, an increase in health care expense and normal merit increases (see Table 2 for detail of non-interest expense). Due to the adoption of FAS 142 and 147, the Company's intangible amortization decreased in 2002.

     Total non-interest expense increased 3.4% in 2001 to $34,311 compared to $33,168 in 2000, or an increase of $1,143. Employee-related expenses increased 5.2%, or $944, in 2001 due primarily to the acquisition of insurance agencies, branch acquisitions and normal merit increases.

[CHARTS]

NET INCOME                              NET INTEREST INCOME
$-MILLIONS                              $-MILLIONS


       00    01     02                           00     01     02
$5.0  $9.9  $11.2  $14.0                $25.0  $39.1  $41.8  $45.1

NON-INTEREST INCOME
$-MILLIONS


       99    00    01
$5.0  $9.6 $11.5  $14.5

INCOME TAXES

The effective tax rate was 32.7% in 2002, 33.5% in 2001, and 28.9% in 2000. The increase in the Company's effective tax rate in 2001 was a direct result of higher pre-tax income, which was generally taxable at the highest tax rate, and the effect of establishing a deferred tax asset in conjunction with the acquisition of First Affiliated in 2000, which reduced income tax expense in that year. Disregarding the establishment of the deferred tax asset at First Affiliated, the effective tax rate for 2000 would have been 31.8%.

BALANCE SHEET

At December 31, 2002, total assets were $1,251,760 compared to $1,178,392 at December 31, 2001, an increase of $73,368. The increase was primarily attributable to the branch acquisitions in 2002, which accounted for approximately $64 million in deposits. Due to lower loan demand, these deposits were typically invested in securities available for sale, which grew by $75 million year over year. In addition, the Company's cash and cash equivalents increased by approximately $18 million as the year-end influx of public fund deposits was invested in a short-term money market fund. The increases were partially offset by a decrease in loans held for sale of $8 million and portfolio loans of $20 million. Excluding branch acquisitions, the Company's deposit base decreased by approximately $44 million. As loan demand diminished, the Company allowed higher-rate deposits to mature and not renew. Instead, the Company sought out wholesale borrowings through the Federal Home Loan Bank ("FHLB"). As a result, FHLB advances increased by $30 million year over year.

LOANS, CREDIT RISK AND THE ALLOWANCE AND PROVISION FOR LOAN LOSSES

Loans remain the Company's largest concentration of assets and continue to represent the greatest potential risk. The loan underwriting standards observed by the Company's subsidiaries are viewed by management as a means of controlling problem loans and the resulting charge-offs.

     The Company's conservative loan underwriting standards have historically resulted in higher loan quality and generally lower levels of net chargeoffs than peer bank averages. The Company also believes credit risks may be elevated if undue concentrations of loans in specific industry segments and to out-of-area borrowers are incurred. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its loan concentration policy. The Company believes it has no undue concentrations of loans.

     Total loans (excluding those held for sale) decreased $20 million from year-end 2001. The Company experienced a $28 million decrease in its residential real estate portfolio as customers took advantage of the decrease in mortgage interest rates and refinanced their existing loans. The Company, in turn, elected not to retain new fixed rate loans in its own portfolio and instead, sold these in the secondary market while maintaining the servicing. Offsetting this decrease in residential real estate loans was an increase in commercial and agricultural loans. Despite the decrease mentioned above, residential real estate loans continue to represent the largest portion of the total loan portfolio. Such loans represented 40.7% and 43.3% of total loans at December 31, 2002 and 2001, respectively.

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

     The provision for loan losses was $2,995 in 2002, $2,136 in 2001, and $1,658 in 2000. The increase in the Company's provision is directly related to the increase in net charge-offs in 2001 and 2002. During 2002, non-performing loans reached a high of $17.8 million at the end of the second quarter and finished the year at $7.9 million. During the fourth quarter of 2002, the Company charged off $1.6 million in loans with approximately $0.9 million relating to one large commercial credit. For the full year 2002, net charge-offs were $2,372 compared to $1,958 in 2001, and $660 in 2000. As a percentage of average loans, net chargeoffs equaled .31%, .25%, and .09% in 2002, 2001 and 2000, respectively.

     Management maintains a list of loans warranting either the assignment of a specific reserve amount or other special administrative attention. This watch list, together with a listing of all classified loans, nonaccrual loans and delinquent loans, is reviewed monthly by the board of directors of each subsidiary. Additionally, the Company evaluates its consumer and residential real estate loan pools for probable losses incurred based on historical trends, adjusted by current delinquency and non-performing loan levels.

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

     The adequacy of the allowance for loan losses in each subsidiary is reviewed at least quarterly. The determination of the provision amount in any period is based upon management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio, classified loans including non-accrual and impaired loans, current economic conditions, the amount of loans presently outstanding, and the amount and composition of loan growth. The Company's allowance for loan losses was $9,517 at December 31, 2002 compared to $8,894 at the end of 2001. The increase in the allowance is primarily attributable to increased charge-off trends and watch list loans, which management attributes largely to the general state of the economy, and the change in the Company's mix of loans with commercial loans representing a higher percentage of total loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollar Amounts in thousands except per share data)

TABLE 3 - AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(Taxable Equivalent Basis)*
-----------------------------------------------------------------------------------------------------------------------------------
                                                    2002                             2001                           2000
                                       AVERAGE                 AVG.    AVERAGE                AVG.    AVERAGE               AVG.
                                       BALANCE    INTEREST     RATE    BALANCE     INTEREST   RATE    BALANCE     INTEREST  RATE
ASSETS
Short-term investments               $      288  $        5    1.74%  $    2,172  $     80   3.68%  $    2,097   $    74    3.53%
Federal funds sold and
 money market accounts                   38,002         727    1.91       50,534     2,139   4.23       17,217     1,085    6.30
Securities
     Taxable                            264,675      12,970    4.90      227,759    13,683   6.01      272,869    16,864    6.18
     Non-taxable*                        47,611       3,166    6.65       34,933     2,762   7.91       17,867     1,246    6.97
-----------------------------------------------------------------------------------------------------------------------------------
        Total securities                312,286      16,136    5.17      262,692    16,445   6.26      290,736    18,110    6.23
Loans **
     Commercial                         402,283      29,308    7.29      377,386    31,680   8.39      335,641    30,633    9.13
     Residential real estate            237,709      17,627    7.42      296,709    24,194   8.15      313,058    24,951    7.97
     Consumer                           124,626       9,853    7.91      121,866    11,218   9.21      118,209    11,772    9.96
        Total loans                     764,618      56,788    7.43      795,961    67,092   8.43      766,908    67,356    8.78
        Total earning assets          1,115,194      73,656    6.60    1,111,359    85,756   7.72    1,076,958    86,625    8.04

Cash and due from banks                  36,912                           29,981                        30,609
Unrealized gains (losses)
      on securities                       4,801                            2,102                        (7,467)
Allowance for loan losses                (9,404)                          (9,143)                       (8,351)
Premises and equipment, net              18,521                           16,883                        17,199
Intangible assets                        23,363                           23,482                        24,050
Accrued interest receivable
 and other assets                        21,358                           25,246                        21,692
        Total assets                 $1,210,745                       $1,199,910                    $1,154,690
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
     Interest-bearing deposits
        DDA, savings and money
         market accounts             $  443,684  $    5,064    1.14   $  401,349  $  8,728   2.17   $  362,405   $11,456    3.16
        Certificates of deposit         478,643      17,546    3.67      545,458    29,716   5.45      540,353    30,037    5.56
           Total interest-
            bearing deposits            922,327      22,610    2.45      946,807    38,444   4.06      902,758    41,493    4.60
Short-term borrowings                    17,769         372    2.09       19,149       611   3.19       28,611     1,210    4.23
Trust preferred securities               22,758       2,035    8.94       22,425     2,023   9.02       22,425     2,023    9.02
Notes payable and FHLB borrowings        45,497       2,236    4.91       26,362     1,699   6.44       27,292     2,083    7.63
-----------------------------------------------------------------------------------------------------------------------------------
           Total interest-
            bearing liabilities       1,008,351      27,253    2.70    1,014,743    42,777   4.22      981,086    46,809    4.77
Demand deposits                          94,054                           85,317                        93,987
Other liabilities                        14,283                           15,452                         8,003
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                     1,116,688                        1,115,512                     1,083,076
Shareholders' equity                     94,057                           84,398                        71,614
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                $1,210,745      27,253   2.44*** $1,199,910    42,777  3.85*** $1,154,690    46,809    4.35***
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                 $46,403   4.16****             $42,979  3.87****             $39,816    3.70****
-----------------------------------------------------------------------------------------------------------------------------------
Conversion of tax exempt income
 to a fully taxable equivalent basis
 using a marginal rate of 35%                       $ 1,353                        $ 1,211                       $   727

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**   Nonaccruing loans have been included in the average balances.
*** Total interest expense divided by total earning assets. **** Net interest income divided by total earning assets.

TABLE 4 - LOAN PORTFOLIO
---------------------------------------------------------------------------------------------------------
DECEMBER 31                                       2002        2001        2000        1999        1998
---------------------------------------------------------------------------------------------------------
Types of loans
Commercial                                     $ 98,526    $ 83,143    $ 77,648    $ 65,426    $ 51,741
Agricultural production financing and other
 loans to farmers                                25,105      20,726      20,744      22,107      23,653
Commercial real estate mortgage                 156,277     149,099     138,132     104,150     101,568
Residential real estate mortgage                301,232     329,660     389,622     326,720     267,404
Farm real estate                                 43,762      46,549      49,284      44,367      39,078
Construction and development                     34,987      53,753      40,813      50,721      30,881
Consumer                                         72,702      69,957      64,548      87,270      80,053
State and political                               7,576       7,898       9,759       9,900      13,462
     Total loans                               $740,167    $760,785    $790,550    $710,661    $607,840
---------------------------------------------------------------------------------------------------------

INVESTMENT SECURITIES

Investment securities offer flexibility in the Company's management of interest rate risk, and are the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high-risk derivative products or junk bonds.

     As of December 31, 2002, 98.7% of the investment securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $7,065 was recorded to adjust the AFS portfolio to current market value at December 31, 2002 compared to a net unrealized gain of $2,228 at December 31, 2001. The remaining 1.3% of the investment portfolio is classified as "held to maturity" ("HTM") and is carried at book value. The majority of the Company's HTM portfolio consists of tax-exempt municipal bonds.

     For 2002 the tax equivalent yield of the investment securities portfolio was 5.17%, compared to 6.26% and 6.23% for 2001 and 2000, respectively. The average life of the Company's investment security portfolio was 2.6 years at December 31, 2002. During 2002, the Company made a concerted effort to shorten the life of its portfolio in order to position itself for an economic recovery and thus reinvest the cash flows generated from the portfolio at higher interest rates. As a result of this strategy, the current yield on the portfolio was sacrificed for longer-term profitability.

     Variable rate securities comprised 3.6% of the total portfolio on December 31, 2002 with the remaining 96.4% invested in fixed rate investments.

SOURCES OF FUNDS

The Company relies primarily on customer deposits and securities sold under agreement to repurchase ("repurchase agreements"), along with shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are used to provide additional funding. The Company also attempts to purchase local deposits through branch acquisitions.

     Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 91.1% and 92.9% of total average earning assets in 2002 and 2001. Total interest-bearing deposits averaged 90.7% and 91.7% of average total deposits during 2002 and 2001. Management is continuing efforts to increase the percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

     Repurchase agreements are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. During 2002, short-term borrowings averaged $17,769 with repurchase agreements representing $17,372 of the total.

     Another source of funding is the Federal Home Loan Bank (FHLB). The Company had FHLB advances of $50,235 outstanding at December 31, 2002. These advances have interest rates ranging from 3.33% to 6.70%. The Company has $10,000 of advances maturing in 2004, 2005 and 2007 while $20,000 matures in 2012. The Company averaged $41,890 in FHLB advances during 2002 compared to $21,078 during 2001.

[CHARTS]

LOAN LOSS RESERVE                       TOTAL ASSETS
$-MILLIONS                              $-MILLIONS


       00    01     02                           00     01      02
$5.0  $8.7  $8.9   $9.5                $800   $1,217  $1,178  $1,252

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollar Amounts in thousands except per share data)

     In February 1999 the Company borrowed $8,000 at a floating rate based upon LIBOR. These funds were used to fund branch acquisitions. At year-end 2002, the balance on this note was $2,400 with an effective interest rate of 3.87%.

CAPITAL RESOURCES

The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items. The Company's core capital ("Tier 1") consists of common shareholders' equity adjusted for unrealized gains or losses on available for sale (AFS) securities plus limited amounts of Trust Preferred Securities less goodwill and intangible assets. Total capital consists of core capital, certain debt instruments and a portion of the allowance for loan losses. At December 31, 2002, Tier 1 capital to average assets was 7.6%. Total capital to risk-weighted assets was 14.1%. Both ratios substantially exceed all required ratios established for bank holding companies. Risk-adjusted capital levels of each of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.

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

     The Company declared and paid common dividends of $.657 per share in 2002, $.603 in 2001 and $.566 in 2000. Book value per common share increased to $14.69 at December 31, 2002 compared to $12.88 at the end of 2001. The net adjustment for AFS securities increased book value by $.67 at December 31, 2002 and by $.22 at December 31, 2001. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.

     The Company declared separate five percent stock dividends for shareholders of record as of December 29, 2000, December 31, 2001, and December 31, 2002. All financial information used throughout this report has been adjusted to reflect these transactions.

     In January 2002, the Company announced the commencement of a twelve-month common stock repurchase plan that authorized the repurchase of approximately 2.5% of its outstanding common shares. The Company renewed this plan in January 2003. The purchase of stock will generally occur in the open market but may involve unsolicited negotiated transactions.

TABLE 5 - NONPERFORMING LOANS
--------------------------------------------------------------------------------------------------------------------
                                                           2002        2001        2000        1999        1998
--------------------------------------------------------------------------------------------------------------------
Nonaccruing loans                                        $ 7,695     $10,406     $ 3,454     $ 4,187     $ 4,095
Accruing loans contractually past due 90 days or more        245         766         532         978         500
--------------------------------------------------------------------------------------------------------------------
     Total                                               $ 7,940     $11,172     $ 3,986     $ 5,165     $ 4,595
--------------------------------------------------------------------------------------------------------------------
     % of total loans                                       1.07%       1.47%       0.50%       0.73%       0.76%

[CHARTS]

BOOK VALUE PER SHARE


           00      01      02
$8.00   $11.48  $12.88  $14.69

TABLE 6 - SUMMARY OF THE ALLOWANCE OR LOAN LOSSES
-------------------------------------------------------------------------------------------------
                                               2002       2001       2000       1999       1998
-------------------------------------------------------------------------------------------------
Balance at January 1                          $8,894     $8,716     $7,718     $6,600     $5,972
Chargeoffs
     Commercial                                1,715      1,392        403        321        274
     Commercial real estate mortgage              --        100        107        458         --
     Residential real estate mortgage            473        266        164         77         99
     Consumer                                    583        621        443        589        732
-------------------------------------------------------------------------------------------------
        Total Chargeoffs                       2,771      2,379      1,117      1,445      1,105
-------------------------------------------------------------------------------------------------
Recoveries
     Commercial                                  116        127        201        278        116
     Commercial real estate mortgage               5         24          7         --         --
     Residential real estate mortgage            127         40         35         63         25
     Consumer                                    151        230        214        396        299
-------------------------------------------------------------------------------------------------
        Total Recoveries                         399        421        457        737        440
-------------------------------------------------------------------------------------------------
Net Chargeoffs                                 2,372      1,958        660        708        665
Provision for loan losses                      2,995      2,136      1,658      1,826      1,293
-------------------------------------------------------------------------------------------------
Balance at December 31                        $9,517     $8,894     $8,716     $7,718     $6,600
-------------------------------------------------------------------------------------------------
Net Chargeoffs to average loans                 0.31%      0.25%      0.09%      0.11%      0.12%
Provision for loan losses to average loans      0.39       0.27       0.22       0.28       0.23
Allowance to total loans at year end            1.29       1.17       1.10       1.09       1.09
-------------------------------------------------------------------------------------------------

LIQUIDITY

Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year and money market instruments. In addition, the Company holds approximately $240 million of AFS securities maturing after one year, which can be sold to meet liquidity needs.

     Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, supports liquidity, extends the contractual maturity of liabilities, and limits reliance on volatile short-term purchased funds. Short-term funding needs may arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable low-cost funds. The Company defines core deposits as all deposits except certificates of deposits greater than $100. Average core deposits funded approximately 81.8% of total earning assets during 2002 and approximately 82.7% in 2001.

     Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. The Company has not received any directives from regulatory authorities that would materially affect liquidity, capital resources or operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollar Amounts in thousands except per share data)

TABLE 7 - RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Over 5
                                                                                                             Years or
                                                     3 Months       1 Year       2 Years     5 Years      Insensitive       Total
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
     Loans                                          $   223,086   $   183,571  $   123,866  $   127,799   $    97,560   $   755,882
     Securities                                          48,647        79,936       94,497       81,845        46,218       351,143
     Federal funds sold and money market fund            23,369            --           --           --            --        23,369
     Restricted Stock                                     5,690            --           --           --            --         5,690
-----------------------------------------------------------------------------------------------------------------------------------
     Total Interest-earning assets                      300,792       263,507      218,363      209,644       143,778     1,136,084
-----------------------------------------------------------------------------------------------------------------------------------
     Other assets                                            --            --           --           --       125,193       125,193
     Allowance for loan losses                               --            --           --           --        (9,517)       (9,517)
-----------------------------------------------------------------------------------------------------------------------------------
        Total assets                                $   300,792   $   263,507  $   218,363  $   209,644   $   259,454   $ 1,251,760
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
     Interest-bearing demand                        $   260,120   $        --  $        --  $        --   $        --   $   260,120
     Savings                                            196,056            --           --           --            --       196,056
     Certificates of deposit                             93,823       169,402      138,921       58,595        13,108       473,849
     Short term borrowings                               19,529            --           --           --            --        19,529
     Notes payable                                           --         2,400           --           --            --         2,400
     Federal Home Loan Bank advances                     20,038            --       10,034          163        20,000        50,235
     Trust preferred securities                           8,000            --           --           --        22,425        30,425
-----------------------------------------------------------------------------------------------------------------------------------
        Total Interest-bearing liabilities              597,566       171,802      148,955       58,758        55,533     1,032,614
-----------------------------------------------------------------------------------------------------------------------------------
Demand deposits                                              --            --           --           --       104,282       104,282
Other liabilities                                            --            --           --           --        15,093        15,093
Stockholders' equity                                         --            --           --           --        99,771        99,771
-----------------------------------------------------------------------------------------------------------------------------------
        Total Liabilities and stockholders' equity  $   597,566   $   171,802  $   148,955  $    58,758   $   274,679   $ 1,251,760
-----------------------------------------------------------------------------------------------------------------------------------

Rate sensitivity gap (assets less liabilities)      $  (296,774)  $    91,705  $    69,408  $   150,886
-----------------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap (cumulative)                      (296,774)     (205,069)    (135,661)      15,225
-----------------------------------------------------------------------------------------------------------------------------------
Percent of total assets (cumulative)                     (23.71)%      (16.38)%     (10.84)%       1.22%
Rate sensitive assets/liabilities (cumulative)            50.34%        73.35%       85.23%      101.56%
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST RATE SENSITIVITY

At year-end 2002, the Company held approximately $564,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 2002 appears in Table
7. A significant assumption that creates the large negative gap in the 0 to 3 month category is that all interest-bearing demand and savings accounts are subject to immediate repricing. While it is true that, contractually, those accounts are subject to immediate repricing, the rates paid on those accounts are generally not tied to specific indices and are influenced by market conditions and other factors. Accordingly, a general movement in interest rates, either up or down, may not have any immediate effect on the rates paid on these deposit accounts. The foregoing table illustrates only one source of information about sensitivity to interest rate movements, Our asset and liability management process also uses simulations that take into account the time that various assets and liabilities may reprice and the degree to which various categories of such assets and liabilities will respond to general interest rate movements. Interest rate risk can only be represented by a measurement of the effects of changing interest rates given the capacity for and magnitude of change on specific assets and liabilities.

     Management believes that the Company has taken steps to position itself to react to changes occurring in the current rate environment. Short-term interest rates are at historically low levels and the Company expects them to remain relatively stable with a possible slight upward bias toward the second half of 2003. The Company has attempted to identify the correlation between the repricing of assets and liabilities so as to maintain an acceptable net interest margin during interest rate fluctuations. Economic forecasts anticipate improving conditions throughout 2003. This would generally indicate higher loan growth rates than levels achieved during the economic downturn experienced in 2001 and 2002. Assuming a stable or rising interest rate environment, the Company does not foresee its earnings materially impacted in 2003. However, if interest rates decline further, the Company believes that its earnings may be adversely impacted primarily due to its limited ability to further reprice its core deposits.

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

     Table 8 provides information about the Company's significant financial instruments at December 31, 2002 that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by maturity dates.

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

NEW ACCOUNTING MATTERS

New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS
(Dollar Amounts in thousands except per share data)

TABLE 8 - PRINCIPAL CASH FLOWS
(DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     THERE                    FAIR
DECEMBER 31                            2003        2004         2005        2006        2007         AFTER       TOTAL        VALUE
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
     Investment securities
        Fixed rate                   $ 88,935    $ 84,542     $ 57,425    $ 31,842    $ 14,954     $ 51,440    $329,138     $336,436
           Average interest rate         4.23%       4.14%        4.05%       5.34%       5.10%        5.58%       4.53%
        Variable rate                       -           -            -           -         866       14,074      14,940       14,971
           Average interest rate            -           -            -           -        3.67%        4.89%       4.81%

     Loans
        Fixed rate                   $ 31,680    $ 19,273     $ 24,135    $ 24,220    $ 27,492     $113,240    $240,040     $243,300
           Average interest rate         7.31%       8.37%        8.61%       7.95%       7.14%        7.52%       7.67%
        Variable rate                  75,506       2,584     $  6,536    $ 13,438       7,602      410,176     515,842      528,826
           Average interest rate         4.97%       5.67%        5.33%       4.97%       5.81%        6.85%       6.48%

LIABILITIES
     Deposits
        NOW, money market and
         savings deposits
        Variable rate                $456,176           -            -           -           -            -    $456,176     $455,938
           Average interest rate         1.16%          -            -           -           -            -        1.16%

     Certificates of deposit
        Fixed rate                   $243,881    $134,645     $ 47,437    $  5,369    $ 15,392     $    764    $447,488     $448,902
           Average interest rate         3.08%       3.98%        4.11%       4.40%       4.63%        6.32%
        Variable rate                  19,345       4,277        2,035         482         222            -      26,361       26,361
           Average interest rate         2.47%       3.07%        4.12%       4.77%       4.50%           -

     Borrowings
        Variable rate                $ 19,529           -            -           -           -            -    $ 19,529     $ 19,529
           Average interest rate         1.15%          -            -           -           -            -        1.15%

     FHLB advances
        Variable rate                       -           -     $ 10,000           -    $ 10,000            -    $ 20,000     $ 23,133
Average interest rate                       -           -         6.58%          -        6.27%           -        6.43%
        Fixed rate                   $     38    $ 10,034           31         132           -     $ 20,000      30,235       29,253
Average interest rate                    6.20%       3.34%        6.20%       6.20%          -         4.26%       3.97%

     Long-term debt
        Variable rate                $  1,600    $    800            -           -           -             -   $  2,400     $  2,400
           Average interest rate         3.87%       3.87%           -           -           -             -       3.87%

     Trust Preferred Securities
        Fixed rate                          -           -            -           -           -     $ 22,425    $ 22,425     $ 22,582
           Average interest rate            -           -            -           -           -         8.75%       8.75%
Variable rate                               -           -            -           -           -        8,000       8,000        8,000
           Average interest rate            -           -            -           -           -         4.66%       4.66%


REPORT OF MANAGEMENT ON RESPONSIBILITY
FOR FINANCIAL INFORMATION

The consolidated financial statements and related financial information presented in this annual report have been prepared by the management of MainSource Financial Group, Inc. in accordance with generally accepted accounting principles, and include amounts based on management's best estimates and judgments at the time of preparation. In presenting this financial information, management is responsible for its integrity, content and consistency of preparation.

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

/s/ James L. Saner, Sr.

James L. Saner, Sr.
President and Chief Executive Officer


/s/ Donald A. Benziger

Donald A. Benziger
Senior Vice President and Chief Financial Officer

Report of Independent Auditors

Shareholders and Board of Directors
MainSource Financial Group
Greensburg, Indiana

We have audited the accompanying consolidated balance sheets of MainSource Financial Group as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainSource Financial Group as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 7, during 2002 the Company adopted new accounting guidance for goodwill and intangible assets.


/s/ Crowe, Chizek and Company LLP

Crowe, Chizek and Company LLP

Indianapolis, Indiana
January 31, 2003

CONSOLIDATED BALANCE SHEETS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


DECEMBER 31                                                                             2002           2001
----------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and due from banks                                                          $    54,548    $    54,068
    Money market fund                                                                     22,869          5,351
    Federal funds sold                                                                       500             --
----------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents                                                         77,917         59,419
    Interest bearing time deposits                                                            --            599
    Investment securities
        Available for sale                                                               346,468        268,136
        Held to maturity (fair value of $4,939 and $8,292)                                 4,675          8,168
----------------------------------------------------------------------------------------------------------------
             Total investment securities                                                 351,143        276,304
    Loans held for sale                                                                   15,715         23,256
    Loans, net of allowance for loan losses of $9,517 and $8,894                         730,650        751,891
    Restricted stock, at cost                                                              5,690          5,109
    Premises and equipment, net                                                           19,258         16,840
    Goodwill                                                                              20,708          2,673
    Intangible assets                                                                      5,005         20,142
    Other assets                                                                          25,674         22,159
----------------------------------------------------------------------------------------------------------------
             TOTAL ASSETS                                                            $ 1,251,760    $ 1,178,392
----------------------------------------------------------------------------------------------------------------

LIABILITIES
    Deposits
        Noninterest bearing                                                          $   104,282    $   103,391
        Interest bearing                                                                 930,025        911,296
----------------------------------------------------------------------------------------------------------------
             Total deposits                                                            1,034,307      1,014,687
    Securities sold under agreement to repurchase                                         19,529         15,478
    Federal Home Loan Bank advances                                                       50,235         20,346
    Guaranteed preferred beneficial interests in company's subordinated debentures        30,425         22,425
    Notes payable                                                                          2,400          4,062
    Other liabilities                                                                     15,093         13,522
----------------------------------------------------------------------------------------------------------------
             Total Liabilities                                                         1,151,989      1,090,520
----------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
    Preferred stock, no par value
        Authorized - 400,000
        Issued and outstanding - none - - Common stock, $.50 stated value:
        Authorized shares--10,000,000 shares
        Issued shares--6,500,084 and 6,191,232
        Outstanding shares--6,469,873 and 6,191,232                                        3,251          3,096
    Common stock to be distributed, 325,004 and 308,852 shares                               163            155
    Treasury stock--30,211 and 0 shares, at cost                                            (694)            --
    Additional paid-in capital                                                            43,025         35,385
    Retained earnings                                                                     49,529         47,806
    Accumulated other comprehensive income                                                 4,497          1,430
----------------------------------------------------------------------------------------------------------------
             TOTAL SHAREHOLDERS' EQUITY                                                   99,771         87,872
----------------------------------------------------------------------------------------------------------------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 1,251,760    $ 1,178,392
----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

FOR THE YEARS ENDED DECEMBER 31                         2002       2001        2000
----------------------------------------------------------------------------------------
INTEREST INCOME:
    Loans
        Taxable                                       $ 56,088   $ 66,394    $ 66,524
        Tax exempt                                         455        454         541
    Investment securities
        Taxable                                         12,970     13,683      16,864
        Tax exempt                                       2,058      1,795         810
    Federal funds sold and money market funds              727      2,139       1,085
    Deposits with financial institutions                     5         80          74
----------------------------------------------------------------------------------------
        Total interest income                           72,303     84,545      85,898
----------------------------------------------------------------------------------------

INTEREST EXPENSE:
    Deposits                                            22,610     38,444      41,493
    Short-term borrowings                                  372        611       1,210
    Trust preferred securities                           2,035      2,023       2,023
    Other borrowings                                     2,236      1,699       2,083
----------------------------------------------------------------------------------------
        Total interest expense                          27,253     42,777      46,809
----------------------------------------------------------------------------------------
Net interest income                                     45,050     41,768      39,089
    Provision for loan losses                            2,995      2,136       1,658
----------------------------------------------------------------------------------------
Net interest income after provision for loan losses     42,055     39,632      37,431

NON-INTEREST INCOME:
    Insurance commissions                                2,156      1,993       1,344
    Mortgage banking                                     4,757      2,767         859
    Fiduciary activities                                   561        506         474
    Service charges on deposit accounts                  4,011      3,835       3,652
    Net realized gains/(losses) on securities              319       (111)        (11)
    Other income                                         2,575      2,496       3,273
----------------------------------------------------------------------------------------
        Total non-interest income                       14,379     11,486       9,591
----------------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
    Salaries and employee benefits                      20,381     19,061      18,117
    Net occupancy expenses                               2,414      2,247       1,995
    Equipment expenses                                   2,873      2,489       2,352
    Merger expenses                                         --         --         440
    Intangibles amortization                               828      1,966       1,922
    Telephone                                            1,038        855         791
    Stationery printing and supplies                       973        839         957
    Other expenses                                       7,103      6,854       6,594
----------------------------------------------------------------------------------------
        Total non-interest expense                      35,610     34,311      33,168
----------------------------------------------------------------------------------------
Income before income tax                                20,824     16,807      13,854
    Income tax expense                                   6,813      5,630       4,000

----------------------------------------------------------------------------------------
NET INCOME                                            $ 14,011   $ 11,177    $  9,854
----------------------------------------------------------------------------------------

Net income per share (basic and diluted)              $   2.06   $   1.64    $   1.45

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              ACCUMULATED
                                                                                                OTHER
                                                                      ADDITIONAL                COMPRE-
                                                   COMMON STOCK         PAID-IN    RETAINED     HENSIVE
                                                SHARES      AMOUNT      CAPITAL    EARNINGS     INCOME     TOTAL         INCOME
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 2000                      5,856,639    $  2,928    $ 25,563    $ 44,775    $(5,094)   $ 68,172
    Net income                                    9,854                                                      9,854      $  9,854
        Unrealized gains on securities net
         of reclassification adjustment                                                          4,100       4,100         4,100
                                                                                                                        --------
             Total comprehensive income                                                                                 $ 13,954
                                                                                                                        --------

Cash dividends - $.566 per share (1)                                                 (4,121)                (4,121)
Stock dividend                                  293,148         147       4,185      (4,332)                    --
Issuance of common stock to redeem
 stock options                                   17,261           9          (9)                                --
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                    6,167,048       3,084      29,739      46,176       (994)     78,005
    Net income                                                                       11,177                 11,177      $ 11,177
        Unrealized gains on securities net
         of reclassification adjustment                                                          2,424       2,424         2,424
                                                                                                                        --------
             Total comprehensive income                                                                                 $ 13,601
                                                                                                                        --------
Cash dividends - $.603 per share                                                     (4,114)                (4,114)
Stock dividend and fractional shares            308,852         155       5,271      (5,433)                    (7)
Issuance of common stock in acquisition          24,184          12         375                                387
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                    6,500,084       3,251      35,385      47,806      1,430      87,872
    Net income                                                                       14,011                 14,011      $ 14,011
        Unrealized gains on securities net
         of reclassification adjustment                                                          3,067       3,067         3,067
                                                                                                                        --------
             Total comprehensive income                                                                                 $ 17,078
                                                                                                                        --------
Cash dividends - $.657 per share                                                     (4,485)               (4,485)
Stock dividend and fractional shares            325,004         163       7,640      (7,803)                   --
Purchase of treasury stock                      (30,211)       (694)                                         (694)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2002                    6,794,877    $  2,720    $ 43,025    $ 49,529    $ 4,497    $ 99,771
-----------------------------------------------------------------------------------------------------------------------------------

(1) Dividends per share represent dividends paid by MSFG without restatement for pooling of interests.

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLAR AMOUNTS IN THOUSANDS)


    YEARS ENDED DECEMBER 31                                        2002         2001         2000
-----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                  $  14,011    $  11,177    $   9,854
    Adjustments to reconcile net income to net cash
     provided by operating activities:
        Provision for loan losses                                   2,995        2,136        1,658
        Depreciation and amortization                               2,246        1,971        1,823
        Amortization of mortgage servicing rights                     649        1,117          392
        Securities amortization, net                                1,623          546          241
        Amortization of intangibles                                   828        1,966        1,922
        Investment securities gains/losses                           (319)         111           11
        Change in loans held for sale                               7,541      (21,373)       6,032
        Change in other assets and liabilities                       (704)       1,175       (1,367)
-----------------------------------------------------------------------------------------------------
             Net cash provided (used) by operating activities      28,870       (1,174)      20,566

INVESTING ACTIVITIES
        Net change in short term investments                          599           (5)       1,525
        Proceeds from maturities and payments
         on securities held to maturity                             3,532        4,556        5,127
        Purchases of securities available for sale               (227,229)    (199,629)     (41,681)
        Proceeds from maturities and payments
         on securities available for sale                         121,805      205,928       38,030
        Proceeds from sales of securities available for sale       30,586       10,507          622
        Purchases of restricted stock                                (581)      (1,842)        (856)
        Loan originations and payments, net                        36,646       27,807      (83,018)
        Purchases of premises and equipment                        (3,408)      (1,888)      (1,786)
        Proceeds from sale of other real estate                        --           --        2,265
        Cash (paid) received from acquisitions, net                37,054         (655)      42,037
        Proceeds from sale of premises and equipment                   --          635           --
-----------------------------------------------------------------------------------------------------
             Net cash provided (used) by investing activities        (996)      45,414      (37,735)

FINANCING ACTIVITIES
        Net change in deposits                                    (44,475)     (38,883)      69,141
        Net change in short-term borrowings                         4,051       (5,167)     (19,419)
        Repayment of notes payable                                 (1,662)      (2,448)        (375)
        Proceeds from FHLB advances                                40,000           --       22,000
        Repayment of FHLB advances                                (10,111)      (2,117)     (24,021)
        Proceeds from issuance of trust preferred securities        8,000           --           --
        Purchase of treasury shares                                  (694)          --           --
        Cash dividends and fractional stock dividends              (4,485)      (4,121)      (4,121)
-----------------------------------------------------------------------------------------------------
             Net cash provided (used) by financing activities      (9,376)     (52,736)      43,205
-----------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                            18,498       (8,496)      26,036
Cash and cash equivalents, beginning of period                     59,419       67,915       41,879
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                        $  77,917    $  59,419    $  67,915
-----------------------------------------------------------------------------------------------------

Additional Cash Flows Information
    Interest paid                                               $  27,835    $  44,435    $  45,380
    Income tax paid                                                 6,793        6,076        5,622
    Loan balances transferred to foreclosed real estate             3,658           --        2,491

See note 2 regarding noncash transactions included in acquisitions. See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include MainSource Financial Group, formerly known as Indiana United Bancorp, ("Company") and its wholly owned subsidiaries. Intercompany transactions and balances are eliminated in consolidation.

     The Company's wholly owned subsidiaries include MainSource Bank (formed in 2002 by the merger of two subsidiaries, People's Trust Company and Union Bank and Trust Company of Indiana), Regional Bank ("Regional"), Capstone Bank, N.A. ("Capstone"), IUB Reinsurance Company, Ltd., IUB Capital Trust and MainSource Statutory Trust. IUB Capital Trust and MainSource Statutory Trust are business trusts formed to issue the guaranteed preferred beneficial interests in the Company's subordinated debentures ("Trust Preferred Securities"). MainSource Insurance, Inc. is a wholly owned subsidiary of MainSource Bank.

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

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Restricted stock, such as Federal Home Loan Bank stock, is carried at cost.

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

     Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by chargeoffs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be chargedoff. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

     A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential real estate, consumer, and credit card loans, and are not separately identified for impairment disclosure. Other loans are evaluated individually for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straightline method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straightline method with useful lives ranging from 3 to 10 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Servicing Assets: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to product type and interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

     Other intangible assets consist of core deposit intangibles arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, which range from 8-12 years.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair values.

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

Off Balance Sheet Financial Instruments: Financial instruments include offbalance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: All derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

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

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Company's financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

2. ACQUISITIONS

During 2002, three branch acquisitions were closed, for a total cash price of $3,132. The results of operations for each acquisition have been included since the transaction date. Below is a summary of the acquisitions:

     o In August 2002, one branch located in Lynn, Indiana was acquired and merged into MainSource Bank.

     o In July 2002, three branches in Vermillion County, Illinois were acquired and merged into Capstone.

     o In February 2002, one branch located in Grant Park, Illinois was acquired and merged into Capstone.

     The branch acquisitions were made to further solidify the Company's market share in existing markets and to expand its customer base into new markets, thereby enhancing deposit fee income and providing an opportunity to market additional products and services to new customers. The acquisition also helped to prevent another financial institution from entering these markets, and it allowed the Company to establish additional branch locations to improve customer convenience.

     The following is a summary of assets acquired and liabilities assumed (in millions). Intangible assets include core deposit intangibles which are being amortized over 10 years. Goodwill is fully deductible for tax purposes.

------------------------------------------------------------------------------
                                  GRANT  VERMILLION
                                   PARK      COUNTY        LYNN       TOTAL
------------------------------------------------------------------------------
Cash and cash equivalents         $15.6       $20.3        $1.1       $37.0
Loans                               3.2         9.1         9.7        22.0
Fixed and other assets              0.9         0.3         0.4         1.6
Goodwill                            0.6         1.3         0.8         2.7
Intangible assets                   0.2         0.6         0.2         1.0
Deposits                          (20.4)      (31.5)      (12.2)      (64.1)
Other liabilities                  (0.1)       (0.1)         -         (0.2)

     The following table presents pro forma information for the periods ended December 31 as if the acquisition of the branches had occurred at the beginning of 2002 and 2001. The pro forma information includes adjustments for the amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest income and expense on loans acquired and deposits assumed, and the related income tax effects. The pro forma financial information presented below does not reflect earnings on cash acquired, fees that could be earned on deposits, or operating expenses related to the new branch. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

-------------------------------------------------------------------------------
                                                          2002           2001
-------------------------------------------------------------------------------
Net interest income                               $     45,405   $     41,044
Net income                                              14,033         10,328
-------------------------------------------------------------------------------
Earnings per share                                $       2.06   $       1.51
-------------------------------------------------------------------------------

     During 2001, the Company consummated its acquisition of the insurance agencies of Vollmer & Associates, Inc. ("Vollmer"). The transaction was accounted for using the purchase method of accounting. The purchase price consisted of cash and shares of Company stock. The acquisition resulted in goodwill of approximately $1,000. The results of operations have been included since the acquisition date. The Vollmer agencies were subsequently merged into MainSource Insurance, Inc.

     On May 1, 2000 the Company consummated its acquisition of First Affiliated Bancorp of Watseka, Illinois and its wholly owned banking subsidiary, Capstone Bank, N.A. The transaction was accounted for using the pooling-of-interests method of accounting. The Company issued 1,178,878 shares of its common stock to the shareholders of First Affiliated Bancorp (adjusted for stock dividend). The conversion rate was 4.4167 shares of Company stock for each outstanding share of First Affiliated. Merger and related costs were charged against net income during 2000. The financial information contained herein includes Capstone for all periods presented.

     During 2000, the Company purchased two branches within target market areas. These branch acquisitions were accounted for using the purchase method of accounting. Total fair value of assets acquired and liabilities assumed was $43,794 including cash of $42,037 and deposits of $43,524. The results of operations of the branches have been included since their acquisition dates. Goodwill of $1,458 was recorded.

     In October 2002, the Company executed a letter of intent to acquire one branch located in Illinois. The transaction will be accounted for using the purchase method of accounting and is expected to close in the first quarter of 2003. This branch will be merged into Capstone. Approximately $6 million of loans, $0.3 million of fixed assets, and $12 million of cash will be acquired along with approximately $20 million of deposits assumed.

     In November 2002, the Company executed a letter of intent to acquire First Community Bancshares, Inc ("First Community"). First Community has ten branches throughout the south central area of Indiana with total consolidated assets of approximately $150 million. The agreement provides that the shareholders of First Community will receive $21.00 in cash for each share of common stock of First Community. The transaction is subject to execution of a definitive agreement, regulatory approval, and approval of First Community shareholders. The transaction is expected to close in the second quarter of 2003.


3. RESTRICTION ON CASH AND DUE FROM BANKS

The Banks are required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2002 and 2001 was $13,089 and $10,138, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

4. INVESTMENT SECURITIES

The fair value of securities available for sale and related gains/losses recognized in accumulated other comprehensive income (loss) were as follows:

-------------------------------------------------------------------------------
                                                          GROSS         GROSS
                                             FAIR    UNREALIZED    UNREALIZED
                                            VALUE         GAINS        LOSSES
-------------------------------------------------------------------------------
      2002
-------------------------------------------------------------------------------
Available for Sale
    Federal agencies                   $   80,483   $     2,928   $         -
    State and municipal                    49,027         1,682            (5)
    Mortgage-backed securities            194,490         2,901           (54)
    Equity and other securities            22,468           227          (614)
-------------------------------------------------------------------------------
       Total available for sale        $  346,468   $     7,738   $      (673)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                                          GROSS         GROSS
                                             FAIR    UNREALIZED    UNREALIZED
                                            VALUE         GAINS        LOSSES
-------------------------------------------------------------------------------
      2001
-------------------------------------------------------------------------------
Available for Sale
    Federal agencies                   $   97,654   $     2,205   $      (113)
    State and municipal                    41,920           558          (600)
    Mortgage-backed securities            102,086           970          (505)
    Equity and other securities            26,476           565          (852)
-------------------------------------------------------------------------------
       Total available for sale        $  268,136   $     4,298   $    (2,070)
-------------------------------------------------------------------------------

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

---------------------------------------------------------------------------------------------
                                                       GROSS             GROSS
                                  CARRYING      UNRECOGNIZED      UNRECOGNIZED          FAIR
                                    AMOUNT             GAINS            LOSSES         VALUE
---------------------------------------------------------------------------------------------
       2002
---------------------------------------------------------------------------------------------
Held to Maturity
    State and municipal           $  3,977          $    119         $       -      $  4,096
    Other securities                   698               145                 -           843
---------------------------------------------------------------------------------------------
       Total held to maturity     $  4,675          $    264         $       -      $  4,939
---------------------------------------------------------------------------------------------

       2001
---------------------------------------------------------------------------------------------
Held to Maturity
    State and municipal           $  7,018          $     68         $     (38)     $  7,048
    Other securities                 1,150                94                 -         1,244
---------------------------------------------------------------------------------------------
       Total held to maturity     $  8,168          $    162         $     (38)     $  8,292
---------------------------------------------------------------------------------------------

Contractual maturities of securities as of December 31, 2002 were as follows. Securities not due at a single maturity date are shown separately.

-------------------------------------------------------------------------------
                                                                    AVAILABLE
                                              HELD TO MATURITY       FOR SALE
-------------------------------------------------------------------------------
                                          CARRYING          FAIR         FAIR
                                            AMOUNT         VALUE        VALUE
-------------------------------------------------------------------------------
Within one year                          $   1,084    $    1,088   $    7,627
Two through five years                       1,307        1,362        91,300
Six through ten years                        1,909         2,108       16,734
After ten years                                375           381       13,849
Mortgage-backed securities                       -             -      194,490
Equity and other securities                      -             -       22,468
-------------------------------------------------------------------------------
       Total investment securities       $   4,675    $    4,939   $  346,468
-------------------------------------------------------------------------------

Gross proceeds from sales of securities available for sale during 2002, 2001 and 2000 were $30,586, $10,507, and $622. Gross gains of $373, $72, and $24 and gross losses of $65, $232, and $35 were realized on those sales in 2002, 2001 and 2000, respectively. In addition, the Company also realized $11 and $49 of gains on called securities in 2002 and 2001, respectively.

     Securities with a carrying value of $59,337 and $49,085 were pledged at December 31, 2002 and 2001 to secure certain deposits and for other purposes as permitted or required by law.

5. LOANS AND ALLOWANCE
-------------------------------------------------------------------------------
December 31                                                 2002         2001
-------------------------------------------------------------------------------
Commercial and industrial loans                       $   97,517   $   81,808
Agricultural production financing                         25,105       20,726
Farm real estate                                          43,762       46,524
Commercial real estate                                    84,024       96,747
Hotel                                                     73,262       74,888
Residential real estate                                  301,232      328,107
Construction and development                              34,987       34,130
Consumer                                                  72,702       69,957
State and political                                        7,576        7,898
-------------------------------------------------------------------------------
       Total loans                                       740,167      760,785
Allowance for loan losses                                 (9,517)      (8,894)
-------------------------------------------------------------------------------
       Net loans                                      $  730,650   $  751,891
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
DECEMBER 31                                   2002          2001         2000
-------------------------------------------------------------------------------
Allowance for loan losses
    Balances, January 1                  $   8,894    $    8,716   $    7,718
    Provision for losses                     2,995         2,136        1,658
    Recoveries on loans                        399           421          457
    Loans charged off                       (2,771)       (2,379)      (1,117)
-------------------------------------------------------------------------------
    Balances, December 31                $   9,517    $    8,894   $    8,716
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
DECEMBER 31                                   2002          2001         2000
-------------------------------------------------------------------------------
Impaired loans with an allowance         $   2,267    $    5,989   $    1,220
Impaired loans with no
 allocated allowances                            -             -          198
-------------------------------------------------------------------------------
       Total impaired loans              $   2,267    $    5,989   $    1,418
-------------------------------------------------------------------------------
Allowance allocated for impaired loans   $     269    $      898   $       47
Average balance of impaired loans        $   2,866    $    4,174   $    1,779
Interest income recognized on
 impaired loans                                  -             -            -
Cash basis interest included above               -             -            -

Nonperforming loans were as follows:

-------------------------------------------------------------------------
                                              2002          2001
-------------------------------------------------------------------------
Loans past due over 90 days still
 on accrual                              $     245    $      766
Nonaccrual loans                             7,695        10,406
-------------------------------------------------------------------------
    Total nonperforming loans            $   7,940    $   11,172
-------------------------------------------------------------------------

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

6. PREMISES & Equipment
------------------------------------------------------------------------------
DECEMBER 31                                                  2002        2001
------------------------------------------------------------------------------
Land                                                    $   3,037   $   2,726
Buildings                                                  18,312      17,139
Equipment                                                  18,507      15,874
------------------------------------------------------------------------------
       Total cost                                          39,856      35,739
Accumulated depreciation                                  (20,598)    (18,899)
------------------------------------------------------------------------------
       Net                                              $  19,258   $  16,840
------------------------------------------------------------------------------

Depreciation expense was $2,246, $1,971 and $1,823 for 2002, 2001 and 2000.


7. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Upon adopting new accounting guidance in 2002, unidentifiable intangibles from bank branch acquisitions were reclassified to goodwill. The change in the carrying amount of goodwill for the year is as follows:

-------------------------------------------------------------------------------
                                                                         2002
-------------------------------------------------------------------------------
Beginning of year                                                   $   2,673
Reclassified from unidentifiable intangible asset                      15,295
Goodwill from acquisitions during year                                  2,740
-------------------------------------------------------------------------------
End of year                                                         $  20,708
-------------------------------------------------------------------------------

Upon adopting new accounting guidance, goodwill is no longer amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows:

-------------------------------------------------------------------------------
                                                 2002        2001        2000
-------------------------------------------------------------------------------
Reported net income                         $  14,011   $  11,177   $   9,854
Add back: goodwill amortization, net of tax         -         710         636
-------------------------------------------------------------------------------
Adjusted net income                         $  14,011   $  11,887   $  10,490
-------------------------------------------------------------------------------

Basic and diluted earnings per share:
     Reported net income                    $    2.06   $    1.64   $    1.45
     Goodwill amortization, net of tax              -         .10         .09
-------------------------------------------------------------------------------
     Adjusted net income                    $    2.06   $    1.74   $    1.54
-------------------------------------------------------------------------------

The effect of ceasing goodwill amortization on 2002 net income was $710.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

7. GOODWILL AND INTANGIBLE ASSETS, CONTINUED

Acquired Intangible Assets

Acquired intangible assets were as follows as of year end:

-------------------------------------------------------------------------------
                                        2002                    2001
                                -----------------------------------------------
                                   Gross                   Gross
                                Carrying  Accumulated   Carrying  Accumulated
                                  Amount Amortization     Amount Amortization
-------------------------------------------------------------------------------
Amortized intangible assets:
    Core deposit intangibles    $   8,553   $   3,548   $   9,059   $   2,879
    Unidentified branch
     acquisition intangibles            -           -      16,358       2,396
-------------------------------------------------------------------------------
       Total                    $   8,553   $   3,548   $  25,417   $   5,275
-------------------------------------------------------------------------------

Aggregate amortization expense was $828, $1,700, and $1,708 for 2002, 2001 and 2000.

Estimated amortization expense for each of the next five years:

    2003                           $    880
    2004                                876
    2005                                873
    2006                                869
    2007                                862


8. DEPOSITS
-------------------------------------------------------------------------------
December 31                                               2002           2001
-------------------------------------------------------------------------------
Non-interest bearing                              $    104,282   $    103,391
Interest bearing demand                                260,120        212,812
Savings deposits                                       196,056        223,640
Certificates and other time deposits
_of $100 or more                                        93,192         87,480
Other certificates and time deposits                   380,657        387,364
-------------------------------------------------------------------------------
       Total deposits                             $  1,034,307   $  1,014,687
-------------------------------------------------------------------------------

Certificates and other time deposits maturing in years ending after December 31, 2002:
    2003                                                         $    263,225
    2004                                                              138,921
    2005                                                               49,472
    2006                                                                5,852
    2007                                                                3,271
    Thereafter                                                         13,108
-------------------------------------------------------------------------------
       Total                                                     $    473,849
-------------------------------------------------------------------------------

9. SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Securities sold under repurchase agreements ("agreements") consist of obligations secured by U.S. Treasury and Federal agency securities, and a safekeeping agent holds such collateral. As of December 31, 2002 and 2001, the amount of outstanding agreements was $19,529 and $15,478 respectively. The maximum amount of outstanding agreements at any month-end during 2002 and 2001 totaled $19,529 and $19,175. The daily average of such agreements during 2002 and 2001 totaled $17,372 and $15,798. The weighted average rate was 1.15% and 1.64% at December 31, 2002 and 2001, while the weighted average rate during 2002 and 2001 was approximately 1.64% and 3.27%, respectively. The majority of the agreements at December 31, 2002 mature within 30 days.


10. FEDERAL HOME LOAN BANK ADVANCES
Federal Home Loan Bank ("FHLB") advances at year end were:
-------------------------------------------------------------------------------
                                                             2002        2001
-------------------------------------------------------------------------------
Maturities February 2002 through September 2007,
 with rates from 6.2% to 6.7%, averaging 6.4%           $       -   $  20,346

Maturities March 2003 through August 2012,
 with rates from 3.3% to 6.7%, averaging 5.0%              50,235           -
-------------------------------------------------------------------------------
                                                        $  50,235   $  20,346
-------------------------------------------------------------------------------

The FHLB advances are secured by first mortgage loans totaling approximately 145% of the advance under a blanket security agreement. The advances are subject to restrictions or penalties in the event of prepayment.

Maturities over the next five years are:
    2003                                                            $      38
    2004                                                               10,034
    2005                                                               10,031
    2006                                                                  132
    2007                                                               10,000
    Thereafter                                                         20,000


11. NOTES PAYABLE

Notes payable include a term note secured by 100% of the common stock of MainSource Bank and Regional with a balance of $2,400 and $4,000 at December 31, 2002 and 2001. The note requires semi-annual principal payments of $800 plus quarterly interest payments. Interest accrues at LIBOR+1.2%, which resulted in a rate of 3.87% at December 31, 2002. The loan matures July 1, 2004. The scheduled annual principal reductions will be $1,600 in 2003 with a final payment of $800 in 2004.

12. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
COMPANY'S SUBORDINATED DEBENTURES

On December 12, 1997, trust preferred securities totaling $22,425 were issued. On such date, IUB Capital Trust completed the public offering of 2,242,500 shares of trust preferred securities with a liquidation preference of $10 per security. Distributions on the securities are payable quarterly in arrears at the annual rate of 8.75% of the liquidation preference. The trust preferred securities mature December 31, 2027 and are redeemable prior to the maturity date at the option of the Company on or after December 31, 2002. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters. Issuance costs of $1,227 paid from the proceeds are being amortized over the estimated life of the securities.

     On December 19, 2002, the Company announced the intent to redeem a portion of its fixed rate trust preferred securities, and issued $8,000 of floating rate obligated mandatory redeemable securities through MainSource Statutory Trust as part of a pooled offering. The redemption of $8.4 million of fixed rate securities occurred February 11, 2003. The floating rate securities bear an interest rate of 325 basis points over the 3-month LIBOR rate, resulting in a rate of 4.66% at year end. After five years, the securities may be redeemed at par value. The securities mature in February 2033. Distributions are payable quarterly in arrears. The Company has the option to defer distributions from time to time for a period not to exceed 20 consecutive quarters. Debt issue costs of $160 have been capitalized and are being amortized over the term of the securities.

     Trust preferred securities count as Tier 1 capital for regulatory capital purposes, within defined limits.


13. LOAN SERVICING

Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $395,359 and $293,640 at December 31, 2002 and 2001. The fair value of capitalized mortgage servicing assets is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type and interest rates. No valuation allowance was necessary during 2002 or 2001.

-------------------------------------------------------------------------------
                                                              2002       2001
-------------------------------------------------------------------------------
Mortgage servicing assets
    Balances, January 1                                   $  1,105   $    881
    Servicing assets capitalized                             1,678      1,341
    Amortization of servicing assets                          (649)    (1,117)
-------------------------------------------------------------------------------
    Balance, December 31                                  $  2,134   $  1,105
-------------------------------------------------------------------------------


14. INCOME TAX

Retained earnings of Regional Bank include approximately $2,162 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of Regional Bank stock or excess dividends, or loss of "bank" status for Regional Bank would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for Regional at December 31, 2002 was approximately $735.

Income tax expense (benefit) was as follows:
-------------------------------------------------------------------------------
Year Ended December 31                            2002        2001       2000
-------------------------------------------------------------------------------
Income tax expense
    Currently payable                          $ 5,899    $  5,378   $  5,941
    Deferred                                       914         252     (1,541)
    Capstone change in tax status                    -           -       (400)
-------------------------------------------------------------------------------
       Total income tax expense                $ 6,813    $  5,630   $  4,000
-------------------------------------------------------------------------------

Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax rate              35%         35%        35%
    Federal statutory income tax               $ 7,288    $  5,883   $  4,849
    Tax exempt interest                           (838)       (672)      (766)
    Effect of state income taxes                   483         351        490
    Non-deductible expenses                         42         109        186
    Tax exempt income on life insurance            (73)        (66)      (178)
    Capstone deferred tax asset                      -           -       (400)
    Other                                          (89)         25       (181)
-------------------------------------------------------------------------------
       Actual tax expense                      $ 6,813    $  5,630   $  4,000
-------------------------------------------------------------------------------

The components of the net deferred tax asset (liability) are as follows:
-------------------------------------------------------------------------------
DECEMBER 31                                                  2002        2001
-------------------------------------------------------------------------------
ASSETS
    Allowance for loan losses                             $  3,781   $  3,507
    Intangibles                                                  -        116
    Deferred compensation                                      486        533
    Accrued expenses                                           350        406
    Other                                                      170         60
-------------------------------------------------------------------------------
       Total assets                                       $  4,787   $  4,622
-------------------------------------------------------------------------------

LIABILITIES
    Accretion on securities                                    (23)       (42)
    Depreciation                                              (798)      (503)
    Fair value adjustments in accounting
    _for assets acquired                                      (354)      (381)
    Intangibles                                               (466)         -
    Mortgage servicing rights                                 (844)      (433)
    Deferred loan fees/costs                                  (327)      (342)
    Unrealized gain on securities AFS                       (2,593)      (798)
    Other                                                     (328)      (360)
-------------------------------------------------------------------------------
       Total liabilities                                  $ (5,733)  $ (2,859)
                                                          $   (946)  $  1,763
-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

15. OTHER COMPREHENSIVE INCOME
---------------------------------------------------------------------------------------------------------------------------
                                                                           BEFORE-TAX     TAX (EXPENSE)        NET-OF-TAX
YEAR ENDED DECEMBER 31, 2002                                                   AMOUNT          /BENEFIT            AMOUNT
---------------------------------------------------------------------------------------------------------------------------
Unrealized losses on securities
    Unrealized holding losses arising during the year                        $  5,156          $ (1,882)         $  3,274
    Less: reclassification adjustment for gains realized in net income            319              (112)              207
---------------------------------------------------------------------------------------------------------------------------
       Other comprehensive income                                            $  4,837          $ (1,770)         $  3,067
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                           BEFORE-TAX     TAX (EXPENSE)        NET-OF-TAX
YEAR ENDED DECEMBER 31, 2001                                                   AMOUNT          /BENEFIT            AMOUNT
---------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
    Unrealized holding gains arising during the year                         $  3,707          $ (1,355)         $  2,352
    Less: reclassification adjustment for losses realized in net income          (111)               39               (72)
---------------------------------------------------------------------------------------------------------------------------
       Other comprehensive income                                            $  3,818          $ (1,394)         $  2,424
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                           BEFORE-TAX     TAX (EXPENSE)        NET-OF-TAX
YEAR ENDED DECEMBER 31, 2000                                                   AMOUNT          /BENEFIT            AMOUNT
---------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities
    Unrealized holding gains arising during the year                         $  6,419          $ (2,326)         $  4,093
    Less: reclassification adjustment for losses realized in net income           (11)                4                (7)
---------------------------------------------------------------------------------------------------------------------------
       Other comprehensive income                                            $  6,430          $ (2,330)         $  4,100
---------------------------------------------------------------------------------------------------------------------------

16. COMMITMENTS AND CONTINGENT LIABILITIES

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

     Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

-------------------------------------------------------------------------------
                                                            2002         2001
-------------------------------------------------------------------------------
Commitments to extend credit                          $  139,685   $  123,639
Standby letters of credit                                  1,766          584

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

     The Company and Banks may, from time to time, be subject to claims and lawsuits that arise primarily in the ordinary course of business. Management does not believe there are now such matters that will have a material impact on the financial statements.


17. STOCK DIVIDENDS

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

     On December 17, 2002, the Company announced a 5% stock dividend to be paid on January 17, 2003 to shareholders of record as of December 31, 2002. The stock dividend was recorded in 2002, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.

18. DIVIDENDS AND CAPITAL RESTRICTIONS
Without prior approval, the Banks are restricted by Indiana law and regulatory agencies as to the maximum amount of dividends the Banks can pay to the parent in any calendar year to their retained net profits (as defined) for that year and the two preceding years.

     At December 31, 2002, total shareholders' equity of the Banks was $111,436 of which $100,395 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

19. DIVIDEND REINVESTMENT PLAN

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

20. REGULATORY CAPITAL

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

     There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 2002 and 2001, the Banks were categorized as well capitalized and met all subject capital adequacy requirements.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                          REQUIRED FOR            TO BE WELL
                                                                  ACTUAL                ADEQUATE CAPITAL          CAPITALIZED
DECEMBER 31, 2002                                           AMOUNT       RATIO        AMOUNT       RATIO      AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------------
MAINSOURCE FINANCIAL GROUP
    Total capital (to risk-weighted assets)             $  109,503        14.1%     $ 62,243         8.0%        N/A         N/A
    Tier 1 capital (to risk-weighted assets)                92,516        11.9        31,121         4.0         N/A         N/A
    Tier 1 capital (to average assets)                      92,516         7.6        49,061         4.0         N/A         N/A

MAINSOURCE
    Total capital (to risk-weighted assets)             $   60,536        11.3%     $ 43,048         8.0%   $ 53,810        10.0%
    Tier 1 capital (to risk-weighted assets)                53,887        10.1        21,524         4.0      32,286         6.0
    Tier 1 capital (to average assets)                      53,887         6.8        31,608         4.0      39,510         5.0

REGIONAL
    Total capital (to risk-weighted assets)             $   17,341        11.6%     $ 11,930         8.0%   $ 14,912        10.0%
    Tier 1 capital (to risk-weighted assets)                15,543        10.4         5,965         4.0       8,947         6.0
    Tier 1 capital (to average assets)                      15,543         6.4         9,748         4.0      12,186         5.0

CAPSTONE
    Total risk-based capital (to risk-weighted assets)  $   12,866        15.4%     $  6,704         8.0%   $  8,381        10.0%
    Tier 1 capital (to risk-weighted assets)                11,818        14.1         3,352         4.0       5,028         6.0
    Tier 1 capital (to average assets)                      11,818         6.4         7,425         4.0       9,281         5.0

                                       35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

20. REGULATORY CAPITAL, CONTINUED
----------------------------------------------------------------------------------------------------------------------------------
                                                                                          REQUIRED FOR            TO BE WELL
                                                                  ACTUAL                ADEQUATE CAPITAL          CAPITALIZED
DECEMBER 31, 2001                                           AMOUNT       RATIO        AMOUNT       RATIO      AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------------
MAINSOURCE FINANCIAL GROUP
    Total capital (to risk-weighted assets)              $  94,946        12.6%     $60,323          8.0%        N/A         N/A
    Tier 1 capital (to risk-weighted assets)                86,052        11.4        30,161         4.0         N/A         N/A
    Tier 1 capital (to average assets)                      86,052         7.4        46,698         4.0         N/A         N/A

MAINSOURCE
    Total capital (to risk-weighted assets)              $  62,338        11.8%     $ 42,149         8.0%   $ 52,688        10.0%
    Tier 1 capital (to risk-weighted assets)                56,040        10.6        21,075         4.0      31,612         6.0
    Tier 1 capital (to average assets)                      56,040         7.0        32,128         4.0      40,160         5.0

REGIONAL
    Total risk-based capital (to risk-weighted assets)   $  16,970        11.5%      $11,820         8.0%   $ 14,776        10.0%
    Tier 1 capital (to risk-weighted assets)                15,133        10.2         5,910         4.0       8,865         6.0
    Tier 1 capital (to average assets)                      15,133         7.0         8,652         4.0      10,815         5.0

CAPSTONE
    Total risk-based capital (to risk-weighted assets)   $  10,972        14.9%     $  5,873         8.0%   $  7,341        10.0%
    Tier 1 capital (to risk-weighted assets)                10,301        14.0         2,936         4.0       4,405         6.0
    Tier 1 capital (to average assets)                      10,301         7.4         5,559         4.0       6,949         5.0

21. EMPLOYEE BENEFIT PLANS

The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matches a portion of employees' contributions and makes additional Company contributions based on employee compensation. Expense was $1,138 in 2002, $1,337 in 2001, and $1,133 in 2000.


22. RELATED PARTY TRANSACTIONS

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

     The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2002                                           $   9,199
Changes in composition of related parties                                 980
New loans, including renewals and advances                              9,159
Payments, etc. including renewals                                     (10,290)
-------------------------------------------------------------------------------
Balances, December 31, 2002                                         $   9,048
-------------------------------------------------------------------------------

Deposits from related parties held by the company at December 31, 2002 and 2001 totaled $4,360 and $4,495.

23. STOCK OPTION PLANS

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

----------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                          2002                        2001                      2000
----------------------------------------------------------------------------------------------------------------------
                                                     WEIGHTED                    WEIGHTED                   WEIGHTED
                                                      AVERAGE                     AVERAGE                    AVERAGE
                                                     EXERCISE                    EXERCISE                   EXERCISE
OPTIONS (RESTATED FOR STOCK DIVIDEND)   SHARES          PRICE      SHARES           PRICE      SHARES          PRICE
----------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year               -              -           -               -      55,434       $   9.19
Granted                                      -              -           -               -           -              -
Exercised or redeemed                        -              -           -               -     (55,434)          9.19
Outstanding, end of year                     -              -           -               -           -              -
Options exercisable at year end              -              -           -               -           -              -

24. EARNINGS PER SHARE

Earnings per share were computed as follows:

---------------------------------------------------------------------------------------------------------
                                                                                   WEIGHTED
                                                                                    AVERAGE    PER-SHARE
YEAR ENDED DECEMBER 31, 2002                                            INCOME       SHARES       AMOUNT
---------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Net income available to common shareholders                           $ 14,011    6,806,087       $ 2.06
Effect of dilutive stock options                                                          -
---------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE
Net income available to common shareholders and assumed conversions   $ 14,011    6,806,087       $ 2.06
---------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Net income available to common shareholders                           $ 11,177    6,819,259       $ 1.64
Effect of dilutive stock options                                                          -
---------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE
Net income available to common shareholders and assumed conversions   $ 11,177    6,819,259       $ 1.64
---------------------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2000
---------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
Net income available to common shareholders                           $  9,854    6,792,564       $ 1.45
Effect of dilutive stock options                                                      6,606
---------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER SHARE
Net income available to common shareholders and assumed conversions   $  9,854    6,799,170       $ 1.45
---------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

25. FAIR VALUES OF FINANCIAL INSTRUMENTS

--------------------------------------------------------------------------------------------------------------------------
                                                       DECEMBER 31, 2002                      DECEMBER 31, 2001
--------------------------------------------------------------------------------------------------------------------------
                                                 CARRYING                   FAIR        CARRYING                   FAIR
                                                   AMOUNT                  VALUE          AMOUNT                  VALUE
--------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                   $      80,736          $      80,736   $      59,149          $      59,149
Interest-bearing time deposits                          -                      -             599                    599
Securities available for sale                     346,468                346,468         268,136                268,136
Securities held to maturity                         4,675                  4,939           8,168                  8,292
Loans including loans held for sale, net          746,365                772,126         775,147                783,841
Restricted stock                                    5,690                  5,690           5,109                  5,109
Income receivable                                   5,171                  5,171           7,970                  7,970

LIABILITIES
Deposits                                       (1,034,307)            (1,035,483)     (1,014,687)            (1,020,233)
Borrowings
    Short-term                                    (19,529)               (19,529)        (15,478)               (15,478)
    FHLB advances                                 (50,235)               (52,386)        (20,346)               (21,338)
    Notes payable                                  (2,400)                (2,400)         (4,062)                (4,062)
Interest payable                                   (3,502)                (3,502)         (4,084)                (4,084)
Trust preferred securities                        (30,425)               (30,582)        (22,425)               (22,425)

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


26. QUARTERLY FINANCIAL DATA (UNAUDITED)

---------------------------------------------------------------------------------------------
                      INTEREST    NET INTEREST         NET         EARNINGS PER SHARE
                        INCOME          INCOME      INCOME     BASIC                DILUTED
---------------------------------------------------------------------------------------------
2002
    First quarter    $  18,365       $  11,063     $ 3,336    $ 0.49                 $ 0.49
    Second quarter      18,127          11,169       3,318      0.49                   0.49
    Third quarter       18,292          11,693       3,419      0.50                   0.50
    Fourth quarter      17,519          11,125       3,938      0.58                   0.58

2001
    First quarter    $  22,312       $   9,854     $ 2,574    $ 0.38                 $ 0.38
    Second quarter      21,407           9,903       2,786      0.40                   0.40
    Third quarter       20,775          10,476       2,843      0.42                   0.42
    Fourth quarter      20,051          11,535       2,974      0.44                   0.44

27. PARENT ONLY CONDENSED FINANCIAL STATEMENTS

Parent Only Condensed Balance Sheets
-------------------------------------------------------------------------------------------------------------------
DECEMBER 31                                                                                2002             2001
-------------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and cash equivalents                                                         $  15,131       $    4,914
    Investment securities - AFS                                                           1,057              850
    Investment in subsidiaries                                                          112,717          106,606
    Other assets                                                                          6,182            4,051
-------------------------------------------------------------------------------------------------------------------
       Total assets                                                                   $ 135,087       $  116,421
-------------------------------------------------------------------------------------------------------------------
LIABILITIES
    Subordinated debentures                                                           $  31,367       $   23,119
    Notes payable                                                                         2,400            4,000
    Other liabilities                                                                     1,523            1,430
-------------------------------------------------------------------------------------------------------------------
       Total liabilities                                                                 35,290           28,549
Shareholders' equity                                                                     99,797           87,872
-------------------------------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                     $ 135,087       $  116,421
-------------------------------------------------------------------------------------------------------------------

Parent Only Condensed Statement of Income
-------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                     2002            2001             2000
-------------------------------------------------------------------------------------------------------------------
    Income
       Dividends from subsidiaries                                    $  18,261       $  11,020       $    9,883
       Fees from subsidiaries                                             6,370           4,016            1,598
       Other income                                                         196             207              313
-------------------------------------------------------------------------------------------------------------------
           Total income                                                  24,827          15,243           11,794
    Expenses
       Interest expense                                                   2,172           2,395            2,569
       Salaries and benefits                                              4,854           3,890            2,456
       Professional fees                                                    573             503              403
       Other expenses                                                     3,882           1,967            1,517
-------------------------------------------------------------------------------------------------------------------
           Total expenses                                                11,481           8,755            6,945
Income (loss) before income tax and equity in undistributed income
        of subsidiaries                                                  13,346           6,488            4,849
    Income tax expense (benefit)                                         (1,995)         (1,844)          (2,016)
-------------------------------------------------------------------------------------------------------------------
Income (loss) before equity in undistributed income of subsidiaries      15,341           8,332            6,865
Equity in undistributed income of subsidiaries                           (1,304)          2,845            2,989
-------------------------------------------------------------------------------------------------------------------
Net income                                                            $  14,037       $  11,177       $    9,854
-------------------------------------------------------------------------------------------------------------------

Parent Only Condensed Statement of Cash Flows
-------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31                                                     2002            2001             2000
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                                        $  14,037       $  11,177       $    9,854
    Undistributed income of subsidiaries                                  1,304          (2,845)          (2,989)
    Changes in other assets and liabilities                                (317)            989            2,453
-------------------------------------------------------------------------------------------------------------------
       Net cash provided by operating activities                         15,024           9,321            9,318
INVESTING ACTIVITIES
    Capital contributed to subsidiary                                    (4,348)              -           (2,300)
    Purchases of equipment                                               (1,720)         (1,764)            (456)
    Purchase of security AFS                                               (208)              -             (100)
-------------------------------------------------------------------------------------------------------------------
       Net cash used by investing activities                             (6,276)         (1,764)          (2,856)
FINANCING ACTIVITIES
    Payments on notes payable                                            (1,600)         (2,400)            (300)
    Proceeds from issuance of trust preferred securities                  8,248               -                -
Purchase of treasury shares                                                (694)              -                -
    Cash dividends and fractional stock dividends                        (4,485)         (4,121)          (4,121)
-------------------------------------------------------------------------------------------------------------------
       Net cash provided (used) by financing activities                   1,469          (6,521)          (4,421)
Net change in cash and cash equivalents                                  10,217           1,036            2,041
Cash and cash equivalents, beginning of period                            4,914           3,878            1,837
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                              $  15,131       $   4,914       $    3,878
-------------------------------------------------------------------------------------------------------------------

DIRECTORS AND OFFICERS

MAINSOURCE FINANCIAL GROUP
Robert E. Hoptry
Chairman, Retired President and CEO
MainSource Financial Group

Eric E. Anderson
President and CEO
Anderson Insurance and Financial Services

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

Dale J. Deffner
Retired Partner, Deffner and Tebbe

Don Dunevant, M.D.
Family Physician, Portage Medical Group

Philip A. Frantz
Attorney at Law; Partner, Coldren and Frantz

Rick S. Hartman, CPA
President, The HRH Group, Ltd.

James L. Saner, Sr.
President and CEO
MainSource Financial Group

Edward J. Zoeller
President, E.M. Cummings Veneer, Inc.

MAINSOURCE FINANCIAL GROUP
SENIOR MANAGEMENT
James L. Saner, Sr.
President and CEO

Donald A. Benziger
Senior Vice President and CFO

John C. Parker
Senior Vice President of Operations

MAINSOURCE BANK
Daryl R. Tressler
Chairman, President and CEO
MainSource Bank

Dale J. Deffner, Secretary
Retired Partner, Deffner and Tebbe

Dieter K. H. Johnsen
Owner, K. H. Johnsen, Inc.

Larry A. Johnson
Retired Small Business Owner

John G. Seale, CPA
Partner, Rettig, Blankman, Mack and Seale PC CPA Accounting Firm

Norman L. Winkler
Farmer

Philip A. Frantz
Attorney at Law; Partner, Coldren and Frantz

Robert E. Hoptry
Retired President and CEO
MainSource Financial Group

David L. Miers
President, Miers Farm Corporation

Lawrence R. Rueff, D.V.M.
President, Swine Veterinary Services

John G. Young
Retired Chairman, Jay Garment Corporation

MAINSOURCE BANK SENIOR MANAGEMENT
Daryl R. Tressler
Chairman, President and CEO

Dawn M. Schwering
Senior Vice President - Retail Services

Mark W. Dunevant
Senior Vice President - Mortgage Lending

Daniel F. Anderson
Senior Vice President - Wealth Management

REGIONAL BANK
Michael K. Bauer
Chairman, President and CEO, Regional Bank

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

D.J. Hines
President, Schuler Bauer Realty

Michael J. Kapfhammer
President, Buckhead Mountain Grill

Edward J. Zoeller
President, E.M. Cummings Veneer, Inc.

REGIONAL BANK SENIOR MANAGEMENT
Michael K. Bauer
Chairman, President and CEO

Larry W. Brumley
Senior Vice President - Head of Lending

John Baumann
Vice President - Retail Services

CAPSTONE BANK
W. Brent Hoptry
Chairman, President and CEO, Capstone Bank

Rick S. Hartman, CPA
President, The HRH Group, Ltd.

Roy A. Koester
Farmer

George D. Williams
Retired Sales Representative
Telescope Casual Furniture Company

Dennis F. Nardoni
Owner and CEO
Chicago Steel Tape Co., Inc. and Affiliates

Donald A. Benziger
Senior Vice President and CFO
MainSource Financial Group

CAPSTONE BANK SENIOR MANAGEMENT
W. Brent Hoptry
Chairman, President and CEO

William J. Krones
Senior Vice President - Head of Lending

Georgann J. Buttefield
Vice President - Retail Services

MAINSOURCE INSURANCE
James L. Saner, Sr.
Chairman, President and CEO
MainSource Financial Group

C. Todd Anderson
President, MainSource Insurance

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

Daryl R. Tressler
Chairman, President and CEO
MainSource Bank

Jerry Vollmer
Insurance Sales Manager - Indiana
MainSource Insurance

MAINSOURCE INSURANCE
SENIOR MANAGEMENT
C. Todd Anderson
President, Sales Manager - Kentucky

Jerry Vollmer
Vice President, Sales Manager - Indiana

SHAREHOLDER INFORMATION


ANNUAL MEETING
Wednesday, April 23, 2003, 10:00 AM
MainSource Financial Group Operations Center
1927 Greensburg Crossing
Greensburg, IN 47240

CORPORATE ADDRESS
MainSource Financial Group
201 North Broadway
P. O. Box 87
Greensburg, Indiana 47240
Tel: 812-663-0157
Fax : 812-663-4812
www.mainsourcefinancial.com

FORM 10-K
Copies of the Company's 2002 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to the attention of the Chief Financial Officer.

The Form 10-K and other SEC filings can also be accessed from the Company's website.

TRANSFER AGENT
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-9982
Tel: (800) 368-5948

COMMON SHARES
The Common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is MSFG. In newspaper listings, Company shares are frequently listed as MainSrce.

MARKET MAKERS
Market Makers in the Company's common stock include:
Stifel, Nicolaus & Company, Inc.
J.J.B. Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.
Howe Barnes Investments, Inc.
FTN Financial Securities

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

2002            Q4        Q3        Q2        Q1
----------------------------------------------------
High       $ 24.95   $ 23.91   $ 24.00    $19.18
Low        $ 21.88   $ 21.24   $ 19.06    $16.29
Last Sale  $ 24.01   $ 22.66   $ 23.04    $18.95

2001            Q4        Q3        Q2        Q1
----------------------------------------------------
High       $ 17.62   $ 17.01   $ 15.10    $15.19
Low        $ 14.40   $ 14.65   $ 14.47    $13.38
Last Sale  $ 16.71   $ 14.79   $ 14.96    $15.15

The following dividends per share were paid by MainSource Financial Group:

2002            Q4        Q3        Q2        Q1
----------------------------------------------------
           $  .171   $  .162   $  .162    $ .162

2001            Q4        Q3        Q2        Q1
----------------------------------------------------
           $  .153   $  .150   $  .150    $ .150

Amounts have been adjusted to reflect the 5% stock dividends declared in 2001 and 2002.


                                       41