Form 10-K, Exhibit 13
period 2003-12-31
MAINSOURCE FINANCIAL GROUP
filed 2004-03-12
CIK 720002

EXHIBIT 13



                                   MAINSOURCE

                                FINANCIAL GROUP
                                ---------------
                               2003 ANNUAL REPORT



MainSource Financial Group
About the Company

Contents

Financial Highlights                             1
Report to Shareholders                           2
Year in Review                                   4
Selected Financial Data                          9
Management's Discussion
and Analysis                                    10
Report of Management on
Responsibility for Financial
Information                                     21
Independent Auditor's Report                    22
Consolidated Financial Statements               23
Notes to Consolidated
Financial Statements                            27
Directors and Officers                          40
Shareholder Information                         41

Corporate Profile

MainSource Financial Group (the "Company") is an Indiana-based, multi-bank holding company. Its focus is to provide complete financial services in the more personalized style of a community bank. These services go beyond traditional community-bank products and services and include insurance, investment brokerage, mutual funds, wealth management and financial planning.

At 2003 year-end, MainSource Financial Group owned four affiliate banks:
MainSource Bank with 33 branch offices in southeastern Indiana; First Community Bank & Trust with 10 branch offices in south-central Indiana; Regional Bank with six branch offices in southern Indiana; and Capstone Bank with seven branch offices in eastern Illinois and one in Indiana. MainSource also owned an insurance agency and an investment and trust operation. MainSource Insurance operated five insurance offices in Indiana and one in Kentucky; MainSource Wealth Management operated three offices in Indiana and one in Illinois. Both MainSource Insurance and Wealth Management provide their services to all of the Company's banking offices.

An acquisition is pending with Peoples Financial Corp. of Linton, Indiana, which has 7 banking offices southwest of Indianapolis. The acquisition is expected to close in the second quarter of 2004.

Stock Data
The common shares of the Company are listed on The Nasdaq Stock Market. The trading symbol is MSFG. In newspaper listings, MainSource Financial shares are frequently listed as MainSrce. Log on to our website at www.mainsourcefinancial.com for additional information.


[MAP APPEARS HERE]

MainSource Financial Group Offices:
MainSource Bank o Capstone Bank o Regional Bank
First Community Bank & Trust Co. o MainSource Insurance

MainSource Financial Group
Financial Highlights
(Dollar amounts in thousands except per share data)

                                                                                Percent
December 31                                           2003            2002       Change
-----------------------------------------------------------------------------------------
At Year End
   Total assets                                $ 1,442,729      $ 1,251,760     +  15.3%
   Loans, excluding held for sale                  855,471          740,167     +  15.6
   Allowance for loan losses                        11,509            9,517     +  20.9
   Total deposits                                1,191,310        1,034,307     +  15.2
   Shareholders' equity                            105,424           99,771     +   5.7

Results of Operations
   Net interest income                         $    44,232      $    45,050     -   1.8%
   Non-interest income                              19,443           14,379     +  35.2
   Provision for loan losses                         1,325            2,995     -  55.8
   Net income                                       15,305           14,011     +   9.2

Per Common Share *
   Earnings per share (basic and diluted)      $      2.16      $      1.96     +  10.2%
   Dividends paid                                    0.686            0.626     +   9.6
   Book value - end of period                        14.91            13.99     +   6.6
   Market price - end of period                      30.67            22.87     +  34.1

Financial Ratios
   Return on average assets                           1.14%            1.16%    -   1.7%
   Return on average common
    shareholders' equity                             15.07            14.90     +   1.1
   Allowance for loan losses to total loans
    (year end)                                        1.35             1.29     +   4.7

   * Adjusted for stock dividends

MainSource Financial Group
Report to Shareholders


[PHOTO APPEARS HERE]

James L. Saner, Sr., President and CEO


We just completed the finest year in our history, surpassing virtually every benchmark by which banks are commonly measured. Earnings rose for the fifth year in a row to set a new record of $15.3 million, which was 9.2 percent ahead of the old record of $14.0 million set the year before. Earnings per share rose
10.2 percent to $2.16 from $1.96 in 2002. In addition, we completed one acquisition and embarked on another. Finally, our stock price advanced again, reaching $30.67* at year-end 2003, a 34.1 percent gain over 2002's closing price of $22.87*.

Shareholders realized a total return of 37.1 percent in 2003 -- a combination of the 34.1 percent increase in our stock's market value plus cash dividends totaling 68.6 cents per share, an increase of 9.6 percent over the 2002 cash dividend.

The 2003 annual cash dividend increase marks the 15th consecutive year for such an increase. In addition, we also declared and paid a five-percent stock dividend, the fourth such stock dividend in as many years.

In 2003, we completed the acquisition of First Community Bancshares, Inc., a community bank holding company based in Bargersville, Indiana. It operates 10 branches in four Indiana counties, generally to the west of the markets served by our MainSource Bank operation. We promptly started integrating some of its back office operations into our holding company. We expect when this conversion is completed, First Community's earnings contribution, which was modest in 2003, will continue to add shareholder value because of the increased efficiencies our systems provide.

Acquisition Strategy and Philosophy

In pursuing any acquisition, we look for banks with strong local identity and deep, personal involvement with their communities, solid management and room for healthy gains in efficiency.

Our goal is to improve the operations of these banks, add to their lending capacity and increase the variety of their product/service menus while retaining their local character. It is a strategy that we believe provides us with a decisive, competitive edge in smaller, community-banking markets. By increasing these smaller banks' lending


* Adjusted for stock dividends
capacity and providing them with more sophisticated financial products, we expect these acquisitions will provide increased organic growth.

With regard to enhancing our friendly and professional community approach to banking, I believe we have only scratched the surface as to what that concept really entails. Ultimately, it means having employees who choose to put down permanent roots in the same communities as our customers. It also means finding employees that embody the value system that differentiates one small town from another. If the predominate activity in one community is manufacturing, for example, then it makes good sense for our local bank to employ some people with similar backgrounds. That establishes a mutual bond, which will help our employees understand intuitively the issues that are most important to their customers. Consequently, it is essential to employ individuals that match the needs of each community we serve, even though each community may have far differing needs from another. In this regard, I believe it is far easier to train a motivated, hard-working person in the ways of banking than it is to take bankers from large, metropolitan areas and expect them to adapt to the values and lifestyle of a small, Midwestern community.

New Stock Purchase Program

Effective February 1, 2004, our board of directors authorized the repurchase of up to 170,000 shares of common stock, which is approximately 2.5 percent of the common shares. The 12-month authorization replaces a repurchase plan that expired at the end of January, 2004. The net effect of these repurchase plans enables us to use these shares for acquisitions and other general corporate purposes, and they also reduce the number of shares outstanding, which has a beneficial effect on calculating earnings per share.

Throughout 2003, we continued to address corporate governance compliance issues required by the Sarbanes-Oxley Act of 2002. In effect, the Act requires us to formalize many of the practices and code of ethics we have had in place for more than a decade. We believe that this ongoing compliance undertaking, which also mandates company-wide standardization of processes and procedures, has the potential to drive even greater operating efficiencies.

Looking ahead, I am increasingly confident about the strength of the current economic recovery and its potential for MainSource. We enjoyed a strong fourth quarter, with year-over-year gains in both net interest income and non-interest income.

Long-term prospects seem positive in numerous ways. Our insurance and annuity operations gained momentum as the 2003 year progressed, and they appear poised for further growth in 2004. With the strengthening of the economy, commercial lending operations hold the promise of significant growth in 2004. Finally, the ongoing integration of our newly acquired banks should provide further gains in overall efficiency.

As 2003 drew to a close, our efforts to improve the return on our investment portfolio began to bear fruit. Our move to reposition a portion of our portfolio with slightly longer maturities meshed with market gains in the latter half of 2003. Given the size of our portfolio, approximately $400 million, we stand to reap significant benefits from even small increases in yield.

Finally, our strategic plan calls for a continued emphasis on developing and enhancing customer relationships. With its implementation already in place and our vigorous efforts to improve our non-performing assets, I feel confident MainSource is well positioned to build upon its record of success in 2004.

In closing, I would like to thank our shareholders for their continued confidence, our employees for their efforts, our directors for their leadership and our customers for their patronage that made 2003 our finest year ever.

James L. Saner, Sr.
President and Chief Executive Officer

March 1, 2004

MainSource Financial Group
Year in Review

This year in review: Overall, an outstanding year. Earnings per share were up more than 10 percent, and this double digit growth has been achieved for the past four years in a row.

MainSource Financial finished the year on a great note. Our return on equity exceeded 15 percent; our stock price soared; and our four-year record of double-digit growth in earnings per share reflected the consistency and predictability we provide our investors.

Highlights of 2003:

o Net income per share gained 10.2 percent to $2.16 from $1.96. Net income increased 9.2 percent to $15.3 million from $14.0 million.

o Return on average shareholders' equity increased to 15.1 percent from 14.9 percent.

o Net interest margin, on a fully-taxable equivalent basis, equaled 3.73 percent.


2003

o    Stock price up 34.1%

o    Return on equity at 15.07%

o    Net income per share up 10.2%

o    Net income up 9.2%

o Acquired First Community Bancshares, which added 10 banking offices in south central Indiana.


[CHART APPEARS HERE]

Return on Average Equity

03            15.07%
02            14.90%
01            13.24%


[PHOTO APPEARS HERE]

Doing business with our friends and neighbors in small towns in Indiana, Illinois and Kentucky is a cornerstone to our banking philosophy.

o    Return on average assets was 1.14 percent.

o    Total assets increased by $191 million, rising to $1.44 billion.

o    Total deposits rose by $157 million to $1.19 billion.

o    Total loans, excluding those held for sale, grew to $855 million.

o    Non-interest income rose 35.2 percent to $19.4 million.

Lending--2003
Our lending operations adjusted to changing market conditions as 2003 progressed. Refinancing of residential mortgages was strong for the first eight months of last year and then gradually slowed by year end. Conversely, new mortgage loans were modest at the start of 2003 but increased during the year, growing quite strong by year's end. With mortgage rates now more stable, we expect to make more new mortgage loans and fewer refinancings in 2004, but most likely at overall lower volumes. The shift in mortgage activity was offset by an increase in commercial lending applications as the year concluded. We anticipate an increase in commercial loan volume will occur as 2004 unfolds.

Interest Rates and Margins
The long, steady decline in interest rates finally appears to have ended, after reaching 40-year lows. Our net interest margin stabilized by the end of the year, at 3.73 percent. As a result, net interest income declined to $44.2 million for 2003 from $45.1 million in 2002.

[PHOTO APPEARS HERE]
Earning the trust of our customers enables us to provide them with better personal financial management through a variety of our other banking products and services.


[PHOTO APPEARS HERE]
More than anything else, banking is about people, not numbers--something many large banks simply don't understand.

MainSource Financial Group
Year in Review, continued

Being a good neighbor in a small community means more than just giving money to charities. It means getting involved personally. Each year our employees participate in a "Day of Caring." This is a day when they roll up their sleeves to clean the homes of battered women, paint the houses of economically-deprived individuals, or help remodel shelters for the disadvantaged. In addition, MainSource gave to organizations such as the United Fund and made a contribution to help underwrite a new maternity ward for Decatur County Memorial Hospital in Greensburg, Indiana.

   However, it is impossible to discuss net interest margins in a vacuum. In some ways, low rates proved beneficial because the refinancing of mortgage loans and applications for new loans became the order of the day. Fees earned on mortgage banking in 2003 amounted to $5.7 million, an increase of $0.9 million from the previous year. The gain in fees from mortgage activity offset the decline in net interest income.
   This illustrates how MainSource management adapts to a variety of conditions and guides the corporation toward increased prosperity, regardless of economic trends or current interest rates.

Cross Selling Gains
We scored solid gains in our insurance and annuity businesses last year. Our associates became increasingly adept at addressing customers' total financial-services needs by offering them more non-traditional banking products. Customers not satisfied with current CD yields, for example, often opted for our line of annuity products. As a result, we increased our annuity business at a much faster rate during the second half of 2003 than we did during the first two quarters.

First Community Bancshares Acquisition
Acquired in June, 2003, First Community added to earnings, income, deposits and assets, and increased the number of customers, as well. Its 10 banking locations provided us with an established presence in Johnson County, which is to the immediate south of Marion County (Indianapolis) and the second-fastest growing county in Indiana.
   We expect to completely assimilate First Community during 2004. This should increase its earning power because of increases in efficiencies. As we continue to provide it with our more sophisticated banking products and expand its lending capacity, we expect this acquisition may well prove to be our most profitable to date.

[PHOTO APPEARS HERE]

     We believe our approach --building upon our friendly and professional, community-bank operating style while adding the sophisticated products of a one-stop financial-services shop -- is a powerful formula.
     By increasing the lending authority and product offerings of our acquired banks, we become more formidable competitors and can dominate other smaller banks in our markets.
     By providing sophisticated financial services and traditional banking products to our customers and delivering them through highly trained and professional employees utilizing the personal, small-town touch, we are able to compete more effectively through our branch locations than those of the larger, mega-city banks.


[CHART APEARS HERE]

Net Income
($ in Millions)

03                $15.3
02                $14.0
01                $11.2

[CHART APEARS HERE]
Total Assets
($ in Billions)

03                $1.44
02                $1.25
01                $1.18

[CHART APEARS HERE]
Non-interest Income
($ in Millions)

03                $19.4
02                $14.4
01                $11.5

MainSource Financial Group
Proposed Acquisition

With the acquisition of First Community Bancshares in 2003 and the pending acquisition of Peoples Financial Corp. in 2004, we will have increased the number of our banking locations by 31 percent in less than two years.

Proposed Merger of Peoples Financial Corp.
On December 16, 2003, we announced a pending merger with Peoples Financial Corp. of Linton, Indiana. It is a $120 million bank holding company that operates seven banking locations in Greene County. Greene County lies southwest of Marion County, which is the home of Indianapolis.
   This proposed acquisition will expand our footprint westward into more rural areas, but with promising growth potential. It will also give us proximity to communities bordered by Bloomington, Terre Haute and Vincennes, Indiana. Within this area are sizable commercial accounts that can be tapped by expanding People's lending authority.
    With a strong management team already in place, Peoples is expected to be accretive to our earnings in 2004.

[CHART APPEARS HERE]
Stock Price
(adjusted for all stock dividends)

03                $30.67
02                $22.87
01                $15.91


[PHOTO APPEARS HERE]

The proposed Peoples Financial transaction affirms our commitment to the community-banking philosophy as Peoples and its employees maintain strong ties to their communities.

Selected Financial Data
(Dollar amounts in thousands except per share data)

             December 31                          2003          2002          2001          2000          1999
-----------------------------------------------------------------------------------------------------------------
Results of Operations
   Net interest income                        $   44,232    $   45,050    $   41,768    $   39,089    $   35,817
   Provision for loan losses                       1,325         2,995         2,136         1,658         1,826
   Non-interest income                            19,443        14,379        11,486         9,591         7,605
   Non-interest expense                           40,448        35,610        34,311        33,168        29,903
   Income before income tax                       21,902        20,824        16,807        13,854        11,693
   Income tax                                      6,597         6,813         5,630         4,000         3,605
   Net income                                     15,305        14,011        11,177         9,854         8,088
   Dividends paid on common stock                  4,857         4,485         4,114         4,121         3,932

Per Common Share*
   Earnings per share (basic)                 $     2.16    $     1.96    $     1.56    $     1.38    $     1.14
   Earnings per share (diluted)                     2.16          1.96          1.56          1.38          1.14
   Dividends paid **                               0.686         0.626         0.574         0.539         0.527
   Book value - end of period                      14.91         13.99         12.26         10.93          9.57
   Market price - end of period                    30.67         22.87         15.91         12.74         15.43

At Year End
   Total assets                               $1,442,729    $1,251,760    $1,178,392    $1,216,936    $1,110,252
   Securities                                    425,542       351,143       276,304       294,395       290,337
   Loans, excluding held for sale                855,471       740,167       760,785       790,550       710,661
   Allowance for loan losses                      11,509         9,517         8,894         8,716         7,718
   Total deposits                              1,191,310     1,034,307     1,014,687     1,053,570       940,905
   Notes payable                                  12,500         2,400         4,062         6,510         6,885
   Federal Home Loan Bank advances                62,751        50,235        20,346        22,463        24,484
   Subordinated debentures                        29,898        30,425        22,425        22,425        22,425
   Shareholders' equity                          105,424        99,771        87,872        78,005        68,172

Financial Ratios
   Return on average assets                         1.14%         1.16%         0.93%         0.85%         0.76%
   Return on average common
    shareholders' equity                           15.07         14.90         13.24         13.76         11.67
   Allowance for loan losses to total loans
    (year end, excluding held for sale)             1.35          1.29          1.17          1.10          1.09
   Shareholders' equity to total assets
    (year end)                                      7.31          7.97          7.46          6.41          6.14
   Average equity to average total assets           7.57          7.77          7.04          6.20          6.55
   Dividend payout ratio                           31.73         32.01         36.81         41.82         48.62

*    Adjusted for stock dividends
** Dividends paid by MainSource Financial Group without restatement for pooling of interests

MainSource Financial Group
Management's Discussion and Analysis
(Dollar amounts in thousands except per share data)

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

Overview
MainSource Financial Group, Inc. ("Company") is a bank holding company whose principal activity is the ownership and management of its four wholly owned subsidiary banks ("Banks"): MainSource Bank headquartered in Greensburg, Indiana, Regional Bank ("Regional"), headquartered in New Albany, Indiana, Capstone Bank ("Capstone"), headquartered in Watseka, Illinois, and First Community Bank & Trust ("First Community"), headquartered in Bargersville, Indiana. All four banks operate under state charters and are subject to regulation by their respective state regulatory agencies and the Federal Deposit Insurance Corporation. MainSource Insurance (formerly The Insurance Group, Inc.) is a wholly owned subsidiary of MainSource Bank operating five offices in Indiana and one in Kentucky and is subject to regulation by the Kentucky and Indiana Departments of Insurance. The Company also has wholly owned subsidiaries to hold investment securities. These investment subsidiaries are incorporated in Nevada. Additionally, the Company owns IUB Reinsurance Company, Ltd., a credit life reinsurance company. In November 2003, the Company formed MSB Realty, Inc., which holds real estate backed assets of MainSource Bank.

Business Strategy
The Company operates under the broad tenets of a long-term strategic plan ("Plan") designed to improve the Company's financial performance, expand its competitive position and enhance long-term shareholder value. The Plan is premised on the belief of the Company's board of directors that it can best promote long-term shareholder interests by pursuing strategies which will continue to preserve its community-focused philosophy. The dynamics of the Plan assure continually evolving goals, with the enhancement of shareholder value being the constant, overriding objective. The extent of the Company's success will depend upon how well it anticipates and responds to competitive changes within its markets, the interest rate environment and other external forces.
    The Company continued its history of external growth through acquisitions. In June 2003, the Company acquired First Community Bancshares and its wholly-owned subsidiary, First Community Bank & Trust, in a cash transaction. Funding for this acquisition was derived from the issuance of $7,000 of floating rate subordinated debentures, a $13,000 note payable, and internal cash. First Community is headquartered in Bargersville, Indiana and operates ten branches in four counties in south central Indiana with total assets of approximately $160 million. In 2003, the Company also purchased one branch in Illinois that added $20 million in deposits and $6 million in loans. The Company is continuously reviewing acquisition targets including branches, whole banks, and other financial service related entities focusing on the four-state Midwest region of Indiana, Illinois, Kentucky, and Ohio.
    During 2003, the Company continued its focus on becoming a complete financial services provider for its customers. The Company invested heavily in the information technology and data processing areas in order to position itself to support more products and services, to allow for future growth, and to stay competitive in the current environment.
    In 2003, the Company utilized these technologies in conjunction with its MCIF system to fuel internal growth through marketing to its existing customer base. The Company emphasized the cross-selling of insurance and annuity products through its branch system. The insurance division of the Company has grown steadily throughout the past several years and the Company views this area as a potential source of increasing non-interest income. In addition to the insurance division, the Company's wealth management division has experienced steady growth. As of December 31, 2003, MainSource Wealth Management, which operates as a division of MainSource Bank, had assets under management of approximately $138 million.
    In 2004, the Company will continue to emphasize its wide array of both traditional and non-traditional financial products and services. As the economy rebounds, the Company believes that 2004 will see increased activity in its lending areas and an increase in the yield on its investment portfolio. Management expects that these items will be partially offset by a decrease in mortgage banking as the refinancing boom that occurred throughout most of 2002 and 2003 appears to have slowed. Also, during the second quarter of 2004, the Company expects to close on the acquisition of Peoples Financial Corp., Inc. With its seven offices in southwest Indiana, this transaction will further expand the Company's footprint in the southern part of the state.

Table 2 - Non-interest Income and Expense

                                                                              Percent Change
                                            2003       2002       2001        03/02     02/01
-----------------------------------------------------------------------------------------------
Non-interest income
    Insurance commissions                 $  2,400   $  2,156   $  1,993       11.3%      8.2%
    Fiduciary activities                       602        561        506        7.3      10.9
    Mortgage banking                         5,671      4,757      2,767       19.2      71.9
    Service charges on deposit accounts      5,092      4,011      3,835       27.0       4.6
    Securities gains/(losses)                1,300        319       (111)     307.5    (387.4)
    Other                                    4,378      2,575      2,496       70.0       3.2
-----------------------------------------------------------------------------------------------
       Total non-interest income          $ 19,443   $ 14,379   $ 11,486       35.2%     25.2%
-----------------------------------------------------------------------------------------------

Non-interest expense
    Salaries and employee benefits        $ 22,421   $ 20,381   $ 19,061       10.0%      6.9%
    Net occupancy                            2,753      2,414      2,247       14.0       7.4
    Equipment                                3,488      2,873      2,489       21.4      15.4
    Telephone                                1,287      1,038        855       24.0      21.4
    Intangible amortization                    909        828      1,966        9.8     (57.9)
    Stationery, printing, and supplies         916        973        839       (5.9)     16.0
    Other                                    8,674      7,103      6,854       22.1       3.6
-----------------------------------------------------------------------------------------------
       Total non-interest expense         $ 40,448   $ 35,610   $ 34,311       13.6%      3.8%
-----------------------------------------------------------------------------------------------

Results of Operations
Net income was $15,305 in 2003, $14,011 in 2002, and $11,177 in 2001. Earnings
per common share on a fully diluted basis were $2.16 in 2003, $1.96 in 2002 and $1.56 in 2001. The 10.2% increase in 2003 earnings per share over 2002 was primarily due to the acquisition of First Community in June 2003, strong mortgage banking activity, and gains on the sales of investment securities. As detailed in Note 7 to the consolidated financial statements, in 2002 the Company adopted Statements of Financial Accounting Standards (FAS) No. 142 and 147, which changed the method of accounting for intangible assets. The adoption of these standards resulted in a reduction of goodwill amortization in 2002, increasing net income $710, or $0.10 per share. In addition, the Company realized gains related to the sales of investment securities and the merchant credit card program of $.04, net of tax. The change in goodwill and sales of securities and the merchant credit card program contributed $0.14 per share in 2002, representing approximately one-third of the increase in earnings per share versus 2001.
    Other key measures of the financial performance of the Company are return on average shareholders' equity and return on average assets. Return on average shareholders' equity was 15.07% in 2003, 14.90% in 2002, and 13.24% in 2001. The
Company's return on average assets was 1.14% in 2003, 1.16% in 2002, and .93% in 2001. The current levels of return on shareholders' equity and return on assets are representative of the Company's continuing effort to improve profitability. The Company believes that its steady improvement in performance validates its strategic course of action and will continue to provide increased shareholder value.

Net Interest Income
Net interest income and net interest margin are influenced by the volume and yield or cost of earning assets and interest-bearing liabilities. Tax equivalent net interest income of $45,655 in 2003 decreased slightly from $46,403 in 2002 (See Table 3). As rates stayed low throughout 2003, the Company's yield on earning assets decreased to 5.64% in 2003 from 6.60% in 2002. Partially offsetting the decrease in yield, the Company aggressively repriced its deposits and borrowings and was able to significantly reduce its cost of funds to 2.09 % in 2003 from 2.70% in 2002. The overall effect was a decrease in the Company's spread, which represents the difference between the yield on earning assets versus the cost of funds. The Company's spread in 2003 was 3.55% compared to 3.90% in 2002.

Provision for Loan Losses
The Company expensed $1,325 in provision for loan losses in 2003. This level of provision allowed the Company to maintain an adequate allowance for loan losses. This topic is discussed in detail under the heading "Loans, Credit Risk and the Allowance and Provision for Loan Losses".

Non-interest Income
Non-interest income increased in 2003 to $19,443 compared to $14,379 in 2002, which represents an increase of $5,064 and 35.2%. The acquisition of First Community added a total of $926, contributing approximately 18% of the increase in 2003. In addition to the acquisition of First Community, the Company realized increases in several areas. As interest rates remained at historically low

MainSource Financial Group
Management's Discussion and Analysis
(Dollar amounts in thousands except per share data)

levels throughout much of 2003, the Company realized a significant increase in its mortgage banking activity. Mortgage banking income, which consists of gains and losses on loan sales and service fee income, net of mortgage servicing right amortization, was $5,671 in 2003 compared to $4,757 in 2002, an increase of 19.2%. As many customers refinanced their existing loans, the Company elected to sell the majority of these loans into the secondary market while maintaining the servicing rights. The Company also realized net gains on sales of investment securities in 2003 of $1,300 compared to gains of $319 in 2002. Other non-interest income increased in 2003 versus 2002 as the Company realized increases in the following areas: annuity fees ($360), cash surrender value of company-owned life insurance policies ($418), gains on the sales of various OREO properties ($245), and contingency fees from insurance companies ($165).
    Non-interest income increased in 2002 to $14,379 compared to $11,486 in 2001, which represents a 25.2% increase. With the low interest rate environment in 2002, the Company realized a significant increase in its mortgage banking activity. Mortgage banking income was $4,757 in 2002 compared to $2,767 in 2001, an increase of $1,990, or 71.9%. The Company also realized net gains on sales of investment securities in 2002 of $319 compared to net losses in 2001 of $111.

Non-interest Expense
Total non-interest expense increased 13.6% in 2003 to $40,448 compared to $35,610 in 2002, or an increase of $4,838. The largest component of non-interest expense is salaries and benefits. These expenses increased 10.0%, or $2,040, in 2003 due primarily to the acquisition of First Community, which added $1,435 of employee costs. The remaining increase would be attributable to normal merit increases (see Table 2 for detail of non-interest expense). Other non-interest expense increased in 2003 compared to 2002 as the Company incurred approximately $850 of costs related to the redemption of trust preferred securities in the first quarter of 2003. These costs related to the Company's investment in trusts formed to issue trust preferred securities and are a result of accelerated amortization of debt issuance costs by the trusts.
    Total non-interest expense increased 3.8% in 2002 to $35,610 compared to $34,311 in 2001, or an increase of $1,299. The largest component of non-interest expense is salaries and benefits. These expenses increased 6.9%, or $1,320, in 2002 due to branch acquisitions, which increased the number of employees, an increase in health care expense and normal merit increases (see Table 2 for detail of non-interest expense). Due to the adoption of FAS 142 and 147, the Company's intangible amortization decreased in 2002, as goodwill is no longer amortized.

[CHART APPEARS HERE]
Net Income
($ in Millions)

03                $15.3
02                $14.0
01                $11.2

[CHART APPEARS HERE]
Non-interest Expense
($ in Millions)

03                $40.4
02                $35.6
01                $34.3

[CHART APPEARS HERE]
Non-interest Income
($ in Millions)

03                $19.4
02                $14.4
01                $11.5

Income Taxes
The effective tax rate was 30.1% in 2003, 32.7% in 2002, and 33.5% in 2001. The decrease in the Company's effective tax rate in 2003 was a result of higher levels of tax-exempt income from securities and company-owned life insurance policies.

Balance Sheet
At December 31, 2003, total assets were $1,442,729 compared to $1,251,760 at December 31, 2002, an increase of $190,969. The increase was primarily attributable to the acquisition of First Community, which accounted for approximately $160 million in assets.

Loans, Credit Risk and the Allowance and Provision for Loan Losses
Loans remain the Company's largest concentration of assets and continue to represent the greatest potential risk. The loan underwriting standards observed by the Company's subsidiaries are viewed by management as a means of controlling problem loans and the resulting charge-offs.
    The Company's conservative loan underwriting standards have historically resulted in higher loan quality and generally lower levels of net charge-offs than peer bank averages. The Company also believes credit risks may be elevated if undue concentrations of loans in specific industry segments and to out-of-area borrowers are incurred. Accordingly, the Company's board of directors regularly monitors such concentrations to determine compliance with its loan concentration policy. The Company believes it has no undue concentrations of loans.
    Total loans (excluding those held for sale) increased by approximately $115 million from year-end 2002. The increase was primarily related to the acquisition of First Community. Excluding the acquisition of First Community, the Company's total loan portfolio remained relatively flat as the increase in commercial loans of approximately $20 million was offset by a decrease in the Company's residential real estate portfolio. As interest rates remained low throughout 2003, many customers refinanced their existing residential mortgage loans. The Company, in turn, elected not to retain new fixed rate loans in its own portfolio and instead, sold these in the secondary market while maintaining the servicing. Despite this decrease, residential real estate loans continue to represent the largest portion of the total loan portfolio. Such loans represented 36.9% and 40.7% of total loans at December 31, 2003 and 2002, respectively.
    The Company regards its ability to identify and correct loan quality problems as one of its greatest strengths. Loans are placed on "non-accrual" status when, in management's judgment, the collateral value and/or the borrower's financial condition does not justify accruing interest.
    As a general rule, commercial and real estate loans are reclassified to nonaccrual status at or before becoming 90 days past due. Interest previously recorded, but not deemed collectible, is reversed and charged against current income. Subsequent interest payments collected on nonaccrual loans may thereafter be recognized as interest income or may be applied as a reduction of the loan's principal balance, as circumstances warrant.
    Non-performing assets were $17.3 million as of December 31, 2003 compared to $10.9 million as of December 31, 2002 and represented 1.20% of total assets at December 31, 2003 versus 0.87% one year ago. Approximately $4.0 million of non-performing assets were obtained in the First Community acquisition. Management believes that these assets were adequately provided for in its allowance for loan losses at the time of acquisition. Of the $17.3 million of non-performing assets at year-end 2003, approximately 52% are collateralized by residential real estate properties, which have historically resulted in low levels of charge-offs.
    The provision for loan losses was $1,325 in 2003, $2,995 in 2002, and $2,136 in 2001. The decrease in the Company's provision in 2003 was primarily due to the decrease in net charge-offs in 2003 and the upgrade of several credits to a more favorable risk rating. As a percentage of average loans, net chargeoffs equaled .18%, .31%, and .25% in 2003, 2002 and 2001, respectively.
    Management maintains a list of loans warranting either the assignment of a specific reserve amount or other special administrative attention. This watch list, together with a listing of all classified loans, nonaccrual loans and delinquent loans, is reviewed monthly by the board of directors of each subsidiary. Additionally, the Company evaluates its consumer and residential real estate loan pools for probable losses incurred based on historical trends, adjusted by current delinquency and non-performing loan levels.
    The ability to absorb loan losses promptly when problems are identified is invaluable to a banking organization. Most often, losses incurred as a result of prompt, aggressive collection actions are much lower than losses incurred after prolonged legal proceedings. Accordingly, the Company observes the practice of quickly initiating stringent collection efforts in the early stages of loan delinquency.
    The adequacy of the allowance for loan losses in each subsidiary is reviewed at least quarterly. The determination of the provision amount in any period is based upon management's continuing review and evaluation of loan loss experience, changes in the composition of the loan portfolio, classified loans including non-accrual and impaired loans, current economic conditions, the amount of loans presently outstanding, and the amount and composition of loan growth. The Company's allowance for loan losses was $11,509 at December 31, 2003 compared to $9,517 at the end of 2002. The increase in the allowance is primarily attributable to the acquisition of First Community, which had a reserve of $2,078 at the date of acquisition.

MainSource Financial Group
Management's Discussion and Analysis
(Dollar amounts in thousands except per share data)

Table 3 - Average Balance Sheet and Net Interest Analysis
(Taxable Equivalent Basis)*

                                              2003                           2002                          2001
--------------------------------------------------------------------------------------------------------------------------
                                  Average            Average     Average           Average      Average          Average
                                  Balance  Interest     Rate     Balance Interest     Rate      Balance Interest    Rate
--------------------------------------------------------------------------------------------------------------------------
Assets
Short-term investments         $    1,224  $      7   0.57%  $       288  $     5    1.74%  $     2,172  $    80   3.68%
Federal funds sold and
 money market accounts             15,679       192   1.22        38,002      727    1.91        50,534    2,139   4.23
Securities
    Taxable                       352,813    11,480   3.25       264,675   12,970    4.90       227,759   13,683   6.01
    Non-taxable*                   52,820     3,341   6.33        47,611    3,166    6.65        34,933    2,762   7.91
--------------------------------------------------------------------------------------------------------------------------
       Total securities           405,633    14,821   3.65       312,286   16,136    5.17       262,692   16,445   6.26
Loans **
    Commercial                    430,992    29,462   6.83       402,283   29,308    7.29       377,386   31,680   8.39
    Residential real estate       218,461    14,543   6.66       237,709   17,627    7.42       296,709   24,194   8.15
    Consumer                      151,127    10,005   6.62       124,626    9,853    7.91       121,866   11,218   9.21
--------------------------------------------------------------------------------------------------------------------------
       Total loans                800,580    54,010   6.75       764,618   56,788    7.43       795,961   67,092   8.43
--------------------------------------------------------------------------------------------------------------------------
       Total earning assets     1,223,116    69,030   5.64     1,115,194   73,656    6.60     1,111,359   85,756   7.72
--------------------------------------------------------------------------------------------------------------------------
Cash and due from banks            38,413                         36,912                         29,981
Unrealized gains (losses)
 on securities                      3,750                          4,801                          2,102
Allowance for loan losses         (11,065)                        (9,404)                        (9,143)
Premises and equipment, net        21,500                         18,521                         16,883
Intangible assets and goodwill     34,206                         23,363                         23,482
Accrued interest receivable
 and other assets                  32,199                         21,358                         25,246
                               -------------------------------------------------------------------------
       Total assets            $1,342,119                    $ 1,210,745                    $ 1,199,910
--------------------------------------------------------------------------------------------------------------------------

Liabilities
    Interest-bearing deposits
       DDA, savings and money
        market accounts        $  476,627  $  3,050   0.64%  $   443,684  $ 5,064    1.14%  $   401,349  $ 8,728   2.17%
       Certificates of deposit    526,304    15,578   2.96       478,643   17,546    3.67       545,458   29,716   5.45
--------------------------------------------------------------------------------------------------------------------------
         Total interest-
          bearing deposits      1,002,931    18,628   1.86       922,327   22,610    2.45       946,807   38,444   4.06
Short-term borrowings              18,565       172   0.93        17,769      372    2.09        19,149      611   3.19
Subordinated debentures            26,845     1,638   6.10        22,758    2,035    8.94        22,425    2,023   9.02
Notes payable and FHLB borrowings  67,706     2,935   4.33        45,497    2,236    4.91        26,362    1,699   6.44
--------------------------------------------------------------------------------------------------------------------------
         Total interest-
          bearing liabilities   1,116,047    23,373   2.09     1,008,351   27,253    2.70     1,014,743   42,777   4.22
Demand deposits                   111,480                         94,054                         85,317
Other liabilities                  13,013                         14,283                         15,452
--------------------------------------------------------------------------------------------------------------------------
Total liabilities               1,240,540                      1,116,688                      1,115,512
Shareholders' equity              101,579                         94,057                         84,398
--------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity          $1,342,119    23,373   1.91*** $1,210,745   27,253    2.44 ***$1,199,910   42,777   3.85***
--------------------------------------------------------------------------------------------------------------------------
Net interest income                         $45,657   3.73****            $46,403    4.16****            $42,979    3.87****
--------------------------------------------------------------------------------------------------------------------------
Conversion of tax exempt income
 to a fully taxable equivalent basis
 using a marginal rate of 35%              $  1,425                       $ 1,353                        $ 1,211

* Adjusted to reflect income related to securities and loans exempt from Federal income taxes.
**   Nonaccruing loans have been included in the average balances.
***  Total interest expense divided by total earning assets.
**** Net interest income divided by total earning assets.

Table 4 - Loan Portfolio

December 31                               2003       2002       2001        2000      1999
--------------------------------------------------------------------------------------------
Types of loans
Commercial                              $141,571   $ 98,526   $ 83,143   $ 77,648   $ 65,426
Agricultural production financing and
 other loans to farmers                   25,897     25,105     20,726     20,744     22,107
Commercial real estate mortgage          183,938    156,277    150,677    138,132    104,150
Residential real estate mortgage         315,848    301,232    328,107    389,622    326,720
Farm real estate                          37,107     43,762     46,524     49,284     44,367
Construction and development              34,686     34,987     53,753     40,813     50,721
Consumer                                  99,724     72,702     69,957     64,548     87,270
State and political                       16,700      7,576      7,898      9,759      9,900
--------------------------------------------------------------------------------------------
    Total loans                         $855,471   $740,167   $760,785   $790,550   $710,661
--------------------------------------------------------------------------------------------

Securities
Securities offer flexibility in the Company's management of interest rate risk, and are the primary means by which the Company provides liquidity and responds to changing maturity characteristics of assets and liabilities. The Company's investment policy prohibits trading activities and does not allow investment in high-risk derivative products or junk bonds.
    As of December 31, 2003, 99.2% of the securities are classified as "available for sale" ("AFS") and are carried at fair value with unrealized gains and losses, net of taxes, excluded from earnings and reported as a separate component of shareholders' equity. A net unrealized gain of $2,185 was recorded to adjust the AFS portfolio to current market value at December 31, 2003 compared to a net unrealized gain of $7,065 at December 31, 2002. The remaining 0.8% of the investment portfolio is classified as "held to maturity" ("HTM") and is carried at book value. The majority of the Company's HTM portfolio consists of tax-exempt municipal bonds.
    For 2003 the tax equivalent yield of the investment securities portfolio was 3.65%, compared to 5.17% and 6.26% for 2002 and 2001, respectively. The average life of the Company's investment security portfolio was 2.82 years at December 31, 2003. During 2003 portfolio income was negatively impacted by the drop in interest rates in the first half of the year as significant premium amortization on mortgage related securities resulted in a lower yield on the investment portfolio. Management targeted callable agencies and low premium mortgage products for reinvestment to help stabilize earnings while keeping the average life of the portfolio short. Throughout 2003 management enhanced the return of the portfolio by selectively selling and buying securities that provided gains and maintained the strategic position of the portfolio. At the beginning of 2004 the portfolio remains defensively positioned, maintaining a bias against price and extension risk.

Sources of Funds
The Company relies primarily on customer deposits and securities sold under agreement to repurchase ("repurchase agreements"), along with shareholders' equity to fund earning assets. Federal Home Loan Bank ("FHLB") advances are used to provide additional funding. The Company also attempts to purchase local deposits through branch acquisitions.
    Deposits generated within local markets provide the major source of funding for earning assets. Average total deposits were 91.1% of total average earning assets in 2003 and 2002. Total interest-bearing deposits averaged 90.0% and 90.7% of average total deposits during 2003 and 2002. Management is continuing efforts to increase the


Loan Loss Reserves ($ in Millions)
[CHART APPEARS HERE]
03                $11.5
02                $9.5
01                $8.9

MainSource Financial Group
Management's Discussion and Analysis
(Dollar amounts in thousands except per share data)

percentage of transaction-related deposits to total deposits due to the positive effect on earnings.

    Repurchase agreements are high denomination investments utilized by public entities and commercial customers as an element of their cash management responsibilities. During 2003, repurchase agreements averaged $16,680.
    Another source of funding is the Federal Home Loan Bank (FHLB). The Company had FHLB advances of $62,751 outstanding at December 31, 2003. These advances have interest rates ranging from 1.30% to 6.58% (see note 10 to the consolidated financial statements for the maturity schedule of these advances). The Company averaged $56,721 in FHLB advances during 2003 compared to $41,890 during 2002.
     In February 1999 the Company borrowed $8,000 at a floating rate based upon LIBOR. These funds were used to fund branch acquisitions. At year-end 2003, the balance on this note was $800 with an effective interest rate of 2.41%. In June 2003 the Company borrowed $13,000 at a floating rate based on LIBOR. These funds were used in the cash acquisition of First Community. At year-end 2003, the balance on this note was $11,700 with an effective interest rate of 2.56%.

Capital Resources
The Federal Reserve Board and other regulatory agencies have adopted risk-based capital guidelines that assign risk weightings to assets and off-balance sheet items. The Company's core capital ("Tier 1") consists of common shareholders' equity adjusted for unrealized gains or losses on available for sale (AFS) securities plus limited amounts of Trust Preferred Securities less goodwill and intangible assets. Total capital consists of core capital, certain debt instruments and a portion of the allowance for loan losses. At December 31, 2003, Tier 1 capital to average assets was 6.0%. Total capital to risk-weighted assets was 11.3%. Both ratios exceed all required ratios established for bank holding companies. Risk-adjusted capital levels of each of the Company's subsidiary banks exceed regulatory definitions of well-capitalized institutions.
    The Trust Preferred Securities qualify as Tier 1 capital or core capital with respect to the Company under the risk-based capital guidelines established by the Federal Reserve. Under such guidelines, capital received from the proceeds of the sale of these securities cannot constitute more than 25% of the total Tier 1 capital of the Company. Consequently, the amount of Trust Preferred Securities in excess of the 25% limitation constitutes Tier 2 capital, or supplementary capital, of the Company.
    Common shareholders' equity is impacted by the Company's decision to categorize a portion of its securities portfolio as available for sale (AFS). Securities in this category are carried at fair value, and common shareholders' equity is adjusted to reflect unrealized gains and losses, net of taxes.
    The Company declared and paid common dividends of $.686 per share in 2003, $.626 in 2002 and $.574 in 2001. Book value per common share increased to $14.91 at December 31, 2003 compared to $13.99 at the end of 2002. The net adjustment for AFS securities increased book value per share by $.17 at December 31, 2003 and by $.64 at December 31, 2002. Depending on market conditions, the adjustment for AFS securities can cause significant fluctuations in equity.
    The Company declared its fourth consecutive annual five percent stock dividend for shareholders of record as of December 22, 2003. All financial information used throughout this report has been adjusted to reflect these transactions.
    In January 2002, the Company announced the commencement of a twelve-month common stock repurchase plan that authorized the repurchase of approximately 2.5% of its outstanding common shares. The Company renewed this plan in January 2003 and again in January 2004. The purchase of stock will generally occur in the open market but may involve unsolicited negotiated transactions.

Table 5 - Underperforming Loans

                                      2003       2002       2001       2000       1999
---------------------------------------------------------------------------------------
Nonaccruing loans                   $14,626    $ 7,695    $10,406    $ 3,454    $ 4,187
Accruing loans contractually past
  due 90 days or more                   196        245        766        532        978
---------------------------------------------------------------------------------------
    Total                           $14,822    $ 7,940    $11,172    $ 3,986    $ 5,165
---------------------------------------------------------------------------------------
    % of total loans                   1.73%      1.07%      1.47%      0.50%      0.73%


[CHART APPEARS HERE]
Book Value Per Share

03                $14.91
02                $13.99
01                $12.26

Table 6 - Summary of the Allowance for Loan Losses

                                                      2003           2002           2001           2000            1999
-------------------------------------------------------------------------------------------------------------------------
Balance at January 1                               $ 9,517         $8,894         $8,716         $7,718         $ 6,600
Charge-offs
    Commercial                                         588          1,715          1,392            403             321
    Commercial real estate mortgage                      -              -            100            107             458
    Residential real estate mortgage                   555            473            266            164              77
    Consumer                                           777            583            621            443             589
-------------------------------------------------------------------------------------------------------------------------
       Total Charge-offs                             1,920          2,771          2,379          1,117           1,445
Recoveries
    Commercial                                         160            116            127            201             278
    Commercial real estate mortgage                     43              5             24              7               -
    Residential real estate mortgage                    54            127             40             35              63
    Consumer                                           252            151            230            214             396
-------------------------------------------------------------------------------------------------------------------------
       Total Recoveries                                509            399            421            457             737
Net Charge-offs                                      1,411          2,372          1,958            660             708
Addition resulting from acquisition                  2,078              -              -              -               -
Provision for loan losses                            1,325          2,995          2,136          1,658           1,826
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31                             $11,509         $9,517         $8,894         $8,716         $ 7,718
-------------------------------------------------------------------------------------------------------------------------
Net Charge-offs to average loans                      0.18%          0.31%          0.25%          0.09%           0.11%
Provision for loan losses to average loans            0.17           0.39           0.27           0.22            0.28
Allowance to total loans at year end                  1.35           1.29           1.17           1.10            1.09
-------------------------------------------------------------------------------------------------------------------------


Liquidity
Liquidity management involves maintaining sufficient cash levels to fund operations and to meet the requirements of borrowers, depositors and creditors. Higher levels of liquidity bear higher corresponding costs, measured in terms of lower yields on short-term, more liquid earning assets and higher interest expense involved in extending liability maturities. Liquid assets include cash and cash equivalents, loans and securities maturing within one year and money market instruments. In addition, the Company holds approximately $390 million of AFS securities maturing after one year, which can be sold to meet liquidity needs.
    Maintaining a relatively stable funding base, which is achieved by diversifying funding sources, supports liquidity, extends the contractual maturity of liabilities, and limits reliance on volatile short-term purchased funds. Short-term funding needs may arise from declines in deposits or other funding sources, funding of loan commitments and requests for new loans. The Company's strategy is to fund assets to the maximum extent possible with core deposits, which provide a sizable source of relatively stable low-cost funds. The Company defines core deposits as all deposits except certificates of deposits greater than $100. Average core deposits funded approximately 81.2% of total earning assets during 2003 and approximately 81.8% in 2002.
    Management believes the Company has sufficient liquidity to meet all reasonable borrower, depositor and creditor needs in the present economic environment. The Company has not received any directives from regulatory authorities that would materially affect liquidity, capital resources or operations.

MainSource Financial Group
Management's Discussion and Analysis
(Dollar amounts in thousands except per share data)

Table 7 - Rate Sensitivity Analysis at December 31, 2003

                                                                                                      Over 5
                                                                                                     Years or
                                                      3 Months     1 Year    2 Years     5 Years    Insensitive      Total
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets
    Loans                                            $ 273,957   $ 195,240  $ 134,908   $ 149,615    $ 103,716   $   857,436
    Securities                                          28,438      89,847     87,900     141,694       77,663       425,542
    Federal funds sold and money market fund             6,290          --         --          --           --         6,290
    Interest-bearing deposits in banks                     201          --         --          --           --           201
    Restricted stock                                     6,639          --         --          --           --         6,639
----------------------------------------------------------------------------------------------------------------------------
    Total Interest-earning assets                      315,525     285,087    222,808     291,309      181,379     1,296,108
----------------------------------------------------------------------------------------------------------------------------
    Other assets                                            --          --         --          --      158,130       158,130
    Allowance for loan losses                               --          --         --          --      (11,509)      (11,509)
----------------------------------------------------------------------------------------------------------------------------
       Total assets                                  $ 315,525   $ 285,087  $ 222,808   $ 291,309    $ 328,000   $ 1,442,729
----------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities
    Interest-bearing demand                          $ 311,333          --         --          --           --   $   311,333
    Savings                                            224,318          --         --          --           --       224,318
    Certificates of deposit                            121,965   $ 227,740  $ 109,374   $  52,810    $  16,670       528,559
    Short term borrowings                               27,508          --         --          --           --        27,508
    Notes payable                                       12,500          --         --          --           --        12,500
    Federal Home Loan Bank advances                     10,768          --     10,000      16,277       25,706        62,751
    Subordinated debentures                             29,898          --         --          --           --        29,898
----------------------------------------------------------------------------------------------------------------------------
       Total Interest-bearing liabilities              738,290     227,740    119,374      69,087       42,376     1,196,867
----------------------------------------------------------------------------------------------------------------------------
Demand deposits                                             --          --         --          --      127,100       127,100
Other liabilities                                           --          --         --          --       13,338        13,338
Stockholders' equity                                        --          --         --          --      105,424       105,424
----------------------------------------------------------------------------------------------------------------------------
       Total Liabilities and stockholders' equity    $ 738,290   $ 227,740  $ 119,374   $  69,087    $ 288,238   $ 1,442,729
----------------------------------------------------------------------------------------------------------------------------

Rate sensitivity gap (assets less liabilities)       $(422,765)  $  57,347  $ 103,434   $ 222,222
----------------------------------------------------------------------------------------------------------------------------
Rate sensitivity gap (cumulative)                     (422,765)   (365,418)  (261,984)    (39,762)
----------------------------------------------------------------------------------------------------------------------------
Percent of total assets (cumulative)                    (29.30)%    (25.33)%   (18.16)%     (2.76)%

Rate sensitive assets/liabilities (cumulative)           42.74%      62.17%     75.86%      96.56%
----------------------------------------------------------------------------------------------------------------------------

Interest Rate Sensitivity
At year-end 2003, the Company held approximately $601,000 in assets comprised of securities, loans, short-term investments, and federal funds sold, which were interest sensitive in one year or less time horizons. The Company's interest rate sensitivity analysis for the year ended December 31, 2003 appears in Table
7. A significant assumption that creates the large negative gap in the 0 to 3 month category is that all interest-bearing demand and savings accounts are subject to immediate repricing. While it is true that, contractually, those accounts are subject to immediate repricing, the rates paid on those accounts are generally not tied to specific indices and are influenced by market conditions and other factors. Accordingly, a general movement in interest rates, either up or down, may not have any immediate effect on the rates paid on these deposit accounts. The foregoing table illustrates only one source of information about sensitivity to interest rate movements. Our asset and liability management process also uses simulations that take into account the time that various assets and liabilities may reprice and the degree to which various categories of such assets and liabilities will respond to general interest rate movements. Interest rate risk can only be represented by a measurement of the effects of changing interest rates given the capacity for and magnitude of change on specific assets and liabilities.
    Management believes that the Company has taken steps to position itself to react to changes occurring in the current rate environment. Short-term interest rates are at historically low levels and the Company expects them to remain relatively stable with a possible slight upward bias toward the latter half of 2004. The Company continues to monitor the repricing characteristics of its balance sheet so as to maintain an acceptable net interest margin during interest rate fluctuations. General economic conditions improved significantly during the second half of 2003 and most forecasts expect increased economic growth for 2004. Management believes that this would result in a higher level of loan growth than the Company realized during 2002 and 2003. Assuming a stable to moderately higher rate environment, the Company does not foresee its earnings materially impacted for 2004. However, if rates decline further, the Company believes that its earnings may be adversely impacted as its net interest margin declines.
    Asset/liability management strategies are developed by the Company to manage market risk. Market risk is the risk of loss in financial instruments including investments, loans, deposits and borrowings arising from adverse changes in prices/rates. Interest rate risk is the Company's primary market risk exposure and represents the sensitivity of earnings to changes in market interest rates. Strategies are developed that impact asset/liability committee activities based on interest rate risk sensitivity, board policy limits, desired sensitivity gaps and interest rate trends.
    Table 8 provides information about the Company's significant financial instruments at December 31, 2003 that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted average interest rates by maturity dates.
    The table presents only a static measurement of asset and liability volumes based on maturity, cash flow estimates and interest rates. It does not reflect the differences in the timing and degree of repricing of assets and liabilities due to interest rate changes.
    In analyzing interest rate sensitivity, management considers these differences and incorporates other assumptions and factors, such as balance sheet growth and prepayments, to better measure interest rate risk. The Company cannot make any assurances as to the outcome of these assumptions, nor can it assess the impact of customer product preference changes and competitive factors as well as other internal and external variables. In addition, this analysis cannot reflect actions taken by the asset/liability management committees; therefore, this analysis should not be relied upon as indicative of expected operating results.

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

Critical Accounting Policies
The accounting and reporting policies of the Company comply with accounting principles generally accepted in the United States and conform to general practices within the banking industry. These policies require estimates and assumptions. Changes in underlying factors, assumptions, or estimates in any of these areas could have a material impact on the Company's future financial condition and results of operations. In management's opinion, some of these areas have a more significant impact than others on the Company's financial reporting. These areas currently include accounting for the allowance for loan losses and goodwill.
    Allowance for Loan Losses -- The level of the allowance for loan losses is based upon management's evaluation of the loan and lease portfolios, past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, economic conditions, and other pertinent factors. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The level of allowance maintained is believed by management to be adequate to cover losses inherent in the portfolio. The allowance is increased by provisions charged to expense and decreased by charge-offs, net of recoveries of amounts previously charged-off.
    Goodwill -- Statement of Financial Accounting Standards No. 141 "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets" were issued in June of 2001 and were effective for fiscal years beginning after December 15, 2001. Under these rules, goodwill and intangible assets deemed to have indefinite lives, if any, will no longer be amortized, but will be subject to annual impairment tests in accordance with the Statements. The Company has selected June 30 as its date for annual impairment testing.

New Accounting Matters
See Note 1 to the Consolidated Financial Statements regarding the adoption of new accounting standards in 2003. In December 2003, the Accounting Standards Executive Committee issued SOP 03-3, Accounting for Certain Loans and Debt Securities Acquired in a Transfer. Beginning in 2005, this SOP will change the accounting for loans purchased. As a result, an allowance for loan losses will not be recorded for loans acquired in business combinations; rather, loans will be recorded net of purchase accounting adjustments for credit risk.

MainSource Financial Group
Management's Discussion and Analysis
(Dollar amounts in thousands except per share data)

Table 8 - Principal Cash Flows

                                                                                             There                  Fair
December 31                           2004       2005       2006        2007       2008      after      Total      Value
--------------------------------------------------------------------------------------------------------------------------
Assets
    Securities
       Fixed rate                 $ 29,021   $ 88,684   $ 96,372   $ 143,039   $ 21,135   $ 39,146   $417,397   $417,717
         Average interest rate        3.97%      3.51%      3.55%       3.47%      4.03%      5.95%      3.79%
       Variable rate                     -        836        347       2,857         99      4,006      8,145      8,077
         Average interest rate           -       2.40%      5.08%       4.93%      3.43%      3.41%      3.91%

    Loans
       Fixed rate                 $ 56,360   $ 25,190   $ 26,921   $  29,497   $ 32,904   $ 87,900   $258,772   $262,034
         Average interest rate        3.77%      4.56%      5.48%       5.54%      5.39%      5.93%      5.17%
       Variable rate               109,703      8,806     16,946      10,047     13,690    439,472    598,664    603,232
         Average interest rate        3.32%      3.17%      3.03%       3.37%      2.78%      6.12%      5.35%

Liabilities
    Deposits
       NOW, money market and
        savings deposits
       Variable rate              $535,651          -          -           -          -          -   $535,651   $538,592
         Average interest rate        0.59%         -          -           -          -          -       0.59%

    Certificates of deposit
       Fixed rate                 $310,886   $104,227   $ 25,319   $  18,941   $ 17,791   $  5,079   $482,223   $489,546
         Average interest rate        2.61%      3.28%      3.40%       4.57%      3.74%      4.51%      2.94%
       Variable rate                39,406      5,318      1,223         247        139          3     46,336     46,336
         Average interest rate        1.43%      2.77%      2.78%       4.45%      3.60%         -       1.65%

    Borrowings
       Variable rate              $ 27,508          -          -           -          -          -   $ 27,508   $ 27,508
         Average interest rate        0.81%         -          -           -          -          -       0.81%

    FHLB advances
       Fixed rate                 $ 10,605   $ 10,031   $    132   $  16,277          -   $ 25,706   $ 62,751   $ 63,519
         Average interest rate        3.22%      6.58%      6.20%       4.58%         -       4.04%      4.45%

    Long-term debt
       Variable rate              $  3,400   $  2,600   $  2,600   $   2,600   $  1,300          -   $ 12,500   $ 12,500
         Average interest rate        2.52%      2.56%      2.56%       2.56%      2.56%         -       2.55%

    Subordinated debentures
       Variable rate                     -          -          -           -          -   $ 29,898   $ 29,898   $ 29,898
         Average interest rate           -          -          -           -          -       4.00%      4.00%

MainSource Financial Group

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

The Company's consolidated financial statements have been audited by Crowe, Chizek and Company LLC. Their responsibility is to express an opinion as to the integrity of the company's consolidated financial statements and, in performing their audit, to evaluate the Company's internal control to the extent they deem necessary in order to issue such an opinion. As described further in their report that follows, their opinion is based on their audit, which was conducted in accordance with auditing standards generally accepted in the United States of America and is believed by them to provide a reasonable basis for their opinion. The selection of Crowe, Chizek and Company LLC was approved by the Board of Directors and ratified by shareholders.

James L. Saner, Sr.
President and Chief Executive Officer

Donald A. Benziger
Senior Vice President and Chief Financial Officer

MainSource Financial Group

Report of Independent Auditors

Shareholders and Board of Directors
MainSource Financial Group
Greensburg, Indiana

We have audited the accompanying consolidated balance sheets of MainSource Financial Group as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MainSource Financial Group as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Chizek and Company LLC

Indianapolis, Indiana
January 30, 2004

MainSource Financial Group
Consolidated Balance Sheets
(Dollar amounts in thousands except per share data)

December 31                                                                             2003               2002
------------------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                        $   50,564         $   54,548
   Money market fund                                                                   6,290             22,869
   Federal funds sold                                                                      -                500
------------------------------------------------------------------------------------------------------------------
       Cash and cash equivalents                                                      56,854             77,917
   Interest bearing time deposits                                                        201                  -
   Securities
       Available for sale                                                            422,111            346,468
       Held to maturity (fair value of $3,683 and $4,939)                              3,431              4,675
------------------------------------------------------------------------------------------------------------------
           Total securities                                                          425,542            351,143
   Loans held for sale                                                                 1,965             15,715
   Loans, net of allowance for loan losses of $11,509 and $9,517                     843,962            730,650
   Restricted stock, at cost                                                           6,639              5,690
   Premises and equipment, net                                                        22,886             19,258
   Goodwill                                                                           36,047             20,708
   Intangible assets                                                                   5,347              5,005
   Cash surrender value of life insurance                                             22,203              4,061
   Other assets                                                                       21,083             21,613
------------------------------------------------------------------------------------------------------------------
           Total assets                                                           $1,442,729         $1,251,760
------------------------------------------------------------------------------------------------------------------

Liabilities
   Deposits
       Non-interest bearing                                                       $  127,100         $  104,282
       Interest bearing                                                            1,064,210            930,025
------------------------------------------------------------------------------------------------------------------
           Total deposits                                                          1,191,310          1,034,307
   Short-term borrowings                                                              27,508             19,529
   Federal Home Loan Bank advances                                                    62,751             50,235
   Subordinated debentures                                                            29,898             30,425
   Notes payable                                                                      12,500              2,400
   Other liabilities                                                                  13,338             15,093
------------------------------------------------------------------------------------------------------------------
           Total liabilities                                                       1,337,305          1,151,989
------------------------------------------------------------------------------------------------------------------

Shareholders' equity
   Preferred stock, no par value
       Authorized shares - 400,000
       Issued and outstanding - none                                                      --                 --
   Common stock, $.50 stated value:
       Authorized shares - 25,000,000
       Issued shares - 6,824,405 and 6,500,084
       Outstanding shares - 6,729,256 and 6,469,873                                    3,413              3,251
   Common stock to be distributed, 341,220 and 325,004 shares                            170                163
   Treasury stock - 95,149 and 30,211 shares, at cost                                 (2,190)              (694)
   Additional paid-in capital                                                         53,478             43,025
   Retained earnings                                                                  49,338             49,529
   Accumulated other comprehensive income                                              1,215              4,497
------------------------------------------------------------------------------------------------------------------
           Total shareholders' equity                                                105,424             99,771
------------------------------------------------------------------------------------------------------------------
           Total liabilities and shareholders' equity                             $1,442,729         $1,251,760
------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

MainSource Financial Group
Consolidated Statements of Income
(Dollar amounts in thousands except per share data)

For the years ended December 31                                  2003            2002            2001
--------------------------------------------------------------------------------------------------------
Interest income:
   Loans
       Taxable                                                 $53,279         $56,088         $66,394
       Tax exempt                                                  475             455             454
   Securities
       Taxable                                                  11,480          12,970          13,683
       Tax exempt                                                2,172           2,058           1,795
   Federal funds sold and money market funds                       192             727           2,139
   Deposits with financial institutions                              7               5              80
--------------------------------------------------------------------------------------------------------
       Total interest income                                    67,605          72,303          84,545

Interest expense:
   Deposits                                                     18,628          22,610          38,444
   Short-term borrowings                                           172             372             611
   Subordinated debentures                                       1,638           2,035           2,023
   Other borrowings                                              2,935           2,236           1,699
--------------------------------------------------------------------------------------------------------
       Total interest expense                                   23,373          27,253          42,777

Net interest income                                             44,232          45,050          41,768
   Provision for loan losses                                     1,325           2,995           2,136
--------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             42,907          42,055          39,632

Non-interest income:
   Insurance commissions                                         2,400           2,156           1,993
   Mortgage banking                                              5,671           4,757           2,767
   Fiduciary activities                                            602             561             506
   Service charges on deposit accounts                           5,092           4,011           3,835
   Net realized gains/(losses) on securities                     1,300             319            (111)
   Other income                                                  4,378           2,575           2,496
--------------------------------------------------------------------------------------------------------
       Total non-interest income                                19,443          14,379          11,486

Non-interest expense:
   Salaries and employee benefits                               22,421          20,381          19,061
   Net occupancy expenses                                        2,753           2,414           2,247
   Equipment expenses                                            3,488           2,873           2,489
   Intangibles amortization                                        909             828           1,966
   Telecommunications                                            1,287           1,038             855
   Stationery printing and supplies                                916             973             839
   Other expenses                                                8,674           7,103           6,854
--------------------------------------------------------------------------------------------------------
       Total non-interest expense                               40,448          35,610          34,311

Income before income tax                                        21,902          20,824          16,807
   Income tax expense                                            6,597           6,813           5,630
--------------------------------------------------------------------------------------------------------
Net income                                                     $15,305         $14,011         $11,177
--------------------------------------------------------------------------------------------------------

Net income per share (basic and diluted)                       $  2.16         $  1.96         $  1.56

See notes to consolidated financial statements.

MainSource Financial Group
Consolidated Statements of Shareholders' Equity
(Dollar amounts in thousands except per share data)

                                                                                         Accumulated
                                                                                            Other
                                                                   Additional              Compre-                Compre-
                                                   Common Stock      Paid-in   Retained    hensive                hensive
                                               Shares     Amount     Capital   Earnings    Income       Total     Income
--------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2001                    6,167,048    $ 3,084    $ 29,739    $46,176    $ (994)   $ 78,005
Net income                                                                       11,177                11,177    $11,177
   Unrealized gains on securities, net                                                      2,424       2,424      2,424
                                                                                                                 -------
       Total comprehensive income                                                                                $13,601
                                                                                                                 -------

Cash dividends - $.574 per share                                                 (4,114)               (4,114)
Stock dividend and fractional shares          308,852        155       5,271     (5,433)                   (7)
Issuance of common stock in acquisition        24,184         12         375                              387
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                  6,500,084      3,251      35,385     47,806     1,430      87,872
Net income                                                                       14,011                14,011    $14,011
   Unrealized gains on securities, net                                                      3,067       3,067      3,067
                                                                                                                 -------
       Total comprehensive income                                                                                $17,078
                                                                                                                 -------

Cash dividends - $.626 per share                                                 (4,485)               (4,485)
Stock dividend and fractional shares          325,004        163       7,640     (7,803)                    -
Purchase of treasury stock                    (30,211)      (694)                                        (694)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                  6,794,877      2,720      43,025     49,529     4,497      99,771
Net income                                                                       15,305                15,305    $15,305
   Unrealized loss on cash flow hedge, net                                                   (117)       (117)      (117)
   Unrealized losses on securities, net                                                    (3,165)     (3,165)    (3,165)
                                                                                                                 -------
       Total comprehensive income                                                                                $12,023
                                                                                                                 -------

Cash dividends - $.686 per share                                                 (4,857)               (4,857)
Stock dividend and fractional shares          340,537        170      10,453    (10,639)                  (16)
Purchase of treasury stock                    (64,938)    (1,497)                                      (1,497)
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 2003                  7,070,476    $ 1,393    $ 53,478    $49,338    $1,215    $105,424
-------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

MainSource Financial Group
Consolidated Statements of Cash Flows
(Dollar amounts in thousands)

Years ended December 31                                                          2003              2002             2001
--------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                $ 15,305         $  14,011         $ 11,177
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Provision for loan losses                                                1,325             2,995            2,136
       Depreciation and amortization                                            2,629             2,246            1,971
       Amortization of mortgage servicing rights                                1,863               649            1,117
       Securities amortization, net                                             4,093             1,623              546
       Amortization of intangibles                                                909               828            1,966
       Increase in cash surrender value of life insurance policies               (571)             (208)            (179)
       Investment securities gains/losses                                      (1,300)             (319)             111
       Change in loans held for sale                                           12,062             7,541          (21,373)
       Change in other assets and liabilities                                   3,526              (496)           1,354
--------------------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by operating activities                    39,841            28,870           (1,174)
Investing Activities
       Net change in short-term investments                                      (201)              599               (5)
       Proceeds from maturities and payments
        on securities held to maturity                                          1,288             3,532            4,556
       Purchases of securities available for sale                            (379,327)         (227,229)        (199,629)
       Proceeds from maturities and payments
        on securities available for sale                                      182,311           121,805          205,928
       Proceeds from sales of securities available for sale                   117,382            30,586           10,507
       Purchases of restricted stock                                                -              (581)          (1,842)
       Loan originations and payments, net                                      4,197            36,646           27,807
       Purchases of premises and equipment                                     (1,960)           (3,408)          (1,888)
       Cash (paid) received from branch acquisitions, net                      12,203            37,054             (655)
       Cash paid for bank acquisition, net                                    (12,836)                -                -
       Purchase of life insurance policies                                    (15,000)                -                -
       Proceeds from sale of premises and equipment                                 -                 -              635
--------------------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by investing activities                   (91,943)             (996)          45,414
Financing Activities
       Net change in deposits                                                  21,869           (44,475)         (38,883)
       Net change in short-term borrowings                                      7,229             4,051           (5,167)
       Repayment of notes payable                                              (2,900)           (1,662)          (2,448)
       Proceeds from issuance of notes payable                                 13,000                 -                -
       Proceeds from FHLB advances                                                  -            40,000                -
       Repayment of FHLB advances                                              (1,262)          (10,111)          (2,117)
       Redemption of trust preferred securities                               (22,425)                -                -
       Proceeds from issuance of trust preferred securities                    21,898             8,000                -
       Purchase of treasury shares                                             (1,497)             (694)               -
       Cash dividends and fractional stock dividends                           (4,873)           (4,485)          (4,121)
--------------------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by financing activities                    31,039            (9,376)         (52,736)
Net change in cash and cash equivalents                                       (21,063)           18,498           (8,496)
Cash and cash equivalents, beginning of period                                 77,917            59,419           67,915
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                     $ 56,854         $  77,917         $ 59,419
--------------------------------------------------------------------------------------------------------------------------

Supplemental Information
   Interest paid                                                             $ 23,683         $  27,835         $ 44,435
   Income tax paid                                                              4,150             6,793            6,076
   Loan balances transferred to foreclosed real estate                          1,896             3,658                -

See note 2 regarding noncash transactions included in acquisitions. See notes to consolidated financial statements.

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

1. Summary of Significant Accounting Policies
Nature of Operations and Principles of Consolidation: The consolidated financial statements include MainSource Financial Group, Inc. and its wholly owned subsidiaries, together referred to as "the Company". Intercompany transactions and balances are eliminated in consolidation.
    The Company's wholly owned subsidiaries include MainSource Bank, Regional Bank ("Regional"), Capstone Bank ("Capstone"), First Community Bank and Trust ("First Community"), and IUB Reinsurance Company, Ltd. As further discussed in
Note 12, statutory trusts that had previously been consolidated with the Company are now reported separately. MainSource Insurance, Inc. is a wholly owned subsidiary of MainSource Bank.
    The Company provides financial services through its offices in Indiana, Illinois, and Kentucky. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported and disclosed in the financial statements, and future results could differ. The allowance for loan losses, loan servicing rights, and fair values of financial instruments are particularly subject to change.

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

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

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

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.
    The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.
    A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential real estate, consumer, and credit card loans, and are not separately identified for impairment disclosure. Other loans are evaluated individually for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years.

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Servicing Assets: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to product type and interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Goodwill and Other Intangible Assets: Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance in 2002, the Company ceased amortizing goodwill. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.
    Other intangible assets consist of core deposit intangibles arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on an accelerated method over their estimated useful lives, generally, ten years.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

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

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

Mortgage Banking Income: Mortgage banking income consists of gains on loan sales and servicing fee income, net of mortgage servicing right amortization.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

December 31                                 2003       2002       2001
--------------------------------------------------------------------------------
Net income as reported                  $  15,305   $ 14,011   $ 11,177
Deduct: Stock-based
 compensation expense, net,
 determined under fair value
 based method                                  29         --         --
--------------------------------------------------------------------------------
Pro forma net income                    $  15,276   $ 14,011   $ 11,177
--------------------------------------------------------------------------------

Basic earnings per share as reported    $    2.16   $   1.96   $   1.56
Pro forma basic earnings per share      $    2.16   $   1.96   $   1.56
Diluted earnings per share
 as reported                            $    2.16   $   1.96   $   1.56
Pro forma diluted earnings
 per share                              $    2.16   $   1.96   $   1.56

    The pro forma effects are computed using option pricing models, with the following weighted-average assumptions for 2003 as of grant date: risk-free interest rate 2.80%, expected option life 6.54 years, expected stock price volatility 18.60% and dividend yield 2.90%. No options were granted in 2002 or 2001.

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

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and unrealized gains and losses on cash flow hedges, which are also recognized as a separate component of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the banks to the holding company or by the holding company to shareholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

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

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 143, Accounting for Asset Retirement Obligations, FASB 145, Rescission of FASB Statement 4, 44 and 64, Amendment of FAS Statement 13, and Technical Corrections, FASB Statement 146, Accounting for Cost Associated with Exit or Disposal Activities, FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

2. Business Combinations
Whole Bank Acquisition: In June 2003, the Company acquired 100% of the outstanding shares of First Community Bancshares, parent of First Community Bank and Trust. Operating results of this acquisition are included in the consolidated financial statements since the date of the acquisition. As a result of this acquisition, the Company expects to further solidify its market share in the south central Indiana market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and reduce operating costs through economies of scale. In addition, the acquisition helped to prevent another institution from entering the market.
    The aggregate purchase price was $24.2 million in cash. The purchase price resulted in approximately $15.0 million in goodwill, and $1.1 million in core deposit intangible. The core deposit intangible asset will be amortized over 10 years, using an accelerated method. Goodwill will not be amortized but will instead be evaluated periodically for impairment. Goodwill and the core deposit intangible asset are not deductible for tax purposes.
    The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

    Cash                                           $ 11,448
    Securities available for sale                     3,826
    Loans, net                                      114,819
    Goodwill                                         14,521
    Core deposit intangible                           1,080
    Other assets                                     10,526
------------------------------------------------------------------------------
      Total assets acquired                         156,220
    Deposits                                       (115,481)
    Borrowings                                      (14,527)
------------------------------------------------------------------------------
    Other liabilities                                (1,964)
      Total liabilities assumed                    (131,972)
         Net assets acquired                       $ 24,248
------------------------------------------------------------------------------

    The following table presents pro forma information as if the acquisition had occurred at the beginning of 2003 and 2002. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits and borrowings acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

December 31                                      2003       2002
------------------------------------------------------------------------------
Net interest income                            $ 46,523   $ 50,611
Net income                                       14,146     14,175
Earnings per share (basic and diluted)             2.00       1.98

Branch Purchase: In February, 2003, the Company purchased a branch office facility in Illinois and assumed related deposits from another financial institution. Approximately $6.4 million of loans were acquired, $19.6 million of deposits were assumed, $0.2 million in fixed assets acquired, and $12.2 million in liquid assets were received. The transaction resulted in amortizable core deposit intangible assets of $0.2 million and non-amortizable goodwill of $0.8 million. The core deposit intangible will be amortized over 10 years, using an accelerated method, and the goodwill and core deposit intangible assets will be deducted for tax purposes over 15 years using the straight line method. The Company acquired the branch at this premium to further solidify its market share in the eastern Illinois market, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and improve customer convenience by adding a new location. Operating results of the branch are included since the date of the acquisition. The pro forma information for this acquisition is not significantly different from actual results.

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

Pending Acquisition: In December 2003, the Company executed a definitive agreement to acquire Peoples Financial Corp, Inc. ("Peoples"). Peoples has seven bank offices in southwest Indiana with total assets of approximately $120 million. The transaction, which is subject to approval by regulatory agencies and Peoples' shareholders, is expected to close in the second quarter of 2004.

3. Restriction on Cash and Due From Banks
The Banks are required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2003 and 2002 was $14,588 and $13,089, respectively.

4. Securities
The fair value of securities available for sale and related gross gains/losses recognized in accumulated other comprehensive income (loss) were as follows:

                                                  Gross      Gross
                                     Fair      Unrealized Unrealized
                                     Value        Gains     Losses
-----------------------------------------------------------------------
             2003
-------------------------------
Available for Sale
   Federal agencies                $ 92,867     $  1,409   $   (36)
   State and municipal               61,324        1,899      (152)
   Mortgage-backed securities       255,541        1,297    (1,710)
   Equity and other securities       12,379          103      (625)
-----------------------------------------------------------------------
      Total available for sale      $422,111    $  4,708  $ (2,523)
-----------------------------------------------------------------------

             2002
-------------------------------
Available for Sale
   Federal agencies                $ 80,483     $  2,928  $     --
   State and municipal               49,027        1,682        (5)
   Mortgage-backed securities       194,490        2,901       (54)
   Equity and other securities       22,468          227      (614)
-----------------------------------------------------------------------
      Total available for sale     $346,468     $  7,738  $   (673)
-----------------------------------------------------------------------

    The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

                                          Gross     Gross
                                       Unrecog-  Unrecog-
                              Carrying    nized     nized     Fair
                                Amount    Gains    Losses    Value
----------------------------------------------------------------------
           2003
-------------------------------
Held to Maturity
   State and municipal          $2,682   $  122   $   --    $2,804
   Other securities                749      130       --       879
----------------------------------------------------------------------
      Total held to maturity    $3,431   $  252   $   --    $3,683
----------------------------------------------------------------------

           2002
-------------------------------
Held to Maturity
   State and municipal          $3,977   $  119   $   --    $4,096
   Other securities                698      145       --       843
----------------------------------------------------------------------
      Total held to maturity    $4,675   $  264   $   --    $4,939
----------------------------------------------------------------------

    Contractual maturities of securities for 2003 were as follows. Securities not due at a single maturity date are shown separately.

                                                          Available
                                      Held to Maturity     for Sale
----------------------------------------------------------------------
                                     Carrying      Fair        Fair
                                       Amount     Value       Value
----------------------------------------------------------------------
Within one year                        $  237    $  238    $ 10,376
Two through five years                  1,875     2,069     112,824
Six through ten years                   1,319     1,376      19,364
After ten years                            --        --      11,627
Mortgage-backed securities                 --        --     255,541
Equity and other securities                --        --      12,379
----------------------------------------------------------------------
      Total investment securities      $3,431    $3,683    $422,111
----------------------------------------------------------------------

    Gross proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $117,382, $30,586, and $10,507. Gross gains of $1,443, $373, and
$72 and gross losses of $143, $65, and $232 were realized on those sales in 2003, 2002 and 2001, respectively. In addition, the Company also realized $11 and $49 of gains on called securities in 2002 and 2001, respectively.
    Securities with a carrying value of $50,560 and $59,337 were pledged at December 31, 2003 and 2002 to secure certain deposits and for other purposes as permitted or required by law.
    Below is a summary of securities with unrealized losses as of year-end 2003, presented by length of time the securities have been in an unrealized loss position.

                                             Fair       Unrealized
Less than 12 months                         Value           Losses
---------------------------------------------------------------------
Federal agencies                        $  32,512        $    (36)
State and municipal                         8,061            (152)
Mortgage-backed securities                144,882          (1,710)
Equity and other securities                     --             --
---------------------------------------------------------------------
                                        $ 185,455        $ (1,898)
---------------------------------------------------------------------


                                             Fair       Unrealized
12 months or longer                         Value           Losses
---------------------------------------------------------------------
Federal agencies                        $      --        $      --
State and municipal                            --               --
Mortgage-backed securities                     --               --
---------------------------------------------------------------------
Equity and other securities                 5,594             (625)
                                        $   5,594        $    (625)
---------------------------------------------------------------------


                                             Fair       Unrealized
Total                                       Value           Losses
---------------------------------------------------------------------
Federal agencies                        $  32,512        $    (36)
State and municipal                         8,061            (152)
Mortgage-backed securities                144,882          (1,710)
Equity and other securities                 5,594            (625)
---------------------------------------------------------------------
                                        $ 191,049        $ (2,523)
---------------------------------------------------------------------

    Unrealized losses on equity and other securities have not been recognized into income because management has the intent and ability to hold for the foreseeable future. The fair value of debt securities is expected to recover as the securities approach their maturity date.

    Unrealized losses on mortgage-backed securities have not been recognized into income as the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.

5. Loans and Allowance
December 31                              2003          2002
------------------------------------------------------------------------
Commercial and industrial loans      $158,271      $105,093
Agricultural production financing      25,897        25,105
Farm real estate                       37,107        43,762
Commercial real estate                101,022        84,024
Hotel                                  83,997        73,262
Residential real estate               315,848       301,232
Construction and development           33,605        34,987
Consumer                               99,724        72,702
------------------------------------------------------------------------
      Total loans                     855,471       740,167
Allowance for loan losses             (11,509)       (9,517)
------------------------------------------------------------------------
      Net loans                      $843,962      $730,650
------------------------------------------------------------------------

December 31                      2003       2002       2001
------------------------------------------------------------------------
Allowance for loan losses
   Balances, January 1      $   9,517   $  8,894   $  8,716
   Addition resulting from
    acquisition                 2,078          -          -
   Provision for losses         1,325      2,995      2,136
   Recoveries on loans            509        399        421
   Loans charged off           (1,920)    (2,771)    (2,379)
------------------------------------------------------------------------
   Balances, December 31    $  11,509   $  9,517   $  8,894
------------------------------------------------------------------------

December 31                     2003        2002       2001
------------------------------------------------------------------------
Impaired loans with
 an allowance               $   6,954   $  2,267   $  5,989
Impaired loans with no
 allocated allowances               -          -          -
------------------------------------------------------------------------
      Total impaired loans  $   6,954   $  2,267   $  5,989
------------------------------------------------------------------------
Allowance allocated for
 impaired loans             $   1,086   $    269   $    898
------------------------------------------------------------------------
Average balance of
 impaired loans             $   4,997   $  2,866   $  4,174
Interest income recognized
 on impaired loans                  -          -          -
Cash basis interest included above  -          -          -

Nonperforming loans were as follows:

December 31                                 2003       2002
------------------------------------------------------------------------
Loans past due over 90 days
 still on accrual                       $    196   $    245
Nonaccrual loans                          14,626      7,695
------------------------------------------------------------------------
      Total nonperforming loans         $ 14,822   $  7,940
------------------------------------------------------------------------

    Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

6. Premises & Equipment
December 31                                 2003       2002
-------------------------------------------------------------------------
Land                                    $  3,731   $  3,037
Buildings                                 21,556     18,312
Equipment                                 21,451     18,507
-------------------------------------------------------------------------
      Total cost                          46,738     39,856
Accumulated depreciation                 (23,852)   (20,598)
-------------------------------------------------------------------------
      Net                               $ 22,886   $ 19,258
-------------------------------------------------------------------------

   Depreciation expense was $2,629, $2,246 and $1,971 for 2003, 2002 and 2001.

7. Goodwill and Intangible Assets
Goodwill
Upon adopting new accounting guidance in 2002, unidentifiable intangibles from bank branch acquisitions were reclassified to goodwill.
    The change in the carrying amount of goodwill for the year is as follows:

                                            2003       2002
---------------------------------------------------------------------------
Beginning of year                       $ 20,708   $  2,673
Reclassified from unidentifiable
 intangible asset                              -     15,295
Goodwill from acquisitions during year    15,339      2,740
---------------------------------------------------------------------------
End of year                             $ 36,047   $ 20,708
---------------------------------------------------------------------------

    Upon adopting new accounting guidance, goodwill was no longer amortized starting in 2002. The effect of not amortizing goodwill is summarized as follows:

                                   2003      2002      2001
---------------------------------------------------------------------------
Reported net income                $ 15,305  $ 14,011   $11,177
Add back:
 goodwill amortization, net of tax        -         -       710
---------------------------------------------------------------------------
Adjusted net income                $ 15,305  $ 14,011   $11,887
---------------------------------------------------------------------------

Basic and diluted earnings per share:
    Reported net income            $   2.16  $   1.96   $  1.56
    Goodwill amortization,
     net of tax                           -         -       .10
---------------------------------------------------------------------------
    Adjusted net income            $   2.16  $   1.96   $  1.66
---------------------------------------------------------------------------

Acquired Intangible Assets

                                             2003      2002
---------------------------------------------------------------------------
Core deposit intangibles                 $  9,804   $ 8,553
Accumulated amortization                   (4,457)   (3,548)
---------------------------------------------------------------------------
Core deposit intangibles, net            $  5,347   $ 5,005
---------------------------------------------------------------------------

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

    Aggregate amortization expense was $909, $828, and $1,700 for 2003, 2002 and 2001.

Estimated amortization expense for each of the next five years:
   2004                                             $   916
   2005                                                 908
   2006                                                 899
   2007                                                 887
   2008                                                 779

8. Deposits
December 31                               2003         2002
------------------------------------------------------------------
Non-interest bearing                $  127,100   $  104,282
Interest bearing demand                311,333      260,120
Savings deposits                       224,318      196,056
Certificates and other time deposits
 of $100 or more                       141,327       93,192
Other certificates and time deposits   387,232      380,657
------------------------------------------------------------------
      Total deposits                $1,191,310   $1,034,307
------------------------------------------------------------------

   Certificates and other time deposits maturing in years ending after December 31, 2003:

   2004                                          $  350,618
   2005                                             109,374
   2006                                              26,435
   2007                                              19,152
   2008                                               6,353
   Thereafter                                        16,627
-------------------------------------------------------------------
      Total                                      $  528,559
-------------------------------------------------------------------

9. Short-Term Borrowings
December 31                               2003         2002
-------------------------------------------------------------------
Short-term borrowings consisted of the
 following at year-end:
Federal funds purchased                $ 7,460      $     -
Securities sold under repurchase
  agreements                            20,048       19,529
-------------------------------------------------------------------
Total short-term borrowings            $27,508      $19,529
-------------------------------------------------------------------

    Securities sold under repurchase agreements ("agreements") consist of obligations secured by U.S. Treasury and Federal agency securities, and a safekeeping agent holds such collateral. The maximum amount of outstanding agreements at any month-end during 2003 and 2002 totaled $20,048 and $19,529. The daily average of such agreements during 2003 and 2002 totaled $16,680 and $17,372. The weighted average rate was 0.71% and 1.15% at December 31, 2003 and 2002, while the weighted average rate during 2003 and 2002 was approximately 0.88% and 1.64%, respectively. The majority of the agreements at December 31, 2003 mature within 30 days.

10. Federal Home Loan Bank Advances
Federal Home Loan Bank ("FHLB") advances at year end were:
                                          2003         2002
-------------------------------------------------------------------
Maturities January 2004 through
 August 2012, with rates from
 1.3% to 6.6%, averaging 4.5%          $62,751      $     -

Maturities March 2003 through
 August 2012, with rates from
 3.3% to 6.6%, averaging 5.0%                -       50,235
-------------------------------------------------------------------
                                       $62,751      $50,235
-------------------------------------------------------------------

    The FHLB advances are secured by first mortgage loans totaling approximately 145% of the advance under a blanket security agreement. The advances are subject to restrictions or penalties in the event of prepayment.

Maturities over the next five years are:
   2004                                             $10,549
   2005                                              10,031
   2006                                                 132
   2007                                              15,703
   2008                                                   -
   Thereafter                                        26,336

11. Notes payable
Notes payable include a term note secured by the common stock of MainSource Bank and Regional Bank with a balance of $800 and $2,400 at December 31, 2003 and 2002. The note requires semi-annual principal payments of $800 plus quarterly interest payments. Interest accrues at LIBOR+1.20%, which resulted in a rate of 2.41% at December 31, 2003. The loan matures July 1, 2004.
    Notes payable also include a term note secured by the common stock of MainSource Bank and First Community Bank & Trust with a balance of $11,700 at December 31, 2003. The note requires semi-annual principal payments of $1,300 plus quarterly interest payments. Interest accrues at LIBOR+1.40%, which resulted in a rate of 2.56% at December 31, 2003. The loan matures June 30, 2008.
    The Company has certain debt covenants related to these notes payable. As of December 31, 2003 the Company was in compliance with all of these covenants.

12. Subordinated Debentures and Trust Preferred Securities The Company formed three separate trusts in 2002 and 2003 that issued floating rate trust preferred securities as part of pooled offerings of such securities. The Company issued subordinated debentures to the trusts in exchange for the proceeds of the offerings, which debentures represent the sole asset of the trusts. Other than the items detailed below, the terms of the subordinated debentures are generally the same. Interest payments are payable quarterly in arrears and the Company has the option to defer payments from time to time for a period not to exceed 20 consecutive quarters. The subordinated debentures mature in 30 years from issuance and can be called anytime after five years at par. The following table summarizes the other terms of each issuance.

         Date of                            Rate as of  Maturity
        Issuance   Amount    Variable Rate    12/31/03      Date
---------------------------------------------------------------------
Trust 1  12/2002 $ 8,248      LIBOR +3.25%       4.42%   12/2032
Trust 2   4/2003  14,433      LIBOR +3.25%       4.41%    4/2033
Trust 3   6/2003   7,217      LIBOR +3.15%       4.32%    6/2033

     An interest rate swap was utilized to obtain a five-year fixed rate of 6.65% on the first $14,000 of the $14,433 issue.
     Prior to 2003, the trusts were consolidated in the Company's financial statements, with the trust preferred securities issued by the trusts reported in liabilities as "guaranteed preferred beneficial interests" and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trusts are no longer consolidated with the Company. Accordingly, the Company does not report the securities issued by the trusts as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trusts, as these are no longer eliminated in consolidation. Since the amount of the subordinated debentures and the trust preferred securities was substantially the same, the effect of no longer consolidating the trust does not significantly change the amounts reported as the Company's assets, liabilities, equity, or interest expense. Accordingly, the amounts previously reported as "guaranteed preferred beneficial interests" in liabilities have been recaptioned "subordinated debentures" and continue to be presented in liabilities on the balance sheet.

13. Loan Servicing
Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $498,385 and $395,359 at December 31, 2003 and 2002. Mortgage servicing rights are included in other assets on the consolidated balance sheets. The fair value of capitalized mortgage servicing assets is based on comparable market values and expected cash flows, with impairment assessed based on portfolio characteristics including product type and interest rates. No valuation allowance was necessary during 2003 or 2002. The fair value of capitalized mortgage servicing rights was $3,395 and $2,498 at year end 2003 and 2002.

                                              2003     2002
--------------------------------------------------------------------
Mortgage servicing assets
   Balances, January 1                      $2,134   $1,105
   Additions resulting from acquisition        143        -
   Servicing assets capitalized              2,204    1,678
   Amortization of servicing assets         (1,863)    (649)
--------------------------------------------------------------------
   Balance, December 31                     $2,618   $2,134
--------------------------------------------------------------------

14. Income Tax
Retained earnings of Regional Bank include approximately $2,162 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of Regional Bank stock or excess dividends, or loss of "bank" status for Regional Bank would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount for Regional at December 31, 2003 was approximately $757. Income tax expense (benefit) was as follows:

Year Ended December 31                   2003     2002     2001
--------------------------------------------------------------------
Income tax expense
   Currently payable                   $4,749   $5,899   $5,378
   Deferred                             2,102      914      252
   Net operating loss carryforward       (254)       -        -
--------------------------------------------------------------------
      Total income tax expense         $6,597   $6,813   $5,630
--------------------------------------------------------------------

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax rate      35%       35%      35%
   Federal statutory income tax       $7,666    $7,288   $5,883
   Tax exempt interest                  (893)     (838)    (672)
   Effect of state income taxes          397       483      351
   Non-deductible expenses                52        42      109
   Tax exempt income on life insurance  (219)      (73)     (66)
   Low income housing credits           (175)        -        -
   Other                                (231)     (89)       25
--------------------------------------------------------------------
      Income tax expense              $6,597   $6,813    $5,630
--------------------------------------------------------------------

    The components of the net deferred tax asset (liability) are as follows:

December 31                                     2003      2002
--------------------------------------------------------------------
Assets
   Allowance for loan losses                 $ 4,556   $ 3,781
   Deferred compensation                         452       486
   Fair value adjustments on assets acquired     472         -
   Accrued expenses                              323       350
   Alternative minimum tax credits               106         -
   Net operating loss carryforward               189         -
   Net unrealized appreciation on interest
     rate swap                                    78         -
   Other                                         338       170
--------------------------------------------------------------------
      Total assets                           $ 6,514   $ 4,787
--------------------------------------------------------------------

Liabilities
   Accretion on securities                   $   (17)  $   (23)
   Depreciation                               (1,282)     (798)
   Fair value adjustments on assets acquired       -      (354)
   Intangibles                                (1,538)     (466)
   Mortgage servicing rights                  (1,037)     (844)
   Deferred loan fees/costs                     (237)     (327)
   FHLB stock dividends                         (160)      (19)
   Unrealized gain on securities available
     for sale                                   (853)   (2,568)
   Other                                        (780)     (309)
--------------------------------------------------------------------
      Total liabilities                      $(5,904)  $(5,708)
--------------------------------------------------------------------
      Net deferred tax asset                 $   610   $  (921)
--------------------------------------------------------------------

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

15. Other Comprehensive Income

                                                                               Before-Tax   Tax (Expense)     Net-of-Tax
Year Ended December 31, 2003                                                       Amount        /Benefit         Amount
---------------------------------------------------------------------------------------------------------------------------
   Unrealized holding losses on available for sale securities                     $(3,580)        $ 1,260         $(2,320)
   Unrealized holding losses on interest rate swap and cap                           (195)             78           (117)
   Less: reclassification adjustment for gains realized in net income               1,300            (455)           845
---------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income                                                  $(5,075)        $ 1,793         $(3,282)
---------------------------------------------------------------------------------------------------------------------------

                                                                               Before-Tax   Tax (Expense)     Net-of-Tax
Year Ended December 31, 2002                                                       Amount        /Benefit         Amount
---------------------------------------------------------------------------------------------------------------------------
   Unrealized holding gains on available for sale securities                      $ 5,156         $(1,882)        $3,274
   Less: reclassification adjustment for gains realized in net income                 319            (112)           207
---------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income                                                  $ 4,837         $(1,770)        $3,067
---------------------------------------------------------------------------------------------------------------------------

                                                                               Before-Tax   Tax (Expense)     Net-of-Tax
Year Ended December 31, 2001                                                       Amount        /Benefit         Amount
---------------------------------------------------------------------------------------------------------------------------
   Unrealized holding gains on available for sale securities                      $ 3,707         $(1,355)        $2,352
   Less: reclassification adjustment for losses realized in net income               (111)             39            (72)
---------------------------------------------------------------------------------------------------------------------------
      Other comprehensive income                                                  $ 3,818         $(1,394)        $2,424
---------------------------------------------------------------------------------------------------------------------------

16. Financial Instruments with Off-Balance Sheet Risk and Derivative Instruments In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Banks use the same credit policies in making such commitments as they do for instruments that are included in the consolidated balance sheet.

     Financial instruments whose contract amount represents credit risk as of December 31 were as follows:
                                          2003         2002
---------------------------------------------------------------
Commitments to extend credit          $152,494     $139,685
Standby letters of credit                2,936        1,766

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments are predominantly short-term or variable in rate. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Collateral held varies, but may include accounts receivable, inventory, property and equipment and income-producing commercial properties. Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party.
    During 2003, the Company entered into an interest rate swap and cap. Both the interest rate swap and the cap have a 60 month term and a notional principal balance of $14,000. The interest rate swap and cap were designated to hedge a portion of the subordinated debentures. Under the interest rate swap agreement, the Company made fixed rate payments at 6.65%, and received variable payments based on LIBOR. Net settlement expense or benefit is included in interest expense. The interest rate cap requires the counter-party to pay the Company the excess of 3-month LIBOR over 12%. No payments are currently required under the agreement. The fair values for the interest rate swap and cap were $146 and $49 at year end and were included in other liabilities. Both the interest rate swap and cap expire in April 2008.

17. Stock Dividends
     On November 26, 2003, the Company announced a 5% stock dividend to be paid on January 9, 2004 to shareholders of record as of December 22, 2003. The stock dividend was recorded in 2003, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.
     On December 17, 2002, the Company announced a 5% stock dividend to be paid on January 17, 2003 to shareholders of record as of December 31, 2002. The stock dividend was recorded in 2002, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.
     On December 19, 2001, the Company announced a 5% stock dividend to be paid on January 25, 2002 to shareholders of record as of December 31, 2001. The stock dividend was recorded in 2001, and all share and per share amounts have been retroactively adjusted for all prior years to reflect this stock dividend.

18. Dividends and Capital Restrictions
Without prior approval, the Banks are restricted by state regulations and regulatory agencies as to the maximum amount of dividends the Banks can pay to the parent in any calendar year to their retained net profits (as defined) for that year and the two preceding years.
    At December 31, 2003, total shareholders' equity of the Banks was $141,610 of which $130,938 was restricted or limited from dividend distribution to the Company. As a practical matter, the Banks may restrict dividends to a lesser amount because of the need to maintain an adequate capital structure.

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

20. Regulatory Capital
Banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.
    There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification in any of the undercapitalized categories can result in actions by regulators that could have a material effect on operations. At December 31, 2003 and 2002, the most recent regulatory notifications categorized the banks as well capitalized under the regulatory framework for prompt corrective actions. There are no conditions or events since that notification that management believes have changed the institutions' category.

                                                                                  Required for             To Be Well
                                                              Actual            Adequate Capital           Capitalized
December 31, 2003                                         Amount   Ratio          Amount  Ratio          Amount   Ratio
------------------------------------------------------------------------------------------------------------------------
MainSource Financial Group
   Total capital (to risk-weighted assets)              $103,223    11.3%       $ 73,011    8.0%            N/A     N/A
   Tier 1 capital (to risk-weighted assets)               83,753     9.2          36,505    4.0             N/A     N/A
   Tier 1 capital (to average assets)                     83,753     6.0          55,914    4.0             N/A     N/A

MainSource Bank
   Total capital (to risk-weighted assets)              $ 63,280    11.8%       $ 43,061    8.0%        $53,826    10.0%
   Tier 1 capital (to risk-weighted assets)               56,552    10.5          21,530    4.0          32,296     6.0
   Tier 1 capital (to average assets)                     56,552     7.1          32,033    4.0          40,041     5.0

Regional
   Total capital (to risk-weighted assets)              $ 17,991    11.2%       $ 12,853    8.0%        $16,066    10.0%
   Tier 1 capital (to risk-weighted assets)               16,330    10.2           6,426    4.0           9,640     6.0
   Tier 1 capital (to average assets)                     16,330     6.7           9,710    4.0          12,137     5.0

Capstone
   Total capital (to risk-weighted assets)              $ 14,352    15.9%       $  7,233    8.0%        $ 9,042    10.0%
   Tier 1 capital (to risk-weighted assets)               13,418    14.8           3,617    4.0           5,425     6.0
   Tier 1 capital (to average assets)                     13,418     6.7           8,011    4.0          10,014     5.0

First Community
   Total capital (to risk-weighted assets)              $ 13,699    11.5%       $  9,544    8.0%        $11,930    10.0%
   Tier 1 capital (to risk-weighted assets)               12,208    10.2           4,772    4.0           7,158     6.0
   Tier 1 capital (to average assets)                     12,208     8.4           5,840    4.0           7,300     5.0

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

                                                                                  Required for             To Be Well
                                                              Actual            Adequate Capital           Capitalized
December 31, 2002                                         Amount   Ratio          Amount  Ratio          Amount   Ratio
------------------------------------------------------------------------------------------------------------------------
MainSource Financial Group
   Total capital (to risk-weighted assets)              $109,503    14.1%       $ 62,243    8.0%            N/A     N/A
   Tier 1 capital (to risk-weighted assets)               92,516    11.9          31,121    4.0             N/A     N/A
   Tier 1 capital (to average assets)                     92,516     7.6          49,061    4.0             N/A     N/A

MainSource Bank
   Total capital (to risk-weighted assets)              $ 60,536    11.3%       $ 43,048    8.0%        $53,810    10.0%
   Tier 1 capital (to risk-weighted assets)               53,887    10.1          21,524    4.0          32,286     6.0
   Tier 1 capital (to average assets)                     53,887     6.8          31,608    4.0          39,510     5.0

Regional
   Total capital (to risk-weighted assets)              $ 17,341    11.6%       $ 11,930    8.0%        $14,912    10.0%
   Tier 1 capital (to risk-weighted assets)               15,543    10.4           5,965    4.0           8,947     6.0
   Tier 1 capital (to average assets)                     15,543     6.4           9,748    4.0          12,186     5.0

Capstone
   Total capital (to risk-weighted assets)              $ 12,866    15.4%       $  6,704    8.0%        $ 8,381    10.0%
   Tier 1 capital (to risk-weighted assets)               11,818    14.1           3,352    4.0           5,028     6.0
   Tier 1 capital (to average assets)                     11,818     6.4           7,425    4.0           9,281     5.0

21. Employee Benefit Plans
The Company has a defined-contribution retirement plan in which substantially all employees may participate. The Company matches a portion of employees' contributions and makes additional Company contributions based on employee compensation and Company profitability. Expense was $1,284 in 2003, $1,138 in 2002, and $1,337 in 2001.

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

Balances, January 1, 2003                          $  9,048
Changes in composition of related parties            (1,483)
New loans, including renewals and advances            6,734
Payments, etc. including renewals                    (7,089)
-------------------------------------------------------------
Balances, December 31, 2003                        $  7,210
-------------------------------------------------------------

Deposits from related parties held by the company at December 31, 2003 and 2002 totaled $5,980 and $4,360.

23. Stock Option Plans
Options to buy stock were granted to directors and officers of the Company under the Company's Stock Option Plan, which was adopted in 2003 and provides for the issue of up to 367,500 options.
    Exercise price is the market price at date of grant, so there is no compensation expense recognized in the income statement. The maximum option term is ten years, and options vest immediately for the directors' grant and over four years for the officers' grant. The weighted average remaining contractual life is 9.4 years. A summary of the activity in the plan is as follows:

Year Ended December 31                         2003
----------------------------------------------------------------
                                                   Weighted
                                                    Average
                                                   Exercise
Options (restated for stock dividend)   Shares        Price
----------------------------------------------------------------
Outstanding, beginning of year               -           -
Granted                                 36,225      $22.10
Exercised or redeemed                        -           -
----------------------------------------------------------------
Outstanding, end of year                36,225      $22.10
Options exercisable at year end         11,183      $22.10

Weighted average fair value of options
 granted during the year                $3.56

24. Earnings Per Share
Earnings per share were computed as follows:

                                                                                  Weighted
                                                                                   Average    Per-Share
Year Ended December 31, 2003                                          Income        Shares       Amount
--------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                          $15,305     7,084,408        $2.16
Effect of dilutive stock options                                                     2,089
                                                                                 ---------

Diluted Earnings Per Share
Net income available to common shareholders and assumed conversions  $15,305     7,086,497        $2.16
--------------------------------------------------------------------------------------------------------

Year Ended December 31, 2002
--------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                          $14,011     7,146,391        $1.96
Effect of dilutive stock options                                                         -
                                                                                 ---------

Diluted Earnings Per Share
Net income available to common shareholders and assumed conversions  $14,011     7,146,391        $1.96
--------------------------------------------------------------------------------------------------------

Year Ended December 31, 2001
--------------------------------------------------------------------------------------------------------
Basic Earnings Per Share
Net income available to common shareholders                          $11,177     7,160,222        $1.56
Effect of dilutive stock options                                                         -
                                                                                 ---------

Diluted Earnings Per Share
Net income available to common shareholders and assumed conversions  $11,177     7,160,222        $1.56
--------------------------------------------------------------------------------------------------------

MainSource Financial Group
Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share data)

25. Fair Values of Financial Instruments

                                                   December 31, 2003                   December 31, 2002
--------------------------------------------------------------------------------------------------------------
                                               Carrying              Fair          Carrying             Fair
                                                 Amount             Value            Amount            Value
--------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                   $    56,854       $    56,854       $    77,917       $   77,917
Interest-bearing time deposits                      201               201                 -                -
Securities available for sale                   422,111           422,111           346,468          346,468
Securities held to maturity                       3,431             3,683             4,675            4,939
Loans including loans held for sale, net        845,927           865,266           746,365          772,126
Restricted stock                                  6,639             6,639             5,690            5,690
Interest receivable                               6,938             6,938             5,171            5,171

Liabilities
Deposits                                     (1,191,310)       (1,201,574)       (1,034,307)      (1,035,483)
Borrowings
   Short-term                                   (27,508)          (27,508)          (19,529)         (19,529)
   FHLB advances                                (62,751)          (63,519)          (50,235)         (52,386)
   Notes payable                                (12,500)          (12,500)           (2,400)          (2,400)
Interest payable                                 (3,192)           (3,192)           (3,502)          (3,502)
Subordinated debentures                         (29,898)          (29,898)          (30,425)         (30,582)
Interest rate swap                                 (195)             (195)                -                -

    The methods and assumptions used to estimate fair value are described as follows.
    Carrying amount is the estimated fair value of cash and cash equivalents, interest-bearing time deposits, restricted stock, accrued interest receivable and payable, demand deposits, short-term borrowings, variable rate notes payable and subordinated debentures, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, or if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of FHLB advances is based on current rates for similar financing.
    The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, and are not considered significant.

26. Quarterly Financial Data (Unaudited)
                       Interest   Net Interest       Net     Earnings Per Share
                         Income         Income    Income    Basic  Fully Diluted
--------------------------------------------------------------------------------
2003
   First quarter        $16,732        $10,714    $3,505    $0.50          $0.50
   Second quarter        16,524         10,720     3,734     0.52           0.52
   Third quarter         17,216         11,304     3,849     0.54           0.54
   Fourth quarter        17,133         11,494     4,217     0.60           0.60

2002
   First quarter        $18,365        $11,063    $3,336    $0.47          $0.47
   Second quarter        18,127         11,169     3,318     0.47           0.47
   Third quarter         18,292         11,693     3,419     0.47           0.47
   Fourth quarter        17,519         11,125     3,938     0.55           0.55

27. Parent Only Condensed Financial Statements

Parent Only Condensed Balance Sheets
December 31                                                                                        2003             2002
--------------------------------------------------------------------------------------------------------------------------
Assets
   Cash and cash equivalents                                                                   $  1,744         $ 15,131
   Securities available for sale                                                                  1,057            1,057
   Investment in subsidiaries                                                                   142,945          112,717
   Other assets                                                                                   3,290            6,182
--------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                             $149,036         $135,087
--------------------------------------------------------------------------------------------------------------------------
Liabilities
   Subordinated debentures                                                                     $ 29,898         $ 31,367
   Notes payable                                                                                 12,500            2,400
   Other liabilities                                                                              1,186            1,523
--------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                          43,584           35,290
Shareholders' equity                                                                            105,452           99,797
--------------------------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                               $149,036         $135,087
--------------------------------------------------------------------------------------------------------------------------

Parent Only Condensed Statements of Income
Year ended December 31                                                            2003             2002             2001
--------------------------------------------------------------------------------------------------------------------------
   Income
      Dividends from subsidiaries                                             $ 14,250         $ 18,261         $ 11,020
      Fees from subsidiaries                                                     7,813            6,370            4,016
      Other income                                                                 207              170              207
--------------------------------------------------------------------------------------------------------------------------
         Total income                                                           22,270           24,801           15,243
   Expenses
      Interest expense                                                           1,898            2,172            2,395
      Salaries and benefits                                                      4,869            4,854            3,890
      Professional fees                                                            582              573              503
      Other expenses                                                             5,085            3,882            1,967
--------------------------------------------------------------------------------------------------------------------------
         Total expenses                                                         12,434           11,481            8,755
Income before income tax and equity in undistributed income of subsidiaries      9,836           13,320            6,488
   Income tax expense (benefit)                                                 (1,877)          (1,995)          (1,844)
--------------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed income of subsidiaries                    11,713           15,315            8,332
Equity in undistributed income of subsidiaries                                   3,592           (1,304)           2,845
--------------------------------------------------------------------------------------------------------------------------
Net income                                                                    $ 15,305         $ 14,011         $ 11,177
--------------------------------------------------------------------------------------------------------------------------

Parent Only Condensed Statements of Cash Flows
Year ended December 31                                                            2003             2002             2001
--------------------------------------------------------------------------------------------------------------------------
Operating Activities
   Net income                                                                 $ 15,305         $ 14,011         $ 11,177
   Undistributed income of subsidiaries                                         (3,592)           1,304           (2,845)
   Changes in other assets and liabilities                                       3,228             (291)             989
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                 14,941           15,024            9,321
Investing Activities
   Capital contributed to subsidiary                                            (5,600)          (4,348)               -
   Cash paid for acquisition                                                   (24,283)               -                -
   Purchases of equipment                                                         (705)          (1,720)          (1,764)
   Purchase of securities available for sale                                         -             (208)               -
--------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                                    (30,588)          (6,276)          (1,764)
Financing Activities
   Payments on long-term debt                                                   (2,900)          (1,600)          (2,400)
   Payments on subordinated debentures                                         (23,119)               -                -
   Proceeds from issuance of subordinated debentures                            21,650            8,248                -
   Proceeds from issuance of long-term debt                                     13,000                -                -
   Purchase of treasury shares                                                  (1,497)            (694)               -
   Cash dividends and fractional stock dividends                                (4,874)          (4,485)          (4,121)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided (used) by financing activities                           2,260            1,469           (6,521)
--------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                        (13,387)          10,217            1,036
Cash and cash equivalents, beginning of period                                  15,131            4,914            3,878
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                      $  1,744         $ 15,131         $  4,914
--------------------------------------------------------------------------------------------------------------------------

MainSource Financial Group
Directors and Officers

MainSource Financial Group Directors
Robert E. Hoptry, Chairman
Retired President and CEO
MainSource Financial Group

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

Dale J. Deffner
Retired Partner
Deffner and Tebbe

Don Dunevant, M.D.
Family Physician
Portage Medical Group

Philip A. Frantz
Attorney at Law; Partner
Coldren and Frantz

Rick S. Hartman, CPA
President
The HRH Group, Ltd.

James L. Saner, Sr.
President and CEO
MainSource Financial Group

MainSource Financial Group
Senior Management
James L. Saner, Sr.
President and CEO

Donald A. Benziger
Senior Vice President and CFO

John C. Parker
Senior Vice President of Operations

James M. Anderson
Principal Accounting Officer

--------------------------------------------------------------------------------
MainSource Bank Directors
Daryl R. Tressler, Chairman
President and CEO
MainSource Bank

John G. Seale, CPA
Partner, Rettig, Blankman, Mack and Seale
Accounting Firm

Norman L. Winkler
Farmer

Philip A. Frantz
Attorney at Law; Partner
Coldren and Frantz

Robert E. Hoptry
Retired President and CEO
MainSource Financial Group

David L. Miers
President
Miers Farm Corporation

Lawrence R. Rueff, D.V.M.
President
Swine Veterinary Services

MainSource Bank Senior Management
Daryl R. Tressler
Chairman, President and CEO

Keith Lindauer
Senior Vice President - Commercial Lending

Dawn M. Schwering
Senior Vice President - Retail Services

Mark W. Dunevant
Senior Vice President - Mortgage Lending

Daniel F. Anderson
Senior Vice President - Wealth Management

Regional Bank Directors
Michael K. Bauer, Chairman
President and CEO
Regional Bank

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

D.J. Hines
President
Schuler Bauer Realty

Michael J. Kapfhammer
President
Buckhead Mountain Grill

Edward J. Zoeller
President
E.M. Cummings Veneer, Inc.

Regional Bank Senior Management
Michael K. Bauer
Chairman, President and CEO

John Baumann
Vice President - Retail Services

Larry W. Brumley
Senior Vice President - Commercial Lending

Capstone Bank Directors
Wm. Brent Hoptry, Chairman
President and CEO
Capstone Bank

Rick S. Hartman, CPA
President
The HRH Group, Ltd.

Roy A. Koester
Farmer

Ronald H. Kinzinger
Part owner
R&R, Inc.

James M. Anderson
Principal Accounting Officer
MainSource Financial Group

Capstone Bank Senior Management
Wm. Brent Hoptry
Chairman, President and CEO

William J. Krones
Senior Vice President - Lending

Georgann J. Buttefield
Vice President - Retail Services

MainSource Insurance Directors
James L. Saner, Sr., Chairman
President and CEO
MainSource Financial Group

C. Todd Anderson
President
MainSource Insurance

William G. Barron, CCIM
Chairman and President
Wm. G. Barron Enterprises, Inc.

Daryl R. Tressler
Chairman, President and CEO
MainSource Bank

Jerry Vollmer
Sales Manager - Indiana
MainSource Insurance

MainSource Insurance
Senior Management
C. Todd Anderson
President
Sales Manager - Kentucky

Jerry Vollmer
Vice President
Sales Manager - Indiana

First Community Bank & Trust Co. Directors
Albert R. Jackson, III, Chairman
President and CEO

John G. Hall
Mayor
City of North Vernon

Larry Gesse
Partner
Rogers and Gesse Attorneys At Law

James L. Saner, Sr.
President and CEO
MainSource Financial Group

Donald A. Benziger
Senior Vice President and CFO
MainSource Financial Group

First Community Bank & Trust Co.
Senior Management
Albert R. Jackson, III
Chairman, President and CEO

Wm. Dean Jackson
Executive Vice President - Retail Services

Richard Morris
Senior Vice President - Commercial Lending

MainSource Financial Group
Shareholder Information

Annual Meeting
Wednesday, April 21, 2004, 10:00 AM
MainSource Financial Group
Operations Center o 1927 Greensburg Crossing o Greensburg, IN 47240

Corporate Address
MainSource Financial Group
201 North Broadway o P. O. Box 87 o Greensburg, Indiana 47240
Tel: 812-663-0157
Fax : 812-663-4812
www.mainsourcefinancial.com

Form 10-K
Copies of the Company's 2003 Form 10-K filed with the Securities and Exchange Commission are available without charge to all shareholders upon request. Please direct requests to the attention of the Chief Financial Officer.

The Form 10-K and other SEC filings can also be accessed from the Company's website.

Transfer Agent
Investor Relations Department
Registrar and Transfer Company
10 Commerce Drive o Cranford, New Jersey 07016-9982
Tel: 800-368-5948

Common Shares
The Common shares of the Company are listed on The Nasdaq Stock Market(R). The trading symbol is MSFG. In newspaper listings, Company shares are frequently listed as MainSrce.

Market Makers
Market Makers in the Company's common stock include:
Stifel, Nicolaus & Company, Inc.
J.J.B. Hilliard/W.L. Lyons, Inc.
NatCity Investments, Inc.
Howe Barnes Investments, Inc.
FTN Financial Securities

The range of known per share prices by calendar quarter, based on actual transactions, excluding commissions, is shown below.

2003           Q4     Q3     Q2     Q1   2002           Q4     Q3     Q2     Q1
--------------------------------------   --------------------------------------
High       $31.76 $25.71 $24.59 $24.35              $23.76 $22.77 $22.86 $18.27
Low        $25.47 $23.10 $21.90 $21.43              $20.83 $20.23 $18.15 $15.51
Last Sale  $30.67 $24.68 $23.16 $22.38              $22.87 $21.58 $21.94 $18.05

The following dividends per share were paid by MainSource Financial Group:

2003           Q4     Q3     Q2     Q1   2002           Q4     Q3     Q2     Q1
--------------------------------------   --------------------------------------
           $0.171 $0.171 $0.171 $0.171              $0.163 $0.154 $0.154 $0.154

Amounts have been adjusted to reflect the 5% stock dividends declared in 2002 and 2003.

                                       41